Form 10-K405, Exhibit 13
period 1998-06-30
GUARANTY FEDERAL BANCSHARES INC
filed 1998-09-28
CIK 1046203

EXHIBIT 13

Contents                                                              Investor
2 Investor  information                                               Information

   President's  Message                                               Annual  Meeting  of Shareholders:
3 Financial Highlights                                                The Annual Meeting of
                                                                      Stockholders  will be held

4  Selected  Consolidated  Financial  and Other  Data                 Wednesday, October 28,1998,

   Management's Discussion and Analysis of Financial                  at 5:00 p.m., at the offices of the
5  Condition  and Results of  Operations                              Bank, 1341 West Battlefield Street,
                                                                      Springfield, Missouri.

17 Consolidated Financial Statements                                  Annual Report on Form 10-K:

                                                                      Copies of the Guaranty Federal
46 1ndependent Accountants' Report                                    Bancshares Form 10-K Report to the Securities and Exchange
                                                                      Commission are available without
47 Directors and Officers                                             charge upon written  request to:
                                                                      Lorene Thomas, Secretary,
                                                                      Guaranty  Federal Bancshares,

 Common Stock Prices                                                  1341 W. Battlefield St.,
 & Divdends                                                           Springfield, MO 65807-4181.

                                                                      Copies are also available via the
The common stock of Guaranty Federal Bancshares, Inc., is             Internet: http://wwwgfed.com
traded in the over-the-counter market and quoted on the               NAS- Transfer Agent:
DAQ National Market.  As of August 12,1998,  there were 2,727         Registrar and Transfer Company
stockholders of the 6,228,035 shares of common stock issued           10 Commerce Drive and outstanding.
                                                                      Cranford, NJ 07016

Guaranty  Federal  Savings Bank paid cash  dividends of $0.22 per     Stock  Trading Information:
share on  October  18,  1997,  to  stockholders  of  record  as of    Over-the-Counter Symbol: GFED
September 12,1997. The Company paid cash dividends of $0.15
per share on April 30,  1998,  to  stockholders  of record as of      Special  Legal Counsel:
April 3,1998.                                                         Malizia, Spidi, Sloane & Fisch, RC.
                                                                      1301 K Street, Suite 700 East
The table  below  reflects  the  dividends  paid and the range of     Washington, D.C. 20005
N.W.,  Suite 700 East common stock closing prices' by quarter since conversion.
---------------------------------------------------------------       Independent  Certified Public Accountants:
Fiscal Year Ended June 30, 1998    HIGH     LOW      DIVIDENDS        Baird,  Kurtz & Dobson
Quarter Ended June 30, 1998      $ 13.63   12.25        0.15          901 St. Louis St.
Quarter Ended March 31, 1998       13.38   12.00           -          P.O. Box 1190
---------------------------------------------------------------       Springfield, MO 65801-1190

                                                                      Shareholder and Financial
                                                                      Information:
                                                                      Bruce Winston, Vice  President,
                                                                      Chief Financial Officer
                                                                      417-520-0206

GUARANTY
FEDERAL
BANCSHARES                                                   President's Message

Dear Shareholders,

This is the first annual report for Guaranty Federal Bancshares, Inc., which became the holding company for Guaranty Federal Savings Bank through a public offering consummated on December 30,1997. The enclosed reports are on a consolidated basis, and comparison with prior periods is difficult due to the large infusion of capital from the offering, and a legislatively mandated assessment to recapitalize the FDIC deposit insurance fund in the year ending June 30, 1997.

Nevertheless, there are some notable achievements which are indicative of our performance:

1.   Net income increased to $2.8 million.

2. Net loans receivable increased by 35%, from $152,232,000 at 6/30/97, to $205,414,000 at 6/30/98.

3.   Core deposits increased by 28% from $28,629,000 at 6/30/97,  to $36,855,000 at 6/30/98.

4. Non-interest income increased by 80% from $530,000 at 6/30/97, to $953,000 at 6/30/98.

Loans were funded by advances from the Federal Home Loan Bank at a lower marginal cost than would have been possible by maintaining higher-cost certificates of deposit. These advances also allow us to minimize exposure to shifts in interest rates, creating more stability in earnings.

In April, the Company paid a semi-annual dividend of $0.15 per share, and has just recently announced its second semi-annual dividend at $0.16 per share, to be paid on October 15,1998.

The Bank's Year 2000 effort is well under way with testing of our core processing systems currently in progress. Peripheral systems testing will be completed by year end, 1998, and all hardware has been tested and replacement needs identified.

                                             ----------------------------------------------------------------------
                                             Financial Highlights
We have accomplished much this
year in terms of growth, earnings,           For the Year Ended June 30,                  1998      1997      1996
market share and service. Our                Net Interest Income (in thousands)          $8,453     6,401    5,463
people are top notch, and are                Net Income (in thousands)                   $2,841     1,162    1,753
dedicated to the tasks ahead of              Earnings per Common Share                    $0.29       n/a      n/a
us.  We appreciate your support                (since conversion in December, 1997)
and, with you, we look forward               Dividend Payout Ratio                           52%      n/a      n/a
to our future.                                 (since conversion in December, 1997)
                                             Return on Average Assets                      1.25%     0.60     0.96
                                             Return on Average Equity                      5.81%     4.30     6.61

Respectfully,                                As of the Year Ended June 30,                1998      1997      1996
/s/James E. Haseltin                         Assets (in thousands)                     $260,042   199,465  185,167
James E. Haseltin                            Loans (in thousands)                      $206,220   158,135  135,029
President & CEO                              Stockholders'  Equity (in  thousands)     $ 70,690   27,490    26,586
                                             Stockholders' Equity per Common Share     $  12.01      n/a       n/a
                                             Stock Price per Common Share              $  12.94      n/a       n/a
                                             Stockholders' Equity to Assets                27.2%    13.8      14.4
                                             ----------------------------------------------------------------------


 Summary Statement of Income                                                                    Years Ended
                                                                                                  June 30,
                                                           -------------------------------------------------------------------------
                                                                           1998         1997        1996         1995        1994
                                                                           ----         ----        ----         ----        ----
 Interest income                                                      $  17,196       14,711      13,702       11,637      10,858
 Interest expense                                                         8,743        8,310       8,239        6,595       5,924
                                                                      ---------       ------      ------       ------      ------
 Net interest income                                                      8,453        6,401       5,463        5,042       4,934
 Provision (credit) for loan losses                                         123         --        (1,212)          16          14
                                                                      ---------       ------      ------       ------      ------
 Net interest income after provision (credit)
   for loan losses                                                        8,330        6,401       6,675        5,026       4,920
 Noninterest income (loss)                                                  953          530         221           71         (50)
 Noninterest expense                                                      4,823        5,105       4,117        3,077       2,815
                                                                      ---------       ------      ------       ------      ------
 Income before income taxes                                               4,460        1,826       2,779        2,020       2,055
 Provision for income taxes                                               1,619          664       1,026          690         637
                                                                      ---------       ------      ------       ------      ------
 Income before change in accounting principle                             2,841        1,162       1,753        1,330       1,418
 Change in accounting principle                                            --           --          --           --           628
                                                                      ---------       ------      ------       ------      ------
 Net income                                                           $   2,841        1,162       1,753        1,330       2,046
                                                                      =========        =====       =====        =====       =====
 Basic and diluted earnings per share, since conversion               $    0.29          n/a         n/a          n/a         n/a
                                                                      =========

Summary Balance Sheet                                                                           As of June 30,
                                                                      --------------------------------------------------------------

                                                                           1998         1997        1996         1995        1994
                                                                           ----         ----        ----         ----        ----
 ASSETS
 Cash and cash equivalents                                            $   7,305        3,817       2,675        4,350       3,569
 Investment securities                                                   13,687       11,946      17,708       24,118      28,899
 Mortgage-backed securitites                                             21,004       15,814      20,067       13,855      14,138
 Loans receivable, net                                                  206,220      158,135     135,029      119,842     105,265
 Accrued interest receivable                                              1,604        1,312       1,381        1,274       1,124
 Prepaids and other assets                                                2,503        1,964       1,913        1,802       2,675
 Foreclosed assets                                                          286          210           2          656         805
 Premises and equipment                                                   7,433        6,267       6,392        4,987       2,375
                                                                      ---------      -------     -------      -------     -------
                                                                      $ 260,042      199,465     185,167      170,884     158,850
                                                                      =========      =======     =======      =======     =======
 LIABILITIES
 Deposits                                                             $ 140,975      151,246     157,008      139,595     141,017
 Federal Home Loan Bank advances                                         45,081       18,151        --          4,000        --
 Other liabilities                                                        3,296        2,578       1,573        1,245       1,271
                                                                      ---------      -------     -------      -------     -------
                                                                        189,352      171,975     158,581      144,840     142,288
                                                                      ---------      -------     -------      -------     -------
 STOCKHOLDERS' EQUITY
 Common stock                                                               623        3,125       3,125        3,125        --
 Additional paid-in capital                                              49,017        3,687       3,556        3,900        --
 Unearned ESOP shares                                                    (3,445)        --          --           --          --
 Retained earnings                                                       21,683       18,620      18,646       17,892      16,562
                                                                      ---------      -------     -------      -------     -------
                                                                         67,878       25,432      25,327       24,917      16,562
 Unrealized appreciation on available-for-
 sale securities, net                                                     2,812        2,058       1,259        1,127        --
                                                                      ---------      -------     -------      -------     -------
                                                                         70,690       27,490      26,586       26,044      16,562
                                                                      ---------      -------     -------      -------     -------
                                                                      $ 260,042      199,465     185,167      170,884     158,850
                                                                      =========      =======     =======      =======     =======
 Supplemental Data                                                                             As of June 30,
 -----------------                                                    --------------------------------------------------------------
                                                                           1998         1997        1996         1995        1994
                                                                           ----         ----        ----         ----        ----
 Number of full-service offices                                               5            4           4            3           3
 Cash dividends per share                                             $    0.15          n/a         n/a          n/a         n/a

Management's Discussion and Analysis of Financial Condition and Results of Operations

GENERAL

         Guaranty Federal Bancshares, Inc. (and with its subsidiary, the "Company") is a Delaware corporation organized on December 30, 1997 for the purpose of becoming the holding company of Guaranty Federal Savings Bank (the "Bank").

         In April 1995, Guaranty Federal Savings & Loan Association reorganized from a federally chartered mutual savings and loan association into a mutual holding company, Guaranty Federal Bancshares, M. H. C. (the "MHC"). Concurrent with the reorganization, Guaranty Federal Savings Bank (the "Bank"), a stock savings bank was chartered. In December 1997, the Company completed the conversion and reorganization of the Bank and the former MHC by selling common stock to depositors of the Bank and a benefit plan of the Bank. In addition, all shares of common stock of the Bank held by public stockholders were exchanged for shares of common stock of the Company. Per share data prior to December 30, 1997 is not presented herein as the information would not be meaningful.

         The Company's principal business consists of attracting deposits from the general public and using such deposits to originate mortgage loans secured by one- to four-family residences and, to a lesser extent, multi-family, construction and commercial real estate loans and consumer and business loans. The Company also uses these funds to purchase loans secured by one- to four-family residences, mortgage-backed securities, US government and agency obligations and other permissible securities. When cash outflows exceed inflows, the Company uses borrowings as an additional financing source.

         The Company derives revenues principally from interest earned on loans and investments and, to a lesser extent, from fees charged for services. General economic conditions and policies of the financial institution regulatory agencies, including the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC") significantly influence the Company's operations. Interest rates on competing investments and general market interest rates influence the Company's cost of funds. Lending activities are affected by the interest rates at which such financing may be offered. The Company intends to continue to focus on its lending programs for both one- to four-family lending and consumer lending throughout southwestern Missouri.

FINANCIAL CONDITION

         From  June 30,  1997 to June  30,  1998,  the  Company's  total  assets
increased  $60,577,520  (30%),   liabilities  increased  $17,377,577  (10%)  and
stockholders' equity increased $43,199,943 (157%).

         Securities available-for-sale increased $1,405,021 (42%), from $3,360,000 as of June 30, 1997, to $4,765,021 as of June 30, 1998. The Company
continues to hold 96,000 shares of Federal Home Loan Mortgage Corporation ("FHLMC") stock with an amortized cost of $94,000 in the securities available-for-sale category. As of June 30, 1998, the gross unrealized gain on the stock was $4,424,000, an increase of $1,158,000 over the $3,266,000 unrealized gain as of June 30, 1997. Securities held-to-maturity decreased $336,636 (4%), from $8,585,753 as of June 30, 1997, to $8,922,389 as of June 30,
1998.

         Mortgage-backed securities, held-to-maturity, decreased $3,865,236 (24%), from $15,813,890 as of June 30, 1997, to $11,948,654 as of June 30, 1998.
This decrease is attributable to repayments received during the year. During the year ended June 30, 1998, the Company purchased floating rate collateralized mortgage obligations ("CMOs") in an effort to replace the refinancing of the Bank's adjustable rate mortgage loans. The Bank categorized these CMOs as available-for-sale. As of June 30, 1998, the balance of these CMOs classified as available-for-sale was $9,055,658.

         Mortgage loans held-for-sale decreased $5,097,819 (86%) from $5,903,002 as of June 30, 1997 to $805,183 as of June 30, 1998. Due to the Bank's increased lending limit, the Bank no longer needs to sell these loans and determined the majority of these loans should be held in the portfolio.

Management's Discussion and Analysis of Financial Condition and Results of Operations

         Net loans receivable increased by $53,182,266 (35%), from $152,232,295 as of June 30, 1997, to $205,414,561 as of June 30, 1998. During this period, permanent loans secured by both owner and non-owner occupied one to four unit residential real estate increased by $37,052,555 (34%), multi-family permanent loans increased by $6,079,221 (39%), construction loans increased by $9,580,786 (38%) and permanent loans secured by commercial real estate increased $4,397,814 (53%). Loans past maturity and past due 90 days or more decreased $828,000 from $828,000 (0.5% of net loans) as of June 30, 1997 to $0 (0.0% of net loans) as of June 30, 1998. As of June 30, 1998, management considers $1,011,873 as impaired with a related allowance for loan losses of $151,965. Growth in loans receivable is anticipated to continue and represents a major part of the Company's planned asset growth.

         The Bank increased the allowance for loan losses $14,548 (1%) in fiscal year 1998, and $68,950 (3%) in fiscal year 1997. During fiscal year 1998, loan charge-offs exceeded recoveries by $108,804. During fiscal year 1997, recoveries exceeded charge-offs by $68,950. The allowance for loan losses as of June 30, 1998, was 1.06% of net loans outstanding versus 1.41% as of June 30, 1997. As of June 30, 1998, the allowance for loan losses was 217% of impaired loans versus 173% as of June 30, 1997.

         Foreclosed assets held for sale as of June 30, 1998 include three duplexes and a partially constructed single-family residence acquired in May 1998. The Bank carries these properties at their fair value of $286,000. Subsequent to June 30, 1998, the Bank sold these properties at their book value.

         Premises and equipment increased $1,165,814 (19%), from $6,267,157 as of June 30, 1997, to $7,432,971 as of June 30, 1998. During fiscal year 1998, the MHC transferred the land at 4343 South National, Springfield Missouri to the Bank. The Bank subsequently sold the land to the Company.

         Deposits  decreased  $10,271,146 (7%), from $151,246,482 as of June 30,
1997, to $140,975,336 as of June 30, 1998. During this period core deposit accounts increased by $8,226,054 (29%), while certificates of deposit decreased by $18,497,200 (15%). The majority of this increase in checking and passbook accounts can be attributed to an aggressive marketing campaign initiated in early 1997 designed to attract checking deposit customers. The decrease in certificate deposits can be attributed to management's decision to allow high cost accounts to run off and replace these funds with FHLB advances at a lower marginal cost.

         As a result of the overall decrease in deposits and the continued increase in loan demand, the Company increased borrowings from the Federal Home Loan Bank ("FHLB") by $26,930,184 (148%) from $18,150,844 as of June 30, 1997 to
$45,081,028 as of June 30, 1998. Based on existing collateral the Bank has the ability to borrow an additional $69,200,000 from the FHLB in the future.

         Stockholders' equity (including unrealized appreciation on securities available-for-sale, net of tax) increased $43,199,943 (157%), from $27,490,155 as of June 30, 1997, to $70,690,098 as of June 30, 1998. Net income for the year exceeded cash dividends paid by $1,219,749. Net proceeds of the conversion contributed $39,183,513 and the MHC transferred $1,842,982. Unrealized appreciation on securities available-for-sale, net of tax, contributed $754,312 to the increase in stockholders' equity. On a per share basis, stockholders' equity as of June 30, 1998, was $12.01.

Management's Discussion and Analysis of Financial Condition and Results of Operations

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

         The following tables show (1) the average monthly balances of various categories of interest-earning assets and interest-bearing liabilities, (2) the total interest earned or paid thereon, and (3) the resulting weighted average yields and costs. In addition, the table shows the Company's rate spreads and net yields. Average balances are based on daily balances. Tax-free income is not material; accordingly, interest income and related average yields have not been calculated on a tax equivalent basis. Average loan balances include non-accrual loans. Dollar amounts are expressed in thousands.

                          June 30, 1998    Year Ended June 30, 1998        Year Ended June 30, 1997      Year Ended June 30, 1996
                         --------------- -----------------------------   -----------------------------------------------------------
                                  Yield   Average     Interest  Yield    Average     Interest  Yield    Average     Interest  Yield
                         Balance / Cost   Balance              / Cost    Balance              / Cost    Balance              / Cost
                         --------------- -----------------------------   -----------------------------------------------------------
 ASSETS
 Interest-earning:
 Loans                  $206,220  7.95%    $177,361    $14,875   8.39%    $146,468    $12,347   8.43%    $127,485    $10,534  8.26%
 Investment
   securitites             8,922  6.83%       7,127        420   5.89%       8,879        552   6.22%      19,271      1,317  6.83%
 Mortgage-backed
   securities             21,004  7.20%      14,996      1,109   7.40%      18,032      1,412   7.83%      18,522      1,371  7.40%
 Other assets             13,474  4.34%      17,010        792   4.66%       8,160        400   4.90%       9,494        480  5.06%
                         -------  ----      --------    ------   ----      -------     ------   ----      --------    ------  ----
 Total interest-
   earning               249,620  7.65%     216,494     17,196   7.94%     181,539     14,711   8.10%     174,772     13,702  7.84%
                                  ----                  ------   -----                 ------   -------               ------  ----
 Noninterest-
   earning                10,422             11,334                          8,387                          8,137
                         --------           --------                       --------                       -------

                         260,042           $227,828                       $189,926                       $182,909
                         ========           ========                       ========                       =======
 LIABILITIES AND
 STOCKHOLDERS'
 EQUITY
 Interest-bearing:
 Savings accounts         $8,658  2.68%      $8,779        241   2.75%      $9,191        258   2.81%     $10,272        315  3.07%
 Transaction accounts     25,055  2.83%      21,950        616   2.81%      13,846        406   2.93%      10,355        276  2.67%
 Certificates of Deposit          5.44%     110,786      6,112   5.52%     122,219      6,807   5.57%     132,265      7,609  5.75%
                         104,120
 FHLB Advances            45,081  6.08%      27,630      1,695   6.13%      13,767        839   6.09%         690         39  5.65%
 Other Borrowed Funds          -  0.00%       2,897         79   2.73%           -          -   0.00%           -          -  0.00%
                         -------  ----      -------     ------   ----      -------     ------   ----      -------     ------  -----
 Total interest-bearing  182,914  5.11%     172,042      8,743   5.08%     159,023      8,310   5.23%     153,582      8,239  5.36%
                                 -------                ------   ----                  ------   ----                  ------  ----
 Noninterest-bearing       6,438              6,863                          4,122                          2,821
                         -------            -------                        -------                        -------
 Total liabilities                          178,905                        163,145                        156,403
                         189,352
 Stockholders' equity     70,690             48,923                         26,781                         26,506
                         -------            -------                        -------                        -------

                         260,042           $227,828                       $189,926                       $182,909
                         =======            =======                        =======                        =======
 Net earning balance     $66,706            $44,452                       $ 22,516                       $ 21,190
                          ======             ======                        =======                        =======
 Earning yield less
   costing  rate                  2.54%                          2.86%                          2.88%                         2.48%
                                  ====                           ====                           ====                          ====
 Net interest income,
  and net yield spread
  on interest-earning
  assets                          3.91%                 $8,453   3.90%                 $6,401   3.53%                 $5,463  3.13%
                                  ====                  ======   ====                  ======   ====                  ======  ====
 Ratio of interest-
   earning assets to
   interest-bearing
   liabilities               136%               126%                           114%                           114%
                             ===                ===                            ===                            ===

Management's Discussion and Analysis of Financial Condition and Results of Operations

         The following table sets forth information regarding changes in interest income and interest expense for the periods indicated resulting from changes in average balances and average rates shown above. For each category of interest-earning assets and interest-bearing liabilities information is provided with respect to changes attributable to: (i) changes in balance (change in balance multiplied by the old rate), (ii) changes in interest rates (change in rate multiplied by the old balance); and (iii) the combined effect of changes in balance and interest rates (change in balance multiplied by change in rate).

                                    Year Ended June 30, 1998 versus 1997         Year Ended June 30, 1997 versus 1996
                                -------------------------------------------  ---------------------------------------------
                                                        Rate &                                        Rate &
                                  Balance      Rate     Balance     Total     Balance      Rate       Balance    Total
                                  -------      ----     -------     -----     -------      ----       -------    -----
Interest income:
Loans                            $ 2,604        (63)       (13)     2,528      1,569        213         31      1,813
Investment securitites              (109)       (29)         6       (132)      (710)      (119)        64       (765)
Mortgage-backed securitites         (238)       (78)        13       (303)       (36)        79         (2)        41
Other assets                         434        (20)       (22)       392        (67)       (15)         2        (80)
                                 -------       ----        ---      -----        ---        ---          -      -----
Net change in interest income      2,691       (190)       (16)     2,485        756        158         95      1,009
                                 -------       ----        ---      -----        ---        ---          -      -----
Interest expense:
Savings accounts                     (12)        (6)         1        (17)       (33)       (27)         3        (57)
Transaction accounts                 238        (17)       (11)       210         93         28          9        130
Certificates of deposit             (637)       (64)         6       (695)      (578)      (242)        18       (802)
Advances                             845          6          5        856        739          3         58        800
Other borrowed funds                --         --           79         79       --         --         --         --
                                 -------       ----        ---      -----        ---        ---       ----      -----
Net change in interest expense       434        (81)        80        433        221       (238)        88         71
                                 -------       ----        ---      -----        ---        ---       ----      -----
Change in net interest income    $ 2,257       (109)       (96)     2,052        535        396          7        938
                                 =======       ====        ===      =====        ===        ===       ====      =====

RESULTS OF OPERATIONS - COMPARISON OF YEARS ENDED JUNE 30, 1998 AND 1997

         Interest Rates. The Bank charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates. The following table sets forth the weekly average interest rates on U.S. Treasury securities for the twelve months ending.

                                      Ten-Year       One-Year
                                      Maturity       Maturity        Spread
                                      --------       --------        ------

     June 30, 1998                      5.84%          5.44%          0.40%
     June 30, 1997                      6.60%          5.69%          0.91%
                                        ----           ----           ----
     Decline in interest rates         -0.76%         -0.25%         -0.51%
                                        ====           ====           ====

         The Bank's principal assets are single family home mortgage loans. Fixed rate mortgage loans are typically priced at a spread over the ten-year US Treasury securities. The 76 basis point decline in the ten-year treasury is indicative of the decline in the fixed-rates on single family mortgage loans. As a result, borrowers preferred fixed rate mortgages over adjustable and they took advantage of the relatively low rates to refinance their home mortgages. During the year, the average yield on loans decreased four basis points from 8.43% to 8.39% and the average yield on interest-earning assets decreased from 8.10% to 7.94%. This 16 basis point decline translated to a $190,000 decline in interest income.

         The Bank's principal retail deposit is the certificate of deposit. Management attempts to price certificates so that the marginal cost of attracting deposits is equal to the marginal cost of FHLB advances on a duration adjusted basis. The average cost of certificates decreased five basis points from 5.57% to 5.52%. During the year, start-up banks in the market area paid interest rates on certificates of deposit well above

Management's Discussion and Analysis of Financial Condition and Results of Operations


comparable maturity treasury rates. As a result, the Bank was unable to reduce the cost of certificates in line with the overall decline in the general level of interest rates. The average cost of transaction accounts decreased 12 basis points from 2.93% to 2.81%. In total, the average cost of interest-bearing liabilities decreased from 5.23% to 5.08%. This 15 basis point decline translated to a $81,000 decline in interest expense.

         The Bank's net interest income is materially impacted by the spread between yields earned on longer-term securities and the cost paid on shorter-term deposit accounts. At the same time the spread between the ten-year and one-year treasury was narrowing by 51 basis points, the Bank's spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities decreased by two basis points from 2.88% to 2.86%. This spread narrowing reduced net interest margin by $109,000.

         Interest Income. Total interest income increased $2,484,837 (17%) as the average balance of interest-earning assets increased $34,955,000 (19%). This increase in income was due primarily to an increase in loan interest of $2,527,977 (20%) as the average loan receivable balance increased $30,893,000 (21%). Average balances of investment securities declined $1,752,000 (20%) during the year as the Company replaced securities with higher yielding loans. To the extent possible, subject to market conditions and competition, the Company intends to emphasize loan production and will purchase investment securities or mortgage-backed securities only if spreads between the asset yield and the liability cost net an arbitrage profit over a range of potential interest rate scenarios.

         Interest Expense. Total interest expense increased $433,068 (5%) as the average balance of interest-bearing liabilities increased $13,019,000 (8%). The average balances of transaction accounts increased $8,104,000 (59%) and the average balances of certificates of deposit decreased $11,433,000 (9%). In order to fund the increase in assets and decrease in deposits, the Company borrowed additional funds from the FHLB. The average balance of FHLB advances increased by $13,863,000 (101%).

         Net Interest Income. The Company's net interest income increased $2,051,769 (32%) from $6,401,110 to $8,452,879. During the year ended June 30,
1998, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $44,452,000, an increase in the average net earning balance of $21,936,000 (97%) due to the net proceeds of the December 30, 1997 offering.

         Provision for Loan Losses. Provisions for loan losses are charged or credited to earnings to bring the total allowance to a level considered adequate by the Company to provide for potential loan losses in the existing portfolio. When making the assessment, the Company considers prior loss experience, volume and type of lending, industry standards and past due loans in the Bank's portfolio. In addition, the Company considers general economic conditions and other factors related to collectability of the Bank's portfolio.

         During fiscal year 1998, the Bank experienced loan charge-offs in excess of recoveries of $108,804 and based on a review as discussed above, elected to add $123,352 to the allowance. Management anticipates the need to continue adding to loss reserves through charges to provision for loan losses based on the anticipated growth in the loan portfolio.

         Non-Interest Income. Non-interest income, which consists of service charges and other fees, income from foreclosed assets and gains or losses on sale of assets, increased $423,262 (80%) from $529,801 to $953, 063. This increase is primarily due to the $340,275 (129%) increase in service charges due to continued growth in the Bank's checking accounts.

         Non-Interest Expense. Non-interest expense decreased $282,132 (6%), from $5,104,631 to $4,822,499. This decrease was primarily due to a special one-time assessment in fiscal year 1997 of $931,989 by the Federal Deposit Insurance Corporation ("FDIC") on all assessable deposits as of March 31, 1995. Beginning January 1, 1997 deposit premiums declined from an average of 23.4 basis points to an average of 6.4 basis points. Non-interest expense other than this special assessment increased $649,857 (16%). In general, this increase can be attributed to the overall increase in accounts served, the addition of

Management's Discussion and Analysis of Financial Condition and Results of Operations

our fifth location, and the expenses associated with the December 30, 1997 offering. Salaries and employee benefits increased $280,664 (14%). Occupancy expense increased $115,985 (18%) due primarily to the opening of a new branch location in October 1997. Data processing expense increased $38,165 (11%) due to the increased volume of transactions handled. Advertising expenses increased $77,641 (24%) which reflects a full year of promoting our checking account programs. All other expenses increased $254,003 (42%). More specifically, legal expense increased $44,153 and office supplies increased $69,683.

         Income Taxes. The change in income tax is a direct result of changes in the Company's taxable income.

         Cash Dividends Paid. Guaranty Federal Savings Bank paid cash dividends of $687,500 (3,125,000 shares at $0.22 per share) on October 18, 1997, to the stockholders of record as of September 12, 1997. The Company paid cash dividends of $933,842 (6,225,610 at $0.15 per share) on April 30, 1998, to the stockholders of record as of April 3, 1998.

RESULTS OF OPERATIONS - COMPARISON OF YEARS ENDED JUNE 30, 1997 AND 1996

         Interest Rates. The following table sets forth the weekly average interest rates on U.S. Treasury securities for the twelve months ending.

                                      Ten-Year       One-Year
                                      Maturity       Maturity        Spread
                                      --------       --------        ------

     June 30, 1997                      6.60%          5.69%          0.91%
     June 30, 1996                      6.26%          5.48%          0.78%
                                        ----           ----           ----
     Increase in interest rates         0.34%          0.21%          0.13%
                                        ====           ====           ====

         During the same period that yields on U.S. Treasury securities increased from 21 to 34 basis points, the average yield on the Bank's interest-earning assets increased 26 basis points from 7.84% to 8.10% and the average yield on loans increased 17 basis points from 8.26% to 8.43%. The average cost of interest-bearing liabilities decreased 13 basis points from 5.36% to 5.23%. The average cost of certificates decreased 18 basis points from 5.75% to 5.57% due to the maturity of a promotional rate certificate offered in conjunction with the opening of the new home office facility. The average cost of transaction accounts increased 26 basis points from 2.67% to 2.93%. The spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 40 basis points from 2.48% to 2.88%. This spread widening resulted in an improved net interest margin of $398,000.

         Interest Income. Total interest income increased $1,009,129 (7%) as the average balance of interest-earning assets increased $6,767,000 (4%). This increase was due primarily to an increase in loan interest of $1,812,497 (17%). During the year, the average loan receivable balance increased $18,983,000 (15%). Average balances of investment securities declined $10,392,000 (54%) during the year as the Company replaced securities with higher yielding loans.

         Interest Expense. Total interest expense increased $71,072 (1%) as the average balance of interest-bearing liabilities increased $5,441,000 (4%). The average balance of certificates of deposit decreased $10,046,000 (8%). The decrease in the average balances of certificates was partially offset by an increase in the average balance of transaction accounts of $3,491,000 (34%). In order to fund the increase in assets and decrease in deposits, the Bank borrowed additional funds from the FHLB. The average balance of FHLB advances increased by $13,077,000 from $690,000 to $13,767,000.

         Net Interest Income. The Company's net interest income increased $938,057 (17%) from $5,463,053 to $6,401,110. During the year ended June 30,
1997, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $22,516,000, an increase in the average net earning balance of $1,326,000 (6%).

Management's Discussion and Analysis of Financial Condition and Results of Operations

         Provision for Loan Losses. During fiscal year 1996 the Bank recovered $1,211,502 on a commercial loan which was previously partially charged off. The loan recovery represents amounts recovered in excess of the carrying balance of the loan as reflected by the original terms of the loan, including accrued interest and previously charged-off principal. Consequently, the Bank determined that the allowance for loan losses was sufficient prior to the recovery, and credited the provision for loan losses. During fiscal year 1997, the Bank again experienced a net recovery and based on a review as discussed above, elected to make no further addition to the allowance.

         Non-Interest Income. Non-interest income, which consists of service charges and other fees, income from foreclosed assets and gains or losses on sale of assets, increased $308,398 (139%) from $221,403 to $529,801. This increase is primarily due to the $167,557 (172%) increase in service charges generated by the Bank's new checking account promotion.

         Non-Interest Expense. Non-interest expense increased $988,085 (24%), from $4,116,546 to $5,104,631. This increase was primarily due to a special one-time assessment by the Federal Deposit Insurance Corporation ("FDIC") on all assessable deposits as of March 31, 1995. This assessment resulted in a $802,451 (237%) increase in Savings Association Insurance Fund ("SAIF") premiums. While this special assessment had a negative impact on earnings for fiscal year 1997, deposit premiums in the future may be materially lower. Beginning January 1, 1997 deposit premiums declined from an average of 23.4 basis points to an average of 6.4 basis points. Data processing expense increased $137,306 (62%) due to the increased volume of transactions handled. Excluding the increase in SAIF premiums, non-interest expense increased by $185,634 (5%).

         Income Taxes. The change in income tax is a direct result of changes in the Bank's taxable income and allowable bad debt deduction.

         Cash Dividends Paid. The Bank paid cash dividends of $562,500 ($0.18 per share) on December 2, 1996, to the stockholders of record as of November 1, 1996 and of $625,000 ($0.20 per share) on May 30, 1997, to the stockholders of record as of May 2, 1997.

ASSET / LIABILITY MANAGEMENT

         The goal of the Bank's asset/liability policy is to manage interest rate risk so as to maximize net interest income over time in changing interest rate environments. Management monitors the Bank's net interest spreads (the difference between yields received on assets and paid on liabilities) and, although constrained by market conditions, economic conditions, and prudent underwriting standards, it offers deposit rates and loan rates that maximize net interest income. Management also attempts to fund the Bank's assets with liabilities of a comparable duration to minimize the impact of changing interest rates on the Bank's net interest income. Since the relative spread between financial assets and liabilities is constantly changing, the Bank's current net interest income may not be an indication of future net interest income.

         The Bank's initial efforts to manage interest rate risk included implementing an adjustable rate mortgage loan ("ARM") program beginning in the early 1980s. The ARMs have met with excellent customer acceptance. As of June 30, 1997, ARMs constituted 75% of the Bank's mortgage loan portfolio. However during fiscal year 1998, the general level of long term interest rates dropped and borrowers opted for fixed rate mortgages. As of June 30, 1998, ARMs represent 71% of the loan portfolio. Of the ARMs originated during the year ended June 30, 1998, borrower's preferred initial fixed rate periods of three or five years. In response to this shift in customer preference, the Bank started a program of borrowing longer-term funds from the FHLB.

         The Bank is also managing interest rate risk by the origination of construction loans. As of June 30, 1998, such loans made up 16% of the Bank's loan portfolio. In general, these loans have higher yields, shorter maturities and greater interest rate sensitivity than other real estate loans.

Management's Discussion and Analysis of Financial Condition and Results of Operations

         The Bank constantly monitors its deposits in an effort to decrease their interest rate sensitivity. Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank's asset/liability management objectives and spread requirements. As of June 30, 1997, the Bank's savings accounts, checking accounts, and money market deposit accounts totaled $28,629,148 or 19% of its total deposits. As of June 30, 1998, these accounts totaled $36,855,202 or 26% of total deposits. The Bank believes, based on historical experience, that a substantial portion of such accounts represents non-interest rate sensitive, core deposits.

         The value of the Bank's loan portfolio will change as interest rates change. Rising interest rates will decrease the Bank's net portfolio value, while falling interest rates increase the value of that portfolio.

INTEREST RATE SENSITIVITY ANALYSIS

         The following table sets forth as of June 30, 1998, OTS estimate of the projected changes in net portfolio value ("NPV") in the event of 100, 200, 300, and 400 basis point ("bp") instantaneous and permanent increases and decreases in market interest rates. Dollar amounts are expressed in thousands.


                                    Estimated Net Portfolio Value                            NPV as % of PV of Assets
BP Change              ------------------------------------------------------------     --------------------------------------
  in Rates               $ Amount             $ Change             % Change              NPV Ratio            BP Change
------------------     -------------       -------------        -------------------     ------------       -------------------
+400 bp                   $49,632             $(7,222)                 -13%                 20.4%             -122  bp
+300                       52,616              (4,238)                  -7%                 21.2%               -48 bp
+200                       54,977              (1,877)                  -3%                 21.7%                 0 bp
+100                       56,440                (414)                  -1%                 21.8%               +18 bp
  NC                       56,854                                                           21.7%
-100                       56,296                (558)                  -1%                 21.2%               -48 bp
-200                       54,719              (2,135)                  -4%                 20.4%              -131 bp
-300                       53,423              (3,431)                  -6%                 19.6%              -206 bp
-400                       52,107              (4,747)                  -8%                 18.8%              -283 bp

         Computations of prospective effects of hypothetical interest rate changes are calculated by the OTS from data provided by the Bank and are based on numerous assumptions, including relative levels of market interest rates, loan repayments and deposit run-offs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

         Management cannot predict future interest rates or their effect on the Bank's NPV in the future. Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. Additionally, certain assets, such as adjustable rate loans, which represent the Bank's primary loan product, have an initial fixed rate period typically from one to five years and over the remaining life of the asset changes in the interest rate are restricted. In addition, the proportion of adjustable rate loans in the Bank's portfolio could decrease in future periods due to refinancing activity if market interest rates remain or decrease in the future. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

         The Bank's Board of Directors is responsible for reviewing the asset and liability policies. The Board meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Bank's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's asset and liability goals and strategies. Management expects that the Bank's asset and liability policies and strategies will continue as described above so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Management's Discussion and Analysis of Financial Condition and Results of Operations

LIQUIDITY AND CAPITAL RESOURCES

         The Bank is required by OTS regulations to maintain minimum levels of specified liquid assets equal to 4% of deposits and short-term borrowings. The Bank's liquidity ratio as of June 30, 1998, was 10.6%.

         The Bank's principal sources of funds for investments and operations are net income, deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities, and proceeds from maturing investment securities. The Bank considers deposits and FHLB advances as primary sources of funds.

         The Bank's most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less. The levels of such assets are dependent on the Bank's operating, financing and investment activities at any given time. The Bank's cash and cash equivalents totaled $7,304,923 as of June 30, 1998. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

         As of June 30, 1998, the Bank had one conditional commitment in the form of a letter of credit in the amount of $29,000. Outstanding loan commitments were $12,741,000. As of June 30, 1998, the Bank had granted unused lines of credit to borrowers aggregating approximately $173,000 and $5,247,000 for commercial lines and open-end consumer lines, respectively. As of June 30, 1998, the Bank had $76,313,000 in certificates of deposit which were scheduled to mature in one year or less. It is anticipated that the majority of these certificates will be renewed in the normal course of operations.

         The Bank's capital position of $51,908,000 is 20% of total assets as of June 30, 1998. The Bank has an excess of $45,304,000, $38,950,000, and
$38,262,000 of required regulatory levels of tangible, core and risk-based capital, respectively. Under current regulatory guidelines, the Bank is classified as well-capitalized.

         During July and August 1998, the Company purchased 484,922 shares of common stock in open market transactions with the intent to grant stock awards for 173,632 shares of common stock in accordance with the Bank's Restricted Stock Plan and to place 311,290 shares in a treasury stock account. The Company intends to monitor the common stock price and with regulatory approval may from time to time initiate further treasury stock transactions in order to improve the Company's long-term earnings per share while at the same time maintaining an adequate level of stockholders' equity.

IMPACT OF INFLATION AND CHANGING PRICES

         The Company prepared the consolidated financial statements and related data presented herein in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike most companies, the assets and liabilities of a financial institution are primarily monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

         The Financial Accounting Standards Board (FASB) recently adopted Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement was effective for transactions that occur after December 31,

Management's Discussion and Analysis of Financial Condition and Results of Operations

1997, and imposes new rules for determining when transfers of financial assets are accounted for as sales versus when transfers are accounted for as borrowings. Management believes that SFAS 125 does not have a material impact on the Company's financial statements.

         The FASB recently adopted SFAS 128, "Earnings Per Share." This Statement replaces the presentation of primary earnings per share with a presentation of basic earnings per share. The Statement also requires dual presentation of basic and diluted earnings per share by entities with complex capital structures and requires a reconciliation of the numerators and denominators between the two calculations. SFAS 128 was effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Management believes that SFAS 128 does not have a material impact on the Company's financial statements.

         The FASB recently adopted SFAS 130, "Reporting Comprehensive Income". This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. It does not address issues of recognition or measurement. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS 130 is not expected to have a material impact on the Company's financial statements.

         The FASB recently adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments. The Statement also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for years beginning after December 15, 1997. SFAS 131, which the Company will initially adopt for fiscal year 1999, is not expected to have a material impact on the Company's financial statements.

         The FASB recently adopted SFAS 133, "Accounting for Derivative Financial Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, may be adopted early for periods beginning after issuance of the Statement and may not be applied retroactively. The Company does not expect to adopt SFAS 133 early. Management is currently unable to determine whether the effects of adoption of SFAS 133 will have a material impact on the Company's financial statements.

Impact of Year 2000

         Rapid and accurate data processing is essential to the Bank's operations. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in prior years) are expected to read entries for the year 2000 as the year 1900 or as the year 1980 and incorrectly attempt to compute payments, interest, delinquency and other data. The Bank has been evaluating both information technology (computer systems) and non-information technology systems (e.g., telephone systems, vault timers, security systems and elevator controls). We have evaluated our risk in three areas: (1) our own computers, (2) computers of others used by our borrowers, depositors, and business partners, and (3) computers of others who provide us with data processing services.

         Our own computers. The Bank expects to spend approximately $175,000 ($137,000 for hardware and $38,000 for software) through June 30, 1999 to upgrade our computer systems. These upgrades are expected to eliminate the Year 2000 risk in our computers. We do not expect to have material costs to address this risk area after December 31, 1998. As of June 30, 1998, the Bank has spent approximately $18,000 ($17,000 for hardware and $1,000 for software) to fix Year 2000 problems. We expect to be Year 2000 compliant in this risk area by June 30, 1999.

         Computers of others used by borrowers, depositors, and business partners. The Bank has evaluated most of our material borrowers and depositors and does not believe that the Year 2000 problem should, on an aggregate basis, impact their ability to make payments or deposits to the Bank. We believe that most of

Management's Discussion and Analysis of Financial Condition and Results of Operations

our residential customers are not dependent on their home computers for income and that none of our commercial customers are so large that a Year 2000 problem would render them unable to collect revenue or rent and, in turn, continue to do business with the Bank. We have solicited our material business partners regarding their Year 2000 readiness and are currently evaluating their responses.

         Computers of others who provide us with data processing services. This risk is primarily focused on one, third party service bureau that provides all of the Bank's core data processing. This service bureau tells us they have completed program changes required for Year 2000 processing. If these program changes are not correct before the year 2000, we would likely experience significant delays, mistakes, or failures. These delays, mistakes, or failures could have a significant impact on our financial condition and results of operations.

         Contingency Plan. The Bank is monitoring our service bureau to evaluate whether our data processing system will fail. We are serving as a "proxy" Year 2000 test site for other financial institutions on the same system. Such tests are scheduled to end before October 31, 1998. After our experience with these tests, we will develop a contingency plan including a range of alternatives depending on the results of the tests. The alternatives could range from shifting to a compliant system to back-up for unforeseen contingencies on our current system. We currently utilize many spreadsheet programs to compute and store data. Should our core system fail, we will enter deposit and loan transactions in spreadsheets in order to conduct business until the core system is corrected. If this labor-intensive approach is necessary, management and our employees will become much less efficient. However, we believe that we would be able to operate in this manner until our existing service bureau, or their replacement, is able to again provide data processing services. If very few financial institution service bureaus are operating in the year 2000, our replacement costs, assuming we could negotiate an agreement, could be material.

         Five stages have been identified as necessary to implement a Year 2000-Compliant system. These stages are:

1. Awareness Stage - Encompasses establishing a budget and project plan for dealing with the Year 2000 issue.
2. Assessment Stage - When the organization begins the actual process of identifying all of its systems and individual components for Year 2000 compliance or, through a risk analysis, identifies only mission-critical systems to check for compliance.
3. Remediation Stage - When the organization actually makes changes to systems. This stage deals primarily with the technical issues of converting existing systems, or switching to compliant systems. During this stage, decisions are made on how to make the systems or processes Year 2000-Compliant, and the required system changes are made.
4. Validation/Testing Stage - When the organization determines that no errors were introduced during the conversion process. The development of test data and test scripts, the running of test scripts, and the review of test results are crucial for this stage of the conversion process to be successful. If the testing results show anomalies, the tested area needs to be corrected and retested.
5. Implementation Stage - When a tested Year 2000-Compliant system is ready for use.

         The following chart displays the current status of our Year 2000 project using the stages defined above:

       _________________________________________________________________
                      Year 2000 Series

            Service Bureau ----------------------------------

       Computers of Others -------------------

             Our Computers --------------------------
                             0       1       2       3       4       5
       _________________________________________________________________

Management's Discussion and Analysis of Financial Condition and Results of Operations

         The Company has not deferred any information technology projects due to Year 2000 priorities.

Summary of Unaudited Operating Results

                                                                           Fiscal Year 1998
                                                ----------------------------------------------------------------------------
                                                  September-97         December-97          March-98             June-98
                                                ----------------     ---------------       -------------        ------------
 Interest income                                     $3,939,502           4,210,294           4,383,799           4,662,527
 Interest expense                                     2,188,158           2,318,489           2,028,113           2,208,483
                                                      ---------           ---------           ---------          ----------
 Net interest income                                  1,751,344           1,891,805           2,355,686           2,454,044
 Provision for loan losses                               33,352              30,000              30,000              30,000
 Gain (loss) on loans, investment securities
 and mortgage-backed securities                          38,131              19,240              12,295                (799)
 Other noninterest income, net                          173,335             219,932             240,180             250,749
 Noninterest expense                                  1,120,763           1,138,416           1,245,480           1,317,840
                                                      ---------           ---------           ---------           ----------
 Income before income taxes                             808,695             962,561           1,332,681           1,356,154
 Provision for income taxes                             292,192             367,773             489,438             469,597
                                                      ---------           ---------           ---------          -----------
 Net income                                          $  516,503          $  594,788          $  843,243          $  886,557
                                                      =========           =========           =========          ===========
 Basic and diluted earnings
  per common share since conversion                       n/a                 n/a            $     0.14          $     0.15
                                                                                             ==========          ===========

                                                                           Fiscal Year 1997
                                                ----------------------------------------------------------------------------
                                                  September-96         December-96          March-97             June-97
                                                ----------------     ---------------       -------------        ------------
 Interest income                                     $3,498,091           3,683,502           3,682,392           3,847,300
 Interest expense                                     1,965,828           2,068,797           2,105,151           2,170,399
                                                ----------------------------------------------------------------------------
 Net interest income                                  1,532,263           1,614,705           1,577,241           1,676,901
 Provision for loan losses                                    -                   -                   -                   -
 Gain (loss) on loans, investment securities
 and mortgage-backed securities                          25,178               2,832              (5,736)             39,194
 Other noninterest income, net                           84,428              85,356             141,583             156,966
 SAIF special assessment                                931,989                   -                   -                   -
 Noninterest expense                                  1,128,611             982,281           1,007,475           1,054,275
                                                ----------------------------------------------------------------------------
 Income (loss) before income taxes                     (418,731)            720,612             705,613             818,786
 Provision (credit) for income taxes                   (169,331)            267,260             253,797             312,774
                                                ----------------------------------------------------------------------------
 Net income (loss)                                   $ (249,400)            453,352             451,816             506,012
                                                ============================================================================
 Basic and diluted earnings
  per common share since conversion                       n/a                 n/a                 n/a                 n/a


Guaranty Federal Bancshares, Inc.
Consolidated Balance Sheets
June 30, 1998 and 1997

                                 ASSETS
                                 ------
                                                                  1998              1997
                                                                  ----              ----
 Cash                                                        $     846,691          417,485
 Interest-bearing deposits in other financial institutions       6,458,232        3,399,866
                                                             -------------    -------------
 Cash and cash equivalents                                       7,304,923        3,817,351
                                                             -------------    -------------
 Available-for-sale securities                                   4,765,021        3,360,000
 Held-to-maturity securities                                     8,922,389        8,585,753
 Mortgage-backed securities, held-to-maturity                   11,948,654       15,813,890
 Mortgage-backed securities, available-for-sale                  9,055,658             --
 Mortgage loans held for sale                                      805,183        5,903,002
 Loans receivable, net                                         205,414,561      152,232,295
 Accrued interest receivable:
 Loans                                                           1,188,162          996,014
 Investments                                                       252,865          165,949
 Mortgage-backed securities                                        163,117          149,598
 Prepaid expenses and other assets                               2,503,055        1,963,875
 Foreclosed assets held for sale                                   286,000          210,155
 Premises and equipment                                          7,432,971        6,267,157
                                                             -------------    -------------
                                                             $ 260,042,559      199,465,039
                                                             =============    =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

 LIABILITIES
 Deposits                                                    $ 140,975,336      151,246,482
 Federal Home Loan Bank advances                                45,081,028       18,150,844
 Advances from borrowers for taxes and insurance                   870,476          674,618
 Accrued expenses and other liabilities                            513,943          666,427
 Accrued interest payable                                          256,975          131,245
 Income taxes payable                                              417,532          289,268
 Deferred income taxes                                           1,237,171          816,000
                                                             -------------    -------------
                                                               189,352,461      171,974,884
                                                             -------------    -------------

 STOCKHOLDERS' EQUITY
 Common Stock:
 1998-$0.10 par value; authorized 10,000,000 shares;
 issued and outstanding 6,228,035
 1997-$1.00 par value; authorized 8,000,000 shares;
 issued and outstanding 3,125,000                                  622,804        3,125,000
 Additional paid-in capital                                     49,016,992        3,687,356
 Unearned ESOP shares                                           (3,444,540)            --
 Retained earnings, substantially restricted                    21,682,950       18,620,219
                                                             -------------    -------------
                                                                67,878,206       25,432,575
 Unrealized appreciation on available-for-sale securities,
 net of income taxes 1998 - $1,651,429, 1997 - $1,208,000        2,811,892        2,057,580
                                                             -------------    -------------
                                                                70,690,098       27,490,155
                                                             -------------    -------------
                                                             $ 260,042,559      199,465,039
                                                             =============    =============

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Income
Years Ended June 30, 1998, 1997 and 1996

                                                 1998         1997         1996
                                                 ----         ----         ----
INTEREST INCOME
Loans                                       $14,874,797    12,346,820    10,534,323
Investment securities                           419,887       551,741     1,317,152
Mortgage-backed securities                    1,109,042     1,412,302     1,370,770
Other                                           792,396       400,422       479,911
                                            -----------    ----------    ----------

                                             17,196,122    14,711,285    13,702,156
                                            -----------    ----------    ----------
INTEREST EXPENSE
Deposits                                      6,969,284     7,471,093     8,200,026
Federal Home Loan Bank advances               1,694,916       839,082        39,077
Other                                            79,043          --            --
                                            -----------    ----------    ----------
                                              8,743,243     8,310,175     8,239,103
                                            -----------    ----------    ----------
NET INTEREST INCOME                           8,452,879     6,401,110     5,463,053

PROVISION (CREDIT) FOR LOAN LOSSES              123,352          --      (1,211,502)
                                            -----------    ----------    ----------
NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES                 8,329,527     6,401,110     6,674,555
                                            -----------    ----------    ----------
NONINTEREST INCOME
Service charges                                 604,924       264,649        97,092
Late charges and other fees                     109,200        85,673        69,754
Gain on loans, investment
securities and mortgage-backed securities        68,867        61,468        43,065
Income on foreclosed assets                      14,127        17,896          --
Other income                                    155,945       100,115        11,492
                                            -----------    ----------    ----------
                                                953,063       529,801       221,403
                                            -----------    ----------    ----------
NONINTEREST EXPENSE
Salaries and employee benefits                2,310,877     2,030,213     1,992,534
Occupancy                                       769,836       653,851       655,783
SAIF deposit insurance:
Special assessment                                 --         931,989          --
Insurance premiums                               92,558       209,159       338,697
Data processing                                 397,568       359,403       222,097
Advertising                                     396,803       319,162       316,556
Other expense                                   854,857       600,854       590,879
                                            -----------    ----------    ----------
                                              4,822,499     5,104,631     4,116,546
                                            -----------    ----------    ----------

INCOME BEFORE INCOME TAXES                    4,460,091     1,826,280     2,779,412

PROVISION FOR INCOME TAXES                    1,619,000       664,500     1,026,000
                                            -----------    ----------    ----------

NET INCOME                                  $ 2,841,091     1,161,780     1,753,412
                                            ===========     =========     =========
BASIC AND DILUTED
     EARNINGS PER COMMON SHARE
    Since conversion                        $      0.29           n/a           n/a
                                            ===========     =========     =========

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Changes in Stockholders' Equity
Years Ended June 30, 1998 and 1997


                                                                                                          Unrealized
                                                                                                         Appreciation
                                                             Additional                                  on Available-
                                               Common         Paid-In         Unearned      Retained       for-Sale
                                               Stock          Capital        ESOP Shares    Earnings     Securities, Net   Total
                                               -----          -------        -----------    --------     ---------------   -----
Balance, July 1, 1995                        $ 3,125,000      3,899,532           --       17,892,527      1,126,879    26,043,938
Net income                                          --             --             --        1,753,412           --       1,753,412
Dividends on common stock,
($0.32 per share on 3,125,000 shares)               --             --             --       (1,000,000)          --      (1,000,000)
Recognition and Retention Plan
(RRP) expense                                       --          120,925           --             --             --         120,925
Contributions to RRP Trust                          --         (464,643)          --             --             --        (464,643)
Change in unrealized appreciation on
available-for-sale securitites, net of
income taxes of $78,000                             --             --             --             --          132,532       132,532
                                             -----------     ----------     ----------     ----------      ---------    ----------

                                                                                                                       -----------
Balance, June 30, 1996                         3,125,000      3,555,814           --       18,645,939      1,259,411    26,586,164
Net income                                          --             --             --        1,161,780           --       1,161,780
Dividends on common stock,
($0.38 per share on 3,125,000 shares)               --             --             --       (1,187,500)          --      (1,187,500)
Dividends received on RRP stock                     --           11,987           --             --             --          11,987
Recognition and Retention Plan
(RRP) expense                                       --          106,197           --             --             --         106,197
Reduction of shares in RRP Trust                    --           13,358           --             --             --          13,358
Change in unrealized appreciation on
available-for-sale securitites, net of
income taxes of $468,000                            --             --             --             --          798,169       798,169
                                             -----------     ----------     ----------     ----------      ---------    ----------
                                                                                                                      -----------
Balance, June 30, 1997                         3,125,000      3,687,356           --       18,620,219      2,057,580    27,490,155
Net income                                          --             --             --        2,841,091           --       2,841,091
Dividends on common stock,
($.22 per share on 3,125,000 shares &
  $.15 per share on 6,225,610 shares)               --             --             --       (1,621,342)          --      (1,621,342)
Dividends received on RRP stock                     --           15,780           --             --             --          15,780
Recognition and Retention Plan                      --
(RRP) expense                                       --           92,407           --             --             --          92,407
Stock redeemed and stock issued under plan
of conversion to stock ownership, net         (2,502,868)    45,130,921     (3,444,540)          --             --      39,183,513
Transfer from MHC                                   --             --             --        1,842,982           --       1,842,982
Stock options exercised                              672         58,299           --             --             --          58,971
Tax benefit of RRP shares                           --           32,229           --             --             --          32,229
Change in unrealized appreciation on                --
available-for-sale securitites, net of              --
income taxes of $443,429                            --             --             --             --          754,312       754,312
                                             -----------     ----------     ----------     ----------      ---------    ----------

                                                                                                                       -----------
Balance, June 30, 1998                       $   622,804     49,016,992     (3,444,540)    21,682,950      2,811,892    70,690,098
                                             ===========     ==========     ==========     ==========      =========    ==========

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows
Years Ended June 30, 1998, 1997 and 1996


                                                                  1998           1997             1996
                                                                  ----           ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                     2,841,091       1,161,780       1,753,412
Items not requiring (providing) cash:
Deferred income taxes                                            (22,258)         22,000         128,000
Depreciation                                                     469,532         441,367         384,988
Provision (credit)  for loan losses                              123,352            --        (1,211,502)
Gain on loans, investment securities
and mortgage-backed securities                                   (68,867)        (61,468)        (43,065)
(Gain) loss on sale of premises and equipment                       --            (5,169)         79,218
Gain on sale of foreclosed assets                                (15,231)         (9,921)           --
FHLB stock dividends received                                       --              --           (34,200)
Amortization of deferred income,
premiums and discounts                                           (77,945)       (220,135)       (102,016)
Origination of loans held for sale                            (6,152,677)     (6,626,148)     (6,364,845)
Proceeds from sale of loans held for sale                      6,364,053       4,134,389       5,361,589
RRP expense                                                       92,407         106,197         120,925
Changes in:
Accrued interest receivable                                     (292,583)         69,448        (107,366)
Prepaid expenses and other assets                               (539,181)        (11,357)        (76,843)
Accrued expenses and other liabilities                           (26,754)        283,466         102,140
Income taxes payable                                             113,685         131,141          51,567
                                                            ------------       ---------       ---------
Net cash provided by (used in) operating activities            2,808,624        (584,410)         42,002
                                                            ------------       ---------       ---------

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows (continued)
Years Ended June 30, 198, 1997 and 1996


                                                                  1998           1997             1996
                                                                  ----           ----             ----
                                                                                                    1998
CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans                                        (48,620,302)    (20,918,542)    (12,266,153)
Principal payments on mortgage-backed securities,
 held-to-maturity                                              3,881,091       4,300,576       4,627,722
Purchases of mortgage-backed securities,
 held-to-maturity                                                   --              --       (10,833,592)
Purchases of mortgage-backed securities,
 available-for-sale                                           (9,063,546)           --              --
Purchase of premises and equipment                              (406,548)       (337,112)     (2,132,191)
Proceeds from sale of premises and equipment                        --            25,500         262,941
Proceeds from sales of available-for-sale securities                --         5,318,175       2,348,454
Proceeds from maturities of available-for-sale securities           --              --         1,000,000
Purchase of available-for-sale securities                     (4,812,359)           --          (248,638)
Proceeds from maturitites of held-to-maturity securities       4,345,229       1,739,461       5,607,624
Purchases of held-to-maturity securities                            --              --        (2,002,500)
Proceeds from sale of foreclosed assets                          317,855         362,900            --
Capitalized costs on foreclosed assets                              --           (90,167)          2,227
                                                            ------------       ---------       ---------
 Net cash used in investing activities                       (54,358,580)     (9,599,209)    (13,634,106)
                                                            ------------       ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock, net                       39,216,426            --              --
Stock options exercised                                           58,971            --              --
Cash dividends paid                                           (1,621,342)     (1,187,500)     (1,000,000)
Cash dividends received on RRP Stock                              15,780          11,987            --
Net increase in demand deposits,
      NOW accounts and savings accounts                        8,738,851       4,944,356       3,314,286
Net increase (decrease) in certificates of deposit           (18,497,200)    (10,705,764)     14,098,895
Proceeds from FHLB advances                                   61,050,000      31,163,750            --
Repayments of FHLB advances                                  (34,119,816)    (13,012,906)     (4,000,000)
Advances from borrowers for taxes and insurance                  195,858          99,132         (32,101)
Contributions to RRP Trust                                          --              --          (464,643)
Reduction of shares in RRP Trust                                    --            13,358            --
                                                            ------------       ---------       ---------
 Net cash provided by financing activities                    55,037,528      11,326,413      11,916,437
                                                            ------------       ---------       ---------

INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                           3,487,572       1,142,794      (1,675,667)

CASH AND CASH EQUIVALENTS,
BEGINNING OF YEAR                                              3,817,351       2,674,557       4,350,224
                                                            ------------       ---------       ---------

CASH AND CASH EQUIVALENTS,
END OF YEAR                                                 $  7,304,923       3,817,351       2,674,557
                                                            ============       =========       =========

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

Organization
------------
         In April 1995, Guaranty Federal Savings & Loan Association reorganized from a federally chartered mutual savings and loan association into a mutual holding company, Guaranty Federal Bancshares, M. H. C. (the "MHC"). Concurrent with the reorganization, Guaranty Federal Savings Bank (the "Bank"), a stock savings bank was chartered. The Bank issued 3,125,000 shares of common stock in connection with the reorganization, the majority of which were owned by the MHC (see Note 16).

         Guaranty Federal Bancshares, Inc. (the "Company") completed the conversion from a federally chartered mutual holding company, (formerly Guaranty Federal Bancshares, M. H. C.) to a Delaware-chartered stock corporation on December 30, 1997. In connection with the conversion and reorganization, the shares of the Bank held by the mutual holding company were extinguished along with the mutual holding company and the shares of the Bank held by the public were exchanged for shares of the Company. Additional shares of the Company were issued as of December 30, 1997 (see Note 17).


Nature of Operations
--------------------
         The Company operates as a unitary savings and loan holding company. The Bank is primarily engaged in providing a full range of banking and mortgage services to individual and corporate customers in southwest Missouri. The Bank's subsidiary provides other services, such as insurance, annuities, and securities brokerage. The Bank is subject to competition from other financial institutions. The Company and the Bank are also subject to the regulation of certain federal agencies and undergo periodic examinations by those regulatory authorities.


Principles of Consolidation
---------------------------
         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank, and the Bank's wholly-owned subsidiary, Guaranty Financial Services of Springfield, Inc. All significant intercompany profits, transactions and balances have been eliminated in consolidation.


Use of Estimates
----------------
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

         Management believes that the allowances for losses on loans and valuation of foreclosed assets held for sale are adequate. While management uses available information to recognize losses on loans and value foreclosed assets held for sale, changes in economic conditions may necessitate revision of these estimates in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and valuation of foreclosed assets held for sale. Such agencies may require the Bank to recognize additional losses based on their judgments of information available to them at the time of their examination.

Notes to Consolidated Financial Statements

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES (Continued)

Cash and Investments in Equity and Mortgage-Backed and Other Debt Securities
----------------------------------------------------------------------------
         Regulations require the Bank to maintain an amount equal to 4.0% of savings deposits (net of loans on savings deposits) plus short-term borrowings in cash and US government and other approved securities.

         Available-for-sale securities, which include any security for which the Company or the Bank has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on specifically identified amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

         Held-to-maturity securities, which include any security for which the Bank has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

         Interest and dividends on investments in debt and equity securities are included in income when earned.


Mortgage Loans Held for Sale
----------------------------
         Mortgage loans held for sale are carried at the lower of cost or fair value, determined using an aggregate basis. Write-downs to fair value are recognized as a charge to earnings at the time the decline in value occurs. Forward commitments to sell mortgage loans are sometimes acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price plus the value of retained servicing rights for loans originated after the adoption of SFAS 122 on July 1, 1996, and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate. Fees received from borrowers to guarantee the funding of mortgage loans held for sale and fees paid to investors to ensure the ultimate sale of such mortgage loans are recognized as income or expense when the loans are sold or when it becomes evident that the commitment will not be used.


Loans
-----
         Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-offs are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.


Loan Servicing
--------------
         The cost of originated mortgage-servicing rights is amortized over the shorter of the actual or contractual loan life. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market rate. For purposes of measuring impairment, the rights are stratified based on the prepayment risk characteristics of the underlying loan. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Notes to Consolidated Financial Statements

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses
-------------------------
         The allowance for loan losses is increased by provisions charged to expense and reduced by provisions credited to expense and loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential loan losses, based on the Bank's evaluation of the loan portfolio, as well as on prevailing and anticipated economic conditions and historical losses by loan category. General allowances have been established, based upon the aforementioned factors, and allocated to the individual loan categories. Allowances are accrued on specific loans evaluated for impairment for which the basis of each loan, including accrued interest, exceeds the discounted amount of expected future collections of interest and principal or, alternatively, the fair value of loan collateral.

         A loan is considered impaired when it is probable that the Bank will not receive all amounts due according to the contractual terms of the loan. This includes loans that are delinquent ninety days or more (nonaccrual loans) and certain other loans identified by management. Accrual of interest is discontinued, and interest accrued and unpaid is removed, at the time such amounts are delinquent ninety days. Interest is recognized for nonaccrual loans only upon receipt.


Foreclosed Assets Held for Sale
-------------------------------
         Assets acquired by foreclosure or in settlement of debt and held for sale are valued at estimated fair value as of the date of foreclosure, and a related valuation allowance is provided for estimated costs to sell the assets. Management evaluates the value of foreclosed assets held for sale periodically and increases the valuation allowance for any subsequent declines in fair value. Changes in the valuation allowance and gains/losses on sales of foreclosed assets are included in noninterest income.


Premises and Equipment
----------------------
         Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line and accelerated methods over the estimated useful lives of the assets.


Fee Income
----------
         Loan origination fees, net of direct origination costs, are recognized as income over the term of the loan using the level-yield method. Loan servicing income represents fees earned for servicing real estate mortgage loans owned by various investors.


Income Taxes
------------
         Deferred tax liabilities and assets are recognized for the tax effect of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.


Cash Equivalents
----------------
         The Bank considers all highly liquid interest-bearing deposits in other financial institutions with an initial maturity of three months or less to be cash equivalents.

Notes to Consolidated Financial Statements

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES (Continued)

Regulatory Matters
------------------
         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--possibly additional discretionary--actions by regulators that, if undertaken, could have a direct and material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to adjusted tangible assets (as defined). Management believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

         As of June 30, 1998, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

Notes to Consolidated Financial Statements

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES (Continued)

The Bank's actual capital amounts and ratios are also presented in the table. No amount was deducted from capital for interest-rate risk. Dollar amounts are expressed in thousands.

                                                                                             To Be Well
                                                                                          Capitalized Under
                                                                       For Capital        Prompt Corrective
                                                      Actual        Adequacy Purposes     Action Provisions
                                             -------------------    -----------------     -----------------
                                                Amount     Ratio     Amount    Ratio      Amount     Ratio
                                                ------     -----     ------    -----      ------     -----
As of June 30, 1998:
Stockholders equity,
        and ratio to total assets ........   $  51,908      20.1
Unrealized appreciation on
        available-for-sale securities ....      (2,792)
                                             ---------
Tangible capital,
        and ratio to adjusted total assets   $  49,116      19.3%    $ 3,812     1.5%
                                             =========      ====     =======     ===
Tier 1 (core) capital,
        and ratio to adjusted total assets   $  49,116      19.3%    $10,166     4.0%   $  12,707      5.0%
                                             =========      ====     =======     ===    =========      ===
Tier 1 (core) capital,
        and ratio to risk-weighted assets    $  49,116      30.5%                       $  15,249      6.0%
                                                                                        =========
Allowance for loan losses -
        Tier 2 capital ...................       2,010
                                                 -----
Total risk-based capital,
        and ratio to risk-weighted assets    $  51,126      31.8     $12,864     8.0%   $  16,080     10.0%
                                             =========      ====     =======     ===    =========     ====
Total assets .............................   $ 258,566
                                             =========
Adjusted total assets ....................   $ 254,142
                                             =========
Risk-weighted assets .....................   $ 160,804
                                             =========


         The amount of dividends that the Bank may pay is subject to various regulatory limitations. As of June 30, 1998, approximately $21,188,000 was available from the Bank's retained earnings, without regulatory approval, for distribution as dividends.

Notes to Consolidated Financial Statements


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES (Continued)

                                                                                             To Be Well
                                                                                          Capitalized Under
                                                                       For Capital        Prompt Corrective
                                                      Actual        Adequacy Purposes     Action Provisions
                                             -------------------    -----------------     -----------------
                                                Amount     Ratio     Amount    Ratio      Amount     Ratio
                                                ------     -----     ------    -----      ------     -----
As of June 30, 1997:
Stockholders equity,
        and ratio to total assets ........   $  27,490      13.8
Unrealized appreciation on
        available-for-sale securities ....      (2,058)
                                             ---------
Tangible capital,
        and ratio to adjusted total assets   $  25,432      13.0%    $ 2,943     1.5%
                                             =========      ====     =======     ===
Tier 1 (core) capital,
        and ratio to adjusted total assets   $  25,432      13.0%    $ 5,886     3.0%   $   9,810      5.0%
                                             =========      ====     =======     ===    =========      ===
Tier 1 (core) capital,
        and ratio to risk-weighted assets    $  25,432      22.1%                       $   6,914      6.0%
                                                                                        =========
Allowance for loan losses -
        Tier 2 capital ...................       1,440
                                                 -----
Total risk-based capital,
        and ratio to risk-weighted assets    $  26,872      23.3     $ 9,218     8.0%   $  11,523     10.0%
                                             =========      ====     =======     ===    =========     ====
Total assets .............................   $ 199,465
                                             =========
Adjusted total assets ....................   $ 196,199
                                             =========
Risk-weighted assets .....................   $ 115,231
                                             =========

Earnings Per Share
------------------
         As more fully described in the Note 17, the Company had no operations prior to December 30, 1997 and earnings per share information for the common stock of the Bank prior to this date has not been presented because the information would not be meaningful.

         The computation for earnings per share for the six-month period ended June 30, 1998 since conversion is as follows:

                                            For six months ended June 30, 1998
                                            ----------------------------------
                                            Income       Shares        Per-share

Basic EPS
Income available to common shareholders  $ 1,729,800    5,879,791      $    0.29
                                                                       =========

Effect of Dilutive Securities
Stock Options                                              73,341
RRP shares                                                 22,976
                                         -----------    ---------
Income available to common stockholders  $ 1,729,800    5,976,108      $    0.29
                                         ===========    =========      =========

         As discussed in Note 13, subsequent to year end, the Company's shareholders approved a stock option plan and a restricted stock plan. Shares granted under these two plans may increase outstanding shares for purposes of diluted earnings per share in future periods. In addition, ESOP shares released from collateral will increase outstanding shares for purposes of basic and diluted earnings per share calculations as discussed in Note 13.

Notes to Consolidated Financial Statements

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES (Continued)

Reclassifications
-----------------
         Certain 1997 and 1996 amounts have been reclassified to conform to the 1998 financial statements presentation. These reclassifications had no effect on net income.


Impact of Recent Accounting Pronouncements
------------------------------------------
         The Financial Accounting Standards Board (FASB) recently adopted Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement was effective for transactions that occur after December 31, 1997, and imposes new rules for determining when transfers of financial assets are accounted for as sales versus when transfers are accounted for as borrowings. Management believes that SFAS 125 does not have a material impact on the Company's financial statements.

         The FASB recently adopted SFAS 128, "Earnings Per Share." This Statement replaces the presentation of primary earnings per share with a presentation of basic earnings per share. The Statement also requires dual presentation of basic and diluted earnings per share by entities with complex capital structures and requires a reconciliation of the numerators and denominators between the two calculations. SFAS 128 was effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Management believes that SFAS 128 does not have a material impact on the Company's financial statements.

         The FASB recently adopted SFAS 130, "Reporting Comprehensive Income". This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. It does not address issues of recognition or measurement. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS 130 is not expected to have a material impact on the Company's financial statements.

         The FASB recently adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments. The Statement also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for years beginning after December 15, 1997. SFAS 131, which the Company will initially adopt for fiscal year 1999, is not expected to have a material impact on the Company's financial statements.

         The FASB recently adopted SFAS 133, "Accounting for Derivative Financial Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, may be adopted early for periods beginning after issuance of the Statement and may not be applied retroactively. The Company does not expect to adopt SFAS 133 early. Management is currently unable to determine whether the effects of adoption of SFAS 133 will have a material impact on the Company's financial statements.

Notes to Consolidated Financial Statements

NOTE 2:  INVESTMENTS IN DEBT AND EQUITY SECURITIES

         The amortized cost and approximate fair values of available-for-sale securities are as follows:

                                                                         Gross                   Gross                Approximate
                                                   Amortized           Unrealized              Unrealized                  Fair
                                                     Cost                 Gains                 (Losses)                   Value
                                                     ----                 -----                 --------                   -----
As of June 30, 1998:
Equity Securities:
        FHLMC stock                             $       94,000          4,424,000                       --              4,518,000
        Other stock                                    215,697             32,522                   (1,198)               247,021
                                                --------------          ---------              -----------              ---------
                                                $      309,697          4,456,522                   (1,198)             4,765,021
                                                ==============          =========              ===========              =========
As of June 30, 1997:
Equity Securities:
        FHLMC stock                             $       94,000          3,266,000                       --              3,360,000
                                                --------------          ---------              -----------              ---------
                                                $       94,000          3,266,000                       --              3,360,000
                                                ==============          =========              ===========              =========

         The amortized cost and approximate fair values of held-to-maturity securities are as follows:


                                                                         Gross                   Gross                Approximate
                                                   Amortized           Unrealized              Unrealized                  Fair
                                                     Cost                 Gains                 (Losses)                   Value
                                                     ----                 -----                 --------                   -----
As of June 30, 1998:
Debt Securities:
        US government agencies                  $      8,922,389           14,358                  (75,747)             8,861,000
                                                ================           ======                  =======              =========

As of June 30, 1997
Debt Securities:
        US government agencies                  $      8,585,753            5,143                 (217,896)             8,373,000
                                                ================            =====                 ========              =========


         Maturities of held-to maturity securities as of June 30, 1998:

                                                                            Amortized     Approximate
                                                                               Cost       Fair Value
                                                                               ----       ----------
        Due in one through five years ..................................   $ 7,784,213     7,718,100
        Due after ten years ............................................     1,138,176     1,142,900
                                                                           -----------     ---------
                                                                           $ 8,922,389     8,861,000
                                                                           ===========     =========

         There were no sales of available-for-sale securities for the year ended June 30, 1998. Proceeds from sales of available-for-sale securities were $5,318,175 for the year ended June 30, 1997, with resultant gross gains of $27,897 and gross losses of $102. Proceeds from sales of available-for-sale securities were $2,348,454 for the year ended June 30, 1996, with resultant gross gains of $106,677 and gross losses of $21,484. There were no sales of debt securities from the "held-to-maturity" portfolio for the years ended June 30, 1998, 1997, or 1996.

Notes to Consolidated Financial Statements

NOTE 3:  MORTGAGE-BACKED SECURITIES

         The amortized cost and approximate fair values of available-for-sale mortgage-backed securities are as follows:

                                     Gross          Gross      Approximate
                   Amortized       Unrealized     Unrealized      Fair
                      Cost           Gains         (Losses)      Value
                      ----           -----         --------      -----
As of June 30, 1998
        FNMA       $ 9,047,661         7,997             --      9,055,658
                   -----------       -------        -------     ----------
                   $ 9,047,661         7,997             --      9,055,658
                   ===========       =======       ========     ==========


The   amortized   cost  and   approximate   fair   values  of   held-to-maturity
mortgage-backed securities are as follows:

                                     Gross          Gross      Approximate
                   Amortized       Unrealized     Unrealized      Fair
                      Cost           Gains         (Losses)      Value
                      ----           -----         --------      -----
As of June 30, 1998
Certificates:
        GNMA ....  $ 4,749,948       333,052           --        5,083,000
        FHLMC ...    6,111,639       130,248        (11,887)     6,230,000
        FNMA ....    1,087,067        58,816         (9,883)     1,136,000
                   -----------       -------        -------     ----------
                   $11,948,654       522,116        (21,770)    12,449,000
                   ===========       =======       ========     ==========

As of June 30, 1997:
Certificates:
        GNMA ....  $ 5,941,453       370,547           --        6,312,000
        FHLMC ...    8,189,400       105,212       (234,612)     8,060,000
        FNMA ....    1,683,037        35,963           --        1,719,000
                   -----------       -------        -------     ----------
                   $15,813,890       511,722       (234,612)    16,091,000
                   ===========       =======       ========     ==========


         Included in mortgage-backed securities at June 30, 1998, are certain U.
S. Government agency derivative securities with an amortized cost of $9,048,000 and an approximate fair value of $9,056,000. The yield on these derivative securities varies with the level of certain published interest rates, principally LIBOR.

         There were no sales of mortgage-backed securities for the years ended June 30, 1998, 1997, and 1996.

Notes to Consolidated Financial Statements

NOTE 4:  LOANS AND ALLOWANCE FOR LOAN LOSSES

         Categories of loans at June 30, 1998 and 1997, include:

                                                                      1997               1996
                                                                      ----               ----
Real estate - residential mortgage
        One to four family units .............................   $ 147,590,286       110,537,731
        Multi-family .........................................      21,535,948        15,456,727
Real estate - construction ...................................      34,729,329        25,148,543
Real estate - commercial .....................................      12,721,393         8,323,579
Commercial loans .............................................         646,156           383,116
Installment loans ............................................       5,268,955         4,492,833
Loans on savings accounts ....................................         622,916           719,657
                                                                 -------------     -------------
                                                                   223,114,983       165,062,186
Undisbursed portion of
        loansinprocess .......................................     (15,234,620)      (10,475,789
Allowance for loan losses ....................................      (2,191,557)       (2,177,009
Unearned discounts ...........................................        (190,594)         (216,141
Deferred loan costs, net .....................................         (83,651)           39,048
                                                                 -------------     -------------
                                                                 $ 205,414,561       152,232,295
                                                                 =============     =============

         Transactions in the allowance for loan losses were as follows:

                                                        1998           1997             1996
                                                        ----           ----             ----
Balance, beginning of year ......................   $ 2,177,009    $ 2,108,059      1,718,316
        Provision (credit) charged to operations        123,352           --       (1,211,502)
        Loans charged off .......................      (150,649)       (62,768)        (4,648)
        Recoveries ..............................        41,845        131,718      1,406,860
        Allowances reclassified to loans which
                were previously classified as in-
                substance foreclosures (Note 5) .          --             --          199,033
                                                    -----------    -----------      ---------
Balance, end of year ............................   $ 2,191,557    $ 2,177,009      2,108,059
                                                    ===========    ===========      =========

         The weighted average interest rate on loans at June 30, 1998 and 1997 was 7.95% and 8.43%, respectively.

         The Bank serviced mortgage loans for others amounting to $15,970,974, $14,165,126 and $11,290,426 as of June 30, 1998, 1997 and 1996 respectively.

         Impaired loans totaled $1,011,873 as of June 30, 1998, and $1,257,352 as of June 30, 1997 with a related allowance for loan losses of $151,965 and $206,897, respectively. As of June 30, 1998 and 1997, respectively, impaired loans of $220,488 and $75,956 had no related allowance for loan losses.

         Interest of $111,950, $66,676 and $995 was recognized on average impaired loans of $1,290,853, $1,342,217 and $157,574 for 1998, 1997 and 1996
respectively. Interest of $96,622 was recognized on impaired loans on a cash basis during 1998. No interest was recognized on impaired loans on a cash basis during 1997 and 1996.

Notes to Consolidated Financial Statements

NOTE 5:  FORECLOSED ASSETS HELD FOR SALE

         Foreclosed assets held for sale consist of the following:

                                         1998                    1997
                                         ----                    ----

Foreclosed real estate                $286,000                $210,155
Valuation allowance                         --                      --
                                      --------                --------
                                      $286,000                $210,155
                                      ========                ========


        Changes in the valuation allowance on foreclosed assets were as follows:


                                       1998       1997       1996
                                       ----       ----      ----

Balance, beginning of year          $   --     $   --      45,637
Valuation allowance related to
        in-substance foreclosures       --         --     (45,637)
                                    ------     ------     -------
Balance, end of year                $   --     $   --        --
                                    ======     ======     =======


         As of July 1, 1995, the Bank implemented Statement of Financial Standards No. 114. In accordance with the pronouncement, loans totaling $851,818, net of valuation allowance, which were previously classified as in-substance foreclosures and reported as part of foreclosed assets held for sale have been reclassified to loans along with $199,033 of related allowances for collectability.


NOTE 6:  PREMISES AND EQUIPMENT

         Major classifications of premises and equipment, stated at cost, are as follows:


                                         1998            1997
                                         ----            ----

Land                                $ 2,222,243     $   993,445
Buildings and improvements            5,357,027       5,244,129
Furniture, fixtures and equipment     1,607,647       1,330,275
Automobiles                              20,243          20,243
                                    -----------     -----------
                                      9,207,160       7,588,092
Accumulated depreciation             (1,774,189)     (1,320,935)
                                    -----------     -----------
                                    $ 7,432,971     $ 6,267,157
                                    ===========     ===========


         Depreciation expense was $469,532, $441,367 and $384,988 for the years ended June 30, 1998, 1997 and 1996, respectively.

Notes to Consolidated Financial Statements

NOTE 7:  DEPOSITS

                                June 30, 1998                           June 30, 1997
                     -------------------------------------   -------------------------------------
                      Weighted                  Percentage    Weighted                  Percentage
                      Average                       of        Average                       of
                       Rate        Balance       Deposits      Rate        Balance       Deposits
                       ----        -------       --------      ----        -------       --------
Core Deposits:
Demand                 0.00%    $  3,142,007        2.2%       0.00%    $  2,334,159        1.5%
NOW                    2.24       14,468,104       10.3        2.34        9,385,517        6.2
Money market           3.64       10,587,222        7.5        3.62        8,288,164        5.5
Passbook savings       2.68        8,657,869        6.1        2.76        8,621,308        5.7
                                 -----------       ----                  -----------       ----
                       2.55       36,855,202       26.1        2.64       28,629,148       18.9
                                 -----------       ----                  -----------       ----
Certificates:
      0% - 3.99%       5.35                -        0.0        2.75            5,928        0.0
   4.00% - 5.99%       6.35       95,138,774       67.5        5.47      108,383,612       71.7
   6.00% - 7.99%       5.44        8,981,360        6.4        6.40       14,227,794        9.4
                                 -----------       ----                  -----------       ----
                       4.68      104,120,134       73.9        5.58      122,617,334       81.1
                                 -----------       ----                  -----------       ----
Total Deposits         5.02     $140,975,336      100.0%       5.02     $151,246,482      100.0%
                                ============      =====                 ============      =====

         The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $5,872,000 and $8,000,000 as of June 30, 1998 and
1997, respectively.

         A summary of certificates of deposit by maturity as of June 30, 1998, is as follows:

               Fiscal year ending:
                June 30, 1999             $  76,313,219
                June 30, 2000                15,624,451
                June 30, 2001                 7,110,399
                June 30, 2002                 3,511,276
                June 30, 2003                 1,545,691
                Thereafter                       15,098
                                          -------------
                                          $ 104,120,134
                                          =============


         A summary of interest expense on deposits is as follows:

                                    1998           1997           1996
                                     ----           ----           ----

NOW and Money Market accounts   $   615,928    $   406,025        276,460
Savings accounts                    241,176        258,143        314,557
Certificate accounts              6,131,573      6,823,212      7,633,893
Early withdrawal penalties          (19,393)       (16,287)       (24,884)
                                -----------    -----------      ---------
                                $ 6,969,284    $ 7,471,093      8,200,026
                                ===========    ===========      =========

Notes to Consolidated Financial Statements

NOTE 8:  FEDERAL HOME LOAN BANK ADVANCES

         Federal Home Loan Bank advances consist of the following:


                                       Weighted                              Weighted
                                       Average                               Average
             Maturity Date              Rate           Amount            Rate         Amount
             -------------              ----           ------            ----         ------
      Fiscal Year 1998                  0.00%       $        --          5.90%     $ 5,000,000
      Fiscal Year 1999                  6.20          3,972,255          6.22        3,000,000
      Fiscal Year 2000                  6.11          8,561,864          6.11        7,528,750
      Fiscal Year 2001                  6.05          2,098,240           --                --
      Fiscal Year 2002                  6.15%         3,102,475          6.21        1,635,000
      Fiscal Year 2003                  6.03%         1,641,079           --                --
      Thereafter                        6.05%        25,705,115          6.84          987,094
                                        ----        -----------          ----      -----------
                                        6.08%       $45,081,028          6.12      $18,150,844
                                        ====        ===========          ====      ===========

         The FHLB requires the Bank to maintain collateral equal to outstanding balances of advances. The FHLB values mortgage loans free of other pledges, liens and encumbrances at 80% of their fair value, and investment securities free of other pledges, liens and encumbrances at 95% of their fair value.


NOTE 9:  INCOME TAXES

         The Company files a consolidated federal income tax return. In computing federal income taxes for taxable years prior to July 1, 1996, the Bank has been allowed an 8% deduction from otherwise taxable income as a statutory bad debt deduction, subject to limitations based on aggregate loans and savings balances. In August 1996 this statutory bad debt deduction was repealed and is no longer available for thrifts. In addition, bad debt reserves accumulated after 1987, which are presently included as a component of the net deferred tax liability, must be recaptured over a six-year period beginning in 1999. The amount of the deferred tax liability which must be recaptured is $338,000 as of June 30, 1998 and 1997.

         As of June 30, 1998, and 1997, retained earnings included approximately $5,075,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 at June 30, 1998 and 1997.

         The provision for income taxes consists of:

                                         1998               1997         1996
                                         ----               ----         ----

        Taxes currently payable     $1,641,258         $  642,500        898,000
        Deferred income taxes          (22,258)            22,000        128,000
                                    ----------         ----------      ---------
                                    $1,619,000         $  664,500      1,026,000
                                    ==========         ==========      =========

Notes to Consolidated Financial Statements

         The tax effects of temporary differences related to deferred taxes shown on the June 30, 1998 and 1997, balance sheets are:

                                                                        1998          1997
                                                                        ----          ----
Deferred tax assets:
        Allowance for loan and foreclosed asset losses             $   783,885   $   778,000
        Accrued compensated absences                                    23,945        19,000
        Accrued retirement plan costs                                     --          33,000
        Unrealized loss on loans held for sale                          69,942        80,000
        Accrued ESOP expense                                            52,379          --
        RRP expense                                                     30,365        57,000
        Deferred loan fees/costs                                        30,951          --
                                                                   -----------   -----------
                                                                       991,467       967,000
                                                                   -----------   -----------
Deferred tax liabilities:
        FHLB stock dividends                                          (206,867)     (207,000)
        Deferred loan fees/costs                                          --         (15,000)
        Tax bad debt reserves in excess of base year                  (337,633)     (338,000)
        Mortgage servicing rights                                      (32,709)      (15,000)
        Unrealized appreciation on available-for-sale securities    (1,651,429)   (1,208,000)
                                                                   -----------   -----------
                                                                    (2,228,638)   (1,783,000)
                                                                   -----------   -----------
Net deferred tax liability                                         $(1,237,171)  $  (816,000)
                                                                   ===========   ===========

         A reconciliation of income tax expense at the statutory rate to income tax expense at the Company's effective rate is shown below:

                                                       1997     1997     1996
                                                       ----     ----     ----

Computed at statutory rate                             34.0%    34.0%    34.0%
Increase (reduction) in taxes resulting from:
        State financial institution tax                 3.1      3.3      4.5
        Taxexempt interest                               --       --      (.5)
        Change in deferred tax valuation allowance       --       --       --
        Other                                           (.8)     (.9)    (1.1)
                                                       ----     ----     ----
                Actual tax provision                   36.3%    36.4%    36.9%
                                                       ====     ====     ====


         State legislation provides that savings banks will be taxed based on an annual privilege tax of 7% of net income. The privilege tax is included in provision for income taxes.

         Deferred income taxes related to the change in unrealized appreciation on available-for-sale securities, shown in stockholders' equity, were approximately $443,429, $468,000 and $78,000 for 1998, 1997 and 1996,
respectively.

Notes to Consolidated Financial Statements

NOTE 10: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents
-------------------------

         The carrying amounts reported in the balance sheets for cash and cash equivalents approximate those assets' fair value.


Available-For-Sale   and   Held-To-Maturity   Securities   and   Mortgage-Backed
--------------------------------------------------------------------------------
Securities
----------
         Fair values for investment and mortgage-backed securities equal quoted market prices, if available. If quoted market prices are not available, fair values are estimated based on quoted market prices of similar securities. The carrying amount of accrued interest approximates its fair value.


Mortgage Loans Held for Sale
----------------------------
         Fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.


Loans
-----
         The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics are aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.


Deposits
--------
         The fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair value of fixed-maturity certificates of deposit is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.


Federal Home Loan Bank Advances
-------------------------------
         Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing advances.


Commitments to Extend Credit, Letters of Credit and Lines of Credit
-------------------------------------------------------------------
         The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

Notes to Consolidated Financial Statements

         The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                                                                        June 30, 1998                    June 30, 1997
                                                                 -------------------------        -------------------------
                                                                    Carrying        Fair             Carrying        Fair
                                                                     Amount         Value             Amount         Value
                                                                     ------         -----             ------         -----
Financial assets:
        Cash and cash equivalents                                $  7,304,923      7,304,923      $  3,817,351      3,871,351
        Available-for-sale securities                               4,765,021      4,765,021         3,360,000      3,360,000
        Held-to-maturity securities                                 8,922,389      8,861,000         8,585,753      8,373,000
        Mortgage-backed securities, available-for-sale              9,055,658      9,055,658              --             --
        Mortgage-backed securities, held-to-maturity               11,948,654     12,449,000        15,813,890     16,091,000
        Mortgage loans held-for-sale                                  805,183        805,183         5,903,002      5,903,002
        Loans, net                                                205,414,561    208,964,000       152,232,295    155,505,000
        Interest receivable                                         1,604,144      1,604,144         1,311,561      1,311,561
Financial liabilities:
        Deposits                                                  140,975,336    141,230,000       151,246,482    150,926,000
        Federal Home Loan Bank advances                            45,081,028     45,348,000        18,150,844     18,180,000
        Interest payable                                              256,975        256,975           131,245        131,245
Unrecognized financial instruments
        (net of contractual value):
                Commitments to extend credit                             --             --                --             --
                Unused lines of credit                                   --             --                --             --


NOTE 11: SIGNIFICANT ESTIMATES AND CONCENTRATIONS

         Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.


Service Bureau
--------------
         The Bank utilizes a commercial service bureau to provide data processing services for its core system (deposit, loan and general ledger applications). There are a limited number of providers of these services to financial institutions. The existing service bureau is in the process of revising and testing its computer equipment and software to be Year 2000 compliant and currently expects to successfully complete this process in early 1999.

         However, if the service bureau's efforts are not successful on a timely basis, the Bank could experience significant delays, mistakes or failures that could have a material impact on the Company's financial condition and results in operations.

Notes to Consolidated Financial Statements

NOTE 12: ADDITIONAL CASH FLOW INFORMATION


                                                                   1998        1997        1996
                                                                   ----        ----        ----
Noncash Investing and Financing Activities
        Transfer of insubstance foreclosed assets to loans    $     --           --        652,785
        Loans held-for-sale transferred to
          loans receivable portfolio                           4,950,891         --        708,700
        Loans receivable transferred to
          foreclosed assets held-for-sale                        689,550      471,440         --
        Foreclosed assets held for sale transferred
          to loans receivable                                    311,500         --           --
Additional Cash Payment Information
        Interest paid                                          8,632,457    8,198,629    8,266,794
        Income taxes paid                                      1,497,087      582,319      845,682

NOTE 13: EMPLOYEE BENEFIT PLANS

Pension Plan
------------
         The Bank has participated in a multi-employer pension plan covering all employees who met minimum service requirements. As a member of a multi-employer pension plan, disclosures of plan assets and liabilities for individual employers are not required or practicable. Pension plan expense was $5,063, $128,785 and $156,013 for the years ended June 30, 1998, 1997 and 1996 respectively. This plan was terminated effective December 12, 1997.


Recognition and Retention Plan
------------------------------
         In conjunction with the reorganization discussed in Note 16, the Bank has established a Recognition and Retention Plan (RRP) for the benefit of directors, officers and employees of the Bank and its subsidiary. The RRP provides directors, officers and employees of the Bank with a proprietary interest in the Company in a manner designed to encourage these individuals to remain with the Bank.

         A Committee consisting of members of the Bank's Board of Directors administers the Plan. Under the Plan, the Committee can award up to 75,106 shares of the Company's common stock to selected directors, officers and employees. As of June 30, 1998, all shares have been awarded. The awards vest at the rate of 20% per year over a five-year period. Compensation expense is recognized based on the Company's stock price on the date the shares were awarded to employees. The Bank recognized $92,407, $106,197 and $120,925 of expense under the RRP in 1998, 1997 and 1996, respectively. Shares to be issued under the RRP were purchased on the open market by a separate RRP Trust. The Bank contributed $464,643 to the Trust for stock purchases during the year ended June 30, 1996. These contributions have been accounted for as a reduction of stockholders' equity.


Stock Option and Incentive Plan
-------------------------------
         In conjunction with the reorganization discussed in Note 16, the Company has established the 1994 Stock Option and Incentive Plan for the benefit of certain directors, officers and employees of the Bank and its subsidiary. The Plan is administered by the Company's Option Committee. Under the Plan, the Option Committee may grant stock options or awards of up to 187,764 shares of the Company's common stock.

         The stock options may be either incentive stock options or nonqualified stock options. Incentive stock options can be granted only to participants who are employees of the Bank or its subsidiary. The option price must not be less than the market value of the Company stock on the date of grant. All options expire no later than ten years from the date of grant. The options vest at the rate of 20% per year over a five-year period.

Notes to Consolidated Financial Statements

         The table below summarizes transactions under the Company's stock option plan:


                                            June 30, 1998                 June 30, 1997                   June 30, 1996
                                       ------------------------------------------------------------   --------------------------
                                                    Weighted Average              Weighted Average              Weighted Average
                                        Shares      Exercise Price    Shares      Exercise Price      Shares    Exercise Price
                                        ------      ----------------- ------      -----------------   ------    ----------------
Outstanding,
Outstanding, Beginning of Year         151,990 (1)     $  6.02        84,375         $ 11.62              --        $    --
        Granted                          5,000           12.63         6,640           11.55          97,237          11.62
        Exercised                       (9,794)           6.02            --              --              --             --
        Forfeited                       (3,196)           6.02       (12,305)          11.62         (12,862)            --
                                        ------         -------        ------         -------          ------        -------
Outstanding, End of Year               144,000         $  6.25        78,710         $ 11.61          84,375        $ 11.62
                                        ======         =======        ======         =======          ======        =======
Options Exercisable, End of Year        48,642                        14,383                              --
                                        ======                        ======                          ======



         Stock options were originally for Bank stock. This Plan was converted to Company stock at the exchange ratio of 1.931. See Note 17.

         The fair value of each option granted is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted-average assumptions:


                                                                 June 30, 1998           June 30, 1997           June 30, 1996
                                                                 -------------           -------------           -------------
    Dividends per share                                              $0.30                   $0.33                  0.32
    Risk-Free Interest Rate                                           5.46%                   6.36%                 5.54
    Expected Life of Options                                          5 years                 5 years               5 years

    Weighted-Average Fair Value of Options Granted During Year       $2.07                   $2.51                  2.46


         The following table summarizes information about stock options under the Plan outstanding at June 30, 1998:


                      Options Outstanding            Options Exercisable
                -------------------------------     ----------------------
    Range of        Number        Remaining           Number      Exercise
Exercise Prices  Outstanding   Contractual Life     Exercisable     Price
---------------  -----------   ----------------     -----------     -----

   $  5.83           5,098         8.5 years          1,020        $  5.83
   $  6.02         126,178         7.5 years         46,077        $  6.02
   $  6.08           7,724         8.0 years          1,545        $  6.12
   $ 12.63           5,000         9.7 years            --         $ 12.63

         The Company applies APB Opinion 25 and related Interpretations in accounting for its plans, and no compensation cost has been recognized for the Plan. Had compensation cost for the Plan been determined based on the fair value at the dates using Statement of Financial Accounting Standards No. 123, the
Company's net income would have decreased by $33,007, $32,187 and $16,083 for 1998, 1997 and 1996, respectively. Earnings per share since conversion would be unchanged for 1998. The effects of applying this Statement for either recognizing compensation cost or providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year.

Notes to Consolidated Financial Statements

Employee Stock Ownership Plan
-----------------------------
         In conjunction with the conversion discussed in Note 17, the Bank established an internally-leveraged Employee Stock Ownership Plan (ESOP). All employees are eligible to participate after they attain age 21 and complete 12 consecutive months of service during which they work at least 1,000 hours. The ESOP borrowed $3,444,540 from the Company and purchased 344,454 shares of the common stock of the Company. The ESOP debt is secured by shares of the Company. The loan will be repaid from contributions to the ESOP as approved annually by the Bank's Board of Directors. As the debt is repaid, shares are released from
collateral  and  allocated  to  employees'  accounts.   The  shares  pledged  as
collateral are reported as unearned ESOP shares in the consolidated balance sheet. When shares are released from collateral, the shares become outstanding for Earnings Per Share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and may be paid directly to participants or credited to their account; dividends on unallocated ESOP shares are recorded as a reduction of the unearned ESOP shares and accrued interest. Compensation expense is recognized ratably based on the average fair value of shares committed to be released. Compensation expense attributed to the ESOP was $141,566 for the year ended June 30, 1998. The following is a summary of ESOP shares at June 30, 1998:

     Allocated shares                             -
     Shares released for allocation               -
     Unreleased for allocation              344,454
                                         ----------

     Total ESOP shares                      344,454
                                         ==========

     Fair value of unreleased shares     $4,456,374
                                         ==========

Employment Agreements
---------------------
         The Bank has entered into employment agreements with James E. Haseltine, President and Chief Executive Officer and certain other executive officers of the Bank. Mr. Haseltine's employment agreement covers a term of two years. The agreements will be terminable by the Bank for "just cause" as defined in the agreements. If the Bank terminates the employee without just cause, the employee will be entitled to a continuation of the employee's salary from the date of termination through the remaining term of the agreement. Mr. Haseltine's employee agreement contains a provision stating that in the event of the termination of employment in connection with any future change in control of the Bank, as defined in the agreement, Mr. Haseltine will be paid in a lump sum as amount equal to 1.99 times Mr. Haseltine's five year average annual taxable compensation. In addition, the Bank has entered into employment agreements with eight other officers, which will provide a severance payment upon termination without just cause in the event of a change in control, as defined in the agreements. The agreements may be renewed annually by the Board of Directors upon a determination of satisfactory performance within the Board's sole discretion.


1998 Stock Option and Incentive Plan
------------------------------------
         In conjunction with the conversion discussed in Note 17, the Company has established the 1998 Stock Option and Incentive Plan for the benefit of certain directors, officers and employees of the Bank and its subsidiary. The Plan was voted on and approved by stockholders at the July 22, 1998, special stockholders' meeting. The Company's Option Committee administers the Plan. Under the Plan, the Option Committee may grant stock options or awards of up to 434,081 shares of the Company's common stock. Following approval of the Plan, 402,377 shares were granted.

         The stock options may be either incentive stock options or nonqualified stock options. Incentive stock options can be granted only to participants who are employees of the Bank or its subsidiary. The option price must not be less than the market value of the Company stock on the date of grant. All options expire no later than ten years from the date of grant. The options vest at the rate of 20% per year over a five-year period.

Notes to Consolidated Financial Statements

1998 Restricted Stock Plan
--------------------------
         In conjunction with the conversion discussed in Note 17, the Bank has established a Restricted Stock Plan (RSP) for the benefit of directors, officers and employees of the Bank and its subsidiary. The RSP was voted on and approved by the Company's stockholders at the July 22, 1998, special stockholders' meeting. The RSP provides directors, officers and employees of the Bank with a proprietary interest in the Company in a manner designed to encourage these individuals to remain with the Bank.

         A Committee consisting of members of the Bank's Board of Directors administers the Plan. Under the Plan, the Committee can award up to 173,632 shares of the Company's common stock to selected directors, officers and employees. Following approval of the Plan, 164,950 shares were granted. The awards vest at the rate of 20% per year over a five-year period. Compensation expense is recognized based on the Company's stock price on the date the Plan was ratified by stockholders, which was $13.44 per share. Shares to be issued under the RSP are purchased on the open market by a separate RSP Trust. The Company contributed $2,373,065 to the Trust for stock purchased following approval of the Plan. These contributions have been accounted for as a reduction of stockholders' equity subsequent to the year ended June 30, 1998.


NOTE 14: TRANSACTION WITH RELATED PARTIES

         Certain directors and executive officers of the Company and the Bank were customers of and had transactions with the Bank in the ordinary course of business. As of June 30, 1998 and 1997, loans outstanding to these directors and executive officers amounted to $485,224 and $281,000, respectively. In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.


NOTE 15: COMMITMENTS AND CREDIT RISK

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, commercial real estate and residential real estate.

         As of June 30, 1998 and 1997, the Bank had outstanding commitments to originate loans of approximately $12,741,000 and $2,084,000, respectively. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period. As of June 30, 1998 and 1997, commitments of $11,568,000 and $395,000, respectively, were at fixed rates and $1,173,000 and $1,689,000, respectively, were at floating market rates.

         Forward commitments to sell mortgage loans are obligations to deliver loans at a specified price on or before a specified date. The Bank acquires such commitments to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. Related forward commitments to sell mortgage loans amounted to approximately $1,069,000 as of June 30, 1997. As of June 30, 1998, there were no such commitments outstanding.

Notes to Consolidated Financial Statements

         Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank had an outstanding letter of credit as of June 30, 1998 in the amount of $29,000 and no outstanding letters of credit as of June 30, 1997.

         Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's credit worthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on balance sheet instruments.

         As of June 30, 1998, unused lines of credit to borrowers aggregated approximately $173,000 for commercial lines and $5,247,000 for open-end consumer lines. As of June 30, 1997, unused lines of credit to borrowers aggregated approximately $266,000 for commercial lines and $2,275,000 for open-end consumer lines.

         Although the Bank grants consumer loans, the majority of its loan originations are single or multi-family residential real estate in Springfield, Missouri, and the surrounding area. As of June 30, 1998, the Bank had eighteen borrowers with balances in excess of $1,000,000 each, aggregating $49,304,000, for which the collateral is primarily single-family and multi-family residential rental real estate and commercial real estate. As of June 30, 1997, the Bank had eighteen borrowers with balances in excess of $1,000,000 each, aggregating $35,171,000, for which the collateral is primarily single-family and multi-family residential rental real estate and commercial real estate. Also, as of June 30, 1998 and 1997, the Bank had $25,848,000 and $19,340,000,
respectively, in construction loans to or guaranteed by builders of primarily residential property.


NOTE 16: REORGANIZATION TO A MUTUAL HOLDING COMPANY

         In connection with the Reorganization in April 1995, Guaranty Federal Savings and Loan Association (the "Association") reorganized from a federally chartered mutual savings and loan association into a federal mutual holding company, Guaranty Federal Bancshares, M. H. C. (the "MHC"). As part of the reorganization, the Association incorporated a de novo federally chartered stock savings bank, Guaranty Federal Savings Bank (the "Bank") and transferred most of its assets and all its liabilities to the Bank. The Bank issued 3,125,000 shares of its common stock (par value $1.00) of which 972,365 shares were sold to parties other than the MHC, thus creating a minority ownership interest in the Bank. The shares had an initial public offering price of $8 per share, resulting in gross sales proceeds of $7,778,920. Costs related to the stock issuance, which have been applied to reduce the gross proceeds, were $654,388. Also $100,000 was transferred to the MHC for initial capitalization in connection with Reorganization. The net proceeds of $7,024,532 were included in common stock and capital surplus of the Bank.

         As long as they remain depositors of the Bank, persons who prior to the reorganization had liquidation rights with respect to the Association will continue to have such rights with respect to the Bank.

Notes to Consolidated Financial Statements

NOTE 17: CONVERSION TO STOCK FORM OF OWNERSHIP

         On December 30, 1997, Guaranty Federal Bancshares, Inc. completed the conversion and reorganization of Guaranty Federal Savings Bank and its former mutual holding company by selling 4,340,812 shares of common stock to certain depositors of the Bank and a benefit plan of the Bank at a price of $10.00 per share. In addition all shares of common stock of the Bank held by public stockholders were exchanged for 1,880,710 shares of common stock of the Company at an exchange ratio of 1.931. The only class of securities registered pursuant to the offering was common stock, par value $0.10 per share, and all 6,221,522 shares registered were issued.

         Of the 6,221,522 shares registered and issued: (1) 3,996,358 shares were sold (at $10.00 per share), resulting in cash proceeds to the Company of $39,963,580, (2) 344,454 shares were sold (at $10.00 per share) to the trust of the employee stock ownership plan of the Bank (the "ESOP") and funded by a direct loan (with proceeds used from the offering) from the Company to the trust, an affiliate of the Company, in the amount of $3,444,540, and (3) 1,880,710 shares (minus a certain de minimus number of fractional shares for which cash was paid) were issued in exchange for the common stock of the Bank.

         The expenses for the offering were $780,067 resulting in net proceeds of $42,628,053 of which $19,943,834 was directly contributed to the Bank, and $22,684,219 was retained by the Company. The proceeds retained by the Company were used for various investments, including interest-bearing advances to the Bank.

Notes to Consolidated Financial Statements

NOTE 18: CONDENSED PARENT COMPANY STATEMENTS

         The condensed balance sheet as of June 30, 1998, and statements of income and cash flows for the period December 30, 1997 to June 30, 1998, for the parent company, Guaranty Federal Bancshares, Inc., are as follows:

Balance Sheet
-------------
Assets                                                         $     51,587
  Cash                                                           17,523,918
  Due from subsidiary                                            51,908,392
  Investment in subsidiary                                        1,228,799
  Land                                                              247,021
  Available-for sale securities                                       9,471
                                                               ------------
  Deferred income taxes                                        $ 70,969,188
                                                               ============

Liabilities and Stockholder's Equity
  Accrued expenses and
    other liabilities                                          $      7,090
  Income taxes payable                                              272,000
Stockholders' equity
  Common stock                                                      622,804
  Additional paid-in capital                                     49,016,992
  Unearned ESOP shares                                           (3,444,540)
  Retained earnings                                              21,682,950
  Unrealized appreciation on
    available-for-sale securities, net                            2,811,892
                                                               ------------

                                                               $ 70,969,188
                                                               ============

Statement of Income
-------------------
Income
  Interest income:
    Related party                                              $    734,464
    Other                                                               508
  Other                                                                 550
                                                               ------------
       Total income                                                 735,522
                                                               ------------

Expense
  Occupancy                                                           4,500
  Other                                                              17,355
                                                               ------------
       Total expense                                                 21,855
                                                               ------------
Income before income taxes and equity in
  undistributed earnings of subsidiary                              713,667
Provision for income taxes                                          272,000
                                                               ------------
Income before equity
  in undistributed earnings subsidiary                              441,667
Equity in undistributed
  earnings of subsidiary                                          1,288,133
                                                               ------------
Net income                                                     $  1,729,800
                                                               ============

Notes to Consolidated Financial Statements

Statements of Cash Flows
------------------------
Cash Flows From Operating Activities
  Net income                                                              $  1,729,800
  Item not requiring providing cash:
    Undistributed earnings of net income
      of subsidiary                                                         (1,288,133)
  Changes in:
    Income taxes payable                                                       272,000
    Accrued expenses                                                             7,090
                                                                          ------------
        Net cash provided by operating activities                              720,757
                                                                          ------------
Cash FLows From Investing Activities
  Investment in subsidiary                                                 (19,943,834)
  Loan to ESOP                                                              (3,444,540)
  Purchase of land                                                          (1,228,799)
  Purchase of available-for-sale securities                                   (272,619)
  Net increase in advance to subsidiary                                    (17,523,918)
                                                                          ------------
        Net cash used in investing activities                              (42,413,710)
                                                                          ------------
Cash Flows From Financing Activities
  Proceeds from sale of common stock, net                                   42,628,053
  Stock options exercised                                                       40,454
  Cash dividends received on RRP shares                                          9,875
  Cash dividends paid                                                         (933,842)
                                                                          ------------
        Net cash provided by financing activities                           41,744,540
                                                                          ------------
Increase in cash                                                                51,587

Cash, beginning of period                                                         --
                                                                          ------------

Cash, end of period                                                       $     51,587
                                                                          ============

Noncash Investing and Financing Activities
  Acquisition of Guaranty Federal Savings Bank through stock conversion   $ 30,316,999


Baird                          Hammons Tower
Kurtz &                        901 E. St. Louis Street, Suite 1000    1034 W. Main Street
Dobson                         P.O. Box 1190                          P.O. Box 1277                     http://www.bkd.com
Certified Public Accountants   Springfield, MO 65801-1190             Branson, MO 65615-1277
                               417 865-8701      Fax: 417 865-0682    417 334-5165   Fax: 417 334-3823  Member of
                                                                                                        Moores Rowland International
------------------------------------------------------------------------------------------------------------------------------------


                        Independent Accountants' Report




     We have audited the accompanying consolidated balance sheets of GUARANTY FEDERAL BANCSHARES, INC. as of June 30, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GUARANTY FEDERAL BANCSHARES, INC. as of June 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.


                              /s/Baird, Kutz & Dobson

July 27, 1998
Springfield, Missouri

                                                                          BKD 75
                                                                      We Deliver
                                                                         Results
                                                                  --------------
                                                                       1923-1998