Form 10-K, Exhibit 13
period 1999-06-30
GUARANTY FEDERAL BANCSHARES INC
filed 1999-09-28
CIK 1046203

EXHIBIT 13

The common stock of Guaranty Federal Bancshares, Inc., is traded in the over-the-counter market and quoted on the NASDAQ National
Market. As of August 25, 1999, there were 2,414 stockholders of the 6,245,775 shares of common stock issued and outstanding.

The company paid cash dividends of $0.16 per share on October 15,
1998, to shareholders of record September 8, 1998, and $0.18 per share on April 15, 1999, to shareholders of record as of March 31,
1999

The table below reflects the dividends paid and the range of common stock closing prices by quarter since conversion.

Fiscal Year Ended June 30, 1999            HIGH         LOW        DIVIDENDS

Quarter Ended June 30, 1999              $ 11.75        11.00          0.18

Quarter Ended March 31, 1999               11.75        11.06             -

Quarter Ended December 31, 1998            13.38        11.38          0.16

Quarter Ended September 30, 1998           13.13        10.25             -

Fiscal Year Ended June 30, 1998

Quarter Ended June 30, 1998                13.63        12.25          0.15

Quarter Ended March 31, 1998               13.38        12.00             -

Dear Shareholders,

Probably the most difficult task facing financial institutions today is adapting to the pace of change in the delivery of banking services, and in correctly assessing the current and future needs of bank customers. One thing is for sure, the ability to adjust quickly and decisively to changing customer needs, while simultaneously offering real value to the customer, will provide a substantial competitive advantage. Guaranty Federal has been in the process of selecting new core processing software that will provide opportunities for new products and services for our customers in the coming years, and will have that new processing system in place by the end of fiscal 2000.

Intensive efforts have been ongoing over the last year to test our existing computer hardware and software for any problems that might be caused by the year 2000 date change, sometimes called "millennium bug". We have tested balance carry-forwards, calculations, transfers and payments on various year 2000 dates and have found only isolated problems, all of which have been resolved. We have been in contact with all service providers and are comfortable that their systems will be operational. We have established operational contingency plans so that the day-to-day operations of the bank can be carried on even in the event that a service provider experiences a problem. I am confident that January 3, 2000, the first working day in the year, will see operations proceed just as any other day.

Fiscal year 1999 saw the opening of our first "in-store" branch facility in Walmart's Supercenter in Nixa, MO., as well as the first closing of a branch office at Walnut and Jefferson in Springfield, effective July 2nd. The branch closing was due to physical limitations of the site that prevented expansion of drive-thru facilities and parking, thus limiting the growth potential of the office. The "in-store" facility was opened in late January and is currently ahead of projections. We are excited about the prospects for this office and the opportunities it represents.

In August, 1998, we implemented a database marketing system to aid in the selection process for distribution of product information. Since that time we have increased the number of households served from 11,694 to 12,860 at June 30, 1999, a 9% increase. In addition, we have increased the average number of services per household.

With 20% growth in assets, and earnings of $0.61 per share ($0.60 fully diluted), we had a good year. With semiannual dividends of $0.16 and $0.18 per share, we hope you had a good year as well. Your Board of Directors, Management and Staff are pleased to present the following report.

                                                        Sincerely,

                                                        /s/James E. Haseltine
                                                        ------------------------
                                                        James E. Haseltine
                                                        President

Selected Consolidated Financial and Other Data

         The following tables include certain information concerning the financial position of Guaranty Federal Bancshares, Inc. (including consolidated data from operations of subsidiaries) as of the dates indicated. Dollar amounts are expressed in thousands except per share data.

 Summary Statement of Income                                          Years Ended June 30,
                                                         ------------------------------------------------------
                                                          1999      1998        1997      1996       1995
                                                          ----      ----        ----      ----       ----
Interest income                                          $20,763    17,196      14,711    13,702      11,637
Interest expense                                          10,703     8,743       8,310     8,239       6,595
                                                        --------    -------    -------    -------    -------
Net interest income                                       10,060     8,453       6,401     5,463       5,042
Provision (credit) for loan losses                           180       123        --      (1,212)         16
                                                        --------    -------    -------    -------    -------
Net interest income after provision (credit)
for loan losses                                            9,880     8,330       6,401     6,675       5,026
Noninterest income                                         1,201       953         530       221          71
Noninterest expense                                        5,958     4,823       5,105     4,117       3,077
Income before income taxes                                 5,123     4,460       1,826     2,779       2,020
Provision for income taxes                                 1,765     1,619         664     1,026         690
                                                        --------    -------    -------    -------    -------
Net income                                               $ 3,358     2,841       1,162     1,753       1,330
                                                         =======     =====     =======    =======    =======

Earnings per share, since conversion December 30, 1997
Basic                                                    $  0.61      0.29         n/a       n/a         n/a
Diluted                                                  $  0.60      0.29         n/a       n/a         n/a

 Summary Balance Sheet                                                      As of June 30,
                                                       ------------------------------------------------------
                                                          1999       1998       1997       1996       1995
                                                          ----       ----       ----       ----       ----
ASSETS
Cash and cash equivalents                               $  9,689      7,305      3,817      2,675      4,350
Investment securities                                     24,346     34,691     27,760     37,775     37,973
Loans receivable, net                                    264,269    206,220    158,135    135,029    119,842
Accrued interest receivable                                1,757      1,604      1,312      1,381      1,274
Prepaids and other assets                                  5,672      2,503      1,964      1,913      1,802
Foreclosed assets                                            101        286        210          2        656
Premises and equipment                                     7,365      7,433      6,267      6,392      4,987
                                                        --------    -------    -------    -------    -------
                                                        $313,199    260,042    199,465    185,167    170,884
                                                        ========    =======    =======    =======    =======
LIABILITIES
Deposits                                                $141,137    140,975    151,246    157,008    139,595
Federal Home Loan Bank advances                          104,795     45,081     18,151       --        4,000
Other liabilities                                          3,834      3,296      2,578      1,573      1,245
                                                        --------    -------    -------    -------    -------
                                                         249,766    189,352    171,975    158,581    144,840

STOCKHOLDERS' EQUITY                                      63,433     70,690     27,490     26,586     26,044
                                                        --------    -------    -------    -------    -------
                                                        $313,199    260,042    199,465    185,167    170,884
                                                        ========    =======    =======    =======    =======

 Supplemental Data                                                         As of June 30,
                                                        ------------------------------------------------------
                                                          1999       1998       1997       1996       1995
                                                          ----       ----       ----       ----       ----
Number of full-service offices                                 5          5          4          4          3
Cash dividends per share                                  $ 0.34       0.15        n/a        n/a        n/a

Management's Discussion and Analysis of Financial Condition
   And Results of Operations

GENERAL

         Guaranty Federal Bancshares, Inc. (and with its subsidiary, the "Company") is a Delaware corporation organized on December 30, 1997 for the purpose of becoming the holding company of Guaranty Federal Savings Bank (the "Bank").

         In April 1995, Guaranty Federal Savings & Loan Association reorganized from a federally chartered mutual savings and loan association into a mutual holding company, Guaranty Federal Bancshares, M. H. C. (the "MHC"). Concurrent with the reorganization, Guaranty Federal Savings Bank (the "Bank"), a stock savings bank was chartered. In December 1997, the Company completed the conversion and reorganization of the Bank and the former MHC by selling common stock to depositors of the Bank and a benefit plan of the Bank. In addition, all shares of common stock of the Bank held by public stockholders were exchanged for shares of common stock of the Company. Per share data prior to December 30, 1997 is not presented herein, as the information would not be meaningful.

         The Company's principal business consists of attracting deposits from the general public and using such deposits to originate mortgage loans secured by one- to four-family residences and, to a lesser extent, multi-family, construction and commercial real estate loans and consumer and business loans. The Company also uses these funds to purchase loans secured by one- to four-family residences, mortgage-backed securities, US government and agency obligations, and other permissible securities. When cash outflows exceed inflows, the Company uses borrowings as an additional financing source.

         The Company derives revenues principally from interest earned on loans and investments and, to a lesser extent, from fees charged for services. General economic conditions and policies of the financial institution regulatory agencies, including the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC") significantly influence the Company's operations. Interest rates on competing investments and general market interest rates influence the Company's cost of funds. Lending activities are affected by the interest rates at which such financing may be offered. The Company intends to continue to focus on programs for both one- to four-family lending and consumer lending throughout southwestern Missouri.

FINANCIAL CONDITION

         From June 30, 1998 to June 30, 1999, the Company's total assets increased $53,156,954 (20%), liabilities increased $60,413,830 (32%), and stockholders' equity decreased $7,256,876 (10%). The ratio of stockholders' equity to total assets decreased from 27% to 20%.

         Securities available-for-sale decreased $4,869,504 (35%), from $13,820,679 as of June 30, 1998 to $8,951,175 as of June 30, 1999. The Company
continues to hold 96,000 shares of Federal Home Loan Mortgage Corporation ("FHLMC") stock with an amortized cost of $94,000 in the securities available-for-sale category. As of June 30, 1999, the gross unrealized gain on the stock was $5,474,000, an increase of $1,050,000 over the $4,424,000 unrealized gain as of June 30, 1998. Securities held-to-maturity decreased $5,476,400 (26%), from $20,871,043 as of June 30, 1998 to $15,394,643 as of June
30, 1999. These decreases are attributable to repayments received during the year and the Company's preference to invest in loans versus lower yielding securities.

Management's Discussion and Analysis of Financial Condition
   And Results of Operations


         Net loans receivable increased by $58,085,217 (28%), from $205,414,561 as of June 30, 1998 to $263,499,778 as of June 30, 1999. During this period, permanent loans secured by both owner and non-owner occupied one to four unit residential real estate increased by $30,320,023, (21%), multi-family permanent loans increased by $14,259,413 (66%), construction loans increased by $3,875,808 (11%) and permanent loans secured by commercial real estate increased $8,049,995 (63%). Loans past maturity and past due 90 days or more increased from $120,681 (0% of net loans) as of June 30, 1998 to $211,688 (1% of net loans) as of June 30, 1999. As of June 30, 1999 management considers $905,728 as impaired with a related allowance for loan losses of $136,287. Growth in loans receivable is anticipated to continue and represents a major part of the Company's planned asset growth.

         The Bank increased the allowance for loan losses $157,771(7%) in fiscal year 1999 and $14,548 (1%) in fiscal year 1998. During fiscal year 1999, loan charge-offs exceeded recoveries by $22,229. During fiscal year 1998, charge-offs exceeded recoveries by $108,804. The allowance for loan losses as of June 30, 1999, was 0.89% of net loans outstanding versus 1.07% as of June 30, 1998. As of June 30, 1999, the allowance for loan losses was 259% of impaired loans versus 217% as of June 30, 1998.

         Foreclosed assets held for sale as of June 30, 1999 include a single-family residence and a car. The Bank carries these properties at the lower of cost or fair value of $101,546. Subsequent to June 30, 1999, the Bank sold these properties recognizing a minimal gain.

         Premises and equipment decreased $67,579 (1%), from $7,432,971 as of June 30, 1998 to $7,365,392 as of June 30, 1999. During fiscal year 1999, the Company opened a new location in the Wal-Mart Super Center in Nixa, Missouri. Subsequent to June 30, 1999, the Company closed its location on East Walnut in Springfield. This location was not meeting the Company's profit expectations. During fiscal year 2000, the Company expects to begin construction on a permanent facility to replace the temporary facility at the same site on South National in Springfield.

         Deposits increased $161,818 (0%), from $140,975,336 as of June 30, 1998 to $141,137,154 as of June 30, 1999. During this period core deposit accounts increased by $9,880,981 (27%) to 33% of total deposits, while certificates of deposit decreased by $9,719,163 (9%). The majority of this increase in checking and passbook accounts can be attributed to an aggressive marketing campaign initiated in early 1997 designed to attract checking deposit customers. The decrease in certificate deposits can be attributed to management's decision to allow high cost accounts to run off and replace these funds with FHLB advances at a lower marginal cost.

         As a result of the overall decrease in deposits and the continued increase in loan demand, the Company increased borrowings from the Federal Home Loan Bank ("FHLB") by $59,713,612 (132%) from $45,081,028 as of June 30, 1998 to
$104,794,640 as of June 30, 1999. Based on existing collateral the Bank has the ability to borrow an additional $75,000,000 from the FHLB in the future.

         Stockholders' equity (including unrealized appreciation on securities available-for-sale, net of tax) decreased $7,256,876 (10%), from $70,690,098 as of June 30, 1998 to $63,433,222 as of June 30, 1999. Net income for the year exceeded cash dividends paid by $1,553,059. The Company repurchased 173,632 shares for $2,373,065 in order to fund the restricted stock plan approved by stockholders on July 22, 1998. The Company repurchased 642,127 shares as treasury stock for $8,132,375. Unrealized appreciation on securities available-for-sale, net of tax, contributed $626,934 to the increase in stockholders' equity. On a per share basis, stockholders' equity as of June 30, 1999, was $12.01.

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

                              June 30,  1999   Year Ended June 30, 1999    Year Ended June 30, 1998     Year Ended June 30, 1997
                              --------  ----   ------------------------    ------------------------     ------------------------
                                        Yield/  Average             Yield/   Average            Yield/  Average             Yield/
                             Balance    Cost    Balance   Interest  Cost     Balance   Interest Cost    Balance    Interest Cost
                             -------    ----    -------   --------  ----     -------   -------- ----    -------    -------- ----
 ASSETS
 Interest-earning:
 Loans                       $ 264,269  7.58%  $ 235,322  $ 18,617  7.91%   $ 177,361 $ 14,875  8.39%   $146,468  $ 12,347   8.43%
 Investment securities          18,008  7.19%     24,634     1,605  6.52%      22,123    1,529  6.91%     26,911     1,964   7.30%
 Other assets                   19,615  3.79%     13,808       541  3.92%      17,010      792  4.66%      8,160       400   4.90%
                             ---------  ----   ---------  --------  ----    --------- --------  ----    --------  --------   ----
 Total interest-earning        301,892  7.31%    273,764    20,763  7.58%     216,494   17,196  7.94%    181,539    14,711   8.10%
 Noninterest-earning            11,307             7,701                       11,334                      8,387
                             ---------         ---------  --------          --------- --------          --------  --------
                             $ 313,199         $ 281,465                    $ 227,828                   $189,926
                             =========         =========                    =========                   ========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Interest-bearing:
 Savings accounts              $ 8,751  2.23%    $ 8,486       206  2.43%     $ 8,779      241  2.75%   $  9,191       258   2.81%
 Transaction accounts           33,614  2.79%     28,874       789  2.73%      21,950      616  2.81%     13,846       406   2.93%
 Certificates of deposit        94,401  5.04%     95,295     4,985  5.23%     110,786    6,112  5.52%    122,219     6,807   5.57%
 FHLB advances                 104,795  5.71%     79,985     4,723  5.90%      27,630    1,695  6.13%     13,767       839   6.09%
 Other borrowed funds                -  0.00%          -         -  0.00%       2,897       79  2.73%         -          -   0.00%
                             ---------  ----   ---------  --------  ----    --------- --------  ----    --------  --------   ----
 Total interest-bearing        241,561  4.92%    212,640    10,703  5.03%     172,042    8,743  5.08%    159,023     8,310   5.23%
                                        ----              --------  ----              --------  ----              --------   ----
 Noninterest-bearing             8,205             3,562                        6,863                      4,122
                             ---------         ---------                    ---------                   --------
 Total liabilities             249,766           216,202                      178,905                    163,145
 Stockholders' equity           63,433            65,263                       48,923                     26,781
                             ---------         ---------                    ---------                   --------
                             $ 313,199         $ 281,465                    $ 227,828                   $189,926
                             =========         =========                    =========                   ========
 Net earning balance         $  60,331          $ 61,124                    $  44,452                   $ 22,516
                             =========          ========                    =========                   ========
 Earning yield less costing
   rate                                 2.39%                       2.55%                       2.86%                        2.87%
                                        ====                        ====                        ====                         ====
 Net interest income, and
 net yield spread on
 interest-earning assets                3.38%             $ 10,060  3.67%              $ 8,453  3.90%              $ 6,401   3.53%
                                        ====              ========  ====               =======  ====               =======   ====
 Ratio of interest-earning
   assets to interest-
   bearing liabilities            125%              129%                          126%                       114%
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

                                  Year Ended June 30, 1999 versus 1998        Year Ended June 30, 1998 versus 1997
                                -----------------------------------------   ------------------------------------------
                                                         Rate &                                      Rate &
                                  Balance      Rate      Balance   Total     Balance      Rate       Balance    Total
                                  -------      ----      -------   -----     -------      ----       -------    -----
Interest income:
Loans                            $ 4,861       (843)      (276)     3,742      2,604        (63)       (13)     2,528
Investment securitites               174        (88)       (10)        76       (349)      (104)        18       (435)
Other assets                        (149)      (126)        24       (251)       434        (20)       (22)       392
                                 -------       ----       ----      -----      -----       ----        ---      -----
Net change in interest income      4,886     (1,057)      (262)     3,567      2,689       (187)       (17)     2,485
                                 -------       ----       ----      -----      -----       ----        ---      -----
Interest expense:
Savings accounts                      (8)       (28)         1        (35)       (12)        (6)         1        (17)
Transaction accounts                 194        (16)        (5)       173        238        (17)       (11)       210
Certificates of deposit             (855)      (317)        45     (1,127)      (637)       (64)         6       (695)
Advances                           3,212        (63)      (121)     3,028        845          6          5        856
Other borrowed funds                 (79)       (79)        79        (79)      --         --           79         79
                                 -------       ----       ----      -----      -----       ----        ---      -----
Net change in interest expense     2,464       (503)        (1)     1,960        434        (81)        80        433
                                 -------       ----       ----      -----      -----       ----        ---      -----
Change in net interest income    $ 2,422       (554)      (261)     1,607      2,255       (106)       (97)     2,052
                                 =======       ====       ====      =====      =====       ====        ===      =====


RESULTS OF OPERATIONS - COMPARISON OF YEARS ENDED JUNE 30, 1999 AND 1998

         Interest Rates. The Company charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates. The following table sets forth the weekly average interest rates on U.S. Treasury securities for the twelve months ending.

                                         U.S. Treasury Securities
                                   Average for the Twelve Months Ended
                           ------------------------------------------------
                           Ten-Year Maturity   One-Year Maturity    Spread
                           -----------------   -----------------    ------
June 30, 1999                     5.10%                4.76%         0.34%
June 30, 1998                     5.84%                5.44%         0.40%
                                  ----                 ----          ----
Decrease in interest rates       -0.74%               -0.68%        -0.06%
                                  ====                 ====          ====


         The Company's principal assets are single family home mortgage loans. Fixed rate mortgage loans are typically priced at a spread over the ten-year U.
S. Treasury securities. The 74 basis point decline in the ten-year treasury for fiscal year 1999 in addition to the 76 basis point decline in the prior year is indicative of the decline in the fixed-rates on single family mortgage loans. As a result, borrowers preferred fixed rate mortgages over adjustable and they took advantage of the relatively low rates to refinance their home mortgages. During the year, the average yield on loans decreased 48 basis points from 8.39% to 7.91% and the average yield on all interest-earning assets decreased 36 basis points from 7.94% to 7.58%.

         The Company's principal retail deposit is the certificate of deposit. Management attempts to price certificates so that the marginal cost of attracting deposits is equal to the marginal cost of FHLB advances on a duration-adjusted basis. The average cost of certificates decreased 29 basis points from 5.52% to 5.23%. During the year, start-up banks in the market area paid interest rates on certificates of deposit well above comparable maturity treasury rates. As a result, the Company was unable to reduce the cost of certificates in line with the overall decline in the general level of interest rates. The average cost of transaction accounts

Management's Discussion and Analysis of Financial Condition
   And Results of Operations


decreased eight basis points from 2.81% to 2.73%. In total, the average cost of all interest-bearing liabilities decreased five basis points from 5.08% to 5.03%.

         The Company's net interest income is materially impacted by the spread between yields earned on longer-term securities and the cost paid on shorter-term deposit accounts. At the same time the spread between the ten-year and one-year treasury was narrowing by six basis points, the Company's spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities decreased by 31 basis points from 2.86% to 2.55%.

         Interest Income.  Total interest income  increased  $3,566,448 (21%) as the average balance of interest-earning assets increased $57,270,000 (26%). Interest income did not increase in proportion to the increase in average balances due to the 36 basis point decline in average yield. Interest on loans increased $3,742,094 (25%) as the average loan receivable balance increased $57,961,000 (33%) and the average yield declined 48 basis points. To the extent possible, subject to market conditions and competition, the Company intends to emphasize loan production and will purchase investment securities or mortgage-backed securities only if spreads between the asset yield and the liability cost net an arbitrage profit over a range of potential interest rate scenarios.

         Interest Expense. Total interest expense increased $1,959,663 (22%) as the average balance of interest-bearing liabilities increased $40,598,000 (24%). Interest expense increased less than the increase in average balances because the average cost of interest-bearing liabilities declined by five basis points. The average balances of transaction accounts increased $6,924,000 (32%) and the average balances of certificates of deposit decreased $15,491,000 (14%). In order to fund the increase in assets and decrease in deposits, the Company borrowed additional funds from the FHLB. The average balance of FHLB advances increased by $52,355,000 (189%).

         Net Interest Income. The Company's net interest income increased $1,606,785 (19%) from $8,452,879 to $10,702,906. During the year ended June 30,
1999, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $61,124,000, an increase in the average net earning balance of $16,672,000 (38%) due to the net proceeds of the December 30, 1997 offering.

         Provision for Loan Losses. Provisions for loan losses are charged or credited to earnings to bring the total allowance to a level considered adequate by the Company to provide for potential loan losses in the existing portfolio. When making the assessment, the Company considers prior loss experience, volume and type of lending, industry standards and past due loans in the Company's portfolio. In addition, the Company considers general economic conditions and other factors related to collectability of the Company's portfolio.

         During fiscal year 1999, the Company experienced loan charge-offs in excess of recoveries of $22,229 and based on a review as discussed above, elected to add $180,000 to the allowance. Management anticipates the need to continue adding to loss reserves through charges to provision for loan losses based on the anticipated growth in the loan portfolio.


         Non-Interest Income. Non-interest income, which consists of service charges and other fees, income from foreclosed assets and gains or losses on sale of assets, increased $247,791 (26%) from $953,063 to $1,200,854. This increase is primarily due to the $267,903 (44%) increase in service charges due to continued growth in the Company's checking accounts.

         Non-Interest Expense. Non-interest expense increased $1,134,891(24%), from $4,822,499 to $5,957,390. Salaries and employee benefits increased $833,496 (36%) due to the operation of the South National branch for a full year and the start-up of the Nixa Wal-Mart branch as well as the expenses related to the new restricted stock plan and employee stock ownership plan. Data processing expense increased $100,252 (25%) due to the new branches and the overall increase in accounts served. Other expenses

Management's Discussion and Analysis of Financial Condition
   And Results of Operations


increased $138,870 (16%) due primarily to legal fees associated with the two special stockholder meetings held during the year and the expenses related to the new restricted stock plan for the directors.

         Income Taxes. The change in income tax is a direct result of changes in the Company's taxable income.

         Cash Dividends Paid. The Company paid cash dividends of $0.16 per share on October 15, 1998, to the stockholders of record as of September 8, 1998. The Company paid cash dividends of $0.18 per share on April 15, 1999, to the stockholders of record as of March 31, 1999.

RESULTS OF OPERATIONS - COMPARISON OF YEARS ENDED JUNE 30, 1998 AND 1997

         Interest Rates. The following table sets forth the weekly average interest rates on U.S. Treasury securities for the twelve months ending.

                                         U.S. Treasury Securities
                                     Average for the Twelve Months Ended
                             -----------------------------------------------
                             Ten-Year Maturity   One-Year Maturity   Spread
                             -----------------   -----------------   ------
June 30, 1998                       5.84%                5.44%        0.40%
June 30, 1997                       6.60%                5.69%        0.91%
                                    ----                 ----         ----
Decrease in interest rates         -0.76%               -0.25%       -0.51%
                                    ====                 ====         ====

         The 76 basis point decline in the ten-year treasury is indicative of the decline in the fixed-rates on single family mortgage loans. During the year, the average yield on loans decreased four basis points from 8.43% to 8.39% and the average yield on interest-earning assets decreased 16 basis points from 8.10% to 7.94%.

         The average cost of certificates decreased five basis points from 5.57% to 5.52%. During the year, start-up banks in the market area paid interest rates on certificates of deposit well above comparable maturity treasury rates. As a result, the Company was unable to reduce the cost of certificates in line with the overall decline in the general level of interest rates. The average cost of transaction accounts decreased 12 basis points from 2.93% to 2.81%. In total, the average cost of interest-bearing liabilities decreased 15 basis points from 5.23% to 5.08%.

         At the same time the spread between the ten-year and one-year treasury was narrowing by 51 basis points, the Company's spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities decreased by one basis point from 2.87% to 2.86%.

         Interest Income. Total interest income increased $2,484,837 (17%) as the average balance of interest-earning assets increased $34,955,000 (19%). Loan interest increased $2,527,977 (20%) as the average loan receivable balance increased $30,893,000 (21%). Average balances of investment securities declined $4,788,000 (18%) during the year as the Company replaced securities with higher yielding loans.

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

Management's Discussion and Analysis of Financial Condition
   And Results of Operations


assets  exceeded  the  average  balance  of   interest-bearing   liabilities  by
$44,452,000, an increase in the average net earning balance of $21,936,000 (97%) due to the net proceeds of the December 30, 1997 offering.

         Provision for Loan Losses. During fiscal year 1998, the Company experienced loan charge-offs in excess of recoveries of $108,804 and based on a review as discussed above, elected to add $123,352 to the allowance.

         Non-Interest Income. Non-interest income increased $423,262 (80%) from $529,801 to $953,063. This increase is primarily due to the $340,275 (129%) increase in service charges due to continued growth in the Company's checking accounts.

         Non-Interest Expense. Non-interest expense decreased $282,132 (6%), from $5,104,631 to $4,822,499. This decrease was primarily due to a special one-time assessment in fiscal year 1997 of $931,989 by the Federal Deposit Insurance Corporation ("FDIC") on all assessable deposits as of March 31, 1995. Beginning January 1, 1997 deposit premiums declined from an average of 23.4 basis points to an average of 6.4 basis points. Non-interest expense other than this special assessment increased $649,857 (16%). In general, this increase can be attributed to the overall increase in accounts served, the addition of our South National location, and the expenses associated with the December 30, 1997 offering. Salaries and employee benefits increased $280,664 (14%). Occupancy expense increased $115,985 (18%) due primarily to the opening of a new branch location in October 1997. Data processing expense increased $38,165 (11%) due to the increased volume of transactions handled. Advertising expenses increased $77,641 (24%) which reflects a full year of promoting our checking account programs. All other expenses increased $254,003 (42%). More specifically, legal expense increased $44,153 and office supplies increased $69,683.

         Income Taxes. The change in income tax is a direct result of changes in the Company's taxable income.

         Cash Dividends Paid. Guaranty Federal Savings Bank paid cash dividends of $687,500 (3,125,000 shares at $0.22 per share) on October 18, 1997, to the stockholders of record as of September 12, 1997. The Company paid cash dividends of $933,842 (6,225,610 shares at $0.15 per share) on April 30, 1998, to the stockholders of record as of April 3, 1998.

ASSET / LIABILITY MANAGEMENT

         The goal of the Bank's asset/liability policy is to manage interest rate risk so as to maximize net interest income over time in changing interest rate environments. Management monitors the Bank's net interest spreads (the difference between yields received on assets and paid on liabilities) and, although constrained by market conditions, economic conditions, and prudent underwriting standards, it offers deposit rates and loan rates that maximize net interest income. Management also attempts to fund the Bank's assets with liabilities of a comparable duration to minimize the impact of changing interest rates on the Bank's net interest income. This matching is especially difficult because the residential mortgage loans that comprise the majority of the Bank's assets give the borrower the right to prepay at any time. These borrowers act in their economic self-interest and refinance higher rate loans when rates are low. Since, the relative spread between financial assets and liabilities is constantly changing, the Bank's current net interest income may not be an indication of future net interest income.

         The Bank's initial efforts to manage interest rate risk included implementing an adjustable rate mortgage loan ("ARM") program beginning in the early 1980s. The ARMs have met with excellent customer acceptance. As of June 30, 1997, ARMs constituted 75% of the Bank's mortgage loan portfolio. However during fiscal years 1998 and 1999, the general level of long term interest rates dropped and borrowers opted for fixed rate mortgages. As of June 30, 1999, ARMs represent 60% of the loan portfolio. Of the ARMs originated during the past two fiscal years, borrower's preferred initial fixed rate periods of three or five years. In response to this shift in customer preference, the Bank started a program of borrowing longer-term

Management's Discussion and Analysis of Financial Condition
   And Results of Operations


funds from the FHLB. FHLB advances with maturities over five years increased $27,133,275 from $25,705,115 as of June 30, 1998 to $52,838,390 as of June 30,
1999.

         The Bank is also managing interest rate risk by the origination of construction loans. As of June 30, 1999, such loans made up 15% of the Bank's loan portfolio. In general, these loans have higher yields, shorter maturities, and greater interest rate sensitivity than other real estate loans.

         The Bank constantly monitors its deposits in an effort to decrease their interest rate sensitivity. Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank's asset/liability management objectives and spread requirements. As of June 30, 1998, the Bank's savings accounts, checking accounts, and money market deposit accounts totaled $36,855,202 or 26% of its total deposits. As of June 30, 1999, these accounts totaled $46,736,183 or 33% of total deposits. The Bank believes, based on historical experience, that a substantial portion of such accounts represents non-interest rate sensitive, core deposits.

         The value of the Bank's loan portfolio will change as interest rates change. Rising interest rates will decrease the Bank's net portfolio value, while falling interest rates increase the value of that portfolio.

INTEREST RATE SENSITIVITY ANALYSIS

         The following table sets forth as of June 30, 1999, the OTS estimate of the projected changes in net portfolio value ("NPV") in the event of 100, 200, and 300 basis point ("bp") instantaneous and permanent increases and decreases in market interest rates.
Dollar amounts are expressed in thousands.

                Estimated Net Portfolio Value        NPV as % of PV of Assets
BP Change     --------------------------------       ------------------------
in Rates      $ Amount     $ Change   % Change       NPV Ratio      BP Change
--------      --------     --------   --------       ---------      ---------
  +300          60,719      (4,307)       -7%          20.5%         -18 bp
  +200          63,314      (1,712)       -3%          20.9%         +22 bp
  +100          64,873        (153)        0%          21.0%         +31 bp
    NC          65,026                                 20.7%
  -100          63,517      (1,509)       -2%          19.9%         -75 bp
  -200          60,740      (4,286)       -7%          18.9%        -184 bp
  -300          57,751      (7,275)      -11%          17.7%        -298 bp


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

Management's Discussion and Analysis of Financial Condition
   And Results of Operations


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

LIQUIDITY AND CAPITAL RESOURCES

         The Bank is required by OTS regulations to maintain minimum levels of specified liquid assets equal to 4% of deposits and short-term borrowings. The Bank's liquidity ratio as of June 30, 1999, was 19.4%.

         The Company's principal sources of funds for investments and operations are net income, deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities, and proceeds from maturing investment securities. The Company considers deposits and FHLB advances as primary sources of funds.

         The Company's most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less. The levels of such assets are dependent on the Bank's operating, financing, and investment activities at any given time. The Company's cash and cash equivalents totaled $9,689,121 as of June 30, 1999. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

         As of June 30, 1999, the Bank had conditional commitments in the form of a letter of credit in the amount of $263,000. Outstanding loan commitments were $6,593,000. As of June 30, 1999, the Bank had granted unused lines of credit to borrowers aggregating approximately $316,000 and $6,945,000 for commercial lines and open-end consumer lines, respectively. As of June 30, 1999, the Bank had $65,131,748 in certificates of deposit which were scheduled to mature in one year or less. It is anticipated that the majority of these certificates will be renewed in the normal course of operations.

         The Bank's capital position of $55,973,000 is 18.0% of total assets as of June 30, 1999. The Bank has an excess of $47,961,000, $40,303,000, and
$38,840,000 of required regulatory levels of tangible, core, and risk-based capital, respectively.
Under current regulatory guidelines, the Bank is classified as well capitalized.

         During fiscal year 1999, the Company purchased 815,759 shares of common stock in open market transactions with the intent to grant stock awards for 173,632 shares of common stock in accordance with the Bank's Restricted Stock Plan and to place 642,127 shares in a treasury stock account. The Company intends to monitor the common stock price and with regulatory approval may from time to time initiate further treasury stock transactions in order to improve the Company's long-term earnings per share while at the same time maintaining an adequate level of stockholders' equity.

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

Management's Discussion and Analysis of Financial Condition
   And Results of Operations


interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

impact of new accounting pronouncements

         During the year ended June 30, 1999, the Company adopted SFAS 130, "Reporting Comprehensive Income". This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements.

         During the year ended June 30, 1999, the Company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments. The Statement also establishes standards for related disclosures about products and services, geographic areas and major customers.

Impact of Year 2000

         Rapid and accurate data processing is essential to the Bank's operations. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in prior years) may read entries for the year 2000 as the year 1900 or as the year 1980 and incorrectly attempt to compute payments, interest, delinquency and other data. The Bank has been evaluating both information technology (computer systems) and non-information technology systems (e.g., telephone systems, vault timers, security systems and elevator controls). We have evaluated our risk in three areas: (1) our own computers, (2) computers of others used by our borrowers, depositors, and business partners, and (3) computers of others who provide us with data processing services.

         Our own computers. The Bank spent approximately $175,000 ($140,000 for hardware and $35,000 for software) to upgrade our computer systems. These upgrades are expected to eliminate the Year 2000 risk in our computers. We do not expect to have material costs to address this risk area after June 30, 1999. We believe all of our own computers are Year 2000 compliant.

         Computers of others used by borrowers, depositors, and business partners. The Bank has evaluated most of our material borrowers and depositors and does not believe that the Year 2000 problem should, on an aggregate basis, impact their ability to make payments or deposits to the Bank. We believe that most of our residential customers are not dependent on their home computers for income and that none of our commercial customers are so large that a Year 2000 problem would render them unable to collect revenue or rent and, in turn, continue to do business with the Bank. We have solicited our material business partners regarding their Year 2000 readiness and have received representations as to their Year 2000 readiness.

         Computers of others who provide us with data processing services. This risk is primarily focused on one, third party service bureau that provides all of the Bank's core data processing. This service bureau tells us they have completed program changes required for Year 2000 processing. We acted as a proxy-testing site for testing those systems. As a result of those tests, we have no reason not to believe the core processing system will operate in the Year 2000. If this core processing system does develop problems due to the year 2000, we would likely experience significant delays, mistakes, or failures. These delays, mistakes, or failures could have a significant impact on our financial condition and results of operations. To mitigate any such problem, we have developed business resumption contingency plans to operate without the benefit of our core processing system until the system can be repaired.

Management's Discussion and Analysis of Financial Condition
   And Results of Operations


         Contingency Plan. We have identified potential points of failure for each of our mission critical systems. For each potential failure we have identified contingency plans. We have tested these plans and intend to evaluate and update these plans as more information becomes available regarding the potential risks of the Year 2000 event. Such plans are labor-intensive causing us to be much less efficient. However, we believe that we would be able to operate in this manner, with reduced levels of customer service, until our existing service bureau, or their replacement, is able to again provide data processing services. If very few financial institution service bureaus are operating in the year 2000, our replacement costs, assuming we could negotiate an agreement, could be material.

         This discussion of the impact of the Year 2000 is a Year 2000 readiness disclosure within the meaning of the Year 2000 Readiness and Disclosure Act.

Summary of Unaudited Operating Results




 Summary of Unaudited Quarterly Operating Results

                                                                 Fiscal Year 1999
                                                ---------------------------------------------------
                                                September-98  December-98    March-99    June-99
                                                ------------  -----------    --------    -------
Interest income                                  $4,933,889    5,182,991    5,245,700    5,399,990
Interest expense                                  2,502,163    2,689,717    2,672,703    2,838,323
                                                 ----------    ---------    ---------    ---------
Net interest income                               2,431,726    2,493,274    2,572,997    2,561,667
Provision for loan losses                            45,000       45,000       45,000       45,000
Gain on loans and investment securities               9,750       28,953        8,535       20,984
Other noninterest income, net                       261,158      274,467      262,247      334,760
Noninterest expense                               1,409,797    1,505,103    1,516,608    1,525,882
                                                 ----------    ---------    ---------    ---------
Income before income taxes                        1,247,837    1,246,591    1,282,171    1,346,529
Provision for income taxes                          449,734      426,162      458,548      430,556
                                                 ----------    ---------    ---------    ---------
Net income                                       $  798,103      820,429      823,623      915,973
                                                 ==========    =========    =========    =========
Basic earnings per share                         $     0.14         0.15         0.15         0.17
                                                 ==========    =========    =========    =========
Diluted earnings per share                       $     0.14         0.14         0.15         0.17
                                                 ==========    =========    =========    =========


                                                                Fiscal Year 1998
                                                --------------------------------------------------
                                                September-97  December-97    March-98    June-98
                                                ------------  -----------    --------    -------
Interest income                                  $3,939,502    4,210,294    4,383,799    4,662,527
Interest expense                                  2,188,158    2,318,489    2,028,113    2,208,483
                                                 ----------    ---------    ---------    ---------
Net interest income                               1,751,344    1,891,805    2,355,686    2,454,044
Provision for loan losses                            33,352       30,000       30,000       30,000
Gain (loss) on loans and investment securities       38,131       19,240       12,295         (799)
Other noninterest income, net                       173,335      219,932      240,180      250,749
Noninterest expense                               1,120,763    1,138,416    1,245,480    1,317,840
                                                 ----------    ---------    ---------    ---------
Income before income taxes                          808,695      962,561    1,332,681    1,356,154
Provision for income taxes                          292,192      367,773      489,438      469,597
                                                 ----------    ---------    ---------    ---------
Net income                                       $  516,503      594,788      843,243      886,557
                                                 ==========    =========   ==========      =======
Basic earnings per share (since conversion)             n/a          n/a   $     0.14         0.15
                                                                           ==========   ==========
Diluted earnings per share (since conversion)           n/a          n/a   $     0.14         0.15
                                                                           ==========   ==========

Guaranty Federal Bancshares, Inc.
Consolidated Balance Sheets
June 30, 1999 and 1998

                            ASSETS                                  1999                1998
                            ------                                  ----                ----
 Cash                                                             $  1,656,648             846,691
 Interest-bearing deposits in other financial institutions           8,032,473           6,458,232
                                                                  ------------         -----------
 Cash and cash equivalents                                           9,689,121           7,304,923
 Available-for-sale securities                                       8,951,175          13,820,679
 Held-to-maturity securities                                        15,394,643          20,871,043
 Mortgage loans held for sale                                          769,074             805,183
 Loans receivable, net                                             263,499,778         205,414,561
 Accrued interest receivable:
 Loans                                                               1,459,508           1,188,162
 Investments                                                           297,431             415,982
 Prepaid expenses and other assets                                   5,671,845           2,503,055
 Foreclosed assets held for sale                                       101,546             286,000
 Premises and equipment                                              7,365,392           7,432,971
                                                                  ------------         -----------
                                                                  $313,199,513         260,042,559
                                                                  ============         ===========
             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------

 LIABILITIES
 Deposits                                                        $ 141,137,154         140,975,336
 Federal Home Loan Bank advances                                   104,794,640          45,081,028
 Advances from borrowers for taxes and insurance                     1,195,545             870,476
 Accrued expenses and other liabilities                                499,221             513,943
 Accrued interest payable                                              543,641             256,975
 Income taxes payable                                                  235,587             417,532
 Deferred income taxes                                               1,360,503           1,237,171
                                                                  ------------         -----------
                                                                   249,766,291         189,352,461
                                                                  ------------         -----------

 STOCKHOLDERS' EQUITY Common Stock:
 $0.10 par value; authorized 10,000,000 shares;
 issued; 1999 - 6,245,775 shares, 1998 - 6,228,035 shares              624,578             622,804
 Additional paid-in capital                                         47,366,264          49,016,992
 Unearned ESOP shares                                               (3,100,080)         (3,444,540)
 Retained earnings, substantially restricted                        23,236,009          21,682,950
 Accumulated other comprehensive income
         Unrealized appreciation on available-for-sale securities,
      net of income taxes; 1999 - $2,026,448, 1998 - $1,651,429      3,438,826           2,811,892
                                                                  ------------         -----------
                                                                    71,565,597          70,690,098
 Treasury stock, at cost - 642,127 shares in 1999                   (8,132,375)                 -
                                                                  ------------         -----------
                                                                    63,433,222          70,690,098
                                                                  ------------         -----------
                                                                  $313,199,513         260,042,559
                                                                  ============         ===========

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Income
Years Ended June 30, 1999, 1998, and 1997

                                                  1999          1998          1997
                                                  ----          ----          ----
INTEREST INCOME
Loans                                          $18,616,891    14,874,797    12,346,820
Investment securities                            1,604,972     1,528,929     1,964,043
Other                                              540,707       792,396       400,422
                                               -----------     ---------     ---------
                                                20,762,570    17,196,122    14,711,285
                                               -----------     ---------     ---------
INTEREST EXPENSE
Deposits                                         5,979,900     6,969,284     7,471,093
Federal Home Loan Bank advances                  4,723,006     1,694,916       839,082
Other                                                 --          79,043          --
                                               -----------     ---------     ---------
                                                10,702,906     8,743,243     8,310,175
                                               -----------     ---------     ---------
NET INTEREST INCOME                             10,059,664     8,452,879     6,401,110
PROVISION FOR LOAN LOSSES                          180,000       123,352          --
                                               -----------     ---------     ---------
NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES                    9,879,664     8,329,527     6,401,110
                                               -----------     ---------     ---------
NONINTEREST INCOME
Service charges                                    872,827       604,924       264,649
Late charges and other fees                        113,490       109,200        85,673
Gain on loans and investment securities             68,222        68,867        61,468
Income on foreclosed assets                         11,488        14,127        17,896
Other income                                       134,827       155,945       100,115
                                               -----------     ---------     ---------
                                                 1,200,854       953,063       529,801
                                               -----------     ---------     ---------
NONINTEREST EXPENSE
Salaries and employee benefits                   3,144,373     2,310,877     2,030,213
Occupancy                                          789,095       769,836       653,851
SAIF deposit insurance:
Special assessment                                    --            --         931,989
Insurance premiums                                  84,172        92,558       209,159
Data processing                                    497,820       397,568       359,403
Advertising                                        448,203       396,803       319,162
Other expense                                      993,727       854,857       600,854
                                               -----------     ---------     ---------
                                                 5,957,390     4,822,499     5,104,631
                                               -----------     ---------     ---------
INCOME BEFORE INCOME TAXES                       5,123,128     4,460,091     1,826,280
PROVISION FOR INCOME TAXES                       1,765,000     1,619,000       664,500
                                               -----------     ---------     ---------
NET INCOME                                       3,358,128     2,841,091     1,161,780
OTHER COMPREHENSIVE INCOME
          Unrealized appreciation on
               available-for-sale securities       626,934       754,312       798,169
                                               -----------     ---------     ---------
COMPREHENSIVE INCOME                           $ 3,985,062     3,595,403     1,959,949
                                               ===========     =========     =========
BASIC EARNINGS PER SHARE                       $      0.61          0.29(1)        n/a
                                               ===========     =========     =========
DILUTED EARNINGS PER SHARE                     $      0.60          0.29(1)        n/a
                                               ===========     =========     =========



(1) Since conversion December 30, 1997

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares. Inc.
Consolidated Statements of Cash Flows
Years Ended June 30, 1999, 1998, and 1997




                                                            1999            1998            1997
                                                            ----            ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                            $  3,358,128       2,841,091       1,161,780
Items not requiring (providing) cash:
Deferred income taxes                                     (251,687)        (22,258)         22,000
Depreciation                                               444,467         469,532         441,367
Provision for loan losses                                  180,000         123,352            --
Gain on loans and investment securities                    (68,222)        (68,867)        (61,468)
Gain on sale of premises and equipment                        --              --            (5,169)
(Gain) loss on sale of foreclosed assets                     4,820         (15,231)         (9,921)
Amortization of deferred income,
premiums and discounts                                      14,181         (77,945)       (220,135)
RRP/RSP expense                                            510,286          92,407         106,197
Origination of loans held for sale                     (10,271,583)     (6,152,677)     (6,626,148)
Proceeds from sale of loans held for sale               10,375,914       6,364,053       4,134,389
   Release of ESOP shares                                  414,385            --              --
Changes in:
Accrued interest receivable                               (152,795)       (292,583)         69,448
Prepaid expenses and other assets                         (183,090)       (539,181)        (11,357)
Accrued expenses and other liabilities                     271,944         (26,754)        283,466
Income taxes payable                                      (158,391)        113,685         131,141
                                                         ---------       ---------        --------
Net cash provided by (used in) operating activities      4,488,357       2,808,624        (584,410)
                                                         ---------       ---------        --------

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows (continued)
Years Ended June 30, 1999, 1998 and 1997

                                                                 1999            1998            1997
                                                                 ----            ----            ----
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of loans                                            (7,895,901)           --              --
Net increase in loans                                       (50,158,557)    (48,620,302)    (20,918,542)
Principal payments on held-to-maturity securities             3,992,371       3,881,091       4,300,576
Principal payments on available-for-sale securities           6,413,840            --              --
Purchase of available-for-sale securities                      (520,065)    (13,875,905)           --
Purchase of premises and equipment                             (376,888)       (406,548)       (337,112)
Proceeds from sale of premises and equipment                       --              --            25,500
Proceeds from sales of available-for-sale securities               --              --         5,318,175
Proceeds from maturitites of held-to-maturity securities      1,385,715       4,345,229       1,739,461
Purchase of FHLB stock                                       (2,985,700)           --              --
Proceeds from sale of foreclosed assets                          30,690         317,855         362,900
Capitalized costs on foreclosed assets                             --              --           (90,167)
                                                           ------------       ---------       ---------
 Net cash used in investing activities                      (50,114,495)    (54,358,580)     (9,599,209)
                                                           ------------       ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock, net                            --        39,216,426            --
Stock options exercised                                         106,792          58,971            --
Cash dividends paid                                          (1,805,069)     (1,621,342)     (1,187,500)
Cash dividends received on RRP Stock                             13,554          15,780          11,987
Net increase in demand deposits,
      NOW accounts and savings accounts                       9,880,981       8,738,851       4,944,356
Net decrease in certificates of deposit                      (9,719,163)    (18,497,200)    (10,705,764)
Proceeds from FHLB advances                                  64,092,500      61,050,000      31,163,750
Repayments of FHLB advances                                  (4,378,888)    (34,119,816)    (13,012,906)
Advances from borrowers for taxes and insurance                 325,069         195,858          99,132
Reduction of shares in RRP Trust                                   --              --            13,358
RSP stock purchased                                          (2,373,065)           --              --
Treasury stock purchased                                     (8,132,375)           --              --
                                                           ------------       ---------       ---------
 Net cash provided by financing activities                   48,010,336      55,037,528      11,326,413
                                                           ------------       ---------       ---------
INCREASE IN CASH
AND CASH EQUIVALENTS                                          2,384,198       3,487,572       1,142,794

CASH AND CASH EQUIVALENTS,
BEGINNING OF YEAR                                             7,304,923       3,817,351       2,674,557
                                                           ------------       ---------       ---------
CASH AND CASH EQUIVALENTS,
END OF YEAR                                                $  9,689,121       7,304,923       3,817,351
                                                           ============       =========       =========

See Notes to Consolidated Financial Statements
                                                      18

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Change in Stockholder's Equity Years Ended June 30, 1999, 1998 and 1997

                                                                                                   Accumulated Other
                                                                                                 Comprehensive Income -
                                             Additional      Unearned                            Unrealized Appreciation
                                               Paid-In         ESOP       Treasury    Retained     Available-for-Sale
                               Common Stock    Capital        Shares        Stock     Earnings       Securities, Net      Total
                               ------------    -------        ------        -----     --------   ---------------------  ----------
 Balance, June 30, 1996         $ 3,125,000   3,555,814           -             -    18,645,939        1,259,411        26,586,164
 Net income                               -           -           -             -     1,161,780                -         1,161,780
 Dividends on common stock,
   ($0.38 per share)                      -           -           -             -    (1,187,500)               -        (1,187,500)
 Recognition and Retention
   Plan  ("RRP") expense                  -     106,197           -             -             -                -           106,197
 Dividends received on RRP
   stock                                  -      11,987           -             -             -                -            11,987
 Reduction of shares in
   RRP Trust                              -      13,358           -             -             -                -            13,358
 Change in unrealized
 appreciation on
 available-for-sale
 securitites, net of
 income taxes of $468,000                 -           -           -             -             -          798,169           798,169
                                 ----------  ----------   ----------    ----------   ----------        ---------        ----------
 Balance, June 30, 1997           3,125,000   3,687,356           -             -    18,620,219        2,057,580        27,490,155
 Net income                               -           -           -             -     2,841,091                -         2,841,091
 Dividends on common stock,
   ($0.22 per share on
   3,125,000 shares &
   $0.15 per share on
   6,225,610 shares)                      -           -           -             -    (1,621,342)               -        (1,621,342)
 Dividends received on
   RRP stock                              -      15,780           -             -             -                -            15,780
 Recognition and Retention
   Plan expense                           -      92,407           -             -             -                -            92,407
 Stock redeemed and stock
   issued under plan
   of conversion to stock
   ownership, net                (2,502,868) 45,130,921  (3,444,540)            -             -                -        39,183,513
 Transfer from MHC                        -           -           -             -     1,842,982                -         1,842,982
 Stock options exercised                672      58,299           -             -             -                -            58,971
 Tax benefit of RRP shares                -      32,229           -             -             -                -            32,229
 Change in unrealized
   appreciation on
   available-for-sale
   securitites, net of
   income taxes of $443,429               -           -           -             -             -          754,312           754,312
                                 ----------  ----------   ----------    ----------   ----------        ---------        ----------
 Balance, June 30, 1998             622,804  49,016,992  (3,444,540)            -    21,682,950        2,811,892        70,690,098
 Net income                               -           -           -             -     3,358,128                -         3,358,128
 Dividends on common stock,
   ($0.34 per share)                      -           -           -             -    (1,805,069)               -        (1,805,069)
 Dividends received on
   RRP stock                              -      13,554           -             -             -                -            13,554
 Recognition and Retention
   Plan & Restricted
   Stock Plan ("RSP")expense              -     510,286           -             -             -                -           510,286
 Stock options exercised              1,774     105,018           -             -             -                -           106,792
 RSP stock purchased                         (2,373,065)          -             -             -                -        (2,373,065)
 Treasury stock purchased                 -           -           -    (8,132,375)            -                -        (8,132,375)
 Release of ESOP shares                   -      69,925     344,460             -             -                -           414,385
 Tax benefit of RRP shares                -      23,554           -             -             -                -            23,554
 Change in unrealized
   appreciation on
   available-for-sale
   securitites, net of
   income taxes of $375,019               -           -           -             -             -          626,934           626,934
                                 ----------  ----------   ----------    ----------   ----------        ---------        ----------
 Balance, June 30, 1999          $  624,578  47,366,264   (3,100,080)   (8,132,375)  23,236,009        3,438,826        63,433,222
                                 ==========  ==========   ==========    ==========   ==========        =========        ==========


Notes to Consolidated Financial Statements


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES

Organization
------------
         In April 1995, Guaranty Federal Savings & Loan Association reorganized from a federally chartered mutual savings and loan association into a mutual holding company, Guaranty Federal Bancshares, M. H. C. (the "MHC"). Concurrent with the reorganization, Guaranty Federal Savings Bank (the "Bank"), a stock savings bank was chartered. The Bank issued 3,125,000 shares of common stock in connection with the reorganization, the majority of which were owned by the MHC (see Note 15).

         Guaranty Federal Bancshares, Inc. (the "Company") completed the conversion from a federally chartered mutual holding company, (formerly Guaranty Federal Bancshares, M. H. C.) to a Delaware-chartered stock corporation on December 30, 1997. In connection with the conversion and reorganization, the shares of the Bank held by the mutual holding company were extinguished along with the mutual holding company and the shares of the Bank held by the public were exchanged for shares of the Company. Additional shares of the Company were issued as of December 30, 1997 (see Note 16).

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

Notes to Consolidated Financial Statements


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES (Continued)

Cash and Investments in Debt and Equity Securities
--------------------------------------------------
         Regulations require the Bank to maintain an amount equal to 4.0% of savings deposits (net of loans on savings deposits) plus short-term borrowings in cash and U. S. government and other approved securities.

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

         Held-to-maturity securities, which include any security for which the Company or the Bank has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

         Interest and dividends on investments in debt and equity securities are included in income when earned.

Mortgage Loans Held for Sale
----------------------------
         Mortgage loans held for sale are carried at the lower of cost or fair value, determined using an aggregate basis. Write-downs to fair value are recognized as a charge to earnings at the time the decline in value occurs. Forward commitments to sell mortgage loans are sometimes acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price plus the value of retained servicing rights for loans originated after July 1, 1996, and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate. Fees received from borrowers to guarantee the funding of mortgage loans held for sale and fees paid to investors to ensure the ultimate sale of such mortgage loans are recognized as income or expense when the loans are sold or when it becomes evident that the commitment will not be used.


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

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to adjusted tangible assets (as defined). Management believes, as of June 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

         As of June 30, 1999, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

Notes to Consolidated Financial Statements


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES (Continued)

         The Bank's actual capital amounts and ratios are also presented in the table. No amount was deducted from capital for interest-rate risk. Dollar amounts are expressed in thousands.

                                                                                                   To Be Well Capitalized
                                                                            For Capital            Under Prompt Corrective
                                            Actual                       Adequacy Purposed           Action Provisions
                                            ------                       -----------------           -----------------
                                            Amount       Ratio          Amount        Ratio          Amount       Ratio
                                            ------       -----          ------        -----          ------       -----
As of June 30, 1999:
Stockholders' equity,
and ratio to total assets                  $ 55,973         18.0%
Unrealized appreciation on
available-for-sale securities                (3,417)
                                           --------
Tangible capital,
and ratio to adjusted total assets         $ 52,556         17.2%        $ 4,595          1.5%
                                           ========         ====         =======          ===

Tier 1 (core) capital,
and ratio to adjusted total assets         $ 52,556         17.2%       $ 12,253          4.0%      $ 15,316          5.0%
                                           ========         ====        ========          ===       ========          ===

Tier 1 (core) capital,
and ratio to risk-weighted assets          $ 52,556         26.3%                                   $ 11,956          6.0%
                                                                                                    ========          ===
Allowance for loan losses -
Tier 2 capital                                2,225
                                           --------
Total risk-based capital,
and ratio to risk-weighted assets          $ 54,781         27.5%       $ 15,941          8.0%      $ 19,926         10.0%
                                           ========         ====        ========          ===       ========         ====
Total assets                               $311,761
                                           ========
Adjusted total assets                      $306,318
                                           ========
Risk-weighted assets                       $199,261
                                           ========

Notes to Consolidated Financial Statements


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES (Continued)

                                                                                                   To Be Well Capitalized
                                                                            For Capital            Under Prompt Corrective
                                            Actual                        Adequacy Purposed           Action Provisions
                                            ------                        -----------------           -----------------
                                            Amount       Ratio          Amount        Ratio          Amount       Ratio
                                            ------       -----          ------        -----          ------       -----
As of June 30, 1998:
Stockholders' equity,
and ratio to total assets                  $ 51,908         20.1%
Unrealized appreciation on
available-for-sale securities                (2,792)
                                           --------
Tangible capital,
and ratio to adjusted total assets         $ 49,116         19.3%        $ 3,812          1.5%
                                           ========         ====         =======          ===
Tier 1 (core) capital,
and ratio to adjusted total assets         $ 49,116         19.3%       $ 10,166          4.0%      $ 12,707          5.0%
                                           ========         ====        ========          ===       ========          ===
Tier 1 (core) capital,
and ratio to risk-weighted assets          $ 49,116         30.5%                                    $ 9,648          6.0%
                                                                                                     =======          ===
Allowance for loan losses -
Tier 2 capital                                2,010
                                           --------
Total risk-based capital,
and ratio to risk-weighted assets          $ 51,126         31.8%       $ 12,864          8.0%      $ 16,080         10.0%
                                           ========         ====        ========          ===       ========         ====
Total assets                               $258,566
                                           ========
Adjusted total assets                      $254,142
                                           ========
Risk-weighted assets                       $160,804
                                           ========

         The amount of dividends that the Bank may pay is subject to various regulatory limitations. As of June 30, 1999, approximately $4,903,000 was available from the Bank's retained earnings, without regulatory approval, for distribution as dividends.

Notes to Consolidated Financial Statements


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES (Continued)

Earnings Per Share
------------------
         As more fully described in the Note 16, the Company had no operations prior to December 30, 1997 and earnings per share information for the common stock of the Bank prior to this date has not been presented because the information would not be meaningful.

         The computation for earnings per share for the year ended June 30, 1999 and for the six-month period ended June 30, 1998 since conversion is as follows:

                                                               For year ended June 30, 1999
                                                  -----------------------------------------------------------
                                                  Income                  Shares               Per-share
Basic EPS
Income available to common stockholders           $ 3,358,128               5,507,285                $ 0.61

Effect of Dilutive Securities
Stock Options                                                                  56,865
                                                  -----------               ---------
Income available to common stockholders           $ 3,358,128               5,564,150                $ 0.60
                                                  ===========               =========                ======

                                                                 For six months ended June 30, 1998
                                                  ------------------------------------------------------------
                                                  Income                  Shares               Per-share
Basic EPS
Income available to common stockholders           $ 1,729,800               5,879,791                $ 0.29

Effect of Dilutive Securities
Stock Options                                                                  73,341
                                                  -----------               ---------
Income available to common stockholders           $ 1,729,800               5,953,132                $ 0.29
                                                  ===========               =========                ======



Reclassifications
-----------------
         Certain 1998 and 1997 amounts have been reclassified to conform to the 1999 financial statements presentation. These reclassifications had no effect on net income.

Impact of Recent Accounting Pronouncements
------------------------------------------
         During the year ended June 30, 1999, the Company adopted SFAS 130, "Reporting Comprehensive Income". This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements.

         During the year ended June 30, 1999, the Company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments. The Statement also establishes standards for related disclosures about products and services, geographic areas and major customers.

         The FASB recently adopted SFAS 133, "Accounting for Derivative Financial Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, may be adopted early for periods beginning after issuance of the Statement and may not be applied retroactively. The Company does not expect to adopt SFAS 133 early. Management believes that the adoption of SFAS 133 will not have a material impact on the Company's financial statements.

Notes to Consolidated Financial Statements


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES (Continued)

Segment Information
-------------------
         The principal business of the Company is overseeing the business of the Bank. The Company has no significant assets other than its investment in the Bank, certain investment securities, and land held for the future use of the Company's banking operation. The banking operation is the Company's only reportable segment. The banking segment is principally engaged in the business of originating mortgage loans secured by one-to-four family residences and, to a lesser extent, multi-family, construction and commercial real estate loans and consumer loans. These loans are funded primarily through the attraction of deposits from the general public and borrowings from the Federal Home Loan Bank. Selected information is not presented separately for the Company's reportable segment, as there is no material difference between that information and the corresponding information in the consolidated financial statements.

NOTE 2:  INVESTMENTS IN DEBT AND EQUITY SECURITIES

         The amortized cost and approximate fair values of available-for-sale securities are as follows:

                                                                   Gross                Gross
                                            Amortized           Unrealized           Unrealized         Approximate
                                               Cost                Gains               (Losses)          Fair Value
                                            ---------           ----------           ----------         -----------
 As of June 30, 1999:
 Equity Securities:
 FHLMC stock                                 $ 94,000            5,474,000                    -           5,568,000
 Other stock                                  735,762              106,973              (72,700)            770,035
 Debt Securities:
 Mortgage-backed securities                 2,644,526                7,168              (38,554)          2,613,140
                                          -----------            ---------               ------          ----------
                                          $ 3,474,288            5,588,141             (111,254)          8,951,175
                                          ===========            =========             ========           =========

 As of June 30, 1998:
 Equity Securities:
 FHLMC stock                              $    94,000            4,424,000                    -           4,518,000
 Other stock                                  215,697               32,522               (1,198)            247,021
 Debt Securities:
 Mortgage-backed securities                 9,047,661                7,997                    -           9,055,658
                                          -----------            ---------               ------          ----------
                                          $ 9,357,358            4,464,519               (1,198)         13,820,679
                                          ===========            =========               ======          ==========

         Maturities of available-for-sale debt securities as of June 30, 1999:

                                            Amortized          Approximate
                                               Cost            Fair Value
                                               ----            ----------

Mortgage-backed securities not due on a
    single maturity date                   $2,644,526           $2,613,140
                                           ==========           ==========

Notes to Consolidated Financial Statements

         The amortized cost and approximate fair values of held-to-maturity securities are as follows:

                                                                   Gross                Gross
                                            Amortized           Unrealized           Unrealized       Approximate
                                               Cost                Gains               (Losses)        Fair Value
                                            ---------           ----------           ----------       -----------
 As of June 30, 1999:
 Debt Securities:
 U. S. government agencies                $ 7,442,210                   32              (6,800)         7,435,442
 Mortgage-backed securities                 7,952,433              300,020             (63,913)         8,188,540
                                          -----------              -------             -------         ----------
                                          $15,394,643              300,052             (70,713)        15,623,982
                                          ===========              =======             =======         ==========

 As of June 30, 1998:
 Debt Securities:
 U. S. government agencies                $ 8,922,389               14,358             (75,747)         8,861,000
 Mortgage-backed securities                11,948,654              522,116             (21,770)        12,449,000
                                          -----------              -------             -------         ----------
                                          $20,871,043              536,474             (97,517)        21,310,000
                                          ===========              =======             =======         ==========


         Maturities of held-to-maturity securities as of June 30, 1999:

                                            Amortized          Approximate
                                               Cost            Fair Value
                                          ------------         -----------
 Due in less than one year                $ 6,701,362            6,694,562
 Due after ten years                          740,848              740,880
 Mortgage-backed securities not due on a
      single maturity date                  7,952,433            8,188,540
                                         ------------           ----------
                                         $ 15,394,643           15,623,982
                                         ============           ==========

         There were no sales of available-for-sale securities for the years ended June 30, 1999 and 1998. Proceeds from sales of available-for-sale securities were $5,318,175 for the year ended June 30, 1997, with resultant gross gains of $27,897 and gross losses of $102.

         Included in mortgage-backed securities at June 30, 1999, are certain U.
S. Government agency derivative securities with an amortized cost of $4,645,000 and an approximate fair value of $4,606,000. The yield on these derivative securities varies with the level of certain published interest rates, principally LIBOR.

Notes to Consolidated Financial Statements


NOTE 3:  LOANS AND ALLOWANCE FOR LOAN LOSSES

         Categories of loans at June 30, 1999 and 1998, include:

                                                1999             1998
                                                ----             ----
Real estate - residential mortgage:
One to four family units                  $ 177,910,309      147,590,286
Multi-family                                 35,795,361       21,535,948
Real estate - construction                   38,605,137       34,729,329
Real estate - commercial                     20,771,388       12,721,393
Commercial loans                                543,923          646,156
Installment loans                             7,404,534        5,268,955
Loans on savings accounts                       573,151          622,916
                                          -------------      -----------
                                            281,603,803      223,114,983
Undisbursed portion of loans-in-process     (15,465,766)     (15,234,620)
Allowance for loan losses                    (2,349,328)      (2,191,557)
Unearned discounts                             (109,040)        (190,594)
Deferred loan fees/costs, net                  (179,891)         (83,651)
                                          -------------      -----------
                                          $ 263,499,778      205,414,561
                                          =============      ===========


         Transactions in the allowance for loan losses were as follows:

                                       1999           1998           1997
                                       ----           ----           ----
Balance, beginning of year        $ 2,191,557      2,177,009      2,108,059
Provision charged to operations       180,000        123,352           --
Loans charged off                     (29,229)      (150,649)       (62,768)
Recoveries                              7,000         41,845        131,718
                                  -----------      ---------      ---------
Balance, end of year              $ 2,349,328      2,191,557      2,177,009
                                  ===========      =========      =========


         The weighted average interest rate on loans at June 30, 1999 and 1998 was 7.58% and 7.95%, respectively.

         The Bank serviced mortgage loans for others amounting to $21,402,788, $15,970,974 and $14,165,126 as of June 30, 1999, 1998 and 1997, respectively.

         Impaired loans totaled $905,728 as of June 30, 1999, and $1,011,873 as of June 30, 1998 with a related allowance for loan losses of $136,287 and $151,965, respectively. As of June 30, 1999 and 1998, respectively, impaired loans of $0 and $220,488 had no related allowance for loan losses.

         Interest of $72,078, $111,950 and $66,676 was recognized on average impaired loans of $895,131 $1,290,853 and $1,342,217 for 1999, 1998 and 1997
respectively. Interest of $64,827, $96,622 and $0 was recognized on impaired loans on a cash basis during 1999, 1998 and 1997, respectively.

Notes to Consolidated Financial Statements


NOTE 4:  FORECLOSED ASSETS HELD FOR SALE

         Foreclosed assets held for sale consist of the following:

                               1999           1998           1997
                               ----           ----           ----
Foreclosed real estate       $101,546        286,000        210,155
Valuation allowance              --             --             --
                             --------        -------        -------
                             $101,546        286,000        210,155
                             ========        =======        =======


NOTE 5:  PREMISES AND EQUIPMENT

         Major classifications of premises and equipment, stated at cost, are as follows:

                                        1999           1998
                                        ----           ----
Land                                $ 2,222,243      2,222,243
Buildings and improvements            5,361,945      5,357,027
Furniture, fixtures and equipment     1,850,224      1,607,647
Leasehold improvements                  129,393           --
Automobiles                              20,243         20,243
                                    -----------      ---------
                                      9,584,048      9,207,160
Accumulated depreciation             (2,218,656)    (1,774,189)
                                    -----------      ---------
                                    $ 7,365,392      7,432,971
                                    ===========      =========


         Depreciation expense was $444,467, $469,532 and $441,367 for the years ended June 30, 1999, 1998 and 1997, respectively.

Notes to Consolidated Financial Statements


 NOTE 6: DEPOSITS


                                 June 30, 1999                             June 30, 1998
                      -------------------------------------    -----------------------------------------
                        Weighted                Percentage       Weighted                   Percentage
                      Average Rate   Balance    of Deposits    Average Rate     Balance     of Deposits
                      ------------   -------    -----------    ------------     -------     -----------
Core Deposits:
Demand                  0.00%      $ 4,370,785       3.1%          0.00%      $ 3,142,007       2.2%
NOW                     1.91%       18,067,755      12.8%          2.24%       14,468,104      10.3%
Money market            3.81%       15,546,291      11.0%          3.64%       10,587,222       7.5%
Passbook savings        2.23%        8,751,353       6.2%          2.68%        8,657,869       6.1%
                                  ------------     -----                     ------------     -----
                        2.43%       46,736,183      33.1%          2.55%       36,855,202      26.1%
                                  ------------     -----                     ------------     -----
Certificates:
     0% - 3.99%         3.94%          662,967       0.5%                               -       0.0%
4.00% - 5.99%           4.91%       85,833,748      60.8%          5.35%       95,138,774      67.5%
6.00% - 7.99%           6.50%        7,904,256       5.6%          6.35%        8,981,360       6.4%
                                  ------------     -----                     ------------     -----
                        5.04%       94,400,971      66.9%          5.44%      104,120,134      73.9%
                                  ------------     -----                     ------------     -----
Total Deposits          4.17%     $141,137,154     100.0%          4.68%     $140,975,336     100.0%
                                  ============     =====                     ============     =====


         The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $7,239,000 and $5,872,000 as of June 30, 1999 and
1998, respectively.

         A summary of certificates of deposit by maturity as of June 30, 1999, is as follows:

Fiscal year ending:
June 30, 2000                                            $ 65,131,748
June 30, 2001                                              19,826,374
June 30, 2002                                               5,971,321
June 30, 2003                                               1,791,532
June 30, 2004                                               1,385,636
Thereafter                                                    294,360
                                                         ------------
                                                         $ 94,400,971
                                                         ============


         A summary of interest expense on deposits is as follows:

                                     1999           1998           1997
NOW and Money Market accounts   $   789,474        615,928        406,025
Savings accounts                    205,362        241,176        258,143
Certificate accounts              5,007,616      6,131,573      6,823,212
Early withdrawal penalties          (22,552)       (19,393)       (16,287)
                                -----------      ---------      ---------
                                $ 5,979,900      6,969,284      7,471,093
                                ===========      =========      =========

Notes to Consolidated Financial Statements


NOTE 7:  FEDERAL HOME LOAN BANK ADVANCES

         Federal Home Loan Bank advances consist of the following:

                                                June 30, 1999                         June 30, 1998
                                      --------------------------------     ----------------------------------
                                        Weighted                                Weighted
   Maturity Date                      Average Rate           Amount           Average Rate          Amount
   -------------                      ------------           ------           ------------          ------
Fiscal Year 1999                             -                      -             6.20%         $ 3,972,255
Fiscal Year 2000                         5.56%          $  21,823,050             6.11%           8,561,864
Fiscal Year 2001                         5.91%              7,507,286             6.05%           2,098,240
Fiscal Year 2002                         5.67%             10,334,577             6.15%           3,102,475
Fiscal Year 2003                         5.94%              3,168,192             6.03%           1,641,079
Fiscal Year 2004                         5.42%             22,233,473             6.13%           1,319,327
Thereafter                               5.91%             39,728,062             6.05%          24,385,788
                                                         ------------                           -----------
                                         5.71%           $104,794,640             6.08%         $45,081,028
                                                         ============                           ===========


         The FHLB requires the Bank to maintain collateral equal to outstanding balances of advances. For collateral purposes, the FHLB values mortgage loans free of other pledges, liens and encumbrances at 80% of their fair value, and investment securities free of other pledges, liens and encumbrances at 95% of their fair value.

NOTE 8:  INCOME TAXES

         The Company files a consolidated federal income tax return. In computing federal income taxes for taxable years prior to July 1, 1996, the Bank has been allowed an 8% deduction from otherwise taxable income as a statutory bad debt deduction, subject to limitations based on aggregate loans and savings balances. In August 1996 this statutory bad debt deduction was repealed and is no longer available for thrifts. In addition, bad debt reserves accumulated after 1987, which are presently included as a component of the net deferred tax liability, must be recaptured over a six-year period beginning in 1999. The amount of the deferred tax liability which must be recaptured is $281,000 as of June 30, 1999.

         As of June 30, 1999, and 1998, retained earnings included approximately $5,075,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 at June 30, 1999 and 1998.

         The provision for income taxes consists of:


                              1999           1998           1997
                              ----           ----           ----
Taxes currently payable   $ 2,016,687      1,641,258        642,500
Deferred income taxes        (251,687)       (22,258)        22,000
                          -----------      ---------        -------
                          $ 1,765,000      1,619,000        664,500
                          ===========      =========        =======

Notes to Consolidated Financial Statements

         The tax effects of temporary differences related to deferred taxes shown on the June 30, 1999 and 1998, balance sheets are:

                                                               1999           1998
                                                               ----           ----
Deferred tax assets:
Allowances for loan and foreclosed asset losses            $   869,251        783,885
Accrued compensated absences                                    14,349         23,945
Unrealized loss on loans held for sale                          49,237         69,942
Accrued ESOP expense                                              --           52,379
RRP expense                                                    217,884         30,365
Deferred loan fees/costs                                        66,619         30,951
                                                           -----------     ----------
                                                             1,217,340        991,467
                                                           -----------     ----------
Deferred tax liabilities:
FHLB stock dividends                                          (206,867)      (206,867)
Tax bad debt reserves in excess of base year                  (281,361)      (337,633)
Mortgage servicing rights                                      (63,167)       (32,709)
Unrealized appreciation on available-for-sale securities    (2,026,448)    (1,651,429)
                                                           -----------     ----------
                                                            (2,577,843)    (2,228,638)
                                                           -----------     ----------
Net deferred tax liability                                 $(1,360,503)    (1,237,171)
                                                           ===========     ==========


         A reconciliation of income tax expense at the statutory rate to income tax expense at the Company's effective rate is shown below:

                                                    1999       1998       1997
                                                    ----       ----       ----
Computed at statutory rate                          34.0%      34.0%      34.0%
Increase (reduction) in taxes resulting from:
State financial institution tax                      2.9%       3.1%       3.3%
ESOP                                                (2.3%)       --         --
Other                                               (0.1%)     (0.8%)     (0.9%)
                                                    ----       ----       ----
Actual tax provision                                34.5%      36.3%      36.4%
                                                    ====       ====       ====


         State legislation provides that savings banks will be taxed based on an annual privilege tax of 7% of net income. The privilege tax is included in provision for income taxes.

         Deferred income taxes related to the change in unrealized appreciation on available-for-sale securities, shown in stockholders' equity, were $375,019, $443,429 and $468,000 for 1999, 1998 and 1997, respectively.

Notes to Consolidated Financial Statements


NOTE 9:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents
-------------------------
         The carrying amounts reported in the balance sheets for cash and cash equivalents approximate those assets' fair value.

Investment Securities
---------------------
         Fair values for investment securities equal quoted market prices, if available. If quoted market prices are not available, fair values are estimated based on quoted market prices of similar securities.

Accrued Interest Receivable
---------------------------
         The carrying amount of accrued interest approximates its fair value.

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

Accrued Interest Payable
------------------------
         The carrying amount of accrued interest approximates its fair value.

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

                                            June 30, 1999                June 30, 1998
                                     --------------------------     --------------------------
                                        Carrying                      Carrying
                                         Amount      Fair Value        Amount      Fair Value
                                         ------      ----------        ------      ----------
Financial assets:
Cash and cash equivalents            $  9,689,121      9,689,121      7,304,923      7,304,923
Available-for-sale securities           8,951,175      8,951,175     13,820,679     13,820,679
Held-to-maturity securities            15,394,643     15,394,643     20,871,043     21,310,000
Mortgage loans held-for-sale              769,074        769,074        805,183        805,183
Loans, net                            263,499,778    276,295,000    205,414,561    208,964,000
Interest receivable                     1,756,939      1,756,939      1,604,144      1,604,144
Financial liabilities:
Deposits                              141,137,154    141,336,000    140,975,336    141,230,000
Federal Home Loan Bank advances       104,794,640    105,341,075     45,081,028     45,348,000
Interest payable                          543,641        543,641        256,975        256,975
Unrecognized financial instruments
(net of contractual value):
Commitments to extend credit                 --             --             --             --
Unused lines of credit                       --             --             --             --


NOTE 10: SIGNIFICANT ESTIMATES AND CONCENTRATIONS

         Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

Year 2000 Issue
---------------

         Like all entities, the Company is exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware; transactions with customers, vendors and other entities; and equipment dependent on microchips. The Company is in the final stages of a comprehensive project to address the Year 2000 Issue and believes that the project will be substantially complete during the quarter ending September 30, 1999. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Company does business. If remediation efforts of the Company or third parties with which it does business are not successful, the Year 2000 problem could have negative effects on the Company's financial condition and results of operations in the near term.

Notes to Consolidated Financial Statements


NOTE 11: ADDITIONAL CASH FLOW INFORMATION

                                                   1999          1998          1997
                                                   ----          ----          ----
Noncash Investing and Financing Activities:
Loans held for sale transferred to
loans receivable portfolio                    $      --       4,950,891          --
Loans receivable transferred to foreclosed
assets held for sale                              123,056       689,550       471,440
Foreclosed assets held for sale transferred
to loans receivable                               342,000       311,500          --
Additional Cash Payment Information:
Interest paid                                  10,416,241     8,632,457     8,198,629
Income taxes paid                               2,198,156     1,497,087       582,319

NOTE 12: EMPLOYEE BENEFIT PLANS

Pension Plan
------------
         The Bank has participated in a multi-employer pension plan covering all employees who met minimum service requirements. As a member of a multi-employer pension plan, disclosures of plan assets and liabilities for individual employers are not required or practicable. Pension plan expense was $5,063 and $128,785 for the years ended June 30, 1998 and 1997 respectively. This plan was terminated effective December 12, 1997.

Recognition and Retention Plan and 1998 Restricted Stock Plan
-------------------------------------------------------------
         In conjunction with the reorganization discussed in Note 15, the Bank has established a Recognition and Retention Plan (RRP) for the benefit of directors, officers and employees of the Bank and its subsidiary. The RRP provides directors, officers and employees of the Bank with a proprietary interest in the Company in a manner designed to encourage these individuals to remain with the Bank.

         A Committee consisting of members of the Bank's Board of Directors administers the Plan. Under the Plan, the Committee can award up to 75,106 shares of the Company's common stock to selected directors, officers and employees. As of June 30, 1999, all shares have been awarded. The awards vest at the rate of 20% per year over a five-year period. Compensation expense is recognized based on the Company's stock price on the date the shares were awarded to employees. Shares to be issued under the RRP were purchased on the open market by a separate RRP Trust. The Bank contributed $464,643 to the Trust for stock purchases during the year ended June 30, 1996.

         In conjunction with the conversion discussed in Note 16, the Bank has established a Restricted Stock Plan (RSP) for the benefit of directors, officers and employees of the Bank and its subsidiary. The RSP was voted on and approved by the Company's stockholders at the July 22, 1998, special stockholders' meeting. The RSP provides directors, officers and employees of the Bank with a proprietary interest in the Company in a manner designed to encourage these individuals to remain with the Bank.

         A Committee consisting of members of the Bank's Board of Directors administers the Plan. Under the Plan, the Committee can award up to 173,632 shares of the Company's common stock to selected directors, officers and employees. Following approval of the Plan, 164,950 shares were granted. The awards vest at the rate of 20% per year over a five-year period. Compensation expense is recognized based on the Company's stock price on the date the Plan was ratified by stockholders, which was $13.44 per share. Shares to be issued under the RSP are purchased on the open market by a separate RSP Trust. The Company contributed $2,373,065 to the Trust for stock purchased following approval of the Plan. These contributions have been accounted for as a reduction of stockholders' equity for the year ended June 30, 1999.

         The Bank recognized $510,286, $92,407 and $106,197 of expense under the RRP and RSP in 1999, 1998 and 1997, respectively.

Notes to Consolidated Financial Statements

Stock Option and Incentive Plan and 1998 Stock Option and Incentive Plan
------------------------------------------------------------------------
         In conjunction with the reorganization discussed in Note 15, the Company has established the 1994 Stock Option and Incentive Plan for the benefit of certain directors, officers and employees of the Bank and its subsidiary. The Plan is administered by the Company's Option Committee. Under the Plan, the Option Committee may grant stock options or awards of up to 187,764 shares of the Company's common stock.

         In conjunction with the conversion discussed in Note 16, the Company has established the 1998 Stock Option and Incentive Plan for the benefit of certain directors, officers and employees of the Bank and its subsidiary. The Plan was voted on and approved by stockholders at the July 22, 1998, special stockholders' meeting. The Company's Option Committee administers the Plan. Under the Plan, the Option Committee may grant stock options or awards of up to 434,081 shares of the Company's common stock. Following approval of the Plan, options for 402,377 shares were granted.

         The stock options under both plans may be either incentive stock options or nonqualified stock options. Incentive stock options can be granted only to participants who are employees of the Bank or its subsidiary. The option price must not be less than the market value of the Company stock on the date of grant. All options expire no later than ten years from the date of grant. The options vest at the rate of 20% per year over a five-year period.

         The table below summarizes transactions under the Company's stock option plans:

                                                                    Number of shares of
                                                        ---------------------------------------------
                                                          Incentive     Non-Qualified   Weighted
                                                        Stock Option    Options to       Average
                                                           Shares       Directors     Exercise Price
                                                           ------       ---------     --------------
Balance outstanding at July 1, 1997                        84,375           --        $   11.62
Granted, in FY 97                                           6,640           --            11.55
Exercised, in FY 97                                          --             --          --
Forfeited, in FY 97                                       (12,305)          --            11.62
                                                          -------        -------
Balance outstanding at June 30, 1997                       78,710           --            11.61
                                                          =======        =======
Balance outstanding at June 30, 1997, converted           151,990          --              6.02
Granted, FY 98                                              5,000           --            12.63
Exercised, in FY 98                                        (9,794)          --             6.02
Forfeited, in FY 98                                        (3,196)          --             6.02
                                                          -------        -------
Balance outstanding at June 30, 1998                      144,000           --             6.25
                                                          =======        =======
Granted, in FY 99                                         317,637        117,010          13.44
Exercised, in FY 99                                       (17,740)          --             6.02
Forfeited, in FY 99                                        (8,072)          --            10.35
                                                          -------        -------
Balance outstanding at June 30, 1999                      435,825        117,010          11.86
                                                          =======        =======
Options exercisable at June 30, 1999                       60,973           --        $    6.02
                                                          =======        =======      =========



(1) Stock options were originally for Bank stock. This Plan was converted to Company stock at the exchange ratio of 1.931. See Note 16.

Notes to Consolidated Financial Statements

         The fair value of each option granted is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted-average assumptions:

                                                                  June 30, 1999        June 30, 1998       June 30, 1997
                                                                  -------------        -------------       -------------
 Dividends per share                                                    $ 0.34               $ 0.30              $ 0.33
 Risk-free interest rate                                                 5.88%                5.46%               6.36%
 Expected life of options                                              5 years              5 years             5 years
 Weighted-average fair value of options granted during year             $ 2.69               $ 2.07              $ 2.51

         The following table summarizes information about stock options under the plans outstanding at June 30, 1999:

                                      Options Outstanding                Options Exercisable
                                --------------------------------     -----------------------------
         Range of Exercise        Number          Remaining             Number         Exercisable
              Prices            Outstanding     Contractual Life     Exercisable         Price
              ------            -----------     ----------------     -----------         -----
             $  5.83                5,098           7.5 years            2,040           $  5.83
             $  6.02              104,371           6.5 years           54,843           $  6.02
             $  6.08                7,724           7.0 years            3,090           $  6.08
             $ 12.63                5,000           8.7 years            1,000           $ 12.63
             $ 13.44              430,642           9.1 years                -           $ 13.44

         The Company applies APB Opinion 25 and related Interpretations in accounting for its plans, and no compensation cost has been recognized for the plans. Had compensation cost for the plans been determined based on the fair value at the dates using Statement of Financial Accounting Standards No. 123, the Company's net income would have decreased by $177,719, $33,007 and $32,187 for 1999, 1998 and 1997, respectively. Earnings per share basic and diluted would have decreased to $0.58 and $0.57, respectively for 1999. Earnings per share since conversion would be unchanged for 1998. The effects of applying this Statement for either recognizing compensation cost or providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year.



















NOTE 12: EMPLOYEE BENEFIT PLANS (Continued)

Employee Stock Ownership Plan
-----------------------------
         In conjunction with the conversion discussed in Note 16, the Bank established an internally-leveraged Employee Stock Ownership Plan (ESOP). All employees are eligible to participate after they attain age 21 and complete 12 consecutive months of service during which they work at least 1,000 hours. The ESOP borrowed $3,444,540 from the Company and purchased 344,454 shares of the common stock of the Company. The ESOP

Notes to Consolidated Financial Statements


debt is secured by shares of the Company. The loan will be repaid from contributions to the ESOP as approved annually by the Bank's Board of Directors. As the debt is repaid, shares are released from collateral and allocated to employees' accounts. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. When shares are released from collateral, the shares become outstanding for Earnings Per Share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and may be paid directly to participants or credited to their account; dividends on unallocated ESOP shares are recorded as a reduction of the unearned ESOP shares and accrued interest. Compensation expense is recognized ratably based on the average fair value of shares committed to be released. Compensation expense attributed to the ESOP was $268,234 and $141,566 for the years ended June 30, 1999 and June 30, 1998, respectively. The following is a summary of ESOP shares at June 30, 1999:

 Allocated shares                                      22,964
 Shares committed for release                          11,484
 Unreleased shares                                    310,006
                                                  -----------
 Total ESOP shares                                    344,454
                                                  ===========

 Fair value of unreleased shares                  $ 3,642,570
                                                  ===========


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

NOTE 13: TRANSACTION WITH RELATED PARTIES

         Certain directors and executive officers of the Company and the Bank were customers of and had transactions with the Bank in the ordinary course of business. As of June 30, 1999 and 1998, loans outstanding to these directors and executive officers amounted to $593,762 and $485,224, respectively. In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.





NOTE 14: COMMITMENTS AND CREDIT RISK

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

Notes to Consolidated Financial Statements


counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, commercial real estate and residential real estate.

         As of June 30, 1999 and 1998, the Bank had outstanding commitments to originate loans of approximately $6,593,000 and $12,741,000, respectively. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period. As of June 30, 1999 and 1998, commitments of $5,071,000 and $11,568,000, respectively, were at fixed rates and $1,522,000 and $1,173,000, respectively, were at floating market rates.

         Forward commitments to sell mortgage loans are obligations to deliver loans at a specified price on or before a specified date. The Bank acquires such commitments to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. As of June 30, 1999 and June 30, 1998, there were no such commitments outstanding.

         Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank had outstanding letters of credit of $263,000 and $29,000 as of June 30, 1999 and 1998, respectively.

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

         As of June 30, 1999, unused lines of credit to borrowers aggregated approximately $316,000 for commercial lines and $6,945,000 for open-end consumer lines. As of June 30, 1998, unused lines of credit to borrowers aggregated approximately $173,000 for commercial lines and $5,247,000 for open-end consumer lines.

         Although the Bank grants consumer loans, the majority of its loan originations are single or multi-family residential real estate in Springfield, Missouri, and the surrounding area. As of June 30, 1999 the Bank had thirty-one borrowers with balances in excess of $1,000,000 each, aggregating $77,311,000, for which the collateral is primarily single-family and multi-family residential rental real estate and commercial real estate. As of June 30, 1998, the Bank had eighteen borrowers with balances in excess of $1,000,000 each, aggregating $49,304,000, for which the collateral is primarily single-family and multi-family residential rental real estate and commercial real estate. Also, as of June 30, 1999 and 1998, the Bank had $29,563,000 and $25,848,000,
respectively, in construction loans to or guaranteed by builders of primarily residential property.




NOTE 15: REORGANIZATION TO A MUTUAL HOLDING COMPANY

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

Notes to Consolidated Financial Statements


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

NOTE 16: CONVERSION TO STOCK FORM OF OWNERSHIP

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

NOTE 17: CONDENSED PARENT COMPANY STATEMENTS

         The condensed balance sheet as of June 30, 1999 and 1998, and statements of income and cash flows for the year ended June 30, 1999, and for the period December 30, 1997 to June 30, 1998, for the parent company, Guaranty Federal Bancshares, Inc., are as follows:


Balance Sheets                                                               As of June 30,
--------------                                                       -----------------------------
                                                                           1999            1998
                                                                     -------------    ------------

Assets
     Cash                                                            $     84,261          51,587
     Due from subsidiary                                                5,717,734      17,523,918
     Investment in subsidiary                                          55,972,802      51,908,392
     Land                                                               1,228,799       1,228,799
     Available-for sale securities                                        770,035         247,021
     Prepaid expenses and other assets                                    165,187            --
     Deferred income taxes                                                  8,380           9,471
                                                                     ------------      ----------
                                                                     $ 63,947,198      70,969,188
                                                                     ============      ==========
Liabilities and Stockholders' Equity
     Accrued expenses and other liabilities                          $       --             7,090
     Income taxes payable                                                 513,976         272,000
Stockholders' equity
     Common stock                                                         624,578         622,804
     Additional paid-in capital                                        47,366,264      49,016,992
     Unearned ESOP shares                                              (3,100,080)     (3,444,540)
     Retained earnings                                                 23,236,009      21,682,950
     Unrealized appreciation on available-for-sale securities, net      3,438,826       2,811,892
     Treasury stock                                                    (8,132,375)           --
                                                                     ------------      ----------
                                                                     $ 63,947,198      70,969,188
                                                                     ============      ==========


Statements of Income                                                 For the year end For six months ended
                                                                     June 30, 1999      June 30, 1998
                                                                     -------------      -------------
Income
     Interest income:
          Related party                                              $    922,842         734,464
          Other                                                            10,104             508
     Other                                                                   --               550
          Total income                                                    932,946         735,522
Expense
     Occupancy                                                              9,190           4,500
     Other                                                                 71,061          17,355
          Total expense                                                    80,251          21,855
Income before income taxes and equity in
     undistributed earnings of subsidiary                                 852,695         713,667
Provision for income taxes                                                316,584         272,000
Income before equity
     in undistributed earnings of subsidiary                              536,111         441,667
Equity in undistributed earnings of subsidiary                          2,822,017       1,288,133
                                                                     ------------       ---------
Net income                                                           $  3,358,128       1,729,800
                                                                     ============       =========


NOTE 17: CONDENSED PARENT COMPANY STATEMENTS (Continued)

Notes to Consolidated Financial Statements


Statements of Cash Flows                                         For the year ended For six months ended
------------------------                                             June 30, 1999     June 30, 1998
                                                                 ------------------ --------------------
Cash Flows From Operating Activities
     Net income                                                      $  3,358,128       1,729,800
     Items not providing cash:
          Undistributed earnings of net income
              of subsidiary                                            (2,822,017)     (1,288,133)
          Release of ESOP shares                                          344,460            --
     Changes in:
          Prepaid expenses and other assets                              (165,187)           --
          Income taxes payable                                            241,976         272,000
          Accrued expenses                                                 (7,090)          7,090
                                                                     ------------    ------------
               Net cash provided by operating activities                  950,270         720,757
                                                                     ------------    ------------
Cash Flows From Investing Activities
     Investment in subsidiary                                                --       (19,943,834)
     Loan to ESOP                                                            --        (3,444,540)
     Purchase of land                                                        --        (1,228,799)
     Purchase of available-for-sale securities                           (520,065)       (272,619)
     Net (increase) decrease in advance to subsidiary                  11,806,186     (17,523,918)
                                                                     ------------    ------------
               Net cash provided by (used in) investing activities     11,286,121     (42,413,710)
                                                                     ------------    ------------
Cash Flows From Financing Activities
     Proceeds from sale of common stock, net                                 --        42,628,053
     Stock options exercised                                              106,792          40,454
     Cash dividends received on RRP shares                                   --             9,875
     Cash dividends paid                                               (1,805,069)       (933,842)
     RSP stock purchased                                               (2,373,065)           --
     Treasury stock purchased                                          (8,132,375)           --
                                                                     ------------    ------------
               Net cash provided by (used in) financing activities    (12,203,717)     41,744,540
                                                                     ------------    ------------
Increase in cash                                                           32,674          51,587

Cash, beginning of period                                                  51,587            --
                                                                     ------------    ------------
Cash, end of period                                                  $     84,261          51,587
                                                                     ============    ============
Noncash Investing and Financing Activities
     Acquisition of Guaranty Federal Savings Bank
          through stock conversion                                   $       --        30,316,999
                                                                     ============    ============

Baird                          Hammons Tower
Kurtz &                        901 E. St. Louis Street, Suite 1000    1034 W. Main Street
Dobson                         P.O. Box 1190                          P.O. Box 1277                     http://www.bkd.com
Certified Public Accountants   Springfield, MO 65801-1190             Branson, MO 65615-1277
                               417 865-8701      Fax: 417 865-0682    417 334-5165   Fax: 417 334-3823  Member of
                                                                                                        Moores Rowland International
------------------------------------------------------------------------------------------------------------------------------------

                        Independent Accountants' Report

Board of Directors
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

     We have audited the accompanying consolidated balance sheets of GUARANTY FEDERAL BANCSHARES, INC. as of June 30, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GUARANTY FEDERAL BANCSHARES, INC. as of June 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles.


                              /s/Baird, Kutz & Dobson

July 23, 1999
Springfield, Missouri