Form 10-K, Exhibit 13
period 2000-06-30
GUARANTY FEDERAL BANCSHARES INC
filed 2000-09-26
CIK 1046203

                                                                      EXHIBIT 13

GUARANTY FEDERAL BANCSHARES

2000 ANNUAL REPORT TO OUR SHAREHOLDERS

CONTENTS
     1    Investor Information
     2    President's Message
     3    Selected Consolidated Financial and other Data
     4 Management's Discussion and Analysis of Financial Condition and Results of Operations
     15   Consolidated Financial Statements
     41   Independent Accountants' Report
     42   Directors and Officers

COMMON STOCK PRICES & DIVIDENDS

The common stock of Guaranty Federal Bancshares, Inc. is traded in the over-the-counter market and quoted on the NASDAQ National Market. As of August 28, 2000, there were 1,894 stockholders of the 6,252,197 shares of common stock issued and outstanding.

The Company paid cash dividends of $0.20 per share on October 15, 1999, to shareholder's of record as of September 7, 1999, and $0.22 per share on April 14, 2000, to shareholder's of record as of March 30, 2000.

The table below reflects the range of common stock closing prices by quarter.

                             Fiscal Year ended
                    ----------------------------------
                     June 30, 2000      June 30, 1999
                    ---------------    ---------------
                     High      Low      High      Low
Quarter ended:
  June 30           $ 10.38    9.69     11.75    10.50
  March 31            10.69    9.94     11.06    12.12
  December 31         11.94    9.94     13.00    10.12
  September 30        12.38   11.38     13.75    10.12


INVESTOR INFORMATION
--------------------

ANNUAL MEETING OF SHAREHOLDERS: The Annual Meeting of Stockholders will be held Wednesday, October 25, 2000, at 5:00p.m., at the offices of the Bank, 1341 West Battlefield Street, Springfield, Missouri.

ANNUAL REPORT ON FORM 10-K: Copies of the Guaranty Federal Bancshares Form 10-K Report to the Securities and Exchange Commission are available without charge upon written request to: Lorene Thomas, Secretary, Guaranty Federal Bancshares, Inc., 1341 W. Battlefield St., Springfield, MO 65807-4181. Copies are also available via the internet: http://www.gfed.com
                             -------------------

TRANSFER AGENT: Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016

STOCK TRADING INFORMATION:  Over-the Counter Symbol:  GFED

SPECIAL LEGAL COUNSEL: Manatt, Phelps & Phillips, LLP, 1501 M Street N.W., Suite 700, Washington, D.C. 20005

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS: Baird, Kurtz & Dobson, 901 St. Louis St., PO Box 1190, Springfield, MO 65801-1190

SHAREHOLDER AND FINANCIAL INFORMATION: Bruce Winston, Vice President, Chief Financial Officer 417-520-0206

GUARANTY FEDERAL BANCSHARES

PRESIDENT'S MESSAGE

Dear Shareholders,

          The front cover of this report shows our new branch office on South National Avenue in Springfield, which was just recently opened. This 3000 square foot facility (which replaces a temporary facility) will serve a growing area of the city and is already building traffic. We invite you to stop by and visit this new office.

          This past year could best be characterized as one spent in preparation for special events - first, the year 2000 date change, and secondly, our software conversion to an in-house, "state-of-the-art" operating system. In spite of these distractions from the normal operating environment, we were able to grow assets by $28.6 million, or 9%, increase earnings 4.4% to $3.505 million, increase diluted Earnings Per Share (EPS) by 16 % from $0.60 to $0.70 per share, and pay two semiannual dividends of $0.20 and $0.22 per share. At June 30, 2000, book value per share of common stock was $12.36.

          Interest rates on time deposits in the Springfield market have remained higher than alternative sources of funding, leading us to fund our asset growth and repurchases of stock through advances (loans) from the Federal Home Loan Bank. These advances have allowed us to better control the risk of fluctuations in earnings due to shifts in interest rates. While time deposits have decreased slightly over the past year, checking and savings deposits have increased by 14%, and we expect continued growth in these "core" deposits.

          While trying to leverage capital with growth in our market, we have also been active in repurchasing our stock. During the fiscal year, we were able to repurchase 741,194 shares of our stock at very attractive prices, and help support the price through increased earnings. Asset quality underlying the loans we make has remained very strong and is a central theme of management.

          However the greatest asset of any successful organization is its people, and I've seen more people step up to the plate and take leadership roles this past year than at any time I can remember. I'm immensely proud of them and the job they've done. Mr. George Hall is retiring from the Board of Directors after thirteen years of service and deserves our thanks as well.

          Fiscal 2001 is upon us, and we hope you're as excited as we are about our future.

                                                  Sincerely,

                                                  /s/ James E. Haseltine
                                                  ----------------------
                                                  James E. Haseltine
                                                  President and CEO

Guaranty Federal Bancshares, Inc.
Selected Consolidated Financial and Other Data

     The following tables include certain information concerning the financial position of Guaranty Federal Bancshares, Inc. (including consolidated data from operations of subsidiaries) as of the dates indicated. Dollar amounts are expressed in thousands except per share data.

Summary Statement of Income                                                    Years Ended June 30,
                                                            -------------------------------------------------------
                                                              2000        1999        1998         1997       1996
                                                            --------    -------     -------      -------    -------
Interest income                                             $ 23,564     20,763      17,196       14,711     13,702
Interest expense                                              12,929     10,703       8,743        8,310      8,239
                                                            --------    -------     -------      -------    -------
Net interest income                                           10,635     10,060       8,453        6,401      5,463
Provision (credit) for loan losses                               180        180         123            -     (1,212)
                                                            --------    -------     -------      -------    -------
Net interest income after provision (credit)
  for loan losses                                             10,455      9,880       8,330        6,401      6,675
Noninterest income                                             1,418      1,201         953          530        221
Noninterest expense                                            6,420      5,958       4,823        5,105      4,117
                                                            --------    -------     -------      -------    -------
Income before income taxes                                     5,453      5,123       4,460        1,826      2,779
Provision for income taxes                                     1,947      1,765       1,619          664      1,026
                                                            --------    -------     -------      -------    -------
Net income                                                     3,506      3,358       2,841        1,162      1,753
                                                            ========    =======     =======      =======    =======
Earnings per share, since conversion December 30, 1997
  Basic                                                     $   0.71       0.61        0.29          n/a        n/a
                                                            ========    =======     =======
  Diluted                                                   $   0.70       0.60        0.29          n/a        n/a
                                                            ========    =======     =======

Summary Balance Sheet                                                             As of June 30,
                                                            -------------------------------------------------------
                                                              2000        1999        1998         1997       1996
                                                            --------    -------     -------      -------    -------
ASSETS
Cash and cash equivalents                                   $  9,157      9,689       7,305        3,817      2,675
Investment securities                                         20,414     24,346      34,691       27,760     37,775
Loans receivable, net                                        296,053    264,269     206,220      158,135    135,029
Accrued interest receivable                                    1,826      1,757       1,604        1,312      1,381
Prepaids and other assets                                      7,605      5,672       2,503        1,964      1,913
Foreclosed assets                                                  1        101         286          210          2
Premises and equipment                                         6,800      7,365       7,433        6,267      6,392
                                                            --------    -------     -------      -------    -------
                                                            $341,856    313,199     260,042      199,465    185,167
                                                            ========    =======     =======      =======    =======

LIABILITIES
Deposits                                                    $144,607    141,137     140,975      151,246    157,008
Federal Home Loan Bank advances                              136,507    104,795      45,081       18,151          -
Other liabilities                                              4,157      3,834       3,296        2,578      1,573
                                                            --------    -------     -------      -------    -------
                                                             285,271    249,766     189,352      171,975    158,581

STOCKHOLDERS' EQUITY
Common stock                                                     625        624         623        3,125      3,125
Additional paid-in capital                                    47,921     47,366      49,017        3,687      3,556
Unearned ESOP shares                                          (2,870)    (3,100)     (3,445)           -          -
Retained earnings                                             24,655     23,236      21,683       18,620     18,646
Unrealized appreciation on available-for-sale
  securities, net                                              2,399      3,439       2,812        2,058      1,259
Treasury stock                                               (16,145)    (8.132)          -            -          -
                                                            --------    -------     -------      -------    -------
                                                              56,585     63,433      70,690       27,490     26,586
                                                            --------    -------     -------      -------    -------
                                                            $341,856    313,199     260,042      199,465    185,167
                                                            ========    =======     =======      =======    =======

Supplemental Data                                                                 As of June 30,
                                                            -------------------------------------------------------
                                                              2000        1999        1998         1997       1996
                                                            --------    -------     -------      -------    -------
Number of full-service offices                                     5          5           5            4          4
Cash dividend per share                                     $   0.42       0.34        0.15          n/a        n/a

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
 And Results of Operations

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


FINANCIAL CONDITION

     From June 30, 1999 to June 30, 2000, the Company's total assets increased $28,656,871 (9%), liabilities increased $35,504,703 (14%), and stockholders' equity decreased $6,847,832 (11%). The ratio of stockholders' equity to total assets decreased from 20% to 17%.

     Securities available-for-sale increased $4,694,132 (52%), from $8,951,175 as of June 30, 1999 to $13,645,307 as of June 30, 2000. The Company continues to hold 96,000 shares of Federal Home Loan Mortgage Corporation ("FHLMC") stock with an amortized cost of $94,000 in the securities available-for-sale category. As of June 30, 2000, the gross unrealized gain on the stock was $3,794,000, a decrease of $1,680,000 from the $5,474,000 unrealized gain as of June 30, 1999. Securities held-to-maturity decreased $8,625,971 (56%), from $15,394,643 as of June 30, 1999 to $6,768,672 as of June 30, 2000. These decreases are attributable to repayments received during the year. Stock in the Federal Home Loan Bank of Des Moines ("FHLB") increased in proportion to advances from the FHLB. The Bank is required to own stock in the FHLB equal to five percent of its borrowings.

     Net loans receivable increased by $31,557,975 (12%), from $263,499,778 as of June 30, 1999 to $295,057,753 as of June 30, 2000. During this period, permanent loans secured by both owner and non-owner occupied one to four unit residential real estate increased by $19,249,670, (11%), multi-family permanent loans increased by $3,351,040 (9%), construction loans increased by $2,766,342 (7%) and permanent loans secured by commercial real estate increased $5,787,533 (28%). Loans past maturity and past due 90 days or more increased from $211,688 (0.1% of net loans) as of June 30, 1999 to $249,047

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
 And Results of Operations

(0.1% of net loans) as of June 30, 2000. As of June 30, 2000, management considers $4,756,870 as impaired with a related allowance for loan losses of $728,761. Three borrowers with five loans account for $4.4 million of the impaired loans. Three of the loans to one borrower are secured by multifamily properties. These properties have not historically generated sufficient cash flow to properly maintain the properties and service the debt. The second troubled borrower is a builder having difficulty selling their homes. The homes are now substantially complete. The third troubled borrower owns and operates three motels. Since the loan was originated, the motels have experienced significant competition from newly constructed motels. The borrower requested that the amortization on the note be extended. As of June 30, 2000, each of these five loans was current. The Bank recognizes interest income on these loans as payments are received. Management believes should these borrowers default on their loans, the specific loss allowance on these loans is sufficient to liquidate the collateral without further loss.

     The Bank increased the allowance for loan losses $170,618 (7%) in fiscal year 2000 and $157,771 (7%) in fiscal year 1999. Loan charge-offs exceeded recoveries by $9,382 for fiscal year 2000 and $22,229 for fiscal year 1999. The allowance for loan losses as of June 30, 2000, was 0.85% of net loans outstanding versus 0.89% as of June 30, 1999. As of June 30, 2000, the allowance for loan losses was 53% of impaired loans versus 259% as of June 30, 1999.

     Foreclosed assets held for sale as of June 30, 2000 includes a car carried at the lower of cost or fair value.

     Premises and equipment decreased $565,194 (8%), from $7,365,392 as of June 30, 1999 to $6,800,198 as of June 30, 2000. During fiscal year 2000, the
Company sold the excess land associated with the branch office on South
National.

     Deposits increased $3,470,084 (2%), from $141,137,154 as of June 30, 1999 to $144,607,238 as of June 30, 2000. During this period core deposit accounts increased by $6,362,295 (14%) to 37% of total deposits, while certificates of deposit decreased by $2,892,211 (3%). The majority of this increase in checking and money market accounts can be attributed to an aggressive marketing campaign initiated in early 1997 designed to attract checking deposit customers. The decrease in certificate deposits can be attributed to management's decision to allow high cost accounts to run off and replace these funds with FHLB advances at a lower marginal cost.

     As a result of the continued increase in the loan portfolio and the treasury stock purchases, the Company increased borrowings from the Federal Home Loan Bank by $31,712,507 (30%) from $104,794,640 as of June 30, 1999 to
$136,507,147 as of June 30, 2000. Based on existing collateral the Bank has the ability to borrow an additional $53,000,000 from the FHLB in the future.

     Stockholders' equity (including unrealized appreciation on securities available-for-sale, net of tax) decreased $6,847,832 (11%), from $63,433,222 as of June 30, 1999 to $56,585,390 as of June 30, 2000. Net income for the year exceeded cash dividends paid by $1,418,956. The Company repurchased 741,194 shares as treasury stock (13% of the outstanding shares as of June 30, 1999) at a cost of $8,012,392 (an average price of $10.81 per share). The decrease in unrealized appreciation on securities available-for-sale, net of tax, reduced stockholders' equity by $1,039,879. On a per share basis, stockholders' equity increased $0.35 (3%) from $12.01 as of June 30, 1999 to $12.36 as of June 30, 2000. On July 27, 2000, the Company announced its intention to purchase additional treasury stock equal to ten percent of the outstanding shares.

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
  And Results of Operations

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

                                   June 30, 2000          Year Ended June 30, 2000          Year Ended June 30, 1999
                                -------------------   --------------------------------   -------------------------------
                                            Yield /   Average                  Yield /   Average                 Yield /
                                Balance     Cost      Balance     Interest     Cost      Balance     Interest    Cost
                                -------     -------   -------     --------     -------   -------     --------    -------
ASSETS
Interest-earning:
Loans                          $296,053     8.00%    $281,901     $ 22,054      7.82%   $235,322     $ 18,617     7.91%
Investment securities            15,676     7.47%      12,367          867      7.01%     24,634        1,605     6.52%
Other assets                     18,863     5.20%      13,905          643      4.62%     13,808          541     3.92%
                               --------     ----     --------     --------      ----    --------     --------     ----
Total interest-earning          330,592     7.82%     308,173       23,564      7.65%    273,764       20,763     7.58%
                                            ----                  --------      ----                 --------     ----
Noninterest-earning              11,264                10,257                              7,701
                               --------              --------                           --------
                               $341,856              $318,430                           $281,465
                               ========              ========                           ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing:
Savings accounts               $  8,551     2.72%    $  8,445          203      2.40%   $  8,486          206     2.43%
Transaction accounts             37,993     3.22%      35,461        1,039      2.93%     28,874          789     2.73%
Certificates of deposit          91,509     5.59%      94,358        4,909      5.20%     95,295        4,985     5.23%
FHLB advances                   136,507     6.07%     114,124        6,778      5.94%     79,985        4,723     5.90%
Other borrowed funds                  -     0.00%           -            -      0.00%          -            -     0.00%
                               --------     ----     --------     --------      ----    --------     --------     ----
Total interest-bearing          274,560     5.41%     252,388       12,929      5.12%    212,640       10,703     5.03%
                                            ----                  --------      ----                 --------     ----
Noninterest-bearing              10,711                 6,156                              3,562
                               --------              --------                           --------
Total liabilities               285,271               258,544                            216,202
Stockholders' equity             56,585                59,886                             65,263
                               --------              --------                           --------
                               $341,856              $318,430                           $281,465
                               ========              ========                           ========
Net earning balance            $ 56,032              $ 55,785                           $ 61,124
                               ========              ========                           ========
Earning yield less costing rate             2.41%                               2.53%                             2.55%
                                            ====                                ====                              ====
Net interest income, and
  net yield spread on
  interest-earning assets                   3.32%                 $ 10,635      3.45%                $ 10,060     3.67%
                                            ====                  ========      ====                 ========     ====
Ratio of interest-earning assets to
  interest-bearing liabilities      120%                  122%                               129%
                                    ===                   ===                                ===

                                                Year Ended June 30, 1998
                                            ---------------------------------
                                            Average                   Yield /
                                            Balance      Interest     Cost
                                            -------      --------     -------
ASSETS
Interest-earning:
Loans                                       $177,361     $ 14,875       8.39%
Investment securities                         22,123        1,529       6.91%
Other assets                                  17,010          792       4.66%
                                            --------     --------       ----
Total interest-earning                       216,494       17,196       7.94%
                                                         --------       ----
Noninterest-earning                           11,334
                                            --------
                                            $227,828
                                            ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing:
Savings accounts                            $  8,779         241        2.75%
Transaction accounts                          21,950         616        2.81%
Certificates of deposit                      110,786       6,112        5.52%
FHLB advances                                 27,630       1,695        6.13%
Other borrowed funds                           2,897          79        2.73%
                                            --------     --------       ----
Total interest-bearing                       172,042       8,743        5.08%
                                                         --------       ----
Noninterest-bearing                            6,863
                                            --------
Total liabilities                            178,905
Stockholders' equity                          48,923
                                            --------
                                            $227,828
                                            ========
Net earning balance                         $ 44,452
                                            ========
Earning yield less costing rate                                         2.86%
                                                                        ====
Net interest income, and
net yield spread on
interest-earning assets                                  $ 8,453        3.90%
                                                         =======        ====
Ratio of interest-earning assets to
interest-bearing liabilities                     126%
                                                 ===

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
 And Results of Operations

          The following table sets forth information regarding changes in interest income and interest expense for the periods indicated resulting from changes in average balances and average rates shown in the previous table. For each category of interest-earning assets and interest-bearing liabilities information is provided with respect to changes attributable to: (i) changes in balance (change in balance multiplied by the old rate), (ii) changes in interest rates (change in rate multiplied by the old balance); and (iii) the combined effect of changes in balance and interest rates (change in balance multiplied by change in rate).

                                      Year Ended June 30, 2000 versus 1999           Year Ended June 30, 1990 versus 1998
                                   ------------------------------------------     ------------------------------------------
                                    Average   Interest   Rate &                    Average   Interest   Rate &
                                    Balance     Rate     Balance      Total        Balance     Rate     Balance      Total
                                   ---------  --------  ---------   ---------     ---------  --------  ---------   ---------
Interest income:
Loans                              $   3,685      (207)       (41)      3,437         4,861      (843)      (276)      3,742
Investment securities                   (799)      122        (61)       (738)          174       (88)       (10)         76
Other assets                               4        97          1         102          (149)     (126)        24        (251)
                                   ---------  --------  ---------   ---------     ---------  --------  ---------   ---------
Net change in interest income          2,890        12       (101)      2,801         4,886    (1,057)      (262)      3,567
                                   ---------  --------  ---------   ---------     ---------  --------  ---------   ---------

Interest expense:
Savings accounts                          (1)       (2)         -          (3)           (8)      (28)         1         (35)
Transaction accounts                     180        57         13         250           194       (16)        (5)        173
Certificates of deposit                  (49)      (27)         -         (76)         (855)     (317)        44      (1,128)
Advances                               2,016        27         12       2,055         3,212       (63)      (120)      3,029
Other borrowed funds                       -         -          -           -           (79)      (79)        79         (79)
                                   ---------  --------  ---------   ---------     ---------  --------  ---------   ---------
Net change in interest expense         2,146        55         25       2,226         2,464      (503)        (1)      1,960
                                   ---------  --------  ---------   ---------     ---------  --------  ---------   ---------
Change in net interest income      $     744       (43)      (126)        575         2,422      (554)      (261)      1,607
                                   =========  ========  =========   =========     =========  ========  =========   =========



RESULTS OF OPERATIONS - COMPARISON OF YEARS ENDED JUNE 30, 2000 AND 1999

          Interest Rates. The Company charges borrowers and pays depositors
          --------------
interest rates that are largely a function of the general level of interest rates. The following table sets forth the weekly average interest rates on U.S. Treasury securities for the twelve months ending.

                                                                U.S. Treasury Securities
                                                           Average for the Twelve Months Ended
                                                -------------------------------------------------------
                                                 Ten-Year             One-Year
                                                 Maturity             Maturity                 Spread
                                                ----------           ----------              ----------
            June 30, 2000                            6.17%                5.79%                   0.38%
            June 30, 1999                            5.10%                4.76%                   0.34%
                                                     ----                 ----                    ----
            Increase in interest rates               1.07%                1.03%                   0.04%
                                                     ====                 ====                    ====

         The Company's principal assets are single family home mortgage loans. Fixed rate mortgage loans are typically priced at a spread over the ten-year U.S. Treasury securities. The 107 basis point increase in the ten-year treasury for fiscal year 2000 is indicative of the increase in the fixed-rates on single family mortgage loans. As a result of this increase in the level of interest rates after historically low rates during the twelve months ended June 30, 1999, the number of Greene County mortgage recordings declined 4,960 (26%) from 19,445 for the twelve months ended June 30, 1999 to 14,485 for the twelve months ended June 30, 2000. During this same period, the Bank's Greene County mortgage filings declined 19%. As a result, the Bank's share of the market increased from 6.3% to 6.9%. In addition, borrowers no longer exhibited a clear preference for fixed rate over adjustable mortgages.

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
 And Results of Operations

     Interest Income.  Total interest income increased $2,801,227 (13%) as the
     ---------------
average balance of interest-earning assets increased $34,409,000 (13%). The yield on average interest earning assets increased seven basis points to 7.65% as the Company shifted the asset mix from lower yielding investments to loans.

     Interest on loans increased $3,436,708 (18%) as the average loan receivable balance increased $46,579,000 (20%) while the average yield declined 9 basis points to 7.82%. The decline in loan yield is the result of the impact of borrowers refinancing home loans to lower their rates during the prior fiscal year. Interest on investment securities decreased $738,136 (46%) as the average balance decreased $12,267,000 (50%) while the average yield increased 49 basis points to 7.01%. To the extent possible, subject to market conditions and competition, the Company intends to emphasize loan production and will purchase investment securities or mortgage-backed securities only if spreads between the asset yield and the liability cost net an arbitrage profit over a range of potential interest rate scenarios.

     Interest Expense.  Total interest expense increased $2,226,036 (21%) as the
     ----------------
average balance of interest-bearing liabilities increased $39,748,000 (19%). Interest expense increased more than the increase in average balances because the average cost of interest-bearing liabilities increased by nine basis points to 5.12%.

     Interest expense on deposits increased $171,061 (3%) as the average balance of interest costing deposits increased $5,609,000 (4%) while the average interest rate paid to depositors declined six basis points to 4.45%. Interest expense on deposits increased less than the average balance due to a favorable change in the mix of deposits. The average balance of interest costing core deposit accounts increased $6,546,000 (18%) and the average balance of certificates of deposit decreased $937,000 (1%). The Company's principal retail deposit continues to be the certificate of deposit. Management attempts to price certificates so that the marginal cost of attracting deposits is equal to the marginal cost of FHLB advances.

     In order to fund the increase in assets and purchase of treasury stock, the Company borrowed additional funds from the FHLB. The average balance of FHLB advances increased by $34,139,000 (43%) while the average cost of those advances increased four basis points to 5.94%. During the twelve months ended June 30, 2000, the spread between advance rates offered by the FHLB and the same maturity US Treasury rates increased dramatically. For example, the spread between the FHLB one-year advance and the one-year US Treasury increased 49 basis points from 38 basis points on January 3, 2000 to 87 basis points on June 28, 2000.

     Net Interest Income.  The Company's net interest income increased $575,191
     -------------------
(6%) from $10,059,664 to $10,634,855.  During the year ended June 30, 2000, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $55,785,000, a decrease in the average net earning balance of $5,339,000 (9%). To the extent the Company's dividends and purchases of treasury stock exceed net income, this net earning balance will continue to decline. The Company's spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities decreased by two basis points from 2.55% to 2.53%. The FHLB advance rate to US Treasury rate spread increase has negative implications for the Bank as the Bank's primary assets (ARMs) are indexed to the one-year US Treasury rate and are to a significant extent funded by FHLB advances.

     Provision for Loan Losses.  Provisions for loan losses are charged or
     -------------------------
credited to earnings to bring the total allowance to a level considered adequate by the Company to provide for potential loan losses in the existing portfolio. When making the assessment, the Company considers prior loss experience, volume and type of lending, industry standards and past due loans in the Company's portfolio. In addition, the Company considers general economic conditions and other factors related to collectability of the Company's portfolio.

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
 And Results of Operations

     During fiscal year 2000, the Company experienced loan charge-offs in excess of recoveries of $9,382 and based on a review as discussed above, elected to add $180,000 to the allowance. Management anticipates the need to continue adding to the loan loss allowance through charges to provision for loan losses based on the anticipated growth in the loan portfolio.

     Non-Interest Income.  Non-interest income, which consists of service
     -------------------
charges and other fees, income from foreclosed assets and gains or losses on sale of assets, increased $217,411 (18%) from $1,200,854 to $1,418,265. This increase is primarily due to the $232,973 (27%) increase in service charges generated from the continued growth in the Bank's checking accounts. As of June 30, 2000, the Bank serviced 11,231 checking accounts up 1,071 (11%) from a year earlier.

     Non-Interest Expense.  Non-interest expense increased $462,928 (8%), from
     --------------------
$5,957,390 to $6,420,318. Salaries and employee benefits increased $368,124 (12%) due to increased staffing for the Y2K event, the pending computer system conversion and the increased volume of customer transactions. The following expense categories increased at approximately the same rate as total assets (9%), occupancy $59,546 (8%), data processing $30,713 (6%), and other $99,072
(9%). The Savings Association Insurance Fund assessment declined $27,924 (33%) as the fund reached the level prescribed by the FDIC. Advertising declined $66,603 (15%).

     Income Taxes.  The change in income tax is a direct result of changes in
     ------------
the Company's taxable income.

     Cash Dividends Paid.  The Company paid cash dividends of  $0.20 per share
     --------------------
on October 15, 1999, to the stockholders of record as of September 7, 1999 and $0.22 per share on April 14, 2000, to the stockholders of record as of March 30, 2000.


RESULTS OF OPERATIONS - COMPARISON OF YEARS ENDED JUNE 30, 1999 AND 1998

     Interest Rates.  The following table sets forth the weekly average interest
     ---------------
rates on U.S. Treasury securities for the twelve months ending.


                                           U.S. Treasury Securities
                                     Average for the Twelve Months Ended
                                   ---------------------------------------
                                    Ten-Year       One-Year
                                    Maturity       Maturity        Spread
                                   ----------     ----------      --------
     June 30, 1999                      5.10%          4.76%         0.34%
     June 30, 1998                      5.84%          5.44%         0.40%
                                       ------         ------        ------
     Decrease in interest rates        -0.74%         -0.68%        -0.06%
                                       ======         ======        ======

     The 74 basis point decline in the ten-year treasury for fiscal year 1999 in addition to the 76 basis point decline in the prior year is indicative of the decline in the fixed-rates on single family mortgage loans. As a result, borrowers preferred fixed rate mortgages over adjustable and they took advantage of the relatively low rates to refinance their home mortgages. As a result of this decline in the level of interest rates, the number of mortgage recordings in Greene County increased 1,768 (10%) from 17,677 for the twelve months ended June 30, 1998 to 19,445 for the twelve months ended June 30, 1999. During the same period, the Bank's Greene County mortgage filings increased 17% and the share of the market increased from 5.9% to 6.3%.

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
 And Results of Operations

     Interest Income.  Total interest income increased $3,566,448 (21%) as the
     ---------------
average balance of interest-earning assets increased $57,270,000 (26%). Interest income did not increase in proportion to the increase in average balances due to a 36 basis point decline in average asset yield to 7.58%.

     Interest on loans increased $3,742,094 (25%) as the average loan receivable balance increased $57,961,000 (33%) while the average yield declined 48 basis points to 7.91%. The decline in average loan yield is the result of borrowers taking advantage of the historically low interest rates to refinance their home loans.

     Interest Expense.  Total interest expense increased $1,959,663 (22%) as the
     ----------------
average balance of interest-bearing liabilities increased $40,598,000 (24%). Interest expense increased less than the increase in average balances because the average cost of interest-bearing liabilities declined by five basis points to 5.03%.

     Interest expense on deposit accounts decreased $989,384 (14%). The average balance of total interest-bearing deposits decreased $8,860,000 (6%) while the average interest rate paid to depositors declined 41 basis points to 4.51%. The average balances of transaction accounts increased $6,924,000 (32%) while the average balances of certificates of deposit decreased $15,491,000 (14%). The average cost of certificates decreased 29 basis points from 5.52% to 5.23%. During the year, start-up banks in the market area paid interest rates on certificates of deposit well above comparable maturity treasury rates. As a result, the Company was unable to reduce the cost of certificates in line with the overall decline in the general level of interest rates.

     In order to fund the increase in assets, the decrease in deposits, and the purchase of treasury stock, the Company borrowed additional funds from the FHLB. The average balance of FHLB advances increased by $52,355,000 (189%) while the average rate paid declined 23 basis points to 5.90%. As a result, interest expense paid for FHLB advances increased $3,028,090 (179%).

     Net Interest Income.  The Company's net interest income increased
     -------------------
$1,606,785 (19%) from $8,452,879 to $10,702,906.  During the year ended June 30,
1999, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $61,124,000, an increase in the average net earning balance of $16,672,000 (38%) due to the net proceeds of the December 30, 1997 offering.

     Provision for Loan Losses.  During fiscal year 1999, the Company
     -------------------------
experienced loan charge-offs in excess of recoveries of $22,229 and based on a review of the loan portfolio, elected to add $180,000 to the allowance. Management anticipates the need to continue adding to loss reserves through charges to provision for loan losses based on the anticipated growth in the loan portfolio.

     Non-Interest Income.  Non-interest income, which consists of service
     -------------------
charges and other fees, income from foreclosed assets and gains or losses on sale of assets, increased $247,791 (26%) from $953,063 to $1,200,854. This increase is primarily due to the $267,903 (44%) increase in service charges due to continued growth in the Company's checking accounts. As of June 30, 1999, the Bank serviced 10,160 checking accounts up 2,075 (26%) from 8,085 on June 30, 1998.

     Non-Interest Expense.  Non-interest expense increased $1,134,891(24%), from
     --------------------
$4,822,499 to $5,957,390. Salaries and employee benefits increased $760,306 (33%) due to the operation of the South National branch for a full year and the start-up of the Nixa Wal-Mart branch as well as the expenses related to the new restricted stock plan and employee stock ownership plan. Data processing expense increased $100,252 (25%) due to the new branches and the overall increase in accounts served. Other expenses

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
 And Results of Operations

increased $205,359 (23%) due primarily to legal fees associated with the two special stockholder meetings held during the year and the expenses related to the new restricted stock plan for the directors.

     Income Taxes.  The change in income tax is a direct result of changes in
     ------------
the Company's taxable income.

     Cash Dividends Paid.  The Company paid cash dividends of  $0.16 per share
     --------------------
on October 15, 1998, to the stockholders of record as of September 8, 1998. The Company paid cash dividends of $0.18 per share on April 15, 1999, to the stockholders of record as of March 31, 1999.


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

     The Bank's initial efforts to manage interest rate risk included implementing an adjustable rate mortgage loan ("ARM") program beginning in the early 1980s. The ARMs have met with excellent customer acceptance. As of June 30, 1997, ARMs constituted 75% of the Bank's mortgage loan portfolio. However during fiscal years 1998 and 1999, the general level of long term interest rates dropped and borrowers opted for fixed rate mortgages. As long term interest rates increased during fiscal year 2000, borrowers shifted their preference to ARM loans. As of June 30, 2000, ARMs represent 59% of the loan portfolio. Of the ARMs originated during the past three fiscal years, borrower's preferred initial fixed rate periods of three or five years. In response to this shift in customer preference, the Bank started a program of borrowing longer-term funds from the FHLB. Twenty-seven percent of FHLB Advances have scheduled maturities over five years.

     The Bank is also managing interest rate risk by the origination of construction loans. As of June 30, 2000, such loans, net of loans in process, make up 9% of the Bank's loan portfolio. In general, these loans have higher yields, shorter maturities, and greater interest rate sensitivity than other real estate loans.

     The Bank constantly monitors its deposits in an effort to decrease their interest rate sensitivity. Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank's asset/liability management objectives and spread requirements. As of June 30, 1999, the Bank's savings accounts, checking accounts, and money market deposit accounts totaled $46,736,183 or 33% of its total deposits. As of June 30, 2000, these accounts totaled $53,098,478 or 37% of total deposits. The weighted average rate paid on these accounts increased 31 basis points from 2.43% on June 30, 1999 to 2.74% on June 30, 2000. This compares favorably with the 107 basis point increase in the weekly average rate for the 3-month US Treasury Bill auction for the same period. The Bank believes, based on historical experience, that a substantial portion of such accounts represents non-interest rate sensitive, core deposits.

Guaranty Federal Bancshares, Inc.

Management's Discussion and Analysis of Financial Condition
  And Results of Operations

INTEREST RATE SENSITIVITY ANALYSIS

         The following table sets forth as of June 30, 2000, the OTS estimate of the projected changes in net portfolio value ("NPV") in the event of 100, 200, and 300 basis point ("bp") instantaneous and permanent increases and decreases in market interest rates. Dollar amounts are expressed in thousands.

----------------------------------------------------------------------------------------------------------------------
 BP Change                       Estimated Net Portfolio Value                      NPV as % of PV of Assets
                        -------------------------------------------               ---------------------------
 in Rates               $ Amount          $ Change         % Change               NPV Ratio            Change
 --------               --------          --------         --------               ---------            ------
----------------------------------------------------------------------------------------------------------------------
  +300                  53,481            (6,843)            -11%                  16.74%              -1.07%
----------------------------------------------------------------------------------------------------------------------
  +200                  56,555            (3,769)             -6%                  17.32%              -0.49%
----------------------------------------------------------------------------------------------------------------------
  +100                  58,925            (1,399)             -2%                  17.70%              -0.11%
----------------------------------------------------------------------------------------------------------------------
    NC                  60,324                                                     17.81%
----------------------------------------------------------------------------------------------------------------------
  -100                  60,587               263               0%                  17.63%              -0.18%
----------------------------------------------------------------------------------------------------------------------
  -200                  59,318            (1,006)             -2%                  17.07%              -0.74%
----------------------------------------------------------------------------------------------------------------------
  -300                  57,585            (2,739)             -5%                  16.40%              -1.41%
----------------------------------------------------------------------------------------------------------------------

         This table demonstrates the impact of the borrowers ability to prepay their loans. If interest rates fall 200 or more basis points, the impact of the loan prepayment would out weigh the increase in net asset value and the net portfolio value would decline.

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

         Management cannot predict future interest rates or their effect on the Bank's NPV in the future. Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. Additionally, certain assets, such as adjustable rate loans, which represent the Bank's primary loan product, have an initial fixed rate period typically from one to five years and over the remaining life of the asset changes in the interest rate are restricted. In addition, the proportion of adjustable rate loans in the Bank's portfolio could decrease in future periods due to refinancing activity if market interest rates remain constant or decrease in the future. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

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

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
 And Results of Operations

LIQUIDITY AND CAPITAL RESOURCES

     The Bank is required by OTS regulations to maintain minimum levels of specified liquid assets equal to 4% of deposits and short-term borrowings. The Bank's liquidity ratio as of June 30, 2000, was 11.3%.

     The Company's principal sources of funds for investments and operations are net income, deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities, and proceeds from maturing investment securities. The Company considers deposits and FHLB advances as primary sources of funds.

     The Company's most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less. The levels of such assets are dependent on the Bank's operating, financing, and investment activities at any given time. The Company's cash and cash equivalents totaled $9,157,271 as of June 30, 2000. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

     As of June 30, 2000, the Bank had conditional commitments in the form of a letter of credit in the amount of $12,000. Outstanding loan commitments were $4,262,000. As of June 30, 2000, the Bank had granted unused lines of credit to borrowers aggregating approximately $316,000 and $6,945,000 for commercial lines and open-end consumer lines, respectively. As of June 30, 2000, the Bank had $64,594,797 in certificates of deposit which were scheduled to mature in one year or less. It is anticipated that the majority of these certificates will be renewed in the normal course of operations.

     The Bank's capital position of $54,995,000 is 16.1% of total assets as of June 30, 2000. The Bank has an excess of $47,487,000, $39,067,000, and
$35,993,000 of required regulatory levels of tangible, core, and risk-based capital, respectively. Under current regulatory guidelines, the Bank is classified as well capitalized.

     During fiscal year 1999, the Company purchased 815,759 shares of common stock in open market transactions with the intent to grant stock awards for 173,632 shares of common stock in accordance with the Bank's Restricted Stock Plan and to place 642,127 shares in a treasury stock account. During fiscal year 2000, the Company purchased 741,194 shares of common stock in open market transactions to place in a treasury stock account. The Company intends to monitor the common stock price and, with regulatory approval, may from time to time initiate further treasury stock transactions in order to improve the Company's long-term earnings per share while at the same time maintaining an adequate level of stockholders' equity.


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

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
  And Results of Operations


IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board has adopted Statement of Financial Accounting Standards ("SFAS" ) 133, "Accounting for Derivative Financial Instruments and Hedging Activities," and SFAS 138, "Accounting for Certain Derivative Financial Instruments and Certain Hedging Activities." SFAS 133 and 138 establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 and 138 are effective for fiscal years beginning after June 15, 2000. Management presently believes the adoption of SFAS 133 and 138, which the Company expects to initially adopt in the first quarter of its year ending June 30, 2001, will not have a material impact on the Company's financial statements.

IMPACT OF YEAR 2000

     The Company has not experienced any significant operational or financial problems related to the Year 2000 compliance. Management believes that the Year 2000 Issue will not pose any future operational problems.

SUMMARY OF UNAUDITED QUARTERLY OPERATING RESULTS

                                                                   Fiscal Year 2000, Quarter ended
                                                    ----------------------------------------------------------
                                                    September-99    December-99       March-00       June-00
                                                    ------------    -----------     -----------    -----------
Interest income                                     $ 5,561,794       5,732,103       6,051,628      6,218,272
Interest expense                                      2,984,974       3,120,809       3,300,934      3,522,225
                                                    -----------     -----------     -----------    -----------
Net interest income                                   2,576,820       2,611,294       2,750,694      2,696,047
Provision for loan losses                                45,000          45,000          45,000         45,000
Gain (loss) on loans and investment securities          (14,586)         12,737          (3,185)        55,527
Other noninterest income, net                           387,924         280,076         339,769        360,003
Noninterest expense                                   1,532,901       1,548,571       1,649,711      1,689,135
                                                    -----------     -----------     -----------    -----------
Income before income taxes                            1,372,257       1,310,536       1,392,567      1,377,442
Provision for income taxes                              512,159         469,017         494,229        471,595
                                                    -----------     -----------     -----------    -----------
Net income                                              860,098         841,519         898,338        905,847
                                                    ===========     ===========     ===========    ===========
Basic earnings per share                            $      0.16            0.17            0.18           0.20
                                                    ===========     ===========     ===========    ===========
Diluted earnings per share                          $      0.16            0.16            0.18           0.20
                                                    ===========     ===========     ===========    ===========
                                                                      Fiscal Year 1999, Quarter ended
                                                    ----------------------------------------------------------
                                                    September-98    December-98      March-99        June-99
                                                    ------------    -----------     -----------    -----------
Interest income                                     $ 4,933,889       5,182,991       5,245,700      5,399,990
Interest expense                                      2,502,163       2,689,717       2,672,703      2,838,323
                                                    -----------     -----------     -----------    -----------
Net interest income                                   2,431,726       2,493,274       2,572,997      2,561,667
Provision for loan losses                                45,000          45,000          45,000         45,000
Gain on loans and investment securities                   9,750          28,953           8,535         20,984
Other noninterest income, net                           261,158         274,467         262,247        334,760
Noninterest expense                                   1,409,797       1,505,103       1,516,608      1,525,882
                                                    -----------     -----------     -----------    -----------
Income before income taxes                            1,247,837       1,246,591       1,282,171      1,346,529
Provision for income taxes                              449,734         426,162         458,548        430,556
                                                    -----------     -----------     -----------    -----------
Net income                                              798,103         820,429         823,623        915,973
                                                    ===========     ===========     ===========    ===========
Basic earnings per share                            $      0.14            0.15            0.15           0.17
                                                    ===========     ===========     ===========    ===========
Diluted earnings per share                          $      0.14            0.14            0.15           0.17
                                                    ===========     ===========     ===========    ===========

Guaranty Federal Bancshares, Inc.
Consolidated Balance Sheets
June 30, 2000 and 1999

                                                                    2000            1999
                                                                  --------        --------
                                     ASSET
Cash                                                          $  1,906,757       1,656,648
Interest-bearing deposits in other financial institutions        7,250,514       8,032,473
                                                              ------------    ------------
  Cash and cash equivalents                                      9,157,271       9,689,121
Available-for-sale securities                                   13,645,307       8,951,175
Held-to-maturity securities                                      6,768,672      15,394,643
Stock in Federal Home Loan Bank, at cost                         6,875,400       5,239,800
Mortgage loans held for sale                                       995,286         769,074
Loans receivable, net                                          295,057,753     263,499,778
Accrued interest receviable:
  Loans                                                          1,651,760       1,459,508
  Investments                                                      174,123         297,431
Prepaid expenses and other assets                                  728,989         432,045
Foreclosed assets held for sale                                      1,625         101,546
Premises and equipment                                           6,800,198       7,365,392
                                                              ------------    ------------
                                                              $341,856,384     313,199,513
                                                              ============    ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits                                                      $144,607,238     141,137,154
Federal Home Loan Bank advances                                136,507,147     104,794,640
Advances from borrowers for taxes and insurance                  1,384,231       1,195,545
Accrued expenses and other liabilities                             828,709         499,221
Accrued interest payable                                           959,354         543,641
Income taxes payable                                               333,772         235,587
Deferred income taxes                                              650,543       1,360,503
                                                              ------------    ------------
                                                               285,270,994     249,766,291
                                                              ------------    ------------
STOCKHOLDERS' EQUITY
Common Stock:
  $0.10 par value; authorized 10,000,000 shares;
     issued; 2000 - 6,250,037 shares, 1999 - 6,245,775 shares      625,004         624,578
Additional paid-in capital                                      47,921,681      47,366,264
Unearned ESOP shares                                            (2,870,440)     (3,100,080)
Retained earnings, substantially restricted                     24,654,965      23,236,009
Accumulated other comprehensive income
  Unrealized appreciation on available-for-sale securities
  net of income taxes; 2000 - $1,408,906, 1999 - $2,026,448      2,398,947       3,438,826
                                                              ------------    ------------
                                                                72,730,157      71,565,597

Treasury stock, at cost;
  2000 - 1,383,321 shares, 1999 - 642,127 shares               (16,144,767)     (8,132,375)
                                                              ------------    ------------
                                                                56,585,390      63,433,222
                                                              ------------    ------------
                                                              $341,856,384     313,199,513
                                                              ============    ============

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Income
Years Ended June 30, 2000, 1999, and 1998

                                                      2000           1999              1998
                                                   ----------      --------         ---------
INTEREST INCOME
  Loans                                         $ 22,053,599      18,616,891       14,874,797
  Investment securities                              866,836       1,604,972        1,528,929
  Other                                              643,362         540,707          792,396
                                                ------------     -----------      -----------
                                                  23,563,797      20,762,570       17,196,122
                                                ------------     -----------      -----------
INTEREST EXPENSE
  Deposits                                         6,150,961       5,979,900        6,969,284
  Federal Home Loan Bank advances                  6,777,981       4,723,006        1,694,916
  Other                                                   --              --           79,043
                                                ------------     -----------      -----------
                                                  12,928,942      10,702,906        8,743,243
                                                ------------     -----------      -----------
NET INTEREST INCOME                               10,634,855      10,059,664        8,452,879
PROVISION FOR LOAN LOSSES                            180,000         180,000          123,352
                                                ------------     -----------      -----------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                       10,454,855       9,879,664        8,329,527
                                                ------------     -----------      -----------
NONINTEREST INCOME
  Service charges                                  1,105,800         872,827          604,924
  Late charges and other fees                        160,639         113,490          109,200
  Gain on loans and investment securities             50,493          68,222           68,867
  Income on foreclosed assets                         20,595          11,488           14,127
  Other income                                        80,738         134,827          155,945
                                                ------------     -----------      -----------
                                                   1,418,265       1,200,854          953,063
                                                ------------     -----------      -----------
NONINTEREST EXPENSE
  Salaries and employee benefits                   3,418,975        3,050,85         2,290,54
  Occupancy                                          848,641         789,095          763,135
  SAIF deposit insurance premiums                     56,248          84,172           92,558
  Data processing                                    528,533         497,820          397,568
  Advertising                                        381,600         448,203          396,803
  Other expense                                    1,186,321       1,087,249          881,890
                                                ------------     -----------      -----------
                                                   6,420,318       5,957,390        4,822,499
                                                ------------     -----------      -----------
INCOME BEFORE INCOME TAXES                         5,452,802       5,123,128        4,460,091
PROVISION FOR INCOME TAXES                         1,947,000       1,765,000        1,619,000
                                                ------------     -----------      -----------
NET INCOME                                         3,505,802       3,358,128        2,841,091
OTHER COMPREHENSIVE INCOME (LOSS)
  Unrealized appreciation (depreciation) on
   available-for-sale securities                  (1,039,879)        626,934          754,312
                                                ------------     -----------      -----------
COMPREHENSIVE INCOME                            $  2,465,923       3,985,062        3,595,403
                                                ============     ===========      ===========

BASIC EARNINGS PER SHARE                        $       0.71            0.61             0.29 (1)
                                                ============     ===========      ===========
DILUTED EARNINGS PER SHARE                      $       0.70            0.60             0.29 (1)
                                                ============     ===========      ===========

(1)  Since conversion December 30, 1997

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows
Years Ended June 30, 2000, 1999, and 1998

                                                         2000             1999               1998
                                                       -------           ------             ------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                         $  3,505,802         3,358,128         2,841,091
Items not requiring (providing) cash:
  Deferred income taxes                                 (92,418)         (251,687)          (22,258)
  Depreciation                                          497,086           444,467           469,532
  Provision for loan losses                             180,000           180,000           123,352
  Gain on loans and investment securities               (50,493)          (68,222)          (68,867)
  Loss on sale of premises and equipment                 65,692              --                --
  (Gain) loss on sale of foreclosed assets              (21,925)            4,820           (15,231)
  Amortization of deferred income,
   premiums and discounts                               (25,646)           14,181           (77,945)
  Stock award plan expense                              496,320           510,286            92,407
  Origination of loans held for sale                 (5,213,867)      (10,271,583)       (6,152,677)
  Proceeds from sale of loans held for sale           4,999,350        10,375,914         6,364,053
  Release of ESOP shares                                248,626           414,385              --
Changes in:
  Accrued interest receivable                           (68,944)         (152,795)         (292,583)
  Prepaid expenses and other assets                    (517,312)         (183,090)         (539,181)
  Accrued expenses and other liabilities                745,201           271,944           (26,754)
  Income taxes payable                                  102,017          (158,391)          113,685
                                                   ------------       -----------      ------------
   Net cash provided by operating activities          4,849,489         4,488,357         2,808,624
                                                   ------------       -----------      ------------

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows (continued)
Years Ended June 30, 2000, 1999, and 1998

                                                                2000           1999           1998
                                                            -----------     ----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of loans                                                   --     (7,895,901)            --
Net increase in loans                                      (31,753,775)   (50,158,557)   (48,620,302)
Principal payments on held-to-maturity securities            1,936,601      3,992,371      3,881,091
Principal payments on available-for-sale securities            357,385      6,413,840             --
Purchase of available-for-sale securities                   (6,970,877)      (520,065)   (13,875,905)
Purchase of premises and equipment                            (759,393)      (376,888)      (406,548)
Proceeds from sale of premises and equipment                   982,177             --             --
Proceeds from sales of available-for-sale securities           299,472             --             --
Proceeds from maturitites of held-to-maturity securities     6,700,000      1,385,715      4,345,229
Purchase of FHLB stock                                      (1,635,600)    (2,985,700)            --
Proceeds from sale of foreclosed assets                        153,926         30,690        317,855
                                                          ------------   ------------   ------------
   Net cash used in investing activities                   (30,690,084)   (50,114,495)   (54,358,580)
                                                          ------------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock, net                             --             --     39,216,426
Stock options exercised                                         25,656        106,792         58,971
Cash dividends paid                                         (2,086,846)    (1,805,069)    (1,621,342)
Cash dividends received on RRP Stock                            11,050         13,554         15,780
Net increase in demand deposits,
   NOW accounts and savings accounts                         6,362,295      9,880,981      8,738,851
Net decrease in certificates of deposit                     (2,892,211)    (9,719,163)   (18,497,200)
Proceeds from FHLB advances                                 67,541,724     64,092,500     61,050,000
Repayments of FHLB advances                                (35,829,217)    (4,378,888)   (34,119,816)
Advances from borrowers for taxes and insurance                188,686        325,069        195,858
RSP stock purchased                                                 --     (2,373,065)            --
Treasury stock purchased                                    (8,012,392)    (8,132,375)            --
                                                          ------------   ------------   ------------
   Net cash provided by financing activities                25,308,745     48,010,336     55,037,528
                                                          ------------   ------------   ------------

INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                       (531,850)     2,384,198      3,487,572

CASH AND CASH EQUIVALENTS,
   BEGINNING OF YEAR                                         9,689,121      7,304,923      3,817,351
                                                          ------------   ------------   ------------

CASH AND CASH EQUIVALENTS,
   END OF YEAR                                            $  9,157,271      9,689,121      7,304,923
                                                          ============    ===========   ============

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Change in Stockholders' Equity
Years Ended June 30, 2000, 1999 and 1998

                                                                     Additional    Unearned
                                                         Common        Paid-In       ESOP            Treasury           Retained
                                                         Stock         Capital      Shares             Stock            Earnings
                                                      -----------    -----------  -----------       ------------       ----------
Balance, July 1, 1997                                 $ 3,125,000      3,687,356           --                 --       18,620,219
Net income                                                     --             --           --                 --        2,841,091
Dividends,
  $0.22 per share on 3,125,000 shares                          --             --           --                 --         (687,500)
  $0.15 per share on 6,225,610 shares                          --             --           --                 --         (933,842)
Stock award plans                                              --        140,416           --                 --               --
Stock options exercised                                       672         58,299           --                 --               --
Stock redeemed and stock issued in
  conversion to stock ownership, net                   (2,502,868)    45,130,921   (3,444,540)                --               --
Transfer from MHC                                              --             --           --                 --        1,842,982
Change in unrealized appreciation on
  available-for-sale securities, net of
  income taxes of $443,429                                     --             --           --                 --               --
                                                      -----------    -----------  -----------       ------------      -----------
Balance, June 30, 1998                                    622,804     49,016,992   (3,444,540)                --       21,682,950
Net income                                                     --             --           --                 --        3,358,128
Dividends ($0.34 per share)                                    --             --           --                 --       (1,805,069)
Stock award plans                                              --        547,394           --                 --               --
Stock purchased for stock awards                                      (2,373,065)          --                 --               --
Stock options exercised                                     1,774        105,018           --                 --               --
Release of ESOP shares                                         --         69,925      344,460                 --               --
Treasury stock purchased                                       --             --           --         (8,132,375)              --
Change in unrealized appreciation on
  available-for-sale securities, net of
  income taxes of $375,019                                     --             --           --                 --               --
                                                      -----------    -----------  -----------       ------------      -----------
Balance, June 30, 1999                                    624,578     47,366,264   (3,100,080)        (8,132,375)      23,236,009
Net income                                                     --             --           --                 --        3,505,802
Dividends ($0.42 per share)                                    --             --           --                 --       (2,086,846)
Stock award plans                                              --        511,201           --                 --               --
Stock options exercised                                       426         25,230           --                 --               --
Release of ESOP shares                                         --         18,986      229,640                 --               --
Treasury stock purchased                                       --             --           --         (8,012,392)              --
Change in unrealized appreciation on
  available-for-sale securities, net of
  income taxes of ($617,542)                                   --             --           --                 --               --
                                                      -----------    -----------  -----------       ------------      -----------
Balance, June 30, 2000                                $   625,004     47,921,681   (2,870,440)       (16,144,767)      24,654,965
                                                      ===========    ===========  ===========       ============      ===========

                                                Accumulated
                                                    Other
                                                Comprehensive
                                                   Income -
                                               -----------------
                                                  Unrealized
                                                  Appreciation
                                               (Depreciation) on
                                                Available-for-
                                                Sale Securities,
                                                      Net                    Total
                                               -----------------         ------------
Balance, July 1, 1997                                  2,057,580           27,490,155
Net income                                                    --            2,841,091
Dividends,
  $0.22 per share on 3,125,000 shares                         --             (687,500)
  $0.15 per share on 6,225,610 shares                         --             (933,842)
Stock award plans                                             --              140,416
Stock options exercised                                       --               58,971
Stock redeemed and stock issued in
  conversion to stock ownership, net                          --           39,183,513
Transfer from MHC                                             --            1,842,982
Change in unrealized appreciation on
  available-for-sale securities, net of
  income taxes of $443,429                               754,312              754,312
                                                     -----------         ------------
Balance, June 30, 1998                                 2,811,892           70,690,098
Net income                                                    --            3,358,128
Dividends ($0.34 per share)                                   --           (1,805,069)
Stock award plans                                             --              547,394
Stock purchased for stock awards                              --           (2,373,065)
Stock options exercised                                       --              106,792
Release of ESOP shares                                        --              414,385
Treasury stock purchased                                      --           (8,132,375)
Change in unrealized appreciation on
  available-for-sale securities, net of
  income taxes of $375,019                               626,934              626,934
                                                     -----------         ------------
Balance, June 30, 1999                                 3,438,826           63,433,222
Net income                                                    --            3,505,802
Dividends ($0.42 per share)                                   --           (2,086,846)
Stock award plans                                             --              511,201
Stock options exercised                                       --               25,656
Release of ESOP shares                                        --              248,626
Treasury stock purchased                                      --           (8,012,392)
Change in unrealized appreciation on
  available-for-sale securities, net of
  income taxes of ($617,542)                          (1,039,879)          (1,039,879)
                                                     -----------         ------------
Balance, June 30, 2000                                 2,398,947           56,585,390
                                                     ===========         ============

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements


NOTE 1:   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
          ACCOUNTING POLICIES

Organization
------------

     In April 1995, Guaranty Federal Savings & Loan Association reorganized from a federally chartered mutual savings and loan association into a mutual holding company, Guaranty Federal Bancshares, M. H. C. (the "MHC"). Concurrent with the reorganization, Guaranty Federal Savings Bank (the "Bank"), a stock savings bank was chartered. The Bank issued 3,125,000 shares of common stock in connection with the reorganization, the majority of which were owned by the MHC.

     On December 30, 1997, the MHC converted to Guaranty Federal Bancshares, Inc. (the "Company"), a Delaware-chartered stock corporation. In connection with the conversion and reorganization, the shares of the Bank held by the mutual holding company were extinguished along with the mutual holding company and the shares of the Bank held by the public were exchanged for shares of the Company. Additional shares of the Company were issued as of December 30, 1997 (see Note 15).


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

     Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

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


Loan Servicing
--------------

     The cost of originated mortgage-servicing rights is amortized over the shorter of the actual or contractual loan life. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated by discounting expected cash flows. For purposes of measuring impairment, the rights are stratified based on the loan type, remaining term to maturity, and interest rate. The key assumptions used in the valuation include discount rates, prepayment speeds and servicing costs. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements


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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to adjusted tangible assets (as defined). Management believes, as of June 30, 2000, that the Bank meets all capital adequacy requirements.

     As of June 30, 2000, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are also presented in the table. No amount was deducted from capital for interest-rate risk. Dollar amounts are expressed in thousands.

                                                                                              To Be Well Capitalized
                                                                         For Capital          Under Prompt Corrective
                                                Actual                Adequacy Purposed          Action Provisions
                                       -----------------------      --------------------     ------------------------
                                         Amount        Ratio         Amount       Ratio          Amount       Ratio
                                       ----------   ----------      ---------   --------     -----------  -----------
As of June 30, 2000
Stockholders' equity, and
  ratio to total assets                $ 54,995         16.1%
                                                        ====
Unrealized appreciation on
  available-for-sale securities          (2,455)
                                       --------
Tangible capital, and
  ratio to adjusted total assets       $ 52,540         15.6%       $  5,053        1.5%
                                       ========         ====        ========        ===

Tier 1 (core) capital, and
  ratio to adjusted total assets       $ 52,540         15.6%       $ 13,473        4.0%       $ 16,842         5.0%
                                       ========         ====        ========        ===        ========         ===

Tier 1 (core) capital, and
  ratio to risk-weighted assets        $ 52,540         22.2%                                  $ 14,207         6.0%
                                                                                               ========         ===
Allowance for loan losses -
  Tier 2 capital                          2,396
                                       --------
Total risk-based capital, and
  ratio to risk-weighted assets        $ 54,936         23.2%       $ 18,943        8.0%       $ 23,679        10.0%
                                       ========         ====        ========        ===        ========        ====
Total assets                           $340,733
                                       ========
Adjusted total assets                  $336,836
                                       ========
Risk-weighted assets                   $236,788
                                       ========

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

                                                                                             To Be Well Capitalized
                                                                        For Capital          Under Prompt Corrective
                                                Actual                Adequacy Purposed        Action Provisions
                                      -------------------------     --------------------   ------------------------
                                       Amount           Ratio        Amount       Ratio     Amount          Ratio
                                      --------         --------     -------      -------   --------        --------
As of June 30, 1999
Stockholders' equity, and
 ratio to total assets                $ 55,973         18.0%
Unrealized appreciation on
 available-for-sale securities          (3,417)
                                      --------
Tangible capital, and
 ratio to adjusted total assets       $ 52,556         17.2%        $  4,595     1.5%
                                      ========         ====         ========     ===

Tier 1 (core) capital, and
 ratio to adjusted total assets       $ 52,556         17.2%        $ 12,253     4.0%     $ 15,316         5.0%
                                      ========         ====         ========     ===      ========         ===

Tier 1 (core) capital, and
 ratio to risk-weighted assets        $ 52,556         26.3%                              $ 11,956         6.0%
                                                                                          ========         ===
Allowance for loan losses -
 Tier 2 capital                          2,225
                                      --------
Total risk-based capital, and
 ratio to risk-weighted assets        $ 54,781         27.5%        $ 15,941     8.0%     $ 19,926        10.0%
                                      ========         ====         ========     ===      ========        ====
Total assets                          $311,761
                                      ========
Adjusted total assets                 $306,318
                                      ========
Risk-weighted assets                  $199,261
                                      ========

     The amount of dividends that the Bank may pay is subject to various regulatory limitations. As of June 30, 2000, approximately $3,411,000 was available from the Bank's retained earnings, without regulatory approval, for distribution as dividends.


Earnings Per Share
------------------

     As more fully described in the Note 15, the Company had no operations prior to December 30, 1997 and earnings per share information for the common stock of the Bank prior to this date has not been presented because the information would not be meaningful.

     The computation for earnings per share for the years ended June 30, 2000 and 1999 and for the six-month period ended June 30, 1998 (since conversion) is as follows:

                                               Year Ended             Year Ended           Six Months Ended
                                              June 30, 2000          June 30, 1999          June 30, 1998
                                              -------------          -------------         ----------------
Net Income                                    $   3,505,802              3,358,128                1,729,800
                                              =============          =============         ================
Average common shares outstanding                 4,966,648              5,507,285                5,879,791
Effect of stock options outstanding                  50,998                 56,865                   73,341
                                              -------------          -------------         ----------------
Average diluted shares outstanding                5,017,646              5,564,150                5,953,132
                                              =============          =============         ================
Earnings per share - basic                    $        0.71                   0.61                     0.29
                                              =============          =============         ================
Earnings per share - diluted                  $        0.70                   0.60                     0.29
                                              =============          =============         ================

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements


Reclassifications
-----------------

     Certain 1999 and 1998 amounts have been reclassified to conform to the 2000 financial statements presentation. These reclassifications had no effect on net income.

Impact of Recent Accounting Pronouncements
------------------------------------------

     The FASB recently adopted SFAS 133, " Accounting for Derivative Financial Instruments and Hedging Activities" and SFAS 138, " Accounting for Certain Derivative Financial Instruments and Certain Hedging Activities." These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 and SFAS 138 are effective for all fiscal quarters of fiscal years beginning after June 15, 2000, may be adopted early for periods beginning after issuance of the Statement and may not be applied retroactively. The Company has not adopted SFAS 133 early. Management believes that the adoption of SFAS 133 and SFAS 138 will not have a material impact on the Company's financial statements.

Segment Information
-------------------

     The principal business of the Company is overseeing the business of the Bank. The Company has no significant assets other than its investment in the Bank and certain investment securities. The banking operation is the Company's only reportable segment. The banking segment is principally engaged in the business of originating mortgage loans secured by one-to-four family residences and, to a lesser extent, multi-family, construction and commercial real estate loans and consumer loans. These loans are funded primarily through the attraction of deposits from the general public and borrowings from the Federal Home Loan Bank. Selected information is not presented separately for the Company's reportable segment, as there is no material difference between that information and the corresponding information in the consolidated financial statements.


NOTE 2: INVESTMENTS IN DEBT AND EQUITY SECURITIES


     The amortized cost and approximate fair values of available-for-sale securities are as follows:


                                                      Gross          Gross
                                      Amortized     Unrealized     Unrealized     Approximate
                                        Cost          Gains         (Losses)      Fair Value
                                    ------------   -----------    ------------  --------------
As of June 30, 2000

Equity Securities:
 FHLMC stock                        $   94,000     3,794,000             --      3,888,000
 Other stock                           938,005        83,665       (172,379)       849,291
Debt Securities:
 Trust preferred securities          6,509,629       143,604             --      6,653,233
 Mortgage-backed securities          2,295,819            --        (41,036)     2,254,783
                                    ----------    ----------      ---------     ----------
                                     9,837,453     4,021,269       (213,415)    13,645,307
                                    ==========    ==========      =========     ==========
As of June 30, 1999

Equity Securities:
 FHLMC stock                        $   94,000     5,474,000             --      5,568,000
 Other stock                           735,762       106,973        (72,700)       770,035
Debt Securities:
 Mortgage-backed securities          2,644,526         7,168        (38,554)     2,613,140
                                    ----------    ----------      ---------     ----------
                                    $3,474,288     5,588,141       (111,254)     8,951,175
                                    ==========    ==========      =========     ==========

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements


     Maturities of available-for-sale debt securities as of June 30, 2000:


                                                        Amortized        Approximate

                                                          Cost           Fair Value
                                                      -----------       ------------
     Due after ten years                              $ 6,509,629          6,653,233
     Mortgage-backed securities not due on a
     single maturity date                               2,295,819          2,254,783
                                                      -----------         ----------
                                                      $ 8,805,448          8,908,016
                                                      ===========         ==========

     The amortized cost and approximate fair values of held-to-maturity securities are as follows:

                                                    Gross          Gross
                                    Amortized     Unrealized     Unrealized     Approximate
                                      Cost          Gains         (Losses)      Fair Value
                                  ------------   -----------    ------------  --------------
As of June 30, 2000
Debt Securities:
  U. S. government agencies      $   600,061          --          (19,022)       581,039
  Mortgage-backed securities       6,168,611       113,477       (106,541)     6,175,547
                                 -----------       -------       --------      ---------
                                 $ 6,768,672       113,477       (125,563)     6,756,586
                                 ===========       =======       ========      =========

As of June 30, 1999
Debt Securities:
  U. S. government agencies      $ 7,442,210            32         (6,800)     7,435,442
  Mortgage-backed securities       7,952,433       300,020        (63,913)     8,188,540
                                 -----------       -------       --------     ----------
                                 $15,394,643       300,052        (70,713)    15,623,982
                                 ===========       =======       ========     ==========

     Maturities of held-to-maturity securities as of June 30, 2000:

                                                     Amortized       Approximate

                                                       Cost          Fair Value
                                                   -----------      ------------
     Due after ten years                           $   600,061          581,039
     Mortgage-backed securities not due on a
         single maturity date                        6,168,611        6,175,547
                                                   -----------      -----------
                                                   $ 6,768,672        6,756,586
                                                   ===========      ===========


     Proceeds from sales of available-for-sale securities were $299,472 for the year ended June 30, 2000, with resultant gains of $38,798. There were no sales of available-for-sale securities for the years ended June 30, 1999 and 1998.

     Included in mortgage-backed securities as of June 30, 2000 and 1999, are certain U. S. Government agency derivative securities with an amortized cost of $2,295,819 and $4,644,526 and an approximate fair value of $2,255,000 and $4,606,000, respectively. The yield on these derivative securities varies with the level of certain published interest rates, principally LIBOR.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements


NOTE 3:  LOANS AND ALLOWANCE FOR LOAN LOSSES

     Categories of loans at June 30, 2000 and 1999, include:

                                              2000            1999
                                          ------------     -----------
Real estate - residential mortgage:
  One to four family units                $197,159,979     177,910,309
  Multi-family                              39,146,401      35,795,361
Real estate - construction                  41,371,479      38,605,137
Real estate - commercial                    26,558,921      20,771,388
Commercial loans                               761,355         543,923
Installment loans                            9,059,356       7,404,534
Loans on savings accounts                      461,013         573,151
                                          ------------     -----------
                                           314,518,504     281,603,803
Undisbursed portion of loans-in-process    (16,667,747)    (15,465,766)
Allowance for loan losses                   (2,519,946)     (2,349,328)
Unearned discounts                            (108,960)       (109,040)
Deferred loan fees/costs, net                 (164,098)       (179,891)
                                          ------------     -----------
                                          $295,057,753     263,499,778
                                          ============     ===========


     Transactions in the allowance for loan losses were as follows:

                                       2000        1999         1998
                                   ----------   ---------    ---------
Balance, beginning of year         $2,349,328   2,191,557    2,177,009
  Provision charged to operations     180,000     180,000      123,352
  Loans charged off                    (9,382)    (29,229)    (150,649)
  Recoveries                                -       7,000       41,845
                                   ----------   ---------    ---------
Balance, end of year               $2,519,946   2,349,328    2,191,557
                                   ==========   =========    =========


     The weighted average interest rate on loans as of June 30, 2000 and 1999 was 8.00% and 7.58%, respectively.

     The Bank serviced mortgage loans for others amounting to $21,554,961, $21,402,788, and $15,970,974 as of June 30, 2000, 1999, and 1998, respectively.

     Impaired loans totaled $4,756,870 as of June 30, 2000, and $905,728 as of June 30, 1999, with a related allowance for loan losses of $728,761 and $136,287, respectively. As of June 30, 2000 and 1999, respectively, impaired loans of $106,840 and $0 had no related allowance for loan losses.

     Interest of $182,182, $72,078, and $111,950 was recognized on average impaired loans of $1,458,934, $895,131 and $1,290,853 for 2000, 1999, and 1998,
respectively. Interest of $127,819, $64,827, and $96,622 was recognized on impaired loans on a cash basis during 2000, 1999, and 1998, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements


NOTE 4:    FORECLOSED ASSETS HELD FOR SALE

     Foreclosed assets held for sale consist of the following:

                                                2000        1999        1998
                                             ---------   ---------   ---------
Foreclosed real estate and automobiles       $   1,625     101,546     286,000
Valuation allowance                                  -           -           -
                                             ---------   ---------   ---------
                                             $   1,625     101,546     286,000
                                             =========     =======     =======

NOTE 5:    PREMISES AND EQUIPMENT

     Major classifications of premises and equipment, stated at cost, are as follows:

                                                2000             1999
                                             -----------      ---------
Land                                         $ 1,250,789      2,222,243
Buildings and improvements                     5,322,303      5,361,945
Furniture, fixtures and equipment              2,158,036      1,850,224
Leasehold improvements                           129,393        129,393
Automobiles                                       20,243         20,243
Construction in progress                         505,042             --
                                             -----------      ---------
                                               9,385,806      9,584,048
Accumulated depreciation                      (2,585,608)    (2,218,656)
                                             -----------      ---------
                                             $ 6,800,198      7,365,392
                                             ===========      =========

     Depreciation expense was $497,086, $444,467, and $469,532 for the years ended June 30, 2000, 1999, and 1998, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 6:   DEPOSITS

                                            June 30, 2000                              June 30, 1999
                             ---------------------------------------       ----------------------------------------
                               Weighted                   Percentage         Weighted                   Percentage
                             Average Rate     Balance    of Deposits       Average Rate    Balance      of Deposits
                             ------------  ------------  -----------       ------------  ------------   -----------
Core Deposits:
Demand                           0.00%     $  6,553,904         4.5%            0.00%    $  4,370,785        3.1%
NOW                              1.89%       20,482,551        14.2%            1.91%      18,067,755       12.8%
Money market                     4.77%       17,510,651        12.1%            3.81%      15,546,291       11.0%
Passbook savings                 2.72%        8,551,372         5.9%            2.23%       8,751,353        6.2%
                                           ------------      ------                      ------------     ------
                                 2.74%       53,098,478        36.7%            2.43%      46,736,183       33.1%
                                           ------------      ------                      ------------     ------
Certificates:
   0% - 3.99%                    0.00%               --         0.0%            3.94%         662,967        0.5%
4.00% - 5.99%                    5.35%       68,984,815        47.7%            4.91%      85,833,748       60.8%
6.00% - 7.99%                    6.30%       22,523,945        15.6%            6.50%       7,904,256        5.6%
                                           ------------      ------                      ------------     ------
                                 5.59%       91,508,760        63.3%            5.04%      94,400,971       66.9%
                                           ------------      ------                      ------------     ------
Total Deposits                   5.54%     $144,607,238       100.0%            4.17%    $141,137,154      100.0%
                                           ============      ======                      ============     ======

     The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $7,470,000 and $7,239,000 as of June 30, 2000 and
1999, respectively.

     A summary of certificates of deposit by maturity as of June 30, 2000, is as follows:

                      Fiscal year ending:
                        June 30, 2001                  $64,594,797
                        June 30, 2002                   17,379,019
                        June 30, 2003                    5,157,761
                        June 30, 2004                    1,453,508
                        June 30, 2005                    2,865,978
                        Thereafter                          57,697
                                                       -----------
                                                       $91,508,760
                                                       ===========

     A summary of interest expense on deposits is as follows:

                                        2000          1999          1998
                                     ----------    ---------     ---------
NOW and Money Market accounts        $1,038,631      789,474       615,928
Savings accounts                        203,154      205,362       241,176
Certificate accounts                  4,940,908    5,007,616     6,131,573
Early withdrawal penalties              (31,732)     (22,552)      (19,393)
                                     ----------    ---------     ---------
                                     $6,150,961    5,979,900     6,969,284
                                     ==========    =========     =========

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements


NOTE 7:   FEDERAL HOME LOAN BANK ADVANCES

     Federal Home Loan Bank advances consist of the following:

                                June 30, 2000                   June 30, 1999
                                -------------                  ---------------
                                                  Weighted                         Weighted

                                                  Average                          Average

  Maturity Date                     Amount          Rate          Amount            Rate
----------------                -------------     --------     ------------       --------
Fiscal Year 2000                           --          --      $ 21,823,050         5.56%
Fiscal Year 2001                $  53,673,243        6.43%        7,507,286         5.91%
Fiscal Year 2002                   13,334,577        5.92%       10,334,577         5.67%
Fiscal Year 2003                    3,801,792        6.06%        3,168,192         5.94%
Fiscal Year 2004                   22,233,473        5.42%       22,233,473         5.42%
Fiscal Year 2005                    6,412,568        6.61%        3,062,568         5.97%
                                -------------                  ------------
Thereafter                         37,051,494        5.92%       36,665,494         5.90%
                                -------------                  ------------
                                $ 136,507,147        6.07%     $104,794,640         5.71%
                                =============                  ============

     As of June 30, 2000, the Bank had advances equal to $9,000,000 with a weighted average rate of 5.56% callable on July 30, 2003 at the FHLB's option with a maturity date of July 30, 2008. In the above table, these advances are shown with the call date as the maturity date because at the interest rates prevailing as of June 30, 2000, it would be to the FHLB's advantage to call these advances. Should interest rates decline, these advances could extend to their maturity.

     The FHLB requires the Bank to maintain collateral equal to outstanding balances of advances. For collateral purposes, the FHLB values mortgage loans free of other pledges, liens and encumbrances at 80% of their fair value, and investment securities free of other pledges, liens and encumbrances at 95% of their fair value.

NOTE 8:   INCOME TAXES

     The Company files a consolidated federal income tax return. In computing federal income taxes for taxable years prior to July 1, 1996, the Bank has been allowed an 8% deduction from otherwise taxable income as a statutory bad debt deduction, subject to limitations based on aggregate loans and savings balances. In August 1996 this statutory bad debt deduction was repealed and is no longer available for thrifts. In addition, bad debt reserves accumulated after 1987, which are presently included as a component of the net deferred tax liability, must be recaptured over a six-year period beginning in 1999. The amount of the deferred tax liability which must be recaptured is $225,000 and $281,000 as of June 30, 2000 and 1999, respectively.

     As of June 30, 2000, and 1999, retained earnings included approximately $5,075,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 as of June 30, 2000 and 1999.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

     The provision for income taxes consists of:

                             2000             1999          1998
                          ----------       ----------    ----------
Taxes currently payable   $2,039,418        2,016,687     1,641,258
Deferred income taxes        (92,418)        (251,687)      (22,258)
                          ----------       ----------    ----------
                          $1,947,000        1,765,000     1,619,000
                          ==========       ==========    ==========

     The tax effects of temporary differences related to deferred taxes shown on the June 30, 2000 and 1999, balance sheets are:

                                                                2000              1999
                                                            -----------       -----------
Deferred tax assets:
  Allowances for loan and foreclosed asset losses           $   932,380          869,251
  Accrued com pensated absences                                  12,856           14,349
  Unrealized loss on loans held for sale                         40,964           49,237
  RRP expense                                                   204,640          217,884
  Deferred loan fees/costs                                       60,760           66,619
                                                            -----------       ----------
                                                              1,251,600        1,217,340
                                                            -----------       ----------
Deferred tax liabilities:
  FHLB stock dividends                                         (206,867)        (206,867)
  Tax bad debt reserves in excess of base year                 (225,088)        (281,361)
  Mortgage servicing rights                                     (61,282)         (63,167)
  Unrealized appreciation on available-for-sale securities   (1,408,906)      (2,026,448)
                                                            -----------       ----------
                                                             (1,902,143)      (2,577,843)
                                                            -----------       ----------
Net deferred tax liability                                  $  (650,543)      (1,360,503)
                                                            ===========       ==========

     A reconciliation of income tax expense at the statutory rate to income tax expense at the Company's effective rate is shown below:


                                                  2000       1999      1998
                                                 -------    ------    ------
Computed at statutory rate                        34.0%      34.0%     34.0%
Increase (reduction) in taxes resulting from:
   State financial institution tax
   ESOP                                            2.9%       2.9%      3.1%
   Other                                          -0.1%      -2.3%      0.0%
Actual tax provision                              -1.1%      -0.1%     -0.8%
                                                 -----      -----     -----
                                                  35.7%      34.5%     36.3%
                                                 =====      =====     =====

     State legislation provides that savings banks will be taxed based on an annual privilege tax of 7% of net income. The privilege tax is included in provision for income taxes.

     Deferred tax liabilities decreased $617,542 for 2000 and increased $375,019 and $443,429 for 1999 and 1998, respectively, as the result of changes in unrealized appreciation on available-for-sale securities, shown in stockholders' equity.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

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

     The carrying amount of accrued interest receivable approximates its fair value.


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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements


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

                                            June 30, 2000                 June 30, 1999
                                    --------------------------   --------------------------
                                      Carrying                     Carrying

                                       Amount       Fair Value      Amount       Fair Value
                                    ------------   -----------   -----------   ------------
Financial assets:
  Cash and cash equivalents         $  9,157,271     9,157,271     9,689,121     9,689,121
  Available-for-sale securities       13,645,307    13,645,307     8,951,175     8,951,175
  Held-to-maturity securities          6,768,672     6,756,586    15,394,643    15,623,982
  Mortgage loans held-for-sale           995,286       995,286       769,074       769,074
  Loans, net                         295,057,753   297,900,000   263,499,778   276,295,000
  Interest receivable                  1,825,883     1,825,883     1,756,939     1,756,939
Financial liabilities:
  Deposits                           144,607,238   143,764,000   141,137,154   141,336,000
  Federal Home Loan Bank advances    136,507,147   131,111,983   104,794,640   105,341,075
  Interest payable                       959,354       959,354       543,641       543,641
Unrecognized financial instruments
  (net of contractual value):
  Commitments to extend credit                --            --            --            --
  Unused lines of credit                      --            --            --            --

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

NOTE 11:  ADDITIONAL CASH FLOW INFORMATION

                                                             2000             1999              1998
                                                         ----------       -----------       -----------
Noncash Investing and Financing Activities:
  Loans held for sale transferred to
   loans receivable portfolio                            $       --               --         4,950,891
  Loans receivable transferred to foreclosed
   assets held for sale                                      32,080          123,056           689,550
  Foreclosed assets held for sale transferred
   to loans receivable                                           --          342,000           311,500
Additional Cash Payment Information:
  Interest paid                                          12,643,874       10,416,241         8,632,457
  Income taxes paid                                       1,928,174        2,198,156         1,497,087

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 12:  EMPLOYEE BENEFIT PLANS

Pension Plan
------------

     The Bank has participated in a multi-employer pension plan covering all employees who met minimum service requirements. As a member of a multi-employer pension plan, disclosures of plan assets and liabilities for individual employers are not required or practicable. Pension plan expense was $5,063 for the year ended June 30, 1998. This plan was terminated effective December 12, 1997.

Stock Award Plans
-----------------

     The Company has established three stock award plans for the benefit of certain directors, officers and employees of the Bank and its subsidiary. The plans provide a proprietary interest in the Company in a manner designed to encourage these individuals to remain with the Bank. A Committee of the Bank's Board of Directors administers the plans. The Company accounts for the cost of share purchases under the plans as a reduction of stockholders' equity. The awards vest at the rate of 20% per year over a five-year period. Compensation expense is recognized based on the Company's stock price on the date the shares are awarded to employees.

     At the annual stockholders' meeting on October 18, 1995, the Bank's stockholders approved the Recognition and Retention Plan (the "RRP"). Following approval of the Plan, the Bank contributed $464,643 to a separate trust to purchase the 75,106 shares of the Company's common stock in the RRP.

     At a special stockholders' meeting on July 22, 1998, the Company's stockholders approved the Restricted Stock Plan (the "RSP"). Following approval of the Plan, the Company contributed $2,373,065 to a separate trust to purchase the 173,632 shares in the RSP.

     During the year ended June 30, 2000, the directors of the Company established the Stock Compensation Plan (the "2000 SCP") with both a stock award component and a stock option component. Under the stock award component of this plan, the Committee awarded 7,125 shares of the Company's common stock. As of June 30, 2000, this plan has not been funded.

     The Bank recognized $496,320, $510,286, and $92,407 of expense under these stock award plans in the years ended June 30, 2000, 1999, and 1998, respectively.


Stock Option Plans
------------------

     The Company has established three stock option plans for the benefit of certain directors, officers and employees of the Bank and its subsidiary. A committee of the Company's Board of Directors administers the plans. The stock options under these plans may be either incentive stock options or nonqualified stock options. Incentive stock options can be granted only to participants who are employees of the Bank or its subsidiary. The option price must not be less than the market value of the Company stock on the date of grant. All options expire no later than ten years from the date of grant. The options vest at the rate of 20% per year over a five-year period.

     At the annual stockholders' meeting on October 18, 1995, the Bank's stockholders approved the 1994 Stock Option and Incentive Plan for the benefit of certain directors, officers and employees of the Bank and its subsidiary. Under this Plan, the Committee may grant stock options for up to 187,764 shares of the Company's common stock.

     At a special stockholders' meeting on July 22, 1998, the Company's stockholders approved the 1998 Stock Option and Incentive Plan. Under this plan, the Committee may grant stock options for up to 434,081 shares of the Company's common stock.

     Under the stock option component of the2000 SCP, the Committee granted nonqualified stock options for 17,875 shares of the Company's common stock.

Guaranty Federal Banshares, Inc.
Notes to Consolidated Financial Statements

     The table below summarizes transactions under the Company's stock option plans:

                                                                    Number of shares
                                                             --------------------------------
                                                                               Non-Qualified      Weighted

                                                                 Incentive        Options to        Average

                                                               Stock Option       Directors      Exercise Price
                                                             --------------    --------------    --------------
Balance outstanding as of July 1, 1997, converted (1)             151,990                --       $     6.02
  Granted, in FY 1998                                               5,000                --            12.63
  Exercised, in FY 1998                                            (9,794)               --             6.02
  Forfeited, in FY 1998                                            (3,196)               --             6.02
                                                             ------------      ------------
Balance outstanding as of June 30, 1998                           144,000                --             6.25
  Granted, in FY 1999                                             317,637           117,010            13.44
  Exercised, in FY 1999                                           (17,740)               --             6.02
  Forfeited, in FY 1999                                            (8,072)               --            10.35
                                                             ------------      ------------
Balance outstanding as of June 30, 1999                           435,825           117,010            11.86
  Granted, in FY 2000                                               8,000            39,579            11.18
  Exercised, in FY 2000                                            (4,262)               --             6.02
  Forfeited, in FY 2000                                            (9,188)               --            12.67
                                                             ------------      ------------
Balance outstanding as of June 30, 2000                           430,375           156,589            11.83
                                                             ============      ============
Options exercisable as of June 30, 2000                           146,592            23,405       $     9.81
                                                             ============      ============       ==========

(1)Stock options were originally for Bank stock. This plan was converted to Company stock at the exchange ratio of 1.931. See Note 15.

     The fair value of each option granted is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted-average assumptions:

                                                               June 30, 2000      June 30, 1999     June 30, 1998
                                                               -------------      -------------     -------------
Dividends per share                                             $   0.42           $   0.34          $   0.30
Risk-free interest rate                                             6.22%              5.88%             5.46%
Expected life of options                                         5 years            5 years           5 years
Weighted-average fair value of options granted during year      $   2.10           $   2.69          $   2.07

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements


     The following table summarizes information about stock options under the plans outstanding as of June 30, 2000:

                              Number                 Number               Remaining

     Exercise Price        Outstanding             Exercisable         Contractual Life
     --------------        -----------             -----------         ----------------
     $    5.83                 5,098                  3,060                6.5 years
          6.02                99,159                 75,179                5.5 years
          6.08                 7,724                  4,635                6.0 years
          9.94                 4,000                     --                9.8 years
         10.25                 4,000                     --                9.6 years
         10.50                17,875                     --                9.6 years
         11.75                 5,000                     --                9.1 years
         12.25                16,704                     --                9.1 years
         12.63                 5,000                  2,000                7.7 years
         13.44               422,404                 85,123                8.1 years


     The Company applies APB Opinion 25 and related Interpretations in accounting for its plans, and no compensation cost has been recognized for the plans. Had compensation cost for the plans been determined based on the fair value at the dates using Statement of Financial Accounting Standards No. 123, the Company's net income would have decreased by $184,117, $177,719, and $33,007 for the years ended June 30, 2000, 1999, and 1998, respectively. Earnings per share basic and diluted would have decreased by $0.04 for the year ended June 30, 2000 and $0.03 for the year ended June 30, 1999. Earnings per share since conversion would be unchanged for the six-months ended June 30, 1998. The effects of applying this Statement for either recognizing compensation cost or providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year.

Employee Stock Ownership Plan
-----------------------------

     In conjunction with the conversion discussed in Note 15, the Bank established an internally-leveraged Employee Stock Ownership Plan (ESOP). All employees are eligible to participate after they attain age twenty-one and complete twelve consecutive months of service during which they work at least 1,000 hours. The ESOP borrowed $3,444,540 from the Company and purchased 344,454 shares of the common stock of the Company. The ESOP debt is secured by shares of the Company. The loan will be repaid from contributions to the ESOP as approved annually by the Bank's Board of Directors. As the debt is repaid, shares are released from collateral and allocated to employees' accounts. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. When shares are released from collateral, the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and may be paid directly to participants or credited to their account; dividends on unallocated ESOP shares are recorded as a reduction of the unearned ESOP shares and accrued interest. Compensation expense is recognized ratably based on the average fair value of shares committed to be released. Compensation expense attributed to the ESOP was $248,742,$ 268,234, and $141,566 for the years ended June 30, 2000,
1999, and 1998, respectively. The following is a summary of ESOP shares as of June 30, 2000:

     Allocated shares                        45,926
     Shares committed for release            11,484
     Unreleased shares                      287,044
                                         ----------
     Total ESOP shares                      344,454
                                         ==========

     Fair value of unreleased shares     $2,906,321
                                         ==========

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

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


NOTE 13:  TRANSACTIONS WITH RELATED PARTIES

     Certain directors and executive officers of the Company and the Bank were customers of and had transactions with the Bank in the ordinary course of business. As of June 30, 2000 and 1999, loans outstanding to these directors and executive officers amounted to $550,761 and $593,762, respectively. In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.


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

     As of June 30, 2000 and 1999, the Bank had outstanding commitments to originate loans of approximately $4,262,000 and $6,593,000, respectively. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period. As of June 30, 2000 and 1999, commitments of $1,601,000 and $5,071,000, respectively, were at fixed rates and $2,661,000 and $1,522,000, respectively, were at floating market rates.

     Forward commitments to sell mortgage loans are obligations to deliver loans at a specified price on or before a specified date. The Bank acquires such commitments to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. As of June 30, 2000 and 1999 the bank had approximately $1,114,000 and $0, respectively, of commitments outstanding.

     Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank had outstanding letters of credit of $12,000 and $263,000 as of June 30, 2000 and 1999, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

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

     As of June 30, 2000, unused lines of credit to borrowers aggregated approximately $580,000 for commercial lines and $8,220,000 for open-end consumer lines. As of June 30, 1999, unused lines of credit to borrowers aggregated approximately $316,000 for commercial lines and $6,945,000 for open-end consumer lines.

     Although the Bank grants consumer loans, the majority of its loan originations are single or multi-family residential real estate in Springfield, Missouri, and the surrounding area. As of June 30, 2000, the Bank had thirty-six borrowers with balances in excess of $1,000,000 each, aggregating $84,769,000, for which the collateral is primarily single-family and multi-family residential rental real estate and commercial real estate. As of June 30, 1999, the Bank had thirty-one borrowers with balances in excess of $1,000,000 each, aggregating $77,311,000, for which the collateral is primarily single-family and multi-family residential rental real estate and commercial real estate. Also, as of June 30, 2000 and 1999, the Bank had $27,492,000 and $29,563,000, respectively, in construction loans to or guaranteed by builders of primarily residential property.


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

     The expenses for the offering were $780,067 resulting in net proceeds of $42,628,053 of which $19,943,834 was directly contributed to the Bank, and $22,684,219 was retained by the Company. The Company used the proceeds for various investments, including interest-bearing advances to the Bank.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements


NOTE 16:   CONDENSED PARENT COMPANY STATEMENTS

     The condensed balance sheets as of June 30, 2000 and 1999, and statements of income and cash flows for the years ended June 30, 2000 and 1999, and for the six-month period December 30, 1997 to June 30, 1998, for the parent company, Guaranty Federal Bancshares, Inc., are as follows:

Balance Sheets                                                          As of June 30,
                                                                  -------------------------
                                                                      2000           1999
                                                                  ----------      ---------
Assets
Cash                                                           $    410,394         84,261
Due from subsidiary                                                  21,677      5,717,734
Investment in subsidiary                                         54,994,864     55,972,802
Land                                                                   --        1,228,799
Available-for sale securities                                       849,291        770,035
Prepaid expenses and other assets                                   275,394        165,187
Deferred income taxes                                                53,885          8,380
Refundable income taxes                                              44,221             --
                                                               ------------     ----------
                                                               $ 56,649,726     63,947,198
                                                               ============     ==========

Liabilities
Accrued expenses and other liabilities                         $     64,336             --
Income taxes payable                                                     --        513,976
Stockholders' equity
Common stock                                                        625,004        624,578
Additional paid-in capital                                       47,921,681     47,366,264
Unearned ESOP shares                                             (2,870,440)    (3,100,080)
Retained earnings                                                24,654,965     23,236,009
Unrealized appreciation on available-for-sale securities, net     2,398,947      3,438,826
Treasury stock                                                  (16,144,767)    (8,132,375)
                                                               ------------     ----------
                                                               $ 56,649,726     63,947,198
                                                               ============     ==========

Statements of Income                                           For the years ended            Six-months ended
                                                       ----------------------------------
                                                       June 30, 2000        June 30, 1999        June 30, 1998
                                                       -------------        -------------        -------------
Income
  Interest income:
   Related party                                        $  372,482              922,842            734,464
   Other                                                    26,390               10,104                508
  Other                                                     20,649                   --                550
                                                        ----------            ---------          ---------
                                                           419,521              932,946            735,522
                                                        ----------            ---------          ---------
Expense
  Occupancy                                                  5,851                9,190              4,500
  Other                                                    190,403               71,061             17,355
                                                        ----------            ---------          ---------
                                                           196,254               80,251             21,855
                                                        ----------            ---------          ---------
Income before income taxes and equity in
  undistributed earnings of subsidiary                     223,267              852,695            713,667
Provision for income taxes                                  60,340              316,584            272,000
                                                        ----------            ---------          ---------
Income before equity
  in undistributed earnings of subsidiary                  162,927              536,111            441,667
Equity in undistributed earnings of subsidiary           3,342,875            2,822,017          1,288,133
                                                        ----------            ---------          ---------
Net income                                              $3,505,802            3,358,128          1,729,800
                                                        ==========            =========          =========

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Statements of Cash Flows                                                For the years ended                 Six-months ended
                                                                   ---------------------------------
                                                                   June 30, 2000       June 30, 1999          June 30, 1998
                                                                   -------------       -------------          -------------
Cash Flows From Operating Activities
  Net income                                                       $  3,505,802            3,358,128             1,729,800
  Items not providing cash:
   Undistributed earnings of net income of subsidiary                        --           (2,822,017)           (1,288,133)
   Loss on sale of premises and equipment                                18,147                   --                    --
   Gain on sale of available-for-sale securities                        (38,798)                  --                    --
   Release of ESOP shares                                               229,640              344,460                    --
  Changes in:
   Prepaid expenses and other assets                                   (110,207)            (165,187)                   --
   Income taxes payable                                                (558,197)             241,976               272,000
   Accrued expenses                                                      64,336               (7,090)                7,090
                                                                   ------------          -----------           -----------
Net cash provided by operating activities                             3,110,723              950,270               720,757
                                                                   ------------          -----------           -----------

Cash Flows From Investing Activities
  Investment in subsidiary                                                   --                   --           (19,943,834)
  Loan to ESOP                                                               --                   --            (3,444,540)
  Purchase of land                                                           --                   --            (1,228,799)
  Purchase of premises and equipment                                    (28,870)                  --                    --
  Proceeds from sale of land                                            982,177                   --                    --
  Proceeds from sale of available-for-sale securities                   299,472                   --                    --
  Purchase of available-for-sale securities                            (462,918)            (520,065)             (272,619)
  Net (increase) decrease in advance to subsidiary                    5,842,006           11,806,186           (17,523,918)
  Distribution in excess of net income of subsidiary                    657,125                   --                    --
                                                                   ------------          -----------           -----------
Net cash provided by (used in) investing activities                   7,288,992           11,286,121           (42,413,710)
                                                                   ------------          -----------           -----------

Cash Flows From Financing Activities
  Proceeds from sale of common stock, net                                    --                   --            42,628,053
  Stock options exercised                                                25,656              106,792                40,454
  Cash dividends paid                                                (2,086,846)          (1,805,069)             (933,842)
  Cash dividends received on RRP shares                                      --                   --                 9,875
  RSP stock purchased                                                        --           (2,373,065)                   --
  Treasury stock purchased                                           (8,012,392)          (8,132,375)                   --
                                                                   ------------          -----------           -----------
Net cash provided by (used in) financing activities                 (10,073,582)         (12,203,717)           41,744,540
                                                                   ------------          -----------           -----------

Increase in cash                                                        326,133               32,674                51,587

Cash, beginning of period                                                84,261               51,587                    --
                                                                   ------------          -----------           -----------

Cash, end of period                                                $    410,394               84,261                51,587
                                                                   ============          ===========           ===========

Noncash Investing and Financing Activities
  Acquisition of Guaranty Federal Savings Bank through stock
    conversion                                                     $         --                   --            30,316,999
                                                                   ============          ===========           ===========

                        Independent Accountants' Report
                        -------------------------------

Board of Directors
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

     We have audited the accompanying consolidated balance sheets of GUARANTY FEDERAL BANCSHARES, INC. as of June 30, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility statements based on our audits.

     We conducted our audits in accordance with general accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GUARANTY FEDERAL BANCSHARES, INC. as of June 30, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2000, in conformity with generally accepted accounting principles.


                                                       /s/ Baird, Kurtz & Dobson

July 21, 2000
Springfield, Missouri