Form 10-K405, Exhibit 13
period 2001-06-30
GUARANTY FEDERAL BANCSHARES INC
filed 2001-09-28
CIK 1046203

                                                                      Exhibit 13

GUARANTY FEDERAL BANCSHARES

2001 ANNUAL REPORT TO OUR SHAREHOLDERS

CONTENTS

      1    Investor Information
      2    President's Message
      3    Selected Consolidated Financial and other Data
      4 Management's Discussion and Analysis of Financial Condition and Results of Operations
      15   Consolidated Financial Statements
      41   Independent Accountant's Report
      42   Directors and Officers

COMMON STOCK PRICES & DIVIDENDS
The common stock of Guaranty Federal Bancshares, Inc. is traded in the over-the-counter market and quoted on the NASDAQ National Market. As of September 4, 2001, there were 1,747 stockholders of the 6,290,951 shares of common stock issued and outstanding.


The Company paid cash dividends of $0.23 per share on October 15, 2000, to shareholder's of record as of September 9, 2000, and $0.24 per share on April 12, 2001, to shareholder's of record as of March 28, 2001.

The table below reflects the range of common stock closing prices by quarter.

                                         Fiscal Year ended
                                   --------------------------------
                                   June 30, 2001     June 30, 2000
                                   ---------------   --------------
                                    High     Low      High     Low
Quarter ended:
  June 30                          $12.00   10.75    $10.38    9.69
  March 31                          12.94   11.32     10.69    9.94
  December 31                       12.38   11.50     11.94    9.94
  September 30                      12.19    9.94     12.38   11.38

INVESTOR INFORMATION
--------------------

ANNUAL MEETING OF SHAREHOLDERS: The Annual Meeting of Stockholders will be held Wednesday, October 24, 2001, at 5:00p.m., at the offices of the Bank, 1341 West Battlefield Street, Springfield, Missouri.

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

STOCK TRADING INFORMATION: Over-the-Counter Symbol: GFED

SPECIAL LEGAL COUNSEL: Manatt, Phelps & Phillips, LLP, 1501 M Street N.W., Suite 700, Washington, D.C. 20005

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS: BKD, LLP, 901 St. Louis St., PO Box 1190, Springfield, MO 65801-1190

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

--------------------------------------------------------------------------------

Summary Statement of Income                               Years Ended June 30,
                                           ----------------------------------------------------
                                             2001       2000       1999       1998        1997
                                           --------    -------    -------    -------     -------
Interest income                            $ 27,182     23,564     20,763     17,196     14,711
Interest expense                             16,378     12,929     10,703      8,743      8,310
                                           --------    -------    -------    -------    -------
Net interest income                          10,804     10,635     10,060      8,453      6,401
Provision for loan losses                       310        180        180        123        --
                                           --------    -------    -------    -------    -------
Net interest income after provision
  for loan losses                            10,494     10,455      9,880      8,330      6,401
Noninterest income                            2,103      1,418      1,201        953        530
Noninterest expense                           7,621      6,420      5,958      4,823      5,105
                                           --------    -------    -------    -------    -------
Income before income taxes                    4,976      5,453      5,123      4,460      1,826
Provision for income taxes                    1,743      1,947      1,765      1,619        664
                                           --------    -------    -------    -------    -------
Net income                                 $  3,233      3,506      3,358      2,841      1,162
                                           ========    =======    =======    =======    =======
Earnings per share, since
  conversion December 30, 1997
  Basic                                    $   0.78       0.71       0.61       0.29        n/a
                                           ========    =======    =======    =======
  Diluted                                  $   0.77       0.70       0.60       0.29        n/a
                                           ========    =======    =======    =======

Summary Balance Sheet                                          As of June 30,
                                           ----------------------------------------------------
                                             2001       2000      1999        1998       1997
                                           --------    -------   -------     -------    -------
ASSETS
Cash and cash equivalents                  $ 10,314      9,157      9,689      7,305      3,817
Investment securities                        23,994     20,414     24,346     34,691     27,760
Loans receivable, net                       320,106    296,053    264,269    206,220    158,135
Accrued interest receivable                   2,148      1,826      1,757      1,604      1,312
Prepaids and other assets                     9,769      7,605      5,672      2,503      1,964
Foreclosed assets                                 4          1        101        286        210
Premises and equipment                        7,758      6,800      7,365      7,433      6,267
                                           --------    -------    -------    -------    -------
                                           $374,093    341,856    313,199    260,042    199,465
                                           ========    =======    =======    =======    =======
LIABILITIES
Deposits                                   $170,648    144,607    141,137    140,975    151,246
Federal Home Loan Bank advances             146,657    136,507    104,795     45,081     18,151
Other liabilities                             6,583      4,157      3,834      3,296      2,578
                                           --------    -------   -------     -------    -------
                                            323,888    285,271    249,766    189,352    171,975

STOCKHOLDERS' EQUITY                         50,205     56,585     63,433     70,690     27,490
                                           --------    -------   -------     -------    -------
                                           $374,093    341,856    313,199    260,042    199,465
                                           ========    =======    =======    =======    =======

Supplemental Data                                              As of June 30,
                                           ----------------------------------------------------
                                             2001       2000      1999        1998       1997
                                           --------    -------   -------     -------    -------
Number of full-service offices                    5          5         5           5          4
Cash dividends per share                   $   0.47       0.42      0.34        0.15        n/a

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

         The Company derives revenues principally from interest earned on loans and investments and, to a lesser extent, from fees charged for services. General economic conditions and policies of the financial institution regulatory agencies, including the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC") significantly influence the Company's operations. Interest rates on competing investments and general market interest rates influence the Company's cost of funds. Lending activities are affected by the interest rates at which such financing may be offered. The Company intends to focus on one- to four-family residential, consumer, and commercial real estate lending throughout southwestern Missouri.

FINANCIAL CONDITION

         From June 30, 2000 to June 30, 2001, the Company's total assets increased $32,237,021 (9%), liabilities increased $38,616,620 (14%), and stockholders' equity decreased $6,379,599 (11%). The ratio of stockholders' equity to total assets decreased from 17% to 13%.

         Securities available-for-sale increased $5,802,585 (43%), from $13,645,307 as of June 30, 2000 to $19,447,892 as of June 30, 2001. The Company
owns 93,000 shares of Federal Home Loan Mortgage Corporation ("FHLMC") stock with an amortized cost of $91,063 in the securities available-for-sale category. As of June 30, 2001, the gross unrealized gain on the stock was $6,237,587, an increase of $2,443,587 from $3,794,000 as of June 30, 2000. Securities held-to-maturity decreased $2,222,806 (33%), from $6,768,672 as of June 30, 2000 to $4,545,866 as of June 30, 2001. These decreases are attributable to repayments received during the year. Stock in the Federal Home Loan Bank of Des Moines ("FHLB") increased to facilitate borrowing from the FHLB. The Bank is required to own stock in the FHLB equal to five percent of its borrowings.

         Net loans receivable increased by $22,185,358 (8%), from $295,057,753 as of June 30, 2000 to $317,243,111 as of June 30, 2001. During this period, permanent loans secured by both owner and non-owner occupied one to four unit residential real estate decreased by $10,587,316, (5%), multi-family permanent loans increased by $3,494,939 (9%), construction loans increased by $13,946,064 (34%) and permanent loans secured by commercial real estate increased $17,334,307 (65%). During this period the Company increased its emphasis on commercial lending, while selling the majority of conforming loan production on the secondary market. These loan sales allowed the Bank to provide customers with the 30-

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
   And Results of Operations

year fixed rate mortgages while retaining a banking relationship with the customer. As a result of these loan sales, loans serviced for others increased by $30,873,092 (143%).

         Loans past due 90 days or more increased from $249,047 (0.1% of net loans) as of June 30, 2000 to $2,304,205 (0.7% of net loans) as of June 30, 2001. As of June 30, 2001, management considers $4,947,916 as impaired with a related allowance for loan losses of $413,409. One borrower accounts for $3.5 million of the impaired loans of which $1.7 million is over 90-days delinquent. The collateral securing the loans includes single-family houses and two office condominium units. A second troubled borrower is a builder having difficulty selling an upper-bracket home. A third borrower has two loans secured by multi-family properties that have not historically generated sufficient cash flow to properly maintain the properties and service the debt. Other impaired loans are collateralized primarily by single-family residences. The Bank recognizes interest income on impaired loans as payments are received. Management believes the loss allowances on these loans are sufficient to liquidate the collateral without further loss.

         The Bank increased the allowance for loan losses $177,443 (7%) in fiscal year 2001 and $170,618 (7%) in fiscal year 2000. Loan charge-offs exceeded recoveries by $132,557 for fiscal year 2001 and $9,382 for fiscal year 2000. The allowance for loan losses as of June 30, 2001 and 2000, was 0.85% of net loans outstanding. As of June 30, 2001, the allowance for loan losses was 55% of impaired loans versus 53% as of June 30, 2000.

         Foreclosed assets held for sale as of June 30, 2001 includes a car carried at the lower of cost or fair value.

         Premises and equipment increased $957,884 (14%), from $6,800,198 as of June 30, 2000 to $7,758,082 as of June 30, 2001. During fiscal year 2001, the Company completed construction of a full service branch office on South National. In addition, the Company converted to an "in-house" core processing system, which required upgrades to computer hardware.

         Deposits increased $26,040,262 (18%), from $144,607,238 as of June 30,
2000 to $170,647,500 as of June 30, 2001. During this period core deposit accounts increased by $9,414,630 (18%) to 36% of total deposits, while certificates of deposit increased by $20,493,828 (22%). Included in the certificates of deposit total is $20,558,000 in deposits placed by brokers. Management considers brokered deposits to be an effective source of funds that cost less at the margin than increasing rates on retail deposits in our local market.

         As a result of the continued increase in the loan portfolio and the treasury stock purchases, the Company increased borrowings from the Federal Home Loan Bank by $10,149,436 (7%) from $136,507,147 as of June 30, 2000 to
$146,656,583 as of June 30, 2001.

         Stockholders' equity (including unrealized appreciation on securities available-for-sale, net of tax) decreased $6,379,599 (11%), from $56,585,390 as of June 30, 2000 to $50,205,791 as of June 30, 2001. Net income for the year exceeded cash dividends paid by $1,296,572. The Company repurchased 817,629 shares as treasury stock (17% of the outstanding shares as of June 30, 2000) at a cost of $9,986,737 (an average price of $12.21 per share). As of July 26, 2001, 98,670 shares remain to be repurchased under the repurchase plan announced January 5, 2001. The increase in unrealized appreciation on securities available-for-sale, net of tax, increased stockholders' equity by $1,549,256. On a per share basis, stockholders' equity increased $0.84 (7%) from $12.36 as of June 30, 2000 to $13.20 as of June 30, 2001.

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

                                   June 30, 2001    Year Ended June 30, 2001    Year Ended June 30, 2000  Year Ended June 30, 1999
                                  ----------------  -------------------------   ------------------------- --------------------------
                                            Yield/  Average            Yield/   Average           Yield/  Average            Yield/
                                  Balance   Cost    Balance  Interest   Cost    Balance Interest   Cost   Balance  Interest   Cost
                                  --------- ------ --------  --------  ------  -------- --------  ------ --------  --------  ------
ASSETS
Interest-earning:
Loans                             $ 320,106  7.76%  $309,422   $25,157   8.13%  $281,901  $22,054   7.82% $235,322  $18,617    7.91%
Investment securities                14,870  6.27%    15,237     1,133   7.44%    12,367      867   7.01%   24,634    1,605    6.52%
Other assets                         25,372  3.50%    16,240       892   5.49%    13,905      643   4.62%   13,808      541    3.92%
                                  --------- ------  --------  --------  ------  -------- --------  ------ --------  --------  ------
Total interest-earning              360,348  7.40%   340,899    27,182   7.97%   308,173   23,564   7.65%  273,764   20,763    7.58%
                                            ------            --------  ------           --------  ------           --------  ------
Noninterest-earning                  13,745           11,013                      10,257                     7,701
                                  ---------         --------                    --------                  --------
                                  $ 374,093         $351,912                    $318,430                  $281,465
                                  =========         ========                    ========                  ========

LIABILITIES AND STOCKHOLDERS'
EQUITY
Interest-bearing:
Savings accounts                  $   7,578  1.98%  $  7,677       199   2.59%  $  8,445      203   2.40% $  8,486      206    2.43%
Transaction accounts                 44,109  2.57%    38,927     1,162   2.99%    35,461    1,039   2.93%   28,874      789    2.73%
Certificates of deposit             112,003  5.35%    93,008     5,357   5.76%    94,358    4,909   5.20%   95,295    4,985    5.23%
FHLB advances                       146,657  5.99%   155,325     9,646   6.21%   114,124    6,778   5.94%   79,985    4,723    5.90%
Other borrowed funds                  1,264  3.00%       351        14   3.99%         -        -   0.00%        -        -    0.00%
                                  ---------  ------ --------  --------  ------  -------- --------  ------ --------  --------  ------
Total interest-bearing              311,611  5.17%   295,288    16,378   5.55%   252,388   12,929   5.12%  212,640   10,703    5.03%
                                             ------           --------  ------           --------  ------           --------  ------
Noninterest-bearing                  12,277            4,463                       6,156                     3,562
                                  ---------         --------                    --------                  --------
Total liabilities                   323,888          299,751                     258,544                   216,202
Stockholders' equity                 50,205           52,161                      59,886                    65,263
                                  ---------         --------                    --------                  --------
                                  $ 374,093         $351,912                    $318,430                  $281,465
                                  =========         ========                    ========                  ========
Net earning balance               $  48,737         $ 45,611                    $ 55,785                  $ 61,124
                                  =========         ========                    ========                  ========
Earning yield less costing rate              2.23%                       2.42%                      2.53%                      2.55%
                                             ======                     ======                     ======                     ======
Net interest income, and
   net yield spread on
   interest-earning assets                   2.93%             $10,804   3.17%            $10,635   3.45%           $10,060    3.67%
                                             ======           ========  ======           ========  ======           =======   ======
Ratio of interest-earning assets
   to interest-bearing liabilities      116%             115%                       122%                       129%
                                        ====             ====                       ====                       ====

                                       6

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

                                      Year Ended June 30, 2001 versus 2000      Year Ended June 30, 2000 versus 1999
                                     --------------------------------------     -------------------------------------
                                     Average    Interest   Rate &               Average     Interest  Rate &
                                     Balance      Rate    Balance     Total     Balance       Rate   Balance    Total
                                     -------    --------  -------     -----     -------     -------- -------    -----

Interest income:
Loans                                 $2,153         865       85     3,103       3,685         (207)    (41)   3,437
Investment securitites                   201          53       12       266        (799)         122     (61)    (738)
Other assets                             108         120       21       249           4           97       1      102
                                     -------    --------  -------     -----     -------     -------- -------    -----
Net change in interest income          2,462       1,038      118     3,618       2,890           12    (101)   2,801
                                     -------    --------  -------     -----     -------     -------- -------    -----
Interest expense:
Savings accounts                         (18)         15       (1)       (4)         (1)          (2)      -       (3)
Transaction accounts                     101          20        2       123         180           57      13      250
Certificates of deposit                  (70)        526       (8)      448         (49)         (27)      -      (76)
Advances                               2,447         309      112     2,868       2,016           27      12    2,055
Other borrowed funds                       -           -       14        14           -            -       -        -
                                     -------    --------  -------     -----     -------     -------- -------    -----
Net change in interest expense         2,460         870      119     3,449       2,146           55      25    2,226
                                     -------    --------  -------     -----     -------     -------- -------    -----
Change in net interest income         $    2         168       (1)      169         744          (43)   (126)     575
                                     =======    ========  =======     =====     =======     ======== =======    =====


RESULTS OF OPERATIONS - COMPARISON OF YEARS ENDED JUNE 30, 2001 AND 2000

         Interest Rates. The Company charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates. The following table sets forth the weekly average interest rates on U.S. Treasury securities for the twelve months ending.

                                               U.S. Treasury Securities
                                         Average for the Twelve Months Ended
                                       ----------------------------------------
                                       Ten-Year        One-Year
                                       Maturity        Maturity          Spread
                                       --------        --------          ------
June 30, 2001                              5.45%           5.10%           0.35%
June 30, 2000                              6.17%           5.79%           0.38%
                                          -----           -----           -----
Decrease in interest rates                -0.72%          -0.69%          -0.03%
                                          =====           =====           =====


         For the first six months of fiscal year 2001, interest rates were relatively stable at levels comparable to the prior fiscal year. In January 2001 the Federal Reserve began lowering targeted interest rates. The Federal funds rate for the six months ended December 2000 averaged 6.52%. The following six months ended June 2001, the federal funds rate averaged 4.99% and the rate for the week ended June 27, 2001 averaged 3.91%. The 72 basis point decrease in the ten-year treasury for fiscal year 2001 is indicative of the decrease in the fixed-rates on single-family mortgage loans. As a result of this decrease in the level of interest rates borrowers refinanced their adjustable rate mortgage loans into long-term fixed rate mortgages. Mortgage recordings in Greene County were down 7% the first six months of fiscal year 2001 and up 28% in the second six months reflecting the level of loan activity generated by the decline in interest rates.

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
   And Results of Operations

         Interest Income. Total interest income increased $3,618,300 (15%) as the average balance of interest-earning assets increased $32,726,000 (11%). The yield on average interest earning assets increased 32 basis points to 7.97% as the Company continued shifting the asset mix from lower yielding investments to loans.

         Interest on loans increased $3,103,699 (14%) as the average loan receivable balance increased $27,521,000 (10%) while the average yield increased 31 basis points to 8.13%. The increase in loan yield is the result of the impact of higher loan rates during the prior fiscal year and the first six months of this fiscal year. Interest on investment securities increased $265,640 (31%) as the average balance increased $2,870,000 (23%) while the average yield increased 43 basis points to 7.44%. As long as interest rates remain at historical low levels, our customers will benefit from loan rates adjusting downward and from refinancing to fixed-rate mortgages to lock-in the rates. These adjustments and refinances will negatively impact portfolio loan yields in future quarters.

         Interest Expense. Total interest expense increased $3,449,102 (27%) as the average balance of interest-bearing liabilities increased $42,900,000 (17%). Interest expense increased more than the increase in average balances because the average cost of interest-bearing liabilities increased by 43 basis points to 5.55%.

         Interest expense on deposits increased $567,569 (9%) as the average balance of interest costing deposits increased $1,348,000 (1%) and the average interest rate paid to depositors increased 37 basis points to 4.82%. The average balance of interest costing core deposit accounts increased $2,698,000 (6%) and the average balance of certificates of deposit decreased $1,350,000 (1%).

         In order to fund the increase in assets and purchase of treasury stock, the Company borrowed additional funds from the FHLB. The average balance of FHLB advances increased by $41,201,000 (36%) while the average cost of those advances increased 27 basis points to 6.21%.

         Net Interest Income. The Company's net interest income increased $169,198 (2%) from $10,634,855 to $10,804,053. During the year ended June 30,
2001, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $45,611,000, a decrease in the average net earning balance of $10,174,000 (18%). To the extent the Company's dividends and purchases of treasury stock exceed net income, this net earning balance will continue to decline. The Company's spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities decreased by 11 basis points from 2.53% to 2.42%.

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

         During fiscal year 2001, the Company experienced loan charge-offs in excess of recoveries of $132,557 and based on a review as discussed above, elected to add $310,000 to the allowance. Management anticipates the need to continue adding to the loan loss allowance through charges to provision for loan losses based on the anticipated growth in the loan portfolio and shift in emphasis from primarily single-family to a mix of single-family and commercial loans.

         Non-Interest Income. Non-interest income, which consists of service charges and other fees, income from foreclosed assets and gains or losses on sale of assets, increased $685,034 (48%) from $1,418,265 to

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
   And Results of Operations


$2,103,299. This increase is primarily due to the $557,420 increase in gain on sale of loans and investments. Gains on sale of single-family loan production increased significantly in the second half of the fiscal year reflecting the volume of 30-year fixed-rate loans sold in the secondary market. The Bank attempts to minimize risk of price changes by committing to sell loans while the loans are in the origination process. In addition, deposit service charges increased $168,803 (15%) due to the continued growth in the Bank's checking accounts. As of June 30, 2001, the Bank serviced 13,030 checking accounts up 1,799 (16%) from a year earlier.

         Non-Interest Expense. Non-interest expense increased $1,201,061 (19%), from $6,420,318 to $7,621,379. Salaries and employee benefits increased $669,063 (20%) due to increased staffing for the commercial loan department, the computer system conversion and the increased volume of customer transactions. Occupancy expense increased $175,759 (21%) primarily due to the opening of a new full service branch on South National, as well as upgrading computer hardware for the new "in-house" core system. Data processing expense increased $113,927 (22%). This was a result of various one time conversion costs related to the new computer system. Other expense increased $258,506 (22%) due to increases in legal expense, postage, loan expense, accounting services and overdraft losses. The Savings Association Insurance Fund assessment declined $27,524 (49%) as the fund reached the level prescribed by the FDIC. Advertising increased $11,330 (3%).

         Income Taxes. The change in income tax is a direct result of changes in the Company's taxable income.


         Cash Dividends Paid. The Company paid cash dividends of $0.23 per share on October 15, 2000, to the stockholders of record as of September 9, 2000 and $0.24 per share on April 12, 2001, to the stockholders of record as of March 28, 2001.

RESULTS OF OPERATIONS - COMPARISON OF YEARS ENDED JUNE 30, 2000 AND 1999

         Interest Rates. The Company charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates. The following table sets forth the weekly average interest rates on U.S. Treasury securities for the twelve months ending.


                                               U.S. Treasury Securities
                                          Average for the Twelve Months Ended
                                       -----------------------------------------
                                       Ten-Year         One-Year
                                       Maturity         Maturity        Spread
                                       --------         --------        ------
June 30, 2000                              6.17%            5.79%         0.38%
June 30, 1999                              5.10%            4.76%         0.34%
                                           ----             ----          ----
Increase in interest rates                 1.07%            1.03%         0.04%
                                           ====             ====          ====

         The 107 basis point increase in the ten-year treasury for fiscal year 2000 is indicative of the increase in the fixed-rates on single-family mortgage loans. As a result of this increase in the level of interest rates after historically low rates during the twelve months ended June 30, 1999, the number of Greene County mortgage recordings declined 4,960 (26%) from 19,445 for the twelve months ended June 30, 1999 to 14,485 for the twelve months ended June 30, 2000. During this same period, the Bank's Greene County mortgage filings declined 19%. As a result, the Bank's share of the market increased from 6.3% to 6.9%. In addition, borrowers no longer exhibited a clear preference for fixed rate over adjustable mortgages.

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
   And Results of Operations

         Interest Income. Total interest income increased $2,801,227 (13%) as the average balance of interest-earning assets increased $34,409,000 (13%). The yield on average interest earning assets increased seven basis points to 7.65% as the Company shifted the asset mix from lower yielding investments to loans.

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

         Interest Expense. Total interest expense increased $2,226,036 (21%) as the average balance of interest-bearing liabilities increased $39,748,000 (19%). Interest expense increased more than the increase in average balances because the average cost of interest-bearing liabilities increased by nine basis points to 5.12%.

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

         Net Interest Income. The Company's net interest income increased $575,191 (6%) from $10,059,664 to $10,634,855. During the year ended June 30,
2000, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $55,785,000, a decrease in the average net earning balance of $5,339,000 (9%). To the extent the Company's dividends and purchases of treasury stock exceed net income, this net earning balance will continue to decline. The Company's spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities decreased by two basis points from 2.55% to 2.53%.

         Provision for Loan Losses. During fiscal year 2000, the Company experienced loan charge-offs in excess of recoveries of $9,382 and elected to add $180,000 to the allowance.

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

         Non-Interest Expense. Non-interest expense increased $462,928 (8%), from $5,957,390 to $6,420,318. Salaries and employee benefits increased $368,124 (12%) due to increased staffing for the Y2K event, the pending computer system conversion and the increased volume of customer transactions. The

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
   And Results of Operations

following expense categories increased at approximately the same rate as total assets (9%), occupancy $59,546 (8%), data processing $30,713 (6%), and other $99,072 (9%). The Savings Association Insurance Fund assessment declined $27,924 (33%) as the fund reached the level prescribed by the FDIC. Advertising declined $66,603 (15%).

         Income Taxes. The change in income tax is a direct result of changes in the Company's taxable income.

         Cash Dividends Paid. The Company paid cash dividends of $0.20 per share on October 15, 1999, to the stockholders of record as of September 7, 1999 and $0.22 per share on April 14, 2000, to the stockholders of record as of March 30, 2000.

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

         The Bank's initial efforts to manage interest rate risk included implementing an adjustable rate mortgage loan ("ARM") program beginning in the early 1980s. The ARMs have met with excellent customer acceptance. As of June 30, 1997, ARMs constituted 75% of the Bank's mortgage loan portfolio. However during fiscal years 1998 and 1999, the general level of long term interest rates dropped and borrowers opted for fixed rate mortgages. As long term interest rates increased during fiscal year 2000, borrowers shifted their preference to ARM loans. As long term interest rates decreased during fiscal year 2001, borrowers shifted their preference to fixed rate loans. As of June 30, 2001, ARMs represent 58% of the loan portfolio. Of the ARMs originated during the past three fiscal years, borrower's preferred initial fixed rate periods of three or five years. In response to this shift in customer preference, the Bank started a program of borrowing longer-term funds from the FHLB. Twenty-four percent of FHLB Advances have scheduled maturities over five years. Because of the historically low market rates for single-family mortgage loans, the Bank intends to sell new loan production on a service-retained basis in the secondary mortgage market. This will allow the Bank to serve the customer's needs and retain a banking relationship without the risk of carrying a long-term fixed-rate loan on the books.

         The Bank is also managing interest rate risk by the origination of construction loans. As of June 30, 2001, such loans, net of loans in process, make up 17% of the Bank's loan portfolio. In general, these loans have higher yields, shorter maturities, and greater interest rate sensitivity than other real estate loans.

         The Bank constantly monitors its deposits in an effort to decrease their interest rate sensitivity. Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank's asset/liability management objectives and spread requirements. As of June 30, 2000, the Bank's savings accounts, checking accounts, and money market deposit accounts totaled $53,098,478 or 37% of its total deposits. As of June 30, 2001, these accounts totaled $58,644,912 or 34% of total deposits. The weighted average rate paid on these accounts decreased 55 basis points from 2.74% on June 30, 2000 to 2.19% on June 30, 2001.

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

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
   And Results of Operations

INTEREST RATE SENSITIVITY ANALYSIS

         The following table sets forth as of June 30, 2001, the OTS estimate of the projected changes in net portfolio value ("NPV") in the event of 100, 200, and 300 basis point ("bp") instantaneous and permanent increases and decreases in market interest rates. Dollar amounts are expressed in thousands.

              Estimated Net Portfolio Value       NPV as % of PV of Assets
BP Change    -------------------------------      ------------------------
in Rates     $ Amount   $ Change    % Change      NPV Ratio         Change
---------    --------   --------    --------      ---------         ------
 +300          60,634        982          2%         16.46%          1.00%
 +200          61,289      1,637          3%         16.37%          0.91%
 +100          61,110      1,458          2%         16.07%          0.61%
   NC          59,652                                15.46%
 -100          56,394     (3,258)        -5%         14.45%         -1.01%
 -200          51,719     (7,933)       -13%         13.12%         -2.34%
 -300          46,274    (13,378)       -22%         11.62%         -3.84%

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

         The Company's most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less. The levels of such assets are dependent on the Bank's operating, financing, and investment activities at any given time. The Company's cash and cash equivalents totaled $10,313,558 as of June 30, 2001. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

         As of June 30, 2001, the Bank has conditional commitments in the form of letters of credit in the amount of $37,000. Outstanding loan commitments are $9,679,000. The Bank has granted unused lines of credit to borrowers aggregating approximately $12,836,000 and $8,991,000 for commercial lines and open-end consumer lines, respectively. The Bank has $70,605,058 in certificates of deposit that are scheduled to mature in one year or less. Management anticipates that the majority of these certificates will renew in the normal course of operations.

         Based on existing collateral as well as the Federal Home Loan Bank's limitation of advances to 45% of assets, the Bank has the ability to borrow an additional $21,685,000 from the FHLB. The Federal Home Loan Bank has reduced this percentage of assets limitation to 43.75% for December 31, 2001. The Bank plans to reduce its Federal Home Loan Bank borrowings to a level that will provide a borrowing capacity sufficient to provide for contingencies.

         The Bank's capital position of $48,669,000 is 12.9% of total assets as of June 30, 2001. The Bank has an excess of $39,245,000, $29,969,000, and
$23,335,000 of required regulatory levels of tangible, core, and risk-based capital, respectively. Under current regulatory guidelines, the Bank is classified as well capitalized.

         During fiscal year 2000, the Company purchased 741,194 shares of common stock in open market transactions to place in a treasury stock account. During fiscal year 2001, the Company purchased 824,754 shares of common stock in open market transactions with the intent to grant stock awards for 7,125 shares of common stock in accordance with the Bank's Restricted Stock Plan and to place 817,629 shares in the treasury stock account. The Company intends to monitor the common stock price and, with regulatory approval, may from time to time initiate further treasury stock transactions in order to improve the Company's long-term earnings per share while at the same time maintaining an adequate level of stockholders' equity.

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

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
   And Results of Operations

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

         The Financial Accounting Standards Board (FASB) recently adopted SFAS 141, "Business Combinations." This Statement establishes new standards for financial accounting and reporting for business combinations. This Statement eliminates the pooling-of-interests method and requires that all business combinations be accounted for using the purchase method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. Initial adoption of SFAS 141 will have no effect on the Company's financial statements.

         The FASB recently adopted SFAS 142, "Goodwill and Other Intangible Assets". This Statement establishes new financial accounting and reporting standards for acquired goodwill and other intangible assets. The Statement addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. It also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. SFAS 142 is effective for fiscal years beginning after December 15, 2001. Early adoption is permitted for entities with fiscal years beginning after March 15, 2001. The Company expects to first apply SFAS 142 in the first quarter of its fiscal year ending June 30, 2002. Adoption of SFAS 142 as of that date would have no initial effect on the Company's financial statements.

BRANCH ACQUISITIONS

         On August 9, 2001, the Company entered into an agreement to purchase selected loan assets and assume all of the deposit liabilities of five Springfield, Missouri branch operations of another financial institution. The Company will also assume the leases and purchase equipment at all but one of the branches. When consummated, the acquisition transaction will be accounted for using the purchase method prescribed by SFAS 141 and goodwill recognized, if any, will be accounted for under the provisions of SFAS 142.

Guaranty Federal Bancshares, Inc.
Management's Discussion and Analysis of Financial Condition
  And Results of Operations

Summary of Unaudited Quarterly Operating Results

                                                                              Fiscal Year 2001, Quarter ended
                                                         ---------------------------------------------------------------------
                                                         September-00          December-00          March-01          June-01
                                                         ------------          -----------         ---------         ---------
   Interest income                                       $ 6,537,787             6,876,853         6,828,495         6,938,962
   Interest expense                                        3,846,188             4,114,744         4,195,448         4,221,664
                                                         -----------            ----------         ---------         ---------
   Net interest income                                     2,691,599             2,762,109         2,633,047         2,717,298
   Provision for loan losses                                  30,000                70,000           115,000            95,000
   Gain on loans and investment securities                    42,953               111,805           146,711           306,444
   Other noninterest income, net                             396,953               410,289           393,923           294,221
   Noninterest expense                                     1,738,612             1,817,124         2,010,343         2,055,300
                                                         -----------            ----------         ---------         ---------
   Income before income taxes                              1,362,893             1,397,079         1,048,338         1,167,663
   Provision for income taxes                                499,458               499,889           352,213           391,440
                                                         -----------            ----------         ---------         ---------
   Net income                                            $   863,435               897,190           696,125           776,223
                                                         ===========            ==========         =========         =========
   Basic earnings per share                              $      0.19                  0.21              0.17              0.21
                                                         ===========            ==========         =========         =========
   Diluted earnings per share                            $      0.19                  0.21              0.17              0.20
                                                         ===========            ==========         =========         =========
                                                                             Fiscal Year 2000, Quarter ended
                                                         ---------------------------------------------------------------------
                                                         September-99          December-99          March-00          June-00
                                                         ------------          -----------         ---------         ---------
   Interest income                                       $ 5,561,794             5,732,103         6,051,628         6,218,272
   Interest expense                                        2,984,974             3,120,809         3,300,934         3,522,225
                                                           ---------            ----------         ---------         ---------
   Net interest income                                     2,576,820             2,611,294         2,750,694         2,696,047
   Provision for loan losses                                  45,000                45,000            45,000            45,000
   Gain (loss) on loans and investment securities            (14,586)               12,737            (3,185)           55,527
   Other noninterest income, net                             387,924               280,076           339,769           360,003
   Noninterest expense                                     1,532,901             1,548,571         1,649,711         1,689,135
                                                         -----------            ----------         ---------         ---------
   Income before income taxes                              1,372,257             1,310,536         1,392,567         1,377,442
   Provision for income taxes                                512,159               469,017           494,229           471,595
                                                         -----------            ----------         ---------         ---------
   Net income                                            $   860,098               841,519           898,338           905,847
                                                         ===========            ==========         =========         =========
   Basic earnings per share                              $      0.16                  0.17              0.18              0.20
                                                         ===========            ==========         =========         =========
   Diluted earnings per share                            $      0.16                  0.16              0.18              0.20
                                                         ===========            ==========         =========         =========

Guaranty Federal Bancshares, Inc.
Consolidated Balance Sheets
June 30, 2001 and 2000

                                                                                     2001                              2000
                                                                                ------------                       -----------
            ASSETS

Cash                                                                            $  2,665,287                         1,906,757
Interest-bearing deposits in other financial institutions                          7,648,271                         7,250,514
                                                                                ------------                       -----------
   Cash and cash equivalents                                                      10,313,558                         9,157,271
Available-for-sale securities                                                     19,447,892                        13,645,307
Held-to-maturity securities                                                        4,545,866                         6,768,672
Stock in Federal Home Loan Bank, at cost                                           8,600,400                         6,875,400
Mortgage loans held for sale                                                       2,862,793                           995,286
Loans receivable, net of allowance for loan losses;
   6/30/01 - $2,697,389; 6/30/00 - $2,519,946                                    317,243,111                       295,057,753
Accrued interest receivable:
   Loans                                                                           1,940,922                         1,651,760
   Investments                                                                       207,831                           174,123
Prepaid expenses and other assets                                                  1,168,750                           728,989
Foreclosed assets held for sale                                                        4,200                             1,625
Premises and equipment                                                             7,758,082                         6,800,198
                                                                                ------------                       -----------
                                                                                $374,093,405                       341,856,384
                                                                                ============                       ===========

            LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits                                                                        $170,647,500                       144,607,238
Federal Home Loan Bank advances                                                  146,656,583                       136,507,147
Securities sold under agreements to repurchase                                     1,264,448                               -
Advances from borrowers for taxes and insurance                                    1,293,062                         1,384,231
Accrued expenses and other liabilities                                             1,344,804                           828,709
Accrued interest payable                                                             950,674                           959,354
Income taxes payable                                                                 121,725                           333,772
Deferred income taxes                                                              1,608,818                           650,543
                                                                                ------------                       -----------
                                                                                 323,887,614                       285,270,994
                                                                                ------------                       -----------
STOCKHOLDERS' EQUITY
Common Stock:
  $0.10 par value; authorized 10,000,000 shares;
      issued; 2001 - 6,268,394 shares, 2000 - 6,250,037 shares                       626,840                           625,004
Additional paid-in capital                                                        48,451,515                        47,921,681
Unearned ESOP shares                                                              (2,640,800)                       (2,870,440)
Retained earnings, substantially restricted                                       25,951,537                        24,654,965
Accumulated other comprehensive income
  Unrealized appreciation on available-for-sale securities,
  net of income taxes; 2001 - $2,318,786, 2000 - $1,408,906                        3,948,203                         2,398,947
                                                                                ------------                       -----------
                                                                                  76,337,295                        72,730,157
Treasury stock, at cost;
  2001 - 2,200,950 shares, 2000 - 1,383,321 shares                               (26,131,504)                      (16,144,767)
                                                                                ------------                       -----------
                                                                                  50,205,791                        56,585,390
                                                                                ------------                       -----------
                                                                                $374,093,405                       341,856,384
                                                                                ============                       ===========

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Income
Years Ended June 30, 2001, 2000, and 1999

                                                                          2001                   2000                 1999
                                                                     ------------             ----------           -----------
   INTEREST INCOME
     Loans                                                           $ 25,157,298             22,053,599            18,616,891
     Investment securities                                              1,132,476                866,836             1,604,972
     Other                                                                892,323                643,362               540,707
                                                                     ------------             ----------           -----------
                                                                       27,182,097             23,563,797            20,762,570
                                                                     ------------             ----------           -----------
   INTEREST EXPENSE
     Deposits                                                           6,718,530              6,150,961             5,979,900
     Federal Home Loan Bank advances                                    9,645,741              6,777,981             4,723,006
     Other                                                                 13,773                    -                     -
                                                                     ------------             ----------           -----------
                                                                       16,378,044             12,928,942            10,702,906
                                                                     ------------             ----------           -----------
   NET INTEREST INCOME                                                 10,804,053             10,634,855            10,059,664
   PROVISION FOR LOAN LOSSES                                              310,000                180,000               180,000
                                                                     ------------             ----------           -----------
   NET INTEREST INCOME AFTER
     PROVISION FOR LOAN LOSSES                                         10,494,053             10,454,855             9,879,664
                                                                     ------------             ----------           -----------
   NONINTEREST INCOME
     Service charges                                                    1,274,603              1,105,800               872,827
     Late charges and other fees                                          159,726                160,639               113,490
     Gain on loans and investment securities                              607,913                 50,493                68,222
     Income (loss) on foreclosed assets                                   (80,189)                20,595                11,488
     Other income                                                         141,246                 80,738               134,827
                                                                     ------------             ----------           -----------
                                                                        2,103,299              1,418,265             1,200,854
                                                                     ------------             ----------           -----------
   NONINTEREST EXPENSE
     Salaries and employee benefits                                     4,088,038              3,418,975             3,050,851
     Occupancy                                                          1,024,400                848,641               789,095
     SAIF deposit insurance premiums                                       28,724                 56,248                84,172
     Data processing                                                      642,460                528,533               497,820
     Advertising                                                          392,930                381,600               448,203
     Other expense                                                      1,444,827              1,186,321             1,087,249
                                                                     ------------             ----------           -----------
                                                                        7,621,379              6,420,318             5,957,390
                                                                     ------------             ----------           -----------
   INCOME BEFORE INCOME TAXES                                           4,975,973              5,452,802             5,123,128
   PROVISION FOR INCOME TAXES                                           1,743,000              1,947,000             1,765,000
                                                                     ------------             ----------           -----------
   NET INCOME                                                           3,232,973              3,505,802             3,358,128
   OTHER COMPREHENSIVE INCOME (LOSS)
     Unrealized appreciation (depreciation) on
        available-for-sale securities, net of income taxes
        of $983,184, $(617,542) and $375,019
        for 2001, 2000 and 1999, respectively                           1,674,070             (1,039,879)              626,934
     Less: Reclassification adjustment for
        appreciation (depreciation) included in net
        income, net of income taxes of $(73,304)
        for 2001                                                         (124,814)                   -                      -
                                                                     ------------             ----------           -----------
                                                                        1,549,256             (1,039,879)              626,934
                                                                     ------------             ----------           -----------
   COMPREHENSIVE INCOME                                              $  4,782,229              2,465,923             3,985,062
                                                                     ============             ==========           ===========

   BASIC EARNINGS PER SHARE                                          $       0.78                   0.71                  0.61
                                                                     ============             ==========           ===========
   DILUTED EARNINGS PER SHARE                                        $       0.77                   0.70                  0.60
                                                                     ============             ==========           ===========


See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows
Years Ended June 30, 2001, 2000, and 1999

                                                                          2001                    2000                 1999
                                                                     ------------             ----------           -----------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                                           $  3,232,973              3,505,802             3,358,128
Items not requiring (providing) cash:
  Deferred income taxes                                                    48,395                (92,418)             (251,687)
  Depreciation                                                            622,855                497,086               444,467
  Provision for loan losses                                               310,000                180,000               180,000
  Gain on loans and investment securities                                (607,913)               (50,493)              (68,222)
  (Gain) loss on sale of premises and equipment                            (2,392)                65,692                    -
  (Gain) loss on sale of foreclosed assets                                 81,481                (21,925)                4,820
  Amortization of deferred income,
    premiums and discounts                                                 91,652                (25,646)               14,181
  Stock award plan expense                                                464,032                496,320               510,286
  Origination of loans held for sale                                  (38,604,806)            (5,213,867)          (10,271,583)
  Proceeds from sale of loans held for sale                            37,147,094              4,999,350            10,375,914
  Release of ESOP shares                                                  268,071                248,626               414,385
Changes in:
  Accrued interest receivable                                            (322,870)               (68,944)             (152,795)
  Prepaid expenses and other assets                                       (84,105)              (517,312)             (183,090)
  Accrued expenses and other liabilities                                  507,415                745,201               271,944
  Income taxes payable                                                   (214,057)               102,017              (158,391)
                                                                     ------------             ----------           -----------
    Net cash provided by operating activities                           2,937,825              4,849,489             4,488,357
                                                                     ------------             ----------           -----------

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows (continued)
Years Ended June 30, 2001, 2000, and 1999

                                                                          2001                    2000                 1999
                                                                     ------------             ----------           -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of loans                                                             -                      -              (7,895,901)
Net increase in loans                                                 (25,590,545)           (31,753,775)          (50,158,557)
Principal payments on held-to-maturity securities                       2,211,435              1,936,601             3,992,371
Principal payments on available-for-sale securities                       345,309                357,385             6,413,840
Purchase of available-for-sale securities                              (4,079,079)            (6,970,877)             (520,065)
Purchase of premises and equipment                                     (1,584,669)              (759,393)             (376,888)
Proceeds from sale of premises and equipment                                6,322                982,177                    -
Proceeds from sales of available-for-sale securities                      587,734                299,472                    -
Proceeds from maturitites of held-to-maturity securities                       -               6,700,000             1,385,715
Purchase of FHLB stock                                                 (1,725,000)            (1,635,600)           (2,985,700)
Proceeds from sale of foreclosed assets                                 2,931,555                153,926                30,690
Purchase of other investments                                            (355,656)                    -                     -
                                                                     ------------            -----------           -----------
  Net cash used in investing activities                               (27,252,594)           (30,690,084)          (50,114,495)
                                                                     ------------            -----------           -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised                                                   110,510                 25,656               106,792
Cash dividends paid                                                    (1,936,401)            (2,086,846)           (1,805,069)
Cash dividends received on RRP Stock                                        6,652                 11,050                13,554
Net increase in demand deposits,
   NOW accounts and savings accounts                                    5,546,434              6,362,295             9,880,981
Net increase (decrease) in certificates of deposit and
   securities sold under agreements to repurchase                      21,758,276             (2,892,211)           (9,719,163)
Proceeds from FHLB advances                                            80,924,742             67,541,724            64,092,500
Repayments of FHLB advances                                           (70,775,306)           (35,829,217)           (4,378,888)
Advances from borrowers for taxes and insurance                           (91,169)               188,686               325,069
Stock purchased for stock awards                                          (85,945)                    -             (2,373,065)
Treasury stock purchased                                               (9,986,737)            (8,012,392)           (8,132,375)
                                                                     ------------             ----------           -----------
   Net cash provided by financing activities                           25,471,056             25,308,745            48,010,336
                                                                     ------------             ----------           -----------

INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                                 1,156,287               (531,850)            2,384,198

CASH AND CASH EQUIVALENTS,
   BEGINNING OF YEAR                                                    9,157,271              9,689,121             7,304,923
                                                                     ------------             ----------           -----------

CASH AND CASH EQUIVALENTS,
   END OF YEAR                                                       $ 10,313,558              9,157,271             9,689,121
                                                                     ============             ==========           ===========

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Change in Stockholders' Equity
Years Ended June 30, 2001, 2000 and 1999

                                                                                                       Accumulated
                                                                                                          Other
                                                                                                       Comprehensive
                                                                                                         Income-
                                                                                                        Unrealized
                                                                                                      Appreciation on
                                                     Additional   Unearned                             Available-for-
                                          Common      Paid-In       ESOP       Treasury    Retained   Sale Securities,
                                           Stock      Capital      Shares       Stock      Earnings        Net             Total
                                          ---------  ----------  ----------  -----------  ----------  ---------------   ----------
Balance, July 1, 1998                     $ 622,804  49,016,992  (3,444,540)         -    21,682,950    2,811,892       70,690,098
Net income                                      -          -           -             -     3,358,128          -          3,358,128
Dividends ($0.34 per share)                     -          -           -             -    (1,805,069)         -         (1,805,069)
Stock aw ard plans                              -       547,394        -             -           -            -            547,394
Stock purchased for stock awards                     (2,373,065)       -             -           -            -         (2,373,065)
Stock options exercised                       1,774     105,018        -             -           -            -            106,792
Release of ESOP shares                          -        69,925     344,460          -           -            -            414,385
Treasury stock purchased                        -          -           -      (8,132,375)        -            -         (8,132,375)
Change in unrealized appreciation on
   available-for-sale securitites, net of
   income taxes of $375,019                     -          -           -             -           -        626,934          626,934
                                          ---------  ----------  ----------     --------  ----------  -----------       ----------
Balance, June 30, 1999                      624,578  47,366,264  (3,100,080)  (8,132,375) 23,236,009    3,438,826       63,433,222
Net income                                      -          -           -             -     3,505,802          -          3,505,802
Dividends ($0.42 per share)                     -          -           -             -    (2,086,846)         -         (2,086,846)
Stock aw ard plans                              -       511,201        -             -           -            -            511,201
Stock options exercised                         426      25,230        -             -           -            -             25,656
Release of ESOP shares                          -        18,986     229,640          -           -            -            248,626
Treasury stock purchased                        -          -           -      (8,012,392)        -            -         (8,012,392)
Change in unrealized appreciation on
   available-for-sale securitites, net of
   income taxes of ($617,542)                   -          -           -             -           -     (1,039,879)      (1,039,879)
                                          ---------  ----------  ----------  -----------  ----------  -----------       -----------
Balance, June 30, 2000                      625,004  47,921,681  (2,870,440) (16,144,767) 24,654,965    2,398,947       56,585,390
Net income                                      -           -          -             -     3,232,973          -          3,232,973
Dividends ($0.47 per share)                     -           -          -             -    (1,936,401)         -         (1,936,401)
Stock aw ard plans                              -       468,674        -             -           -            -            468,674
Stock purchased for stock awards                        (85,945)       -             -           -            -            (85,945)
Stock options exercised                       1,836     108,674        -             -           -            -            110,510
Release of ESOP shares                          -        38,431     229,640          -           -            -            268,071
Treasury stock purchased                        -          -           -      (9,986,737)        -            -         (9,986,737)
Change in unrealized appreciation on
   available-for-sale securitites, net of
   income taxes of $909,880                     -          -           -             -           -      1,549,256        1,549,256
                                          ---------  ----------  ----------  -----------  ----------  -----------       ----------
Balance, June 30, 2001                    $ 626,840  48,451,515  (2,640,800) (26,131,504) 25,951,537    3,948,203       50,205,791
                                          =========  ==========  ==========  ===========  ==========  ===========       ==========


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

       On December 30, 1997, the MHC converted to Guaranty Federal Bancshares, Inc. (the "Company"), a Delaware-chartered stock corporation. In connection with the conversion and reorganization, the shares of the Bank held by the mutual holding company were extinguished along with the mutual holding company and the shares of the Bank held by the public were exchanged for 1,880,710 shares of the Company. Additional shares of the Company were sold to certain depositors of the Bank and to the trust of the employee stock ownership plan of the Bank as of December 30, 1997.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Investments in Debt and Equity Securities
-----------------------------------------
       Available-for-sale securities, which include any security for which the Company or the Bank has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on specifically identified amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

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

Loans
-----
       Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-offs are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance.

Loan Servicing
--------------
       The cost of originated mortgage-servicing rights is amortized over the shorter of the actual or contractual loan life. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated by discounting expected cash flows. For purposes of measuring impairment, the rights are stratified based on the loan type, remaining term to maturity, and interest rate. The key assumptions used in the valuation include discount rates, prepayment speeds and servicing costs. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceeds their fair value.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Allowance for Loan Losses
-------------------------
       The allowance for loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential loan losses, based on the Bank's evaluation of the loan portfolio, as well as on prevailing and anticipated economic conditions and historical losses by loan category. General allowances have been established, based upon the aforementioned factors, and allocated to the individual loan categories. Allowances are accrued on specific loans evaluated for impairment for which the basis of each loan, including accrued interest, exceeds the discounted amount of expected future collections of interest and principal or, alternatively, the fair value of loan collateral.

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

Cash Equivalents
----------------
       The Company considers all highly liquid interest-bearing deposits in other financial institutions with an initial maturity of three months or less to be cash equivalents.

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

       Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to adjusted tangible assets (as defined). Management believes, as of June 30, 2001, that the Bank meets all capital adequacy requirements.

       As of June 30, 2001, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

       The Bank's actual capital amounts and ratios are also presented in the table. No amount was deducted from capital for interest-rate risk. Dollar amounts are expressed in thousands.

                                                                                                  To Be Well Capitalized
                                                                        For Capital               Under Prompt Corrective
                                             Actual                 Adequacy Purposed                Action Provisions
                                      -------------------           -----------------             -----------------------
                                       Amount       Ratio            Amount     Ratio              Amount          Ratio
                                      ---------     -----           -------     -----             --------        -------
As of June 30, 2001

Stockholders' equity, and
   ratio to total assets              $  48,678     13.0%
                                                    ====
Unrealized appreciation on
   available-for-sale securities         (3,859)
                                      ---------

Tangible capital, and
   ratio to adjusted total assets     $  44,819     12.2%           $  5,508    1.5%
                                      =========     ====            ========    ===

Tier 1 (core) capital, and
   ratio to adjusted total assets     $  44,819     12.2%           $ 14,688    4.0%              $  18,360        5.0%
                                      =========     ====            ========    ===               =========        ===

Tier 1 (core) capital, and
   ratio to risk-weighted assets      $  44,819     14.9%           $ 11,999    4.0%              $  17,998        6.0%
                                                    ====            ========    ===               =========        ===
Allowance for loan losses -
   Tier 2 capital                         2,522
                                          -----
Total risk-based capital, and
   ratio to risk-weighted assets      $  47,341     15.8%           $ 23,997    8.0%              $  29,996       10.0%
                                      =========     ====            ========    ===               =========       ====
Total assets                          $ 373,321
                                      =========
Adjusted total assets                 $ 367,196
                                      =========
Risk-weighted assets                  $ 299,963
                                      =========

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

                                                                                                  To Be Well Capitalized
                                                                        For Capital               Under Prompt Corrective
                                             Actual                 Adequacy Purposed                Action Provisions
                                      -------------------           -----------------             -----------------------
                                       Amount       Ratio            Amount     Ratio              Amount          Ratio
                                      ---------     -----           -------     -----             --------        -------
As of June 30, 2000

Stockholders' equity, and
   ratio to total assets              $  54,995     16.1%
                                                    ====

Unrealized appreciation on
   available-for-sale securities         (2,455)
                                      ---------

Tangible capital, and
   ratio to adjusted total assets     $  52,540     15.6%           $  5,053    1.5%
                                      =========     ====            ========    ===

Tier 1 (core) capital, and
   ratio to adjusted total assets     $  52,540     15.6%           $ 13,473    4.0%              $ 16,842           5.0%
                                      =========     ====            ========    ===               ========           ===

Tier 1 (core) capital, and
   ratio to risk-weighted assets      $  52,540     22.2%           $  9,472    4.0%              $ 14,207           6.0%
                                                    ====            ========    ===               ========           ===

Allowance for loan losses -
   Tier 2 capital                         2,396
                                      ---------

Total risk-based capital, and
   ratio to risk-weighted assets      $  54,936     23.2%           $ 18,943    8.0%              $ 23,679          10.0%
                                      =========     ====            ========    ===               ========          ====
Total assets                          $ 340,733
                                      =========
Adjusted total assets                 $ 336,836
                                      =========
Risk-weighted assets                  $ 236,788
                                      =========

       The amount of dividends that the Bank may pay is subject to various regulatory limitations. As of June 30, 2001, no amounts were available from the Bank's retained earnings, without regulatory approval, for distribution as dividends.

Earnings Per Share
------------------

         The computation for earnings per share for the years ended June 30, 2001, 2000 and 1999 is as follows:
                                                     Year Ended               Year Ended             Year Ended
                                                    June 30, 2001            June 30, 2000          June 30, 1999
                                                    -------------            -------------          -------------
Net Income                                          $   3,232,973                3,505,802              3,358,128
                                                    =============            =============          =============
Average common shares outstanding                       4,125,778                4,966,648              5,507,285
Effect of stock options outstanding                        47,778                   50,998                 56,865
                                                    -------------            -------------          -------------
Average diluted shares outstanding                      4,173,556                5,017,646              5,564,150
                                                    =============            =============          =============
Earnings per share - basic                          $        0.78                     0.71                   0.61
                                                    =============            =============          =============
Earnings per share - diluted                        $        0.77                     0.70                   0.60
                                                    =============            =============          =============


       Options to purchase 415,949, 452,187 and 435,642 shares of common stock were outstanding during the years ended June 30, 2001, 2000 and 1999, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Impact of Recent Accounting Pronouncements
------------------------------------------
       The Financial Accounting Standards Board (FASB) recently adopted SFAS 141, "Business Combinations." This Statement establishes new standards for financial accounting and reporting for business combinations. This Statement eliminates the pooling-of-interests method and requires that all business combinations be accounted for using the purchase method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. Initial adoption of SFAS 141 will have no effect on the Company's financial statements.

       The FASB recently adopted SFAS 142, "Goodwill and Other Intangible Assets". This Statement establishes new financial accounting and reporting standards for acquired goodwill and other intangible assets. The Statement addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. It also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. SFAS 142 is effective for fiscal years beginning after December 15, 2001. Early adoption is permitted for entities with fiscal years beginning after March 15, 2001. The Company expects to first apply SFAS 142 in the first quarter of its fiscal year ending June 30, 2002. Adoption of SFAS 142 as of that date would have no initial effect on the Company's financial statements.

Segment Information
-------------------
         The principal business of the Company is overseeing the business of the Bank. The Company has no significant assets other than its investment in the Bank and certain investment securities. The banking operation is the Company's only reportable segment. The banking segment is principally engaged in the business of originating mortgage loans secured by one-to-four family residences and, to a lesser extent, multi-family, construction, commercial and consumer loans. These loans are funded primarily through the attraction of deposits from the general public, borrowings from the Federal Home Loan Bank and brokered deposits. Selected information is not presented separately for the Company's reportable segment, as there is no material difference between that information and the corresponding information in the consolidated financial statements.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 2:  INVESTMENTS IN DEBT AND EQUITY SECURITIES

         The amortized cost and approximate fair values of available-for-sale securities are as follows:
                                                              Gross               Gross
                                         Amortized          Unrealized          Unrealized          Approximate
                                           Cost               Gains              (Losses)           Fair Value
                                      -------------         ----------          ----------          -----------
As of June 30, 2001
Equity Securities:
   FHLMC stock                        $      91,063          6,237,587                   -            6,328,650
   Other stock                            2,653,339            142,061                (350)           2,795,050
Debt Securities:
   Trust preferred securities             6,523,205                  -            (104,405)           6,418,800
   U. S. government agencies              1,993,423              2,896                   -            1,996,319
   Mortgage-backed securities             1,919,871                  -             (10,798)           1,909,073
                                      -------------         ----------          ----------          -----------
                                      $  13,180,901          6,382,544            (115,553)          19,447,892
                                      =============         ==========          ==========          ===========
As of June 30, 2000
Equity Securities:
   FHLMC stock                        $      94,000          3,794,000                   -            3,888,000
   Other stock                              938,005             83,665            (172,379)             849,291
Debt Securities:
   Trust preferred securities             6,509,629            143,604                   -            6,653,233
   Mortgage-backed securities             2,295,819                  -             (41,036)           2,254,783
                                      -------------         ----------          ----------          -----------
                                      $   9,837,453          4,021,269            (213,415)          13,645,307
                                      =============         ==========          ==========          ===========


         Maturities of available-for-sale debt securities as of June 30, 2001:

                                                            Amortized           Approximate
                                                               Cost              Fair Value
                                                           -----------          -----------
Due after one through five years                           $ 1,993,423            1,996,319
Due after ten years                                          6,523,205            6,418,800
Mortgage-backed securities not due on a
   single maturity date                                      1,919,871            1,909,073
                                                           -----------          -----------
                                                           $10,436,499           10,324,192
                                                           ===========          ===========


Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

         The amortized cost and approximate fair values of held-to-maturity securities are as follows:

                                                              Gross               Gross
                                         Amortized          Unrealized          Unrealized          Approximate
                                           Cost               Gains              (Losses)           Fair Value
                                      -------------         ----------          ----------          -----------
As of June 30, 2001
Debt Securities:
   U. S. government agencies          $     405,369              3,337                   -              408,706
   Mortgage-backed securities             4,140,497            165,426             (13,371)           4,292,552
                                      -------------            -------             --------           ---------
                                      $   4,545,866            168,763             (13,371)           4,701,258
                                      =============            =======             ========           =========
As of June 30, 2000
Debt Securities:
   U. S. government agencies          $     600,061                  -             (19,022)             581,039
   Mortgage-backed securities             6,168,611            113,477            (106,541)           6,175,547
                                      -------------            -------             --------           ---------
                                      $   6,768,672            113,477            (125,563)           6,756,586
                                      =============            =======             ========           =========


         Maturities of held-to-maturity securities as of June 30, 2001:

                                                            Amortized           Approximate
                                                               Cost              Fair Value
                                                           -----------          -----------

Due after ten years                                        $   405,369              408,706
Mortgage-backed securities not due on a
  single maturity date                                       4,140,497            4,292,552
                                                           -----------          -----------
                                                           $ 4,545,866            4,701,258
                                                           ===========          ===========



       Proceeds from sales of available-for-sale securities were $587,734 and $299,472 for the years ended June 30, 2001 and June 30, 2000, respectively, with resultant gains of $198,118 and $38,798. There were no sales of available-for-sale securities for the year ended June 30, 1999.

       Included in mortgage-backed securities as of June 30, 2001 and 2000, are certain U. S. Government agency derivative securities with an amortized cost of $1,919,871 and $2,295,819 and an approximate fair value of $1,900,000 and $2,255,000, respectively. The yield on these derivative securities varies with the level of certain published interest rates, principally LIBOR.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 3:  LOANS AND ALLOWANCE FOR LOAN LOSSES

         Categories of loans at June 30, 2001 and 2000, include:



                                                  2001                2000
                                             -------------        -----------
Real estate - residential mortgage:
   One to four family units                  $ 186,572,663        197,159,979
   Multi-family                                 42,641,340         39,146,401
Real estate - construction                      55,317,543         41,371,479
Real estate - commercial                        43,893,228         26,558,921
Commercial loans                                 5,511,111            761,355
Installment loans                               10,299,938          9,059,356
Loans on savings accounts                          273,224            461,013
                                             -------------        -----------
                                               344,509,047        314,518,504
Undisbursed portion of loans-in-process        (24,212,230)       (16,667,747)
Allowance for loan losses                       (2,697,389)        (2,519,946)
Unearned discounts                                 (88,414)          (108,960)
Deferred loan fees/costs, net                     (267,903)          (164,098)
                                             -------------        -----------
                                             $ 317,243,111        295,057,753
                                             =============        ===========


         Transactions in the allowance for loan losses were as follows:

                                            2001              2000                 1999
                                        -----------      ------------           ----------
Balance, beginning of year              $ 2,519,946      $  2,349,328            2,191,557
   Provision charged to operations          310,000           180,000              180,000
   Loans charged off                       (132,557)           (9,382)             (29,229)
   Recoveries                                     -                 -                7,000
                                        -----------      ------------           ----------
Balance, end of year                    $ 2,697,389      $  2,519,946            2,349,328
                                        ===========      ============           ==========


         The weighted average interest rate on loans as of June 30, 2001 and 2000 was 7.76% and 8.00%, respectively.

         The Bank serviced mortgage loans for others amounting to $51,451,459, $21,554,961, and $21,402,788 as of June 30, 2001, 2000, and 1999, respectively.
The Bank serviced commercial loans for others amounting to $976,594 as of June 30, 2001.

         Impaired loans totaled $4,947,916 as of June 30, 2001, and $4,756,870 as of June 30, 2000, with a related allowance for loan losses of $413,409 and $728,761, respectively. As of June 30, 2001 and 2000, respectively, impaired loans of $1,980,928 and $106,840 had no related allowance for loan losses.

         Interest of $586,156, $182,182, and $72,078 was recognized on average impaired loans of $5,929,505, $1,458,934 and $895,131 for 2001, 2000, and 1999,
respectively. Interest of $339,220, $127,819, and $64,827 was recognized on impaired loans on a cash basis during 2001, 2000, and 1999, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 4:  PREMISES AND EQUIPMENT

    Major classifications of premises and equipment, stated at cost, are as follows:

                                            2001                  2000
                                        -----------            ----------
Land                                    $ 1,250,789             1,250,789
Buildings and improvements                6,179,074             5,322,303
Furniture, fixtures and equipment         3,499,986             2,158,036
Leasehold improvements                      129,393               129,393
Automobiles                                  21,856                20,243
Construction in progress                        -                 505,042
                                        -----------            ----------
                                         11,081,098             9,385,806
Accumulated depreciation                 (3,323,016)           (2,585,608)
                                        -----------            ----------
                                        $ 7,758,082             6,800,198
                                        ===========            ==========

         Depreciation expense was $622,855, $497,086, and $444,467 for the years ended June 30, 2001, 2000, and 1999, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 5:  DEPOSITS

                                              June 30, 2001                                  June 30, 2000
                         ------------------------------------------------       ------------------------------------------
                           Weighted                            Percentage      Weighted                         Percentage
                         Average Rate          Balance        of Deposits    Average Rate       Balance        of Deposits
                         ------------       -------------     -----------    ------------       -------        -----------
Core Deposits:
Demand                          0.00%       $   6,958,074            4.1%           0.00%    $   6,553,904            4.5%
NOW                             1.49%          22,612,295           13.3%           1.89%       20,482,551           14.2%
Money market                    3.70%          21,496,291           12.6%           4.77%       17,510,651           12.1%
Passbook savings                1.98%           7,578,252            4.4%           2.72%        8,551,372            5.9%
                                            -------------            ---                     -------------           ----
                                2.19%          58,644,912           34.4%           2.74%       53,098,478           36.7%
                                            -------------           ----                     -------------           ----
Certificates:
       0% - 3.99%               1.48%           2,394,542            1.4%           0.00%              -              0.0%
    4.00% - 5.99%               5.06%          76,920,914           45.1%           5.35%       68,984,815           47.7%
    6.00% - 7.99%               6.31%          32,687,133           19.2%           6.30%       22,523,945           15.6%
                                            -------------           ----                        ----------           ----
                                5.35%         112,002,588           65.6%           5.59%       91,508,760           63.3%
                                            -------------           ----                        ----------           ----
  Total Deposits                4.26%       $ 170,647,500          100.0%           5.54%    $ 144,607,238          100.0%
                                            =============          =====                     =============          =====

         The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $12,313,000 and $7,470,000 as of June 30, 2001 and
2000, respectively.

         A summary of certificates of deposit by maturity as of June 30, 2001, is as follows:

             Fiscal year ending:
               June 30, 2002                                $    70,605,058
               June 30, 2003                                     20,157,636
               June 30, 2004                                     14,993,826
               June 30, 2005                                      3,453,016
               June 30, 2006                                        795,404
               Thereafter                                         1,997,648
                                                            ---------------
                                                            $   112,002,588
                                                            ===============

         A summary of interest expense on deposits is as follows:

                                     2001             2000             1999
                                -------------       ---------       ---------
NOW and Money Market accounts   $   1,162,486       1,038,631         789,474
Savings accounts                      198,793         203,154         205,362
Certificate accounts                5,383,870       4,940,908       5,007,616
Early withdrawal penalties            (26,619)        (31,732)        (22,552)
                                -------------       ---------       ---------
                                $   6,718,530       6,150,961       5,979,900
                                =============       =========       =========

         The Bank utilizes brokered deposits as an additional funding source. The aggregate amount of brokered deposits was approximately $20,558,000 at June 30, 2001. There were no brokered deposits at June 30, 2000.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 6:  FEDERAL HOME LOAN BANK ADVANCES

      Federal Home Loan Bank advances consist of the following:

                                 June 30, 2001                          June 30, 2000
                         ------------------------------        -------------------------------

                                             Weighted                                Weighted
 Maturity Date            Amount           Average Rate          Amount           Average Rate
 -------------         --------------      ------------        -----------        ------------
Fiscal Year 2001       $            -             0.00%         53,673,243               6.43%
Fiscal Year 2002           54,401,405             6.31%         13,334,577               5.92%
Fiscal Year 2003            9,689,694             5.79%          3,801,792               6.06%
Fiscal Year 2004           31,113,811             5.43%         22,233,473               5.42%
Fiscal Year 2005            6,284,830             6.61%          6,412,568               6.61%
Fiscal Year 2006            9,587,160             5.88%          3,223,521               5.98%
Thereafter                 35,569,683             5.94%         33,827,973               5.92%
                       --------------                          -----------
                       $  146,646,583             5.99%        136,507,147               6.07%
                       ==============                          ===========


          As of June 30, 2001, the Bank had advances equal to $11,000,000 with a weighted average rate of 5.40% callable between July 30, 2003 and October 20, 2003 at the FHLB's option with a maturity date between July 30, 2008 and October 20, 2008.

         The FHLB requires the Bank to maintain collateral equal to outstanding balances of advances. For collateral purposes, the FHLB values mortgage loans free of other pledges, liens and encumbrances at 80% of their fair value, and investment securities free of other pledges, liens and encumbrances at 95% of their fair value.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements


NOTE 7:  INCOME TAXES

         The Company files a consolidated federal income tax return. In computing federal income taxes for taxable years prior to July 1, 1996, the Bank has been allowed an 8% deduction from otherwise taxable income as a statutory bad debt deduction, subject to limitations based on aggregate loans and savings balances. In August 1996 this statutory bad debt deduction was repealed and is no longer available for thrifts. In addition, bad debt reserves accumulated after 1987, which are presently included as a component of the net deferred tax liability, must be recaptured over a six-year period beginning in 1999. The amount of the deferred tax liability which must be recaptured is $169,000 and $225,000 as of June 30, 2001 and 2000, respectively.

         As of June 30, 2001, and 2000, retained earnings included approximately $5,075,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 as of June 30, 2001 and 2000.

         The provision for income taxes consists of:

                              2001                2000                 1999
                         ------------          ----------           ---------
Taxes currently payable  $  1,694,605          2,039,418            2,016,687
Deferred income taxes          48,395            (92,418)            (251,687)
                         ------------          ---------            ---------
                         $  1,743,000          1,947,000            1,765,000
                         ============          =========            =========

         The tax effects of temporary differences related to deferred taxes shown on the June 30, 2001 and 2000, balance sheets are:

                                                                                2001                             2000
                                                                            -----------                        ---------
Deferred tax assets:
   Allowances for loan and foreclosed asset losses                          $   998,034                          932,380
   Accrued compensated absences and bonuses                                      21,961                           12,856
   Unrealized loss on loans held for sale                                        32,713                           40,964
   RRP expense                                                                  179,745                          204,640
   Deferred loan fees/costs                                                      99,124                           60,760
                                                                            -----------                        ---------
                                                                              1,331,577                        1,251,600
                                                                            -----------                        ---------
Deferred tax liabilities:
   FHLB stock dividends                                                        (206,867)                        (206,867)
   Tax bad debt reserves in excess of base year                                (168,816)                        (225,088)
   Mortgage servicing rights                                                   (184,509)                         (61,282)
   Unrealized appreciation on available-for-sale securities                  (2,318,786)                      (1,408,906)
   Accumulated depreciation                                                     (61,417)                               -
                                                                            -----------                        ---------
                                                                             (2,940,395)                      (1,902,143)
                                                                            -----------                        ---------
Net deferred tax liability                                                  $(1,608,818)                        (650,543)
                                                                            ===========                        =========


         A reconciliation of income tax expense at the statutory rate to income tax expense at the Company's effective rate is shown below:

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

                                                         2001             2000           1999
                                                        -------         --------        -------
Computed at statutory rate                                34.0%            34.0%          34.0%
Increase (reduction) in taxes resulting from:
   State financial institution tax                         2.3%             2.9%           2.9%
   ESOP                                                    0.8%            -0.1%          -2.3%
   Other                                                  -2.1%            -1.1%          -0.1%
                                                          -----            -----          -----
Actual tax provision                                      35.0%            35.7%          34.5%
                                                          =====            =====          =====

         Missouri law provides that savings banks will be taxed based on an annual privilege tax of 7% of net income. The privilege tax is included in provision for income taxes.

         Deferred tax liabilities increased $909,880 for 2001, decreased $617,542 for 2000 and increased $375,019 for 1999, as the result of changes in unrealized appreciation on available-for-sale securities, shown in stockholders' equity.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements


NOTE 8:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Securities Sold under Agreements to Repurchase
----------------------------------------------
         For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

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

                                                      June 30, 2001                      June 30, 2000
                                            ------------------------------      -------------------------------
                                               Carrying                           Carrying
                                                Amount          Fair Value         Amount           Fair Value
                                            -------------      -----------      ----------          -----------
Financial assets:
   Cash and cash equivalents                $  10,313,558       10,313,558        9,157,271           9,157,271
   Available-for-sale securities               19,447,892       19,447,892       13,645,307          13,645,307
   Held-to-maturity securities                  4,545,866        4,701,258        6,768,672           6,756,586
   Mortgage loans held-for-sale                 2,862,793        2,862,793          995,286             995,286
   Loans, net                                 317,243,111      318,621,000      295,057,753         297,900,000
   Interest receivable                          2,148,753        2,148,753        1,825,883           1,825,883
Financial liabilities:
   Deposits                                   170,647,500      170,727,000      144,607,238         143,764,000
   Federal Home Loan Bank advances            146,656,583      153,138,000      136,507,147         131,111,983
   Securities sold under agreements
     to repurchase                              1,264,448        1,264,448              -                   -
   Interest payable                               950,674          950,674          959,354             959,354
Unrecognized financial instruments
   (net of contractual value):
   Commitments to extend credit                       -                -                -                    -
   Unused lines of credit                             -                -                -                    -


NOTE 9:  SIGNIFICANT ESTIMATES AND CONCENTRATIONS

       Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

NOTE 10: ADDITIONAL CASH FLOW INFORMATION

                                                                 2001                2000               1999
                                                             ------------         ----------        ----------
Noncash Investing and Financing Activities:
   Loans receivable transferred to foreclosed
     assets held for sale                                    $  3,015,611             32,080           123,056
   Foreclosed assets held for sale transferred
     to loans receivable                                              -                  -             342,000

Additional Cash Payment Information:
   Interest paid                                               16,304,274         12,643,874        10,416,241
   Income taxes paid                                            1,928,539          1,928,174         2,198,156

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements


NOTE 11: EMPLOYEE BENEFIT PLANS

Stock Award Plans
-----------------
         The Company has established four stock award plans for the benefit of certain directors, officers and employees of the Bank and its subsidiary. The plans provide a proprietary interest in the Company in a manner designed to encourage these individuals to remain with the Bank. A Committee of the Bank's Board of Directors administers the plans. The Company accounts for the cost of share purchases under the plans as a reduction of stockholders' equity. The awards vest at the rate of 20% per year over a five-year period. Compensation expense is recognized based on the Company's stock price on the date the shares are awarded to employees.

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

         During the year ended June 30, 2000, the directors of the Company established the Stock Compensation Plan (the "2000 SCP") with both a stock award component and a stock option component. Under the stock award component of this plan, the Committee awarded 7,125 shares of the Company's common stock. Following approval of the Plan, the Company contributed $85,945 to a separate trust to purchase the 7,125 shares in the SCP.

         During the year ended June 30, 2001, the directors of the Company established the Stock Compensation Plan (the "2001 SCP") with both a stock award component and a stock option component. As of June 30, 2001, the Committee had made no awards under this plan.

         The Bank recognized $464,032, $496,320, and $510,286 of expense under these stock award plans in the years ended June 30, 2001, 2000, and 1999 respectively.

Stock Option Plans
------------------
         The Company has established four stock option plans for the benefit of certain directors, officers and employees of the Bank and its subsidiary. A committee of the Company's Board of Directors administers the plans. The stock options under these plans may be either incentive stock options or nonqualified stock options. Incentive stock options can be granted only to participants who are employees of the Bank or its subsidiary. The option price must not be less than the market value of the Company stock on the date of grant. All options expire no later than ten years from the date of grant. The options vest at the rate of 20% per year over a five-year period.

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

         Under the stock option component of the 2000 SCP, the Committee granted nonqualified stock options for 17,875 shares of the Company's common stock.

         Under the stock option component of the 2001 SCP, the Committee had granted no nonqualified stock options as of June 30, 2001.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements


         The table below summarizes transactions under the Company's stock option plans:


                                                               Number of shares
                                                       -----------------------------------
                                                                             Non-Qualified          Weighted
                                                        Incentive             Options to             Average
                                                       Stock Option            Directors          Exercise Price
                                                       ------------          -------------        --------------
Balance outstanding as of July 1, 1998                      144,000                    -          $         6.25
   Granted, in FY 1999                                      317,637                117,010                 13.44
   Exercised, in FY 1999                                    (17,740)                   -                    6.02
   Forfeited, in FY 1999                                     (8,072)                   -                   10.35
                                                       ------------          -------------
Balance outstanding as of June 30, 1999                     435,825                117,010                 11.86
   Granted, in FY 2000                                        8,000                 39,579                 11.18
   Exercised, in FY 2000                                     (4,262)                   -                    6.02
   Forfeited, in FY 2000                                     (9,188)                   -                   12.67
                                                       ------------          -------------
Balance outstanding as of June 30, 2000                     430,375                156,589                 11.83
   Granted, in FY 2001                                       23,000                    -                   12.05
   Exercised, in FY 2001                                    (18,357)                   -                    6.02
   Forfeited, in FY 2001                                    (29,821)               (23,402)                13.12
                                                       ------------          -------------
Balance outstanding as of June 30, 2001                     405,197                133,187                 11.93
                                                       ============          =============
Options exercisable as of June 30, 2001                     211,366                 45,364                 10.79
                                                       ============          =============

         The fair value of each option granted is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted-average assumptions:

                                                                 June 30, 2001     June 30, 2000      June 30, 1999
                                                                 -------------     -------------      -------------
Dividends per share                                               $       0.47      $       0.42       $       0.34
Risk-free interest rate                                                   5.24%             6.22%              5.88%
Expected life of options                                               5 years           5 years            5 years
Weighted-average fair value of options granted during year        $       2.09      $       2.10       $       2.69

         The following table summarizes information about stock options under the plans outstanding as of June 30, 2001:

                            Number                Number                Remaining
Exercise Price           Outstanding            Exercisable            Contractual Life
--------------           -----------            -----------            ----------------
$         5.83                  5,098                  4,079             5.5 years
          6.02                 78,738                 78,738             4.5 years
          6.08                  7,724                  6,180             5.0 years
          9.94                  4,000                    800             8.8 years
         10.25                  4,000                    800             8.6 years
         10.50                 17,875                  3,575             8.6 years
         11.05                  5,000                      -            10.0 years
         11.75                  5,000                  1,000             8.1 years
         12.00                 10,000                      -             9.3 years
         12.25                 16,704                  3,341             8.1 years
         12.63                  5,000                  3,000             6.7 years
         12.75                  8,000                      -             9.6 years
         13.44                371,245                155,217             7.1 years

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

         The Company applies APB Opinion 25 and related Interpretations in accounting for its plans, and no compensation cost has been recognized for the plans. Had compensation cost for the plans been determined based on the fair value at the dates using Statement of Financial Accounting Standards No. 123, the Company's net income would have decreased by $200,548, $184,117, and $177,719 for the years ended June 30, 2001, 2000, and 1999, respectively. Earnings per share basic and diluted would have decreased by $0.05 for the year ended June 30, 2001, $0.04 for the year ended June 30, 2000 and $0.03 for the year ended June 30, 1999 The effects of applying this Statement for either recognizing compensation cost or providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year.

Employee Stock Ownership Plan
-----------------------------
         The Bank sponsors an internally-leveraged Employee Stock Ownership Plan
(ESOP). All employees are eligible to participate after they attain age twenty-one and complete twelve consecutive months of service during which they work at least 1,000 hours. The ESOP borrowed $3,444,540 from the Company and purchased 344,454 shares of the common stock of the Company. The ESOP debt is secured by shares of the Company. The loan will be repaid from contributions to the ESOP as approved annually by the Bank's Board of Directors. As the debt is repaid, shares are released from collateral and allocated to employees' accounts. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. When shares are released from collateral, the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and may be paid directly to participants or credited to their account; dividends on unallocated ESOP shares are recorded as a reduction of the unearned ESOP shares and accrued interest. Compensation expense is recognized ratably based on the average fair value of shares committed to be released. Compensation expense attributed to the ESOP was $268,624, $248,742, and $268,234 for the years ended June 30, 2001, 2000,and 1999 respectively. The following is a summary of ESOP shares as of June 30, 2001:

Allocated shares                               68,890
Shares committed for release                   11,484
Unreleased shares                             264,080
                                        -------------
Total ESOP shares                             344,454
                                        =============

Fair value of unreleased shares         $   3,010,512
                                        =============

NOTE 12: TRANSACTIONS WITH RELATED PARTIES

       Certain directors and executive officers of the Company and the Bank were customers of and had transactions with the Bank in the ordinary course of business. As of June 30, 2001 and 2000, loans outstanding to these directors and executive officers amounted to $471,709 and $550,761, respectively. In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 13: COMMITMENTS AND CREDIT RISK

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

       As of June 30, 2001 and 2000, the Bank had outstanding commitments to originate loans of approximately $9,679,000 and $4,262,000, respectively. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period. As of June 30, 2001 and 2000, commitments of $8,854,000 and $1,601,000, respectively, were at fixed rates and $825,000 and $2,661,000, respectively, were at floating market rates.

       Forward commitments to sell mortgage loans are obligations to deliver loans at a specified price on or before a specified date. The Bank acquires such commitments to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. As of June 30, 2001 and 2000 the Bank had approximately $786,000 and $1,114,000, respectively, of commitments outstanding.

       Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank had outstanding letters of credit of $37,000 and $12,000 as of June 30, 2001 and 2000, respectively.

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

       As of June 30, 2001, unused lines of credit to borrowers aggregated approximately $12,836,000 for commercial lines and $8,991,000 for open-end consumer lines. As of June 30, 2000, unused lines of credit to borrowers aggregated approximately $580,000 for commercial lines and $8,220,000 for open-end consumer lines.

       Although the Bank grants consumer loans, the majority of its loan originations are single or multi-family residential real estate in Springfield, Missouri, and the surrounding area. As of June 30, 2001, the Bank had seventy borrowers with balances in excess of $1,000,000 each, aggregating $136,355,000, for which the collateral is primarily single-family and multi-family residential rental real estate and commercial real estate. As of June 30, 2000, the Bank had forty-nine borrowers with balances in excess of $1,000,000 each, aggregating $84,769,000, for which the collateral is primarily single-family and multi-family residential rental real estate and commercial real estate. Also, as of June 30, 2001 and 2000, the Bank had approximately $36,529,000 and $27,492,000, respectively, in construction loans to or guaranteed by builders of primarily residential property.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 14: CONDENSED PARENT COMPANY STATEMENTS

       The condensed balance sheets as of June 30, 2001 and 2000, and statements of income and cash flows for the years ended June 30, 2001, 2000 and 1999, for the parent company, Guaranty Federal Bancshares, Inc., are as follows:


Balance Sheets                                                                         As of June 30,
                                                                      -----------------------------------------
                                                                             2001                      2000
                                                                      -----------------          --------------
Assets
Cash                                                                  $         367,875                 410,394
Due from subsidiary                                                              13,042                  21,677
Investment in subsidiary                                                     48,677,729              54,994,864
Available-for sale securities                                                   795,050                 849,291
Prepaid expenses and other assets                                               350,935                 275,394
Deferred income taxes                                                                 -                  53,885
Refundable income taxes                                                          49,015                  44,221
                                                                      -----------------          --------------
                                                                      $      50,253,646              56,649,726
                                                                      =================          ==============
Liabilities
Accrued expenses and other liabilities                                $          16,483                  64,336
Deferred income taxes                                                            31,372                       -
Stockholders' equity
Common stock                                                                    626,840                 625,004
Additional paid-in capital                                                   48,451,515              47,921,681
Unearned ESOP shares                                                         (2,640,800)             (2,870,440)
Retained earnings                                                            25,951,537              24,654,965
Unrealized appreciation on available-for-sale securities, net                 3,948,203               2,398,947
Treasury stock                                                              (26,131,504)            (16,144,767)
                                                                      ----------------           --------------
                                                                      $      50,253,646              56,649,726
                                                                      =================          ==============

                                                             June 30, 2001          June 30, 2000            June 30, 1999
                                                             -------------          -------------            -------------
Income
   Interest income:
     Related party                                           $     268,602                372,482                  922,842
     Other                                                          79,617                 26,390                   10,104
   Other                                                             8,584                 20,649                        -
                                                             -------------          -------------            -------------
                                                                   356,803                419,521                  932,946
                                                             -------------          -------------            -------------
Expense
   Occupancy                                                         2,400                  5,851                    9,190
   Other                                                           170,940                190,403                   71,061
                                                             -------------          -------------            -------------
                                                                   173,340                196,254                   80,251
                                                             -------------          -------------            -------------
Income before income taxes and equity in
   undistributed earnings of subsidiary                            183,463                223,267                  852,695
Provision for income taxes                                          68,108                 60,340                  316,584
                                                             -------------          -------------            -------------
Income before equity
   in undistributed earnings of subsidiary                         115,355                162,927                  536,111
Equity in undistributed earnings of subsidiary                   3,117,618              3,342,875                2,822,017
                                                             -------------          -------------            -------------
Net income                                                   $   3,232,973              3,505,802                3,358,128
                                                             =============          =============            =============

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements



   Statements of Cash Flows                                                      For the years ended
                                                             -------------------------------------------------------------
                                                             June 30, 2001          June 30, 2000            June 30, 1999
                                                             -------------          -------------            -------------
Cash Flows From Operating Activities
  Net income                                                 $   3,232,973              3,505,802                3,358,128
  Items not providing cash:
     Undistributed earnings of net income
       of subsidiary                                                   -                      -                 (2,822,017)
     Loss on sale of premises and equipment                            -                   18,147                      -
     Gain on sale of available-for-sale securities                  (8,574)               (38,798)                     -
     Release of ESOP shares                                        229,640                229,640                  344,460
   Changes in:
     Prepaid expenses and other assets                             (75,541)              (110,207)                (165,187)
     Income taxes payable/refundable                                (4,794)              (558,197)                 241,976
     Accrued expenses                                              (47,853)                64,336                   (7,090)
                                                             -------------            -----------              -----------
   Net cash provided by operating activities                     3,325,851              3,110,723                  950,270
                                                             -------------            -----------              -----------

   Cash Flows From Investing Activities
     Purchase of premises and equipment                                -                  (28,870)                     -
     Proceeds from sale of land                                        -                  982,177                      -
     Proceeds from sale of available-for-sale securities           395,253                299,472                      -
     Purchase of available-for-sale securities                    (102,012)              (462,918)                (520,065)
     Net decrease in advance to subsidiary                           8,635              5,842,006               11,806,186
     Distribution in excess of net income of subsidiary          8,142,382                657,125                      -
                                                             -------------            -----------              -----------
   Net cash provided by investing activities                     8,444,258              7,288,992               11,286,121
                                                             -------------            -----------              -----------

   Cash Flows From Financing Activities
     Stock options exercised                                       110,510                 25,656                  106,792
     Cash dividends paid                                        (1,936,401)            (2,086,846)              (1,805,069)
     RSP stock purchased                                               -                     -                  (2,373,065)
     Treasury stock purchased                                   (9,986,737)            (8,012,392)              (8,132,375)
                                                             -------------            -----------              -----------
   Net cash used in financing activities                       (11,812,628)           (10,073,582)             (12,203,717)
                                                             -------------            -----------              -----------

   Increase (decrease) in cash                                     (42,519)               326,133                   32,674

   Cash, beginning of year                                         410,394                 84,261                   51,587
                                                             -------------            -----------              -----------

   Cash, end of year                                         $     367,875                410,394                   84,261
                                                             =============            ===========              ===========


 NOTE 15:   SUBSEQUENT EVENT

       On August 9, 2001, the Company entered into an agreement to purchase selected loan assets and assume all of the deposit liabilities of five Springfield, Missouri branch operations of another financial institution. The Company will also assume the leases and purchase equipment at all but one of the branches. When consummated, the acquisition transaction will be accounted for using the purchase method prescribed by SFAS 141 and goodwill recognized, if any, will be accounted for under the provisions of SFAS 142.

                         Independent Accountants' Report
                         -------------------------------

Board of Directors
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

   We have audited the accompanying consolidated balance sheets of GUARANTY FEDERAL BANCSHARES, INC. as of June 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GUARANTY FEDERAL BANCSHARES, INC. as of June 30, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                   /s/BKD, LLP

July 27, 2001
Springfield, Missouri