Form 10-K, Exhibit 13
period 2003-06-30
GUARANTY FEDERAL BANCSHARES INC
filed 2003-09-29
CIK 1046203

EXHIBIT 13
CONTENTS

1	Investor Information
2	President’s Message
3	Selected Consolidated Financial and other Data
4	Management’s Discussion and Analysis of Financial Condition and Results of Operations
16	Consolidated Financial Statements
43	Independent Accountants’ Report

COMMON STOCK PRICES & DIVIDENDS

The common stock of Guaranty Federal Bancshares, Inc. is traded in the over-the-counter market and quoted on the NASDAQ National Market. As of August 20, 2003, there were 1,690 stockholders. At that date the Company had 6,421,700 shares of common stock issued and 2,995,055 shares of common stock outstanding.

The Company paid cash dividends of $0.15 per share on October 18, 2002 to stockholders of record as of October 4, 2002, and $0.15 per share on January 24, 2003, to stockholders of record as of January 10, 2003 and $0.15 per share on April 14, 2003 to stockholders of record as of March 31, 2003. The Company declared a cash dividend of $0.15 per share on June 27, 2003, that was paid on July 15, 2003, to stockholders of record on July 1, 2003. The Company’s Board of Directors anticipates paying dividends on comparable dates in fiscal year 2004 to the payment dates in fiscal year 2003. Such future dividends, if any, will be at the discretion of the Company’s Board of Directors and will depend on, among other things, the Company’s results of operations, cash requirements and surplus, financial condition and other factors that the Company’s Board of Directors may consider relevant.

The table below reflects the range of common stock closing prices by quarter.

	Fiscal Year ended

	June 30, 2003		June 30, 2002

	High	Low	High	Low
Quarter ended:

June 30	$16.40	15.15	14.35	13.01
March 31	15.73	14.90	14.37	12.65
December 31	15.75	13.35	14.73	12.31
September 30	14.50	13.81	14.36	10.72

INVESTOR INFORMATION

ANNUAL MEETING OF STOCKHOLDERS: The Annual Meeting of Stockholders will be held Wednesday, October 22, 2003 at 6:00 p.m., at the Clarion Hotel, 3333 S. Glenstone, Springfield, Missouri.

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

SPECIAL LEGAL COUNSEL: Blackwell Sanders Peper Martin, LLP, 901 St. Louis St., Suite 1900, Springfield, MO 65806

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS: BKD, LLP, 901 St. Louis St., PO Box 1190, Springfield, MO 65801-1190

STOCKHOLDER AND FINANCIAL INFORMATION: Bruce Winston, Senior Vice President, Chief Financial Officer 417-520-0206

Dear Stockholders,

As anticipated, the Company reached record high year-end levels for assets, loans, and deposits for our fiscal year ending June 30, 2003. Assets totaled $390.2 million, loans grew to $336.8 million, and deposits increased to $235.6 million. Earnings experienced a 27% annualized growth rate to $1.28 per share, and return on average shareholders’ equity increased from 7.6% in 2002 to 9.8% in 2003, also a record high.

In FY 2003, our shareholders received four quarterly dividends of $0.15 per share. Our stock price closed at $16.04 at June 30, 2003, which represented a 16% increase over the previous year-end price per share. Recently, on August 26, 2003, our stock price reached an all-time high of $17.17.

The Bank’s conversion from a federally chartered savings bank to a state chartered trust company with banking powers was completed June 27, 2003. The change was implemented to assist with our mission to become a full service commercial bank and to increase the overall value of our franchise. Our new name is "Guaranty Bank", but we are still the same people you know and trust.

Guaranty Bank is currently the leader in dollar volume of real estate recordings in Greene County in 2003. Our mortgage department continues to set the pace for real estate loan closings in Greene County, and our emphasis on commercial lending continues to be more successful than anticipated.

During the next year, we anticipate increasing our network of branch banking facilities to better serve our customers and increase our market share. In addition, we plan to continue our emphasis on technology and will be introducing check imaging to our customers, which follows our well-received on-line banking product introduced last year. The new imaging product will also allow us to process checks internally, which should generate significant savings for the bank.

Guaranty Bank has a strong 90-year banking history, but we are even more excited about our future. As we continue to expand our product lines through technology and branches, increase our operating efficiencies, and focus on exceptional customer service, we expect to continue our trend of balance sheet and earnings growth. I look forward to reporting our results to you for the next fiscal year.

Sincerely,

Don M. Gibson President and CEO

Guaranty Federal Bancshares, Inc.
Selected Consolidated Financial and Other Data

The following tables include certain information concerning the financial position of Guaranty Federal Bancshares, Inc. (including consolidated data from operations of subsidiaries) as of the dates indicated. Dollar amounts are expressed in thousands except per share data.

Summary Statement of Income	Years Ended June 30,

	2003	2002	2001	2000	1999

Interest income	$21,782	25,223	27,182	23,564	20,763
Interest expense	11,445	14,087	16,378	12,929	10,703

Net interest income	10,337	11,136	10,804	10,635	10,060
Provision for loan losses	610	291	310	180	180

Net interest income after provision
for loan losses	9,727	10,845	10,494	10,455	9,880
Noninterest income	3,688	3,634	2,103	1,418	1,201
Noninterest expense	8,179	8,994	7,621	6,420	5,958

Income before income taxes	5,236	5,485	4,976	5,453	5,123
Provision for income taxes	1,656	1,892	1,743	1,947	1,765

Net income	$3,580	3,593	3,233	3,506	3,358

Basic	$1.28	1.01	0.78	0.71	0.61

Diluted	$1.26	1.00	0.77	0.70	0.60

Summary Balance Sheet	As of June 30,

	2003	2002	2001	2000	1999

ASSETS
Cash and cash equivalents	$19,015	16,964	10,314	9,157	9,689
Investment securities	15,522	19,683	23,994	20,414	24,346
Loans receivable, net	336,838	319,916	320,106	296,053	264,269
Accrued interest receivable	1,430	1,655	2,148	1,826	1,757
Prepaids and other assets	10,455	10,293	9,769	7,605	5,672
Foreclosed assets	182	683	4	1	101
Premises and equipment	6,709	7,356	7,758	6,800	7,365

	$390,151	376,550	374,093	341,856	313,199

LIABILITIES
Deposits	$235,677	225,284	170,648	144,607	141,137
Federal Home Loan Bank advances	114,619	111,083	146,657	136,507	104,795
Other liabilities	3,313	4,748	6,583	4,157	3,834

	353,609	341,115	323,888	285,271	249,766

Common stock	624	624	624	624	624
Additional paid-in capital	47,366	47,366	47,366	47,366	47,366
Unearned ESOP shares	(3,100)	(3,100)	(3,100)	(3,100)	(3,100)
Retained earnings	23,236	23,236	23,236	23,236	23,236
Unrealized appreciation on available-for-
sale securities, net	3,439	3,439	3,439	3,439	3,439
Treasury stock	(8,132)	(8,132)	(8,132)	(8,132)	(8,132)

STOCKHOLDERS' EQUITY	36,542	35,435	50,205	56,585	63,433

	$390,151	376,550	374,093	341,856	313,199

Supplemental Data	As of June 30,

	2003	2002	2001	2000	1999

Number of full-service offices	9	9	5	5	5
Cash dividends per share	$0.60	0.63	0.47	0.42	0.34

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

GENERAL

Guaranty Federal Bancshares, Inc. (and with its subsidiary, the "Company") is a Delaware corporation organized on December 30, 1997 for the purpose of becoming the holding company of Guaranty Federal Savings Bank.

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

On December 6, 2001, the Bank completed its acquisition of the Springfield branch offices of Commercial Federal Bank. The Bank acquired approximately $15.5 million in selected consumer and home equity loans and assumed approximately $41.2 million in deposit liabilities. The Bank also assumed the leases and equipment at all but one of the branches. The acquired locations are located in Dillons Supermarkets in Springfield. The transaction increased the number of "in-store" locations from one to five and total locations from five to nine.

On June 27, 2003, the Bank converted to a state-chartered trust company with banking powers, and the Company became a one-bank holding company. The name of the Bank was changed from Guaranty Federal Savings Bank to Guaranty Bank.

The Company’s principal business consists of attracting deposits from the general public and using such deposits to originate mortgage loans secured by one- to four-family residences, multi-family, construction and commercial real estate loans and consumer and business loans. The Company also uses these funds to purchase loans secured by one- to four-family residences, mortgage-backed securities, US government and agency obligations, and other permissible securities. When cash outflows exceed inflows, the Company uses borrowings and brokered deposits as additional financing sources.

The Company derives revenues principally from interest earned on loans and investments and, to a lesser extent, from fees charged for services. General economic conditions and policies of the financial institution regulatory agencies, including the Missouri Division of Finance and the Federal Deposit Insurance Corporation ("FDIC") significantly influence the Company’s operations. Interest rates on competing investments and general market interest rates influence the Company’s cost of funds. Lending activities are affected by the interest rates at which such financing may be offered. The Company intends to focus on one- to four-family residential, consumer, and commercial real estate lending throughout southwestern Missouri.

The discussion set forth below may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this report. When used in this document, words such as "anticipates," "estimates," "believes," "expects," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

FINANCIAL CONDITION

From June 30, 2002 to June 30, 2003, the Company’s total assets increased $13,600,537 (4%), liabilities increased $12,493,602 (4%), and stockholders' equity increased $1,106,935 (3%). The ratio of stockholders’ equity to total assets remained at 9% during this period.

From June 30, 2002 to June 30, 2003, securities available-for-sale decreased $3,192,313 (19%). The Company currently owns 82,000 shares of Federal Home Loan Mortgage Corporation ("FHLMC") stock with an amortized cost of $80,294 in the securities available-for-sale category. As of June 30, 2003, the gross unrealized gain on the stock is $4,082,846, a decrease of $961,860 from the gross unrealized gain at June 30, 2002. This decrease is due to the decline in the stock price of FHLMC stock from $62.50 per share as of June 30, 2002 to $50.77 per share as of June 30, 2003. From June 30, 2002 to June 30, 2003, securities held-to-maturity decreased $968,197 (30%) due to repayments received during the year. There was no change in stock in the Federal Home Loan Bank of Des Moines ("FHLB"). The Bank is required to own stock in the FHLB equal to five percent of its borrowings.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

From June 30, 2002 to June 30, 2003, net loans receivable increased by $10,297,302 (3%). During this period, permanent loans secured by both owner and non-owner occupied one to four unit residential real estate decreased by $11,662,684, (8%), consumer installment loans decreased $5,503,729 (18%), multi-family permanent loans decreased by $3,033,015 (7%), construction loans increased by $14,656,291 (29%), permanent loans secured by commercial real estate increased $12,612,341 (22%) and other commercial loans increased $10,608,925 (127%). During this period the Company continued to increase its emphasis on commercial lending, while selling the majority of conforming single family loan production on the secondary market. These loan sales allowed the Bank to provide customers with 30-year fixed rate mortgages while retaining a banking relationship with the customer. As a result of these loan sales, loans serviced for others increased by $25,799,494 (28%).

From June 30, 2002 to June 30, 2003, loans past due 90 days or more increased $139,968 to $330,971 (0.1% of net loans). As of June 30, 2003, management considers loans totaling $623,856 as impaired with a related allowance for loan losses of $81,029. Single-family homes collateralize the majority of the impaired loans. The Bank recognizes interest income on impaired loans as payments are received. Management believes the loss allowances on these loans are sufficient to liquidate the collateral without further loss.

From June 30, 2002 to June 30, 2003, the allowance for loan losses increased $125,448. Loan charge-offs exceeded recoveries by $484,552 for fiscal year 2003 and $338,517 for fiscal year 2002. The allowance for loan losses as of June 30, 2003 and 2002 was 0.85% and 0.83% of net loans outstanding, respectively. As of June 30, 2003, the allowance for loan losses was 445% of impaired loans versus 151% as of June 30, 2002.

As of June 30, 2003 foreclosed assets held for sale consists of two automobiles and three single-family homes.

From June 30, 2002 to June 30, 2003, premises and equipment decreased $647,102 (9%). This decrease is primarily due to depreciation.

From June 30, 2002 to June 30, 2003, deposits increased $10,393,203 (5%). During this period core deposit accounts increased by $18,725,158 (20%) to 48% of total deposits and certificates of deposit decreased by $8,331,955 (6%). Included in the certificates of deposit total is $25,000,000 in deposits placed by brokers. Management considers brokered deposits to be an effective source of funds that cost less at the margin than increasing rates on retail deposits in our local market.

Due to historically low interest rates, the Company increased borrowings from the Federal Home Loan Bank by $3,535,731 (3%).

Stockholders’ equity (including unrealized appreciation on securities available-for-sale, net of tax) increased $1,106,935 (3%) to $36,541,812 as of June 30, 2003. Net income for the year exceeded cash dividends paid or declared by $1,907,849. The Company repurchased 87,286 shares as treasury stock at a cost of $1,311,174 (an average price of $15.02 per share). As of June 30, 2003, 257,469 shares remain to be repurchased under the repurchase plan announced November 22, 2002. The decrease in unrealized appreciation on securities available-for-sale, net of tax, decreased stockholders’ equity by $967,574. On a per share basis, stockholders’ equity increased $0.45 (4%) from $12.69 as of June 30, 2002 to $13.14 as of June 30, 2003.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

The following tables show (1) the average monthly balances of various categories of interest-earning assets and interest-bearing liabilities, (2) the total interest earned or paid thereon, and (3) the resulting weighted average yields and costs. In addition, the table shows the Company’s rate spreads and net yields. Average balances are based on daily balances. Tax-free income is not material; accordingly, interest income and related average yields have not been calculated on a tax equivalent basis. Average loan balances include non-accrual loans. Dollar amounts are expressed in thousands.

	June 30, 2003		Year Ended June 30, 2003			Year Ended June 30, 2002			Year Ended June 30, 2001

	Balance	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost

ASSETS
Interest-earning:
Loans	$336,838	5.72%	$326,441	$20,928	6.41%	$324,796	$23,876	7.35%	$309,422	$25,157	8.13%
Investment securities	9,683	3.04%	11,103	419	3.77%	14,824	619	4.18%	15,237	1,133	7.44%
Other assets	18,212	2.25%	18,864	434	2.30%	33,362	727	2.18%	16,240	892	5.49%

Total interest-earning	364,733	5.47%	356,408	21,781	6.11%	372,982	25,222	6.76%	340,899	27,182	7.97%

Noninterest-earning	25,418		19,368			12,833			11,013

	$390,151		$375,776			$385,815			$351,912

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing:
Savings accounts	$17,458	0.80%	$17,390	221	1.27%	$13,732	241	1.76%	$7,677	199	2.59%
Transaction accounts	70,318	0.85%	67,614	814	1.20%	54,916	934	1.70%	38,927	1,162	2.99%
Certificates of deposit	123,250	3.33%	126,376	4,768	3.77%	128,718	5,842	4.54%	93,008	5,357	5.76%
FHLB advances	114,619	4.14%	108,020	5,634	5.22%	126,534	7,039	5.56%	155,325	9,646	6.21%
Other borrowed funds	702	0.38%	832	7	0.84%	1,735	30	1.73%	351	14	3.99%

Total interest-bearing	326,347	2.94%	320,232	11,444	3.57%	325,635	14,086	4.33%	295,288	16,378	5.55%

Noninterest-bearing	27,262		18,946			13,060			4,463

Total liabilities	353,609		339,178			338,695			299,751
Stockholders' equity	36,542		36,598			47,120			52,161

	$390,151		$375,776			$385,815			$351,912

Net earning balance	$38,386		$36,176			$47,347			$45,611

Earning yield less costing rate		2.53%			2.54%			2.43%			2.42%

Net interest income, and
net yield spread on
interest-earning assets		2.84%		$10,337	2.90%		$11,136	2.99%		$10,804	3.17%

Ratio of interest-earning assets to
interest-bearing liabilities	112%		111%			115%			115%

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
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

	Year Ended June 30, 2003 versus 2002				Year Ended June 30, 2002 versus 2001

	Average Balance	Interest Rate	Rate & Balance	Total	Average Balance	Interest Rate	Rate & Balance	Total

Interest income:
Loans	$121	(3,053)	(15)	(2,947)	1,250	(2,411)	(120)	(1,281)
Investment securitites	(155)	(61)	16	(200)	(31)	(497)	14	(514)
Other assets	(316)	40	(17)	(293)	941	(538)	(568)	(165)

Net change in interest income	(350)	(3,074)	(16)	(3,440)	2,160	(3,446)	(674)	(1,960)

Interest expense:
Savings accounts	64	(67)	(17)	(20)	157	(64)	(51)	42
Transaction accounts	216	(274)	(62)	(120)	477	(500)	(205)	(228)
Certificates of deposit	(106)	(991)	23	(1,074)	2,057	(1,136)	(436)	485
Advances	(1,029)	(430)	54	(1,405)	(1,788)	(1,005)	186	(2,607)
Other borrowed funds	(16)	(15)	8	(23)	55	(8)	(31)	16

Net change in interest expense	(871)	(1,777)	6	(2,642)	958	(2,713)	(537)	(2,292)

Change in net interest income	$521	(1,297)	(22)	(798)	1,202	(733)	(137)	332

RESULTS OF OPERATIONS - COMPARISON OF YEARS ENDED JUNE 30, 2003 AND 2002

	U.S. Treasury Securities
	Average for the Twelve Months Ended

	Ten-Year Maturity	One-Year Maturity	Spread

June 30, 2003	3.96%	1.46%	2.50%
June 30, 2002	4.99%	2.56%	2.43%

Decrease in interest rates	-1.03%	-1.10%	0.07%

Interest Rates . The Company charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates. The following table sets forth the weekly average interest rates on U.S. Treasury securities for the twelve months ending.

Interest rates trended downward during the twelve months ended June 30, 2003. The Federal Reserve Open Market Committee reduced the discount rate 50 basis points in November 2002 and 25 basis points in June 2003. The last week in June 2003, the ten-year treasury averaged 3.42%, and the one-year treasury averaged 1.02%. The widely quoted bank prime rate fell from 4.75% to 4.00% during the twelve months ended June 30, 2003. As a result, loan customers continued to refinance their loans to lower rates.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

Interest Income . Total interest income decreased $3,440,712 (14%) as the average balance of interest-earning assets decreased $16,574,000 (4%). The yield on average interest earning assets decreased 65 basis points to 6.11%.

Interest on loans decreased $2,947,361 (12%) as the average loan receivable balance increased $1,645,000 (1%) while the average yield decreased 94 basis points to 6.41%. The decrease in loan yield is the result of the combination of new loans at lower rates, repayments of higher yielding loans, and the roll down of adjustable rate loans. Interest on investment securities decreased $199,904 (32%) as the average balance decreased $3,721,000 (25%) and the average yield decreased 41 basis points to 3.77%. As long as interest rates remain at historical low levels, our customers will benefit from loan rates adjusting downward and from refinancing to fixed-rate mortgages to lock-in the rates. These adjustments and refinances will negatively impact portfolio loan yields in future quarters.

Interest Expense . Total interest expense decreased $2,642,273 (19%) as the average balance of interest-bearing liabilities decreased $5,403,000 (2%). The average cost of interest-bearing liabilities decreased 76 basis points to 3.57%.

Interest expense on deposits decreased $1,214,839 (17%) as the average balance of interest bearing deposits increased $14,014,000 (7%) while the average interest rate paid to depositors decreased 81 basis points to 2.75%. The average balance of interest bearing core deposit accounts increased $16,356,000 (24%) and the average balance of certificates of deposit decreased $2,342,000 (2%).

In order to comply with the Federal Home Loan Bank (the "FHLB") limitation of advances to 35% of assets, the Company decreased borrowings from the FHLB. The average balance of FHLB advances decreased by $18,514,000 (15%) while the average cost of those advances decreased 34 basis points to 5.22%. As of June 30, 2003, FHLB advances are 29% of total assets.

Net Interest Income . The Company’s net interest income decreased $798,439 (7%). During the year ended June 30, 2003, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $36,176,000, a decrease in the average net earning balance of $11,171,000 (24%). The Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 11 basis points from 2.43% to 2.54%.

Provision for Loan Losses . Provisions for loan losses are charged or credited to earnings to bring the total allowance to a level considered adequate by the Company to provide for potential loan losses in the existing portfolio. When making the assessment, the Company considers prior loss experience, volume and type of lending, local banking trends and past due loans in the Company’s portfolio. In addition, the Company considers general economic conditions and other factors related to collectability of the Company’s portfolio.

During fiscal year 2003, the Company experienced loan charge-offs in excess of recoveries of $484,552 and based on a review as discussed above, elected to add $610,000 to the allowance. Management anticipates the need to continue adding to the loan loss allowance through charges to provision for loan losses based on the anticipated growth in the loan portfolio and shift in emphasis from primarily single-family to a mix of single-family and commercial loans.

Non-Interest Income . Non-interest income increased $54,493 (1%). The gain on sale of loans of $1,544,037 for fiscal year 2003 is the result of mortgage banking activities related to the sale of single-family conforming residential loans in the secondary market. The Bank attempts to minimize risk of price changes by committing to sell loans while the loans are in the origination process. There were no profits on sale of investments for fiscal year 2003. Deposit service charges increased $223,910 (14%) due to the continued growth in the Bank’s checking accounts. These increases were partially offset by amortization expense associated with the Bank’s originated mortgage servicing rights and the recording of a loss on impairment. The amortization expense on originated mortgage servicing rights increased $295,808. A loss on impairment of these rights of $239,543 was recognized based on the Bank’s fair value assessment of such rights. There

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

was no loss impairment recognized during the same periods in 2002. Decreases in fair value of these rights is primarily due to increased prepayment speeds on loans being serviced for others. The increase in prepayment speed is attributable to significant increases in refinancing in a historically low interest rate environment. In addition late charges and other fees decreased $111,088 (37%).

Non-Interest Expense . Non-interest expense decreased $813,613 (9%). Decreases in salaries and employee benefits, occupancy, advertising and data processing expense are principally attributable to the Company’s aggressive approach to lowering operating costs. In the same period one year ago the Company incurred approximately $183,000 in "one-time" costs in connection with the Commercial Federal acquisition and approximately $150,000 in legal and professional expenses in connection with the settlement of a dispute over the repurchase of the Company’s stock.

Income Taxes . The change in income tax is a direct result of changes in the Company’s taxable income.

Cash Dividends Paid. The Company paid cash dividends of $0.15 per share on October 18, 2002, to the stockholders of record as of October 4, 2002 and $0.15 per share on January 24, 2003, to the stockholders of record as of January 10, 2003 and $0.15 per share on April 14, 2003 to stockholders of record as of March 31, 2003. The Company declared a cash dividend of $0.15 per share on June 27, 2003, to be paid on July 15, 2003, to stockholders of record on July 1, 2003.

RESULTS OF OPERATIONS - COMPARISON OF YEARS ENDED JUNE 30, 2002 AND 2001

Interest Rates . The following table sets forth the weekly average interest rates on U.S. Treasury securities for the twelve months ending.

	U.S. Treasury Securities
	Average for the Twelve Months Ended

	Ten-Year Maturity	One-Year Maturity	Spread

June 30, 2002	4.99%	2.56%	2.43%
June 30, 2001	5.45%	5.10%	0.35%

Decrease in interest rates	-0.46%	-2.54%	2.08%

From July 1, 2001 until the events of September 11, interest rates were relatively stable. In the two weeks following September 11, the one-year Treasury rate fell 83 basis points. From the week ended September 21, 2001 through the week ended June 28, 2002, the one-year treasury security traded in a range from a low of 1.99% to a high of 2.70%. These historically low interest rates encouraged borrowers to refinance their loans and thereby lower our yields. Depositors exhibited a preference for money market deposits over the certificates of deposit.

Interest Income . Total interest income decreased $1,959,665 (7%) as the average balance of interest-earning assets increased $32,083,000 (9%). The yield on average interest earning assets decreased 121 basis points to 6.76%.

Interest on loans decreased $1,281,546 (5%) as the average loan receivable balance increased $15,374,000 (5%) while the average yield decreased 78 basis points to 7.35%. The decrease in loan yield is the result of the combination of new loans at lower rates, repayments of higher yielding loans, and the roll down of adjustable rate loans. Interest on investment securities decreased $513,427 (45%) as the average balance decreased $413,000 (3%) and the average yield decreased 326 basis points to 4.18%.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

Interest Expense . Total interest expense decreased $2,291,358 (14%) as the average balance of interest-bearing liabilities increased $30,347,000 (10%). The average cost of interest-bearing liabilities decreased 122 basis points to 4.33%.

Interest expense on deposits increased $298,754 (4%) as the average balance of interest bearing deposits increased $57,754,000 (41%) while the average interest rate paid to depositors decreased 125 basis points to 3.56%. The average balance of interest bearing core deposit accounts increased $22,044,000 (47%) and the average balance of certificates of deposit increased $35,710,000 (38%).

In order to comply with the Federal Home Loan Bank (the "FHLB") limitation of advances to 35% of assets, the Company decreased borrowings from the FHLB. The average balance of FHLB advances decreased by $28,791,000 (19%) while the average cost of those advances decreased 65 basis points to 5.56%. As of June 30, 2002, FHLB advances are 29% of total assets.

Net Interest Income . The Company’s net interest income increased $331,693 (3%). During the year ended June 30, 2002, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $47,347,000, an increase in the average net earning balance of $1,736,000 (4%). With the treasury stock purchase in the fourth quarter of FY 2002, this net earning balance declined and as of June 30, 2002 is $36,108,000. The Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 1 basis point from 2.42% to 2.43%.

Provision for Loan Losses . Provisions for loan losses are charged or credited to earnings to bring the total allowance to a level considered adequate by the Company to provide for potential loan losses in the existing portfolio. When making the assessment, the Company considers prior loss experience, volume and type of lending, local banking trends and past due loans in the Company’s portfolio. In addition, the Company considers general economic conditions and other factors related to collectability of the Company’s portfolio.

During fiscal year 2002, the Company experienced loan charge-offs in excess of recoveries of $338,517 and based on a review as discussed above, elected to add $291,000 to the allowance.

Non-Interest Income . Non-interest income increased $1,530,537 (73%). This increase is primarily due to the $959,354 increase in gain on sale of loans and investments. The gain on sale of loans ($786,526 for fiscal year 2002) is the result of mortgage banking activities related to the sale of single-family conforming residential loans in the secondary market. The net gain on sale of investments ($780,741 for fiscal year 2002) is primarily a result of the sale of 11,000 shares of FHLMC stock during the twelve-month period ending June 30, 2002. Deposit service charges increased $279,754 (22%) due to the continued growth in the Bank’s checking accounts. As of June 30, 2002, the Bank services 16,286 checking accounts up 3,256 (25%) from a year earlier. Late charges and other fees increased $141,475 (89%) primarily due to approximately $146,000 in prepayment penalties collected from two commercial borrowers.

Non-Interest Expense . Non-interest expense increased $1,372,221 (18%). Increases in salaries and employee benefits, occupancy and data processing expense are principally attributable to the Company’s recent expansion through branch additions and an overall increase in accounts served. The Company incurred approximately $183,000 in "one-time" costs in connection with the Commercial Federal acquisition and approximately $150,000 in legal and professional expenses in connection with the settlement of a dispute over the repurchase of the Company’s stock.

Income Taxes . The change in income tax is a direct result of changes in the Company’s taxable income.

Cash Dividends Paid. The Company paid cash dividends of $0.25 per share on October 15, 2001, to the stockholders of record as of September 4, 2001 and $0.25 per share on April 12, 2002, to the stockholders of record as of April 1, 2002. The Company declared a cash dividend of $0.125 per share on June 27, 2002, to be paid on July 19, 2002, to stockholders of record on July 8, 2002. Effective with this dividend the Company anticipates paying dividends on a quarterly basis rather than on a semi-annual basis.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

ASSET / LIABILITY MANAGEMENT

The goal of the Bank’s asset/liability policy is to manage interest rate risk so as to maximize net interest income over time in changing interest rate environments. Management monitors the Bank’s net interest spreads (the difference between yields received on assets and paid on liabilities) and, although constrained by market conditions, economic conditions, and prudent underwriting standards, it offers deposit rates and loan rates that maximize net interest income. Management also attempts to fund the Bank’s assets with liabilities of a comparable duration to minimize the impact of changing interest rates on the Bank’s net interest income. This matching is especially difficult because the residential mortgage loans that comprise the majority of the Bank’s assets give the borrower the right to prepay at any time. These borrowers act in their economic self-interest and refinance higher rate loans when rates are low. Since the relative spread between financial assets and liabilities is constantly changing, the Bank’s current net interest income may not be an indication of future net interest income.

As a part of its asset and liability management strategy, the Bank implemented an adjustable rate mortgage loan ("ARM") program beginning in the early 1980s. Throughout the past several years, the Bank has continued to emphasize the origination of adjustable-rate, one- to four-family residential loans and adjustable-rate or relatively short-term commercial real estate, construction, commercial business, home equity and consumer loans, while originating fixed-rate, one- to four-family residential loans primarily for immediate resale in the secondary market on a service-retained basis. This allows the Bank to serve the customer’s needs and retain a banking relationship without the risk of carrying a long-term fixed-rate loan on the books.

The Bank is also managing interest rate risk by the origination of construction loans. As of June 30, 2003, such loans, net of loans in process, make up 20% of the Bank’s loan portfolio. In general, these loans have higher yields, shorter maturities, and greater interest rate sensitivity than other real estate loans.

The Bank constantly monitors its deposits in an effort to decrease their interest rate sensitivity. Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank’s asset/liability management objectives and spread requirements. As of June 30, 2002, the Bank’s savings accounts, checking accounts, and money market deposit accounts totaled $93,701,835 or 41% of its total deposits. As of June 30, 2003, these accounts totaled $112,426,993 or 48% of total deposits. The weighted average rate paid on these accounts decreased 70 basis points from 1.35% on June 30, 2002 to 0.65% on June 30, 2003. The Bank believes, based on historical experience, that a substantial portion of such accounts represents non-interest rate sensitive, core deposits.

During the year ending June 30, 2004, the Bank has the option to prepay $15.9 million of FHLB advances with a remaining average life of 5.1 years and a weighted average rate of 5.84%. The current FHLB advance rate with a similar average life is 3.61%, a 223 basis point savings. Also in the year ending June 30, 2004, the FHLB has the option to call $11.0 million of advances with a weighted average rate of 5.40% and a remaining life of five years.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

INTEREST RATE SENSITIVITY ANALYSIS

The following table sets forth as of June 30, 2003, management’s estimates of the projected changes in net portfolio value ("NPV") in the event of 100, 200, and 300 basis point ("bp") instantaneous and permanent increases and a 100 basis point instantaneous and permanent decrease in market interest rates. Dollar amounts are expressed in thousands.

BP Change	Estimated Net Portfolio Value			NPV as % of PV of Assets

in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change

+300	34,060	(3,043)	-8%	8.84%	-0.57%
+200	34,996	(2,107)	-6%	9.01%	-0.39%
+100	35,986	(1,117)	-3%	9.20%	-0.21%
NC	37,103			9.41%
-100	39,052	1,949	5%	9.80%	0.39%

Computations of prospective effects of hypothetical interest rate changes are based on an internally generated model using actual maturity and repricing schedules for the Bank’s loans and deposits, and are based on numerous assumptions, including relative levels of market interest rates, loan repayments and deposit run-offs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

Management cannot predict future interest rates or their effect on the Bank’s NPV in the future. Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. Additionally, certain assets, such as adjustable rate loans, which represent the Bank’s primary loan product, have an initial fixed rate period typically from one to five years and over the remaining life of the asset changes in the interest rate are restricted. In addition, the proportion of adjustable rate loans in the Bank’s portfolio could decrease in future periods due to refinancing activity if market interest rates remain constant or decrease in the future. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

The Bank’s Board of Directors is responsible for reviewing the asset and liability policies. The Bank’s management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank’s asset and liability goals and strategies. Management expects that the Bank’s asset and liability policies and strategies will continue as described above so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

LIQUIDITY AND CAPITAL RESOURCES

The Company’s principal sources of funds for investments and operations are net income, deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities, and proceeds from maturing investment securities. The Company considers deposits and FHLB advances as primary sources of funds.

The Company’s most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less. The levels of such assets are dependent on the Bank’s operating, financing, and investment activities at any given time. The Company’s cash and cash equivalents totaled $19,014,528 as of June 30, 2003. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

As of June 30, 2003, the Bank has conditional commitments in the form of letters of credit in the amount of $1,671,000. Outstanding loan commitments are $23,835,000. The Bank has granted unused lines of credit to borrowers aggregating approximately $17,955,000 and $13,397,000 for commercial lines and open-end consumer lines, respectively. The Bank has $76,058,653 in certificates of deposit that are scheduled to mature in one year or less. Management anticipates that the majority of these certificates will renew in the normal course of operations.

Based on existing collateral as well as the FHLB’s limitation of advances to 35% of assets, the Bank has the ability to borrow an additional $21,937,000 from the FHLB, as of June 30, 2003.. The Bank plans to maintain its FHLB borrowings to a level that will provide a borrowing capacity sufficient to provide for contingencies.

The Company’s capital position of $36,542,000 is 9.4% of total assets as of June 30, 2003. The Company has an excess of $19,350,000, $22,812,000, and $15,636,000 of required regulatory levels of tangible, core, and risk-based capital, respectively. Under current regulatory guidelines, the Bank is classified as well capitalized.

During fiscal year 2002, the Company purchased 42,500 shares of common stock in open market transactions and 1,089,639 shares of common stock in private transactions to place in the treasury stock account. During fiscal year ended 2003, the Company purchased 74,240 shares of common stock in open market transactions and 13,046 from the RRP to place in the treasury account. The Company intends to monitor the common stock price and, with regulatory approval, may from time to time initiate further treasury stock transactions in order to improve the Company’s long-term earnings per share while at the same time maintaining an adequate level of stockholders’ equity.

IMPACT OF INFLATION AND CHANGING PRICES

The Company prepared the consolidated financial statements and related data presented herein in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most companies, the assets and liabilities of a financial institution are primarily monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank’s assets and liabilities are critical to the maintenance of acceptable performance levels.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board (FASB) recently issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts. This statement is effective for contracts entered into or modified after July 1, 2003, and is not expected to have a material effect on the Company’s financial statements.

The FASB recently issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards on the classification and measurement of certain financial instruments with characteristics of both debt and equity. The Company adopted SFAS No. 150 on July 1, 2003, with no impact to the financial statements of the Company.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

SUMMARY OF UNAUDITED QUARTERLY OPERATING RESULTS

	Fiscal Year 2003, Quarter ended

	September-02	December-02	March-03	June-03

Interest income	$5,746,456	5,543,740	5,304,477	5,187,047
Interest expense	3,120,175	2,965,401	2,778,498	2,580,339

Net interest income	2,626,281	2,578,339	2,525,979	2,606,708
Provision for loan losses	100,000	105,000	255,000	150,000
Gain on sale of loans and investment securities	224,577	444,643	403,633	471,184
Other noninterest income, net	638,875	443,639	688,873	372,905
Noninterest expense	2,026,229	2,033,749	2,050,978	2,069,031

Income before income taxes	1,363,504	1,327,872	1,312,507	1,231,766
Provision for income taxes	467,458	459,888	427,824	300,830

Net income	$896,046	867,984	884,683	930,936

Basic earnings per share	$0.32	0.31	0.32	0.33

Diluted earnings per share	$0.32	0.30	0.31	0.33

	Fiscal Year 2002, Quarter ended

	September-01	December-01	March-02	June-02

Interest income	$6,741,476	6,496,607	6,150,640	5,833,709
Interest expense	3,952,844	3,681,011	3,326,906	3,125,925

Net interest income	2,788,632	2,815,596	2,823,734	2,707,784
Provision for loan losses	75,000	75,000	66,000	75,000
Gain on sale of loans and investment securities	342,498	542,354	376,111	306,304
Other noninterest income, net	447,238	476,161	472,680	670,490
Noninterest expense	2,006,291	2,379,399	2,364,640	2,243,270

Income before income taxes	1,497,077	1,379,712	1,241,885	1,366,308
Provision for income taxes	527,997	447,024	424,328	492,651

Net income	$969,080	932,688	817,557	873,657

Basic earnings per share	$0.25	0.25	0.22	0.31

Diluted earnings per share	$0.25	0.24	0.21	0.31

Guaranty Federal Bancshares, Inc.
Consolidated Balance Sheets
June 30, 2003 and 2002

	2003	2002

ASSETS
Cash	$15,242,475	8,530,060
Interest-bearing deposits in other financial institutions	3,772,053	8,433,442

Cash and cash equivalents	19,014,528	16,963,502
Available-for-sale securities	13,271,147	16,463,460
Held-to-maturity securities	2,250,894	3,219,091
Stock in Federal Home Loan Bank, at cost	8,600,400	8,600,400
Mortgage loans held for sale	9,755,102	3,131,138
Loans receivable, net of allowance for loan losses of
$2,775,320 and $2,649,872 in 2003 and 2002, respectively	327,082,420	316,785,118
Accrued interest receivable:
Loans	1,357,434	1,569,260
Investments	72,691	85,251
Prepaid expenses and other assets	1,855,268	1,693,760
Foreclosed assets held for sale	182,064	683,329
Premises and equipment	6,708,996	7,356,098

	$390,150,944	376,550,407

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	$235,677,197	225,283,994
Federal Home Loan Bank advances	114,618,894	111,083,163
Securities sold under agreements to repurchase	702,024	1,093,074
Advances from borrowers for taxes and insurance	950,678	1,048,297
Accrued expenses and other liabilities	311,696	103,993
Accrued interest payable	203,237	759,099
Dividend payable	415,414	347,656
Income taxes payable	220,707	163,897
Deferred income taxes	509,285	1,232,357

	353,609,132	341,115,530

STOCKHOLDERS' EQUITY
Common Stock:
$0.10 par value; authorized 10,000,000 shares;
issued; 2003 - 6,416,848 shares, 2002 - 6,365,404 shares	641,685	636,540
Additional paid-in capital	51,065,581	49,842,032
Unearned ESOP shares	(2,156,930)	(2,406,070)
Retained earnings, substantially restricted	29,280,784	27,372,935
Accumulated other comprehensive income
Unrealized appreciation on available-for-sale securities,
net of income taxes; 2003 - $1,162,865, 2002 - $1,731,122	1,980,013	2,947,587

	80,811,133	78,393,024
Treasury stock, at cost;
2003 - 3,420,375 shares, 2002 - 3,333,089 shares	(44,269,321)	(42,958,147)

	36,541,812	35,434,877

	$390,150,944	376,550,407

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Income
Years Ended June30, 2003, 2002, and 2001

INCOME STATEMENT
	2003	2002	2001

INTEREST INCOME
Loans	$20,928,391	23,875,752	25,157,298
Investment securities	419,145	619,049	1,132,476
Other	434,184	727,631	892,323

	21,781,720	25,222,432	27,182,097

INTEREST EXPENSE
Deposits	5,802,445	7,017,284	6,718,530
Federal Home Loan Bank advances	5,634,484	7,039,115	9,645,741
Other	7,484	30,287	13,773

	11,444,413	14,086,686	16,378,044

NET INTEREST INCOME	10,337,307	11,135,746	10,804,053
PROVISION FOR LOAN LOSSES	610,000	291,000	310,000

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	9,727,307	10,844,746	10,494,053

NONINTEREST INCOME
Service charges	1,778,267	1,554,357	1,274,603
Late charges and other fees	190,113	301,201	159,726
Gain on sale of investment securities	-	780,741	198,118
Gain on sale of loans	1,544,037	786,526	409,795
Income (loss) on foreclosed assets	10,830	(13,369)	(80,189)
Other income	165,082	224,380	141,246

	3,688,329	3,633,836	2,103,299

NONINTEREST EXPENSE
Salaries and employee benefits	4,557,376	4,610,235	4,088,038
Occupancy	1,322,790	1,324,043	1,024,400
SAIF deposit insurance premiums	37,950	35,855	28,724
Data processing	487,786	783,051	642,460
Advertising	217,066	331,446	392,930
Other expense	1,557,019	1,908,970	1,444,827

	8,179,987	8,993,600	7,621,379

INCOME BEFORE INCOME TAXES	5,235,649	5,484,982	4,975,973
PROVISION FOR INCOME TAXES	1,656,000	1,892,000	1,743,000

NET INCOME	$3,579,649	3,592,982	3,232,973

BASIC EARNINGS PER SHARE	$1.28	1.01	0.78

DILUTED EARNINGS PER SHARE	$1.26	1.00	0.77

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flow
Years Ended June30, 2003, 2002, and 2001

	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,579,649	3,592,982	3,232,973
Items not requiring (providing) cash:
Deferred income taxes	(154,815)	211,201	48,395
Depreciation	783,933	1,020,070	622,855
Provision for loan losses	610,000	291,000	310,000
Gain on sale of loans and investment securities	(1,544,037)	(1,567,267)	(607,913)
(Gain) loss on sale of premises and equipment	37,761	28,970	(2,392)
(Gain) loss on sale of foreclosed assets	(12,310)	1,712	81,481
Amortization of deferred income,
premiums and discounts	(99,192)	(188,793)	91,652
Stock award plan expense	353,004	401,403	464,032
Origination of loans held for sale	(77,775,788)	(63,372,364)	(38,604,806)
Proceeds from sale of loans held for sale	72,695,861	63,890,546	37,147,094
Release of ESOP shares	373,724	319,595	268,071
Changes in:
Accrued interest receivable	224,386	572,430	(322,870)
Prepaid expenses and other assets	(55,508)	(695,042)	(84,105)
Accrued expenses and other liabilities	(348,159)	557,279	507,415
Income taxes payable	69,278	(124,777)	(214,057)

Net cash provided by (used in) operating activities	(1,262,213)	4,938,945	2,937,825

CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in loans	(11,171,690)	14,833,382	(25,590,545)
Principal payments on held-to-maturity securities	995,693	1,319,992	2,211,435
Principal payments on available-for-sale securities	172,835	1,738,299	345,309
Purchase of available-for-sale securities	(4,968,371)	(9,387,524)	(4,079,079)
Purchase of premises and equipment	(174,592)	(500,569)	(1,584,669)
Proceeds from sale of premises and equipment	-	47,281	6,322
Proceeds from sales of available-for-sale securities	-	2,945,061	587,734
Proceeds from maturities of available-for-sale securities	6,500,000	7,000,000	-
Purchase of FHLB stock	-	-	(1,725,000)
Proceeds from sale of foreclosed assets	801,677	282,423	2,931,555
Purchase of other investments	(106,000)	(200,000)	(355,656)
Cash acquired in purchase of branches	-	25,556,972	-

Net cash provided by (used in) investing activities	(7,950,448)	43,635,317	(27,252,594)

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Income (continued)
Years Ended June30, 2003, 2002, and 2001

	2003	2002	2001

CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised	556,869	924,677	110,510
Cash dividends paid	(1,604,042)	(1,823,928)	(1,936,401)
Cash dividends received on RRP Stock	2,387	2,942	6,652
Net increase in demand deposits,
NOW accounts and savings accounts	18,725,158	15,557,187	5,546,434
Net increase (decrease) in certificates of deposit and
securities sold under agreements to repurchase	(8,723,005)	(3,940,368)	21,758,276
Proceeds from FHLB advances	121,500,000	46,500,000	80,924,742
Repayments of FHLB advances	(117,964,269)	(82,073,420)	(70,775,306)
Advances from borrowers for taxes and insurance	(97,619)	(244,765)	(91,169)
Reduction of shares in RRP Trust	-	-	-
Stock purchased for stock awards	-	-	(85,945)
Treasury stock purchased	(1,131,792)	(16,826,643)	(9,986,737)

Net cash provided by (used in) financing activities	11,263,687	(41,924,318)	25,471,056

INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS	2,051,026	6,649,944	1,156,287

CASH AND CASH EQUIVALENTS,
BEGINNING OF YEAR	16,963,502	10,313,558	9,157,271

CASH AND CASH EQUIVALENTS,
END OF YEAR	$19,014,528	16,963,502	10,313,558

Supplemental Cash Flows Information

Real estate acquired in settlement of loans	$368,296	963,264	3,015,611

Interest paid	$12,000,275	14,278,261	16,304,274

Income taxes paid	$1,742,466	1,662,886	1,928,539

Dividend declared and unpaid	$415,414	347,656	-

The Bank acquired the Springfield, Missouri branch
offices of another financial institution in 2002.
In conjunction with the acquisition, assets were
acquired and liabilities were assumed as follows:

Fair value of liabilities assumed	-	41,615,456	-
Fair value of assets acquired	-	(16,058,484)	-

Cash received	-	25,556,972	-

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Stockholders' Equity
Years Ended June30, 2003, 2002, and 2001

	Common Stock	Additional Paid-In Capital	Unearned ESOP Shares	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total

Balance, July 1, 2000	$625,004	47,921,681	(2,870,440)	(16,144,767)	24,654,965	2,398,947	56,585,390

Comprehensive income
Net income	-	-	-	-	3,232,973	-	3,232,973
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of $909,880	-	-	-	-	-	1,549,256	1,549,256

Total comprehensive income							4,782,229

Dividends ($0.47 per share)	-	-	-	-	(1,936,401)	-	(1,936,401)
Stock award plans	-	468,674	-	-	-	-	468,674
Stock purchased for stock awards		(85,945)	-	-	-	-	(85,945)
Stock options exercised	1,836	108,674	-	-	-	-	110,510
Release of ESOP shares	-	38,431	229,640	-	-	-	268,071
Treasury stock purchased	-	-	-	(9,986,737)	-	-	(9,986,737)

Balance, June 30, 2001	626,840	48,451,515	(2,640,800)	(26,131,504)	25,951,537	3,948,203	50,205,791

Comprehensive income
Net income	-	-	-	-	3,592,982	-	3,592,982
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of ($587,664)	-	-	-	-	-	(1,000,616)	(1,000,616)

Total comprehensive income							2,592,366

Dividends ($0.625 per share)	-	-	-	-	(2,171,584)	-	(2,171,584)
Stock award plans	-	390,675	-	-	-	-	390,675
Stock options exercised	9,700	914,977	-	-	-	-	924,677
Release of ESOP shares	-	84,865	234,730	-	-	-	319,595
Treasury stock purchased	-	-	-	(16,826,643)	-	-	(16,826,643)

Balance, June 30, 2002	636,540	49,842,032	(2,406,070)	(42,958,147)	27,372,935	2,947,587	35,434,877

Comprehensive income
Net income	-	-	-	-	3,579,649	-	3,579,649
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of ($568,257)	-	-	-	-	-	(967,574)	(967,574)

Total comprehensive income							2,612,075

Dividends ($0.60 per share)	-	-	-	-	(1,671,800)	-	(1,671,800)
Stock award plans	-	547,241	-	-	-	-	547,241
Stock options exercised	5,145	551,724	-	-	-	-	556,869
Release of ESOP shares	-	124,584	249,140	-	-	-	373,724
Treasury stock purchased	-	-	-	(1,311,174)	-	-	(1,311,174)

Balance, June 30, 2003	$641,685	51,065,581	(2,156,930)	(44,269,321)	29,280,784	1,980,013	36,541,812

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

On June 27, 2003, the Bank converted to a state-chartered trust company with banking powers, and the Company became a one-bank holding company. The name of the Bank was changed from Guaranty Federal Savings Bank to Guaranty Bank.

Nature of Operations
The Company operates as a one-bank holding company. The Bank is primarily engaged in providing a full range of banking and mortgage services to individual and corporate customers in southwest Missouri. The Bank’s subsidiary provides other services, such as insurance, annuities, and securities brokerage. The Bank is subject to competition from other financial institutions. The Company and the Bank are also subject to the regulation of certain federal and state agencies and receive periodic examinations by those regulatory authorities.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiary, Guaranty Financial Services of Springfield, Inc. All significant intercompany profits, transactions and balances have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

Investments in Debt and Equity Securities
Available-for-sale securities, which include any security for which the Company or the Bank has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on specifically identified amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

Held-to-maturity securities, which include any security for which the Company or the Bank has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Interest and dividends on investments in debt and equity securities are included in income when earned.

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at the lower of cost or fair value, determined using an aggregate basis. Write-downs to fair value are recognized as a charge to earnings at the time the decline in value occurs. Forward commitments to sell mortgage loans are sometimes acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price plus the value of retained servicing rights and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate. Fees received from borrowers to guarantee the funding of mortgage loans held for sale and fees paid to investors to ensure the ultimate sale of such mortgage loans are recognized as income or expense when the loans are sold or when it becomes evident that the commitment will not be used.

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-offs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance.

Loan Servicing
The cost of originated mortgage-servicing rights is amortized over the shorter of the actual or contractual loan life. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated by discounting expected cash flows. For purposes of measuring impairment, the rights are stratified based on the loan type, remaining term to maturity and interest rate. The key assumptions used in the valuation include discount rates, prepayment speeds and servicing costs. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceeds their fair value.

Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Foreclosed Assets Held for Sale
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Premises and Equipment
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

Regulatory Matters
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct and material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to adjusted tangible assets (as defined). Management believes, as of June 30, 2003, that the Company and the Bank meet all capital adequacy requirements.

As of June 30, 2003, the most recent notification from the Missouri Division of Finance categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The Company’s and the Bank's actual capital amounts and ratios are also presented in the table. At June 30, 2003, the Company is a one-bank holding company and, as such, subject to the capital ratios presented in the table. At June 30, 2002, the Company was a unitary savings and loan holding company and, as such, not required to disclose consolidated capital ratios. No amount was deducted from capital for interest-rate risk. Dollar amounts are expressed in thousands.

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of June 30, 2003

Tier 1 (core) capital, and
ratio to adjusted total assets
Company	$34,454	9.1%	$15,104	4.0%	n/a	n/a

Bank	$33,931	9.0%	$15,084	4.0%	$18,855	5.0%

Tier 1 (core) capital, and
ratio to risk-weighted assets
Company	$34,454	11.8%	$11,642	4.0%	n/a	n/a

Bank	$33,931	11.7%	$11,623	4.0%	$17,435	6.0%

Total risk-based capital, and
ratio to risk-weighted assets
Company	$38,920	13.4%	$23,284	8.0%	n/a	n/a

Bank	$38,397	13.2%	$23,246	8.0%	$29,058	10.0%

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of June 30, 2002

Tangible capital, and
ratio to adjusted total assets
Bank	$31,555	8.5%	7,432	2.0%

Tier 1 (core) capital, and
ratio to adjusted total assets
Bank	$31,555	8.5%	$14,863	4.0%	$18,579	5.0%

Tier 1 (core) capital, and
ratio to risk-weighted assets
Bank	$31,555	10.8%	$11,654	4.0%	$17,482	6.0%

Total risk-based capital, and
ratio to risk-weighted assets
Bank	$36,454	12.5%	$23,309	8.0%	$29,136	10.0%

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The amount of dividends that the Bank may pay is subject to various regulatory limitations. As of June 30, 2003 and 2002, the Bank exceeded their minimum capital requirements. The Bank may not pay dividends which would reduce capital below the minimum requirements shown above.

Earnings Per Share

The computation for earnings per share for the years ended June 30, 2003, 2002 and 2001 is as follows:

	Year Ended	Year Ended	Year Ended
	June 30, 2003	June 30, 2002	June 30, 2001

Net income	$3,579,649	3,592,982	3,232,973

Average common shares outstanding	2,794,032	3,549,172	4,125,778
Effect of stock options outstanding	57,525	38,728	47,778

Average diluted shares outstanding	2,851,557	3,587,900	4,173,556

Earnings per share - basic	$1.28	1.01	0.78

Earnings per share - diluted	$1.26	1.00	0.77

Options to purchase 10,000, 15,000 and 415,949 shares of common stock were outstanding during the years ended June 30, 2003, 2002 and 2001, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

Stock Option Plans

The Company accounts for its stock option plan under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation.

	Year Ended	Year Ended	Year Ended
	June 30, 2003	June 30, 2002	June 30, 2001

Net income, as reported	$3,579,649	3,592,982	3,232,973
Less: Total stock-based employee compensation
cost determined under the fair value-based
method, net of income taxes	(174,412)	(174,142)	(200,548)

Pro forma net income	$3,405,237	3,418,840	3,032,425

Earnings per share:
Basic - as reported	$1.28	1.01	0.78

Basic - pro forma	$1.22	0.96	0.73

Diluted - as reported	$1.26	1.00	0.77

Diluted - pro forma	$1.19	0.95	0.72

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Impact of Recent Accounting Pronouncements

The Financial Accounting Standards Board (FASB) recently issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts. This statement is effective for contracts entered into or modified after July 1, 2003, and is not expected to have a material effect on the Company’s financial statements.

The FASB recently issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards on the classification and measurement of certain financial instruments with characteristics of both debt and equity. The Company adopted SFAS No. 150 on July 1, 2003, with no impact to the financial statements of the Company.

Segment Information
The principal business of the Company is overseeing the business of the Bank. The Company has no significant assets other than its investment in the Bank. The banking operation is the Company’s only reportable segment. The banking segment is principally engaged in the business of originating mortgage loans secured by one-to-four family residences and, to a lesser extent, multi-family, construction, commercial and consumer loans. These loans are funded primarily through the attraction of deposits from the general public, borrowings from the Federal Home Loan Bank and brokered deposits. Selected information is not presented separately for the Company’s reportable segment, as there is no material difference between that information and the corresponding information in the consolidated financial statements.

Reclassifications
Certain reclassifications have been made to the 2002 financial statements to conform to the 2003 financial statement presentation. These reclassifications had no effect on net income.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 2:    INVESTMENTS IN DEBT AND EQUITY SECURITIES

The amortized cost and approximate fair values of securities classified as available-for-sale securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value

As of June 30, 2003
Equity Securities:
FHLMC stock	$80,294	4,082,846	-	4,163,140
Other stock	2,000,000	-	(324,000)	1,676,000
Debt Securities:
Trust preferred securities	6,550,357	-	(615,889)	5,934,468
U. S. government agencies	1,497,618	-	(79)	1,497,539

	$10,128,269	4,082,846	(939,968)	13,271,147

As of June 30, 2002
Equity Securities:
FHLMC stock	$80,294	5,044,706	-	5,125,000
Other stock	2,000,000	-	(48,000)	1,952,000
Debt Securities:
Trust preferred securities	6,536,781	-	(316,937)	6,219,844
U. S. government agencies	2,993,109	632	-	2,993,741
Mortgage-backed securities	174,563	-	(1,688)	172,875

	$11,784,747	5,045,338	(366,625)	16,463,460

Held-to-maturity

Maturities of available-for-sale debt securities as of June 30, 2003:

	Amortized Cost	Approximate Fair Value

Within one year	$1,497,618	1,497,539
After ten years	6,550,357	5,934,468

	$8,047,975	7,432,007

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The amortized cost and approximate fair values of securities classified as held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value

As of June 30, 2003
Debt Securities:
U. S. government agencies	$263,781	952	-	264,733
Mortgage-backed securities	1,987,113	149,541	-	2,136,654

	$2,250,894	150,493	-	2,401,387

As of June 30, 2002
Debt Securities:
U. S. government agencies	$301,139	3,629	-	304,768
Mortgage-backed securities	2,917,952	204,033	(5,007)	3,116,978

	$3,219,091	207,662	(5,007)	3,421,746

Maturities of held-to-maturity securities as of June 30, 2003:
	Amortized Cost	Approximate Fair Value

After ten years	$263,781	264,733
Mortgage-backed securities not due on a
single maturity date	1,987,113	2,136,654

	$2,250,894	2,401,387

The book value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $51,075 as of June 30, 2003 and $1,485,620 as of June 30, 2002. The approximate fair value of pledged securities amounted to $51,036 as of June 30, 2003 and $1,441,700 as of June 30, 2002.

Proceeds from sales of available-for-sale securities were $0, $2,945,061 and $587,734 for the years ended June 30, 2003, 2002 and 2001, respectively, with resultant gains of $0, $784,557 and $198,118, and resultant losses of $3,816 in June 30, 2002. There were no losses as a result of sales for the years ended June 30, 2003 and June 30, 2001.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 3:  LOANS AND ALLOWANCE FOR LOAN LOSSES

Categories of loans at June 30, 2003 and 2002, include:

	2003	2002

Real estate - residential mortgage:
One to four family units	$134,649,480	146,312,164
Multi-family	41,021,909	44,054,924
Real estate - construction	64,463,839	49,807,548
Real estate - commercial	71,046,133	58,433,792
Commercial loans	18,966,677	8,357,752
Installment loans	25,204,105	30,707,834
Loans on savings accounts	282,336	366,555

Total loans	355,634,479	338,040,569
Less:
Undisbursed portion of loans-in-process	(25,539,102)	(18,325,897)
Allowance for loan losses	(2,775,320)	(2,649,872)
Unearned discounts	(26,356)	(50,070)
Deferred loan fees/costs, net	(211,281)	(229,612)

Net loans	$327,082,420	316,785,118

Impaired loans totaled $623,856 as of June 30, 2003, and $1,751,139 as of June 30, 2002, with a related allowance for loan losses of $81,029 and $168,519, respectively. As of June 30, 2003 and 2002, respectively, impaired loans of $330,971 and $663,587 had no related allowance for loan losses.

Interest of $198,196, $475,190, and $586,156 was recognized on average impaired loans of $661,746, $3,165,567 and $5,929,505 for 2003, 2002, and 2001, respectively. Interest of $191,040, $262,402, and $339,220 was recognized on impaired loans on a cash basis during 2003, 2002, and 2001, respectively.

Activity in the allowance for loan losses was as follows:

	2003	2002	2001

Balance, beginning of year	$2,649,872	2,697,389	2,519,946
Provision charged to expense	610,000	291,000	310,000
Losses charged off net of recoveries of $52,015 for
2003, $482 for 2002 and $0 for 2001	(484,552)	(338,517)	(132,557)

Balance, end of year	$2,775,320	2,649,872	2,697,389

The weighted average interest rate on loans as of June 30, 2003 and 2002 was 5.72% and 6.62%, respectively.

The Bank serviced mortgage loans for others amounting to $116,183,857, $90,384,363, and $51,451,459 as of June 30, 2003, 2002, and 2001, respectively. The Bank serviced commercial loans for others amounting to $1,221,432, $4,877,246 and $976,594 as of June 30, 2003, 2002 and 2001, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 4:  PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, are as follows:

	2003	2002

Land	$1,250,789	1,250,789
Buildings and improvements	6,303,142	6,287,443
Furniture, fixtures and equipment	3,645,301	3,701,686
Leasehold improvements	204,069	204,069

	11,403,301	11,443,987
Less accumulated depreciation	(4,694,305)	(4,087,889)

Net premises and equipment	$6,708,996	7,356,098

Depreciation expense was $783,933, $1,020,070, and $622,855 for the years ended June 30, 2003, 2002, and 2001, respectively.

NOTE 5:  OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

	2003	2002	2001

Unrealized gains (losses) on
available-for-sale securities	$(1,535,831)	(807,538)	2,657,254
Less: Reclassification adjustment for
realized (gains) losses included in income	-	(780,742)	(198,118)

Other comprehensive income (loss), before tax effect	(1,535,831)	(1,588,280)	2,459,136
Tax expense (benefit)	(568,257)	(587,664)	909,880

Other comprehensive income (loss)	$(967,574)	(1,000,616)	1,549,256

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 6:  DEPOSITS

	June 30, 2003			June 30, 2002

	Weighted Average Rate	Balance	Percentage of Deposits	Weighted Average Rate	Balance	Percentage of Deposits

Demand	0.00%	$24,650,393	10.5%	0.00%	11,656,950	5.2%
NOW	0.31%	32,806,352	13.2%	0.79%	29,386,101	13.0%
Money market	1.31%	37,511,932	15.9%	2.07%	34,889,127	15.5%
Passbook savings	0.80%	17,458,316	7.4%	1.65%	17,769,657	7.9%

	0.65%	112,426,993	47.7%	1.35%	93,701,835	41.6%

Certificates:
0% - 3.99%	2.40%	81,797,903	34.7%	2.84%	60,129,356	26.7%
4.00% - 5.99%	4.98%	36,483,700	15.5%	4.86%	59,760,493	26.5%
6.00% - 7.99%	6.44%	4,968,601	2.1%	6.39%	11,692,310	5.2%

	3.33%	123,250,204	52.3%	4.07%	131,582,159	58.4%

Total Deposits	2.05%	$235,677,197	100.0%	2.95%	225,283,994	100.0%

The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $12,258,000 and $15,107,000 as of June 30, 2003 and 2002, respectively.

A summary of certificates of deposit by maturity as of June 30, 2003, is as follows:

Fiscal year ending:
June 30, 2004	$76,058,653
June 30, 2005	21,800,481
June 30, 2006	9,463,112
June 30, 2007	7,758,566
June 30, 2008	5,344,429
Thereafter	2,824,963

$123,250,204

A summary of interest expense on deposits is as follows:
	2003	2002	2001

NOW and Money Market accounts	$813,619	934,165	1,162,486
Savings accounts	221,264	241,553	198,793
Certificate accounts	4,792,812	5,860,915	5,383,870
Early withdrawal penalties	(25,250)	(19,349)	(26,619)

	$5,802,445	7,017,284	6,718,530

The Bank utilizes brokered deposits as an additional funding source. The aggregate amount of brokered deposits was approximately $25,000,000 and $22,000,000 as of June 30, 2003 and 2002, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 7:  FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances consist of the following:

	June 30, 2003		June 30, 2002

Maturity Date	Amount	Weighted Average Rate	Amount	Weighted Average Rate

Fiscal Year 2003	$-	-	13,333,600	4.20%
Fiscal Year 2004	60,322,500	2.79%	26,322,500	4.68%
Fiscal Year 2005	7,350,000	4.86%	5,350,000	5.95%
Fiscal Year 2006	6,500,000	5.84%	6,500,000	5.84%
Fiscal Year 2007	3,000,000	5.34%	3,000,000	5.34%
Fiscal Year 2008	3,950,000	5.91%	4,250,000	5.91%
Thereafter	33,496,394	5.77%	52,327,063	5.88%

	$114,618,894	4.14%	$111,083,163	5.38%

In the year ending June 30, 2004, the Bank has the option to prepay $15.9 million of FHLB advances with a remaining average life of 5.1 years and a weighted average rate of 5.84%. The current FHLB advance rate with a similar average life is 3.61%, a 223 basis point savings. Also in the year ending June 30, 2004, the Bank had advances equal to $11,000,000 with a weighted average rate of 5.40% callable between July 30, 2003 and October 20, 2003 at the FHLB’s option with a maturity date between July 30, 2008 and October 20, 2008.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 8:  INCOME TAXES

The Company files a consolidated federal income tax return. In computing federal income taxes for taxable years prior to July 1, 1996, the Bank has been allowed an 8% deduction from otherwise taxable income as a statutory bad debt deduction, subject to limitations based on aggregate loans and savings balances. In August 1996 this statutory bad debt deduction was repealed and is no longer available for thrifts. In addition, bad debt reserves accumulated after 1987, which are presently included as a component of the net deferred tax liability, must be recaptured over a six-year period beginning in 1999. The amount of the deferred tax liability which must be recaptured is $56,000 and $112,000 as of June 30, 2003 and 2002, respectively.

As of June 30, 2003, and 2002, retained earnings included approximately $5,075,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 as of June 30, 2003 and 2002.

The provision for income taxes consists of:

	2003	2002	2001

Taxes currently payable	$1,810,815	1,680,799	1,694,605
Deferred income taxes	(154,815)	211,201	48,395

	$1,656,000	1,892,000	1,743,000

The tax effects of temporary differences related to deferred taxes shown on the June 30, 2003 and 2002, balance sheets are:

	2003	2002

Deferred tax assets:
Allowances for loan and foreclosed asset losses	$1,026,868	980,453
Accrued compensated absences and bonuses	21,021	21,267
Unrealized loss on loans held for sale	9,752	18,526
RRP expense	116,325	136,541
Deferred loan fees/costs	78,174	84,956
State tax credits	117,658	-
Other	13,790	4,948

	1,383,588	1,246,691

Deferred tax liabilities:
FHLB stock dividends	(206,867)	(206,867)
Tax bad debt reserves in excess of base year	(56,271)	(112,543)
Mortgage servicing rights	(261,471)	(284,816)
Unrealized appreciation on available-for-sale securities	(1,162,865)	(1,731,122)
Accumulated depreciation	(125,532)	(112,630)
Other	(79,867)	(31,070)

	(1,892,873)	(2,479,048)

Net deferred tax liability	$(509,285)	(1,232,357)

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

A reconciliation of income tax expense at the statutory rate to income tax expense at the Company’s effective rate is shown below:

	2003	2002	2001

Computed at statutory rate	34.0%	34.0%	34.0%
Increase (reduction) in taxes resulting from:
State financial institution tax	-2.4%	2.0%	2.3%
ESOP	1.0%	-0.2%	0.8%
Other	-1.0%	-1.3%	-2.1%

Actual tax provision	31.6%	34.5%	35.0%

Missouri law provides that banks will be taxed based on an annual privilege tax of 7% of net income. The privilege tax is included in provision for income taxes.

Deferred tax liabilities decreased $568,257 for 2003, decreased $587,664 for 2002 and increased $909,880 for 2001, as the result of changes in unrealized appreciation on available-for-sale securities, shown in stockholders' equity.

NOTE 9:   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents estimated fair values of the Company’s financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

	June 30, 2003		June 30, 2002

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$19,014,528	19,014,528	$16,963,502	16,963,502
Available-for-sale securities	13,271,147	13,271,147	16,463,460	16,463,460
Held-to-maturity securities	2,250,894	2,401,387	3,219,091	3,421,746
Mortgage loans held-for-sale	9,755,102	9,755,102	3,131,138	3,131,138
Loans, net	327,082,420	331,370,000	316,785,118	316,895,000
Federal Home Loan Bank stock	8,600,400	8,600,400	8,600,400	8,600,400
Interest receivable	1,430,125	1,430,125	1,654,511	1,654,511
Financial liabilities:
Deposits	235,677,197	237,602,000	225,283,994	225,475,675
Federal Home Loan Bank advances	114,618,894	116,470,000	111,083,163	117,481,000
Securities sold under agreements
to repurchase	702,024	702,024	1,093,074	1,093,074
Interest payable	203,237	203,237	759,099	759,099
Dividend payable	415,414	415,414	347,656	347,656
Unrecognized financial instruments
(net of contractual value):
Commitments to extend credit	-	-	-	-
Unused lines of credit	-	-	-	-

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents and Federal Home Loan Bank Stock
The carrying amounts reported in the balance sheets for cash and cash equivalents approximate those assets' fair value.

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

Accrued Interest and Dividend Payable
The carrying amounts of accrued interest payable and dividend payable approximates their fair value.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 11:  EMPLOYEE BENEFIT PLANS

Stock Award Plans
The Company has established four stock award plans for the benefit of certain directors, officers and employees of the Bank and its subsidiary. The plans provide a proprietary interest in the Company in a manner designed to encourage these individuals to remain with the Bank. A Committee of the Bank’s Board of Directors administers the plans. The Company accounts for the cost of share purchases under the plans as a reduction of stockholders' equity. The awards vest at the rate of 20% per year over a five-year period. Compensation expense is recognized based on the Company’s stock price on the date the shares are awarded to employees.

At the annual stockholders’ meeting on October 18, 1995, the Bank’s stockholders approved the Recognition and Retention Plan (the "RRP"). Following approval of the Plan, the Bank contributed $464,643 to a separate trust to purchase the 75,106 shares of the Company’s common stock in the RRP. As of June 30, 2003, there are 1,119 shares in this plan that are not vested.

At a special stockholders’ meeting on July 22, 1998, the Company’s stockholders approved the Restricted Stock Plan (the "RSP"). Following approval of the Plan, the Company contributed $2,373,065 to a separate trust to purchase the 173,632 shares in the RSP. As of June 30, 2003 there are 25,346 shares in this plan that are not vested.

During the year ended June 30, 2000, the directors of the Company established the Stock Compensation Plan (the "2000 SCP") with both a stock award component and a stock option component. Under the stock award component of this plan, the Committee awarded 7,125 shares of the Company’s common stock. Following approval of the Plan, the Company contributed $85,945 to a separate trust to purchase the 7,125 shares in the SCP. As of June 30, 2003 there are 2,850 shares in this plan that are not vested.

During the year ended June 30, 2001, the directors of the Company established the Stock Compensation Plan (the "2001 SCP") with both a stock award component and a stock option component. Under the stock award component of this plan, the Committee awarded 10,239 shares of the Company’s common stock. The shares for this plan were taken from forfeited shares in the RSP. As of June 30, 2003 there are 8,190 shares in this plan that are not vested.

The Bank recognized $353,004, $401,403 and $464,032 of expense under these stock award plans in the years ended June 30, 2003, 2002, and 2001 respectively.

Stock Option Plans
The Company has established four stock option plans for the benefit of certain directors, officers and employees of the Bank and its subsidiary. A committee of the Company’s Board of Directors administers the plans. The stock options under these plans may be either incentive stock options or nonqualified stock options. Incentive stock options can be granted only to participants who are employees of the Bank or its subsidiary. The option price must not be less than the market value of the Company stock on the date of grant. All options expire no later than ten years from the date of grant. The options vest at the rate of 20% per year over a five-year period.

At the annual stockholders’ meeting on October 18, 1995, the Bank’s stockholders approved the 1994 Stock Option and Incentive Plan for the benefit of certain directors, officers and employees of the Bank and its subsidiary. Under this Plan, the Committee may grant stock options for up to 187,764 shares of the Company’s common stock.

At a special stockholders’ meeting on July 22, 1998, the Company’s stockholders approved the 1998 Stock Option and Incentive Plan. Under this plan, the Committee may grant stock options for up to 434,081 shares of the Company’s common stock.

ODY>

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Under the stock option component of the 2000 SCP, the Committee granted nonqualified stock options for 17,875 shares of the Company’s common stock.

Under the stock option component of the 2001 SCP, the Committee had granted no nonqualified stock options as of June 30, 2003.

The table below summarizes transactions under the Company’s stock option plans:

	Number of shares

	Incentive Stock Option	Non-Qualified Options to Directors	Weighted Average Exercise Price

Balance outstanding as of July 1, 2000	430,375	156,589	11.83
Granted, in FY 2001	26,000	-	12.06
Exercised, in FY 2001	(18,357)	-	6.02
Forfeited, in FY 2001	(29,821)	(23,402)	13.12

Balance outstanding as of June 30, 2001	408,197	133,187	11.92
Granted, in FY 2002	15,000	25,533	13.01
Exercised, in FY 2002	(97,010)	-	9.53
Forfeited, in FY 2002	(54,850)	-	13.24

Balance outstanding as of June 30, 2002	271,337	158,720	12.39
Granted, in FY 2003	10,000	-	15.31
Exercised, in FY 2003	(19,698)	(31,746)	10.82
Forfeited, in FY 2003	(4,277)	(13,360)	12.47

Balance outstanding as of June 30, 2003	257,362	113,614	12.68

Options exercisable as of June 30, 2003	186,421	72,001	12.49

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted-average assumptions:

	June 30, 2003	June 30, 2002	June 30, 2001

Dividends per share	$0.68	$0.50	$0.47
Risk-free interest rate	3.00%	4.54%	5.24%
Expected life of options	5 years	5 years	5 years
Weighted-average fair value of options granted during year	$0.57	$1.77	$2.09

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following table summarizes information about stock options under the plans outstanding as of June 30, 2003:

Exercise Price	Number Outstanding	Number Exercisable	Remaining Contractual Life

$ 5.83	3,823	3,823	3.5 years
6.02	16,249	16,249	2.5 years
6.08	6,547	6,547	3.0 years
9.94	1,600	-	6.8 years
10.25	4,000	2,400	6.6 years
10.50	17,875	10,725	6.6 years
11.05	2,000	800	8.0 years
12.13	3,000	1,200	7.7 years
12.50	25,533	5,107	8.1 years
12.75	8,000	3,200	7.6 years
13.44	257,349	205,371	5.1 years
13.89	15,000	3,000	8.6 years
15.31	10,000	-	9.6 years

Employee Stock Ownership Plan
The Bank sponsors an internally-leveraged Employee Stock Ownership Plan (ESOP). All employees are eligible to participate after they attain age twenty-one and complete twelve consecutive months of service during which they work at least 1,000 hours. The ESOP borrowed $3,444,540 from the Company and purchased 344,454 shares of the common stock of the Company. The ESOP debt is secured by shares of the Company. The loan will be repaid from contributions to the ESOP as approved annually by the Bank’s Board of Directors. As the debt is repaid, shares are released from collateral and allocated to employees’ accounts. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. When shares are committed for release, the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and may be paid directly to participants or credited to their account; dividends are not paid on unallocated ESOP shares. Compensation expense is recognized ratably based on the average fair value of shares committed to be released. Compensation expense attributed to the ESOP was $373,724, $319,275, and $268,624 for the years ended June 30, 2003, 2002,and 2001 respectively.

The following is a summary of ESOP shares as of June 30, 2003:

Beginning ESOP shares	344,454
Released shares	(116,347)
Shares committed for release	(12,414)

Unreleased shares	215,693

Fair value of unreleased shares	$3,459,716

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 12:  RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and the Bank were customers of and had transactions with the Bank in the ordinary course of business. As of June 30, 2003 and 2002, loans outstanding to these directors and executive officers amounted to $463,323 and $302,518, respectively.

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

As of June 30, 2003 and 2002, the Bank had outstanding commitments to originate loans of approximately $23,835,000 and $9,485,000, respectively. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period. As of June 30, 2003 and 2002, commitments of $16,397,000 and $3,910,000, respectively, were at fixed rates and $7,438,000 and $5,575,000, respectively, were at floating market rates.

Forward commitments to sell mortgage loans are obligations to deliver loans at a specified price on or before a specified date. The Bank acquires such commitments to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. As of June 30, 2003 and 2002 the Bank had approximately $13,551,000 and $4,793,000, respectively, of commitments outstanding.

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

The Bank had total outstanding letters of credit amounting to $1,671,000 and $24,000 as of June 30, 2003 and 2002, respectively, with terms ranging from 30 days to 2 years.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

As of June 30, 2003, unused lines of credit to borrowers aggregated approximately $17,955,000 for commercial lines and $13,397,000 for open-end consumer lines. As of June 30, 2002, unused lines of credit to borrowers aggregated approximately $12,472,000 for commercial lines and $11,205,000 for open-end consumer lines.

NOTE 14:  CONDENSED PARENT COMPANY STATEMENTS

The condensed balance sheets as of June 30, 2003 and 2002, and statements of income and cash flows for the years ended June 30, 2003, 2002 and 2001, for the parent company, Guaranty Federal Bancshares, Inc., are as follows:

Balance Sheets	As of June 30,

	2003	2002

Assets
Cash	$465,350	362,187
Due from subsidiary	9,405	17,484
Investment in subsidiary	36,019,229	34,620,317
Loans receivable, net	-	290,580
Accrued interest receivable	-	3,377
Prepaid expenses and other assets	437,385	418,441
Refundable income taxes	37,195	116,209

	$36,968,564	35,828,595

Liabilities
Accrued expenses and other liabilities	$11,338	46,062
Due to holding company	-	-
Deferred income taxes	-	-
Dividend payable	415,414	347,656
Stockholders' equity
Common stock	641,685	636,540
Additional paid-in capital	51,065,581	49,842,032
Unearned ESOP shares	(2,156,930)	(2,406,070)
Retained earnings	29,280,784	27,372,935
Unrealized appreciation on available-for-sale securities, net	1,980,013	2,947,587
Treasury stock	(44,269,321)	(42,958,147)

	$36,968,564	35,828,595

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Income Statements	For the years ended

	June 30, 2003	June 30, 2002	June 30, 2001

Income
Dividends from subsidiary bank	$1,750,468	17,310,694	11,260,000
Interest income:
Related party	121,542	163,665	268,602
Other	-	21,001	79,617
Other	-	66,138	8,584

	1,872,010	17,561,498	11,616,803

Expense
Occupancy	2,400	2,400	2,400
Other	190,491	401,242	170,940

	192,891	403,642	173,340

Income before income taxes and equity in
undistributed earnings of subsidiary	1,679,119	17,157,856	11,443,463
Provision (credit) for income taxes	(26,487)	(56,739)	68,108

Income before equity
in undistributed earnings of subsidiary	1,705,606	17,214,595	11,375,355
Equity in undistributed earnings of subsidiary	1,874,043	(13,621,613)	(8,142,382)

Net income	$3,579,649	3,592,982	3,232,973

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Statements of Cash Flows	For the years ended

	June 30, 2003	June 30, 2002	June 30, 2001

Cash Flows From Operating Activities

Net income	$3,579,649	3,592,982	3,232,973
Items not requiring (providing) cash:
Equity in undistributed earnings of subsidiary	(1,874,043)	-	-
Gain on sale of available-for-sale securities	-	(66,138)	(8,574)
Release of ESOP shares	249,140	234,730	229,640
Changes in:
Accrued interest receivable	3,377	(3,377)	-
Prepaid expenses and other assets	(18,944)	(67,506)	(75,541)
Income taxes payable/refundable	79,014	(67,194)	(4,794)
Accrued expenses	(34,724)	50,642	(47,853)

Net cash provided by operating activities	1,983,469	3,674,139	3,325,851

Cash Flows From Investing Activities
Investment in subsidiary
Loan to ESOP	-	-	-
Purchase of loans	-	(291,402)	-
Net collections of loans	-	822	-
Purchase of land	-	-	-
Proceeds from sale of loans	290,580	-	-
Proceeds from sale of available-for-sale securities	-	719,476	395,253
Purchase of available-for-sale securities	-	-	(102,012)
Net (increase) decrease in advance to subsidiary	8,079	(4,442)	8,635
Distribution in excess of net income of subsidiary	-	13,621,613	8,142,382

Net cash provided by investing activities	298,659	14,046,067	8,444,258

Cash Flows From Financing Activities
Proceeds from sale of common stock, net	-	-	-
Stock options exercised	556,869	924,677	110,510
Cash dividends received on RRP shares	-	-	-
Cash dividends paid	(1,604,042)	(1,823,928)	(1,936,401)
Treasury stock purchased	(1,131,792)	(16,826,643)	(9,986,737)

Net cash used in financing activities	(2,178,965)	(17,725,894)	(11,812,628)

Increase (decrease) in cash	103,163	(5,688)	(42,519)

Cash, beginning of year	362,187	367,875	410,394

Cash, end of year	$465,350	362,187	367,875

Independent Accountants’ Report

Board of Directors
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We have audited the accompanying balance sheets of Guaranty Federal Bancshares, Inc. as of June 30, 2003 and 2002, and the related statements of income, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Federal Bancshares, Inc. as of June 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP
July 24, 2003
Springfield, Missouri

