Form 10-K, Exhibit 13
period 2003-12-31
GUARANTY FEDERAL BANCSHARES INC
filed 2004-03-30
CIK 1046203

Exhibit 13
CONTENTS

1	Investor Information
2	President’s Message
3	Selected Consolidated Financial and other Data
5	Management’s Discussion and Analysis of Financial Condition and Results of Operations
22	Consolidated Financial Statements
55	Independent Accountants’ Report

INVESTOR INFORMATION

COMMON STOCK PRICES & DIVIDENDS

The common stock of Guaranty Federal Bancshares, Inc. is traded in the over-the-counter market and quoted on the NASDAQ National Market. As of March 5, 2004, there were 1,701 stockholders. At that date the Company had 6,439,112 shares of common stock issued and 2,995,797 shares of common stock outstanding.

The common stock of Guaranty Federal Bancshares, Inc. is traded in the over-the-counter market and quoted on the NASDAQ National Market. As of March 5, 2004, there were 1,701 stockholders. At that date the Company had 6,439,112 shares of common stock issued and 2,995,797 shares of common stock outstanding.
During the six month transition period ended December 31, 2003, the Company paid cash dividends of $0.155 per share on October 17, 2003, to the stockholders of record as of October 3, 2003, and declared a cash dividend of $0.155 per share on December 19, 2003, to be paid on January 23, 2004, to stockholders of record on January 9, 2004. During the Company’s fiscal year ended June 30, 2003, the Company paid cash dividends of (i) $0.15 per share on October 18, 2002, to the stockholders of record as of October 4, 2002, (ii) $0.15 per share on January 24, 2003, to the stockholders of record as of January 10, 2003, (iii) $0.15 per share on April 14, 2003 to stockholders of record as of March 31, 2003, and (iv) declared a cash dividend of $0.15 per share on June 27, 2003, to be paid on July 15, 2003, to stockholders of record on July 1, 2003. The Company’s Board of Directors anticipates paying dividends on comparable dates during fiscal year ended December 31, 2004 to the payment dates during the twelve month period ended December 31, 2003. Such future dividends, if any, will be at the discretion of the Company’s Board of Directors and will depend on, among other things, the Company’s results of operations, cash requirements and surplus, financial condition and other factors that the Company’s Board of Directors may consider relevant. During the Company’s fiscal period ended June 30, 2002, the Company paid cash dividends of (i) $0.25 per share on October 15, 2001, to the stockholders of record as of September 4, 2001, (ii) $0.25 per share on April 12, 2002, to the stockholders of record as of April 1, 2002, and (iii) declared a cash dividend of $0.125 per share on June 27, 2002, to be paid on July 19, 2002, to stockholders of record on July 8, 2002.
The table below reflects the range of common stock closing prices by quarter.
	Six months ended		Fiscal Year ended

	December 31, 2003		June 30, 2003		June 30, 2002

	High	Low	High	Low	High	Low
Quarter ended:
June 30	n/a	n/a	$16.40	15.15	$14.35	13.01
March 31	n/a	n/a	15.73	14.90	14.37	12.65
December 31	19.59	17.15	15.75	13.35	14.73	12.31
September 30	17.30	16.04	14.50	13.81	14.36	10.72
ANNUAL MEETING OF STOCKHOLDERS: The Annual Meeting of Stockholders will be held Wednesday, May 19, 2004 at 6:00 p.m., at the Clarion Hotel, 3333 S. Glenstone, Springfield, Missouri.

ANNUAL REPORT ON FORM 10-K: Copies of the Guaranty Federal Bancshares Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission are available without charge upon written request to: Lorene Thomas, Secretary, Guaranty Federal Bancshares, Inc., 1341 W. Battlefield St., Springfield, MO 65807-4181.

TRANSFER AGENT: Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016

STOCK TRADING INFORMATION: Over-the Counter Symbol: GFED

SPECIAL LEGAL COUNSEL: Blackwell Sanders Peper Martin, LLP, 901 St. Louis St., Suite 1900, Springfield, MO 65806

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS: BKD, LLP, 901 St. Louis St., PO Box 1190, Springfield, MO 65801-1190

STOCKHOLDER AND FINANCIAL INFORMATION: Bruce Winston, Senior Vice President, Chief Financial Officer 417-520-0206

1

Dear Shareholders,

Guaranty Federal Bancshares, Inc. recently completed its transition period ended December 31, 2003, following Guaranty Bank’s June 2003 conversion from a federally chartered savings bank to a state chartered trust company with banking powers. Historically, the company has operated based on a June 30 fiscal year. However, following the six-month transition period from July 1, 2003 to December 31, 2003, we will operate on a calendar year basis.

As you are aware, calendar year 2003 was an exciting year of change and transition for our company. Continued emphasis on core banking fundamentals, such as increasing our net interest margin, reducing our overhead, and improving our operating efficiencies, resulted in strong market acceptance of our stock. At December 31, 2003, our stock price closed at $19.25. Subsequently, our stock price closed at an all-time high of $19.95 on March 16, 2004.

As a result of a normal regulatory examination in March 2004, an additional $800,000 provision was recorded against the bank’s loan loss reserve following the reclassification of about $9.0 million in loans. This provision is reflected in the earnings for the six months ended December 31, 2003 and increased the bank’s loan loss provision from 0.93% of total loans to 1.17% of total loans, which is in line with the bank’s peer group. These loans are being monitored closely, and to date all payments on these loans have been paid as agreed. We currently have no reason to believe that any of these loans will not be repaid in accordance with their terms.

Even after the effect of this additional provision, earnings remained strong at $0.54 per share for the six-month period ending December 31, 2003, which was a 14% decrease compared to the same time period in 2002. The retained earnings for this period increased the bank’s capital level to 9.8% of total assets and increased its book value per share to $13.62. Our shareholders received quarterly dividends during calendar 2003 of $0.15, $0.15, $0.15, and $0.155 per share. Our shareholders also received a quarterly dividend of $0.155 in January 2004, and a $0.155 dividend per share has been declared for the first quarter of 2004.

I am pleased to announce the addition of Shaun Burke as Guaranty Bank’s new president and chief executive officer. Shaun joined the company on March 9, 2004, and brings 20 years of commercial lending and banking experience in the Springfield and Branson, Missouri markets. While I will remain as president and CEO of Guaranty Federal Bancshares, the bank’s holding company, Shaun is now responsible for the management and operations of the bank. Please join me in welcoming Shaun to Guaranty Bank.

We are continuing to expand our presence in our market and will be opening a new branch bank on West Kearney in Springfield, Missouri in 2004, with additional locations currently being considered. We will also be introducing check imaging during this upcoming year that will allow the bank to process checks internally, which should improve statement delivery to our customers while providing significant savings to the bank. Our Internet banking services available at www.gbankmo.com continue to grow and provide additional service and convenience for our customers.

As Guaranty Bank transitions to a more traditional commercial bank, we expect additional loan and deposit growth, a continued emphasis on developing technology for the convenience of our customers, and a renewed focus on exceptional customer service. We believe we are poised and positioned for growth in 2004, and Shaun and I look forward to reporting our progress to you.

                        Sincerely,
                        /s/ Don M. Gibson
                        Don M. Gibson
                        President & CEO
                        Guaranty Federal Bancshares, Inc.

2
Guaranty Federal Bancshares, Inc. Selected Consolidated Financial and Other Data

The following tables include certain information concerning the financial position of Guaranty Federal Bancshares, Inc. (including consolidated data from operations of subsidiaries) as of the dates indicated. Dollar amounts are expressed in thousands except per share data.

Summary Statement of Income	Six months ended	Six months ended
	December 31,	December 31,

	2003 (1)	2002

		(Unaudited)
Interest income	$9,846	11,290
Interest expense	4,491	6,086

Net interest income	5,355	5,204
Provision for loan losses	1,162	205

Net interest income after provision
for loan losses	4,193	4,999
Noninterest income	2,089	1,752
Noninterest expense	3,994	4,060

Income before income taxes	2,288	2,691
Provision for income taxes	788	927

Net income	$1,500	1,764

Basic	$0.54	0.63

Diluted	$0.52	0.62

	Years ended
	June 30,

	2003	2002	2001	2000	1999

Interest income	$21,782	25,223	27,182	23,564	20,763
Interest expense	11,445	14,087	16,378	12,929	10,703

Net interest income	10,337	11,136	10,804	10,635	10,060
Provision for loan losses	610	291	310	180	180

Net interest income after provision
for loan losses	9,727	10,845	10,494	10,455	9,880
Noninterest income	3,688	3,634	2,103	1,418	1,201
Noninterest expense	8,179	8,994	7,621	6,420	5,958

Income before income taxes	5,236	5,485	4,976	5,453	5,123
Provision for income taxes	1,656	1,892	1,743	1,947	1,765

Net income	$3,580	3,593	3,233	3,506	3,358

Basic	$1.28	1.01	0.78	0.71	0.61

Diluted	$1.26	1.00	0.77	0.70	0.60

3
Guaranty Federal Bancshares, Inc. Selected Consolidated Financial and Other Data

Summary Balance Sheet	As of December 31,	As of June 30,

	2003 (1)	2003	2002	2001	2000	1999

ASSETS
Cash and cash equivalents	$22,657	19,015	16,964	10,314	9,157	9,689
Investment securities	16,731	15,522	19,683	23,994	20,414	24,346
Loans receivable, net	332,130	336,838	319,916	320,106	296,053	264,269
Accrued interest receivable	1,306	1,430	1,655	2,148	1,826	1,757
Prepaids and other assets	7,351	10,455	10,293	9,769	7,605	5,672
Foreclosed assets	6	182	683	4	1	101
Premises and equipment	6,576	6,709	7,356	7,758	6,800	7,365

	$386,757	390,151	376,550	374,093	341,856	313,199

LIABILITIES
Deposits	$237,131	235,677	225,284	170,648	144,607	141,137
Federal Home Loan Bank advances	108,837	114,619	111,083	146,657	136,507	104,795
Other liabilities	2,811	3,313	4,748	6,583	4,157	3,834

	348,779	353,609	341,115	323,888	285,271	249,766

Common stock	624	624	624	624	624	624
Additional paid-in capital	47,366	47,366	47,366	47,366	47,366	47,366
Unearned ESOP shares	(3,100)	(3,100)	(3,100)	(3,100)	(3,100)	(3,100)
Retained earnings	23,236	23,236	23,236	23,236	23,236	23,236
Unrealized appreciation on available-for-
sale securities, net	3,439	3,439	3,439	3,439	3,439	3,439
Treasury stock	(8,132)	(8,132)	(8,132)	(8,132)	(8,132)	(8,132)

STOCKHOLDERS' EQUITY	37,978	36,542	35,435	50,205	56,585	63,433

	$386,757	390,151	376,550	374,093	341,856	313,199

Supplemental Data	As of December 31,	As of June 30,

	2003 (1)	2003	2002	2001	2000	1999

Number of full-service offices	9	9	9	5	5	5
Cash dividends per share	$0.31	0.60	0.63	0.47	0.42	0.34

    (1) In 2003, the Company determined to change its fiscal year end from June 30 to a calendar year end of December 31. As a result, the Company is reporting a six-month transition period ended December 31, 2003 in order to change to this new calendar year end.

4
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

GENERAL
Guaranty Federal Bancshares, Inc. is a Delaware corporation organized on December 30, 1997 for the purpose of becoming the holding company of Guaranty Federal Savings Bank, a stock savings bank (the "Bank", and together with Guaranty Federal Bancshares, Inc., the "Company"). The Bank is a wholly-owned subsidiary of the Company.
.
In April 1995, Guaranty Federal Savings & Loan Association reorganized from a federally chartered mutual savings and loan association into a mutual holding company, Guaranty Federal Bancshares, M. H. C. (the "MHC"). Concurrent with the reorganization, the Bank was chartered. In December 1997, the Company completed the conversion and reorganization of the Bank and the former MHC by selling common stock to depositors of the Bank and a benefit plan of the Bank. In addition, all shares of common stock of the Bank held by public stockholders were exchanged for shares of common stock of the Company.

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

In 2003, the Company also determined to change its fiscal year end from June 30 to a calendar year end of December 31. The six-month period ended December 31, 2003, transitions between the Company’s old and new fiscal year ends. As a result, the Company is reporting a six-month transition period ended December 31, 2003 in order to change to this new calendar year end.

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

    The discussion set forth below , and in any other portion of this report, may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this report. When used in this document, words such as "anticipates," "estimates," "believes," "expects," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

5
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

FINANCIAL CONDITION

From June 30, 2003 to December 31, 2003, the Company’s total assets decreased $3,393,690 (1%), liabilities decreased $4,829,999 (1%), and stockholders' equity increased $1,436,309 (4%). The ratio of stockholders’ equity to total assets increased to 10% during this period.

From June 30, 2003 to December 31, 2003, securities available-for-sale increased $1,592,679 (12%). The Company currently owns 80,000 shares of Federal Home Loan Mortgage Corporation ("FHLMC") stock with an amortized cost of $78,336 in the securities available-for-sale category. As of December 31, 2003, the gross unrealized gain on the stock is $4,587,264, an increase of $504,418 from the gross unrealized gain at June 30, 2003. This increase is due to the increase in the stock price of FHLMC stock from $50.77 per share as of June 30, 2003 to $58.32 per share as of December 31, 2003. From June 30, 2003 to December 31, 2003, securities held-to-maturity decreased $383,300 (17%) due to repayments received during the period. Stock in the Federal Home Loan Bank of Des Moines ("FHLB") was reduced by $3,306,200, due to the sale of stock which exceeded the FHLB requirements. The Bank is required to own stock in the FHLB equal to 0.12% of assets plus 4.45% of advances.

From June 30, 2003 to December 31, 2003, net loans receivable increased by $3,779,455 (1%). During this period, permanent loans secured by both owner and non-owner occupied one to four unit residential real estate decreased by $6,440,018, (5%), consumer installment loans decreased $30,653 (0.1%), multi-family permanent loans increased by $3,219,774 (8%), construction loans decreased by $14,649,523 (23%) , permanent loans secured by commercial real estate increased $1,058,778 (1%) and other commercial loans increased $5,651,587 (30%). During this period the Company continued to increase its emphasis on commercial lending, while selling the majority of conforming single family loan production on the secondary market. These loan sales allowed the Bank to provide customers with 30-year fixed rate mortgages while retaining a banking relationship with the customer. As a result of these loan sales, loans serviced for others increased by $11,308,997 (10%).

During the six months ending December 31, 2003,  the Bank changed the manner in which construction loans are recorded. The "loans-in-process" account has been eliminated on loans recorded after June 30, 2003. Prior to this change, the principal balance of construction loans were recorded at closing, and the proceeds were held in "loans in process" to be disbursed as the construction proceeded. Subsequent to June 30, 2003, this type of loan will be set up as a "closed-end" draw account where only the actual principal disbursed will be recorded. As a result of this change, loans in process has decreased by $16,113,784 (63%) from June 30, 2003 to December 31, 2003, and construction loan balances have decreased by $14,649,523 (23%) over the same period.

From June 30, 2003 to December 31, 2003, loans past due 90 days or more increased $141,938 to $472,909 (0.1% of net loans). As of December 31, 2003, management considers loans totaling $7,159,100 as impaired with a related allowance for loan losses of $1,110,130. Single-family homes collateralize the majority of the impaired loans. The Bank recognizes interest income on impaired loans as payments are received. Management believes the loss allowances on these loans are sufficient to liquidate the collateral without further loss.

From June 30, 2003 to December 31, 2003, the allowance for loan losses increased $1,110,817. Loan charge-offs exceeded recoveries by $51,183 for six months ended December 31, 2003 and $484,552 for fiscal year ended June 30, 2003. The allowance for loan losses as of December 31, 2003 and June 30, 2003 was 1.2% and 0.85% of net loans outstanding, respectively. As of December 31,2003, the allowance for loan losses was 54% of impaired loans versus 445% as of June 30, 2003.

As of December 31, 2003 foreclosed assets held for sale consists of one automobile and one motorcycle.

From June 30, 2003 to December 31, 2003, premises and equipment decreased $132,993 (2%). This decrease is primarily due to depreciation.

6
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

From June 30, 2003 to December 31, 2003, deposits increased $1,453,547 (1%). During this period core deposit accounts increased by $4,617,105 (4%) to 49% of total deposits and certificates of deposit decreased by $3,163,557 (3%). Included in the certificates of deposit total is $24,505,000 in deposits placed by brokers. Management considers brokered deposits to be an effective source of funds that cost less at the margin than increasing rates on retail deposits in our local market.

From June 30, 2003 to December 31, 2003, the Company decreased borrowings from the Federal Home Loan Bank ("FHLB") by $5,781,946 (5%), in an effort to lower the overall cost of funds and to comply with the FHLB advances limitation of 35% of total assets.

    Stockholders’ equity (including unrealized appreciation on securities available-for-sale, net of tax) increased $1,436,309 (4%) to $37,978,121 as of December 31, 2003. Net income for the period exceeded cash dividends paid or declared by $638,911. The Company repurchased 16,275 shares as treasury stock at a cost of $280,558, an average price of $17.24 per share. As of December 31, 2003, 241,194 shares remain to be repurchased under the repurchase plan announced November 22, 2002. The increase in unrealized appreciation on securities available-for-sale, net of tax, increased stockholders’ equity by $686,130. On a per share basis, stockholders’ equity increased $0.48 (4%) from $13.14 as of June 30, 2003 to $13.62 as of December 31, 2003.

7

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

	As of		Six Months Ended			Six Months Ended
	December 31, 2003		December 31, 2003			December 31, 2002

						(Unaudited)
	Balance	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost

ASSETS
Interest-earning:
Loans	$ 332,130	5.39%	$ 334,071	$ 9,567	5.73%	$ 323,292	$ 10,827	6.70%
Investment securities	10,421	2.65%	9,899	135	2.73%	11,988	231	3.85%
Other assets	13,604	2.14%	13,867	144	2.08%	24,800	232	1.87%

Total interest-earning	356,155	5.18%	357,837	9,846	5.50%	360,080	11,290	6.27%

Noninterest-earning	30,602		20,821			13,990

	$ 386,757		$ 378,658			$ 374,070

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing:
Savings accounts	$ 17,221	0.81%	$ 17,483	70	0.80%	$ 17,507	132	1.51%
Transaction accounts	76,488	0.87%	74,578	327	0.88%	67,002	460	1.37%
Certificates of deposit	120,087	3.08%	121,926	1,971	3.23%	127,218	2,530	3.98%
FHLB advances	108,837	3.58%	101,841	2,121	4.17%	107,612	2,959	5.50%
Other borrowed funds	738	0.38%	907	2	0.44%	971	5	1.03%

Total interest-bearing	323,371	2.60%	316,735	4,491	2.84%	320,310	6,086	3.80%

Noninterest-bearing	25,408		24,038			17,390

Total liabilities	348,779		340,773			337,700
Stockholders' equity	37,978		37,885			36,370

	$ 386,757		$ 378,658			$ 374,070

Net earning balance	$ 32,784		$ 41,102			$ 39,770

Earning yield less costing rate		2.58%			2.66%			2.47%

Net interest income, and
net yield spread on
interest-earning assets		2.83%		$ 5,355	2.99%		$ 5,204	2.89%

Ratio of interest-earning assets to
interest-bearing liabilities	110%		113%			112%

8
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

	Year Ended			Year Ended
	June 30, 2003			June 30, 2002

	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost

ASSETS
Interest-earning:
Loans	$326,441	$20,928	6.41%	$324,796	$23,876	7.35%
Investment securities	11,103	419	3.77%	14,824	619	4.18%
Other assets	18,864	434	2.30%	33,362	727	2.18%

Total interest-earning	356,408	21,781	6.11%	372,982	25,222	6.76%

Noninterest-earning	19,368			12,833

	$375,776			$385,815

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing:
Savings accounts	$17,390	221	1.27%	$13,732	241	1.76%
Transaction accounts	67,614	814	1.20%	54,916	934	1.70%
Certificates of deposit	126,376	4,768	3.77%	128,718	5,842	4.54%
FHLB advances	108,020	5,634	5.22%	126,534	7,039	5.56%
Other borrowed funds	832	7	0.84%	1,735	30	1.73%

Total interest-bearing	320,232	11,444	3.57%	325,635	14,086	4.33%

Noninterest-bearing	18,946			13,060

Total liabilities	339,178			338,695
Stockholders' equity	36,598			47,120

	$375,776			$385,815

Net earning balance	$36,176			$47,347

Earning yield less costing rate			2.54%			2.43%

Net interest income, and
net yield spread on
interest-earning assets		$10,337	2.90%		$11,136	2.99%

Ratio of interest-earning assets to
interest-bearing liabilities	111%			115%

9
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
Dollar amounts are expressed in thousands.

	Six Months Ended				Year Ended

	December 31, 2003 versus 2002				June 30, 2003 versus 2002

	Average Balance	Interest Rate	Rate & Balance	Total	Average Balance	Interest Rate	Rate & Balance	Total

Interest income:
Loans	$ 361	(1,569)	(52)	(1,260)	121	(3,053)	(15)	(2,947)
Investment securitites	(40)	(68)	12	(96)	(155)	(61)	16	(200)
Other assets	(102)	25	(11)	(88)	(316)	40	(17)	(293)

Net change in interest income	219	(1,612)	(51)	(1,444)	(350)	(3,074)	(16)	(3,440)

Interest expense:
Savings accounts	-	(62)	-	(62)	64	(67)	(17)	(20)
Transaction accounts	52	(166)	(19)	(133)	216	(274)	(62)	(120)
Certificates of deposit	(105)	(474)	20	(559)	(106)	(991)	23	(1,074)
Advances	(159)	(717)	38	(838)	(1,029)	(430)	54	(1,405)
Other borrowed funds	-	(3)	-	(3)	(16)	(15)	8	(23)

Net change in interest expense	(212)	(1,422)	39	(1,595)	(871)	(1,777)	6	(2,642)

Change in net interest income	$ 431	(190)	(90)	151	521	(1,297)	(22)	(798)

RESULTS OF OPERATIONS - TRANSITION PERIOD - COMPARISON OF SIX MONTHS ENDED DECEMBER 31, 2003 AND 2002
	U.S. Treasury Securities
	Average for the Year Ended

	Ten-Year Maturity	One-Year Maturity	Spread

December 31, 2003	4.28%	1.25%	3.03%
December 31, 2002	4.17%	1.70%	2.47%

Decrease in interest rates	0.11%	-0.45%	0.56%

Interest Rates. The Company charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates. The above table sets forth the weekly average interest rates on U.S. Treasury securities for the six months ended December 31, 2003 and 2002.

Shortly after the Federal Reserve Open Market Committee reduced the discount rate 25 basis points in June 2003, longer term rates increased almost 100 basis points. As a result, residential mortgage loan refinancing slowed significantly in the six months ended December 31, 2003, and commercial loan customers preferred prime floating rates over rates fixed for longer terms.

10
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

Interest Income. Total interest income decreased $1,444,518 (13%) as the average balance of interest-earning assets decreased $2,243,000 (1%). In addition the yield on average interest earning assets decreased 77 basis points to 5.50%.

Interest on loans decreased $1,260,103 (12%) as the average loan receivable balance increased $10,779,000 (3%) while the average yield decreased 97 basis points to 5.73%. The decrease in loan yield is the result of the combination of new loans at lower rates, repayments of higher yielding loans, and the roll down of adjustable rate loans. Interest on investment securities decreased $95,970 (42%) as the average balance decreased $2,089,000 (17%) and the average yield decreased 112 basis points to 2.73%. As long as interest rates remain at historical low levels, our customers will benefit from loan rates adjusting downward and from refinancing to fixed-rate mortgages to lock-in the lower rates. These adjustments and refinances will negatively impact portfolio loan yields in future quarters.

Interest Expense. Total interest expense decreased $1,594,531 (26%) as the average balance of interest-bearing liabilities decreased $3,575,000 (1%). In addition the average cost of interest-bearing liabilities decreased 96 basis points to 2.84%.

Interest expense on deposits decreased $752,975 (24%) as the average balance of interest bearing deposits increased $2,260,000 (1%) while the average interest rate paid to depositors decreased 74 basis points to 2.21%. The average balance of interest bearing core deposit accounts increased $7,552,000 (9%) and the average balance of certificates of deposit decreased $5,292,000 (4%).

Interest expense on FHLB advances decreased $838,337 (28%). In order to comply with the FHLB limitation of advances to 35% of assets, the Company decreased borrowings from the FHLB. The average balance of FHLB advances decreased by $5,771,000 (5%) while the average cost of those advances decreased 133 basis points to 4.17%. As of December 31, 2003, FHLB advances are 28% of total assets.

Net Interest Income. The Company’s net interest income increased $150,013 (3%). During the six months ended December 31, 2003, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $41,102,000, resulting in an increase in the average net earning balance of $1,332,000 (3%). The Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 19 basis points from 2.47% to 2.66%.

Provision for Loan Losses. Provisions for loan losses are charged or credited to earnings to bring the total allowance for loan losses to a level considered adequate by the Company to provide for potential loan losses in the existing loan portfolio. When making its assessment, the Company considers prior loss experience, volume and type of lending, local banking trends and past due loans in the Company’s loan portfolio. In addition, the Company considers general economic conditions and other factors related to collectability of the Company’s loan portfolio.

During the six month period ended December 31, 2003, the Company experienced loan charge-offs in excess of recoveries of only $51,183. However, as of December 31, 2003, the Bank classified a group of approximately 150 loans totaling approximately $9 million. These loans were classified because it was deemed that the loan files relating to these loans did not contain sufficient information to effectively evaluate the credits. With the addition of these loans to classified assets, the Company determined to increase the provision for loan losses by $800,000. See also Note 15 of the notes to consolidated financial statements. Prior to this increase, the Company had recorded a provision for loan loss during the six-month transition period ended December 31, 2003 of $362,000 based on the growth in its loan portfolio and the shift in the Company’s emphasis from primarily single-family loans to a mix of single-family and commercial loans. Management of the Company anticipates the need to continue increasing the loan loss allowance through charges to provision for loan losses based on the factors described in the previous sentence.

Non-Interest Income. Non-interest income increased $337,137 (19%). The gain on sale of loans increased by $88,842 as a result of mortgage banking activities related to the sale of single-family conforming residential loans in the secondary market. The Bank attempts to minimize its risk of price changes by committing to sell loans while the loans are in the origination process. Gain of sale of investments increased by $105,461. This was a result of the sale of 2,000 shares of FHLMC stock during the six months ended December 31, 2003. There were no profits on sale of investments for the same period in 2002. Deposit service charges increased $67,392 (8%) due to the continued growth in the Bank’s checking accounts. The amortization expense on originated mortgage servicing rights increased $90,616. The Bank recaptured $271,406 in loss on impairment of these rights based on the Bank’s fair value assessment of such rights.

11
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

Non-Interest Expense. Non-interest expense decreased $66,523 (2%). Data processing expense decreased $161, 541, primarily due to the full amortization prior to or during the six months ended December 31, 2003 of start up expenses in connection with the conversion to an "in-house" computer system that was completed in September of 2000. In addition, occupancy expense decreased by $69,579. This was partially offset by an increase in advertising of $116,023.

Income Taxes. The change in income tax is a direct result of changes in the Company’s taxable income for the six month period ended December 31, 2003.

Cash Dividends Paid. The Company paid cash dividends of $0.15 per share on July 15, 2003, to the stockholders of record on July 1, 2003 (as declared on June 27, 2003), and $0.155 per share on October 17, 2003, to the stockholders of record as of October 3, 2003. The Company declared a cash dividend of $0.155 per share on December 19, 2003, to be paid on January 23, 2004, to stockholders of record on January 9, 2004.

RESULTS OF OPERATIONS - COMPARISON OF FISCAL YEARS ENDED JUNE 30, 2003 AND 2002

	U.S. Treasury Securities
	Average for the Year Ended

	Ten-Year Maturity	One-Year Maturity	Spread

June 30, 2003	3.96%	1.46%	2.50%
June 30, 2002	4.99%	2.56%	2.43%

Change in interest rates	-1.03%	-1.10%	0.07%

Interest Rates. The Company charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates. The above table sets forth the weekly average interest rates on U.S. Treasury securities for the twelve months ending June 30, 2003 and 2002.

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

Interest Income. Total interest income decreased $3,440,712 (14%) as the average balance of interest-earning assets decreased $16,574,000 (4%). In addition the yield on average interest earning assets decreased 65 basis points to 6.11%.

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

12
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

Interest Expense. Total interest expense decreased $2,642,273 (19%) as the average balance of interest-bearing liabilities decreased $5,403,000 (2%). In addition, the average cost of interest-bearing liabilities decreased 76 basis points to 3.57%.

Interest expense on deposits decreased $1,214,839 (17%) as the average balance of interest bearing deposits increased $14,014,000 (7%) while the average interest rate paid to depositors decreased 81 basis points to 2.75%. The average balance of interest bearing core deposit accounts increased $16,356,000 (24%) and the average balance of certificates of deposit decreased $2,342,000 (2%).

In order to comply with the FHLB limitation of advances to 35% of assets, the Company decreased borrowings from the FHLB. The average balance of FHLB advances decreased by $18,514,000 (15%) while the average cost of those advances decreased 34 basis points to 5.22%. As of June 30, 2003, FHLB advances are 29% of total assets.

Net Interest Income. The Company’s net interest income decreased $798,439 (7%). During the year ended June 30, 2003, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $36,176,000, resulting in a decrease in the average net earning balance of $11,171,000 (24%). The Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 11 basis points from 2.43% to 2.54%.

Provision for Loan Losses. Provisions for loan losses are charged or credited to earnings to bring the total allowance for loan losses to a level considered adequate by the Company to provide for potential loan losses in the existing loan portfolio. When making its assessment, the Company considers prior loss experience, volume and type of lending, local banking trends and past due loans in the Company’s loan portfolio. In addition, the Company considers general economic conditions and other factors related to collectability of the Company’s loan portfolio.

During fiscal year ended June 30, 2003, the Company experienced loan charge-offs in excess of recoveries of $484,552 and based on a review as discussed above, elected to record a provision for loan loss of $610,000 to increase the allowance for loan losses. Management of the Company anticipates the need to continue increasing the loan loss allowance through charges to provision for loan losses based on the anticipated growth in its loan portfolio and the shift in the Company’s emphasis from primarily single-family loans to a mix of single-family and commercial loans.

   Non-Interest Income. Non-interest income increased $54,493 (1%). The gain on sale of loans of $1,544,037 for fiscal year 2003 is the result of mortgage banking activities related to the sale of single-family conforming residential loans in the secondary market. The Bank attempts to minimize its risk of price changes by committing to sell loans while the loans are in the origination process. There were no profits on sale of investments for fiscal year ended June 30, 2003. Deposit service charges increased $223,910 (14%) due to the continued growth in the Bank’s checking accounts. These increases were partially offset by amortization expense associated with the Bank’s originated mortgage servicing rights and the recording of a loss on impairment. The amortization expense on originated mortgage servicing rights increased $295,808. A loss on impairment of these rights of $239,543 was recognized based on the Bank’s fair value assessment of such rights. There was no loss impairment recognized during the same periods in 2002. Decreases in fair value of these rights is primarily due to increased prepayment speeds on loans being serviced for others. The increase in prepayment speed is attributable to significant increases in refinancing in a historically low interest rate environment. In addition late charges and other fees decreased $111,088 (37%) primarily due to approximately $146,000 in prepayment penalties collected from two commercial borrowers during fiscal year ended June 30, 2002 which did not occur during fiscal year ended June 30, 2003.

Non-Interest Expense. Non-interest expense decreased $813,613 (9%). Decreases in salaries and employee benefits, occupancy, advertising and data processing expense are principally attributable to the Company’s aggressive approach to lowering operating costs. In the same period one year ago the Company incurred approximately $183,000 in "one-time" costs in connection with the Commercial Federal acquisition and approximately $150,000 in legal and professional expenses in connection with the settlement of a dispute over the repurchase of the Company’s stock.

Income Taxes. The change in income tax is a direct result of changes in the Company’s taxable income for the period ended June 30, 2003.

13
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

    Cash Dividends Paid. The Company paid cash dividends of $0.125 per share on July 19, 2002, to the stockholders of record on July 8, 2002 (as declared on June 27, 2002), and $0.15 per share on October 18, 2002, to the stockholders of record as of October 4, 2002 and $0.15 per share on January 24, 2003, to the stockholders of record as of January 10, 2003 and $0.15 per share on April 14, 2003 to stockholders of record as of March 31, 2003. The Company declared a cash dividend of $0.15 per share on June 27, 2003, to be paid on July 15, 2003, to stockholders of record on July 1, 2003.

RESULTS OF OPERATIONS – COMPARISON OF FISCAL YEARS ENDED JUNE 30, 2002 AND 2001

Interest Rates. The Company charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates. The above table sets forth the weekly average interest rates on U.S. Treasury securities for the twelve months ended June 30, 2002 and 2001.

	U.S. Treasury Securities
	Average for the Year Ended

	Ten-Year Maturity	One-Year Maturity	Spread

June 30, 2002	4.99%	2.56%	2.43%
June 30, 2001	5.45%	5.10%	0.35%

Change in rates	-0.46%	-2.54%	2.08%

    From July 1, 2001 until the events of September 11, interest rates were relatively stable. In the two weeks following September 11, the one-year Treasury rate fell 83 basis points. From the week ended September 21, 2001 through the week ended June 28, 2002, the one-year treasury security traded in a range from a low of 1.99% to a high of 2.70%. These historically low interest rates encouraged borrowers to refinance their loans and thereby lowered our yields. Depositors exhibited a preference for money market deposits over the certificates of deposit.

Interest Income. Total interest income decreased $1,959,665 (7%) as the average balance of interest-earning assets increased $32,083,000 (9%). The yield on average interest earning assets, however, decreased 121 basis points to 6.76%.

Interest on loans decreased $1,281,546 (5%) as the average loan receivable balance increased $15,374,000 (5%) while the average yield decreased 78 basis points to 7.35%. The decrease in loan yield is the result of the combination of new loans at lower rates, repayments of higher yielding loans, and the roll down of adjustable rate loans. Interest on investment securities decreased $513,427 (45%) as the average balance decreased $413,000 (3%) and the average yield decreased 326 basis points to 4.18%. As long as interest rates remain at historical low levels, our customers will benefit from loan rates adjusting downward and from refinancing to fixed-rate mortgages to lock-in the lower rates. These adjustments and refinances will negatively impact portfolio loan yields in future quarters.

Interest Expense. Total interest expense decreased $2,291,358 (14%) as the average balance of interest-bearing liabilities increased $30,347,000 (10%). The average cost of interest-bearing liabilities, however, decreased 122 basis points to 4.33%.

Interest expense on deposits increased $298,754 (4%) as the average balance of interest bearing deposits increased $57,754,000 (41%) while the average interest rate paid to depositors decreased 125 basis points to 3.56%. The average balance of interest bearing core deposit accounts increased $22,044,000 (47%) and the average balance of certificates of deposit increased $35,710,000 (38%).

Interest expense on FHLB advances decreased $2,606,626 (27%). In order to comply with the FHLB limitation of advances to 35% of assets, the Company decreased borrowings from the FHLB. The average balance of FHLB advances decreased by $28,791,000 (19%) while the average cost of those advances decreased 65 basis points to 5.56%. As of June 30, 2002, FHLB advances are 29% of total assets.

14
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

Net Interest Income. The Company’s net interest income increased $331,693 (3%). During the year ended June 30, 2002, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $47,347,000, resulting in an increase in the average net earning balance of $1,736,000 (4%). With the treasury stock purchase in the fourth quarter of FY 2002, this net earning balance declined and as of June 30, 2002 is $36,108,000. The Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 1 basis point from 2.42% to 2.43%.

Provision for Loan Losses. Provisions for loan losses are charged or credited to earnings to bring the total allowance for loan losses to a level considered adequate by the Company to provide for potential loan losses in the existing loan portfolio. When making its assessment, the Company considers prior loss experience, volume and type of lending, local banking trends and past due loans in the Company’s loan portfolio. In addition, the Company considers general economic conditions and other factors related to collectability of the Company’s loan portfolio.

During fiscal year ended June 30, 2002, the Company experienced loan charge-offs in excess of recoveries of $338,517 and based on a review as discussed above, elected to record a provision for loan loss of $291,000 to increase the allowance for loan losses. Management of the Company anticipates the need to continue increasing the loan loss allowance through charges to provision for loan losses based on the anticipated growth in its loan portfolio and the shift in emphasis from primarily single-family loans to a mix of single-family and commercial loans.

Non-Interest Income. Non-interest income increased $1,530,537 (73%). This increase is primarily due to the $959,354 increase in gain on sale of loans and investments. The gain on sale of loans ($786,526 for fiscal year 2002) is the result of mortgage banking activities related to the sale of single-family conforming residential loans in the secondary market. The Bank attempts to minimize risk of price changes by committing to sell loans while the loans are in the origination process. The net gain on sale of investments ($780,741 for fiscal year 2002) is primarily a result of the sale of 11,000 shares of FHLMC stock during the twelve-month period ended June 30, 2002. Deposit service charges increased $279,754 (22%) due to the continued growth in the Bank’s checking accounts. As of June 30, 2002, the Bank services 16,286 checking accounts up 3,256 (25%) from a year earlier. Late charges and other fees increased $141,475 (89%) primarily due to approximately $146,000 in prepayment penalties collected from two commercial borrowers during the period ended June 30, 2002.

Non-Interest Expense. Non-interest expense increased $1,372,221 (18%). Increases in salaries and employee benefits, occupancy and data processing expense are principally attributable to the Company’s recent expansion through branch additions and an overall increase in accounts served. The Company incurred approximately $183,000 in "one-time" costs in connection with the Commercial Federal acquisition and approximately $150,000 in legal and professional expenses in connection with the settlement of a dispute over the repurchase of the Company’s stock.

Income Taxes. The increase in the provision for income taxes is a direct result of the increase in the Company’s taxable income for the period ended June 30, 2002.

Cash Dividends Paid. The Company paid cash dividends of $0.25 per share on October 15, 2001, to the stockholders of record as of September 4, 2001 and $0.25 per share on April 12, 2002, to the stockholders of record as of April 1, 2002. The Company declared a cash dividend of $0.125 per share on June 27, 2002, to be paid on July 19, 2002, to stockholders of record on July 8, 2002. Effective with this dividend, the Company anticipates paying dividends on a quarterly basis rather than on a semi-annual basis in future fiscal periods.

15
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

ASSET / LIABILITY MANAGEMENT

The goal of the Bank’s asset/liability policy is to manage interest rate risk so as to maximize net interest income over time in changing interest rate environments. Management monitors the Bank’s net interest spreads (the difference between yields received on assets and paid on liabilities) and, although constrained by market conditions, economic conditions, and prudent underwriting standards, it offers deposit rates and loan rates that maximize net interest income. Management also attempts to fund the Bank’s assets with liabilities of a comparable duration to minimize the impact of changing interest rates on the Bank’s net interest income. This matching is especially difficult because the residential mortgage loans that comprise a significant portion of the Bank’s assets give the borrower the right to prepay at any time. These borrowers act in their economic self-interest and refinance higher rate loans when rates are low. Since the relative spread between financial assets and liabilities is constantly changing, the Bank’s current net interest income may not be an indication of future net interest income.

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

The Bank is also managing interest rate risk by the origination of construction loans. As of December 31, 2003, such loans, net of loans in process, make up 15% of the Bank’s loan portfolio. In general, these loans have higher yields, shorter maturities, and greater interest rate sensitivity than other real estate loans.

The Bank constantly monitors its deposits in an effort to decrease their interest rate sensitivity. Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank’s asset/liability management objectives and spread requirements. As of June 30, 2003, the Bank’s savings accounts, checking accounts, and money market deposit accounts totaled $112,426,993 or 48% of its total deposits. As of December 31, 2003, these accounts totaled $117,044,097 or 49% of total deposits. The weighted average rate paid on these accounts increased 4 basis points from .65% on June 30, 2003 to 0.69% on December 31, 2003. The Bank believes, based on historical experience, that a substantial portion of such accounts represents non-interest rate sensitive, core deposits.

During the year ending December 31, 2004, the Bank has the option to prepay $4.7 million of FHLB advances with a remaining average life of 5.1 years and a weighted average rate of 6.05%. The current FHLB advance rate with a similar average life is 3.91%, a 214 basis point savings. Also in the year ending December 31, 2004, the FHLB has the option to call $11.0 million of advances with a weighted average rate of 5.40% and a remaining life of 4.7 years.

16
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

INTEREST RATE SENSITIVITY ANALYSIS

The following table sets forth as of December 31, 2003, management’s estimates of the projected changes in net portfolio value ("NPV") in the event of 100, 200, and 300 basis point ("bp") instantaneous and permanent increases and a 100 basis point instantaneous and permanent decrease in market interest rates. Dollar amounts are expressed in thousands.
BP Change	Estimated Net Portfolio Value					NPV as % of PV of Assets
in Rates
	$	Amount	$	Change	% Change	NPV Ratio	Change

+300		35,595		(1,766)	-5%	9.24%	-0.32%
+200		37,078		(283)	-1%	9.62%	0.07%
+100		37,803		442	1%	9.73%	0.17%
NC		37,361				9.55%
-100		37,071		(290)	-1%	9.41%	-0.14%

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

Management cannot predict future interest rates or their effect on the Bank’s NPV in the future. Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. Additionally, certain assets, such as adjustable rate loans, which represent the Bank’s primary loan product, have an initial fixed rate period typically from one to five years and over the remaining life of the asset changes in the interest rate are restricted. In addition, the proportion of adjustable rate loans in the Bank’s loan portfolio could decrease in future periods due to refinancing activity if market interest rates remain constant or decrease in the future. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

The Bank’s Board of Directors is responsible for reviewing the Bank's asset and liability policies. The Bank’s management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank’s asset and liability goals and strategies. Management expects that the Bank’s asset and liability policies and strategies will continue as described above so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s principal sources of funds for investments and operations are net income, deposits from its primary market area, FHLB advances, principal and interest payments on loans and mortgage-backed securities, and proceeds from maturing investment securities. The Company considers deposits and FHLB advances as primary sources of funds.

The Company’s most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less. The levels of such assets are dependent on the Bank’s operating, financing, and investment activities at any given time. The Company’s cash and cash equivalents totaled $22,656,794 as of December 31, 2003. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows, which are subject to, and influenced by, many factors.

17
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

As of December 31, 2003, the Bank has conditional commitments in the form of letters of credit in the amount of $1,189,351, and outstanding loan commitments of $24,414,000. In addition, the Bank has granted unused lines of credit to borrowers aggregating approximately $50,941,000 and $13,245,000 for commercial lines and open-end consumer lines, respectively. The Bank also has $73,304,289 in certificates of deposit that are scheduled to mature in one year or less. Management anticipates that the majority of these certificates will renew in the normal course of operations.

Based on existing collateral as well as the FHLB’s limitation of advances to 35% of assets, the Bank has the ability to borrow an additional $26,808,000 from the FHLB, as of December 31, 2003. The Bank plans to maintain its FHLB borrowings to a level that will provide a borrowing capacity sufficient to provide for contingencies.

The Company’s capital position of $37,978,000 is 9.8% of total assets as of December 31, 2003. The Company has an excess of $20,073,000, $23,557,000, and $16,937,000 of required regulatory levels of tangible, core, and risk-based capital, respectively. Under current regulatory guidelines, the Bank is classified as well capitalized.

During fiscal year ended June 30, 2003, the Company purchased 74,240 shares of common stock in open market transactions and 13,046 from the RRP to place in the treasury account. During the six months ended December 31, 2003, the Company purchased 16,275 shares of common stock in open market transactions to place in the treasury account. The Company intends to monitor the common stock price and, with regulatory approval, may from time to time initiate further treasury stock transactions in order to improve the Company’s long-term earnings per share while at the same time maintaining an adequate level of stockholders’ equity.

AGGREGATE CONTRACTUAL OBLIGATIONS

The following table summarizes the Company’s fixed and determinable contractual obligations by payment date as of December 31, 2003. dollars amounts are expressed in thousands.

Payments Due By Period

		One year	One to	Three to	More than
Contractual Obligations	Total	or less	Three Years	Five Years	Five Years

Deposits without stated maturity	$117,044	117,044	-	-	-
Time and brokered certificates of deposit	120,087	73,304	20,482	11,836	14,465
Short-term borrowings	738	738	-	-	-
Federal Home Loan Bank Advances	108,837	63,290	7,850	10,500	27,197
Operating leases	289	147	77	65	-
Purchase obligations	250	250	-	-	-
Other long term obligations	-	-	-	-	-

Total	$347,245	254,773	28,409	22,401	41,662

18
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

CRITICAL ACCOUNTING POLICIES

"Management’s Discussion and Analysis of Financial Condition and Results of Operations" is based upon the Company’s consolidated financial statements and the notes thereto, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. On an on-going basis, management evaluates its estimates and judgments.

Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurance that actual results will not differ from those estimates. If actual results are different than management’s judgements and estimates, the Company’s financial results could change, and such change could be material to the Company.

Material estimates and judgments that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

The Company has identified the accounting policies for the allowance for loan losses and related significant estimates and judgments as critical to its business operations and the understanding of its results of operations. For a detailed discussion on the application of these significant estimates and judgments and our accounting policies, also see Note 1 of the notes to consolidated financial statements in the  2003 Annual Report.
IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board (FASB) recently adopted SFAS 142, "Goodwill and Other Intangible Assets". This Statement establishes new financial accounting and reporting standards for acquired goodwill and other intangible assets. The Statement addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. It also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS 142 in the quarter ending September 30, 2002. Adoption of SFAS 142 as of that date had no effect on the Company’s financial statements.

19
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

The FASB recently adopted Statement of Financial Accounting Standards No. 148 (SFAS 148), "Accounting for Stock-Based Compensation—Transition and Disclosure", which amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 requires disclosure of the pro forma effects of using the fair value based method of accounting for stock-based compensation and requires that these disclosures be included in interim as well as annual financial statements beginning with the quarter ended March 31, 2003. The disclosure provisions of SFAS No. 148 did not have a material impact on the Company’s financial statements.

The FASB recently issued its Interpretation No. 45 (FIN 45), "Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a guarantor to recognize a liability for the fair value of the obligation undertaken in issuing a guarantee at its inception and prescribes disclosures regarding guarantees. The Interpretation applies only to guarantees issued or modified after December 31, 2002. Guarantees issued by the Bank are principally in the forms of letters of credit. The adoption of FIN 45 did not have a material impact on the Company’s financial statements.

20
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

SUMMARY OF UNAUDITED QUARTERLY OPERATING RESULTS

	Six Months Ended December 31, 2003, Quarter ended (1)

		September-03	December-03

Interest income		$4,997,093	4,848,585
Interest expense		2,326,503	2,164,542

Net interest income		2,670,590	2,684,043
Provision for loan losses		212,000	950,000
Gain on sale of loans and investment securities		559,033	304,490
Other noninterest income, net		672,221	553,127
Noninterest expense		1,995,285	1,998,170

Income before income taxes		1,694,559	593,490
Provision for income taxes		617,862	170,026

Net income		$1,076,697	423,464

Basic earnings per share		$0.39	0.15

Diluted earnings per share		$0.38	0.15

	Fiscal Year June 30, 2003, Quarter ended

	September-02	December-02	March-03	June-03

Interest income	5,746,456	5,543,740	5,304,477	5,187,047
Interest expense	3,120,175	2,965,401	2,778,498	2,580,339

Net interest income	2,626,281	2,578,339	2,525,979	2,606,708
Provision for loan losses	100,000	105,000	255,000	150,000
Gain on sale of loans and investment securities	224,577	444,643	403,633	471,184
Other noninterest income, net	638,875	443,639	688,873	372,905
Noninterest expense	2,026,229	2,033,749	2,050,978	2,069,031

Income before income taxes	1,363,504	1,327,872	1,312,507	1,231,766
Provision for income taxes	467,458	459,888	427,824	300,830

Net income	896,046	867,984	884,683	930,936

Basic earnings per share	0.32	0.31	0.32	0.33

Diluted earnings per share	0.32	0.30	0.31	0.33

	Fiscal Year 2002, Quarter ended

	September-01	December-01	March-02	June-02

Interest income	6,741,476	6,496,607	6,150,640	5,833,709
Interest expense	3,952,844	3,681,011	3,326,906	3,125,925

Net interest income	2,788,632	2,815,596	2,823,734	2,707,784
Provision for loan losses	75,000	75,000	66,000	75,000
Gain on sale of loans and investment securities	342,498	542,354	376,111	306,304
Other noninterest income, net	447,238	476,161	472,680	670,490
Noninterest expense	2,006,291	2,379,399	2,364,640	2,243,270

Income before income taxes	1,497,077	1,379,712	1,241,885	1,366,308
Provision for income taxes	527,997	447,024	424,328	492,651

Net income	969,080	932,688	817,557	873,657

Basic earnings per share	0.25	0.25	0.22	0.31

Diluted earnings per share	0.25	0.24	0.21	0.31

    (1) In 2003, the Company determined to change its fiscal year end from June 30 to a calendar year end of December 31. As a result, the Company is reporting a six-month transition period ended December 31, 2003 in order to change to this new calendar year end.

21
Guaranty Federal Bancshares, Inc. Consolidated Balance Sheets December 31, 2003, June 30, 2003 and 2002

	December 31,	June 30,
	2003	2003	2002

ASSETS
Cash	$20,686,276	15,242,475	8,530,060
Interest-bearing deposits in other financial institutions	1,970,518	3,772,053	8,433,442

Cash and cash equivalents	22,656,794	19,014,528	16,963,502
Available-for-sale securities	14,863,826	13,271,147	16,463,460
Held-to-maturity securities	1,867,594	2,250,894	3,219,091
Stock in Federal Home Loan Bank, at cost	5,294,200	8,600,400	8,600,400
Mortgage loans held for sale	1,268,064	9,755,102	3,131,138
Loans receivable, net of allowance for loan losses of
December 31, 2003 - $3,886,137; June 30, 2003 and 2002 -
$2,775,320 and $2,649,872, respectively	330,861,875	327,082,420	316,785,118
Accrued interest receivable:
Loans	1,242,683	1,357,434	1,569,260
Investments	63,045	72,691	85,251
Prepaid expenses and other assets	2,057,195	1,855,268	1,693,760
Foreclosed assets held for sale	5,975	182,064	683,329
Premises and equipment	6,576,003	6,708,996	7,356,098

	$386,757,254	390,150,944	376,550,407

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	$237,130,744	235,677,197	225,283,994
Federal Home Loan Bank advances	108,836,948	114,618,894	111,083,163
Securities sold under agreements to repurchase	738,399	702,024	1,093,074
Advances from borrowers for taxes and insurance	259,267	950,678	1,048,297
Accrued expenses and other liabilities	308,497	311,696	103,993
Accrued interest payable	200,770	203,237	759,099
Dividend payable	432,513	415,414	347,656
Income taxes payable	227,495	220,707	163,897
Deferred income taxes	644,500	509,285	1,232,357

	348,779,133	353,609,132	341,115,530

STOCKHOLDERS' EQUITY
Common Stock:
$0.10 par value; authorized 10,000,000 shares;
issued; December 31, 2003 - 6,428,902 shares;
June 30, 2003 and 2002 - 6,416,848 and 6,365,404 shares	642,890	641,685	636,540
Additional paid-in capital	51,330,202	51,065,581	49,842,032
Unearned ESOP shares	(2,030,930)	(2,156,930)	(2,406,070)
Retained earnings, substantially restricted	29,919,695	29,280,784	27,372,935
Accumulated other comprehensive income
Unrealized appreciation on available-for-sale securities,
net of income taxes; December 31, 2003 - $1,565,830;
June 30, 2003 and 2002 - $1,162,865 and $1,731,122	2,666,143	1,980,013	2,947,587

	82,528,000	80,811,133	78,393,024
Treasury stock, at cost; December 31, 2003 - 3,436,650 shares;
June 30, 2003 and 2002 - 3,420,375 and 3,333,089 shares	(44,549,879)	(44,269,321)	(42,958,147)

	37,978,121	36,541,812	35,434,877

	$386,757,254	390,150,944	376,550,407

See Notes to Consolidated Financial Statements
22
Guaranty Federal Bancshares, Inc. Consolidated Statements of Income Six Months Ended December 31, 2003 and 2002 Years Ended June 30, 2003, 2002, and 2001

INCOME STATEMENT	Six months ended December 31,		Year ended June 30,
	2003	2002	2003	2002	2001

		(Unaudited)
INTEREST INCOME
Loans	$9,566,716	10,826,819	20,928,391	23,875,752	25,157,298
Investment securities	135,100	231,070	419,145	619,049	1,132,476
Other	143,862	232,307	434,184	727,631	892,323

	9,845,678	11,290,196	21,781,720	25,222,432	27,182,097

INTEREST EXPENSE
Deposits	2,368,200	3,121,175	5,802,445	7,017,284	6,718,530
Federal Home Loan Bank advances	2,120,876	2,959,213	5,634,484	7,039,115	9,645,741
Other	1,969	5,188	7,484	30,287	13,773

	4,491,045	6,085,576	11,444,413	14,086,686	16,378,044

NET INTEREST INCOME	5,354,633	5,204,620	10,337,307	11,135,746	10,804,053
PROVISION FOR LOAN LOSSES	1,162,000	205,000	610,000	291,000	310,000

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	4,192,633	4,999,620	9,727,307	10,844,746	10,494,053

NONINTEREST INCOME
Service charges	951,524	884,132	1,778,267	1,554,357	1,274,603
Late charges and other fees	187,407	65,238	190,113	301,201	159,726
Gain on sale of investment securities	105,461	-	-	780,741	198,118
Gain on sale of loans	758,062	669,220	1,544,037	786,526	409,795
Income (loss) on foreclosed assets	5,726	19,865	10,830	(13,369)	(80,189)
Other income	80,691	113,279	165,082	224,380	141,246

	2,088,871	1,751,734	3,688,329	3,633,836	2,103,299

NONINTEREST EXPENSE
Salaries and employee benefits	2,246,993	2,238,783	4,557,376	4,610,235	4,088,038
Occupancy	604,268	673,847	1,322,790	1,324,043	1,024,400
SAIF deposit insurance premiums	17,928	19,416	37,950	35,855	28,724
Data processing	133,435	294,976	487,786	783,051	642,460
Advertising	220,233	104,210	217,066	331,446	392,930
Other expense	770,486	729,092	1,557,019	1,908,970	1,444,827

	3,993,343	4,060,324	8,179,987	8,993,600	7,621,379

INCOME BEFORE INCOME TAXES	2,288,161	2,691,030	5,235,649	5,484,982	4,975,973
PROVISION FOR INCOME TAXES	788,000	927,000	1,656,000	1,892,000	1,743,000

NET INCOME	$1,500,161	1,764,030	3,579,649	3,592,982	3,232,973

BASIC EARNINGS PER SHARE	$0.54	0.63	1.28	1.01	0.78

DILUTED EARNINGS PER SHARE	$0.52	0.62	1.26	1.00	0.77

See Notes to Consolidated Financial Statements
23

Guaranty Federal Bancshares, Inc. Consolidated Statements of Cash Flows Six Months Ended December 31, 2003 and 2002 Years Ended June 30, 2003, 2002, and 2001

	Six months ended		Year ended
	December 31,		June 30,
	2003	2002	2003	2002	2001

		(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	1,500,161	1,764,030	3,579,649	3,592,982	3,232,973
Items not requiring (providing) cash:
Deferred income taxes	(267,750)	168,917	(154,815)	211,201	48,395
Depreciation	339,101	404,498	783,933	1,020,070	622,855
Provision for loan losses	1,162,000	205,000	610,000	291,000	310,000
Gain on sale of loans and investment securities	(863,524)	(669,220)	(1,544,037)	(1,567,267)	(607,913)
(Gain) loss on sale of premises and equipment	-	-	37,761	28,970	(2,392)
(Gain) loss on sale of foreclosed assets	(13,226)	(26,218)	(12,310)	1,712	81,481
Amortization of deferred income,
premiums and discounts	(18,862)	(80,575)	(99,192)	(188,793)	91,652
Stock award plan expense	30,952	177,810	353,004	401,403	464,032
Origination of loans held for sale	(31,454,990)	(34,910,348)	(77,775,788)	(63,372,364)	(38,604,806)
Proceeds from sale of loans held for sale	40,700,091	33,444,629	72,695,861	63,890,546	37,147,094
Release of ESOP shares	225,154	180,244	373,724	319,595	268,071
Changes in:
Accrued interest receivable	124,397	219,733	224,386	572,430	(322,870)
Prepaid expenses and other assets	(201,927)	(181,342)	(55,508)	(695,042)	(84,105)
Accrued expenses and other liabilities	(5,666)	(67,971)	(348,159)	557,279	507,415
Income taxes payable	34,578	205,676	69,278	(124,777)	(214,057)

Net cash provided by (used in) operating activities	11,290,489	834,863	(1,262,213)	4,938,945	2,937,825

CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in loans	(5,060,371)	(3,172,569)	(11,171,690)	14,833,382	(25,590,545)
Principal payments on held-to-maturity securities	379,245	406,222	995,693	1,319,992	2,211,435
Principal payments on available-for-sale securities	-	172,835	172,835	1,738,299	345,309
Purchase of available-for-sale securities	(1,989,685)	(2,978,928)	(4,968,371)	(9,387,524)	(4,079,079)
Purchase of premises and equipment	(206,108)	(138,129)	(174,592)	(500,569)	(1,584,669)
Proceeds from sale of premises and equipment	-	-	-	47,281	6,322
Proceeds from sales of available-for-sale securities	107,419	-	-	2,945,061	587,734
Proceeds from maturities of available-for-sale securities	1,500,000	4,000,000	6,500,000	7,000,000	-
(Purchase) sale of FHLB stock	3,306,200	-	-	-	(1,725,000)
Proceeds from sale of foreclosed assets	315,291	863,367	801,677	282,423	2,931,555
Purchase of other investments	-	-	(106,000)	(200,000)	(355,656)
Cash acquired in purchase of branches	-	-	-	25,556,972	-

Net cash provided by (used in) investing activities	(1,648,009)	(847,202)	(7,950,448)	43,635,317	(27,252,594)

See Notes to Consolidated Financial Statements
24

Guaranty Federal Bancshares, Inc. Consolidated Statements of Cash Flows (continued) Six Months Ended December 31, 2003 and 2002 Years Ended June 30, 2003, 2002, and 2001

	Six months ended		Year ended
	December 31,		June 30,
	2003	2002	2003	2002	2001

		(Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised	107,638	113,554	556,869	924,677	110,510
Cash dividends paid	(844,151)	(764,854)	(1,604,042)	(1,823,928)	(1,936,401)
Cash dividends received on RRP Stock	292	1,322	2,387	2,942	6,652
Net increase in demand deposits,
NOW accounts and savings accounts	4,617,104	8,403,811	18,725,158	15,557,187	5,546,434
Net increase (decrease) in certificates of deposit and
securities sold under agreements to repurchase	(3,127,182)	(3,819,504)	(8,723,005)	(3,940,368)	21,758,276
Proceeds from FHLB advances	124,500,000	12,000,000	121,500,000	46,500,000	80,924,742
Repayments of FHLB advances	(130,281,946)	(18,714,871)	(117,964,269)	(82,073,420)	(70,775,306)
Advances from borrowers for taxes and insurance	(691,411)	(724,015)	(97,619)	(244,765)	(91,169)
Reduction of shares in RRP Trust	-	(235,770)		-	-
Stock purchased for stock awards	-	-	-	-	(85,945)
Treasury stock purchased	(280,558)	(235,770)	(1,131,792)	(16,826,643)	(9,986,737)

Net cash provided by (used in) financing activities	(6,000,214)	(3,740,327)	11,263,687	(41,924,318)	25,471,056

INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS	3,642,266	(3,752,666)	2,051,026	6,649,944	1,156,287

CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD	19,014,528	16,963,502	16,963,502	10,313,558	9,157,271

CASH AND CASH EQUIVALENTS,
END OF PERIOD	22,656,794	13,210,836	19,014,528	16,963,502	10,313,558

Supplemental Cash Flows Information

Real estate acquired in settlement of loans	120,000	153,820	368,296	963,264	3,015,611

Interest paid	4,493,513	6,102,303	12,000,275	14,278,261	16,304,274

Income taxes paid	1,026,224	672,466	1,742,466	1,662,886	1,928,539

Dividend declared and unpaid	432,513	420,430	415,414	347,656	-

The Bank acquired the Springfield, Missouri branch
offices of another financial institution in 2002.
In conjunction with the acquisition, assets were
acquired and liabilities were assumed as follows:

Fair value of liabilities assumed	-	-	-	41,615,456	-
Fair value of assets acquired	-	-	-	(16,058,484)	-

Cash received	-	-	-	25,556,972	-

See Notes to Consolidated Financial Statements
25

Guaranty Federal Bancshares, Inc. Consolidated Statements of Stockholders’ Equity Six Months Ended December 31, 2003 Years Ended June 30, 2003, 2002, and 2001

	Common Stock	Additional Paid-In Capital	Unearned ESOP Shares	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total

Balance, July 1, 2000	$ 625,004	47,921,681	(2,870,440)	(16,144,767)	24,654,965	2,398,947	56,585,390

Comprehensive income
Net income	-	-	-	-	3,232,973	-	3,232,973
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of $909,880	-	-	-	-	-	1,549,256	1,549,256

Total comprehensive income							4,782,229

Dividends ($0.47 per share)	-	-	-	-	(1,936,401)	-	(1,936,401)
Stock award plans	-	468,674	-	-	-	-	468,674
Stock purchased for stock awards		(85,945)	-	-	-	-	(85,945)
Stock options exercised	1,836	108,674	-	-	-	-	110,510
Release of ESOP shares	-	38,431	229,640	-	-	-	268,071
Treasury stock purchased	-	-	-	(9,986,737)	-	-	(9,986,737)

Balance, June 30, 2001	626,840	48,451,515	(2,640,800)	(26,131,504)	25,951,537	3,948,203	50,205,791

Comprehensive income
Net income	-	-	-	-	3,592,982	-	3,592,982
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of ($587,664)	-	-	-	-	-	(1,000,616)	(1,000,616)

Total comprehensive income							2,592,366

Dividends ($0.625 per share)	-	-	-	-	(2,171,584)	-	(2,171,584)
Stock award plans	-	390,675	-	-	-	-	390,675
Stock options exercised	9,700	914,977	-	-	-	-	924,677
Release of ESOP shares	-	84,865	234,730	-	-	-	319,595
Treasury stock purchased	-	-	-	(16,826,643)	-	-	(16,826,643)

Balance, June 30, 2002	636,540	49,842,032	(2,406,070)	(42,958,147)	27,372,935	2,947,587	35,434,877

Comprehensive income
Net income	-	-	-	-	3,579,649	-	3,579,649
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of ($568,257)	-	-	-	-	-	(967,574)	(967,574)

Total comprehensive income							2,612,075

Dividends ($0.60 per share)	-	-	-	-	(1,671,800)	-	(1,671,800)
Stock award plans	-	547,241	-	-	-	-	547,241
Stock options exercised	5,145	551,724	-	-	-	-	556,869
Release of ESOP shares	-	124,584	249,140	-	-	-	373,724
Treasury stock purchased	-	-	-	(1,311,174)	-	-	(1,311,174)

Balance, June 30, 2003	641,685	51,065,581	(2,156,930)	(44,269,321)	29,280,784	1,980,013	36,541,812

Comprehensive income
Net income	-	-	-	-	1,500,161	-	1,500,161
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of $402,965	-	-	-	-	-	686,130	686,130

Total comprehensive income							2,186,291

Dividends ($0.31 per share)	-	-	-	-	(861,250)	-	(861,250)
Stock award plans	-	59,034	-	-	-	-	59,034
Stock options exercised	1,205	106,433	-	-	-	-	107,638
Release of ESOP shares	-	99,154	126,000	-	-	-	225,154
Treasury stock purchased	-	-	-	(280,558)	-	-	(280,558)

Balance, December 31, 2003	$ 642,890	51,330,202	(2,030,930)	(44,549,879)	29,919,695	2,666,143	37,978,121

See Notes to Consolidated Financial Statements
26

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

Fiscal Year Change
In 2003, the Company changed its fiscal year ended June 30 to a fiscal year ended December 31. The six-month period ended December 31, 2003, transitions between the Company’s old and new fiscal year ends.

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

27
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

Securities
Available-for-sale securities, which include any security for which the Company or the Bank has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income

Held-to-maturity securities, which include any security for which the Company or the Bank has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific identification method.

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

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-offs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method, and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

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

Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

28
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

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

Income Taxes
Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

Cash Equivalents
The Company considers all highly liquid interest-bearing deposits in other financial institutions with an initial maturity of three months or less to be cash equivalents.

Regulatory Matters
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct and material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

29
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

As of December 31, 2003, the most recent notification from the Missouri Division of Finance categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category.

The Company’s and the Bank's actual capital amounts and ratios are also presented in the table. At December 31, 2003 and June 30, 2003, the Company was a one-bank holding company and, as such, subject to the capital ratios presented in the table. At June 30, 2002, the Company was a unitary savings and loan holding company and, as such, not required to disclose consolidated capital ratios. No amount was deducted from capital for interest-rate risk. Dollar amounts are expressed in thousands.
					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2003

Tier 1 (core) capital, and
ratio to adjusted total assets
Company	$35,181	9.4%	$15,108	4.0%	n/a	n/a

Bank	$34,476	9.2%	$15,045	4.0%	$18,807	5.0%

Tier 1 (core) capital, and
ratio to risk-weighted assets
Company	$35,181	12.2%	$11,624	4.0%	n/a	n/a

Bank	$34,476	11.9%	$11,570	4.0%	$17,355	6.0%

Total risk-based capital, and
ratio to risk-weighted assets
Company	$40,185	13.9%	$23,248	8.0%	n/a	n/a

Bank	$39,480	13.6%	$23,141	8.0%	$28,926	10.0%

30
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

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

The amount of dividends that the Bank may pay is subject to various regulatory limitations. As of December 31, 2003, June 30, 2003 and 2002, the Bank exceeded their minimum capital requirements. The Bank may not pay dividends which would reduce capital below the minimum requirements shown above.

31
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

Earnings Per Share

The computation for earnings per share for six months ended December 31, 2003 and 2002, and years ended June 30, 2003, 2002 and 2001 is as follows:

	Six Months Ended	Six Months Ended
	December 31, 2003	December 31, 2002

		(unaudited)
Net income	$1,500,161	1,764,030

Average common shares outstanding	2,782,788	2,797,202
Effect of stock options outstanding	103,555	51,446

Average diluted shares outstanding	2,886,343	2,848,648

Earnings per share - basic	$0.54	0.63

Earnings per share - diluted	$0.52	0.62

	Year Ended	Year Ended	Year Ended
	June 30, 2003	June 30, 2002	June 30, 2001

Net income	$3,579,649	3,592,982	3,232,973

Average common shares outstanding	2,794,032	3,549,172	4,125,778
Effect of stock options outstanding	57,525	38,728	47,778

Average diluted shares outstanding	2,851,557	3,587,900	4,173,556

Earnings per share - basic	$1.28	1.01	0.78

Earnings per share - diluted	$1.26	1.00	0.77

All outstanding options to purchase common stock were included in the computation of diluted earning per share for the six months ended December 31, 2003 and December 31, 2002. Options to purchase 10,000, 15,000 and 415,949 shares of common stock were outstanding during the years ended June 30, 2003, 2002 and 2001, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

32
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

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

	Six Months	Six Months
	December 31, 2003	December 31, 2002

		(Unaudited)
Net income, as reported	$1,500,161	1,764,030
Less: Total stock-based employee
compensation cost determined
under the fair value-based
method, net of income taxes	(18,085)	(89,950)

Pro forma net income	$1,482,076	1,674,080

Earnings per share:
Basic - as reported	$0.54	0.63

Basic - pro forma	$0.53	0.60

Diluted - as reported	$0.52	0.62

Diluted - pro forma	$0.51	0.59

	Year Ended	Year Ended	Year Ended
	June 30, 2003	June 30, 2002	June 30, 2001

Net income, as reported	$3,579,649	3,592,982	3,232,973
Less: Total stock-based employee
compensation cost determined
under the fair value-based
method, net of income taxes	(174,412)	(174,142)	(200,548)

Pro forma net income	$3,405,237	3,418,840	3,032,425

Earnings per share:
Basic - as reported	$1.28	1.01	0.78

Basic - pro forma	$1.22	0.96	0.73

Diluted - as reported	$1.26	1.00	0.77

Diluted - pro forma	$1.19	0.95	0.72

33
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

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

NOTE 2:   SECURITIES

The amortized cost and approximate fair values of securities classified as available-for-sale securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value

As of December 31, 2003
Equity Securities:
FHLMC stock	$78,336	4,587,264	-	4,665,600
Other stock	2,000,000	-	(326,000)	1,674,000
Debt Securities:
Trust preferred securities	6,557,201	11,071	(40,840)	6,527,432
U. S. government agencies	1,996,317	477	-	1,996,794

	$10,631,854	4,598,812	(366,840)	14,863,826

As of June 30, 2003
Equity Securities:
FHLMC stock	$80,294	4,082,846	-	4,163,140
Other stock	2,000,000	-	(324,000)	1,676,000
Debt Securities:
Trust preferred securities	6,550,357	-	(615,889)	5,934,468
U. S. government agencies	1,497,618	-	(79)	1,497,539

	$10,128,269	4,082,846	(939,968)	13,271,147

As of June 30, 2002
Equity Securities:
FHLMC stock	$80,294	5,044,706	-	5,125,000
Other stock	2,000,000	-	(48,000)	1,952,000
Debt Securities:
Trust preferred securities	6,536,781	-	(316,937)	6,219,844
U. S. government agencies	2,993,109	632	-	2,993,741
Mortgage-backed securities	174,563	-	(1,688)	172,875

	$11,784,747	5,045,338	(366,625)	16,463,460

34
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

Maturities of available-for-sale debt securities as of December 31, 2003:
	Amortized Cost	Approximate Fair Value

Within one year	$ 1,996,317	1,996,794
After ten years	6,557,201	6,527,432

	$8,553,518	8,524,226

    The amortized cost and approximate fair values of securities classified as held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value

As of December 31, 2003
Debt Securities:
U. S. government agencies	$256,142	78	-	256,220
Mortgage-backed securities	1,611,452	81,240	-	1,692,692

	$1,867,594	81,318	-	1,948,912

As of June 30, 2003
Debt Securities:
U. S. government agencies	$263,781	952	-	264,733
Mortgage-backed securities	1,987,113	149,541	-	2,136,654

	$2,250,894	150,493	-	2,401,387

As of June 30, 2002
Debt Securities:
U. S. government agencies	$301,139	3,629	-	304,768
Mortgage-backed securities	2,917,952	204,033	(5,007)	3,116,978

	$3,219,091	207,662	(5,007)	3,421,746

Maturities of held-to-maturity securities as of December 31, 2003:
	Amortized Cost	Approximate Fair Value

After ten years	$256,142	256,220
Mortgage-backed securities not due on a
single maturity date	1,611,452	1,692,692

	$1,867,594	1,948,912

The book value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $42,096 as of December 31, 2003, and $51,075 as of June 30, 2003 and $1,485,620 as of June 30, 2002. The approximate fair value of pledged securities amounted to $41,061 as of December 31, 2003, and $51,036 as of June 30, 2003 and $1,441,700 as of June 30, 2002.

35
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

Gross gains of $105,461, $0, $0, $784,557 and $198,118 and gross losses of $0, $0, $0, $3,816 and $0 resulting from sale of available-for-sale securities were realized for the six months ended December 31, 2003 and 2002, and the years ended June 30, 2003, 2002 and 2001, respectively.

Certain investment in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2003, was $6,379,260, which is approximately 38% of the Company’s available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from decreases in market interest rates and failure of certain investments to meet projected earnings targets.

Based of evaluation of available evidence including recent changes in interest rates and other information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following table shows our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2003.

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$-	-	1,674,000	(326,000)	1,674,000	(326,000)
Debt Securities	-	-	4,705,261	(40,840)	4,705,261	(40,840)

	$-	-	6,379,261	(366,840)	6,379,261	(366,840)

36
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

NOTE 3:   LOANS AND ALLOWANCE FOR LOAN LOSSES

Categories of loans at December 31, 2003, June 30, 2003 and 2002, include:
	December 31,	June 30,
	2003	2003	2002

Real estate - residential mortgage:
One to four family units	$128,209,462	134,649,480	146,312,164
Multi-family	44,241,683	41,021,909	44,054,924
Real estate - construction	49,814,316	64,463,839	49,807,548
Real estate - commercial	72,104,911	71,046,133	58,433,792
Commercial loans	24,618,265	18,966,677	8,357,752
Installment loans	25,173,452	25,204,105	30,707,834
Loans on savings accounts	267,843	282,336	366,555

Total loans	344,429,932	355,634,479	338,040,569
Less:
Undisbursed portion of loans-in-process	(9,425,318)	(25,539,102)	(18,325,897)
Allowance for loan losses	(3,886,137)	(2,775,320)	(2,649,872)
Unearned discounts	(19,296)	(26,356)	(50,070)
Deferred loan fees/costs, net	(237,306)	(211,281)	(229,612)

Net loans	$330,861,875	327,082,420	316,785,118

Impaired loans totaled $7,159,100 as of December 31, 2003, and $623,856 and $1,751,139 as of June 30, 2003 and 2002, respectively, with a related allowance for loan losses of $1,110,130, $81,029 and $168,519, respectively. As of December 31, 2003, June 30, 2003 and 2002, respectively, impaired loans of $736,542, $330,971 and $663,587 had no related allowance for loan losses.

Interest of $153,685, $198,196, $475,190, and $586,156 was recognized on average impaired loans of $4,748,587, $661,746, $3,165,567 and $5,929,505 for the six months ended December 31, 2003 and the years ended June 30, 2003, 2002, and 2001, respectively. Interest of $143,948, $191,040, $262,402, and $339,220 was recognized on impaired loans on a cash basis during the six months ended December 31, 2003 and the years ended June 30, 2003, 2002, and 2001, respectively.

At December 31, 2003 and June 30, 2003 and 2002, accruing loan delinquent 90 days or more totaled $0, $0, and $0, respectively. Non-accruing loans at December 31, 2003 and June 30, 2003 and 2002, were $743,000, $331,000 and $1,751,000, respectively.

37
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

Activity in the allowance for loan losses was as follows:

	Six months ended		Years ended
	December 31,	December 31,	June 30,
	2003	2002	2003	2002	2001

		(Unaudited)
Balance, beginning of period	$2,775,320	2,649,872	2,649,872	2,697,389	2,519,946
Provision charged to expense	1,162,000	205,000	610,000	291,000	310,000
Losses charged off net of recoveries
of $3,323 and $150 for six months
ended December 31, 2003, and 2002,
$52,015, $482 and $0, for years
ended June 30, 2003, 2002 and 2001	(51,183)	(215,320)	(484,552)	(338,517)	(132,557)

Balance, end of period	$3,886,137	2,639,552	2,775,320	2,649,872	2,697,389

The weighted average interest rate on loans as of December 31, 2003, was 5.39%, and as of June 30, 2003 and 2002 was 5.72% and 6.62%, respectively.

The Bank serviced mortgage loans for others amounting to $128,875,871, $116,183,857 and $90,384,363 as of December 31, 2003 and June 30, 2003 and 2002, respectively. The Bank serviced commercial loans for others amounting to $1,072,449, $1,221,432 and $4,877,246 as of December 31, 2003 and June 30, 2003 and 2002, respectively.

    NOTE 4:   PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, are as follows:

	December 31,	June 30,
	2003	2003	2002

Land	$1,250,789	1,250,789	1,250,789
Buildings and improvements	6,468,609	6,303,142	6,287,443
Furniture, fixtures and equipment	3,672,063	3,645,301	3,701,686
Leasehold improvements	217,948	204,069	204,069

	11,609,409	11,403,301	11,443,987
Less accumulated depreciation	(5,033,406)	(4,694,305)	(4,087,889)

Net premises and equipment	$6,576,003	6,708,996	7,356,098

Depreciation expense was $339,101 and $404,498 for the six months ended December 31, 2003 and 2002 and $783,933, $1,020,070, and $622,855 and for the years ended June 30, 2003 and 2002, respectively.

38
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

NOTE 5:   OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:
	Six months ended
	December 31,		Years ended June 30,
	2003	2002	2003	2002	2001

		(Unaudited)
Unrealized gains (losses) on
available-for-sale securities	$1,194,556	(536,987)	(1,535,831)	(807,538)	2,657,254
Less: Reclassification adjustment for
realized (gains) losses included in income	(105,461)	-	-	(780,742)	(198,118)

Other comprehensive income (loss),
before tax effect	1,194,556	(536,987)	(1,535,831)	(1,588,280)	2,459,136
Tax expense (benefit)	402,965	(198,685)	(568,257)	(587,664)	909,880

Other comprehensive income (loss)	$686,130	(338,302)	(967,574)	(1,000,616)	1,549,256

    NOTE 6:   DEPOSITS
	December 31, 2003			June 30, 2003			June 30, 2002

	Weighted Average Rate	Balance	Percentage of Deposits	Weighted Average Rate	Balance	Percentage of Deposits	Weighted Average Rate	Balance	Percentage of Deposits

Demand	0.00%	$ 23,335,707	9.8%	0.00%	24,650,393	10.5%	0.00%	11,656,950	5.2%
NOW	0.30%	34,256,771	14.5%	0.31%	32,806,352	13.2%	0.79%	29,386,101	13.0%
Money market	1.34%	42,231,015	17.8%	1.31%	37,511,932	15.9%	2.07%	34,889,127	15.5%
Savings	0.81%	17,220,605	7.3%	0.80%	17,458,316	7.4%	1.65%	17,769,657	7.9%

	0.69%	117,044,097	49.4%	0.65%	112,426,993	47.7%	1.35%	93,701,835	41.6%

Certificates:
0% - 3.99%	2.21%	85,237,827	35.9%	2.40%	81,797,903	34.7%	2.84%	60,129,356	26.7%
4.00% - 5.99%	5.07%	31,062,415	13.1%	4.98%	36,483,700	15.5%	4.86%	59,760,493	26.5%
6.00% - 7.99%	6.46%	3,786,404	1.6%	6.44%	4,968,601	2.1%	6.39%	11,692,310	5.2%

	3.08%	120,086,647	50.6%	3.33%	123,250,204	52.3%	4.07%	131,582,159	58.4%

Total Deposits	1.90%	$ 237,130,744	100.0%	2.05%	235,677,197	100.0%	2.95%	225,283,994	100.0%

The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $11,841,000, $12,258,000 and $15,107,000 as of December 31, 2003, June 30, 2003 and 2002, respectively.

39
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

A summary of certificates of deposit by maturity as of December 31, 2003, is as follows:
2004	$73,304,289
2005	20,481,653
2006	11,835,811
2007	7,622,883
2008	4,595,990
Thereafter	2,246,020

$120,086,646

A summary of interest expense on deposits is as follows:
	Six months ended	Years ended
	December 31,	June 30,
	2003	2003	2002	2001

NOW and Money Market accounts	$327,245	813,619	934,165	1,162,486
Savings accounts	70,339	221,264	241,553	198,793
Certificate accounts	1,981,806	4,792,812	5,860,915	5,383,870
Early withdrawal penalties	(11,190)	(25,250)	(19,349)	(26,619)

	$2,368,200	5,802,445	7,017,284	6,718,530

The Bank utilizes brokered deposits as an additional funding source. The aggregate amount of brokered deposits was approximately $24,505,000 as of December 31, 2003, and $25,000,000 and $22,000,000 as of June 30, 2003 and 2002, respectively.

40
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

NOTE 7:   FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances consist of the following:
	December 31, 2003

Maturity Date	Amount	Weighted Average Rate

Fiscal Year 2004	$63,290,000	2.34%
Fiscal Year 2005	7,850,000	4.51%
Fiscal Year 2006	10,500,000	5.12%
Fiscal Year 2007	1,000,000	3.47%
Fiscal Year 2008	14,950,000	5.54%
Thereafter	11,246,948	5.83%

	$108,836,948	3.58%

	June 30, 2003		June 30, 2002

Maturity Date	Amount	Weighted Average Rate	Amount	Weighted Average Rate

Fiscal Year 2003	$-	-	13,333,600	4.20%
Fiscal Year 2004	60,322,500	2.79%	26,322,500	4.68%
Fiscal Year 2005	7,350,000	4.86%	5,350,000	5.95%
Fiscal Year 2006	6,500,000	5.84%	6,500,000	5.84%
Fiscal Year 2007	3,000,000	5.34%	3,000,000	5.34%
Fiscal Year 2008	3,950,000	5.91%	4,250,000	5.91%
Thereafter	33,496,394	5.77%	52,327,063	5.88%

	$114,618,894	4.14%	$111,083,163	5.38%

In the year ending December 31, 2004, the Bank has the option to prepay $4.7million of FHLB advances with a remaining average life of 5.1 years and a weighted average rate of 6.05%. The current FHLB advance rate with a similar average life is 3.91%, a 214 basis point savings. Also in the year ending December 31, 2004, the Bank had advances equal to $11,000,000 with a weighted average rate of 5.40% callable between January 20, 2004 and January 30, 2004 at the FHLB’s option with a maturity date between July 30, 2008 and October 20, 2008.

The FHLB requires the Bank to maintain collateral equal to outstanding balances of advances. For collateral purposes, the FHLB values mortgage loans free of other pledges, liens and encumbrances at 80% of their fair value, and investment securities free of other pledges, liens and encumbrances at 95% of their fair value.

NOTE 8:   INCOME TAXES

The Company files a consolidated federal income tax return. In computing federal income taxes for taxable years prior to July 1, 1996, the Bank has been allowed an 8% deduction from otherwise taxable income as a statutory bad debt deduction, subject to limitations based on aggregate loans and savings balances. In August 1996 this statutory bad debt deduction was repealed and is no longer available for thrifts. In addition, bad debt reserves accumulated after 1987, which was included as a component of the net deferred tax liability, must be recaptured over a six-year period beginning in 1999. The recapture period was completed during the six months ended December 31, 2003.

41
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

As of December 31, 2003 and June 30, 2003, and 2002, retained earnings included approximately $5,075,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 as of December 31, 2003, June 30, 2003 and 2002.

The provision for income taxes consists of:

	Six Months Ended		Years Ended
	December 31,		June 30,
	2003	2002	2003	2002	2001

		(Unaudited)
Taxes currently payable	$1,055,750	758,083	1,810,815	1,680,799	1,694,605
Deferred income taxes	(267,750)	168,917	(154,815)	211,201	48,395

	$788,000	927,000	1,656,000	1,892,000	1,743,000

The tax effects of temporary differences related to deferred taxes shown on the December 31, 2003, June 30, 2003 and 2002, balance sheets are:

	December 31,	June 30,
	2003	2003	2002

Deferred tax assets:
Allowances for loan and foreclosed asset losses	$1,441,871	1,026,868	980,453
Accrued compensated absences and bonuses	11,749	21,021	21,267
Unrealized loss on loans held for sale	7,140	9,752	18,526
RRP expense	11,559	116,325	136,541
Deferred loan fees/costs	87,803	78,174	84,956
State tax credits	64,049	117,658	-
Other	20,127	13,790	4,948

	1,644,298	1,383,588	1,246,691

Deferred tax liabilities:
FHLB stock dividends	(128,262)	(206,867)	(206,867)
Tax bad debt reserves in excess of base year	-	(56,271)	(112,543)
Mortgage servicing rights	(365,110)	(261,471)	(284,816)
Unrealized appreciation on available-for-sale securities	(1,565,830)	(1,162,865)	(1,731,122)
Accumulated depreciation	(173,592)	(125,532)	(112,630)
Other	(56,004)	(79,867)	(31,070)

	(2,288,798)	(1,892,873)	(2,479,048)

Net deferred tax liability	$(644,500)	(509,285)	(1,232,357)

42
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

A reconciliation of income tax expense at the statutory rate to income tax expense at the Company’s effective rate is shown below:
	Six months ended		Year ended
	December 31,		June 30,
		(Unaudited)
	2003	2002	2003	2002	2001

Computed at statutory rate	34.0%	34.0%	34.0%	34.0%	34.0%
Increase (reduction) in taxes resulting from:
State financial institution tax	2.2%	3.9%	-2.4%	2.0%	2.3%
ESOP	1.2%	1.0%	1.0%	-0.2%	0.8%
Other	-2.2%	-4.4%	-1.0%	-1.3%	-2.1%

Actual tax provision	35.2%	34.5%	31.6%	34.5%	35.0%

Missouri law provides that banks will be taxed based on an annual privilege tax of 7% of net income. The privilege tax is included in provision for income taxes.

43
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

NOTE 9:   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents estimated fair values of the Company’s financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

	December 31, 2003		June 30, 2003		June 30, 2002

	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$22,656,794	22,656,794	19,014,528	19,014,528	16,963,502	16,963,502
Available-for-sale securities	14,863,826	14,863,826	13,271,147	13,271,147	16,463,460	16,463,460
Held-to-maturity securities	1,867,594	1,948,912	2,250,894	2,401,387	3,219,091	3,421,746
Mortgage loans held-for-sale	1,268,064	1,268,064	9,755,102	9,755,102	3,131,138	3,131,138
Loans, net	330,861,875	334,344,000	327,082,420	331,370,000	316,785,118	316,895,000
Federal Home Loan Bank stock	5,294,200	5,294,200	8,600,400	8,600,400	8,600,400	8,600,400
Interest receivable	1,305,728	1,305,728	1,430,125	1,430,125	1,654,511	1,654,511
Financial liabilities:
Deposits	237,130,744	237,500,000	235,677,197	237,602,000	225,283,994	225,475,675
Federal Home Loan Bank advances	108,836,948	113,099,000	114,618,894	116,470,000	111,083,163	117,481,000
Securities sold under agreements
to repurchase	738,399	738,399	702,024	702,024	1,093,074	1,093,074
Interest payable	200,770	200,770	203,237	203,237	759,099	759,099
Dividend payable	432,513	432,513	415,414	415,414	347,656	347,656
Unrecognized financial instruments
(net of contractual value):
Commitments to extend credit	-	-	-	-	-	-
Unused lines of credit	-	-	-	-	-	-

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

Interest Receivable
The carrying amount of interest receivable approximates its fair value.

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

44
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

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

Interest and Dividend Payable
The carrying amounts of interest payable and dividend payable approximates their fair value.

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

NOTE 10:   SIGNIFICANT ESTIMATES AND CONCENTRATIONS

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

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

45
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

At the annual stockholders’ meeting on October 18, 1995, the Bank’s stockholders approved the Recognition and Retention Plan (the "RRP"). Following approval of the Plan, the Bank contributed $464,643 to a separate trust to purchase the 75,106 shares of the Company’s common stock in the RRP. As of December 31, 2003, there are 600 shares in this plan that are not vested.

At a special stockholders’ meeting on July 22, 1998, the Company’s stockholders approved the Restricted Stock Plan (the "RSP"). Following approval of the Plan, the Company contributed $2,373,065 to a separate trust to purchase the 173,632 shares in the RSP. As of December 31, 2003 there are 2,800 shares in this plan that are not vested.

During the year ended June 30, 2000, the directors of the Company established the Stock Compensation Plan (the "2000 SCP") with both a stock award component and a stock option component. Under the stock award component of this plan, the Committee awarded 7,125 shares of the Company’s common stock. Following approval of the Plan, the Company contributed $85,945 to a separate trust to purchase the 7,125 shares in the SCP. As of December 31, 2003 there are 1,425 shares in this plan that are not vested.

During the year ended June 30, 2001, the directors of the Company established the Stock Compensation Plan (the "2001 SCP") with both a stock award component and a stock option component. Under the stock award component of this plan, the Committee awarded 10,239 shares of the Company’s common stock. The shares for this plan were taken from forfeited shares in the RSP. As of December 31, 2003 there are 6,141 shares in this plan that are not vested.

The Bank recognized $30,952, $177,810, $353,004, $401,403 and $464,032 of expense under these stock award plans in the six months ended December 31, 2003 and 2002 and the years ended June 30, 2003, 2002, and 2001 respectively.

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

Under the stock option component of the 2001 SCP, the Committee had granted no nonqualified stock options as of December 31, 2003.

46
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

During the six months ended December 31, 2003, the directors of the Company authorized the issuance of 5,000 stock options as an employment inducement to a new officer of the Bank pursuant to a stock option agreement. Stock options awarded under this agreement are considered non-qualified for federal income tax purposes.

The table below summarizes transactions under the Company’s stock option plans:
	Number of shares

	Incentive Stock Option	Non-Qualified Options to Directors	Weighted Average Exercise Price

Balance outstanding as of July 1, 2000	430,375	156,589	11.83
Granted	26,000	-	12.06
Exercised	(18,357)	-	6.02
Forfeited	(29,821)	(23,402)	13.12

Balance outstanding as of June 30, 2001	408,197	133,187	11.92
Granted	15,000	25,533	13.01
Exercised	(97,010)	-	9.53
Forfeited	(54,850)	-	13.24

Balance outstanding as of June 30, 2002	271,337	158,720	12.39
Granted	10,000	-	15.31
Exercised	(19,698)	(31,746)	10.82
Forfeited	(4,277)	(13,360)	12.47

Balance outstanding as of June 30, 2003	257,362	113,614	12.68
Granted	5,000	50,000	16.65
Exercised	(12,054)	-	8.93
Forfeited	-	-	-

Balance outstanding as of December 31, 2003	250,308	163,614	13.32

Options exercisable as of December 31, 2003	212,308	91,145	12.79

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted-average assumptions:

	December 31, 2003	June 30, 2003	June 30, 2002

Dividends per share	$0.31	$0.68	$0.50
Risk-free interest rate	2.73%	3.00%	4.54%
Expected life of options	5 years	5 years	5 years
Weighted-average fair value
of options granted during year	$0.64	$0.57	$1.77

47
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

The following table summarizes information about stock options under the plans outstanding as of December 31, 2003:
Exercise Price	Number Outstanding	Number Exercisable	Remaining Contractual Life

$ 5.83	2,548	2,548	3.0 years
6.02	11,397	11,397	2.0 years
6.08	5,370	5,370	2.5 years
9.94	1,600	-	6.3 years
10.25	4,000	2,400	6.1 years
10.50	17,875	10,725	6.1 years
11.05	2,000	800	7.5 years
12.13	3,000	1,200	7.2 years
12.50	25,533	10,214	7.6 years
12.75	8,000	3,200	7.1 years
13.44	252,599	252,599	4.6 years
13.89	15,000	3,000	8.1 years
15.31	10,000	-	9.1 years
16.65	50,000	-	9.6 years
17.20	5,000	-	9.7 years

Employee Stock Ownership Plan
The Bank sponsors an internally-leveraged Employee Stock Ownership Plan (ESOP). All employees are eligible to participate after they attain age twenty-one and complete twelve consecutive months of service during which they work at least 1,000 hours. The ESOP borrowed $3,444,540 from the Company and purchased 344,454 shares of the common stock of the Company. The ESOP debt is secured by shares of the Company. The loan will be repaid from contributions to the ESOP as approved annually by the Bank’s Board of Directors. As the debt is repaid, shares are released from collateral and allocated to employees’ accounts. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. When shares are committed for release, the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and may be paid directly to participants or credited to their account; dividends are not paid on unallocated ESOP shares. Compensation expense is recognized ratably based on the average fair value of shares committed to be released. Compensation expense attributed to the ESOP was $225,154, $180,244, $373,724, $319,275, and $268,624 for the six months ended December 31, 2003 and 2002 and the years ended June 30, 2003, 2002,and 2001 respectively.

The following is a summary of ESOP shares as of December 31, 2003:

Beginning ESOP shares	344,454
Released shares	(116,347)
Shares committed for release	(25,014)

Unreleased shares	203,093

Fair value of unreleased shares	$3,909,540

48
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

    NOTE 12:   RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and the Bank were customers of and had transactions with the Bank in the ordinary course of business. As of December 31, 2003, June 30, 2003 and 2002, loans outstanding to these directors and executive officers amounted to $565,066, $463,323 and $302,518, respectively.

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

As of December 31, 2003, June 30, 2003 and 2002, the Bank had outstanding commitments to originate loans of approximately $24,414,000, $23,835,000 and $9,485,000, respectively. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period. As of December 31, 2003, June 30, 2003 and 2002, commitments of $721,000, $16,397,000 and $3,910,000, respectively, were at fixed rates and $23,693,000, $7,438,000 and $5,575,000, respectively, were at floating market rates.

Forward commitments to sell mortgage loans are obligations to deliver loans at a specified price on or before a specified date. The Bank acquires such commitments to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. As of December 31, 2003, June 30, 2003 and 2002 the Bank had approximately $0, $13,551,000 and $4,793,000, respectively, of commitments outstanding.

Standby letters of credit are irrevocable conditional commitments issued by the Bank’s to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same at that involved in extending loans to customers. Fees for letters of credit issued after December 31, 2002 are initially recorded by the Bank as deferred revenue and are included in earnings at the termination of the respective agreements. Should the Bank be obligated to perform under the standby letters of credit, the Bank may seek recourse from the customer for reimbursement of amounts paid.

The Bank had total outstanding standby letters of credit amounting to $1,189,000, $1,671,000 and $24,000 as of December 31, 2003, June 30, 2003 and 2002, respectively, with terms ranging from 30 days to 2 years.

49
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

As of December 31, 2003, unused lines of credit to borrowers aggregated approximately $50,941,000 for commercial lines and $13,245,000 for open-end consumer lines. As of June 30, 2003, unused lines of credit to borrowers aggregated approximately $17,955,000 for commercial lines and $13,397,000 for open-end consumer lines. As of June 30, 2002, unused lines of credit to borrowers aggregated approximately $12,472,000 for commercial lines and $11,205,000 for open-end consumer lines.

50
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

NOTE 14:   CONDENSED PARENT COMPANY STATEMENTS

The condensed balance sheets as of December 31, 2003, and June 30, 2003 and 2002, and statements of income and cash flows for the six months ended December 31, 2003 and 2002, and the years ended June 30, 2003, 2002 and 2001, for the parent company, Guaranty Federal Bancshares, Inc., are as follows:
Balance Sheets	As of	As of
	December 31,	June 30,

	2003	2003	2002

Assets
Cash	$31,177	465,350	362,187
Due from subsidiary	563,219	9,405	17,484
Investment in subsidiary	37,272,723	36,019,229	34,620,317
Loans receivable, net	-	-	290,580
Accrued interest receivable	-	-	3,377
Prepaid expenses and other assets	448,612	437,385	418,441
Refundable income taxes	94,903	37,195	116,209

	$38,410,634	36,968,564	35,828,595

Liabilities
Accrued expenses and other liabilities	$-	11,338	46,062
Due to holding company		-	-
Deferred income taxes		-	-
Dividend payable	432,513	415,414	347,656
Stockholders' equity
Common stock	642,890	641,685	636,540
Additional paid-in capital	51,330,202	51,065,581	49,842,032
Unearned ESOP shares	(2,030,930)	(2,156,930)	(2,406,070)
Retained earnings	29,919,695	29,280,784	27,372,935
Unrealized appreciation on
available-for-sale securities, net	2,666,143	1,980,013	2,947,587
Treasury stock	(44,549,879)	(44,269,321)	(42,958,147)

	$38,410,634	36,968,564	35,828,595

51
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

Income Statements	For the six months ended		For the years ended

	December 31,		June 30,
	2003	2002	2003	2002	2001

		(Unaudited)
Income
Dividends from subsidiary bank	$1,099,000	452,291	1,750,468	17,310,694	11,260,000
Interest income:
Related party	50,703	66,491	121,542	163,665	268,602
Other	-	-	-	21,001	79,617
Other	-	-	-	66,138	8,584

	1,149,703	518,782	1,872,010	17,561,498	11,616,803

Expense
Occupancy	1,200	1,200	2,400	2,400	2,400
Other	219,947	84,731	190,491	401,242	170,940

	221,147	85,931	192,891	403,642	173,340

Income before income taxes
and equity in undistributed earnings	928,556	432,851	1,679,119	17,157,856	11,443,463
earnings of subsidiary
Provision (credit) for income taxes	(63,274)	(7,217)	(26,487)	(56,739)	68,108

Income before equity in undistributed
earnings of subsidiary	991,830	440,068	1,705,606	17,214,595	11,375,355
Equity in undistributed
earnings of subsidiary	508,331	1,323,962	1,874,043	(13,621,613)	(8,142,382)

Net income	$1,500,161	1,764,030	3,579,649	3,592,982	3,232,973

52
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

Statements of Cash Flows	For the six months ended		For the years ended

	December 31,		June 30,
	2003	2002	2003	2002	2001

		(Unaudited)
Cash Flows From Operating Activities

Net income	$1,500,161	1,764,030	3,579,649	3,592,982	3,232,973
Items not requiring (providing) cash:
Equity in undistributed earnings of subsidiary	(508,331)	(1,323,962)	(1,874,043)	-	-
Gain on sale of available-for-sale securities			-	(66,138)	(8,574)
Release of ESOP shares	225,154	125,000	249,140	234,730	229,640
Changes in:
Accrued interest receivable	-	3,377	3,377	(3,377)	-
Prepaid expenses and other assets	(11,226)	409,266	(18,944)	(67,506)	(75,541)
Income taxes payable/refundable	(57,708)	98,685	79,014	(67,194)	(4,794)
Accrued expenses	(11,338)	(46,062)	(34,724)	50,642	(47,853)

Net cash provided by operating activities	1,136,712	1,030,334	1,983,469	3,674,139	3,325,851

Cash Flows From Investing Activities
Investment in subsidiary
Loan to ESOP			-	-	-
Purchase of loans	-	291,402	-	(291,402)	-
Net collections of loans	-	(822)	-	822	-
Purchase of land			-	-	-
Proceeds from sale of loans	-	-	290,580	-	-
Proceeds from sale of available-for-sale securities	-	-	-	719,476	395,253
Purchase of available-for-sale securities	-	-	-	-	(102,012)
Net (increase) decrease in advance to subsidiary	(553,814)	(421,463)	8,079	(4,442)	8,635
Distribution in excess of net income of subsidiary	-	-	-	13,621,613	8,142,382

Net cash provided by investing activities	(553,814)	(130,883)	298,659	14,046,067	8,444,258

Cash Flows From Financing Activities
Proceeds from sale of common stock, net			-	-	-
Stock options exercised	107,638	113,554	556,869	924,677	110,510
Cash dividends received on RRP shares			-	-	-
Cash dividends paid	(844,151)	(764,854)	(1,604,042)	(1,823,928)	(1,936,401)
Treasury stock purchased	(280,558)	(235,770)	(1,131,792)	(16,826,643)	(9,986,737)

Net cash used in financing activities	(1,017,071)	(887,070)	(2,178,965)	(17,725,894)	(11,812,628)

Increase (decrease) in cash	(434,173)	12,381	103,163	(5,688)	(42,519)

Cash, beginning of period	465,350	362,187	362,187	367,875	410,394

Cash, end of period	$31,177	374,568	465,350	362,187	367,875

53
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

NOTE 15:   ADJUSTMENT TO ALLOWANCE FOR LOAN LOSSES

Subsequent to December 31, 2003, in connection with a normal regulatory examination, the Bank identified a group of approximately 150 loans secured by single family residences, totaling approximately $9 million, that were lacking sufficient information in the loans files to effectively evaluate the credits. The Bank classified these loans in accordance with its policies described is Note 1 and determined that its allowance for loan losses must be increased by $800,000. This increase was recorded as an adjustment to the Bank’s results of operations in the quarter ended December 31, 2003.

54
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

Independent Accountants’ Report

Board of Directors
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We have audited the accompanying balance sheets of Guaranty Federal Bancshares, Inc. as of December 31, 2003 and June 30, 2003 and 2002, and the related statements of income, stockholders’ equity and cash flows for the six months ended December 31, 2003, and for each of the three years in the period ended June 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Federal Bancshares, Inc. as of December 31, 2003 and June 30, 2003 and 2002, and the results of its operations and its cash flows for each of the six months ended December 31, 2003, and for each of the three years in the period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/BKD, LLP
March 22, 2004
Springfield, Missouri

55