Form 10-K, Exhibit 13
period 2004-12-31
GUARANTY FEDERAL BANCSHARES INC
filed 2005-03-30
CIK 1046203

Exhibit 13

CONTENTS

1	Investor Information
2	President’s Message
3	Selected Consolidated Financial and Other Data
5	Management’s Discussion and Analysis of Financial Condition and Results of Operations
22	Consolidated Financial Statements
54	Report of Independent Registered Public Accounting Firm

INVESTOR INFORMATION

COMMON STOCK PRICES & DIVIDENDS

The common stock of Guaranty Federal Bancshares, Inc. (the "Company") is traded in the over-the-counter market and quoted on the NASDAQ National Market (symbol GFED). As of March 8, 2005, there were approximately 1,668 stockholders. At that date the Company had 6,506,562 shares of common stock issued and 2,988,579 shares of common stock outstanding.

During the year ended December 31, 2004, the Company paid dividends of (i) $0.155 per share on April 14, 2004, to stockholders of record as of March 30, 2004, (ii) $0.155 per share on July 15, 2004 to stockholders of record as of July 1, 2004, and (iii) $0.16 per share on October 15, 2004, to stockholders of record as of October 1, 2004, and also declared a cash dividend of $0.16 per share on December 16, 2004, which was paid on January 21, 2005, to stockholders of record on January 7, 2005. During the six month period ended December 31, 2003 in which the Company transitioned from a June 30 fiscal year end to a December 31 calendar year end (See "Change of Fiscal Year"), the Company paid cash dividends of $0.155 per share on October 17, 2003, to the stockholders of record as of October 3, 2003, and declared a cash dividend of $0.155 per share on December 19, 2003, which was paid on January 23, 2004, to stockholders of record on January 9, 2004. During the Company’s fiscal year ended June 30, 2003, the Company paid cash dividends of (i) $0.15 per share on October 18, 2002, to the stockholders of record as of October 4, 2002, (ii) $0.15 per share on January 24, 2003, to the stockholders of record as of January 10, 2003, and (iii) $0.15 per share on April 14, 2003 to stockholders of record as of March 31, 2003, and also declared a cash dividend of $0.15 per share on June 27, 2003, which was paid on July 15, 2003, to stockholders of record on July 1, 2003. The Company’s Board of Directors anticipates paying dividends on comparable dates during fiscal year ended December 31, 2005 to the payment dates during the fiscal year ended December 31, 2004. Such future dividends, if any, will be at the discretion of the Company’s Board of Directors and will depend on, among other things, the Company’s results of operations, cash requirements and surplus, financial condition and other factors that the Company’s Board of Directors may consider relevant.
The table below reflects the range of common stock closing prices per the NASDAQ Stock Market by quarter.

	Year ended		Six months ended		Fiscal Year ended
	December 31, 2004		December 31, 2003		June 30, 2003
	High	Low	High	Low	High	Low
Quarter ended:
March 31	$19.95	18.70	n/a	n/a	15.73	14.90
June 30	19.95	18.81	n/a	n/a	16.40	15.15
September 30	20.01	19.11	17.30	16.04	14.50	13.81
December 31	24.15	20.00	19.59	17.15	15.75	13.35
ANNUAL MEETING OF STOCKHOLDERS: The Annual Meeting of Stockholders will be held Wednesday, May 25, 2005 at 6:00 p.m., at the Clarion Hotel, 3333 S. Glenstone, Springfield, Missouri.

ANNUAL REPORT ON FORM 10-K: Copies of the Guaranty Federal Bancshares Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission are available without charge upon written request to: Lorene Thomas, Secretary, Guaranty Federal Bancshares, Inc., 1341 W. Battlefield St., Springfield, MO 65807-4181.

TRANSFER AGENT: Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016

STOCK TRADING INFORMATION: Over-the Counter Symbol: GFED

SPECIAL LEGAL COUNSEL: Blackwell Sanders Peper Martin, LLP, 901 St. Louis St., Suite 1900, Springfield, MO 65806

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS: BKD, LLP, 901 St. Louis St., PO Box 1190, Springfield, MO 65801-1190

STOCKHOLDER AND FINANCIAL INFORMATION: Bruce Winston, Senior Vice President, Chief Financial Officer 417-520-0206

1

Dear Shareholders and Associates,

Let me begin by expressing how proud I am of everything our associates accomplished during the past fiscal year. In 2004, Guaranty Federal Bancshares, Inc. achieved double-digit increases in earnings per share and loan and deposit growth while maintaining excellent asset quality and significantly improving efficiency.

I am pleased to report that 2004 resulted in record net income of $1.53 per share ($4.3 million), an increase of 29% over the previous year. In addition, the company posted double-digit growth in the following areas: total assets up 14% to $440.6 million, net loans up 18% to $392.3 million, total deposits up 25% to $296.4 million, net interest income up 15%, and a 16 basis point (.16%) increase in the net interest margin.

Quality growth and efficient operations continue to be essential to our core strategy. Non-performing assets remained well below the peer industry average at .25% of total assets at year-end. Our efficiency ratio improved significantly, dropping from 55.9% in 2003 to 52.5% in 2004, again out- performing our peer group.

The company’s capital position continues to be healthy. At December 31, 2004, stockholder’s equity was $40.8 million (9.3% of total assets), equivalent to a book value of $14.45 per share. The stock performed well in 2004 closings at a record high of $24.06 on December 31, 2004.

These financial results are significant. They are the product of the hard work and dedication of associates committed to a shared set of values which instills confidence that we can expect even greater achievements in the future.

We continue to expand our presence in the market to better serve our customers and to gain market share. During 2004 we opened a new full-service banking center on West Kearney in Springfield, Missouri and broadened our ATM network to 19 locations. Customers utilizing our Internet banking services at www.gbankmo.com increased 39% to over 5,000 users in 2004. We are pleased to announce that our sixth full-service location is underway in the rapidly growing community of Nixa and is expected to open in the third quarter of 2005.

In order to continue the company’s growth, we must attract associates who understand and embrace our culture and who can help us fulfill our growth potential. We made several quality additions to our team in 2004 including two key management positions that brought 55 years of combined banking experience to our company and increased the depth and knowledge of our management team.

Finally, on a personal note, I would like to thank Don Gibson for his tenure as President and CEO since 2002. Don’s vision and leadership provided stability to the organization and financial results unprecedented in the company’s 91-year history. Don is a terrific leader and will continue to be a tremendous asset to the company as our new Chairman of the Board.

Thank you for your support and confidence as we look forward to 2005.

Sincerely,

                                                                   \s\ Shaun A. Burke
Shaun A. Burke
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

Summary Statement of Income	Year ended	Six months ended	Six months ended
	December 31,	December 31,	December 31,
	2004	2003 (1)	2002
			(Unaudited)
Interest income	$20,539	9,846	11,290
Interest expense	8,446	4,491	6,086
Net interest income	12,093	5,355	5,204
Provision for loan losses	864	1,162	205
Net interest income after provision
for loan losses	11,229	4,193	4,999
Noninterest income	3,616	2,089	1,752
Noninterest expense	8,248	3,994	4,060
Income before income taxes	6,597	2,288	2,691
Provision for income taxes	2,313	788	927
Net income	$4,284	1,500	1,764

Basic	$1.53	0.54	0.63
Diluted	$1.47	0.52	0.62

	Years ended
	June 30,
	2003	2002	2001

Interest income	$21,782	25,223	27,182
Interest expense	11,445	14,087	16,378
Net interest income	10,337	11,136	10,804
Provision for loan losses	610	291	310
Net interest income after provision
for loan losses	9,727	10,845	10,494
Noninterest income	3,688	3,634	2,103
Noninterest expense	8,179	8,994	7,621
Income before income taxes	5,236	5,485	4,976
Provision for income taxes	1,656	1,892	1,743
Net income	$3,580.00	3,593	3,233

Basic	$1.28	1.01	0.78
Diluted	$1.26	1.00	0.77

3
Guaranty Federal Bancshares, Inc. Selected Consolidated Financial and Other Data

Summary Balance Sheet	As of December 31,		As of June 30,
	2004	2003 (1)	2003	2002
ASSETS
Cash and cash equivalents	$15,896	22,657	19,015	16,964
Investment securities	21,553	16,731	15,522	19,683
Loans receivable, net	392,333	332,130	336,838	319,916
Accrued interest receivable	1,570	1,306	1,430	1,655
Prepaids and other assets	1,976	7,351	10,455	10,293
Foreclosed assets	78	6	182	683
Premises and equipment	7,189	6,576	6,709	7,356
	$440,597	386,757	390,151	376,550
LIABILITIES
Deposits	$296,388	237,131	235,677	225,284
Federal Home Loan Bank advances	100,000	108,837	114,619	111,083
Other liabilities	3,436	2,811	3,313	4,748
	399,823	348,779	353,609	341,115

Common stock	649	624	624	624
Additional paid-in capital	52,385	47,366	47,366	47,366
Unearned ESOP shares	(1,801)	(3,100)	(3,100)	(3,100)
Retained earnings	32,437	23,236	23,236	23,236
Unrealized appreciation on available-for-
sale securities, net	2,816	3,439	3,439	3,439
Treasury stock	(45,713)	(8,132)	(8,132)	(8,132)
STOCKHOLDERS' EQUITY	40,773	37,978	36,542	35,435
	$440,597	386,757	390,151	376,550

Supplemental Data	As of December 31,		As of June 30,
	2004	2003 (1)	2003	2002
Number of full-service offices	7	9	9	9
Cash dividends per share	$0.63	0.31	0.60	0.63

(1) In 2003, the Company determined to change its fiscal year end from June 30 to a calendar year end of December 31. As a result, the Company reported a six-month transition period ended December 31, 2003 in order to change to this new calendar year end.

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

In 2003, the Company also determined to change its fiscal year end from June 30 to a calendar year end of December 31. The six-month period ended December 31, 2003, transitions between the Company’s old and new fiscal year ends. As a result, the Company reported a six-month transition period ended December 31, 2003 in order to change to this new calendar year end.

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

5
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

FINANCIAL CONDITION

From December 31, 2003 to December 31, 2004, the Company’s total assets increased $53,839,274 (14%), liabilities increased $51,044,132 (15%), and stockholders' equity increased $2,795,142 (7%). The ratio of stockholders’ equity to total assets decreased to 9% during this period.

From December 31, 2003 to December 31, 2004, securities available-for-sale increased $237,942 (2%). The Company currently owns 68,000 shares of Federal Home Loan Mortgage Corporation ("FHLMC") stock with an amortized cost of $66,588 in the securities available-for-sale category. As of December 31, 2004, the gross unrealized gain on the stock is $4,945,012, an increase of $357,748 from the gross unrealized gain at December 31, 2003. This increase is due to the increase in the stock price of FHLMC stock from $58.32 per share as of December 31, 2003 to $73.70 per share as of December 31, 2004. From December 31, 2003 to December 31, 2004, securities held-to-maturity decreased $562,436 (30%) due to repayments received during the period. Stock in the Federal Home Loan Bank of Des Moines ("FHLB") was reduced by $147,700 (3%), due to the sale of stock which exceeded the FHLB requirements. The Bank is required to own stock in the FHLB equal to 0.12% of assets plus 4.45% of advances.

From December 31, 2003 to December 31, 2004, net loans receivable increased by $57,880,917 (17%). During this period, permanent loans secured by both owner and non-owner occupied one to four unit residential real estate decreased by $10,493,553 (8%), consumer installment loans decreased $268,680 (1%), multi-family permanent loans increased by $8,017,176 (20%), construction loans decreased by $4,724,058 (7%), permanent loans secured by commercial real estate increased $25,444,859 (36%) and other commercial loans increased $30,987,925 (163%). During this period the Company continued to increase its emphasis on commercial lending, while selling the majority of conforming single family loan production on the secondary market. Loans sold on the secondary market are sold both servicing retained, whereby the Bank continues to service the loan and servicing released, whereby the third party who purchases the loan provides the servicing. Recently the majority of the loans sold on the secondary market have been sold servicing released. As a result of these loan sales, loans serviced for others decreased by $3,670,797 (3%).

During the six months ending December 31, 2003, the Bank changed the manner in which construction loans are recorded. The "loans-in-process" account has been eliminated on loans recorded after June 30, 2003. Prior to this change, the principal balance of construction loans were recorded at closing, and the proceeds were held in "loans in process" to be disbursed as the construction proceeded. Subsequent to June 30, 2003, this type of loan will be set up as a "closed-end" draw account where only the actual principal disbursed will be recorded. As a result of this change, loans in process has decreased by $9,425,318 (37%) from December 31, 2003 to December 31, 2004, and construction loan balances have decreased by $4,724,058 (7%) over the same period.

From December 31, 2003 to December 31, 2004, loans past due 90 days or more decreased $53,445 to $419,465 (0.1% of net loans). As of December 31, 2004, management considers loans totaling $6,086,631 as impaired with a related allowance for loan losses of $928,857. Single-family homes collateralize the majority of the impaired loans. The Bank recognizes interest income on impaired loans as payments are received. Management believes the loss allowances on these loans are sufficient to liquidate the collateral without further loss.

From December 31, 2003 to December 31, 2004, the allowance for loan losses increased $650,518. Loan charge-offs exceeded recoveries by $213,313 for the twelve months ended December 31, 2004. The allowance for loan losses as of December 31, 2004 and December 31, 2003 was 1.2% and 1.2% of net loans outstanding, respectively. As of December 31,2004, the allowance for loan losses was 75% of impaired loans versus 54% as of December 31, 2003.

As of December 31, 2004, foreclosed assets held for sale consists of one single family residence and five vehicles.

From December 31, 2003 to December 31, 2004, premises and equipment increased $612,864 (9%). This increase is primarily due the addition of a new branch location and new equipment.

6
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

From December 31, 2003 to December 31, 2004, deposits increased $59,256,998 (25%). During this period core deposit accounts increased by $10,307,199 (9%) to 49% of total deposits and certificates of deposit increased by $48,949,800 (41%). Included in the certificates of deposit total is $68,374,919 in deposits placed by brokers, an increase from $24,505,300 as of December 31, 2003. Management considers brokered deposits to be an effective source of funds that cost less at the margin than increasing rates on retail deposits in our local market.

From December 31, 2003 to December 31, 2004, the Company decreased borrowings from the Federal Home Loan Bank ("FHLB") by $8,836,948 (8%), in an effort to lower the overall cost of funds and to comply with the FHLB advances limitation of 35% of total assets.

Stockholders’ equity (including unrealized appreciation on securities available-for-sale, net of tax) increased $2,795,142 (7%) to $40,773,263 as of December 31, 2004. Net income for the period exceeded cash dividends paid or declared by $2,537,436. The Company repurchased 56,109 shares as treasury stock at a cost of $1,163,115, an average price of $20.73 per share. As of December 31, 2004, 185,485 shares remain to be repurchased under the repurchase plan announced November 22, 2002. The increase in unrealized appreciation on securities available-for-sale, net of tax, increased stockholders’ equity by $149,685. On a per share basis, stockholders’ equity increased $0.83 (6%) from $13.62 as of December 31, 2003 to $14.45 as of December 31, 2004.

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

	As of		Year Ended			Six Months Ended
	December 31, 2004		December 31, 2004			December 31, 2003

	Balance	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$392,333	5.64%	$366,696	$19,990	5.45%	$334,071	$9,567	5.73%
Investment securities	9,955	2.80%	10,076	289	2.87%	9,899	135	2.73%
Other assets	13,407	2.18%	14,508	260	1.79%	13,867	144	2.08%
Total interest-earning	415,695	5.46%	391,280	20,539	5.25%	357,837	9,846	5.50%
Noninterest-earning	24,901		20,812			20,821
	$440,596		$412,092			$378,658

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing:
Savings accounts	$15,153	1.08%	$16,607	140	0.84%	$17,483	70	0.80%
Transaction accounts	86,615	1.30%	80,001	793	0.99%	74,578	327	0.88%
Certificates of deposit	169,036	2.62%	139,264	3,986	2.86%	121,926	1,971	3.23%
FHLB advances	100,000	3.62%	111,169	3,519	3.17%	101,841	2,121	4.17%
Other borrowed funds	1,264	1.50%	987	7	0.71%	907	2	0.44%
Total interest-bearing	372,068	2.51%	348,029	8,446	2.43%	316,735	4,491	2.84%
Noninterest-bearing	27,705		24,173			24,038
Total liabilities	399,773		372,202			340,773
Stockholders' equity	40,823		39,891			37,885
	$440,596		$412,092			$378,658
Net earning balance	$43,627		$43,252			$41,102
Earning yield less costing rate		2.95%			2.82%			2.66%
Net interest income, and
net yield spread on
interest-earning assets		3.21%		$12,094	3.09%		$5,355	2.99%
Ratio of interest-earning assets to
interest-bearing liabilities	112%		112%			113%

8
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

	Six Months Ended			Year Ended
	December 31, 2002			June 30, 2003
	(Unaudited)
	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$323,292	$10,827	6.70%	$326,441	$20,928	6.41%
Investment securities	11,988	231	3.85%	11,103	419	3.77%
Other assets	24,800	232	1.87%	18,864	434	2.30%
Total interest-earning	360,080	11,290	6.27%	356,408	21,781	6.11%
Noninterest-earning	13,990			19,368
	$374,070			$375,776

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing:
Savings accounts	$17,507	132	1.51%	$17,390	221	1.27%
Transaction accounts	67,002	460	1.37%	67,614	814	1.20%
Certificates of deposit	127,218	2,530	3.98%	126,376	4,768	3.77%
FHLB advances	107,612	2,959	5.50%	108,020	5,634	5.22%
Other borrowed funds	971	5	1.03%	832	7	0.84%
Total interest-bearing	320,310	6,086	3.80%	320,232	11,444	3.57%
Noninterest-bearing	17,390			18,946
Total liabilities	337,700			339,178
Stockholders' equity	36,370			36,598
	$374,070			$375,776
Net earning balance	$39,770			$36,176
Earning yield less costing rate			2.47%			2.54%
Net interest income, and
net yield spread on
interest-earning assets		$5,204	2.89%		$10,337	2.90%
Ratio of interest-earning assets to
interest-bearing liabilities	112%			111%

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

	Year ended				Six Months Ended
	December 31, 2004 versus June 30, 2003				December 31, 2003 versus 2002
	Average Balance	Interest Rate	Rate & Balance	Total	Average Balance	Interest Rate	Rate & Balance	Total
Interest income:
Loans	$(938)	(3,133)	(193)	(4,264)	$361	(1,569)	(52)	(1,260)
Investment securitites	(130)	(100)	5	(225)	(40)	(68)	12	(96)
Other assets	(174)	(96)	11	(88)	(102)	25	(11)	(88)
Net change in interest income	(1,242)	(3,329)	(177)	(4,577)	219	(1,612)	(51)	(1,444)

Interest expense:
Savings accounts	(81)	(75)	2	(154)	-	(62)	-	(62)
Transaction accounts	(21)	(143)	(13)	(177)	52	(166)	(19)	(133)
Certificates of deposit	(782)	(1,151)	(59)	(1,992)	(105)	(474)	20	(559)
Advances	(2,115)	(2,214)	(32)	(4,361)	(159)	(717)	38	(838)
Other borrowed funds	-	(1)	-	(1)	-	(3)	-	(3)
Net change in interest expense	(2,999)	(3,584)	(102)	(6,685)	(212)	(1,422)	39	(1,595)
Change in net interest income	$1,757	(190)	(75)	2,108	$431	(190)	(90)	151

RESULTS OF OPERATIONS - COMPARISON OF YEAR ENDED DECEMBER 31, 2004 AND FISCAL YEAR ENDED JUNE 30, 2003

	Prime	Ten-Year Treasury	One-Year Treasury
December 31, 2004	4.34%	4.27%	1.88%
June 30, 2003	4.43%	3.96%	1.46%
Change in rates	-0.09%	0.31%	0.42%

Interest Rates. The Bank charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates. The above table sets forth the weekly average interest rates for the 52 weeks ending December 31, 2004 and June 30, 2003 as reported by the Federal Reserve. The Bank typically indexes its adjustable rate commercial loans to prime and its adjustable rate mortgage loans to the one-year treasury rate. The ten-year treasury rate is a proxy for 30-year fixed rate home mortgage loans.

During 2003, interest rates were relatively stable achieving cycle low in June 2003 when the Federal Reserve Open Market Committee ("FOMC") reduced the discount rate 25 basis points. After that rate cut, longer-term interest rates began to increase and the mortgage loan refinancing activity began to slow. Rates trended upward during 2004 as the FOMC increased the discount rates 25 basis points after five consecutive meetings from June to December 2004. As of year-end 2004, the prime rate was 5.25% up from 4.00% where it was quoted from June 2003 to June 2004.

10
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

Interest Income. Total interest income decreased $1,242,447 (11%) as the average balance of interest-earning assets increased $34,872,000 (10%). In addition the yield on average interest earning assets decreased 85 basis points to 5.46%.

Interest on loans decreased $938,539 (9%) as the average loan receivable balance increased $40,255,000 (12%) while the average yield decreased 96 basis points to 5.45%. The decrease in loan yield is the result of the combination of new loans at lower rates, repayments of higher yielding loans, and the roll down of adjustable rate loans. Interest on investment securities decreased $129,810 (31%) as the average balance decreased $1,027,000 (9%) and the average yield decreased 90 basis points to 2.87.

Interest Expense. Total interest expense decreased $2,998,783 (26%) as the average balance of interest-bearing liabilities increased $27,797,000 (9%). In addition, the average cost of interest-bearing liabilities decreased 114 basis points to 2.43%.

Interest expense on deposits decreased $883,281 (15%) as the average balance of interest bearing deposits increased $24,492,000 (7%) while the average interest rate paid to depositors decreased 66 basis points to 2.09%. The average balance of interest bearing core deposit accounts increased $11,604,000 (13%) and the average balance of certificates of deposit increased $12,888,000 (10%).

In order to comply with the FHLB limitation of advances to 35% of assets, the Company decreased borrowings from the FHLB. The average balance of FHLB advances decreased by $3,149,000 (2%) while the average cost of those advances decreased 205 basis points to 3.17%. As a result interest expense on advances decreased $2,115,091 (38%). As of December 31, 2004 FHLB advances are 23% of total assets.

Net Interest Income. The Company’s net interest income increased $1,756,335 (17%). During the year ended December 31, 2004, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $43,251,000, resulting in a increase in the average net earning balance of $34,872,000 (10%). The Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 28 basis points from 2.54% to 2.82%.

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

During year ended December 31, 2004, the Company experienced loan charge-offs in excess of recoveries of $213,312 and based on a review as discussed above, elected to record a provision for loan loss of $863,830 to increase the allowance for loan losses. Management of the Company anticipates the need to continue increasing the loan loss allowance through charges to provision for loan losses based on the anticipated growth in its loan portfolio and the shift in the Company’s emphasis from primarily single-family loans to a mix of single-family and commercial loans.

Non-Interest Income. Non-interest income decreased $72,155 (2%). The gain on sale of loans of $1,544,037 for fiscal year 2003 was the result of mortgage banking activities related to the sale of single-family conforming residential loans in the secondary market. Due to increases in interest rates and a decrease in refinances, gain on sale of loans decreased by $1,059,117 (158%) for the year ended December 31, 2004. The Bank attempts to minimize its risk of price changes by committing to sell loans while the loans are in the origination process. The gain on sale of investments for year ended December 31, 2004 was $742,608. This was a result of the sale of 1,000 shares of FHLMC stock each month in 2004. There were no profits on sale of investments for fiscal year ended June 30, 2003. Deposit service charges increased $99,563 (6%) due to increases in insufficient funds and overdraft changes on the Bank’s checking accounts. In addition late charges and other fees increased $163,576 (86%) primarily due an increase in prepayment penalties collected in the year ended December 31, 2004.

11
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

Non-Interest Expense. Non-interest expense increased $67,884 (1%). There were slight increases in salaries, employee benefits and advertising. These increases were offset by decreases in occupancy and data processing expense.

Income Taxes. The change in income tax is a direct result of changes in the Company’s taxable income for the period ended December 31, 2004.

Cash Dividends Paid. The Company paid dividends of $0.155 per share on April 14, 2004, to stockholders’ of record as of March 30, 2004, and $0.155 per share on July 15, 2004 to stockholders’ of record as of July 1, 2004, and $0.16 per share on October 15, 2004, to stockholders’ of record as of October 1, 2004. The Company declared a cash dividend of $0.16 per share on December 16, 2004, to be paid on January 21, 2005, to stockholders of record on January 7, 2005.

RESULTS OF OPERATIONS - TRANSITION PERIOD - COMPARISON OF SIX MONTHS ENDED DECEMBER 31, 2003 AND 2002
	Prime	Ten-Year Treasury	One-Year Treasury
December 31, 2003	4.12%	4.01%	1.25%
December 31, 2002	4.68%	4.63%	2.01%
Change in rates	-0.56%	-0.62%	-0.76%

Interest Rates. The above table sets forth the weekly average interest rates for the 52 weeks ending December 31, 2003 and 2002 as reported by the Federal Reserve.

Interest rates continued their cyclical decline though out 2002. The FOMC reduced the discount rate 50 basis points in November 2002 and 25 basis points in June 2003. The prime rate began 2002 at 4.75%, cut to 4.25% in November 2002 and cut again to 4.00% in June 2003 where it stayed for the remainder of the year.

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

13
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

RESULTS OF OPERATIONS - COMPARISON OF FISCAL YEARS ENDED JUNE 30, 2003 AND 2002

	U.S. Treasury Securities
	Average for the Year Ended
	Prime	Ten-Year Maturity	One-Year Maturity
June 30, 2003	4.43%	3.96%	1.46%
June 30, 2002	5.33%	4.99%	2.56%
Change in rates	-0.90%	-1.03%	-1.10%

Interest Rates. The above table sets forth the weekly average interest rates on U.S. Treasury securities for the twelve months ending June 30, 2003 and 2002.

Interest rates trended downward during the twelve months ended June 30, 2003. The FOMC reduced the discount rate 50 basis points in November 2002 and 25 basis points in June 2003. The last week in June 2003, the ten-year treasury averaged 3.42%, and the one-year treasury averaged 1.02%. The widely quoted bank prime rate fell from 4.75% to 4.00% during the twelve months ended June 30, 2003. As a result, loan customers continued to refinance their loans to lower rates.

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

The Bank is also managing interest rate risk by the origination of construction loans. As of December 31, 2004, such loans, net of loans in process, make up 15% of the Bank’s loan portfolio. In general, these loans have higher yields, shorter maturities, and greater interest rate sensitivity than other real estate loans.

The Bank constantly monitors its deposits in an effort to decrease their interest rate sensitivity. Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank’s asset/liability management objectives and spread requirements. As of December 31, 2003, the Bank’s savings accounts, checking accounts, and money market deposit accounts totaled $117,044,097 or 49% of its total deposits. As of December 31, 2004, these accounts totaled $127,351,296 or 43% of total deposits. The weighted average rate paid on these accounts increased 32 basis points from .69% on December 31, 2003 to 1.01% on December 31, 2004. The Bank believes, based on historical experience, that a substantial portion of such accounts represents non-interest rate sensitive, core deposits.

During the year ending December 31, 2005, the FHLB has the option to call $11.0 million of advances with a weighted average rate of 5.43% and a remaining life of 3.7 years.

16
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

INTEREST RATE SENSITIVITY ANALYSIS

The following table sets forth as of December 31, 2004, management’s estimates of the projected changes in net portfolio value ("NPV") in the event of 100, 200, and 300 basis point ("bp") instantaneous and permanent increases and a 100 basis point instantaneous and permanent decrease in market interest rates. Dollar amounts are expressed in thousands.
BP Change	Estimated Net Portfolio Value			NPV as % of PV of Assets
in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
+300	37,875	(2,721)	-7%	8.80%	-0.39%
+200	39,820	(776)	-2%	9.15%	-0.04%
+100	40,669	73)	0%	9.27%	0.08%
NC	40,596			9.19%
-100	39,948	(648)	-2%	8.99%	-0.20%

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

The Bank’s Board of Directors is responsible for reviewing the Bank’s asset and liability policies. The Bank’s management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank’s asset and liability goals and strategies. Management expects that the Bank’s asset and liability policies and strategies will continue as described above so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s principal sources of funds for investments and operations are net income, deposits from its primary market area, FHLB advances, principal and interest payments on loans and mortgage-backed securities, and proceeds from maturing investment securities. The Company considers deposits and FHLB advances as primary sources of funds.

The Company’s most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less. The levels of such assets are dependent on the Bank’s operating, financing, and investment activities at any given time. The Company’s cash and cash equivalents totaled $15,896,458 as of December 31, 2004. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows, which are subject to, and influenced by, many factors.

17
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

As of December 31, 2004, the Bank has conditional commitments in the form of letters of credit in the amount of $1,314,000, and outstanding loan commitments of $15,712,000. In addition, the Bank has granted unused lines of credit to borrowers aggregating approximately $64,430,000 and $16,578,000 for commercial lines and open-end consumer lines, respectively. The Bank also has $96,113,575 in certificates of deposit that are scheduled to mature in one year or less. Management anticipates that the majority of these certificates will renew in the normal course of operations. Based on existing collateral as well as the FHLB’s limitation of advances to 35% of assets, the Bank has the ability to borrow an additional $44,946,000 from the FHLB, as of December 31, 2004. The Bank plans to maintain its FHLB borrowings to a level that will provide a borrowing capacity sufficient to provide for contingencies.

The Company’s capital position of $37,978,000 is 9.8% of total assets as of December 31, 2004. The Company has an excess of $20,453,000, $23,571,000, and $15,666,000 of required regulatory levels of tangible, core, and risk-based capital, respectively. Under current regulatory guidelines, the Bank is classified as well capitalized.

During fiscal year ended June 30, 2003, the Company purchased 74,240 shares of common stock in open market transactions and 13,046 from the RRP to place in the treasury account. During the year ended December 31, 2004, the Company purchased 51,333 shares of common stock in open market transactions and 4,776 from the RRP to place in the treasury account. The Company intends to monitor the common stock price and, with regulatory approval, may from time to time initiate further treasury stock transactions in order to improve the Company’s long-term earnings per share while at the same time maintaining an adequate level of stockholders’ equity.

AGGREGATE CONTRACTUAL OBLIGATIONS

The following table summarizes the Company’s fixed and determinable contractual obligations by payment date as of December 31, 2004. Dollar amounts are expressed in thousands.
Payments Due By Period

		One Year	One to	Three to	More than
Contractual Obligations	Total	or less	Three Years	Five Years	Five Years

Deposits without stated maturity	$127,351	127,351	-	-	-
Time and brokered certificates of deposit	169,036	96,114	62,386	9,856	680
Short-term borrowings	1,264	1,264	-	-	-
Federal Home Loan Bank advances	100,000	49,414	24,350	19,650	6,586
Operating leases	361,750	63,550	102,100	102,100	94,000
Purchase obligations	-	-	-	-	-
Other long term obligations	-	-	-	-	-
Total	$759,401	337,693	188,836	131,606	101,266

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

The Company has identified the accounting policies for the allowance for loan losses and related significant estimates and judgments as critical to its business operations and the understanding of its results of operations. For a detailed discussion on the application of these significant estimates and judgments and our accounting policies, also see Note 1 of the notes to consolidated financial statements in this report.

19
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS
In 2004, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitment (SAB 105), which addresses the accounting treatment for loan commitments accounted for as derivative instruments. SAB 105 permits recognition of servicing assets only when the servicing asset has been contractually separated from the underlying loan by sale or securitization. SAB 105 was effective for mortgage loan commitments that are accounted for as derivatives and are entered into after March 31, 2004. The adoption of SAB 105 had no impact on the Company’s results of operations or financial condition.

In 2004, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, which requires the consolidation of certain special purpose entities (SPE’s) by a company if it is determined to be the primary beneficiary of the SPE’s operating activities. The adoption of FIN 46 had no impact on the Company’s results of operations or financial condition.

The Emerging Issues Task Force (EITF) of FASB previously issued EITF Issue 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. EITF Issue 03-1 provides guidance on the meaning of the phrase other-than-temporary impairment and its application to several types of investments, including debt securities classified as held-to-maturity and available-for-sale under FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. EITF Issue 03-1 provides guidance on whether impairment losses should be recognized on available-for-sale securities prior to sale of the securities. It provides guidance for evaluating whether and when unrealized losses should be deemed "other-than-temporary," requiring immediate recognition of those losses through earnings. In addition, EITF 03-1 requires financial statement disclosure for impaired securities on which an impairment loss has not been recognized, including the amount of unrealized loss and the term of that impairment. The portions of EITF 03-1 dealing with determining when losses are other-than-temporary have been delayed in order for the FASB staff to provide implementation guidance and reconsider issues that were raised by interested parties during the public comment period. The Company is monitoring developments related to this EITF Issue.

In December 2004, the FASB issued a revision to FASB Statement No. 123, Accounting for Stock Based Compensation (SFAS 123). FASB Statement No. 123(R), Share Based Payment (SFAS 123(R)), supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and its related implementation guidance. SFAS 123(R) established standard for the accounting for transactions in which an entity exchanges its equity instruments for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of the equity instruments. The impact to the Company of SFAS 123(R) focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions. The Company currently accounts for its stock-based compensation using the intrinsic method as defined in APB 25 and, accordingly, has not recognized any expense for stock option plans in the Consolidated Financial Statements (See Note 1 and Note 11 of the Notes to Consolidated Financial Statements for additional information regarding the Company’s accounting for stock-based compensation). Implementation of SFAS 123(R) is required for the Company beginning in the interim period ending September 30, 2005. The Company is currently analyzing this new pronouncement to determine the impact on its financial statements. Note 1 of the Notes to Consolidated Financial Statements illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of SFAS 123.

20
Guaranty Federal Bancshares, Inc. Management’s Discussion and Analysis of Financial Condition And Results of Operations

SUMMARY OF UNAUDITED QUARTERLY OPERATING RESULTS
	Mar-04	Jun-04	Sep-04	Dec-04
Interest income	$4,841,117	4,872,149	5,192,334	5,633,673
Interest expense	2,050,298	1,934,800	2,123,222	2,337,309
Net interest income	2,790,819	2,937,349	3,069,111	3,296,363
Provision for loan losses	188,830	225,000	225,000	225,000
Gain on sale of loans and investment securities	299,569	247,956	309,109	370,894
Other noninterest income, net	550,694	628,678	648,125	561,150
Noninterest expense	2,042,996	2,079,394	2,043,422	2,082,059
Income before income taxes	1,409,256	1,509,589	1,757,923	1,921,348
Provision for income taxes	439,880	494,797	601,549	777,117
Net income	$969,376	1,014,792	1,156,374	1,144,231
Basic earnings per share	$0.35	0.36	0.41	0.41
Diluted earnings per share	$0.33	0.35	0.40	0.39
Six Months Ended December 31, 2003, Quarter ended (1)
September-03			December-03
Interest income		$4,997,093	4,848,585
Interest expense		2,326,503	2,164,542
Net interest income		2,670,590	2,684,043
Provision for loan losses		212,000	950,000
Gain on sale of loans and investment securities		559,033	304,490
Other noninterest income, net		672,221	553,127
Noninterest expense		1,995,285	1,998,170
Income before income taxes		1,694,559	593,490
Provision for income taxes		617,862	170,026
Net income		$1,076,697	423,464
Basic earnings per share		$0.39	0.15
Diluted earnings per share		$0.38	0.15
Fiscal Year June 30, 2003, Quarter ended
September-02		December-02	March-03	June-03
Interest income	$5,746,456	5,543,740	5,304,477	5,187,047
Interest expense	3,120,175	2,965,401	2,778,498	2,580,339
Net interest income	2,626,281	2,578,339	2,525,979	2,606,708
Provision for loan losses	100,000	105,000	255,000	150,000
Gain on sale of loans and investment securities	224,577	444,643	403,633	471,184
Other noninterest income, net	638,875	443,639	688,873	372,905
Noninterest expense	2,026,229	2,033,749	2,050,978	2,069,031
Income before income taxes	1,363,504	1,327,872	1,312,507	1,231,766
Provision for income taxes	467,458	459,888	427,824	300,830
Net income	$896,046	867,984	884,683	930,936
Basic earnings per share	$0.32	0.31	0.32	0.33
Diluted earnings per share	$0.32	0.30	0.31	0.33
(1) In 2003, the Company determined to change its fiscal year end from June 30 to a calendar year end of December 31. As a result, the Company is reporting a six-month transition period ended December 31, 2003 in order to change to this new calendar year end.

21
Guaranty Federal Bancshares, Inc. Consolidated Balance Sheets December 31, 2004, and 2003 and June 30, 2003

	December 31,	December 31,	June 30,
	2004	2003	2003
ASSETS
Cash	$14,087,915	20,686,276	15,242,475
Interest-bearing deposits in other financial institutions	1,808,543	1,970,518	3,772,053
Cash and cash equivalents	15,896,458	22,656,794	19,014,528
Available-for-sale securities	15,101,768	14,863,826	13,271,147
Held-to-maturity securities	1,305,158	1,867,594	2,250,894
Stock in Federal Home Loan Bank, at cost	5,146,500	5,294,200	8,600,400
Mortgage loans held for sale	3,590,536	1,268,064	9,755,102
Loans receivable, net of allowance for loan losses of
December 31, 2004 and 2003, $4,536,654 and $3,886,137,
respectively, June 30, 2003 - $2,775,320	388,742,792	330,861,875	327,082,420
Accrued interest receivable:
Loans	1,500,170	1,242,683	1,357,434
Investments	69,845	63,045	72,691
Prepaid expenses and other assets	1,976,284	2,057,195	1,855,268
Foreclosed assets held for sale	78,150	5,975	182,064
Premises and equipment	7,188,867	6,576,003	6,708,996
	$440,596,528	386,757,254	390,150,944

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	$296,387,742	237,130,744	235,677,197
Federal Home Loan Bank advances	100,000,000	108,836,948	114,618,894
Securities sold under agreements to repurchase	1,264,020	738,399	702,024
Advances from borrowers for taxes and insurance	271,796	259,267	950,678
Accrued expenses and other liabilities	234,818	308,497	311,696
Accrued interest payable	361,516	200,770	203,237
Dividend payable	450,868	432,513	415,414
Income taxes payable	220,046	227,495	220,707
Deferred income taxes	632,459	644,500	509,285
	399,823,265	348,779,133	353,609,132
STOCKHOLDERS' EQUITY
Common Stock:
$0.10 par value; authorized 10,000,000 shares; issued;
December 31, 2004 and 2003 - 6,493,861 shares and
6,462,902 shares, respectively; June 30, 2003 - 6,416,848 shares	649,386	642,890	641,685
Additional paid-in capital	52,384,842	51,330,202	51,065,581
Unearned ESOP shares	(1,800,930)	(2,030,930)	(2,156,930)
Retained earnings, substantially restricted	32,437,131	29,919,695	29,280,784
Accumulated other comprehensive income
Unrealized appreciation on available-for-sale securities,
net of income taxes; December 31, 2004 and 2003 - $1,653,740
and $1,565,830, respectively; June 30, 2003 - $1,162,865	2,815,828	2,666,143	1,980,013
	86,486,257	82,528,000	80,811,133
Treasury stock, at cost;
December 31, 2004 and 2003 - 3,492,759 shares and
3,436,650 shares, respectively; June 30, 2003, 3,420,375 shares	(45,712,994)	(44,549,879)	(44,269,321)
	40,773,263	37,978,121	36,541,812
	$440,596,528	386,757,254	390,150,944

See Notes to Consolidated Financial Statements
22
Guaranty Federal Bancshares, Inc. Consolidated Statements of Income Years Ended December 31, 2004 and June 30, 2003 and 2002 Six Months Ended December 31, 2003 and 2002

INCOME STATEMENT	Year ended	Six months ended		Year ended
	December 31,	December 31,		June 30,
	2004	2003	2002	2003	2002
			(Unaudited)
INTEREST INCOME
Loans	$19,989,852	9,566,716	10,826,819	20,928,391	23,875,752
Investment securities	289,335	135,100	231,070	419,145	619,049
Other	260,085	143,862	232,307	434,184	727,631
	20,539,272	9,845,678	11,290,196	21,781,720	25,222,432
INTEREST EXPENSE
Deposits	4,919,164	2,368,200	3,121,175	5,802,445	7,017,284
Federal Home Loan Bank advances	3,519,393	2,120,876	2,959,213	5,634,484	7,039,115
Other	7,073	1,969	5,188	7,484	30,287
	8,445,630	4,491,045	6,085,576	11,444,413	14,086,686
NET INTEREST INCOME	12,093,642	5,354,633	5,204,620	10,337,307	11,135,746
PROVISION FOR LOAN LOSSES	863,830	1,162,000	205,000	610,000	291,000
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	11,229,812	4,192,633	4,999,620	9,727,307	10,844,746
NONINTEREST INCOME
Service charges	1,877,829	951,524	884,132	1,778,267	1,554,357
Late charges and other fees	353,689	187,407	65,238	190,113	301,201
Gain on sale of investment securities	742,608	105,461	-	-	780,741
Gain on sale of loans	484,920	758,062	669,220	1,544,037	786,526
Income (loss) on foreclosed assets	(3,157)	5,726	19,865	10,830	(13,369)
Other income	160,285	80,691	113,279	165,082	224,380
	3,616,174	2,088,871	1,751,734	3,688,329	3,633,836
NONINTEREST EXPENSE
Salaries and employee benefits	4,571,541	2,246,993	2,238,783	4,557,376	4,610,235
Occupancy	1,287,261	604,268	673,847	1,322,790	1,324,043
FDIC deposit insurance premiums	36,038	17,928	19,416	37,950	35,855
Data processing	399,891	133,435	294,976	487,786	783,051
Advertising	287,594	220,233	104,210	217,066	331,446
Other expense	1,665,544	770,486	729,092	1,557,019	1,908,970
	8,247,871	3,993,343	4,060,324	8,179,987	8,993,600
INCOME BEFORE INCOME TAXES	6,598,115	2,288,161	2,691,030	5,235,649	5,484,982
PROVISION FOR INCOME TAXES	2,313,342	788,000	927,000	1,656,000	1,892,000
NET INCOME	$4,284,773	1,500,161	1,764,030	3,579,649	3,592,982

BASIC EARNINGS PER SHARE	$1.53	0.54	0.63	1.28	1.01
DILUTED EARNINGS PER SHARE	$1.47	0.52	0.62	1.26	1.00

See Notes to Consolidated Financial Statements
23
Guaranty Federal Bancshares, Inc. Consolidated Statements of Cash Flows Years Ended December 31, 2004 and June 30, 2003 and 2002 Six Months Ended December 31, 2003 and 2002

	Year ended	Six months ended		Year ended
	December 31,	December 31,		June 30,
	2004	2003	2002	2003	2002
			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,284,773	1,500,161	1,764,030	3,579,649	3,592,982
Items not requiring (providing) cash:
Deferred income taxes	(99,952)	(267,750)	168,917	(154,815)	211,201
Depreciation	670,096	339,101	404,498	783,933	1,020,070
Provision for loan losses	863,830	1,162,000	205,000	610,000	291,000
Gain on sale of loans and investment securities	(1,227,528)	(863,524)	(669,220)	(1,544,037)	(1,567,267)
Loss on sale of premises and equipment	11,517	-	-	37,761	28,970
(Gain) loss on sale of foreclosed assets	(1,724)	(13,226)	(26,218)	(12,310)	1,712
Amortization of deferred income,
premiums and discounts	78,148	(18,862)	(80,575)	(99,192)	(188,793)
Stock award plan expense	63,200	30,952	177,810	353,004	401,403
Origination of loans held for sale	(30,561,273)	(31,454,990)	(34,910,348)	(77,775,788)	(63,372,364)
Proceeds from sale of loans held for sale	28,723,721	40,700,091	33,444,629	72,695,861	63,890,546
Release of ESOP shares	461,512	225,154	180,244	373,724	319,595
Changes in:
Accrued interest receivable	(264,287)	124,397	219,733	224,386	572,430
Prepaid expenses and other assets	80,911	(201,927)	(181,342)	(55,508)	(695,042)
Accrued expenses and other liabilities	105,421	(5,666)	(67,971)	(348,159)	557,279
Income taxes payable	7,484	34,578	205,676	69,278	(124,777)
Net cash provided by (used in) operating activities	3,195,849	11,290,489	834,863	(1,262,213)	4,938,945

CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in loans	(59,380,244)	(5,060,371)	(3,172,569)	(11,171,690)	14,833,382
Principal payments on held-to-maturity securities	574,920	379,245	406,222	995,693	1,319,992
Principal payments on available-for-sale securities	-	-	172,835	172,835	1,738,299
Purchase of available-for-sale securities	(5,971,840)	(1,989,685)	(2,978,928)	(4,968,371)	(9,387,524)
Purchase of premises and equipment	(1,300,977)	(206,108)	(138,129)	(174,592)	(500,569)
Proceeds from sale of premises and equipment	6,500	-	-	-	47,281
Proceeds from sales of available-for-sale securities	754,355	107,419	-	-	2,945,061
Proceeds from maturities of available-for-sale securities	6,000,000	1,500,000	4,000,000	6,500,000	7,000,000
(Purchase) sale of FHLB stock	147,700	3,306,200	-	-	-
Proceeds from sale of foreclosed assets	434,161	315,291	863,367	801,677	282,423
Purchase of other investments	-	-	-	(106,000)	(200,000)
Cash acquired in purchase of branches	-	-	-	-	25,556,972
Net cash provided by (used in) investing activities	(58,735,425)	(1,648,009)	(847,202)	(7,950,448)	43,635,317

See Notes to Consolidated Financial Statements
24
Guaranty Federal Bancshares, Inc. Consolidated Statements of Cash Flows (continued) Years Ended December 31, 2004 and June 30, 2003 and 2002 Six Months Ended December 31, 2003 and 2002\

	Year ended	Six months ended		Year ended
	December 31,	December 31,		June 30,
	2004	2003	2002	2003	2002
			(Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised	751,274	107,638	113,554	556,869	924,677
Cash dividends paid	(1,767,337)	(844,151)	(764,854)	(1,604,042)	(1,823,928)
Cash dividends received on RRP Stock	217	292	1,322	2,387	2,942
Net increase in demand deposits,
NOW accounts and savings accounts	10,307,199	4,617,104	8,403,811	18,725,158	15,557,187
Net increase (decrease) in certificates of deposit and
securities sold under agreements to repurchase	49,475,420	(3,127,182)	(3,819,504)	(8,723,005)	(3,940,368)
Proceeds from FHLB advances	201,614,000	124,500,000	12,000,000	121,500,000	46,500,000
Repayments of FHLB advances	(210,450,948)	(130,281,946)	(18,714,871)	(117,964,269)	(82,073,420)
Advances from borrowers for taxes and insurance	12,529	(691,411)	(724,015)	(97,619)	(244,765)
Reduction of shares in RRP Trust	-	-	(235,770)		-
Treasury stock purchased	(1,163,115)	(280,558)	(235,770)	(1,131,792)	(16,826,643)
Net cash provided by (used in) financing activities	48,779,239	(6,000,214)	(3,740,327)	11,263,687	(41,924,318)

INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS	(6,760,337)	3,642,266	(3,752,666)	2,051,026	6,649,944

CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD	22,656,794	19,014,528	16,963,502	16,963,502	10,313,558

CASH AND CASH EQUIVALENTS,
END OF PERIOD	$15,896,457	22,656,794	13,210,836	19,014,528	16,963,502

Supplemental Cash Flows Information

Real estate acquired in settlement of loans	$466,670	120,000	153,820	368,296	963,264

Interest paid	$8,445,630	4,493,513	6,102,303	12,000,275	14,278,261

Income taxes paid	$2,313,342	1,026,224	672,466	1,742,466	1,662,886

Dividend declared and unpaid	$450,868	432,513	420,430	415,414	347,656

The Bank acquired the Springfield, Missouri branch
offices of another financial institution in 2002.
In conjunction with the acquisition, assets were
acquired and liabilities were assumed as follows:

Fair value of liabilities assumed	-	-	-	-	41,615,456
Fair value of assets acquired	-	-	-	-	(16,058,484)
Cash received	-	-	-	-	25,556,972

See Notes to Consolidated Financial Statements
25
Guaranty Federal Bancshares, Inc. Consolidated Statements of Stockholders’ Equity Years Ended December 31, 2004 and June 30, 2003 and 2002 Six Months Ended December 31, 2003

	Common Stock	Additional Paid-In Capital	Unearned ESOP Shares	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, July 1, 2000	$625,004	47,921,681	(2,870,440)	(16,144,767)	24,654,965	2,398,947	56,585,390
Comprehensive income
Net income	-	-	-	-	3,232,973	-	3,232,973
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of $909,880	-	-	-	-	-	1,549,256	1,549,256
Total comprehensive income							4,782,229
Dividends ($0.47 per share)	-	-	-	-	(1,936,401)	-	(1,936,401)
Stock award plans	-	468,674	-	-	-	-	468,674
Stock purchased for stock awards		(85,945)	-	-	-	-	(85,945)
Stock options exercised	1,836	108,674	-	-	-	-	110,510
Release of ESOP shares	-	38,431	229,640	-	-	-	268,071
Treasury stock purchased	-	-	-	(9,986,737)	-	-	(9,986,737)
Balance, July 1, 2001	$626,840	48,451,515	(2,640,800)	(26,131,504)	25,951,537	3,948,203	50,205,791
Comprehensive income
Net income	-	-	-	-	3,592,982	-	3,592,982
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of ($587,664)	-	-	-	-	-	(1,000,616)	(1,000,616)
Total comprehensive income							2,592,366
Dividends ($0.625 per share)	-	-	-	-	(2,171,584)	-	(2,171,584)
Stock award plans	-	390,675	-	-	-	-	390,675
Stock options exercised	9,700	914,977	-	-	-	-	924,677
Release of ESOP shares	-	84,865	234,730	-	-	-	319,595
Treasury stock purchased	-	-	-	(16,826,643)	-	-	(16,826,643)
Balance, June 30, 2002	636,540	49,842,032	(2,406,070)	(42,958,147)	27,372,935	2,947,587	35,434,877
Comprehensive income
Net income	-	-	-	-	3,579,649	-	3,579,649
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of ($568,257)	-	-	-	-	-	(967,574)	(967,574)
Total comprehensive income							2,612,075
Dividends ($0.60 per share)	-	-	-	-	(1,671,800)	-	(1,671,800)
Stock award plans	-	547,241	-	-	-	-	547,241
Stock options exercised	5,145	551,724	-	-	-	-	556,869
Release of ESOP shares	-	124,584	249,140	-	-	-	373,724
Treasury stock purchased	-	-	-	(1,311,174)	-	-	(1,311,174)
Balance, June 30, 2003	641,685	51,065,581	(2,156,930)	(44,269,321)	29,280,784	1,980,013	36,541,812
Comprehensive income
Net income	-	-	-	-	1,500,161	-	1,500,161
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of $402,965	-	-	-	-	-	686,130	686,130
Total comprehensive income							2,186,291
Dividends ($0.31 per share)	-	-	-	-	(861,250)	-	(861,250)
Stock award plans	-	59,034	-	-	-	-	59,034
Stock options exercised	1,205	106,433	-	-	-	-	107,638
Release of ESOP shares	-	99,154	126,000	-	-	-	225,154
Treasury stock purchased	-	-	-	(280,558)	-	-	(280,558)
Balance, December 31, 2003	642,890	51,330,202	(2,030,930)	(44,549,879)	29,919,695	2,666,143	37,978,121
Comprehensive income
Net income	-	-	-	-	4,284,773	-	4,284,773
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of $87,911	-	-	-	-	-	149,685	149,685
Total comprehensive income							4,434,458
Dividends ($0.64 per share)	-	-	-	-	(1,767,337)	-	(1,767,337)
Stock award plans	-	78,350	-	-	-	-	78,350
Stock options exercised	6,496	744,778	-	-	-	-	751,274
Release of ESOP shares	-	231,512	230,000	-	-	-	461,512
Treasury stock purchased	-	-	-	(1,163,115)	-	-	(1,163,115)
Balance, December 31, 2004	$649,386	52,384,842	(1,800,930)	(45,712,994)	32,437,131	2,815,828	40,773,263

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
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

29
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

As of December 31, 2004, the most recent notification from the Missouri Division of Finance categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category.

The Company’s and the Bank's actual capital amounts and ratios are also presented in the table. No amount was deducted from capital for interest-rate risk. Dollar amounts are expressed in thousands.
					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004

Tier 1 (core) capital, and
ratio to adjusted total assets
Company	$37,938	8.7%	$17,485	4.0%	n/a	n/a
Bank	$36,869	8.4%	$17,470	4.0%	$21,838	5.0%

Tier 1 (core) capital, and
ratio to risk-weighted assets
Company	$37,938	10.6%	$14,367	4.0%	n/a	n/a
Bank	$36,869	10.3%	$14,371	4.0%	$21,556	6.0%

Total risk-based capital, and
ratio to risk-weighted assets
Company	$44,401	12.4%	$28,735	8.0%	n/a	n/a
Bank	$43,253	12.0%	$28,742	8.0%	$35,927	10.0%

30
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
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

The amount of dividends that the Bank may pay is subject to various regulatory limitations. As of December 31, 2004 and 2003, and June 30, 2003, the Bank exceeded their minimum capital requirements. The Bank may not pay dividends which would reduce capital below the minimum requirements shown above.

31
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

Earnings Per Share

The computation for earnings per share for year ended December 31, 2004 and six months ended December 31, 2003 and 2002, and years ended June 30, 2003 and 2002 is as follows:

	Year Ended	Six Months Ended	Six Months Ended
	December 31, 2004	December 31, 2003	December 31, 2002
			(unaudited)
Net income	$4,284,773	1,500,161	1,764,030
Average common shares outstanding	2,808,412	2,782,788	2,797,202
Effect of stock options outstanding	113,425	103,555	51,446
Average diluted shares outstanding	2,921,837	2,886,343	2,848,648
Earnings per share - basic	$1.53	0.54	0.63
Earnings per share - diluted	$1.47	0.52	0.62

	Year Ended	Year Ended
	June 30, 2003	June 30, 2002
Net income	$3,579,649	3,592,982
Average common shares outstanding	2,794,032	3,549,172
Effect of stock options outstanding	57,525	38,728
Average diluted shares outstanding	2,851,557	3,587,900
Earnings per share - basic	$1.28	1.01
Earnings per share - diluted	$1.26	1.00

All outstanding options to purchase common stock were included in the computation of diluted earning per share for the six months ended December 31, 2003 and December 31, 2002. Options to purchase 10,000, 10,000 and 15,000 shares of common stock were outstanding during the years ended December 31, 2004, and June 30, 2003 and 2002, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

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

	Year Ended	Six Months	Six Months
	December 31, 2004	December 31, 2003	December 31, 2002
			(Unaudited)
Net income, as reported	$4,284,773	1,500,161	1,764,030
Less: Total stock-based employee
compensation cost determined
under the fair value-based
method, net of income taxes	(35,949)	(18,085)	(89,950)

Pro forma net income	$4,248,824	1,482,076	1,674,080

Earnings per share:
Basic - as reported	$1.53	0.54	0.63
Basic - pro forma	$1.51	0.53	0.60
Diluted - as reported	$1.47	0.52	0.62
Diluted - pro forma	$1.45	0.51	0.59

	Year Ended	Year Ended
	June 30, 2003	June 30, 2002
Net income, as reported	$3,579,649	3,592,982
Less: Total stock-based employee
compensation cost determined
under the fair value-based
method, net of income taxes	(174,412)	(174,142)

Pro forma net income	$3,405,237	3,418,840

Earnings per share:
Basic - as reported	$1.28	1.01
Basic - pro forma	$1.22	0.96
Diluted - as reported	$1.26	1.00
Diluted - pro forma	$1.19	0.95

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

NOTE 2:    SECURITIES

The amortized cost and approximate fair values of securities classified as available-for-sale securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2004
Equity Securities:
FHLMC stock	$66,588	4,945,012	-	5,011,600
Other stock	2,000,000	-	(560,000)	1,440,000
Debt Securities:
Trust preferred securities	6,570,814	84,468	-	6,655,282
U. S. government agencies	1,994,798	88	-	1,994,886
	$10,632,200	5,029,568	(560,000)	15,101,768
As of December 31, 2003
Equity Securities:
FHLMC stock	$78,336	4,587,264	-	4,665,600
Other stock	2,000,000	-	(326,000)	1,674,000
Debt Securities:
Trust preferred securities	6,557,201	11,071	(40,840)	6,527,432
U. S. government agencies	1,996,317	477	-	1,996,794
	$10,631,854	4,598,812	(366,840)	14,863,826
As of June 30, 2003
Equity Securities:
FHLMC stock	$80,294	4,082,846	-	4,163,140
Other stock	2,000,000	-	(324,000)	1,676,000
Debt Securities:
Trust preferred securities	6,550,357	-	(615,889)	5,934,468
U. S. government agencies	1,497,618	-	(79)	1,497,539
	$10,128,269	4,082,846	(939,968)	13,271,147

34
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

Maturities of available-for-sale debt securities as of December 31, 2004:
	Amortized Cost	Approximate Fair Value
Within one year	$1,994,798	1,994,886
After ten years	6,570,814	6,655,282
	$8,565,612	8,650,168

The amortized cost and approximate fair values of securities classified as held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2004
Debt Securities:
U. S. government agencies	$228,807	375	-	229,182
Mortgage-backed securities	1,076,351	77,737	-	1,154,088
	$1,305,158	78,112	-	1,383,270
As of December 31, 2003
Debt Securities:
U. S. government agencies	$256,142	78	-	256,220
Mortgage-backed securities	1,611,452	81,240	-	1,692,692
	$1,867,594	81,318	-	1,948,912
As of June 30, 2003
Debt Securities:
U. S. government agencies	$263,781	952	-	264,733
Mortgage-backed securities	1,987,113	149,541	-	2,136,654
	$2,250,894	150,493	-	2,401,387

Maturities of held-to-maturity securities as of December 31, 2004:
	Amortized Cost	Approximate Fair Value
After ten years	$228,807	229,182
Mortgage-backed securities not due on a
single maturity date	1,076,351	1,154,088
	$1,305,158	1,383,270

The book value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $31,875 and $42,096 as of December 31, 2004 and 2003, respectively, and $51,075 as of June 30, 2003. The approximate fair value of pledged securities amounted to $31,950 and $41,061 as of December 31, 2004 and 2003, respectively, and $51,036 as of June 30, 2003.

Gross gains of $742,608, $105,461, $0, $0, and $784,557 and gross losses of $0, $0, $0, $0, and $3,816 resulting from sale of available-for-sale securities were realized for the year ended December 31, 2004 and the six months ended December 31, 2003 and 2002, and the years ended June 30, 2003 and 2002, respectively.

35
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

Certain investment in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2004, was $1,440,000, which is approximately 9% of the Company’s available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from decreases in market interest rates and failure of certain investments to meet projected earnings targets.

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

The following table shows our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 and 2003.

	December 31, 2004
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$-	-	1,440,000	(560,000)	1,440,000	(560,000)

	December 31, 2003
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$-	-	1,674,000	(326,000)	1,674,000	(326,000)
Debt Securities	-	-	4,705,261	(40,840)	4,705,261	(40,840)
	$ -	-	6,379,261	(366,840)	6,379,261	(366,840)

36
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

NOTE 3:    LOANS AND ALLOWANCE FOR LOAN LOSSES

Categories of loans at December 31, 2004 and 2003, and June 30, 2003, include:
	December 31,		June 30,
	2004	2003	2003
Real estate - residential mortgage:
One to four family units	$117,715,909	128,209,462	134,649,480
Multi-family	52,258,859	44,241,683	41,021,909
Real estate - construction	45,090,258	49,814,316	64,463,839
Real estate - commercial	97,549,770	72,104,911	71,046,133
Commercial loans	55,606,190	24,618,265	18,966,677
Installment loans	25,172,615	25,441,295	25,486,441
Total loans	393,393,601	344,429,932	355,634,479
Less:
Undisbursed portion of loans-in-process	-	(9,425,318)	(25,539,102)
Allowance for loan losses	(4,536,654)	(3,886,137)	(2,775,320)
Unearned discounts	(7,734)	(19,296)	(26,356)
Deferred loan fees/costs, net	(106,421)	(237,306)	(211,281)
Net loans	$388,742,792	330,861,875	327,082,420

Impaired loans totaled $6,083,635 and $7,159,100 as of December 31, 2004 and 2003, respectively, and $623,856 as of June 30, 2003 with a related allowance for loan losses of $928,857, $1,110,130 and $81,029, respectively. As of December 31, 2004 and 2003, and June 30, 2003, respectively, impaired loans of $1,995,593, $736,542 and $330,971 had no related allowance for loan losses.

Interest of $686,939, $153,685, $198,196 and $475,190 was recognized on average impaired loans of $7,659,179, $4,748,587, $661,746 and $3,165,567 for the year ended December 31, 2004 and the six months ended December 31, 2003 and the years ended June 30, 2003 and 2002, respectively. Interest of $694,169, $143,948, $191,040 and $262,402 was recognized on impaired loans on a cash basis during the year ended December 31, 2004 and six months ended December 31, 2003 and the years ended June 30, 2003 and 2002, respectively.

At December 31, 2004 and 2003 and June 30, 2003, accruing loan delinquent 90 days or more totaled $0, $0 and $0, respectively. Non-accruing loans at December 31, 2004 and 2003 and June 30, 2003, were $419,000, $743,000 and $331,000, respectively.

37
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

Activity in the allowance for loan losses was as follows:

	Year ended	Six months ended		Years ended
	December 31,	December 31,	December 31,	June 30,
	2004	2003	2002	2003	2002
			(Unaudited)
Balance, beginning of period	$3,886,137	2,775,320	2,649,872	2,649,872	2,697,389
Provision charged to expense	863,830	1,162,000	205,000	610,000	291,000
Losses charged off net of recoveries
of $17,761 for year ended December 31,
2004 and $3,323 and $150 for six months
ended December 31, 2003 and 2002,
$52,015 and $482 , for years
ended June 30, 2003 and 2002	(213,313)	(51,183)	(215,320)	(484,552)	(338,517)
Balance, end of period	$4,536,654	3,886,137	2,639,552	2,775,320	2,649,872

The weighted average interest rate on loans as of December 31, 2004 and 2003, was 5.45% and 5.39%, and as of June 30, 2003 was 5.72%.

The Bank serviced mortgage loans for others amounting to $123,466,113, $128,875,871, and $116,183,857 as of December 31, 2004 and 2003 and June 30, 2003, respectively. The Bank serviced commercial loans for others amounting to $1,738,961, $1,072,449 and $1,221,432 as of December 31, 2004 and 2003 and June 30, 2003, respectively.

NOTE 4:    PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, are as follows:

	December 31,	December 31,	June 30,
	2004	2003	2003
Land	$1,250,789	1,250,789	1,250,789
Buildings and improvements	6,748,579	6,468,609	6,303,142
Furniture, fixtures and equipment	4,658,904	3,672,063	3,645,301
Leasehold improvements	157,905	217,948	204,069
	12,816,177	11,609,409	11,403,301
Less accumulated depreciation	(5,627,298)	(5,033,406)	(4,694,305)
Net premises and equipment	$7,188,879	6,576,003	6,708,996

Depreciation expense was $669,479 for the year ended December 31, 2004, $339,101 and $404,498, for the six months ended December 31, 2003 and 2002, $783,933 and $1,020,070 and for the years ended June 30, 2003 and 2002, respectively.

38
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

NOTE 5:    OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:
	Year ended	Six months ended
	December 31,	December 31,		Years ended June 30,
	2004	2003	2002	2003	2002
			(Unaudited)
Unrealized gains (losses) on
available-for-sale securities	$980,204	1,194,556	(536,987)	(1,535,831)	(807,538)
Less: Reclassification adjustment for
realized (gains) losses included in income	(742,608)	(105,461)	-	-	(780,742)
Other comprehensive income (loss),
before tax effect	237,596	1,089,095	(536,987)	(1,535,831)	(1,588,280)
Tax expense (benefit)	87,911	402,965	(198,685)	(568,257)	(587,664)
Other comprehensive income (loss)	$149,685	686,130	(338,302)	(967,574)	(1,000,616)

NOTE 6:    DEPOSITS
	December 31, 2004			December 31, 2003			June 30, 2003
	Weighted Average Rate	Balance	Percentage of Deposits	Weighted Average Rate	Balance	Percentage of Deposits	Weighted Average Rate	Balance	Percentage of Deposits

Demand	0.00%	$25,583,803	8.6%	0.00%	23,335,707	9.8%	0.00%	24,650,393	10.5%
NOW	0.53%	34,604,789	11.7%	0.30%	34,256,771	14.5%	0.31%	32,806,352	13.2%
Money market	1.81%	52,009,761	17.6%	1.34%	42,231,015	17.8%	1.31%	37,511,932	15.9%
Savings	1.08%	15,152,943	5.1%	0.81%	17,220,605	7.3%	0.80%	17,458,316	7.4%
	1.01%	127,351,296	43.0%	0.69%	117,044,097	49.4%	0.65%	112,426,993	47.7%
Certificates:
0% - 3.99%	2.46%	151,753,139	51.2%	2.21%	85,237,827	35.9%	2.40%	81,797,903	34.7%
4.00% - 5.99%	4.95%	14,934,483	5.0%	5.07%	31,062,415	13.1%	4.98%	36,483,700	15.5%
6.00% - 7.99%	6.51%	2,348,823	0.8%	6.46%	3,786,404	1.6%	6.44%	4,968,601	2.1%
	2.74%	169,036,446	57.0%	3.08%	120,086,647	50.6%	3.33%	123,250,204	52.3%
Total Deposits	2.00%	$296,387,742	100.0%	1.90%	237,130,744	100.0%	2.05%	235,677,197	100.0%

The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $12,070,000, $11,841,000, and $12,258,000 as of December 31, 2004 and 2003, and June 30, 2003, respectively.

39
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

A summary of certificates of deposit by maturity as of December 31, 2004, is as follows:

2005	$96,113,975
2006	37,527,991
2007	24,858,003
2008	5,886,574
2009	3,969,853
Thereafter	680,050
$169,036,446

A summary of interest expense on deposits is as follows:
	Year ended	Six months ended		Years ended
	December 31,	December 31,		June 30,
	2004	2003	2002	2003	2002
NOW and Money Market accounts	$793,432	327,245	459,869	813,619	934,165
Savings accounts	139,890	70,339	131,337	221,264	241,553
Certificate accounts	4,012,780	1,981,806	2,546,358	4,792,812	5,860,915
Early withdrawal penalties	(26,938)	(11,190)	(16,389)	(25,250)	(19,349)
	$4,919,164	2,368,200	3,121,175	5,802,445	7,017,284

The Bank utilizes brokered deposits as an additional funding source. The aggregate amount of brokered deposits was approximately $68,375,000 and $24,505,000 as of December 31, 2004 and 2003, and $25,000, as of June 30, 2003, respectively.

40

NOTE 7:    FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances consist of the following:
	December 31, 2004		December 31, 2003
Maturity Date	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2004	$-	-	63,290,000	2.34%
2005	61,264,000	2.73%	7,850,000	4.51%
2006	12,500,000	4.62%	10,500,000	5.12%
2007	3,000,000	2.83%	1,000,000	3.47%
2008	16,650,000	5.22%	14,950,000	5.54%
2009	386,000	7.21%	386,000	7.21%
Thereafter	6,200,000	6.16%	10,860,948	5.78%
	$100,000,000	3.62%	$108,836,948	3.58%

	June 30, 2003
Maturity Date	Amount	Weighted Average Rate
Fiscal Year 2004	$60,322,500	2.79%
Fiscal Year 2005	7,350,000	4.86%
Fiscal Year 2006	6,500,000	5.84%
Fiscal Year 2007	3,000,000	5.34%
Fiscal Year 2008	3,950,000	5.91%
Thereafter	33,496,394	5.77%
	$114,618,894	4.14%

In the year ending December 31, 2005, the Bank has advances equal to $11,000,000 with a weighted average rate of 5.40% callable between January 20, 2005 and January 30, 2005 at the FHLB’s option with a maturity date between July 30, 2008 and October 20, 2008.

The FHLB requires the Bank to maintain collateral equal to outstanding balances of advances. For collateral purposes, the FHLB values mortgage loans free of other pledges, liens and encumbrances at 80% of their fair value, and investment securities free of other pledges, liens and encumbrances at 95% of their fair value.

41
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

NOTE 8:    INCOME TAXES
The Company files a consolidated federal income tax return. In computing federal income taxes for taxable years prior to July 1, 1996, the Bank has been allowed an 8% deduction from otherwise taxable income as a statutory bad debt deduction, subject to limitations based on aggregate loans and savings balances

As of December 31, 2004 and 2003, and June 30, 2003, retained earnings included approximately $5,075,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 as of December 31, 2004 and 2003, and June 30, 2003.

The provision for income taxes consists of:

	Year Ended	Six Months Ended		Years Ended
	December 31,	December 31,		June 30,
	2004	2003	2002	2003	2002
			(Unaudited)
Taxes currently payable	$2,413,294	1,055,750	758,083	1,810,815	1,680,799
Deferred income taxes	(99,952)	(267,750)	168,917	(154,815)	211,201
	$2,313,342	788,000	927,000	1,656,000	1,892,000

42
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

The tax effects of temporary differences related to deferred taxes shown on the December 31, 2004 and 2003, and June 30, 2003, balance sheets are:

	December 31,	December 31,	June 30,
	2004	2003	2003
Deferred tax assets:
Allowances for loan and foreclosed asset losses	$1,678,562	1,441,871	1,026,868
Accrued compensated absences and bonuses	12,524	11,749	21,021
Unrealized loss on loans held for sale	2,862	7,140	9,752
RRP expense	13,450	11,559	116,325
Deferred loan fees/costs	39,376	87,803	78,174
State tax credits	-	64,049	117,658
Other	-	20,127	13,790
	1,746,774	1,644,298	1,383,588
Deferred tax liabilities:
FHLB stock dividends	(128,262)	(128,262)	(206,867)
Tax bad debt reserves in excess of base year	-	-	(56,271)
Mortgage servicing rights	(365,768)	(365,110)	(261,471)
Unrealized appreciation on available-for-sale securities	(1,653,740)	(1,565,830)	(1,162,865)
Accumulated depreciation	(163,879)	(173,592)	(125,532)
Other	(67,584)	(56,004)	(79,867)
	(2,379,233)	(2,288,798)	(1,892,873)
Net deferred tax liability	$(632,459)	(644,500)	(509,285)

A reconciliation of income tax expense at the statutory rate to income tax expense at the Company’s effective rate is shown below:
	Year ended	Six months ended		Year ended
	December 31,	December 31,		June 30,
			(Unaudited)
	2004	2003	2002	2003	2002
Computed at statutory rate	34.0%	34.0%	34.0%	34.0%	34.0%
Increase (reduction) in taxes resulting from:
State financial institution tax	1.0%	2.2%	3.9%	-2.4%	2.0%
ESOP	1.2%	1.2%	1.0%	1.0%	-0.2%
Other	-1.1%	-2.2%	-4.4%	-1.0%	-1.3%
Actual tax provision	35.1%	35.2%	34.5%	31.6%	34.5%

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
	December 31, 2004		December 31, 2003		June 30, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$15,896,458	15,896,458	22,656,794	22,656,794	19,014,528	19,014,528
Available-for-sale securities	15,101,768	15,101,768	14,863,826	14,863,826	13,271,147	13,271,147
Held-to-maturity securities	1,305,158	1,383,270	1,867,594	1,948,912	2,250,894	2,401,387
Mortgage loans held-for-sale	3,590,536	3,590,536	1,268,064	1,268,064	9,755,102	9,755,102
Loans, net	388,742,792	389,853,000	330,861,875	334,344,000	327,082,420	331,370,000
Federal Home Loan Bank stock	5,146,500	5,146,500	5,294,200	5,294,200	8,600,400	8,600,400
Interest receivable	1,570,015	1,570,015	1,305,728	1,305,728	1,430,125	1,430,125
Financial liabilities:
Deposits	296,387,742	295,760,000	237,130,744	237,500,000	235,677,197	237,602,000
Federal Home Loan Bank advances	100,000,000	101,962,000	108,836,948	113,099,000	114,618,894	116,470,000
Securities sold under agreements
to repurchase	1,264,020	1,264,020	738,399	738,399	702,024	702,024
Interest payable	361,516	361,516	200,770	200,770	203,237	203,237
Dividend payable	450,868	450,868	432,513	432,513	415,414	415,414
Unrecognized financial instruments
(net of contractual value):
Commitments to extend credit	-	-	-	-	-	-
Unused lines of credit	-	-	-	-	-	-

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

44
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

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

NOTE 10:    SIGNIFICANT ESTIMATES AND CONCENTRATIONS

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk. Other significant estimates and concentrations not discussed in those footnotes include:

At December 31, 2004, approximately 40% of the Bank's total time deposits consisted of certificates of deposit which were issued through a broker and had minimum denominations in excess of $100,000.

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

45
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

At the annual stockholders’ meeting on October 18, 1995, the Bank’s stockholders approved the Recognition and Retention Plan (the "RRP"). Following approval of the Plan, the Bank contributed $464,643 to a separate trust to purchase the 75,106 shares of the Company’s common stock in the RRP. As of December 31, 2004 all shares in this plan have vested.

At a special stockholders’ meeting on July 22, 1998, the Company’s stockholders approved the Restricted Stock Plan (the "RSP"). Following approval of the Plan, the Company contributed $2,373,065 to a separate trust to purchase the 173,632 shares in the RSP. As of December 31, 2004 there are 2,000 shares in this plan that are not vested.

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

During the year ended June 30, 2001, the directors of the Company established the Stock Compensation Plan (the "2001 SCP") with both a stock award component and a stock option component. Under the stock award component of this plan, the Committee awarded 10,239 shares of the Company’s common stock. The shares for this plan were taken from forfeited shares in the RSP. As of December 31, 2004 there are 4,094 shares in this plan that are not vested.

The Bank recognized $58,423, $30,952, $177,810, $353,004 and $401,403 of expense under these stock award plans in the year ended December 31, 2004 and the six months ended December 31, 2003 and 2002 and the years ended June 30, 2003 and 2002, respectively.

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

During the year ended December 31, 2004, the directors of the Company authorized the issuance of 25,000 stock options as an employment inducement to a new officer of the Bank pursuant to a stock option agreement. Stock options awarded under this agreement are considered non-qualified for federal income tax purposes.

On May 19, 2004, the Company’s stockholders voted to approve a 2004 Stock Option Plan ("2004 SOP"). The purpose of the plan is to attract and retain qualified personnel for positions of substantial responsibility. The aggregate number of shares with respect to options issued under this plan shall not exceed 250,000 shares. To date no options have been granted under this plan.

The table below summarizes transactions under the Company’s stock option plans:
	Number of shares
	Incentive Stock Option	Non-Qualified Options to Directors	Weighted Average Exercise Price

Balance outstanding as of July 1, 2001	408,197	133,187	11.92
Granted	15,000	25,533	13.01
Exercised	(97,010)	-	9.53
Forfeited	(54,850)	-	13.24
Balance outstanding as of June 30, 2002	271,337	158,720	12.39
Granted	10,000	-	15.31
Exercised	(19,698)	(31,746)	10.82
Forfeited	(4,277)	(13,360)	12.47
Balance outstanding as of June 30, 2003	257,362	113,614	12.68
Granted	5,000	50,000	16.70
Exercised	(12,054)	-	8.93
Forfeited	-	-	-
Balance outstanding as of December 31, 2003	250,308	163,614	13.32
Granted	37,500	-	19.93
Exercised	(40,436)	(24,523)	11.57
Forfeited	(1,600)	-	10.02
Balance outstanding as of December 31, 2004	245,772	139,091	14.27
Options exercisable as of December 31, 2004	181,072	85,304	13.21

47
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted-average assumptions:

	December 31, 2004	December 31, 2003	June 30, 2003
Dividends per share	$0.64	$0.31	$0.68
Risk-free interest rate	3.03%	2.73%	3.00%
Expected life of options	5 years	5 years	5 years
Weighted-average fair value
of options granted during year	$1.84	$0.64	$0.57

The following table summarizes information about stock options under the plans outstanding as of December 31, 2004:
Exercise Price	Number Outstanding	Number Exercisable	Remaining Contractual Life
$ 5.83	1,248	1,248	2.0 years
6.02	3,204	3,204	1.0 years
6.08	4,170	4,170	1.5 years
10.50	10,875	7,300	5.1 years
11.05	800	-	6.5 years
12.13	3,000	1,800	6.2 years
12.50	12,510	2,298	6.6 years
12.75	8,000	4,800	6.1 years
13.44	231,556	231,556	3.6 years
13.89	9,000	-	7.1 years
15.31	8,000	-	8.1 years
16.65	50,000	10,000	8.6 years
17.20	5,000	-	8.7 years
19.27	2,500	-	9.7 years
19.62	25,000	-	9.1 years
20.88	10,000	-	9.8 years
$ 14.28	384,863	266,376

Employee Stock Ownership Plan
The Bank sponsors an internally-leveraged Employee Stock Ownership Plan (ESOP). All employees are eligible to participate after they attain age twenty-one and complete twelve consecutive months of service during which they work at least 1,000 hours. The ESOP borrowed $3,444,540 from the Company and purchased 344,454 shares of the common stock of the Company. The ESOP debt is secured by shares of the Company. The loan will be repaid from contributions to the ESOP as approved annually by the Bank’s Board of Directors. As the debt is repaid, shares are released from collateral and allocated to employees’ accounts. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. When shares are committed for release, the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and may be paid directly to participants or credited to their account; dividends are not paid on unallocated ESOP shares. Compensation expense is recognized ratably based on the average fair value of shares committed to be released. Compensation expense attributed to the ESOP was $461,512, $225,154, $180,244, $373,724 and $319,275 for the year ended December 31, 2004, six months ended December 31, 2003 and 2002 and the years ended June 30, 2003 and 2002, respectively.

48
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

The following is a summary of ESOP shares as of December 31, 2004:

Beginning ESOP shares	344,454
Released shares	(140,225)
Shares committed for release	(24,136)
Unreleased shares	180,093

Fair value of unreleased shares	$4,333,038

NOTE 12:    RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and the Bank were customers of and had transactions with the Bank in the ordinary course of business. As of December 31, 2004 and 2003, and
June 30, 2003, loans outstanding to these directors and executive officers amounted to $747,903, $565,066 and $463,323, respectively.

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

As of December 31, 2004 and 2003, and June 30, 2003, the Bank had outstanding commitments to originate loans of approximately $15,712,000, $24,414,000 and $23,835,000, respectively. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period. As of December 31, 2004 and 2003, and June 30, 2003, commitments of $4,879,000, $721,000 and $16,397,000, respectively, were at fixed rates and $10,833,000, $23,693,000 and $7,438,000, respectively, were at floating market rates.

Forward commitments to sell mortgage loans are obligations to deliver loans at a specified price on or before a specified date. The Bank acquires such commitments to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. As of December 31, 2004 and 2003, and June 30, 2003 the Bank had approximately $2,695,000, $0 and $13,551,000, respectively, of commitments outstanding.

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

49
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

The Bank had total outstanding standby letters of credit amounting to $1,314,000, $1,189,000 and $1,671,000 as of December 31, 2004 and 2003, and June 30, 2003, respectively, with terms ranging from 30 days to 2 years.

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

As of December 31, 2004 and 2003, unused lines of credit to borrowers aggregated approximately $64,051,000 and $50,941,000 for commercial lines and $16,578,000 and $13,245,000 for open-end consumer lines. As of June 30, 2003, unused lines of credit to borrowers aggregated approximately $17,955,000 for commercial lines and $13,397,000 for open-end consumer lines.

50
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

NOTE 14:    CONDENSED PARENT COMPANY STATEMENTS

The condensed balance sheets as of December 31, 2004 and 2003, and June 30, 2003, and statements of income and cash flows for the year ended December 31, 2004, and the six months ended December 31, 2003 and 2002, and the years ended June 30, 2003 and 2002, for the parent company, Guaranty Federal Bancshares, Inc., are as follows:
Balance Sheets	As of	As of	As of
	December 31,	December 31,	June 30,
	2004	2003	2003
Assets
Cash	$208,337	31,177	465,350
Due from subsidiary	574,000	563,219	9,405
Investment in subsidiary	39,804,931	37,272,723	36,019,229
Prepaid expenses and other assets	439,622	448,612	437,385
Refundable income taxes	224,860	94,903	37,195
	$41,251,750	38,410,634	36,968,564
Liabilities
Accrued expenses and other liabilities	$27,619	-	11,338
Due to holding company			-
Deferred income taxes			-
Dividend payable	450,868	432,513	415,414
Stockholders' equity
Common stock	649,386	642,890	641,685
Additional paid-in capital	52,384,842	51,330,202	51,065,581
Unearned ESOP shares	(1,800,930)	(2,030,930)	(2,156,930)
Retained earnings	32,437,131	29,919,695	29,280,784
Unrealized appreciation on
available-for-sale securities, net	2,815,828	2,666,143	1,980,013
Treasury stock	(45,712,994)	(44,549,879)	(44,269,321)
	$41,251,750	38,410,634	36,968,564

51
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

Income Statements	Year ended	For the six months ended		For the years ended
	December 31,	December 31,		June 30,
	2004	2003	2002	2003	2002
			(Unaudited)
Income
Dividends from subsidiary bank	$2,334,714	1,099,000	452,291	1,750,468	17,310,694
Interest income:
Related party	100,275	50,703	66,491	121,542	163,665
Other	-	-	-	-	21,001
Other	21	-	-	-	66,138
	2,435,010	1,149,703	518,782	1,872,010	17,561,498
Expense
Occupancy	2,400	1,200	1,200	2,400	2,400
Other	581,566	219,947	84,731	190,491	401,242
	583,966	221,147	85,931	192,891	403,642
Income before income taxes
and equity in undistributed earnings	1,851,044	928,556	432,851	1,679,119	17,157,856
earnings of subsidiary
Provision (credit) for income taxes	(129,555)	(63,274)	(7,217)	(26,487)	(56,739)
Income before equity in undistributed
earnings of subsidiary	1,980,599	991,830	440,068	1,705,606	17,214,595
Equity in undistributed
earnings of subsidiary	2,304,174	508,331	1,323,962	1,874,043	(13,621,613)
Net income	$4,284,773	1,500,161	1,764,030	3,579,649	3,592,982

52
Guaranty Federal Bancshares, Inc. Notes to Consolidated Financial Statements

Statements of Cash Flows	For year ended	For the six months ended		For the years ended
	December 31,	December 31,		June 30,
	2004	2003	2002	2003	2002
			(Unaudited)
Cash Flows From Operating Activities

Net income	$4,284,773	1,500,161	1,764,030	3,579,649	3,592,982
Items not requiring (providing) cash:
Equity in undistributed earnings of subsidiary	(2,304,174)	(508,331)	(1,323,962)	(1,874,043)	-
Gain on sale of available-for-sale securities				-	(66,138)
Release of ESOP shares	461,512	225,154	125,000	249,140	234,730
Changes in:
Accrued interest receivable		-	3,377	3,377	(3,377)
Prepaid expenses and other assets	8,990	(11,226)	409,266	(18,944)	(67,506)
Income taxes payable/refundable	(129,957)	(57,708)	98,685	79,014	(67,194)
Accrued expenses	27,619	(11,338)	(46,062)	(34,724)	50,642
Net cash provided by operating activities	2,348,763	1,136,712	1,030,334	1,983,469	3,674,139

Cash Flows From Investing Activities
Investment in subsidiary
Loan to ESOP				-	-
Purchase of loans	-	-	291,402	-	(291,402)
Net collections of loans	-	-	(822)	-	822
Purchase of land				-	-
Proceeds from sale of loans	-	-	-	290,580	-
Proceeds from sale of available-for-sale securities	-	-	-	-	719,476
Net (increase) decrease in advance to subsidiary	(10,780)	(553,814)	(421,463)	8,079	(4,442)
Distribution in excess of net income of subsidiary	-	-	-	-	13,621,613
Net cash provided by (used in) investing activities	(10,780)	(553,814)	(130,883)	298,659	14,046,067

Cash Flows From Financing Activities
Proceeds from sale of common stock, net				-	-
Stock options exercised	751,274	107,638	113,554	556,869	924,677
Cash dividends received on RRP shares				-	-
Cash dividends paid	(1,748,982)	(844,151)	(764,854)	(1,604,042)	(1,823,928)
Treasury stock purchased	(1,163,115)	(280,558)	(235,770)	(1,131,792)	(16,826,643)
Net cash used in financing activities	(2,160,823)	(1,017,071)	(887,070)	(2,178,965)	(17,725,894)

Increase (decrease) in cash	177,160	(434,173)	12,381	103,163	(5,688)

Cash, beginning of period	31,177	465,350	362,187	362,187	367,875

Cash, end of period	$208,337	31,177	374,568	465,350	362,187

53

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors
and Stockholders
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We have audited the accompanying consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of December 31, 2004 and 2003 and June 30, 2003, and the related statements of income, stockholders’ equity and cash flows for the year ended December 31, 2004, the six month period ended December 31, 2003, and for the years ended June 30, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Federal Bancshares, Inc. as of December 31, 2004 and 2003 and June 30, 2003, and the results of its operations and its cash flows for the year ended December 31, 2004, the six month period ended December 31, 2003, and for the years ended June 30, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/BKD, LLP

January 28, 2005
Springfield, Missouri

54