Form 10-K, Exhibit 13
period 2005-12-31
GUARANTY FEDERAL BANCSHARES INC
filed 2006-03-31
CIK 1046203

CONTENTS

1  Investor Information
2  President’s Message
3  Selected Consolidated Financial and Other Data
5  Management’s Discussion and Analysis of Financial Condition and Results of Operations
23 Consolidated Financial Statements
55 Report of Independent Registered Public Accounting Firm

INVESTOR INFORMATION

COMMON STOCK PRICES & DIVIDENDS

The common stock of Guaranty Federal Bancshares, Inc. (the “Company”) is traded in the over-the-counter market and quoted on the NASDAQ National Market under the symbol “GFED”. As of March 8, 2006, there were approximately 1,668 stockholders. At that date the Company had 6,607,250 shares of common stock issued and 2,954,728 shares of common stock outstanding.

During the year ended December 31, 2005, the Company paid dividends of (i) $0.16 per share on April 14, 2005, to stockholders of record as of March 30, 2005, (ii) $0.16 per share on July 15, 2005 to stockholders of record as of July 1, 2005, and (iii) $0.165 per share on October 14, 2005, to stockholders of record as of October 1, 2005, and also declared a cash dividend of $0.165 per share on December 22, 2005, which was paid on January 20, 2006, to stockholders of record on January 6, 2006. During the year ended December 31, 2004, the Company paid dividends of (i) $0.155 per share on April 14, 2004, to stockholders of record as of March 30, 2004, (ii) $0.155 per share on July 15, 2004 to stockholders of record as of July 1, 2004, and (iii) $0.16 per share on October 15, 2004, to stockholders of record as of October 1, 2004, and also declared a cash dividend of $0.16 per share on December 16, 2004, which was paid on January 21, 2005, to stockholders of record on January 7, 2005. The Company also paid a cash dividend of $0.155 per share on January 23, 2004 to stockholders of record on January 9, 2004. The Company’s Board of Directors anticipates paying dividends on comparable dates during fiscal year ended December 31, 2006 to the payment dates during the fiscal year ended December 31, 2005. Such future dividends, if any, will be at the discretion of the Company’s Board of Directors and will depend on, among other things, the Company’s results of operations, cash requirements and surplus, financial condition and other factors that the Company’s Board of Directors may consider relevant.

The table below reflects the range of common stock high and low closing prices per the NASDAQ Stock Market by quarter for the years ended December 31, 2005 and 2004.

	Year ended		Year ended
	December 31, 2005		December 31, 2004
	High	Low	High	Low
Quarter ended:
March 31	$24.06	22.55	19.95	18.70
June 30	23.73	21.93	19.95	18.81
September 30	27.25	23.00	20.01	19.11
December 31	28.25	26.10	24.15	20.00

ANNUAL MEETING OF STOCKHOLDERS: The Annual Meeting of Stockholders of the Company will be held Wednesday, May 24, 2006 at 6:00 p.m., local time, at the Clarion Hotel, 3333 S. Glenstone, Springfield, Missouri.
ANNUAL REPORT ON FORM 10-K:  Copies of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission are available without charge upon written request to: Lorene Thomas, Secretary, Guaranty Federal Bancshares, Inc., 1341 W. Battlefield St., Springfield, MO 65807-4181.
TRANSFER AGENT: Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016
STOCK TRADING INFORMATION: Over-the Counter Symbol: GFED
SPECIAL LEGAL COUNSEL: Blackwell Sanders Peper Martin, LLP, 901 St. Louis St., Suite 1900, Springfield, MO 65806
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: BKD, LLP, 901 St. Louis St., PO Box 1190, Springfield, MO 65801-1190
STOCKHOLDER AND FINANCIAL INFORMATION: Bruce Winston, Senior Vice President, Chief Financial Officer: 417-520-0206

Guaranty Federal Bancshares, Inc.                                                                                                                                    President's Message

Dear Shareholders and Associates,

We are pleased to present in this 2005 Annual Report another record year of operating results for Guaranty Federal Bancshares, Inc.

The Company continued its steady growth ending the year with assets totaling $481.0 million, up $40.4 million or 9.1% from the prior year. Fueling this growth is the Company’s focus in the commercial lending area. Strong loan demand in construction and commercial real estate resulted in loans outstanding at year end of $435.5 million, an increase of $43.2 million or 11.0% from the prior year. While experiencing this growth, Guaranty maintained its high standard of credit quality.

Our positive earnings trend continued with net income for 2005 totaling $5.9 million or $2.03 per diluted share compared to $1.47 per diluted share for the previous year, a 38.1% increase. The two-year improvement raised the Company’s return on assets and return on equity ratios to 1.28% and 14.12%, respectively, at December 31, 2005. Quality asset growth and improvement in our net interest margin were keys to our strong increase in earnings in 2005.

The performance of our stock continued to increase, beginning the year at $24.06 per share and reaching a high during the year of $28.25 on November 29, 2005, while closing at $27.90 on December 31, 2005. The closing price on March 29, 2006 was another record high at $30.24, an increase of 8.4% from December 31, 2005. More significantly, over the past five years the price of our stock has increased over 140%. Since inception of the Company, the annual dividend per share has increased from $0.31 per share in 1998 to $0.645 per share in 2005. This was the eighth consecutive year in which the annual dividend payment has increased.

The financial improvements achieved during the past two years are the result of our associates focusing on the positive aspects of the many changes at Guaranty Bank. The Board of Directors and new management team have made significant investments in people, products, facilities and technology. These investments combined with the dedication and commitment of our associates to deliver exemplary service,  have resulted in a substantial increase in shareholder value.

On behalf of the management, staff and Board of Directors, I want to express my heartfelt thanks to Gary Lipscomb for his service to the Company. After 15 years of dedicated service as a member of our Board of Directors, Gary will retire at the expiration of his current term later this year. We sincerely appreciate his valuable advice and counsel and wish him the very best in his retirement.

We are excited about our future, and on behalf of everyone at Guaranty, I want to thank you, our shareholders, for your confidence and support.

Sincerely,

/s/ Shaun A. Burke
President & CEO
Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc.
Selected Consolidated Financial and Other Data

The following tables include certain information concerning the financial position of Guaranty Federal Bancshares, Inc. (including consolidated data from operations of subsidiaries) as of the dates indicated. Dollar amounts are expressed in thousands except per share data.

Summary Statement of Income	Year ended	Year ended	Six months ended
	December 31,	December 31,	December 31,
	2005	2004	2003

Interest income	$27,283	20,539	9,846
Interest expense	11,860	8,446	4,491
Net interest income	15,423	12,093	5,355
Provision for loan losses	945	864	1,162
Net interest income after provision
for loan losses	14,478	11,229	4,193
Noninterest income	3,597	3,616	2,089
Noninterest expense	8,670	8,248	3,994
Income before income taxes	9,406	6,597	2,288
Provision for income taxes	3,507	2,313	788

Net income	$5,899	4,284	1,500

Basic	$2.12	1.53	0.54
Diluted	$2.03	1.47	0.52

	Six months ended	Year ended
	December 31,	June 30,
	2002	2003
	(Unaudited)
Interest income	$11,290	21,782
Interest expense	6,086	11,445
Net interest income	5,204	10,337
Provision for loan losses	205	610
Net interest income after provision
for loan losses	4,999	9,727
Noninterest income	1,752	3,688
Noninterest expense	4,060	8,179
Income before income taxes	2,691	5,236
Provision for income taxes	927	1,656
Net income	$1,764	3,580

Basic	$0.63	1.28
Diluted	$0.62	1.26

Guaranty Federal Bancshares, Inc.
Selected Consolidated Financial and Other Data

Summary Balance Sheet	As of December 31,			As of June 30,
	2005	2004	2003 (1)	2003
ASSETS
Cash and cash equivalents	$20,506	15,896	22,657	19,015
Investment securities	12,681	21,553	16,731	15,522
Loans receivable, net	435,528	392,333	332,130	336,838
Accrued interest receivable	2,089	1,570	1,306	1,430
Prepaids and other assets	2,717	1,976	7,351	10,455
Foreclosed assets	27	78	6	182
Premises and equipment	7,453	7,189	6,576	6,709
	$481,001	440,597	386,757	390,151
LIABILITIES
Deposits	$320,059	296,388	237,131	235,677
Federal Home Loan Bank advances	100,000	100,000	108,837	114,619
Subordinated debentures	15,465	-	-	-
Other liabilities	3,385	3,436	2,811	3,313
	438,909	399,824	348,779	353,609

STOCKHOLDERS' EQUITY	42,092	40,773	37,978	36,542
	$481,001	440,597	386,757	390,151

Supplemental Data	As of December 31,			As of June 30,
	2005	2004	2003 (1)	2003
Number of full-service offices	7	7	9	9
Cash dividends per share	$0.65	0.63	0.31	0.60

(1) In 2003, the Company determined to change its fiscal year end from June 30 to a calendar year end of December 31. As a result, the Company reported a six-month transition period ended December 31, 2003 in order to change to this new calendar year end.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

GENERAL

Guaranty Federal Bancshares, Inc. (the “Company”) is a Delaware corporation organized on December 30, 1997 for the purpose of becoming the holding company of Guaranty Federal Savings Bank, a stock savings bank (the “Bank”). The Bank is a wholly-owned subsidiary of the Company.

In April 1995, Guaranty Federal Savings & Loan Association reorganized from a federally chartered mutual savings and loan association into a mutual holding company, Guaranty Federal Bancshares, M. H. C. (the “MHC”). Concurrent with the reorganization, the Bank was chartered. In December 1997, the Company completed the conversion and reorganization of the Bank and the former MHC by selling common stock to depositors of the Bank and a benefit plan of the Bank. In addition, all shares of common stock of the Bank held by public stockholders were exchanged for shares of common stock of the Company.

On June 27, 2003, the Bank converted to a state-chartered trust company with banking powers in Missouri, and the Company became a one-bank holding company. The name of the Bank was changed from Guaranty Federal Savings Bank to Guaranty Bank.

In 2003, the Company also determined to change its fiscal year end from June 30 to a calendar year end of December 31. The six-month period ended December 31, 2003, transitions between the Company’s old and new fiscal year ends. As a result, the Company reported a six-month transition period ended December 31, 2003 in order to change to this new calendar year end.

The primary activity of the Company is to oversee its investment in the Bank. The Company engages in few other activities, and the Company has no significant assets other than its investment in the Bank. For this reason, unless otherwise specified, references to the Company include the operations of the Bank. The Company’s principal business consists of attracting deposits from the general public and using such deposits to originate mortgage loans secured by one- to four-family residences, multi-family, construction and commercial real estate loans and consumer and business loans. The Company also uses these funds to purchase loans secured by one- to four-family residences, mortgage-backed securities, US government and agency obligations, and other permissible securities. When cash outflows exceed inflows, the Company uses borrowings and brokered deposits as additional financing sources.

The Company derives revenues principally from interest earned on loans and investments and, to a lesser extent, from fees charged for services. General economic conditions and policies of the financial institution regulatory agencies, including the Missouri Division of Finance and the Federal Deposit Insurance Corporation (“FDIC”) significantly influence the Company’s operations. Interest rates on competing investments and general market interest rates influence the Company’s cost of funds. Lending activities are affected by the interest rates at which such financing may be offered. The Company intends to focus on one- to four-family residential, consumer, and commercial real estate lending throughout southwestern Missouri.

    The Company has two wholly-owned subsidiaries other than the Bank, its principal subsidiary: (i) Guaranty Statutory Trust I, a Delaware statutory trust (“Trust I”); and (ii) Guaranty Statutory Trust II, a Delaware statutory trust. These Trusts were formed in December 2005 for the exclusive purpose of issuing trust preferred securities to acquire junior subordinated debentures issued by the Company. The Company’s banking operation conducted through the Bank is the Company’s only reportable segment. See also the discussion contained in the section captioned “Segment Information” in Note 1 to the Consolidated Financial Statements in this report.

The discussion set forth below, and in any other portion of this report, may contain forward-looking statements. Such statements are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this report. When used in this document, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

FINANCIAL CONDITION

From December 31, 2004 to December 31, 2005, the Company’s total assets increased $40,404,140 (9%) to $481,000,668, liabilities increased $39,085,254 (10%) to $438,908,519, and stockholders' equity increased $1,318,886 (3%) to $42,092,149. The ratio of stockholders’ equity to total assets decreased to 8.8% during this period, compared to 9% as of December 31, 2004.

From December 31, 2004 to December 31, 2005, securities available-for-sale decreased $8,344,621 (55%).  During December 2005 the Company restructured its investment portfolio by selling its 40,000 shares in Fannie Mae preferred stock, at a loss of $526,000 and investments in trust preferred securities totaling $6.6 million at a gain of $58,663.  The net loss from these sales was offset with sales of shares of FHLMC stock as discussed further below. The Company currently owns 48,600 shares of Federal Home Loan Mortgage Corporation (“FHLMC”) stock with an amortized cost of $47,595 in the securities available-for-sale category.  As of December 31, 2005, the gross unrealized gain on the stock is $3,176,010, a decrease of $1,209,020 from the gross unrealized gain at December 31, 2004.  This decrease is primarily due to the sale of 19,400 shares of the FHLMC stock in 2005.  In addition the stock price of FHLMC stock decreased from $73.70 per share as of December 31, 2004 to $66.35 per share as of December 31, 2005.  See also discussion under “Results of Operations - Comparison of Year Ended December 31, 2005 and December 31, 2004 - Non-Interest Income.”

From December 31, 2004 to December 31, 2005, securities held-to-maturity decreased $360,434 (28%) to $944,724 due to repayments received during the period, and stock of the Federal Home Loan Bank of Des Moines (“FHLB”) was reduced by $167,700 (3%) to $4,978,800 due to the sale of stock which exceeded the FHLB requirements.  The Bank is required to own stock in the FHLB equal to 0.12% of assets plus 4.45% of advances.

From December 31, 2004 to December 31, 2005, net loans receivable increased by $44,692,637 (11%) to $433,435,429. During this period, permanent loans secured by both owner and non-owner occupied one to four unit residential real estate decreased $16,275,648 (14%), consumer installment loans decreased $908,546 (4%), multi-family permanent loans increased $1,371,702 (3%), construction loans increased $25,299,646 (56%), permanent loans secured by commercial real estate increased $25,334,281 (26%) and other commercial loans increased $10,764,037 (19%). During this period the Company continued to increase its emphasis on commercial lending, while selling the majority of conforming single family loan production on the secondary market. Loans sold on the secondary market are sold both servicing retained, whereby the Bank continues to service the loan and servicing released, whereby the third party who purchases the loan provides the servicing. Recently, the majority of the loans sold on the secondary market have been sold servicing released. As a result of these loan sales, loans serviced for others decreased $10,543,585 (8%).

From December 31, 2004 to December 31, 2005, loans past due 90 days or more increased $302,075 to $721,540 (0.2% of net loans). As of December 31, 2005, management considers loans totaling $4,626,260 as impaired with a related allowance for loan losses of $532,811. Single-family homes collateralize the majority of the impaired loans. The Bank recognizes interest income on impaired loans as payments are received. Management believes the loss allowances recorded for these loans are sufficient to liquidate the collateral without further loss.

From December 31, 2004 to December 31, 2005, the allowance for loan losses increased $863,000 to $5,399,654. In addition to the provision for loan loss of $945,000 recorded by the Company during year ended December 31, 2005 loan charge-offs exceeded recoveries by $82,000 for the twelve months ended December 31, 2005. The allowance for loan losses as of December 31, 2005 and December 31, 2004 was 1.2% and 1.2% of net loans outstanding, respectively. As of December 31,2005, the allowance for loan losses was 117% of impaired loans versus 75% as of December 31, 2004.

As of December 31, 2005, foreclosed assets held for sale consisted of four vehicles. This represents a decrease from December 31, 2004 primarily resulting from the Company’s sale during 2005 of the single family residence which was held for sale as of December 31, 2004.

From December 31, 2004 to December 31, 2005, premises and equipment increased $263,931 (4%) to $7,452,798. This increase is primarily due the addition of a new branch location and new equipment.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

From December 31, 2004 to December 31, 2005, deposits increased $23,671,209 (8%) to $320,058,951. During this period, core deposit accounts increased by $2,901,337 (2%) to 41% of total deposits and certificates of deposit increased by $20,769,872 (12%) to $189,806,318. Included in the certificates of deposit total is $57,629,088 in deposits placed by brokers, a decrease from $68,374,919 as of December 31, 2004. Management considers brokered deposits to be an effective source of funds that cost less at the margin than increasing rates on retail deposits in our local market.

From December 31, 2004 to December 31, 2005, the Company’s borrowings from the Federal Home Loan Bank (“FHLB”) remained the same, at $100,000,000, which satisfies the Company’s requirement to comply with the FHLB advances limitation of 35% of total assets.

As of December 31, 2005, the Company had $15,465,000 of junior subordinated debentures that were comprised of $5,155,000 issued to Guaranty Statutory Trust I and $10,310,000 issued to Guaranty Statutory Trust II. During the year ended December 31, 2004, the Company did not issue or have outstanding any subordinated debentures. On December 15, 2005, the Company completed an offering of $15 million of trust preferred securities (”Trust Securities”). The Company formed Guaranty Statutory Trust I and Guaranty Statutory Trust II as wholly-owned subsidiaries and Delaware statutory trusts for the purpose of issuing the Trust Securities. The proceeds of the sale of Trust Securities issued by Guaranty Statutory Trust I, together with the proceeds of the Trust’s sale of its common securities issued to the Company, were used by the Trust to purchase 30-year junior subordinated deferrable interest debentures from the Company in the principal amount of $5,155,000 (“Trust I Debentures”). The proceeds of the sale of Trust Securities issued by Guaranty Statutory Trust II, together with the proceeds of the Trust’s sale of its common securities issued to the Company, were used by the Trust to purchase 30-year junior subordinated deferrable interest debentures from the Company in the principal amount of $10,310,000 (“Trust II Debentures”, and collectively with the Trust I Debentures, the “Debentures”). Both the Trust I Debentures and the Trust II Debentures were issued pursuant to the terms of Indentures dated December 15, 2005 by and between the Company and Wilmington Trust Company, as trustee. The Trust I Debentures bear interest at a fixed rate of 6.92%, payable quarterly. The Trust II Debentures bear interest at a fixed rate of 6.47% for 5 years, payable quarterly, after issuance and thereafter at a floating rate equal to the three month LIBOR plus 1.45%. The interest payments by the Company to the Trusts will be used to pay the dividends payable by the Trusts to the holders of the Trust Securities.

The Debentures mature on February 23, 2036. Subject to prior approval by the Federal Reserve Board, the Debentures and the Trust Securities are each callable by the Company or the Trusts, respectively and as applicable, at its option after five years from issuance, and sooner in the case of a special redemption at a special redemption price ranging up to 103.2% of the principal amount thereof, and upon the occurrence of certain events, such as a change in the regulatory capital treatment of the Trust Securities, either Trust being deemed an investment company or the occurrence of certain adverse tax events. In addition, the Company and the Trusts may defer interest and dividend payments, respectively, for up to five consecutive years without resulting in a default. An event of default may occur if the Company declares bankruptcy, fails to make the required payments within 30 days or breaches certain covenants under the Debentures. The Debentures are subordinated to the prior payment of any other indebtedness of the Company.

The Company invested $13,970,000 from the proceeds of the sale of the trust preferred securities in its banking subsidiary, where the funds were used primarily to restructure the investment portfolio, fund loan growth and repay FHLB advances.

Stockholders’ equity (including unrealized appreciation on securities available-for-sale, net of tax) increased $1,318,886 (3%) to $42,092,149 as of December 31, 2005. Net income for the period ended December 31, 2005 exceeded cash dividends paid or declared by $4,096,207. The Company repurchased 146,542 shares as treasury stock at a cost of $3,563,011, at an average price of $24.31 per share. As of December 31, 2005, 38,543 shares remain to be repurchased under the repurchase plan announced November 22, 2002. The decrease in unrealized appreciation on securities available-for-sale, net of tax, decreased stockholders’ equity by $843,903. Stockholders’ equity also increased as a result of exercises of stock options to purchase the Company’s Common Stock and the release of shares of the Company’s Common Stock held by the Bank sponsored Employee Stock Ownership Plan. On a per share basis, stockholders’ equity increased $0.72 (5%) from $14.45 as of December 31, 2004 to $15.17 as of December 31, 2005.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

The following table shows the balances as of December 31, 2005 of various categories of interest-earning assets and interest-bearing liabilities and the corresponding yields and costs, and, for the periods indicated: (1) the average monthly balances of various categories of interest-earning assets and interest-bearing liabilities, (2) the total interest earned or paid thereon, and (3) the resulting weighted average yields and costs. In addition, the table shows the Company’s rate spreads and net yields. Average balances are based on daily balances. Tax-free income is not material; accordingly, interest income and related average yields have not been calculated on a tax equivalent basis. Average loan balances include non-accrual loans. Dollar amounts are expressed in thousands.

	As of		Year Ended			Year Ended
	December 31, 2005		December 31, 2005			December 31, 2004

	Balance	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$435,528	6.88%	$419,552	$26,553	6.33%	$366,696	19,990	5.45%
Investment securities	4,526	5.23%	9,905	432	4.36%	10,076	289	2.87%
Other assets	10,670	3.04%	11,681	299	2.56%	14,508	260	1.79%
Total interest-earning	450,724	6.77%	441,138	27,284	6.18%	391,280	20,539	5.25%
Noninterest-earning	30,277		20,205			20,812
	$481,001		$461,343			$412,092

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing:
Savings accounts	$14,298	1.80%	$14,931	201	1.35%	$16,607	140	0.84%
Transaction accounts	79,761	1.24%	84,776	1,300	1.53%	80,001	793	0.99%
Certificates of deposit	189,807	3.66%	178,301	5,788	3.25%	139,264	3,986	2.86%
FHLB advances	100,000	4.55%	111,104	4,494	4.04%	111,169	3,519	3.17%
Subordinated debentures	15,465	6.62%	701	47	6.70%	-	-	-
Other borrowed funds	1,594	2.55%	1,395	31	2.22%	987	7	0.71%
Total interest-bearing	400,925	3.44%	391,208	11,861	3.03%	348,029	8,446	2.43%
Noninterest-bearing	37,984		28,374			24,173
Total liabilities	438,909		419,582			372,202
Stockholders' equity	42,092		41,761			39,891
	$481,001		$461,343			$412,092
Net earning balance	$49,799		$49,930			$43,252
Earning yield less costing rate		3.33%			3.15%			2.82%
Net interest income, and
net yield spread on
interest-earning assets				$15,423	3.50%		12,094	3.09%
Ratio of interest-earning assets to
interest-bearing liabilities	112%		113%			112%

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

	Six Months Ended			Six Months Ended			Year Ended
	December 31, 2003			December 31, 2002			June 30, 2003
				(Unaudited)
	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$334,071	$9,567	5.73%	$323,292	10,827	6.70%	$326,441	20,928	6.41%
Investment securities	9,899	135	2.73%	11,988	231	3.85%	11,103	419	3.77%
Other assets	13,867	144	2.08%	24,800	232	1.87%	18,864	434	2.30%
Total interest-earning	357,837	9,846	5.50%	360,080	11,290	6.27%	356,408	21,781	6.11%
Noninterest-earning	20,821			13,990			19,368
	$378,658			$374,070			$375,776

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing:
Savings accounts	$17,483	70	0.80%	$17,507	132	1.51%	$17,390	221	1.27%
Transaction accounts	74,578	327	0.88%	67,002	460	1.37%	67,614	814	1.20%
Certificates of deposit	121,926	1,971	3.23%	127,218	2,530	3.98%	126,376	4,768	3.77%
FHLB advances	101,841	2,121	4.17%	107,612	2,959	5.50%	108,020	5,634	5.22%
Other borrowed funds	907	2	0.44%	971	5	1.03%	832	7	0.84%
Total interest-bearing	316,735	4,491	2.84%	320,310	6,086	3.80%	320,232	11,444	3.57%
Noninterest-bearing	24,038			17,390			18,946
Total liabilities	340,773			337,700			339,178
Stockholders' equity	37,885			36,370			36,598
	$378,658			$374,070			$375,776
Net earning balance	$41,102			$39,770			$36,176
Earning yield less costing rate			2.66%			2.47%			2.54%
Net interest income, and
net yield spread on
interest-earning assets		$5,355	2.99%		5,204	2.89%		10,337	2.90%
Ratio of interest-earning assets to
interest-bearing liabilities	113%			112%			111%

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

	Year ended				Year ended
	December 31, 2005 versus December 31, 2004				December 31, 2004 versus June 30, 2003
	Average Balance	Interest Rate	Rate & Balance	Total	Average Balance	Interest Rate	Rate & Balance	Total
Interest income:
Loans	$2,881	3,218	464	6,563	$2,581	(3,133)	(386)	(938)
Investment securitites	(5)	150	(2)	143	(39)	(100)	9	(130)
Other assets	(50)	111	(22)	39	(100)	(96)	22	(174)
Net change in interest income	2,826	3,479	440	6,745	2,442	(3,329)	(355)	(1,242)

Interest expense:
Savings accounts	(14)	84	(9)	61	(10)	(75)	4	(81)
Transaction accounts	47	433	26	506	149	(143)	(27)	(21)
Certificates of deposit	1,117	535	150	1,802	486	(1,151)	(117)	(782)
Advances	(2)	977	(1)	974	164	(2,214)	(65)	(2,115)
Subordinated debentures	47	-	-	47	-	-	-	-
Other borrowed funds	3	15	6	24	1	(1)	-	-
Net change in interest expense	1,198	2,044	172	3,414	790	(3,584)	(205)	(2,999)
Change in net interest income	$1,628	1,435	268	3,331	$1,652	255	(150)	1,757
RESULTS OF OPERATIONS - COMPARISON OF YEAR ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004

	Prime	Ten-Year Treasury	One-Year Treasury
December 31, 2005	6.19%	4.29%	3.62%
December 31, 2004	4.34%	4.27%	1.88%
Change in rates	1.85%	0.02%	1.74%

Interest Rates. The Bank charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates. The above table sets forth the weekly average interest rates for the 52 weeks ending December 31, 2005 and December 31, 2004 as reported by the Federal Reserve. The Bank typically indexes its adjustable rate commercial loans to prime and its adjustable rate mortgage loans to the one-year treasury rate. The ten-year treasury rate is a proxy for 30-year fixed rate home mortgage loans.

Rates trended upward during 2004 as the FOMC increased the discount rates 25 basis points after five consecutive meetings from June to December 2004. As of year-end 2004, the prime rate was 5.25% up from 4.00% where it was quoted from June 2003 to June 2004. This trend continued in 2005 as the FOMC increased the discount rates 25 basis points after eight consecutive meetings from January 2005 to December 2005. As of year-end 2005 the prime rate was 7.25%.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

Interest Income. Total interest income increased $6,744,135 (33%) as the average balance of interest-earning assets increased $49,858,000 (12%). In addition, the yield on average interest earning assets increased 93 basis points to 6.18%.

Interest on loans increased $6,562,743 (33%) and the average loan receivable balance increased $52,856,000 (14%) while the average yield increased 88 basis points to 6.33%. The increase in loan yield is the result of the combination of new loans at higher rates, a reduction in prepayments, and an increase of interest rates on adjustable rate loans.

Interest Expense. Total interest expense increased $3,414,774 (40%) as the average balance of interest-bearing liabilities increased $43,179,000 (12%). In addition, the average cost of interest-bearing liabilities increased 60 basis points to 3.03%.

Interest expense on deposits increased $2,368,909 (48%) as the average balance of interest bearing deposits increased $42,136,000 (18%) and the average interest rate paid to depositors increased 54 basis points to 2.62%. The average balance of interest bearing core deposit accounts increased $3,099,000 (3%) and the average balance of certificates of deposit increased $39,037,000 (28%).

In compliance with the FHLB limitation of advances to 35% of assets, the Company’s borrowings from the FHLB remained the same at $100,000,000. The average cost of those advances increased 87 basis points to 4.04%. As a result, interest expense on these advances increased $974,604 (28%). As of December 31, 2005 FHLB advances are 21% of total assets, compared to 23% of total assets as of December 31, 2004.

Net Interest Income. The Company’s net interest income increased $3,329,361 (28%). During the year ended December 31, 2005, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $49,930,000, resulting in an increase in the average net earning balance of $49,858,000 (12%). In addition, the Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 33 basis points from 2.82% to 3.15%.

Provision for Loan Losses. Provisions for loan losses are charged or credited to earnings to bring the total allowance for loan losses to a level considered adequate by the Company to provide for potential loan losses in the existing loan portfolio. When making its assessment, the Company considers prior loss experience, volume and type of lending, local banking trends and past due loans in the Company’s loan portfolio. In addition, the Company considers general economic conditions and other factors related to collectiability of the Company’s loan portfolio.

During year ended December 31, 2005, the Company experienced loan charge-offs in excess of recoveries of $82,000 and, based on a review as discussed above, elected to record a provision for loan loss of $945,000 to increase the allowance for loan losses to $5,399,654 as of December 31, 2005. The provision for loan losses recorded by the Company during year ended December 31, 2004 was $863,830. Management of the Company anticipates the need to continue increasing the loan loss allowance in the future through charges to provision for loan losses based on the anticipated growth in its loan portfolio and the shift in the Company’s emphasis from primarily single-family loans to a mix of single-family and commercial loans.

Non-Interest Income. Non-interest income decreased $19,115 (1%). The gain on sale of loans of $623,252 for 2005, compared to $484,920 for 2004, was the result of mortgage banking activities related to the sale of single-family conforming residential loans in the secondary market. The Bank attempts to minimize its risk of price changes by committing to sell loans while the loans are in the origination process. The gain on sale of investments for year ended December 31, 2005 was $743,335, compared to $742,608 for year ended December 31, 2004.  In 2005, this gain was primarily attributed to the gain of $1,210,672, arising from the sale of 19,400 shares of FHLMC stock, which was offset by the loss of $526,000 incurred with the sale of all of its shares of Fannie Mae preferred.    Deposit service charges decreased $234,396 (12%) due to decreases in insufficient funds and overdraft charges on the Bank’s checking accounts. In addition, late charges and other fees decreased $89,239 (25%) primarily due to a decrease in prepayment penalties collected during the year ended December 31, 2005.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

Non-Interest Expense. Non-interest expense increased $421,630 (5%). This increase was primarily due to increases in salaries and employee benefits of $313,328 (7%) and occupancy expense of $78,298 (6%). The increase in compensation was due to normal salary and benefits increases for the Bank’s employees, along with an increase in the number of employees. The staff increased from 115 full-time equivalent employees as of December 31, 2004 to 125 full-time equivalent employees as of December 31, 2005. In August 2005, the Company opened a new full-service branch in Nixa, Missouri. In addition, the full-service branch located on West Kearney was in operation for the entire year of 2005.

Income Taxes. The increase in income tax expense is a direct result of the increase in the Company’s taxable income for the period ended December 31, 2005 as compared to the period ended December 31, 2004.

Cash Dividends Paid. The Company paid dividends of $0.16 per share on April 14, 2005, to stockholders’ of record as of March 30, 2005, and $0.16 per share on July 15, 2005 to stockholders’ of record as of July 1, 2005, and $0.165 per share on October 14, 2005, to stockholders’ of record as of October 1, 2005. The Company declared a cash dividend of $0.165 per share on December 22, 2005, which was paid on January 20, 2006, to stockholders of record on January 6, 2006.

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

During 2003, interest rates were relatively stable achieving cycle low in June 2003 when the Federal Reserve Open Market Committee (“FOMC”) reduced the discount rate 25 basis points. After that rate cut, longer-term interest rates began to increase and the mortgage loan refinancing activity began to slow. Rates trended upward during 2004 as the FOMC increased the discount rates 25 basis points after five consecutive meetings from June to December 2004. As of year-end 2004, the prime rate was 5.25% up from 4.00% where it was quoted from June 2003 to June 2004.

Interest Income. Total interest income decreased $1,242,447 (11%) as the average balance of interest-earning assets increased $34,872,000 (10%). The yield on average interest earning assets, however, decreased 85 basis points to 5.46%, which, despite the increase in interest-earning assets, resulted in the overall decrease in interest income.

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

In order to comply with the FHLB limitation of advances to 35% of assets, the Company decreased its borrowings from the FHLB. The average balance of FHLB advances decreased by $3,149,000 (2%) and the average cost of those advances decreased 205 basis points to 3.17%. As a result, interest expense on advances decreased $2,115,091 (38%). As of December 31, 2004, FHLB advances are 23% of total assets, compared to 29% of total assets as of June 30, 2003.

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

Provision for Loan Losses. Provisions for loan losses are charged or credited to earnings to bring the total allowance for loan losses to a level considered adequate by the Company to provide for potential loan losses in the Company’s existing loan portfolio. When making its assessment, the Company considers prior loss experience, volume and type of lending, local banking trends and past due loans in the Company’s loan portfolio. In addition, the Company considers general economic conditions and other factors related to collectability of the Company’s loan portfolio.

During year ended December 31, 2004, the Company experienced loan charge-offs in excess of recoveries of $213,312 and, based on a review as discussed above, elected to record a provision for loan loss of $863,830 to increase the allowance for loan losses to $4,536,654 as of December 31, 2004. The provision for loan losses recorded by the Company during year ended June 30, 2003 was $610,000. Management of the Company anticipates the need to continue increasing the loan loss allowance in the future through charges to provision for loan losses based on the anticipated growth in its loan portfolio and the shift in the Company’s emphasis from primarily single-family loans to a mix of single-family and commercial loans.

Non-Interest Income. Non-interest income decreased $72,155 (2%). The gain on sale of loans of $1,544,037 for fiscal year 2003 was the result of mortgage banking activities related to the sale of single-family conforming residential loans in the secondary market. Due to increases in interest rates and a decrease in refinances, gain on sale of loans decreased by $1,059,117 (158%) for the year ended December 31, 2004. The Bank attempts to minimize its risk of price changes by committing to sell loans while the loans are in the origination process. The gain on sale of investments for year ended December 31, 2004 was $742,608. This was a result of the sale of 1,000 shares of FHLMC stock each month in 2004. There were no profits on sale of investments for fiscal year ended June 30, 2003. Deposit service charges increased $99,563 (6%) due to increases in insufficient funds and overdraft changes on the Bank’s checking accounts. In addition, late charges and other fees increased $163,576 (86%) primarily due to an increase in prepayment penalties collected during the year ended December 31, 2004.

Non-Interest Expense. Non-interest expense increased $67,884 (1%). There were slight increases in salaries, employee benefits and advertising. These increases were offset by decreases in occupancy and data processing expense.

Income Taxes. The increase in income tax expense is a direct result of the increase in the Company’s taxable income for the period ended December 31, 2004, as compared to period ended June 30, 2003.

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

RESULTS OF OPERATIONS - TRANSITION PERIOD - COMPARISON OF SIX MONTHS ENDED DECEMBER 31, 2003 (AUDITED) AND 2002 (UNAUDITED)

	Prime	Ten-Year Treasury	One-Year Treasury
December 31, 2003	4.12%	4.01%	1.25%
December 31, 2002	4.68%	4.63%	2.01%
Change in rates	-0.56%	-0.62%	-0.76%

Interest Rates. The above table sets forth the weekly average interest rates for the 26 weeks for the six month periods ending December 31, 2003 and 2002 as reported by the Federal Reserve. As stated previously, the Bank charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates, and the Bank typically indexes its adjustable rate commercial loans to prime and its adjustable rate mortgage loans to the one-year treasury rate. The ten-year treasury rate is a proxy for 30-year fixed rate home mortgage loans.

Interest rates continued their cyclical decline though out 2002. The FOMC reduced the discount rate 50 basis points in November 2002 and 25 basis points in June 2003. The prime rate began 2002 at 4.75%, cut to 4.25% in November 2002 and cut again to 4.00% in June 2003 where it stayed for the remainder of the year.

Interest Income. Total interest income decreased $1,444,518 (13%) as the average balance of interest-earning assets decreased $2,243,000 (1%). In addition, the yield on average interest earning assets decreased 77 basis points to 5.50%.

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

Interest Expense. Total interest expense decreased $1,594,531 (26%) as the average balance of interest-bearing liabilities decreased $3,575,000 (1%). In addition, the average cost of interest-bearing liabilities decreased 96 basis points to 2.84%.

Interest expense on deposits decreased $752,975 (24%) despite the average balance of interest bearing deposits increasing $2,260,000 (1%) because the average interest rate paid to depositors decreased 74 basis points to 2.21%. The average balance of interest bearing core deposit accounts increased $7,552,000 (9%) and the average balance of certificates of deposit decreased $5,292,000 (4%).

Interest expense on FHLB advances decreased $838,337 (28%). In order to comply with the FHLB limitation of advances to 35% of assets, the Company decreased its borrowings from the FHLB. The average balance of FHLB advances decreased by $5,771,000 (5%) and the average cost of those advances decreased 133 basis points to 4.17%. As of December 31, 2003, FHLB advances are 28% of total assets.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

Net Interest Income. The Company’s net interest income increased $150,013 (3%). During the six months ended December 31, 2003 and December 31, 2002, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $41,102,000 and $39,770,000, respectively, resulting in an increase in the average net earning balance of $1,332,000 (3%). The Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 19 basis points from 2.47% to 2.66%.

Provision for Loan Losses. Provisions for loan losses are charged or credited to earnings to bring the total allowance for loan losses to a level considered adequate by the Company to provide for potential loan losses in the Company’s existing loan portfolio. When making its assessment, the Company considers prior loss experience, volume and type of lending, local banking trends and past due loans in the Company’s loan portfolio. In addition, the Company considers general economic conditions and other factors related to collectability of the Company’s loan portfolio.

During the six month period ended December 31, 2003, the Company experienced loan charge-offs in excess of recoveries of only $51,183. However, as of December 31, 2003, the Bank classified a group of approximately 150 loans totaling approximately $9 million. These loans were classified because, pursuant to a normal regulatory examination, it was deemed that the loan files relating to these loans did not contain sufficient information to effectively evaluate the credits. With the addition of these loans to classified assets, the Company determined to increase the provision for loan losses by $800,000. Prior to this increase, the Company had recorded a provision for loan loss during the six-month transition period ended December 31, 2003 of $362,000 (resulting in an aggregate provision for loan losses during this period of $1,162,000) based on the growth in its loan portfolio and the shift in the Company’s emphasis from primarily single-family loans to a mix of single-family and commercial loans. The provision for loan loss recorded during the six month period ended December 31, 2002 was $205,000. Management of the Company anticipates the need to continue increasing the loan loss allowance in the future through charges to provision for loan losses based on the factors described in the previous sentence.

Non-Interest Income. Non-interest income increased $337,137 (19%). The gain on sale of loans increased by $88,842 as a result of mortgage banking activities related to the sale of single-family conforming residential loans in the secondary market. The Bank attempts to minimize its risk of price changes by committing to sell loans while the loans are in the origination process. Gain on sale of investments increased by $105,461. This was a result of the sale of 2,000 shares of FHLMC stock during the six months ended December 31, 2003. There were no profits on sale of investments for the same period in 2002. Deposit service charges increased $67,392 (8%) due to the continued growth in the Bank’s checking accounts. The amortization expense on originated mortgage servicing rights increased $90,616. The Bank recaptured $271,406 in loss on impairment of these rights based on the Bank’s fair value assessment of such rights.

Non-Interest Expense. Non-interest expense decreased $66,523 (2%). Data processing expense decreased $161, 541, primarily due to the full amortization prior to or during the six months ended December 31, 2003 of start up expenses in connection with the conversion to an “in-house” computer system that was completed in September of 2000. In addition, occupancy expense decreased by $69,579. This was partially offset by an increase in advertising of $116,023.

Income Taxes. The decrease in income tax expense is a direct result of the decrease in the Company’s taxable income for the six month period ended December 31, 2003, as compared to the six month period ended December 31, 2002.

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

As a part of its asset and liability management strategy, the Bank implemented an adjustable rate mortgage loan (“ARM”) program beginning in the early 1980s. Throughout the past several years, the Bank has continued to emphasize the origination of adjustable-rate, one- to four-family residential loans and adjustable-rate or relatively short-term commercial real estate, construction, commercial business, home equity and consumer loans, while originating fixed-rate, one- to four-family residential loans primarily for immediate resale in the secondary market.
The Bank is also managing interest rate risk by the origination of construction loans. As of December 31, 2005, such loans, net of loans in process, constitute 16% of the Bank’s loan portfolio. In general, these loans have higher yields, shorter maturities, and greater interest rate sensitivity than other real estate loans.

The Bank constantly monitors its deposits in an effort to decrease their interest rate sensitivity. Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank’s asset/liability management objectives and spread requirements. As of December 31, 2005 and December 31, 2004, the Bank’s savings accounts, checking accounts, and money market deposit accounts totaled $130,252,633 or 41% of its total deposits and $127,351,296 or 43% of total deposits, respectively. The weighted average rate paid on these accounts increased 11 basis points from 1.01% on December 31, 2004 to 1.12% on December 31, 2005. The Bank believes, based on historical experience, that a substantial portion of such accounts represents non-interest rate sensitive, core deposits. During the year ending December 31, 2006, the FHLB has the option to call $11.0 million of advances with a weighted average rate of 5.43% and a remaining life of 2.7 years.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

INTEREST RATE SENSITIVITY ANALYSIS

The following table sets forth as of December 31, 2005, management’s estimates of the projected changes in net portfolio value (“NPV”) in the event of 100, 200, and 300 basis point (“bp”) instantaneous and permanent increases and decreases in market interest rates. Dollar amounts are expressed in thousands.

BP Change		Estimated Net Portfolio Value				NPV as % of PV of Assets
in Rates	$	Amount	$	Change	% Change	NPV Ratio	Change
+300		52,322		(3,595)	-6%	12.55%	-0.61%
+200		54,356		(1,561)	-3%	12.96%	-0.20%
+100		55,803		(114)	0%	13.22%	0.06%
NC		55,917				13.16%
-100		55,218		(699)	-1%	12.90%	-0.26%
-200		53,941		(1,976)	-4%	12.50%	-0.66%
-300		52,252		(3,665)	-7%	12.00%	-1.16%

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

Management cannot predict future interest rates or their effect on the Bank’s NPV in the future. Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, which represent the Bank’s primary loan product, have an initial fixed rate period typically from one to five years and over the remaining life of the asset changes in the interest rate are restricted. In addition, the proportion of adjustable-rate loans in the Bank’s loan portfolio could decrease in future periods due to refinancing activity if market interest rates remain constant or decrease in the future. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

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

LIQUIDITY AND CAPITAL RESOURCES

The Company’s principal sources of funds for investments and operations are net income from operations, deposits from its primary market area, FHLB advances, principal and interest payments on loans and mortgage-backed securities, proceeds from maturing investment securities, and the issuance of subordinated debentures. The Company considers deposits and FHLB advances as its primary sources of funds.

The Company’s most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less. The levels of such assets are dependent on the Bank’s operating, financing, and investment activities at any given time. The Company’s cash and cash equivalents totaled $20,506,478 as of December 31, 2005 and $15,896,458 as of December 31, 2004, representing an increase of

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

$4,610,020. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows, which are subject to, and influenced by, many factors.

In addition to the capital necessary to meet the Company’s conditional commitments discussed under the caption “Off-Balance Sheet Arrangements” below, the Bank also has $133,708,307 in certificates of deposit that are scheduled to mature in one year or less. Management anticipates that the majority of these certificates will renew in the normal course of operations. Based on existing collateral as well as the FHLB’s limitation of advances to 35% of assets, the Bank has the ability to borrow an additional $34,772,000 from the FHLB, as of December 31, 2005. The Bank plans to maintain its FHLB borrowings to a level that will provide a borrowing capacity sufficient to provide for contingencies.

The Company’s regulatory capital position of $51,040,000 is 10.6% of total assets as of December 31, 2005. The Company has an excess of $31,957,000, $34,744,000, and $28,809,000 of required regulatory levels of tangible, core, and risk-based capital, respectively. Under current regulatory guidelines, the Bank is classified as well capitalized. See also additional information provided under the caption “Regulatory Matters” in Note 1 of the Notes to Consolidated Financial Statements.

During the year ended December 31, 2005, the Company declared dividends of $0.65 per share and paid dividends of $0.645 per share, compared to dividends declared of $0.63 per share and paid of $0.625 per share during the year ended December 31, 2004. The Board of Directors of the Company meets regularly to consider the level and the timing of dividend payments. Dividends declared but unpaid at December 31, 2005 ($0.165 per share), were paid to shareholders on January 20, 2006.

During the year ended December 31, 2004, the Company purchased 51,333 shares of common stock in open market transactions and 4,776 from the Company’s Recognition and Retention Plan at an average price of $20.73 to place in the treasury account. During the year ended December 31, 2005, the Company purchased 146,542 shares of common stock in open market transactions at an average price of $24.31 to place in the treasury account. The Company intends to monitor the common stock price and, with regulatory approval, may from time to time initiate further stock repurchases in order to improve the Company’s long-term earnings per share while at the same time maintaining an adequate level of stockholders’ equity. The Company has a repurchase plan which was announced on November 22, 2002, and as of December 31, 2005, a total of 38,543 shares of the Company’s common stock may be purchased under this plan.

On December 15, 2005, the Company issued $15 million of trust preferred securities (”Trust Securities”) in a private placement. The proceeds of the sale of Trust Securities issued by Guaranty Statutory Trust I and Guaranty Statutory Trust II, together with the proceeds of the Trust’s sale of their common securities issued to the Company, were used by the Trusts to purchase 30-year junior subordinated deferrable interest debentures from the Company in the principal amount of $5,155,000 (“Trust I Debentures”) and $10,310,000 (“Trust II Debentures”), respectively. The Trust I Debentures bear interest at a fixed rate of 6.92%, payable quarterly. The Trust II Debentures bear interest at a fixed rate of 6.47% for 5 years, payable quarterly, after issuance and thereafter at a floating rate equal to the three month LIBOR plus 1.45%. The Company intends to use the proceeds of the sale of the Trust Securities for general corporate purposes which may include investment in the Bank (including funding of the Bank’s loan portfolio growth), acquisitions, investments, payment of dividends and repurchases of its outstanding Common Stock.

OFF-BALANCE SHEET ARRANGEMENTS

Various commitments and contingent liabilities arise in the normal course of business, which are not required to be recorded on the balance sheet. The most significant of these are loan commitments, lines of credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. As of December 31, 2005 and 2004, the Bank had outstanding commitments to originate loans of approximately $2,285,000 and $15,712,000, respectively. Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. As of December 31, 2005 and 2004, unused lines of credit to borrowers aggregated approximately $77,725,000 and $64,051,000 for commercial lines and $18,180,000 and $16,578,000 for open-end consumer lines. Since a portion of the loan commitment and line of credit may expire without being drawn upon, the total unused commitments and lines do not necessarily represent future cash requirements.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same at that involved in extending loans to customers. The Bank had total outstanding standby letters of credit amounting to $9,731,000 and $1,314,000 as of December 31, 2005 and 2004, respectively. Forward commitments to sell mortgage loans are obligations to deliver loans at a specified price on or before a specified date. As of December 31, 2005 and 2004, the Bank had approximately $0 and $2,695,000, respectively, of forward commitments outstanding.

In connection with the Company’s issuance of the Trust Securities and pursuant to two guarantee agreements by and between the Company and Wilmington Trust Company, the Company issued a limited, irrevocable guarantee of the obligations of each Trust under the Trust Securities whereby the Company has guaranteed any and all payment obligations of the Trusts related to the Trust Securities including distributions on, and the liquidation or redemption price of, the Trust Securities to the extent each Trust does not have funds available.

AGGREGATE CONTRACTUAL OBLIGATIONS

The following table summarizes the Company’s fixed and determinable contractual obligations by payment date as of December 31, 2005. Dollar amounts are expressed in thousands.

	Payments Due By Period

		One Year	One to	Three to	More than
Contractual Obligations	Total	or less	Three Years	Five Years	Five Years

Deposits without stated maturity	$130,253	130,253	-	-	-
Time and brokered certificates of deposit	189,806	133,708	49,834	5,786	478
Short-term borrowings	1,594	1,594	-	-	-
Federal Home Loan Bank advances	100,000	72,414	19,650	3,386	4,550
Subordinated debentures	15,465	-	-	-	15,465
Operating leases	553	96	207	167	83
Purchase obligations	-	-	-	-	-
Other long term obligations	62	12	25	25	-
Total	$437,733	338,077	69,716	9,364	20,576
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

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

CRITICAL ACCOUNTING POLICIES
“Management’s Discussion and Analysis of Financial Condition and Results of Operations” is based upon the Company’s consolidated financial statements and the notes thereto, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. On an on-going basis, management evaluates its estimates and judgments.

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

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

The Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) previously issued EITF Issue 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. EITF Issue 03-1 provides guidance on the meaning of the phrase “other-than-temporary impairment” and its application to several types of investments, including debt securities classified as held-to-maturity and available-for-sale under FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. EITF Issue 03-1 provides guidance on whether impairment losses should be recognized on available-for-sale securities prior to sale of the securities. It provides guidance for evaluating whether and when unrealized losses should be deemed “other-than-temporary”, requiring immediate recognition of those losses through earnings. In addition, EITF Issue 03-1 requires financial statement disclosure for impaired securities on which an impairment loss has not been recognized, including the amount of unrealized loss and the term of that impairment. The portions of EITF Issue 03-1 dealing with determining when losses are other-than-temporary have been delayed in order for the FASB staff to provide implementation guidance and reconsider issues that were raised by interested parties during the public comment period.

FASB issued Staff Position (FSP) FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments, in November 2005. This FSP provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether the impairment is “other-than-temporary” and the measurement of the impairment loss. This FSP also includes accounting for investments subsequent to the recognition of an impairment loss and requires certain disclosures about unrealized losses that have not been recognized. The FSP is effective for reporting periods beginning after December 15, 2005, with earlier application permitted. The Company does not believe that adoption of the FSP will have a material impact on the financial condition or operating results of the Company.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

In December 2004, the FASB issued a revision to FASB Statement No. 123, Accounting for Stock Based Compensation (SFAS 123). FASB Statement No. 123R, Share Based Payment (SFAS 123R), supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and its related implementation guidance. SFAS 123R established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of the equity instruments. The impact to the Company of SFAS 123R focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions. The Company currently accounts for its stock-based compensation using the intrinsic method as defined in APB 25 and, accordingly, has not recognized any expense for stock option plans in the Consolidated Financial Statements (See Note 1 and Note 12 of the Notes to Consolidated Financial Statements for additional information regarding the Company’s accounting for stock-based compensation). The SEC delayed the original required implementation date of SFAS 123R for public companies. Implementation of SFAS 123R is now required for the Company beginning in the interim period ending March 31, 2006. The Company does not believe the impact of applying the new statement will be material to the financial statements. Note 1 of the Notes to Consolidated Financial Statements discloses the effect on net income and earnings per share if the Company had applied the fair value provisions of SFAS 123.

The FASB issued an exposure draft in January 2006, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115. The purpose of the exposure draft is to reduce the complexity of accounting for financial assets and liabilities and to reduce the volatility in earnings caused by the existing accounting rules. Under the provisions in the exposure draft, companies would have the option to report certain financial assets and liabilities at fair value with the changes in fair value included in earnings. Entities would be able to measure at fair value financial assets and liabilities selected on a contract-by-contract basis. Any contracts measured under these provisions would be shown separately than those measured under different attributes on the face of the balance sheet. The exposure draft also would require more disclosure information to help users of the financial statements more easily understand the effect on earnings. The Company is evaluating the exposure draft to determine the impact, if adopted, on its financial statements.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

SUMMARY OF UNAUDITED QUARTERLY OPERATING RESULTS

	Year Ended December 31, 2005, Quarter ended
	Mar-05	Jun-05	Sep-05	Dec-05
Interest income	$5,900,919	6,560,914	7,091,488	7,730,086
Interest expense	2,457,208	2,783,379	3,129,687	3,490,130
Net interest income	3,443,711	3,777,535	3,961,801	4,239,956
Provision for loan losses	225,000	240,000	240,000	240,000
Gain on sale of loans and investment securities	337,736	304,288	390,684	333,879
Other noninterest income, net	546,174	536,916	567,108	580,274
Noninterest expense	2,180,393	2,065,697	2,157,256	2,266,155
Income before income taxes	1,922,228	2,313,042	2,522,337	2,647,954
Provision for income taxes	707,454	864,327	935,076	999,734
Net income	$1,214,774	1,448,715	1,587,261	1,648,220
Basic earnings per share	$0.43	0.53	0.57	0.59
Diluted earnings per share	$0.41	0.50	0.55	0.57
	Year Ended December 31, 2004, Quarter ended
	Mar-04	Jun-04	Sep-04	Dec-04
Interest income	$4,841,117	4,872,149	5,192,334	5,633,673
Interest expense	2,050,298	1,934,800	2,123,222	2,337,309
Net interest income	2,790,819	2,937,349	3,069,111	3,296,363
Provision for loan losses	188,830	225,000	225,000	225,000
Gain on sale of loans and investment securities	299,569	247,956	309,109	370,894
Other noninterest income, net	550,694	628,678	648,125	561,150
Noninterest expense	2,042,996	2,079,394	2,043,422	2,082,059
Income before income taxes	1,409,256	1,509,589	1,757,923	1,921,348
Provision for income taxes	439,880	494,797	601,549	777,117
Net income	$969,376	1,014,792	1,156,374	1,144,231
Basic earnings per share	$0.35	0.36	0.41	0.41
Diluted earnings per share	$0.33	0.35	0.40	0.39

Guaranty Federal Bancshares, Inc.
Consolidated Balance Sheets
December 31, 2005, 2004 and 2003

	December 31,	December 31,	December 31,
	2005	2004	2003
ASSETS
Cash	$17,990,774	14,087,915	20,686,276
Interest-bearing deposits in other financial institutions	2,515,704	1,808,543	1,970,518
Cash and cash equivalents	20,506,478	15,896,458	22,656,794
Available-for-sale securities	6,757,147	15,101,768	14,863,826
Held-to-maturity securities	944,724	1,305,158	1,867,594
Stock in Federal Home Loan Bank, at cost	4,978,800	5,146,500	5,294,200
Mortgage loans held for sale	2,092,279	3,590,536	1,268,064
Loans receivable, net of allowance for loan losses of
December 31, 2005, 2004 and 2003, $5,399,654, $4,536,654
and $3,886,137, respectively	433,435,429	388,742,792	330,861,875
Accrued interest receivable:
Loans	2,040,872	1,500,170	1,242,683
Investments	48,255	69,845	63,045
Prepaid expenses and other assets	2,604,425	1,976,284	2,057,195
Foreclosed assets held for sale	26,775	78,150	5,975
Premises and equipment	7,452,798	7,188,867	6,576,003
Deferred income taxes	112,686	-	-
	$481,000,668	440,596,528	386,757,254

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	$320,058,951	296,387,742	237,130,744
Federal Home Loan Bank advances	100,000,000	100,000,000	108,836,948
Securities sold under agreements to repurchase	1,594,258	1,264,020	738,399
Subordinated debentures	15,465,000	-	-
Advances from borrowers for taxes and insurance	212,320	271,796	259,267
Accrued expenses and other liabilities	288,587	234,818	308,497
Accrued interest payable	508,164	361,516	200,770
Dividend payable	459,074	450,868	432,513
Income taxes payable	322,165	220,046	227,495
Deferred income taxes	-	632,459	644,500
	438,908,519	399,823,265	348,779,133
STOCKHOLDERS' EQUITY
Common Stock:
$0.10 par value; authorized 10,000,000 shares; issued;
December 31, 2005, 2004 and 2003 - 6,571,348, 6,493,861
and 6,462,902 shares, respectively	657,135	649,386	642,890
Additional paid-in capital	53,778,686	52,384,842	51,330,202
Unearned ESOP shares	(1,572,930)	(1,800,930)	(2,030,930)
Retained earnings, substantially restricted	36,533,338	32,437,131	29,919,695
Accumulated other comprehensive income
Unrealized appreciation on available-for-sale securities,
net of income taxes; December 31, 2005, 2004 and 2003 - $1,158,114,
$1,653,740 and $1,565,830, respectively	1,971,925	2,815,828	2,666,143
	91,368,154	86,486,257	82,528,000
Treasury stock, at cost;
December 31, 2005, 2004 and 2003 - 3,639,301, 3,492,759
and 3,436,650 shares, respectively	(49,276,005)	(45,712,994)	(44,549,879)
	42,092,149	40,773,263	37,978,121
	$481,000,668	440,596,528	386,757,254

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Income
Years Ended December 31, 2005 and 2004 and June 30, 2003 and
Six Months Ended December 31, 2003 and 2002

	Years ended		Six months ended		Year ended
	December 31,		December 31,		June 30,
	2005	2004	2003	2002	2003
				(Unaudited)
INTEREST INCOME
Loans	$26,552,595	19,989,852	9,566,716	10,826,819	20,928,391
Investment securities	431,863	289,335	135,100	231,070	419,145
Other	298,949	260,085	143,862	232,307	434,184
	27,283,407	20,539,272	9,845,678	11,290,196	21,781,720
INTEREST EXPENSE
Deposits	7,288,073	4,919,164	2,368,200	3,121,175	5,802,445
Federal Home Loan Bank advances	4,493,997	3,519,393	2,120,876	2,959,213	5,634,484
Subordinated debentures	47,683	-	-	-	-
Other	30,651	7,073	1,969	5,188	7,484
	11,860,404	8,445,630	4,491,045	6,085,576	11,444,413
NET INTEREST INCOME	15,423,003	12,093,642	5,354,633	5,204,620	10,337,307
PROVISION FOR LOAN LOSSES	945,000	863,830	1,162,000	205,000	610,000
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	14,478,003	11,229,812	4,192,633	4,999,620	9,727,307
NONINTEREST INCOME
Service charges	1,643,433	1,877,829	951,524	884,132	1,778,267
Late charges and other fees	264,360	353,689	187,407	65,238	190,113
Gain on sale of investment securities	743,335	742,608	105,461	-	-
Gain on sale of loans	623,252	484,920	758,062	669,220	1,544,037
Income (loss) on foreclosed assets	(1,617)	(3,157)	5,726	19,865	10,830
Other income	324,296	160,285	80,691	113,279	165,082
	3,597,059	3,616,174	2,088,871	1,751,734	3,688,329
NONINTEREST EXPENSE
Salaries and employee benefits	4,884,869	4,571,541	2,246,993	2,238,783	4,557,376
Occupancy	1,365,559	1,287,261	604,268	673,847	1,322,790
FDIC deposit insurance premiums	39,796	36,038	17,928	19,416	37,950
Data processing	440,411	399,891	133,435	294,976	487,786
Advertising	230,254	287,594	220,233	104,210	217,066
Other expense	1,708,612	1,665,544	770,486	729,092	1,557,019
	8,669,501	8,247,871	3,993,343	4,060,324	8,179,987
INCOME BEFORE INCOME TAXES	9,405,561	6,598,115	2,288,161	2,691,030	5,235,649
PROVISION FOR INCOME TAXES	3,506,591	2,313,342	788,000	927,000	1,656,000
NET INCOME	$5,898,970	4,284,773	1,500,161	1,764,030	3,579,649

BASIC EARNINGS PER SHARE	$2.12	1.53	0.54	0.63	1.28
DILUTED EARNINGS PER SHARE	$2.03	1.47	0.52	0.62	1.26

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2005 and 2004 and June 30, 2003
Six Months Ended December 31, 2003 and 2002

	Year ended		Six months ended		Year ended
	December 31,		December 31,		June 30,
	2005	2004	2003	2002	2003
				(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,898,970	4,284,773	1,500,161	1,764,030	3,579,649
Items not requiring (providing) cash:
Deferred income taxes	(249,519)	(99,952)	(267,750)	168,917	(154,815)
Depreciation	759,931	670,096	339,101	404,498	783,933
Provision for loan losses	945,000	863,830	1,162,000	205,000	610,000
Gain on sale of loans and investment securities	(1,366,587)	(1,227,528)	(863,524)	(669,220)	(1,544,037)
Loss on sale of premises and equipment	3,055	11,517	-	-	37,761
Gain on sale of foreclosed assets	(1,323)	(1,724)	(13,226)	(26,218)	(12,310)
Amortization of deferred income,
premiums and discounts	(48,305)	78,148	(18,862)	(80,575)	(99,192)
Stock award plan expense	45,694	63,200	30,952	177,810	353,004
Origination of loans held for sale	(45,528,012)	(30,561,273)	(31,454,990)	(34,910,348)	(77,775,788)
Proceeds from sale of loans held for sale	47,649,521	28,723,721	40,700,091	33,444,629	72,695,861
Release of ESOP shares	564,980	461,512	225,154	180,244	373,724
Changes in:
Accrued interest receivable	(519,112)	(264,287)	124,397	219,733	224,386
Prepaid expenses and other assets	(628,141)	80,912	(201,927)	(181,342)	(55,508)
Accrued expenses and other liabilities	200,417	105,421	(5,666)	(67,971)	(348,159)
Income taxes payable	89,638	7,484	34,578	205,676	69,278
Net cash provided by (used in) operating activities	7,816,207	3,195,850	11,290,489	834,863	(1,262,213)

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans	(45,967,115)	(59,380,244)	(5,060,371)	(3,172,569)	(11,171,690)
Principal payments on held-to-maturity securities	358,395	574,920	379,245	406,222	995,693
Principal payments on available-for-sale securities	-	-	-	172,835	172,835
Purchase of available-for-sale securities	(10,516,958)	(5,971,840)	(1,989,685)	(2,978,928)	(4,968,371)
Purchase of premises and equipment	(1,032,777)	(1,300,977)	(206,108)	(138,129)	(174,592)
Proceeds from sale of premises and equipment	5,860	6,500	-	-	-
Proceeds from sales of available-for-sale securities	9,345,564	754,355	107,419	-	-
Proceeds from maturities of available-for-sale securities	9,000,000	6,000,000	1,500,000	4,000,000	6,500,000
Proceeds from sale of FHLB stock	167,700	147,700	3,306,200	-	-
Proceeds from sale of foreclosed assets	352,341	434,161	315,291	863,367	801,677
Purchase of other investments	-	-	-	-	(106,000)
Net cash used in investing activities	(38,286,990)	(58,735,425)	(1,648,009)	(847,202)	(7,950,448)

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2005 and 2004, and June 30, 2003 and
Six Months Ended December 31, 2003 and 2002

	December 31,		December 31,		June 30,
	2005	2004	2003	2002	2003
				(Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised	1,031,400	751,274	107,638	113,554	556,869
Cash dividends paid	(1,794,557)	(1,767,337)	(844,151)	(764,854)	(1,604,042)
Cash dividends received on RRP Stock	-	217	292	1,322	2,387
Net increase in demand deposits,
NOW accounts and savings accounts	2,901,337	10,307,199	4,617,104	8,403,811	18,725,158
Net increase (decrease) in certificates of deposit and
securities sold under agreements to repurchase	21,100,110	49,475,420	(3,127,182)	(3,819,504)	(8,723,005)
Proceeds from FHLB advances	1,322,664,000	201,614,000	124,500,000	12,000,000	121,500,000
Repayments of FHLB advances	(1,322,664,000)	(210,450,948)	(130,281,946)	(18,714,871)	(117,964,269)
Proceeds from issuance of subordinated debentures	15,465,000	-	-	-	-
Advances from borrowers for taxes and insurance	(59,476)	12,529	(691,411)	(724,015)	(97,619)
Treasury stock purchased	(3,563,011)	(1,163,115)	(280,558)	(235,770)	(1,131,792)
Net cash provided by (used in) financing activities	35,080,803	48,779,239	(6,000,214)	(3,740,327)	11,263,687

INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS	4,610,020	(6,760,336)	3,642,266	(3,752,666)	2,051,026

CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD	15,896,458	22,656,794	19,014,528	16,963,502	16,963,502

CASH AND CASH EQUIVALENTS,
END OF PERIOD	$20,506,478	15,896,458	22,656,794	13,210,836	19,014,528

Supplemental Cash Flows Information

Real estate acquired in settlement of loans	$299,643	466,670	120,000	153,820	368,296

Interest paid	$11,713,756	8,445,630	4,493,513	6,102,303	12,000,275

Income taxes paid	$3,506,591	2,313,342	1,026,224	672,466	1,742,466

Dividend declared and unpaid	$459,074	450,868	432,513	420,430	415,414

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2005 and 2004 and June 30, 2003 and
Six Months Ended December 31, 2003

	Common Stock	Additional Paid-In Capital	Unearned ESOP Shares	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, July 1, 2002	636,540	49,842,032	(2,406,070)	(42,958,147)	27,372,935	2,947,587	35,434,877
Comprehensive income
Net income	-	-	-	-	3,579,649	-	3,579,649
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of ($568,257)	-	-	-	-	-	(967,574)	(967,574)
Total comprehensive income							2,612,075
Dividends ($0.60 per share)	-	-	-	-	(1,671,800)	-	(1,671,800)
Stock award plans	-	547,241	-	-	-	-	547,241
Stock options exercised	5,145	551,724	-	-	-	-	556,869
Release of ESOP shares	-	124,584	249,140	-	-	-	373,724
Treasury stock purchased	-	-	-	(1,311,174)	-	-	(1,311,174)
Balance, June 30, 2003	641,685	51,065,581	(2,156,930)	(44,269,321)	29,280,784	1,980,013	36,541,812
Comprehensive income
Net income	-	-	-	-	1,500,161	-	1,500,161
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of $402,965	-	-	-	-	-	686,130	686,130
Total comprehensive income							2,186,291
Dividends ($0.31 per share)	-	-	-	-	(861,250)	-	(861,250)
Stock award plans	-	59,034	-	-	-	-	59,034
Stock options exercised	1,205	106,433	-	-	-	-	107,638
Release of ESOP shares	-	99,154	126,000	-	-	-	225,154
Treasury stock purchased	-	-	-	(280,558)	-	-	(280,558)
Balance, December 31, 2003	642,890	51,330,202	(2,030,930)	(44,549,879)	29,919,695	2,666,143	37,978,121
Comprehensive income
Net income	-	-	-	-	4,284,773	-	4,284,773
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of $87,911	-	-	-	-	-	149,685	149,685
Total comprehensive income							4,434,458
Dividends ($0.64 per share)	-	-	-	-	(1,767,337)	-	(1,767,337)
Stock award plans	-	78,350	-	-	-	-	78,350
Stock options exercised	6,496	744,778	-	-	-	-	751,274
Release of ESOP shares	-	231,512	230,000	-	-	-	461,512
Treasury stock purchased	-	-	-	(1,163,115)	-	-	(1,163,115)
Balance, December 31, 2004	649,386	52,384,842	(1,800,930)	(45,712,994)	32,437,131	2,815,828	40,773,263
Comprehensive income
Net income	-	-	-	-	5,898,970	-	5,898,970
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of ($495,626)	-	-	-	-	-	(843,903)	(843,903)
Total comprehensive income							5,055,067
Dividends ($0.65 per share)	-	-	-	-	(1,802,763)	-	(1,802,763)
Stock award plans	-	33,213	-	-	-	-	33,213
Stock options exercised	7,749	1,023,651	-	-	-	-	1,031,400
Release of ESOP shares	-	336,980	228,000	-	-	-	564,980
Treasury stock purchased	-	-	-	(3,563,011)	-	-	(3,563,011)
Balance, December 31, 2005	$657,135	53,778,686	(1,572,930)	(49,276,005)	36,533,338	1,971,925	42,092,149

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

On December 30, 1997, the MHC converted to Guaranty Federal Bancshares, Inc. (the “Company”), a Delaware-chartered stock corporation. In connection with the conversion and reorganization, the shares of the Bank held by the mutual holding company were extinguished along with the mutual holding company and the shares of the Bank held by the public were exchanged for 1,880,710 shares of the Company. Additional shares of the Company were sold to certain depositors of the Bank and to the trust of the employee stock ownership plan of the Bank as of December 30, 1997.

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

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank. All significant intercompany profits, transactions and balances have been eliminated in consolidation.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of December 31, 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the Missouri Division of Finance categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category.

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
As of December 31, 2005

Tier 1 (core) capital, and
ratio to adjusted total assets
Company	$51,040	10.7%	$19,083	4.0%	n/a	n/a
Bank	$53,796	11.3%	$19,010	4.0%	$23,762	5.0%

Tier 1 (core) capital, and
ratio to risk-weighted assets
Company	$51,040	12.5%	$16,296	4.0%	n/a	n/a
Bank	$53,796	13.2%	$16,276	4.0%	$24,414	6.0%

Total risk-based capital, and
ratio to risk-weighted assets
Company	$57,544	14.1%	$32,592	8.0%	n/a	n/a
Bank	$60,294	14.8%	$32,552	8.0%	$40,690	10.0%

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
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

The amount of dividends that the Bank may pay is subject to various regulatory limitations. As of December 31, 2005, 2004, and 2003, the Bank exceeded their minimum capital requirements. The Bank may not pay dividends which would reduce capital below the minimum requirements shown above.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Earnings Per Share

The computation for earnings per share for years ended December 31, 2005 and 2004 and six months ended December 31, 2003 and 2002, and year ended June 30, 2003 is as follows:

	Year Ended	Year Ended	Six Months Ended
	December 31, 2005	December 31, 2004	December 31, 2003

Net income	$5,898,970	4,284,773	1,500,161
Average common shares outstanding	2,780,249	2,808,412	2,782,788
Effect of stock options outstanding	126,885	113,425	103,555
Average diluted shares outstanding	2,907,134	2,921,837	2,886,343
Earnings per share - basic	$2.12	1.53	0.54
Earnings per share - diluted	$2.03	1.47	0.52

	Six Months Ended	Year Ended
	December 31, 2002	June 30, 2003
	(unaudited)
Net income	$1,764,030	3,579,649
Average common shares outstanding	2,797,202	2,794,032
Effect of stock options outstanding	51,446	57,525
Average diluted shares outstanding	2,848,648	2,851,557
Earnings per share - basic	$0.63	1.28
Earnings per share - diluted	$0.62	1.26

    All outstanding options to purchase common stock were included in the computation of diluted earning per share for the six months ended December 31, 2003 and December 31, 2002. Options to purchase 21,500, 10,000, and 10,000 shares of common stock were outstanding during the years ended December 31, 2005 and 2004, and June 30, 2003, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Stock Option Plans

The Company accounts for its stock option plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, ”Accounting for Stock-Based Compensation”, to stock-based employee compensation.

	Year Ended	Year Ended	Six Months
	December 31, 2005	December 31, 2004	December 31, 2003

Net income, as reported	$5,898,970	4,284,773	1,500,161
Less: Total stock-based employee
compensation cost determined
under the fair value-based
method, net of income taxes	(51,516)	(35,949)	(18,085)

Pro forma net income	$5,847,454	4,248,824	1,482,076

Earnings per share:
Basic - as reported	$2.12	1.53	0.54
Basic - pro forma	$2.10	1.51	0.53
Diluted - as reported	$2.03	1.47	0.52
Diluted - pro forma	$2.01	1.45	0.51

	Six Months	Year Ended
	December 31, 2002	June 30, 2003
	(Unaudited)
Net income, as reported	$1,764,030	3,579,649
Less: Total stock-based employee
compensation cost determined
under the fair value-based
method, net of income taxes	(89,950)	(174,412)

Pro forma net income	$1,674,080	3,405,237

Earnings per share:
Basic - as reported	$0.63	1.28
Basic - pro forma	$0.60	1.22
Diluted - as reported	$0.62	1.26
Diluted - pro forma	$0.59	1.19

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Segment Information

The principal business of the Company is overseeing the business of the Bank. The Company has no significant assets other than its investment in the Bank. The banking operation is the Company’s only reportable segment. The banking segment is principally engaged in the business of originating mortgage loans secured by one-to-four family residences, multi-family, construction, commercial and consumer loans. These loans are funded primarily through the attraction of deposits from the general public, borrowings from the Federal Home Loan Bank and brokered deposits. Selected information is not presented separately for the Company’s reportable segment, as there is no material difference between that information and the corresponding information in the consolidated financial statements.

NOTE 2: SECURITIES

The amortized cost and approximate fair values of securities classified as available-for-sale securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2005
Equity Securities:
FHLMC stock	$47,595	3,128,415	-	3,176,010
Debt Securities:
U. S. government agencies	3,579,513	2,021	(397)	3,581,137
	$3,627,108	3,130,436	(397)	6,757,147
As of December 31, 2004
Equity Securities:
FHLMC stock	$66,588	4,945,012	-	5,011,600
Other stock	2,000,000	-	(560,000)	1,440,000
Debt Securities:
Trust preferred securities	6,570,814	84,468	-	6,655,282
U. S. government agencies	1,994,798	88	-	1,994,886
	$10,632,200	5,029,568	(560,000)	15,101,768
As of December 31, 2003
Equity Securities:
FHLMC stock	$78,336	4,587,264	-	4,665,600
Other stock	2,000,000	-	(326,000)	1,674,000
Debt Securities:
Trust preferred securities	6,557,201	11,071	(40,840)	6,527,432
U. S. government agencies	1,996,317	477	-	1,996,794
	$10,631,854	4,598,812	(366,840)	14,863,826

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Maturities of available-for-sale debt securities as of December 31, 2005:

	Amortized Cost	Approximate Fair Value
Within one year	$499,512	499,429
2-5 years	3,080,001	3,081,708
	$3,579,513	3,581,137

The amortized cost and approximate fair values of securities classified as held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2005
Debt Securities:
U. S. government agencies	$189,974	-	(2,478)	187,496
Mortgage-backed securities	754,750	39,550	-	794,300
	$944,724	39,550	(2,478)	981,796
As of December 31, 2004
Debt Securities:
U. S. government agencies	$228,807	375	-	229,182
Mortgage-backed securities	1,076,351	77,737	-	1,154,088
	$1,305,158	78,112	-	1,383,270
As of December 31, 2003
Debt Securities:
U. S. government agencies	$256,142	78	-	256,220
Mortgage-backed securities	1,611,452	81,240	-	1,692,692
	$1,867,594	81,318	-	1,948,912
Maturities of held-to-maturity securities as of December 31, 2005:

	Amortized Cost	Approximate Fair Value
After ten years	$189,974	187,496
Mortgage-backed securities not due on a
single maturity date	754,750	794,300
	$944,724	981,796

The book value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $381,115, $31,875 and $42,096 as of December 31, 2005, 2004 and 2003, respectively. The approximate fair value of pledged securities amounted to $385,439, $31,950 and $41,061 as of December 31, 2005, 2004 and 2003, respectively.

Gross gains of $1,269,396, $742,608, $105,461, $0 and $0 and gross losses of $526,061, $0, $0, $0 and $0 resulting from sale of available-for-sale securities were realized for the years ended December 31, 2005 and 2004, the six months ended December 31, 2003 and 2002, and the year ended June 30, 2003, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2005, 2004 and 2003, was $1,186,612, $1,440,000 and $6,379,261, which is approximately 15%, 9% and 38% of the Company’s investment portfolio, respectively. These declines primarily resulted from changes in market interest rates and failure of certain investments to meet projected earnings targets.

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

The following table shows our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005, 2004 and 2003.

	December 31, 2005
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U. S. Government Agencies	$1,186,612	(2,875)	-	-	1,186,612	(2,875)

	December 31, 2004
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$-	-	1,440,000	(560,000)	1,440,000	(560,000)

	December 31, 2003
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$-	-	1,674,000	(326,000)	1,674,000	(326,000)
Debt Securities	-	-	4,705,261	(40,840)	4,705,261	(40,840)
	$-	-	6,379,261	(366,840)	6,379,261	(366,840)

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 3: LOANS AND ALLOWANCE FOR LOAN LOSSES

Categories of loans at December 31, 2005, 2004 and 2003 include:

	December 31,
	2005	2004	2003
Real estate - residential mortgage:
One to four family units	$101,440,261	117,715,909	128,209,462
Multi-family	53,630,562	52,258,859	44,241,683
Real estate - construction	70,389,903	45,090,258	49,814,316
Real estate - commercial	122,884,052	97,549,770	72,104,911
Commercial loans	66,370,227	55,606,190	24,618,265
Installment loans	24,264,069	25,172,615	25,441,295
Total loans	438,979,074	393,393,601	344,429,932
Less:
Undisbursed portion of loans-in-process	-	-	(9,425,318)
Allowance for loan losses	(5,399,654)	(4,536,654)	(3,886,137)
Unearned discounts	(2,512)	(7,734)	(19,296)
Deferred loan fees/costs, net	(141,479)	(106,421)	(237,306)
Net loans	$433,435,429	388,742,792	330,861,875

Impaired loans totaled $5,123,042, $6,083,635 and $7,159,100 as of December 31, 2005, 2004 and 2003, respectively with a related allowance for loan losses of $532,810, $928,857 and $1,110,130 respectively. As of December 31, 2005, 2004 and 2003, respectively, impaired loans of $3,404,200, $1,995,593 and $736,542 had no related allowance for loan losses.

Interest of $615,628, $686,939, $153,685 and $198,196 was recognized on average impaired loans of $4,805,205, $7,659,179, $4,748,587 and $661,746 for the year ended December 31, 2005 and 2004, the six months ended December 31, 2003 and the year ended June 30, 2003, respectively. Interest of $600,288, $694,169, $143,948 and $191,040 was recognized on impaired loans on a cash basis during the years ended December 31, 2005 and 2004 and six months ended December 31, 2003 and the year ended June 30, 2003, respectively.

At December 31, 2005, 2004 and 2003 there were no accruing loans delinquent 90 days or more. Non-accruing loans at December 31, 2005, 2004 and 2003 were $722,000, $419,000 and $743,000, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Activity in the allowance for loan losses was as follows:

	Years ended		Six months ended		Year ended
	December 31,		December 31,		June 30,
	2005	2004	2003	2002	2003
				(Unaudited)
Balance, beginning of period	$4,536,654	3,886,137	2,775,320	2,649,872	2,649,872
Provision charged to expense	945,000	863,830	1,162,000	205,000	610,000
Losses charged off net of recoveries
of $71,385 and $17,761 for the years ended
December 31, 2005 and 2004 and $3,323 and
$150 for the six months ended December 31,
2003 and 2002, and $52,015 for year ended
June 30, 2003	(82,000)	(213,313)	(51,183)	(215,320)	(484,552)
Balance, end of period	$5,399,654	4,536,654	3,886,137	2,639,552	2,775,320

    The weighted average interest rate on loans as of December 31, 2005, 2004 and 2003, was 6.88% and 5.64%, and 5.39%, respectively.

The Bank serviced mortgage loans for others amounting to $110,511,321, $123,466,113, and $128,875,871 as of December 31, 2005, 2004 and 2003, respectively. The Bank serviced commercial loans for others amounting to $4,149,438, $1,738,961 and $1,072,449 as of December 31, 2005, 2004 and 2003, respectively.

NOTE 4: PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, are as follows:

	December 31,	December 31,	December 31,
	2005	2004	2003
Land	$1,250,789	1,250,789	1,250,789
Buildings and improvements	7,349,536	6,748,579	6,468,609
Furniture, fixtures and equipment	4,913,877	4,658,904	3,672,063
Leasehold improvements	130,905	157,905	217,948
	13,645,108	12,816,177	11,609,409
Less accumulated depreciation	(6,192,310)	(5,627,298)	(5,033,406)
Net premises and equipment	$7,452,798	7,188,879	6,576,003

Depreciation expense was $759,931 and $669,479 for the years ended December 31, 2005 and 2004, $339,101 and $404,498, for the six months ended December 31, 2003 and 2002 and $783,933 for the year ended June 30, 2003, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 5: OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

	Year ended		Six months ended		Year ended
	December 31,		December 31,		June 30,
	2005	2004	2003	2002	2003
				(Unaudited)
Unrealized gains (losses) on
available-for-sale securities	$(596,194)	980,204	1,194,556	(536,987)	(1,535,831)
Less: Reclassification adjustment for
realized gains included in income	(743,335)	(742,608)	(105,461)	-	-
Other comprehensive income (loss),
before tax effect	(1,339,529)	237,596	1,089,095	(536,987)	(1,535,831)
Tax expense (benefit)	(495,626)	87,911	402,965	(198,685)	(568,257)
Other comprehensive income (loss)	$(843,903)	149,685	686,130	(338,302)	(967,574)
NOTE 6: DEPOSITS

	December 31, 2005			December 31, 2004			December 31, 2003
	Weighted Average Rate	Balance	Percentage of Deposits	Weighted Average Rate	Balance	Percentage of Deposits	Weighted Average Rate	Balance	Percentage of Deposits

Demand	0.00%	$36,193,467	11.3%	0.00%	25,583,803	8.6%	0.00%	23,335,707	9.8%
NOW	0.33%	35,864,150	11.2%	0.53%	34,604,789	11.7%	0.30%	34,256,771	14.5%
Money market	2.47%	43,896,563	13.7%	1.81%	52,009,761	17.6%	1.34%	42,231,015	17.8%
Savings	1.80%	14,298,452	4.5%	1.08%	15,152,943	5.1%	0.81%	17,220,605	7.3%
	1.12%	130,252,633	40.7%	1.01%	127,351,296	43.0%	0.69%	117,044,097	49.4%
Certificates:
0% - 3.99%	3.25%	121,299,785	37.9%	2.46%	151,753,139	51.2%	2.21%	85,237,827	35.9%
4.00% - 5.99%	4.35%	67,779,251	21.2%	4.95%	14,934,483	5.0%	5.07%	31,062,415	13.1%
6.00% - 7.99%	6.17%	727,283	0.2%	6.51%	2,348,823	0.8%	6.46%	3,786,404	1.6%
	3.66%	189,806,318	59.3%	2.74%	169,036,446	57.0%	3.08%	120,086,647	50.6%
Total Deposits	2.62%	$320,058,951	100.0%	2.00%	296,387,742	100.0%	1.90%	237,130,744	100.0%

    The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $30,305,000, $12,070,000, and $11,841,000, as of December 31, 2005, 2004 and 2003, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

A summary of certificates of deposit by maturity as of December 31, 2005, is as follows:

2006	$133,708,307
2007	41,846,244
2008	7,987,443
2009	4,264,490
2010	1,521,871
Thereafter	477,964
$189,806,318

A summary of interest expense on deposits is as follows:

	Years ended		Six months ended		Year ended
	December 31,		December 31,		June 30,
	2005	2004	2003	2002	2003
				(Unaudited)
NOW and Money Market accounts	$1,299,800	793,432	327,245	459,869	813,619
Savings accounts	200,509	139,890	70,339	131,337	221,264
Certificate accounts	5,814,064	4,012,780	1,981,806	2,546,358	4,792,812
Early withdrawal penalties	(26,300)	(26,938)	(11,190)	(16,389)	(25,250)
	$7,288,073	4,919,164	2,368,200	3,121,175	5,802,445

    The Bank utilizes brokered deposits as an additional funding source. The aggregate amount of brokered deposits was approximately $ 57,629,000, $68,375,000 and $24,505,000 as of December 31, 2005, 2004 and 2003, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 7: FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances consist of the following:

	December 31, 2005		December 31, 2004
Maturity Date	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2005	$-	-	$61,264,000	2.73%
2006	72,414,000	4.33%	12,500,000	4.62%
2007	3,000,000	2.83%	3,000,000	2.83%
2008	16,650,000	5.22%	16,650,000	5.22%
2009	386,000	7.21%	386,000	7.21%
2010	3,000,000	6.37%	3,000,000	6.37%
Thereafter	4,550,000	5.39%	3,200,000	5.96%
	$100,000,000	4.55%	$100,000,000	3.58%

	December 31, 2003
Maturity Date	Amount	Weighted Average Rate
2004	$63,290,000	2.34%
2005	7,850,000	4.51%
2006	10,500,000	5.12%
2007	1,000,000	3.47%
2008	14,950,000	5.54%
2009	386,000	7.21%
Thereafter	10,860,948	5.78%
	$108,836,948	3.58%

    In the year ending December 31, 2006, the Bank has advances equal to $11,000,000 with a weighted average rate of 5.43% callable between January 20, 2006 and January 30, 2006 at the FHLB’s option with a maturity date between July 30, 2008 and October 20, 2008.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 8: SUBORDINATED DEBENTURES

During 2005, the Company formed two wholly owned grantor trust subsidiaries, Guaranty Statutory Trust I and Guaranty Statutory Trust II, to issue preferred securities representing undivided beneficial interests in the assets of the trusts and to invest the gross proceeds of the preferred securities in notes of the Company. Trust I issued $5,000,000 of preferred securities and Trust II issued $10,000,000 of preferred securities. The sole assets of Trust I were originally $5,155,000 aggregate principal amount of the Company’s fixed rate subordinated debenture notes due 2036, which are redeemable beginning in 2011. The sole assets of Trust II were originally $10,310,000 aggregate principal amount of the Company’s fixed/variable rate subordinated debenture notes due 2036, which are redeemable beginning in 2011. Trust II subordinated debenture notes bear interest at a fixed rate for five years and thereafter at a floating rate based on LIBOR. The preferred securities qualify as either Tier I or Tier II capital for regulatory purposes, subject to certain limitations.

NOTE 9: INCOME TAXES

The Company files a consolidated federal income tax return. In computing federal income taxes for taxable years prior to July 1, 1996, the Bank has been allowed an 8% deduction from otherwise taxable income as a statutory bad debt deduction, subject to limitations based on aggregate loans and savings balances.

As of December 31, 2005, 2004 and 2003, retained earnings included approximately $5,075,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 as of December 31, 2005, 2004 and 2003.

The provision for income taxes consists of:

	Years Ended		Six Months Ended		Year Ended
	December 31,		December 31,		June 30,
	2005	2004	2003	2002	2003
				(Unaudited)
Taxes currently payable	$3,756,110	2,413,294	1,055,750	758,083	1,810,815
Deferred income taxes	(249,519)	(99,952)	(267,750)	168,917	(154,815)
	$3,506,591	2,313,342	788,000	927,000	1,656,000

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The tax effects of temporary differences related to deferred taxes shown on the December 31, 2005, 2004 and 2003 balance sheets are:

	December 31,	December 31,	December 31,
	2005	2004	2003
Deferred tax assets:
Allowances for loan and foreclosed asset losses	$1,997,872	1,678,562	1,441,871
Accrued compensated absences and bonuses	14,538	12,524	11,749
Unrealized loss on loans held for sale	929	2,862	7,140
RRP expense	18,417	13,450	11,559
Deferred loan fees/costs	18,393	39,376	87,803
State tax credits	-	-	64,049
Other	-	-	20,127
	2,050,149	1,746,774	1,644,298
Deferred tax liabilities:
FHLB stock dividends	(124,683)	(128,262)	(128,262)
Mortgage servicing rights	(315,557)	(365,768)	(365,110)
Unrealized appreciation on available-for-sale securities	(1,158,114)	(1,653,740)	(1,565,830)
Accumulated depreciation	(253,373)	(163,879)	(173,592)
Other	(85,736)	(67,584)	(56,004)
	(1,937,463)	(2,379,233)	(2,288,798)
Net deferred tax asset (liability)	$112,686	(632,459)	(644,500)

    A reconciliation of income tax expense at the statutory rate to income tax expense at the Company’s effective rate is shown below:

	Years ended		Six months ended		Year ended
	December 31,		December 31,		June 30,
				(Unaudited)
	2005	2004	2003	2002	2003
Computed at statutory rate	34.0%	34.0%	34.0%	34.0%	34.0%
Increase (reduction) in taxes resulting from:
State financial institution tax	1.8%	1.0%	2.2%	3.9%	-2.4%
ESOP	1.2%	1.2%	1.2%	1.0%	1.0%
Other	0.3%	-1.1%	-2.2%	-4.4%	-1.0%
Actual tax provision	37.3%	35.1%	35.2%	34.5%	31.6%
Missouri law provides that banks will be taxed based on an annual privilege tax of 7% of net income. The privilege tax is included in provision for income taxes.

Guaranty Federal Bancshares, Inc.
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

	December 31, 2005		December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$20,506,478	20,506,478	15,896,458	15,896,458	22,656,794	22,656,794
Available-for-sale securities	6,757,147	6,757,147	15,101,768	15,101,768	14,863,826	14,863,826
Held-to-maturity securities	944,724	981,796	1,305,158	1,383,270	1,867,594	1,948,912
Mortgage loans held-for-sale	2,092,279	2,092,279	3,590,536	3,590,536	1,268,064	1,268,064
Loans, net	433,435,429	435,477,000	388,742,792	389,853,000	330,861,875	334,344,000
Federal Home Loan Bank stock	4,978,800	4,978,800	5,146,500	5,146,500	5,294,200	5,294,200
Interest receivable	2,089,127	2,089,127	1,570,015	1,570,015	1,305,728	1,305,728
Financial liabilities:
Deposits	320,058,951	318,829,000	296,387,742	295,760,000	237,130,744	237,500,000
Federal Home Loan Bank advances	100,000,000	100,610,000	100,000,000	101,962,000	108,836,948	113,099,000
Securities sold under agreements
to repurchase	1,594,258	1,594,258	1,264,020	1,264,020	738,399	738,399
Subordinated debentures	15,465,000	15,465,000	-	-	-	-
Interest payable	508,164	508,164	361,516	361,516	200,770	200,770
Dividend payable	459,074	459,074	450,868	450,868	432,513	432,513
Unrecognized financial instruments
(net of contractual value):
Commitments to extend credit	-	-	-	-	-	-
Unused lines of credit	-	-	-	-	-	-

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

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

Federal Home Loan Bank Advances and Subordinated Debentures
Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing advances and subordinated debentures.

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

NOTE 11: SIGNIFICANT ESTIMATES AND CONCENTRATIONS

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

At December 31, 2005, approximately 30% of the Bank's total time deposits consisted of certificates of deposit which were issued through a broker and had minimum denominations in excess of $100,000.

NOTE 12: EMPLOYEE BENEFIT PLANS

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
At the annual stockholders’ meeting on October 18, 1995, the Bank’s stockholders approved the Recognition and Retention Plan (the “RRP”). Following approval of the Plan, the Bank contributed $464,643 to a separate trust to purchase the 75,106 shares of the Company’s common stock in the RRP. As of December 31, 2005 all shares in this plan have vested.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

At a special stockholders’ meeting on July 22, 1998, the Company’s stockholders approved the Restricted Stock Plan (the “RSP”). Following approval of the Plan, the Company contributed $2,373,065 to a separate trust to purchase the 173,632 shares in the RSP. As of December 31, 2005 there are 1,400 shares in this plan that are not vested.

During the year ended June 30, 2000, the directors of the Company established the Stock Compensation Plan (the “2000 SCP”) with both a stock award component and a stock option component. Under the stock award component of this plan, the Committee awarded 7,125 shares of the Company’s common stock. Following approval of the Plan, the Company contributed $85,945 to a separate trust to purchase the 7,125 shares in the SCP. As of December 31, 2005 all shares in this plan have vested.

During the year ended June 30, 2001, the directors of the Company established the Stock Compensation Plan (the “2001 SCP”) with both a stock award component and a stock option component. Under the stock award component of this plan, the Committee awarded 10,239 shares of the Company’s common stock. The shares for this plan were taken from forfeited shares in the RSP. As of December 31, 2005 there are 2,047 shares in this plan that are not vested.

The Bank recognized $45,694, $63,200, $30,952, $177,810 and $353,004 of expense under these stock award plans in the years ended December 31, 2005 and 2004, the six months ended December 31, 2003 and 2002 and the year ended June 30, 2003, respectively.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

During the year ended December 31, 2004, the directors of the Company authorized the issuance of 25,000 stock options as an employment inducement to a new officer of the Bank pursuant to a stock option agreement. Stock options awarded under this agreement are considered non-qualified for federal income tax purposes.

On May 19, 2004, the Company’s stockholders voted to approve a 2004 Stock Option Plan (“2004 SOP”). The purpose of the plan is to attract and retain qualified personnel for positions of substantial responsibility. The aggregate number of shares with respect to options issued under this plan shall not exceed 250,000 shares. To date 20,000 stock options have been granted under this plan.

The table below summarizes transactions under the Company’s stock option plans:

	Number of shares
	Incentive Stock Option	Non-Incentive Stock Option	Weighted Average Exercise Price

Balance outstanding as of July 1, 2002	271,337	158,720	12.39
Granted	-	10,000	15.31
Exercised	(19,698)	(31,746)	10.82
Forfeited	(4,277)	(13,360)	12.47
Balance outstanding as of June 30, 2003	247,362	123,614	12.68
Granted	-	55,000	16.70
Exercised	(12,054)	-	8.93
Forfeited	-	-	-
Balance outstanding as of December 31, 2003	235,308	178,614	13.32
Granted	12,500	25,000	19.93
Exercised	(32,436)	(32,523)	11.57
Forfeited	(1,600)	-	10.02
Balance outstanding as of December 31, 2004	213,772	171,091	14.27
Granted	42,500	-	25.11
Exercised	(66,487)	(11,000)	13.31
Forfeited	(10,000)	-	20.88
Balance outstanding as of December 31, 2005	179,785	160,091	15.65
Options exercisable as of December 31, 2005	129,560	93,111	13.48

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

     The fair value of each option granted is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted-average assumptions:

	December 31, 2005	December 31, 2004	December 31, 2003
Dividends per share	$0.64	$0.64	$0.31
Risk-free interest rate	4.00%	3.03%	2.73%
Expected life of options	5 years	5 years	5 years
Weighted-average fair value
of options granted during year	$3.30	$1.84	$0.64

The following table summarizes information about stock options under the plans outstanding as of December 31, 2005:

Exercise Price	Number Outstanding	Number Exercisable	Remaining Contractual Life
$ 6.08	2,170	2,170	0.5 years
10.50	10,875	10,875	4.1 years
11.05	400	-	5.5 years
12.13	3,000	2,400	5.2 years
12.50	12,510	7,405	5.6 years
12.75	6,800	5,200	5.1 years
13.44	173,121	173,121	2.6 years
13.89	6,000	-	6.1 years
15.31	6,000	-	7.1 years
16.65	50,000	20,000	7.6 years
17.20	4,000	1,000	7.7 years
19.27	2,500	500	8.7 years
19.62	20,000	-	8.1 years
23.20	10,000	-	9.2 years
23.50	11,000	-	9.1 years
25.59	10,000	-	9.6 years
26.50	1,500	-	9.6 years
28.12	10,000	-	10.0 years
$ 15.66	339,876	222,671

Employee Stock Ownership Plan
The Bank sponsors an internally-leveraged Employee Stock Ownership Plan (ESOP). All employees are eligible to participate after they attain age twenty-one and complete twelve consecutive months of service during which they work at least 1,000 hours. The ESOP borrowed $3,444,540 from the Company and purchased 344,454 shares of the common stock of the Company. The ESOP debt is secured by shares of the Company. The loan will be repaid from contributions to the ESOP as approved annually by the Bank’s Board of Directors. As the debt is repaid, shares are released from collateral and allocated to employees’ accounts. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. When shares are committed for release, the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and may be paid directly to participants or credited to their account; dividends are not paid on unallocated ESOP shares. Compensation expense is recognized ratably based on the average fair value of shares committed to be released. Compensation expense attributed to the ESOP was $564,980, $461,512, $225,154, $180,244 and $373,724 for the years ended December 31, 2005 and 2004, six months ended December 31, 2003 and 2002 and the year ended June 30, 2003, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following is a summary of ESOP shares as of December 31, 2005:

Beginning ESOP shares	344,454
Released shares	(162,525)
Shares committed for release	(24,636)
Unreleased shares	157,293

Fair value of unreleased shares	$4,388,475

NOTE 13: RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and the Bank were customers of and had transactions with the Bank in the ordinary course of business. As of December 31, 2005, 2004 and 2003, loans outstanding to these directors and executive officers amounted to $3,270,812, $747,903, and $565,066, respectively.

In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms  as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

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

As of December 31, 2005, 2004 and 2003, the Bank had outstanding commitments to originate loans of approximately $2,285,000, $15,712,000 and $24,414,000, respectively. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period. As of December 31, 2005, 2004 and 2003, commitments of $2,058,000, $4,879,000 and $721,000, respectively, were at fixed rates and $227,000, $10,833,000 and $23,693,000, respectively, were at floating market rates.

Forward commitments to sell mortgage loans are obligations to deliver loans at a specified price on or before a specified date. The Bank acquires such commitments to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. As of December 31, 2005, 2004 and 2003, the Bank had approximately $0, $2,695,000, and $0, respectively, of commitments outstanding.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The Bank had total outstanding standby letters of credit amounting to $9,731,000, $1,314,000 and $1,189,000 as of December 31, 2005, 2004 and 2003, respectively, with terms ranging from 30 days to 2 years.

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

As of December 31, 2005, 2004 and 2003, unused lines of credit to borrowers aggregated approximately $77,725,000, $64,051,000 and $50,941,000 for commercial lines and $18,180,000, $16,578,000 and $13,245,000 for open-end consumer lines.

NOTE 15: FUTURE CHANGE IN ACCOUNTING PRINCIPLE

In December 2004, the FASB issued a revision to FASB Statement No. 123, Accounting for Stock Based Compensation (SFAS 123). FASB Statement No. 123R, Share Based Payment (SFAS 123R), supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and its related implementation guidance. SFAS 123R established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of the equity instruments. The impact to the Company of SFAS 123R focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions. The Company currently accounts for its stock-based compensation using the intrinsic method as defined in APB 25 and, accordingly, has not recognized any expense for stock option plans in the Consolidated Financial Statements (See Note 1 and Note 12 of the Notes to Consolidated Financial Statements for additional information regarding the Company’s accounting for stock-based compensation). The SEC delayed the original required implementation date of SFAS 123R for public companies. Implementation of SFAS 123R is now required for the Company beginning in the interim period ending March 31, 2006. The Company does not believe the impact of applying the new statement will be material to the financial statements.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 16: CONDENSED PARENT COMPANY STATEMENTS

The condensed balance sheets as of December 31, 2005, 2004 and 2003, and statements of income and cash flows for the years ended December 31, 2005 and 2004, the six months ended December 31, 2003 and 2002, and the year ended June 30, 2003, for the parent company, Guaranty Federal Bancshares, Inc., are as follows:

Balance Sheets	As of	As of	As of
	December 31,	December 31,	December 31,
	2005	2004	2003
Assets
Cash	$1,128,911	208,337	31,177
Due from subsidiary	-	574,000	563,219
Investment in subsidiary	55,863,320	39,804,931	37,272,723
Investment in Capital Trust I & II	466,434	-	-
Prepaid expenses and other assets	476,029	439,622	448,612
Refundable income taxes	207,153	224,860	94,903
	$58,141,847	41,251,750	38,410,634
Liabilities
Subordinated debentures	$15,465,000	-	-
Accrued expenses and other liabilities	125,624	27,619	-
Dividend payable	459,074	450,868	432,513
Stockholders' equity
Common stock	657,135	649,386	642,890
Additional paid-in capital	53,778,686	52,384,842	51,330,202
Unearned ESOP shares	(1,572,930)	(1,800,930)	(2,030,930)
Retained earnings	36,533,338	32,437,131	29,919,695
Unrealized appreciation on
available-for-sale securities, net	1,971,925	2,815,828	2,666,143
Treasury stock	(49,276,005)	(45,712,994)	(44,549,879)
	$58,141,847	41,251,750	38,410,634

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Income Statements	Years ended		For the six months ended		Year ended
	December 31,		December 31,		June 30,
	2005	2004	2003	2002	2003
				(Unaudited)
Income
Dividends from subsidiary bank	$3,540,000	2,334,714	1,099,000	452,291	1,750,468
Interest income:
Related party	127,786	100,275	50,703	66,491	121,542
Other	3	21	-	-	-
	3,667,789	2,435,010	1,149,703	518,782	1,872,010
Expense
Interest expense:
Related party	47,683	-	-	-	-
Occupancy	2,400	2,400	1,200	1,200	2,400
Other	759,722	581,566	219,947	84,731	190,491
	809,805	583,966	221,147	85,931	192,891
Income before income taxes
and equity in undistributed
earnings of subsidiaries	2,857,984	1,851,044	928,556	432,851	1,679,119
Provision (credit) for income taxes	(117,312)	(129,555)	(63,274)	(7,217)	(26,487)
Income before equity in undistributed
earnings of subsidiaries	2,975,296	1,980,599	991,830	440,068	1,705,606
Equity in undistributed
earnings of subsidiaries	2,923,674	2,304,174	508,331	1,323,962	1,874,043
Net income	$5,898,970	4,284,773	1,500,161	1,764,030	3,579,649

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Statements of Cash Flows	For the		For the		For the
	years ended		six months ended		year ended
	December 31,		December 31,		June 30,
	2005	2004	2003	2002	2003
				(Unaudited)
Cash Flows From Operating Activities

Net income	$5,898,970	4,284,773	1,500,161	1,764,030	3,579,649
Items not requiring (providing) cash:
Equity in undistributed earnings of subsidiaries	(2,923,674)	(2,304,174)	(508,331)	(1,323,962)	(1,874,043)
Release of ESOP shares	564,980	461,512	225,154	125,000	249,140
Stock award plan expense	23,161	-	-	-	-
Changes in:
Accrued interest receivable	-	-	-	3,377	3,377
Prepaid expenses and other assets	(36,407)	8,990	(11,226)	409,266	(18,944)
Income taxes payable/refundable	17,707	(129,957)	(57,708)	98,685	79,014
Accrued expenses	98,005	27,619	(11,338)	(46,062)	(34,724)
Net cash provided by operating activities	3,642,742	2,348,763	1,136,712	1,030,334	1,983,469

Cash Flows From Investing Activities
Capital contribution to subsidiary bank	(13,970,000)	-	-	-	-
Purchase of loans	-	-	-	291,402	-
Purchase of investment in capital trusts	(465,000)	-	-	-	-
Net collections of loans	-	-	-	(822)	-
Proceeds from sale of loans	-	-	-	-	290,580
Net (increase) decrease in advance to subsidiary	574,000	(10,780)	(553,814)	(421,463)	8,079
Net cash provided by (used in) investing activities	(13,861,000)	(10,780)	(553,814)	(130,883)	298,659

Cash Flows From Financing Activities
Stock options exercised	1,031,400	751,274	107,638	113,554	556,869
Cash dividends paid	(1,794,557)	(1,748,982)	(844,151)	(764,854)	(1,604,042)
Treasury stock purchased	(3,563,011)	(1,163,115)	(280,558)	(235,770)	(1,131,792)
Proceeds from issuance of subordinated debentures	15,465,000	-	-	-	-
Net cash provided by (used in) financing activities	11,138,832	(2,160,823)	(1,017,071)	(887,070)	(2,178,965)

Increase (decrease) in cash	920,574	177,160	(434,173)	12,381	103,163

Cash, beginning of period	208,337	31,177	465,350	362,187	362,187

Cash, end of period	$1,128,911	208,337	31,177	374,568	465,350

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors
and Stockholders
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We have audited the accompanying consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of December 31, 2005, 2004 and 2003, and the related statements of income, stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004, the six-month period ended December 31, 2003, and for the year ended June 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Federal Bancshares, Inc. as of December 31, 2005, 2004 and 2003, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, the six-month period ended December 31, 2003, and for the year ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/BKD, LLP

February 3, 2006
Springfield, Missouri

[