Form 10-K, Exhibit 13
period 2006-12-31
GUARANTY FEDERAL BANCSHARES INC
filed 2007-03-30
CIK 1046203

CONTENTS

1	Investor Information
3	President’s Message
4	Selected Consolidated Financial and Other Data
6	Management’s Discussion and Analysis of Financial Condition and Results of Operations
21	Consolidated Financial Statements
49	Report of Independent Registered Public Accounting Firm
51	Directors and Officers

INVESTOR INFORMATION

COMMON STOCK PRICES & DIVIDENDS

The common stock of Guaranty Federal Bancshares, Inc. (the “Company”) is traded in the over-the-counter market and quoted on the NASDAQ National Market under the symbol “GFED”. As of March 16, 2007, there were approximately 1,709 stockholders. At that date the Company had 6,677,591 shares of common stock issued and 2,880,315 shares of common stock outstanding.

During the year ended December 31, 2006, the Company paid dividends of (i) $0.165 per share on April 14, 2006, to stockholders of record as of March 30, 2006, (ii) $0.165 per share on July 14, 2006 to stockholders of record as of July 3, 2006, and (iii) $0.17 per share on October 16, 2006, to stockholders of record as of October 2, 2006, and also declared a cash dividend of $0.17 per share on December 21, 2006, which was paid on January 19, 2007, to stockholders of record on January 5, 2007. During the year ended December 31, 2005, the Company paid dividends of (i) $0.16 per share on April 14, 2005, to stockholders of record as of March 30, 2005, (ii) $0.16 per share on July 15, 2005 to stockholders of record as of July 1, 2005, and (iii) $0.165 per share on October 14, 2005, to stockholders of record as of October 1, 2005, and also declared a cash dividend of $0.165 per share on December 22, 2005, which was paid on January 20, 2006, to stockholders of record on January 6, 2006. The Company’s Board of Directors anticipates paying dividends on comparable dates during fiscal year ended December 31, 2007 to the payment dates during the fiscal year ended December 31, 2006. Such future dividends, if any, will be at the discretion of the Company’s Board of Directors and will depend on, among other things, the Company’s results of operations, cash requirements and surplus, financial condition and other factors that the Company’s Board of Directors may consider relevant.

The table below reflects the range of common stock high and low closing prices per the NASDAQ Stock Market by quarter for the years ended December 31, 2006 and 2005.

	Year ended		Year ended
	December 31, 2006		December 31, 2005
	High	Low	High	Low
Quarter ended:
March 31	$30.24	27.68	24.06	22.55
June 30	29.71	27.80	23.73	21.93
September 30	29.40	27.51	27.25	23.00
December 31	28.75	27.89	28.25	26.10

Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in The Nasdaq - Total U.S. Index and (b) the cumulative total stockholder return on stocks included in The Nasdaq Bank Index. All three investment comparisons assume the investment of $100 as of the close of business on December 31, 2001 and the hypothetical value of that investment as of the Company’s fiscal years ended December 31, 2002, 2003, 2004, 2005, and 2006, assuming that all dividends were reinvested. The graph reflects the historical performance of the Common Stock, and, as a result, may not be indicative of possible future performance of the Common Stock. The data used to compile this graph was obtained from NASDAQ.

	Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
Guaranty Federal Bancshares, Inc.	100.00	118.40	151.86	196.01	233.50	245.96
NASDAQ - Total US	100.00	67.79	109.46	118.87	121.87	131.99
NASDAQ Bank Index	100.00	102.97	129.01	142.92	141.12	152.79

ANNUAL MEETING OF STOCKHOLDERS: The Annual Meeting of Stockholders of the Company will be held Wednesday, May 23, 2007 at 6:00 p.m., local time, at the Clarion Hotel, 3333 S. Glenstone, Springfield, Missouri.
ANNUAL REPORT ON FORM 10-K:  Copies of the Company’s Annual Report on Form 10-K, including the financial statements, filed with the Securities and Exchange Commission are available without charge upon written request to: Lorene Thomas, Secretary, Guaranty Federal Bancshares, Inc., 1341 W. Battlefield St., Springfield, MO 65807-4181.
TRANSFER AGENT: Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016
STOCK TRADING INFORMATION: Over-the Counter Symbol: GFED
SPECIAL LEGAL COUNSEL: Blackwell Sanders Peper Martin LLP, 901 St. Louis St., Suite 1900, Springfield, MO 65806
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: BKD, LLP, 901 St. Louis St., PO Box 1190, Springfield, MO 65801-1190
STOCKHOLDER AND FINANCIAL INFORMATION: Carter Peters, Executive Vice President, Chief Financial Officer: 417-520-0235

GUARANTY FEDERAL BANCSHARES, INC.	PRESIDENT’S MESSAGE

Dear Fellow Shareholders and Associates,

The past year was one of substantial accomplishment. Financial results were strong and we completed a number of strategic initiatives that positions us to better serve our customers, grow our market share, and enhance shareholder value. I am pleased to report that your Company delivered a third consecutive year of record earnings in 2006. For the year ended December 31, 2006, net income was $6,509,000 or $2.25 diluted earnings per share, compared to $5,899,000 or $2.03 diluted earnings per share for the year ended December 31, 2005. On a per share basis, 2006 earnings increased 10.8%, the third consecutive year of double-digit growth. This growth is particularly significant given the challenging interest rate environment that has produced a prolonged flat yield curve, and our highly competitive local market for banking services.

We made important strides in changing the composition of our balance sheet which are consistent with our economic outlook and strategic focus. In 2006, we altered our loan portfolio mix: while commercial real estate and commercial loans increased to 49%, and construction loans increased to 17%, the residential component declined to 28%. These shifts reflect the continued focus on growing the commercial portfolio and the strategic decision to sell the majority of conforming single family residential loan production into the secondary market on a servicing released basis. In early 2006 the bank sold its mortgage servicing rights at a premium thus reducing loans serviced for others by $98 million. Loans outstanding, net of allowances, at December 31, 2006 totaled $480.3 million, an increase of $44.8 million from $435.5 million for the same period last year. This 10.3% increase in loans is attributable primarily to increases in commercial and commercial real estate loans. This loan growth was supported by an increase in deposits of $32.1 million, up from $320.1 million at December 31, 2005 to $352.2 million at December 31, 2006. This increase was primarily in retail time deposits.

Innovation and Investment - for the past three years our trademark has been to prudently evaluate and invest in those technological solutions that increase our competitive edge and enhance service to our customers. We completed a number of technology upgrades during the past year and greatly enhanced our product offerings. Many of these advances support our initiative to substantially grow our commercial deposit base. Our expanded Corporate Services team is gaining momentum and their success will be instrumental in improving liquidity and increasing the net interest margin and non-interest income. Our retail presence improved with the opening of our eighth full-service facility in Springfield, Missouri in May 2006. We also opened three new Loan Production Offices in markets contiguous to our current footprint. These facilities will help us continue to be a leading provider of residential loans in southern Missouri and will introduce Guaranty Bank to new markets.

Our financial performance in 2006 enabled us to continue to deliver solid value for our shareholders. Return on average equity and return on average assets improved to 14.77% and 1.33%, respectively, in 2006 from 14.13% and 1.28%, respectively, in fiscal 2005. In 2006 we increased our annual common stock dividend to $0.67 per share, representing the ninth consecutive year in which the dividend has increased.

I am very proud of the company we have become over the past few years. I am even more proud of the foundation we have built for future growth. Just four short years ago we were a thrift focused almost exclusively on retail residential lending. We have made strong progress in moving to a diversified financial institution that is delivering solid financial results and shareholder value. We are excited and optimistic about our future. I thank you, our shareholders, for your continued confidence and support, and I look forward to sharing our future progress with you.

Sincerely,

/s/ Shaun A. Burke

Shaun A. Burke
President & Chief Executive Officer Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc.
Selected Consolidated Financial and Other Data

The following tables include certain information concerning the financial position and results of operations of Guaranty Federal Bancshares, Inc. (including consolidated data from operations of subsidiaries) as of the dates indicated. Dollar amounts are expressed in thousands except per share data.

Summary Balance Sheet	As of December 31,				As of June 30,
	2006	2005	2004	2003 (1)	2003
ASSETS
Cash and cash equivalents	$14,881	20,506	15,896	22,657	19,015
Investment securities	8,669	7,702	21,553	16,731	15,522
Loans receivable, net	480,269	435,528	392,333	332,130	336,838
Accrued interest receivable	2,910	2,089	1,570	1,306	1,430
Prepaids and other assets	10,075	7,696	1,977	7,351	10,455
Foreclosed assets	173	27	78	6	182
Premises and equipment	7,868	7,453	7,189	6,576	6,709
	$524,845	481,001	440,596	386,757	390,151
LIABILITIES
Deposits	$352,230	320,059	296,388	237,131	235,677
Federal Home Loan Bank advances	108,000	100,000	100,000	108,837	114,619
Subordinated debentures	15,465	15,465	-	-	-
Other liabilities	4,251	3,385	3,435	2,811	3,313
	479,946	438,909	399,823	348,779	353,609

STOCKHOLDERS' EQUITY	44,899	42,092	40,773	37,978	36,542
	$524,845	481,001	440,596	386,757	390,151

Supplemental Data	As of December 31,				As of June 30,
	2006	2005	2004	2003 (1)	2003
Number of full-service offices	8	7	7	9	9
Cash dividends per share	$0.67	$0.65	0.63	0.31	0.60

(1) In 2003, the Company determined to change its fiscal year end from June 30 to a calendar year end of December 31. As a result, the Company reported a six-month transition period ended December 31, 2003 in order to change to this new calendar year end.

Guaranty Federal Bancshares, Inc.
Selected Consolidated Financial and Other Data

Summary Statement of Income	Years ended December 31,
	2006	2005	2004

Interest income	$35,066	27,283	20,539
Interest expense	17,386	11,860	8,446
Net interest income	17,680	15,423	12,093
Provision for loan losses	750	945	864
Net interest income after provision
for loan losses	16,930	14,478	11,229
Noninterest income	3,798	3,597	3,616
Noninterest expense	10,177	8,670	8,248
Income before income taxes	10,551	9,406	6,597
Provision for income taxes	4,042	3,507	2,313

Net income	$6,509	5,899	4,284

Basic	$2.34	2.12	1.53
Diluted	$2.25	2.03	1.47

	Six months ended		Year ended
	December 31,		June 30,
	2003	2002	2003
		(Unaudited)
Interest income	$9,846	11,290	21,782
Interest expense	4,491	6,086	11,445
Net interest income	5,355	5,204	10,337
Provision for loan losses	1,162	205	610
Net interest income after provision
for loan losses	4,193	4,999	9,727
Noninterest income	2,089	1,752	3,688
Noninterest expense	3,994	4,060	8,179
Income before income taxes	2,288	2,691	5,236
Provision for income taxes	788	927	1,656

Net income	$1,500	1,764	3,580

Basic	$0.54	0.63	1.28
Diluted	$0.52	0.62	1.26

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

The primary activity of the Company is to oversee its investment in the Bank. The Company engages in few other activities, and the Company has no significant assets other than its investment in the Bank. For this reason, unless otherwise specified, references to the Company include the operations of the Bank. The Company’s principal business consists of attracting deposits from the general public and using such deposits to originate mortgage loans secured by one- to four-family residences, multi-family, construction and commercial real estate loans and consumer and business loans. The Company also uses these funds to purchase mortgage-backed securities, US government and agency obligations, and other permissible securities. When cash outflows exceed inflows, the Company uses borrowings and brokered deposits as additional financing sources.

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

The Company has two wholly-owned subsidiaries other than the Bank, its principal subsidiary: (i) Guaranty Statutory Trust I, a Delaware statutory trust (“Trust I”); and (ii) Guaranty Statutory Trust II, a Delaware statutory trust. These Trusts were formed in December 2005 for the exclusive purpose of issuing trust preferred securities to acquire junior subordinated debentures issued by the Company. The Company’s banking operation conducted through the Bank is the Company’s only reportable segment. See also the discussion contained in the section captioned “Segment Information” in Note 1 of the Notes to Consolidated Financial Statements in this report.

The discussion set forth below, and in any other portion of this report, may contain forward-looking statements. Such statements are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this report. When used in this document, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time including the risk factors of the Company set forth in Item 1A. of the Company’s Form 10-K.

FINANCIAL CONDITION

From December 31, 2005 to December 31, 2006, the Company’s total assets increased $43,844,327 (9%) to $524,844,995, liabilities increased $41,037,233 (9%) to $479,945,752, and stockholders' equity increased $2,807,094 (7%) to $44,899,243. The ratio of stockholders’ equity to total assets decreased slightly to 8.6% during this period, compared to 8.8% as of December 31, 2005.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
  And Results of Operations

From December 31, 2005 to December 31, 2006, securities available-for-sale increased $1,149,174 (17%).  The Company currently owns 36,600 shares of Federal Home Loan Mortgage Corporation (“FHLMC”) stock with an amortized cost of $35,847 in the securities available-for-sale category.  As of December 31, 2006, the gross unrealized gain on the stock is $2,449,293, a decrease of $679,122 from the gross unrealized gain at December 31, 2005.  This decrease is primarily due to the sale of 12,000 shares of the FHLMC stock in 2006.  See also discussion under “Results of Operations - Comparison of Year Ended December 31, 2006 and December 31, 2005 - Non-Interest Income.”

From December 31, 2005 to December 31, 2006, securities held-to-maturity decreased $181,699 (19%) to $763,025 due to repayments received during the period. Stock of the Federal Home Loan Bank of Des Moines (“FHLB”) was increased by $403,900 (8%) to $5,382,700 due to the purchase of stock necessary to meet FHLB borrowing requirements.  The Bank is required to own stock in the FHLB equal to 0.12% of assets plus 4.45% of advances.

From December 31, 2005 to December 31, 2006, net loans receivable increased by $43,829,093 (10%) to $477,264,522. During this period, permanent loans secured by both owner and non-owner occupied one to four unit residential real estate decreased $14,794,803 (15%), consumer installment loans decreased $555,769 (2%), multi-family permanent loans decreased $3,264,365 (6%), construction loans increased $13,577,073 (19%), permanent loans secured by commercial real estate increased $32,916,866 (27%) and other commercial loans increased $16,305,287 (25%). During this period the Company continued to increase its emphasis on commercial lending, while selling the majority of conforming single family loan production on the secondary market. Loans sold on the secondary market are sold servicing released, whereby the third party who purchases the loan provides the servicing. In addition, during the year ended December 31, 2006, the Bank sold its mortgage servicing rights to a third party. As a result, loans serviced for others decreased $98,158,769 (86%).

From December 31, 2005 to December 31, 2006, loans past due 90 days or more increased $1,291,937 to $2,013,477 (0.4% of net loans). As of December 31, 2006, management considers loans totaling $3,016,448 as impaired with a related allowance for loan losses of $298,311. One to four family homes collateralize the majority of the impaired loans. The Bank recognizes interest income on impaired loans as payments are received. Management believes the loss allowances recorded for these loans are sufficient to liquidate the collateral without further loss.

From December 31, 2005 to December 31, 2006, the allowance for loan losses increased $383,823 to $5,783,477. In addition to the provision for loan loss of $750,000 recorded by the Company during the year ended December 31, 2006, loan charge-offs exceeded recoveries by $366,177 for the twelve months ended December 31, 2006. The allowance for loan losses as of December 31, 2006 and December 31, 2005 was 1.2% and 1.2% of net loans outstanding, respectively. As of December 31, 2006, the allowance for loan losses was 192% of impaired loans versus 117% as of December 31, 2005.

As of December 31, 2006, foreclosed assets held for sale consisted of one single family residence and two building lots.

From December 31, 2005 to December 31, 2006, premises and equipment increased $415,011 (6%) to $7,867,809. This increase is primarily due the addition of a new branch located in Springfield, Missouri, and new equipment.

From December 31, 2005 to December 31, 2006, deposits increased $32,170,685 (10%) to $352,229,636. During this period, core deposit accounts decreased by $1,259,419 (1%) to 37% of total deposits and certificates of deposit increased by $33,430,104 (18%) to $223,236,422. Included in the certificates of deposit total is $29,146,308 in deposits placed by brokers, a decrease from $57,269,088 as of December 31, 2005.

From December 31, 2005 to December 31, 2006, the Company’s borrowings from the Federal Home Loan Bank (“FHLB”) increased $8,000,000 to $108,000,000, which satisfies the Company’s requirement to comply with the FHLB advances limitation of 35% of total assets.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
  And Results of Operations

As of December 31, 2006 and 2005, the Company had $15,465,000 of junior subordinated debentures that were comprised of $5,155,000 issued to Guaranty Statutory Trust I and $10,310,000 issued to Guaranty Statutory Trust II. On December 15, 2005, the Company completed an offering of $15 million of trust preferred securities (”Trust Securities”). The Company formed Guaranty Statutory Trust I and Guaranty Statutory Trust II as wholly-owned subsidiaries and Delaware statutory trusts for the purpose of issuing the Trust Securities. The proceeds of the sale of Trust Securities issued by Guaranty Statutory Trust I, together with the proceeds of the Trust’s sale of its common securities issued to the Company, were used by the Trust to purchase 30-year junior subordinated deferrable interest debentures from the Company in the principal amount of $5,155,000 (“Trust I Debentures”). The proceeds of the sale of Trust Securities issued by Guaranty Statutory Trust II, together with the proceeds of the Trust’s sale of its common securities issued to the Company, were used by the Trust to purchase 30-year junior subordinated deferrable interest debentures from the Company in the principal amount of $10,310,000 (“Trust II Debentures”, and collectively with the Trust I Debentures, the “Debentures”). Both the Trust I Debentures and the Trust II Debentures were issued pursuant to the terms of Indentures dated December 15, 2005 by and between the Company and Wilmington Trust Company, as trustee. The Trust I Debentures bear interest at a fixed rate of 6.92%, payable quarterly. The Trust II Debentures bear interest at a fixed rate of 6.47% for 5 years, payable quarterly, after issuance and thereafter at a floating rate equal to the three month LIBOR plus 1.45%. The interest payments by the Company to the Trusts will be used to pay the dividends payable by the Trusts to the holders of the Trust Securities.

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

The Company invested the proceeds of the sale of the Trust Securities in its banking subsidiary, where the funds were used primarily to restructure the investment portfolio, fund loan growth and repay FHLB advances.

Stockholders’ equity (including unrealized appreciation on securities available-for-sale, net of tax) increased $2,807,094 (7%) to $44,899,243 as of December 31, 2006. Net income for the period ended December 31, 2006 exceeded cash dividends paid or declared by $4,649,668. The Company repurchased 125,066 shares as treasury stock at a cost of $3,593,081, at an average price of $28.73 per share. As of December 31, 2006, 163,477 shares remain to be repurchased under the repurchase plan announced July 25, 2006. The decrease in unrealized appreciation on securities available-for-sale, net of tax, decreased stockholders’ equity by $437,377. Stockholders’ equity also increased as a result of exercises of stock options to purchase the Company’s Common Stock and the release of shares of the Company’s Common Stock held by the Bank sponsored Employee Stock Ownership Plan. On a per share basis, stockholders’ equity increased $1.13 (7%) from $15.17 as of December 31, 2005 to $16.30 as of December 31, 2006.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
  And Results of Operations

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

The following table shows the balances as of December 31, 2006 of various categories of interest-earning assets and interest-bearing liabilities and the corresponding yields and costs, and, for the periods indicated: (1) the average balances of various categories of interest-earning assets and interest-bearing liabilities, (2) the total interest earned or paid thereon, and (3) the resulting weighted average yields and costs. In addition, the table shows the Company’s rate spreads and net yields. Average balances are based on daily balances. Tax-free income is not material; accordingly, interest income and related average yields have not been calculated on a tax equivalent basis. Average loan balances include non-accrual loans. Dollar amounts are expressed in thousands.

	As of		Year Ended			Year Ended			Year Ended
	December 31, 2006		December 31, 2006			December 31, 2005			December 31, 2004
	Balance	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$480,269	7.78%	$452,348	$34,362	7.60%	$419,552	$26,553	6.33%	$366,696	$19,990	5.45%
Investment securities	6,184	5.04%	7,262	451	6.21%	9,905	432	4.36%	10,076	289	2.87%
Other assets	12,064	4.17%	9,843	253	2.57%	11,681	299	2.56%	14,508	260	1.79%
Total interest-earning	498,517	7.66%	469,452	35,066	7.47%	441,138	27,284	6.18%	391,280	20,539	5.25%
Noninterest-earning	26,328		20,914			20,205			20,812
	$524,845		$490,366			$461,343			$412,092

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing:
Savings accounts	$14,316	2.67%	$14,830	365	2.46%	$14,931	201	1.35%	$16,607	140	0.84%
Transaction accounts	87,782	2.55%	78,238	1,710	2.19%	84,776	1,300	1.53%	80,001	793	0.99%
Certificates of deposit	223,236	4.86%	195,772	8,448	4.32%	178,301	5,788	3.25%	139,264	3,986	2.86%
FHLB advances	108,000	5.35%	110,810	5,722	5.16%	111,104	4,494	4.04%	111,169	3,519	3.17%
Subordinated debentures	15,465	6.62%	15,465	1,028	6.65%	701	47	6.70%	-	-
Other borrowed funds	1,703	2.75%	3,947	114	2.89%	1,395	31	2.22%	987	7	0.71%
Total interest-bearing	450,502	4.51%	419,062	17,387	4.15%	391,208	11,861	3.03%	348,029	8,446	2.43%
Noninterest-bearing	29,444		26,898			28,374			24,173
Total liabilities	479,946		445,960			419,582			372,202
Stockholders' equity	44,899		44,406			41,761			39,891
	$524,845		$490,366			$461,343			$412,092
Net earning balance	$48,015		$50,390			$49,930			$43,252
Earning yield less costing rate		3.15%			3.32%			3.15%			2.82%
Net interest income, and net yield spread on interest-earning assets				$17,679	3.77%		$15,423	3.50%		$12,094	3.09%
Ratio of interest-earning assets to
interest-bearing liabilities	111%		112%			113%			112%

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

	Year ended				Year ended
	December 31, 2006 versus December 31, 2005				December 31, 2005 versus December 31, 2004
	Average Balance	Interest Rate	Rate & Balance	Total	Average Balance	Interest Rate	Rate & Balance	Total
Interest income:
Loans	$2,075	5,318	416	7,809	$2,881	3,218	464	6,563
Investment securitites	(115)	183	(49)	19	(5)	150	(2)	143
Other assets	(47)	1	-	(46)	(50)	111	(22)	39
Net change in interest income	1,913	5,502	367	7,782	2,826	3,479	440	6,745

Interest expense:
Savings accounts	(2)	167	(1)	164	(14)	84	(9)	61
Transaction accounts	(100)	553	(43)	410	47	433	26	506
Certificates of deposit	567	1,907	187	2,661	1,117	535	150	1,802
Advances	(12)	1,243	(3)	1,228	(2)	977	(1)	974
Subordinated debentures	990	-	(9)	981	47	-	-	47
Other borrowed funds	57	9	17	83	3	15	6	24
Net change in interest expense	1,500	3,879	148	5,527	1,198	2,044	172	3,414
Change in net interest income	$413	1,623	219	2,255	$1,628	1,435	268	3,331

RESULTS OF OPERATIONS - COMPARISON OF YEAR ENDED DECEMBER 31, 2006 AND DECEMBER 31, 2005

	Prime	Ten-Year Treasury	One-Year Treasury
December 31, 2006	7.96%	4.80%	4.94%
December 31, 2005	6.19%	4.29%	3.62%
Change in rates	1.77%	0.51%	1.32%

Interest Rates. The Bank charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates. The above table sets forth the weekly average interest rates for the 52 weeks ending December 31, 2006 and December 31, 2005 as reported by the Federal Reserve. The Bank typically indexes its adjustable rate commercial loans to prime and its adjustable rate mortgage loans to the one-year treasury rate. The ten-year treasury rate is a proxy for 30-year fixed rate home mortgage loans.

Rates trended upward during 2005 as the Federal Reserve Open Market Committee increased the discount rates 25 basis points after eight consecutive meetings from January 2005 to December 2005. As of year-end 2005 the prime rate was 7.25%.This trend continued in 2006 as the Federal Reserve Open Market Committee increased the discount rates 25 basis points after four consecutive meetings from January 2006 to June 2006. As of year-end 2006 the prime rate was 8.25%.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
  And Results of Operations

Interest Income. Total interest income increased $7,782,911 (29%) as the average balance of interest-earning assets increased $28,314,000 (6%). In addition, the yield on average interest earning assets increased 129 basis points to 7.47%.

Interest on loans increased $7,809,604 (29%) and the average loan receivable balance increased $32,796,000 (8%) while the average yield increased 127 basis points to 7.60%. The increase in loan yield is the result of the combination of new loans at higher rates, a reduction in prepayments, and an increase of interest rates on adjustable rate loans.

Interest Expense. Total interest expense increased $5,526,189 (47%) as the average balance of interest-bearing liabilities increased $27,854,000 (7%). In addition, the average cost of interest-bearing liabilities increased 112 basis points to 4.15%.

Interest expense on deposits increased $3,235,130 (44%) as the average balance of interest bearing deposits increased $10,832,000 (4%) and the average interest rate paid to depositors increased 102 basis points to 3.64%. The average balance of interest bearing core deposit accounts decreased $6,639,000 (7%) and the average balance of certificates of deposit increased $17,471,000 (10%).

The Company’s borrowings from the FHLB increased to $108,000,000, which remains in compliance with the FHLB limitation of advances to 35% of assets. The average cost of those advances increased 112 basis points to 5.16%. As a result, interest expense on these advances increased $1,227,976 (27%). As of December 31, 2006 FHLB advances are 20% of total assets, compared to 21% of total assets as of December 31, 2005.

Net Interest Income. The Company’s net interest income increased $2,256,722 (15%). During the year ended December 31, 2006, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $50,390,000, resulting in an increase in the average net earning balance of $460,000 (1%). In addition, the Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 17 basis points from 3.15% to 3.32%.

Provision for Loan Losses. Provisions for loan losses are charged or credited to earnings to bring the total allowance for loan losses to a level considered adequate by the Company to provide for potential loan losses in the existing loan portfolio. When making its assessment, the Company considers prior loss experience, volume and type of lending, local banking trends and past due loans in the Company’s loan portfolio. In addition, the Company considers general economic conditions and other factors related to collectibility of the Company’s loan portfolio.

During the year ended December 31, 2006, the Company experienced loan charge-offs, in excess of recoveries, of $366,177 and, based on a review as discussed above, elected to record a provision for loan loss of $750,000 to increase the allowance for loan losses to $5,783,477 as of December 31, 2006. The provision for loan losses recorded by the Company during year ended December 31, 2005 was $945,000. Management of the Company anticipates the need to continue increasing the loan loss allowance in the future through charges to provision for loan losses based on the anticipated growth in its loan portfolio and the shift in the Company’s emphasis from primarily single-family loans to a mix of single-family and commercial loans.

Non-Interest Income. Non-interest income increased $200,789 (6%). The gain on sale of loans of $692,276 for 2006, compared to $623,252 for 2005, was the result of mortgage banking activities related to the sale of single-family conforming residential loans in the secondary market. The Bank attempts to minimize its risk of price changes by committing to sell loans while the loans are in the origination process. The gain on sale of investments for the year ended December 31, 2006 was $750,869, compared to $743,335 for year ended December 31, 2005.  In 2006, this gain was attributed to the sale of 12,000 shares of FHLMC stock. During 2006 the Bank sold its mortgage loan servicing rights to a third party, which resulted in a profit on the sale of $89,441. In addition the Bank had income from tax credits purchased of $191,678 during 2006. Deposit service charges decreased $241,709 (15%) due to decreases in insufficient funds and overdraft charges on the Bank’s checking accounts. In addition, late charges and other fees decreased $30,021 (11%) primarily due to a decrease in prepayment penalties collected during the year ended December 31, 2006.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
  And Results of Operations

Non-Interest Expense. Non-interest expense increased $1,507,193 (17%). This increase was primarily due to increases in salaries and employee benefits of $1,226,893 (25%) and occupancy expense of $155,211 (11%). The increase in compensation was due to normal salary and benefits increases for the Bank’s employees, along with an increase in the number of employees. The staff increased from 125 full-time equivalent employees as of December 31, 2005 to 146 full-time equivalent employees as of December 31, 2006. In 2006, the Company opened a new full-service branch in Springfield, Missouri. In addition advertising expense increased $173,038 (75%). This increase was primarily due to the Bank’s decision to increase its exposure through the use of several different advertising mediums. Data processing expense decreased $160,222 (36%). This decrease was primarily due to the Bank’s decision to terminate its relationship with a third-party vendor that provided data processing services. This conversion was completed in January of 2006.

Income Taxes. The increase in income tax expense is a direct result of the increase in the Company’s taxable income for the period ended December 31, 2006 as compared to the period ended December 31, 2005.

Cash Dividends Paid. The Company paid dividends of $0.165 per share on April 14, 2006, to stockholders’ of record as of March 30, 2006, and $0.165 per share on July 15, 2006 to stockholders’ of record as of July 1, 2006, and $0.17 per share on October 14, 2006, to stockholders’ of record as of October 1, 2006. The Company declared a cash dividend of $0.17 per share on December 21, 2006, which was paid on January 19, 2007, to stockholders of record on January 5, 2007.

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

Rates trended upward during 2004 as the Federal Reserve Open Market Committee increased the discount rates 25 basis points after five consecutive meetings from June to December 2004. As of year-end 2004, the prime rate was 5.25% up from 4.00% where it was quoted from June 2003 to June 2004. This trend continued in 2005 as the Federal Reserve Open Market Committee increased the discount rates 25 basis points after eight consecutive meetings from January 2005 to December 2005. As of year-end 2005 the prime rate was 7.25%.

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

In compliance with the FHLB limitation of advances to 35% of assets, the Company’s borrowings from the FHLB remained the same at $100,000,000. The average cost of those advances increased 87 basis points to 4.04%. As a result, interest expense on these advances increased $974,604 (28%). As of December 31, 2005, FHLB advances are 21% of total assets, compared to 23% of total assets as of December 31, 2004.

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

Provision for Loan Losses. Provisions for loan losses are charged or credited to earnings to bring the total allowance for loan losses to a level considered adequate by the Company to provide for potential loan losses in the existing loan portfolio. When making its assessment, the Company considers prior loss experience, volume and type of lending, local banking trends and past due loans in the Company’s loan portfolio. In addition, the Company considers general economic conditions and other factors related to collectibility of the Company’s loan portfolio.

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

The Bank is also managing interest rate risk by the origination of construction loans. As of December 31, 2006, such loans, net of loans in process, constitute 17% of the Bank’s loan portfolio. In general, these loans have higher yields, shorter maturities, and greater interest rate sensitivity than other real estate loans.

The Bank constantly monitors its deposits in an effort to decrease their interest rate sensitivity. Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank’s asset/liability management objectives and spread requirements. As of December 31, 2006 and December 31, 2005, the Bank’s savings accounts, checking accounts, and money market deposit accounts totaled $128,993,214 or 37% of its total deposits and $130,252,633 or 41% of total deposits, respectively. The weighted average rate paid on these accounts increased 87 basis points from 1.12% on December 31, 2005 to 1.99% on December 31, 2006. The Bank believes, based on historical experience, that a substantial portion of such accounts represents non-interest rate sensitive, core deposits. During the year ending December 31, 2007, the FHLB has the option to call $9.0 million of advances with a weighted average rate of 5.55% and a remaining life of 1.7 years.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
  And Results of Operations

INTEREST RATE SENSITIVITY ANALYSIS

The following table sets forth as of December 31, 2006, management’s estimates of the projected changes in net portfolio value (“NPV”) in the event of 100, 200, and 300 basis point (“bp”) instantaneous and permanent increases and decreases in market interest rates. Dollar amounts are expressed in thousands.

BP Change	Estimated Net Portfolio Value			NPV as % of PV of Assets
in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
+300	41,364	(1,646)	-3%	9.55%	-3.61%
+200	42,650	(360)	-1%	9.60%	-3.56%
+100	43,321	311	1%	9.53%	-3.63%
NC	43,010			9.25%
-100	41,982	(1,028)	-2%	8.85%	-4.31%
-200	40,409	(2,601)	-5%	8.38%	-4.78%
-300	38,284	(4,726)	-8%	7.81%	-5.35%

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

The Company’s most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less. The levels of such assets are dependent on the Bank’s operating, financing, and investment activities at any given time. The Company’s cash and cash equivalents totaled $14,880,601 as of December 31, 2006 and $20,506,478 as of December 31, 2005, representing a decrease of $5,625,877. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows, which are subject to, and influenced by, many factors.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
  And Results of Operations

In addition to the capital necessary to meet the Company’s conditional commitments discussed under the caption “Off-Balance Sheet Arrangements” below, the Bank also has $173,499,700 in certificates of deposit that are scheduled to mature in one year or less. Management anticipates that the majority of these certificates will renew in the normal course of operations. Based on existing collateral as well as the FHLB’s limitation of advances to 35% of assets, the Bank has the ability to borrow an additional $40,645,000 from the FHLB, as of December 31, 2006. The Bank plans to maintain its FHLB borrowings to a level that will provide a borrowing capacity sufficient to provide for contingencies.

The Company’s regulatory capital position of $57,820,000 is 11.0% of total assets as of December 31, 2006. The Company has an excess of $38,205,000, $38,589,000, and $26,790,000 of required regulatory levels of tangible, core, and risk-based capital, respectively. Under current regulatory guidelines, the Bank is classified as well capitalized. See also additional information provided under the caption “Regulatory Matters” in Note 1 of the Notes to Consolidated Financial Statements.

During the year ended December 31, 2006, the Company declared dividends of $0.67 per share and paid dividends of $0.665 per share, compared to dividends declared of $0.65 per share and paid of $0.645 per share during the year ended December 31, 2005. The Board of Directors of the Company meets regularly to consider the level and the timing of dividend payments. Dividends declared but unpaid at December 31, 2006 ($0.17 per share), were paid to shareholders on January 19, 2007.

During the year ended December 31, 2005, the Company purchased 146,542 shares of common stock at an average price of $24.31 to place in the treasury account. During the year ended December 31, 2006, the Company purchased 125,066 shares of common stock at an average price of $28.73 to place in the treasury account. The Company intends to monitor the common stock price and, with regulatory approval, may from time to time initiate further stock repurchases in order to improve the Company’s long-term earnings per share while at the same time maintaining an adequate level of stockholders’ equity. The Company has a repurchase plan which was announced on July 25, 2006, and as of December 31, 2006, a total of 163,477 shares of the Company’s common stock may be purchased under this plan.

On December 15, 2005, the Company issued $15 million of trust preferred securities (”Trust Securities”) in a private placement. The proceeds of the sale of Trust Securities issued by Guaranty Statutory Trust I and Guaranty Statutory Trust II, together with the proceeds of the Trust’s sale of their common securities issued to the Company, were used by the Trusts to purchase 30-year junior subordinated deferrable interest debentures from the Company in the principal amount of $5,155,000 (“Trust I Debentures”) and $10,310,000 (“Trust II Debentures”), respectively. The Trust I Debentures bear interest at a fixed rate of 6.92%, payable quarterly. The Trust II Debentures bear interest at a fixed rate of 6.47% for 5 years, payable quarterly, after issuance and thereafter at a floating rate equal to the three month LIBOR plus 1.45%. The Company invested the proceeds of the sale of the Trust Securities in its banking subsidiary, where the funds were used primarily to restructure the investment portfolio, fund loan growth and repay FHLB advances.

OFF-BALANCE SHEET ARRANGEMENTS

Various commitments and contingent liabilities arise in the normal course of business, which are not required to be recorded on the balance sheet. The most significant of these are loan commitments, lines of credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. As of December 31, 2006 and 2005, the Bank had outstanding commitments to originate loans of approximately $3,991,000 and $2,285,000, respectively. Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. As of December 31, 2006 and 2005, unused lines of credit to borrowers aggregated approximately $64,370,000 and $77,725,000 for commercial lines and $19,790,000 and $18,180,000 for open-end consumer lines. Since a portion of the loan commitment and line of credit may expire without being drawn upon, the total unused commitments and lines do not necessarily represent future cash requirements.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
And Results of Operations

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank had total outstanding standby letters of credit amounting to $9,182,000 and $9,731,000 as of December 31, 2006 and 2005, respectively. Forward commitments to sell mortgage loans are obligations to deliver loans at a specified price on or before a specified date. As of December 31, 2006 and 2005, the Bank had no outstanding forward commitments.

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

AGGREGATE CONTRACTUAL OBLIGATIONS

The following table summarizes the Company’s fixed and determinable contractual obligations by payment date as of December 31, 2006. Dollar amounts are expressed in thousands.

Payments Due By Period

		One Year	One to	Three to	More than
Contractual Obligations	Total	or less	Three Years	Five Years	Five Years

Deposits without stated maturity	$128,993	128,993	-	-	-
Time and brokered certificates of deposit	223,236	173,500	43,483	5,353	900
Short-term borrowings	1,703	1,703	-	-	-
Federal Home Loan Bank advances	108,000	85,414	14,036	3,000	5,550
Subordinated debentures	15,465	-	-	-	15,465
Operating leases	443	108	178	115	42
Purchase obligations	-	-	-	-	-
Other long term obligations	110,984	110,984	-	-	-
Total	$588,825	338,077	69,716	8,468	21,957

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

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
  And Results of Operations

CRITICAL ACCOUNTING POLICIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon the Company’s consolidated financial statements and the notes thereto, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. On an on-going basis, management evaluates its estimates and judgments.

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

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes - an Interpretation of SFAS No. 109 - Accounting for Income Taxes. This interpretation addresses accounting for tax uncertainties that arise when a position that an entity takes on its tax return may be different from the position that the taxing authority may take, and provides guidance about the accounting for tax benefits associated with uncertain tax positions, classification of a liability recognized for those positions, and interim reporting considerations. This Interpretation requires that the Company recognize in its financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit. The provisions of FIN 48 are effective as of the beginning of the Company's 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to retained earnings. The Company is evaluating the requirements of the exposure draft to determine the impact, if any, on the financial condition or the results of operation of the Company.

In March 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 156, Accounting for Servicing of Financial Assets. SFAS No. 156 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and specifies the accounting for certain servicing assets and liabilities, such as those common to mortgage servicing activities. SFAS No. 156 requires an entity to separately recognize servicing assets and servicing liabilities and to initially measure these servicing assets and servicing liabilities at fair value at inception. It also permits an entity with a separately recognized servicing asset or servicing liability to choose either the amortization method or fair value method for subsequent measurement. Adoption of SFAS No. 156 is required for transactions occurring in fiscal years beginning after September 15, 2006, with early adoption permitted. The Company does not believe the adoption of this standard will have a material impact on the consolidated financial condition or results of operations of the Company.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, and does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in generally accepted accounting principles. SFAS No. 157 emphasizes that fair value is a market-based measurement based on an exchange transaction between market participants in which an entity sells an asset or transfers a liability. SFAS No. 157 also establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity's own fair value assumptions as the lowest level. The Statement is to be effective for financial statements issued for fiscal years beginning after November 15, 2007, with early adoption permitted. The Company is evaluating this Statement to determine the impact, if any, on certain of its financial assets and liabilities.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
  And Results of Operations

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 was issued to provide guidance on how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires an entity to quantify misstatements using both a balance sheet and an income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of the relevant quantitative and qualitative factors. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The adoption of this standard did not have a material impact on the consolidated financial condition or results of operations of the Company.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
  And Results of Operations

SUMMARY OF UNAUDITED QUARTERLY OPERATING RESULTS

	Year Ended December 31, 2006, Quarter ended
	Mar-06	Jun-06	Sep-06	Dec-06
Interest income	$8,077,915	8,386,269	9,054,605	9,547,529
Interest expense	3,769,423	4,125,175	4,543,095	4,948,900
Net interest income	4,308,492	4,261,094	4,511,510	4,598,629
Provision for loan losses	225,000	225,000	150,000	150,000
Gain on sale of loans and investment securities	317,997	336,889	349,425	438,834
Other noninterest income, net	503,823	621,981	571,626	657,273
Noninterest expense	2,367,394	2,543,500	2,630,195	2,635,605
Income before income taxes	2,537,918	2,451,464	2,652,366	2,909,131
Provision for income taxes	973,593	870,074	1,028,044	1,170,084
Net income	$1,564,325	1,581,390	1,624,322	1,739,047
Basic earnings per share	$0.56	0.56	0.58	0.63
Diluted earnings per share	$0.54	0.54	0.56	0.61

	Year Ended December 31, 2005, Quarter ended
	Mar-05	Jun-05	Sep-05	Dec-05
Interest income	$5,900,919	6,560,914	7,091,488	7,730,086
Interest expense	2,457,208	2,783,379	3,129,687	3,490,130
Net interest income	3,443,711	3,777,535	3,961,801	4,239,956
Provision for loan losses	225,000	240,000	240,000	240,000
Gain on sale of loans and investment securities	337,736	304,288	390,684	333,879
Other noninterest income, net	546,174	536,916	567,108	580,274
Noninterest expense	2,180,393	2,065,697	2,157,256	2,266,155
Income before income taxes	1,922,228	2,313,042	2,522,337	2,647,954
Provision for income taxes	707,454	864,327	935,076	999,734
Net income	$1,214,774	1,448,715	1,587,261	1,648,220
Basic earnings per share	$0.43	0.53	0.57	0.59
Diluted earnings per share	$0.41	0.50	0.55	0.57

Guaranty Federal Bancshares, Inc.
Consolidated Balance Sheets
December 31, 2006 and 2005

	December 31,	December 31,
	2006	2005
ASSETS
Cash	$10,684,831	17,990,774
Interest-bearing deposits in other financial institutions	4,195,770	2,515,704
Cash and cash equivalents	14,880,601	20,506,478
Available-for-sale securities	7,906,321	6,757,147
Held-to-maturity securities	763,025	944,724
Stock in Federal Home Loan Bank, at cost	5,382,700	4,978,800
Mortgage loans held for sale	3,004,635	2,092,279
Loans receivable, net of allowance for loan losses of December 31, 2006 and 2005 - $5,783,477 and $5,399,654, respectively	477,264,522	433,435,429
Accrued interest receivable:
Loans	2,830,811	2,040,872
Investments	79,498	48,255
Prepaid expenses and other assets	2,955,483	2,604,425
Foreclosed assets held for sale	172,637	26,775
Premises and equipment	7,867,809	7,452,798
Income taxes receivable	774,469	-
Deferred income taxes	962,484	112,686
	$524,844,995	481,000,668

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	$352,229,636	320,058,951
Federal Home Loan Bank advances	108,000,000	100,000,000
Securities sold under agreements to repurchase	1,703,221	1,594,258
Subordinated debentures	15,465,000	15,465,000
Advances from borrowers for taxes and insurance	222,869	212,320
Accrued expenses and other liabilities	441,890	288,587
Accrued interest payable	1,414,946	508,164
Dividend payable	468,190	459,074
Income taxes payable	-	322,165
	479,945,752	438,908,519
STOCKHOLDERS' EQUITY
Common Stock:
$0.10 par value; authorized 10,000,000 shares; issued; December 31, 2006 and 2005 - 6,653,527 and 6,571,348 shares, respectively	665,353	657,135
Additional paid-in capital	55,730,352	53,778,686
Unearned ESOP shares	(1,344,930)	(1,572,930)
Retained earnings, substantially restricted	41,183,006	36,533,338
Accumulated other comprehensive income
Unrealized appreciation on available-for-sale securities, net of income taxes; December 31, 2006 and 2005 - $901,243, and $1,158,114, respectively	1,534,548	1,971,925
	97,768,329	91,368,154
Treasury stock, at cost;
December 31, 2006 and 2005 - 3,764,367 and 3,639,301 shares, respectively	(52,869,086)	(49,276,005)
	44,899,243	42,092,149
	$524,844,995	481,000,668

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Income
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004

INTEREST INCOME
Loans	$34,362,199	26,552,595	19,989,852
Investment securities	450,919	431,863	289,335
Other	253,200	298,949	260,085
	35,066,318	27,283,407	20,539,272
INTEREST EXPENSE
Deposits	10,523,203	7,288,073	4,919,164
Federal Home Loan Bank advances	5,721,973	4,493,997	3,519,393
Subordinated debentures	1,027,526	47,683	-
Other	113,891	30,651	7,073
	17,386,593	11,860,404	8,445,630
NET INTEREST INCOME	17,679,725	15,423,003	12,093,642
PROVISION FOR LOAN LOSSES	750,000	945,000	863,830
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	16,929,725	14,478,003	11,229,812
NONINTEREST INCOME
Service charges	1,401,724	1,643,433	1,877,829
Late charges and other fees	234,339	264,360	353,689
Gain on sale of investment securities	750,869	743,335	742,608
Gain on sale of loans	692,276	623,252	484,920
Loss on foreclosed assets	(46,833)	(1,617)	(3,157)
Other income	765,473	324,296	160,285
	3,797,848	3,597,059	3,616,174
NONINTERESTEXPENSE
Salaries and employee benefits	6,111,762	4,884,869	4,571,541
Occupancy	1,520,770	1,365,559	1,287,261
FDIC deposit insurance premiums	39,661	39,796	36,038
Data processing	280,189	440,411	399,891
Advertising	403,292	230,254	287,594
Other expense	1,821,020	1,708,612	1,665,544
	10,176,694	8,669,501	8,247,871
INCOME BEFORE INCOME TAXES	10,550,879	9,405,561	6,598,115
PROVISION FOR INCOME TAXES	4,041,795	3,506,591	2,313,342
NET INCOME	$6,509,084	5,898,970	4,284,773

BASIC EARNINGS PER SHARE	$2.34	2.12	1.53
DILUTED EARNINGS PER SHARE	$2.25	2.03	1.47

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,509,084	5,898,970	4,284,773
Items not requiring (providing) cash:
Deferred income taxes	(592,927)	(249,519)	(99,952)
Depreciation	814,150	759,931	670,096
Provision for loan losses	750,000	945,000	863,830
Gain on sale of loans and investment securities	(1,443,145)	(1,366,587)	(1,227,528)
(Gain) loss on sale of equipment and other assets	(89,911)	3,055	11,517
(Gain) loss on sale of foreclosed assets	46,833	(1,323)	(1,724)
Amortization of deferred income, premiums and discounts	24,106	(48,305)	78,148
Stock award plan expense	83,192	45,694	63,200
Origination of loans held for sale	(51,685,484)	(45,528,012)	(30,561,273)
Proceeds from sale of loans held for sale	51,465,404	47,649,521	28,723,721
Release of ESOP shares	651,958	564,980	461,512
Changes in:
Accrued interest receivable	(821,182)	(519,112)	(264,287)
Prepaid expenses and other assets	400,043	(628,141)	80,912
Accrued expenses and other liabilities	1,060,085	200,417	105,421
Income taxes payable	(790,942)	89,638	7,484
Net cash provided by operating activities	6,381,264	7,816,207	3,195,850

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans	(45,195,742)	(45,967,115)	(59,380,244)
Principal payments on held-to-maturity securities	186,219	358,395	574,920
Principal payments on available-for-sale securities	175,145	-	-
Purchase of available-for-sale securities	(3,780,315)	(10,516,958)	(5,971,840)
Purchase of premises and equipment	(719,094)	(1,032,777)	(1,300,977)
Purchase of tax credit investments	(2,195,334)	-	-
Proceeds from sale of originated mortgage servicing rights	1,023,608	-	-
Proceeds from sale of premises and equipment	470	5,860	6,500
Proceeds from sales of available-for-sale securities	762,617	9,345,564	754,355
Proceeds from maturities of available-for-sale securities	1,750,000	9,000,000	6,000,000
(Purchase) redemption of FHLB stock	(403,900)	167,700	147,700
Proceeds from sale of foreclosed assets	395,327	352,341	434,161
Net cash used in investing activities	(48,000,999)	(38,286,990)	(58,735,425)

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004

CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised	1,147,042	1,031,400	751,274
Cash dividends paid	(1,850,300)	(1,794,557)	(1,767,337)
Cash dividends received on RRP Stock	-	-	217
Net increase (decrease) in demand deposits, NOW accounts and savings accounts	(1,259,419)	2,901,337	10,307,199
Net increase in certificates of deposit and securities sold under agreements to repurchase	33,539,067	21,100,110	49,475,420
Proceeds from FHLB advances	1,901,242,000	1,322,664,000	201,614,000
Repayments of FHLB advances	(1,893,242,000)	(1,322,664,000)	(210,450,948)
Proceeds from issuance of subordinated debentures	-	15,465,000	-
Advances from borrowers for taxes and insurance	10,549	(59,476)	12,529
Treasury stock purchased	(3,593,081)	(3,563,011)	(1,163,115)
Net cash provided by financing activities	35,993,858	35,080,803	48,779,239

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,625,877)	4,610,020	(6,760,336)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	20,506,478	15,896,458	22,656,794

CASH AND CASH EQUIVALENTS, END OF YEAR	$14,880,601	20,506,478	15,896,458

Supplemental Cash Flows Information

Real estate acquired in settlement of loans	$588,022	299,643	466,670

Interest paid	$16,479,811	11,713,756	8,445,630

Income taxes paid	$4,041,795	3,506,591	2,313,342

Dividend declared and unpaid	$468,190	459,074	450,868

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2006, 2005 and 2004

	Common Stock	Additional Paid-In Capital	Unearned ESOP Shares	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2004	$642,890	51,330,202	(2,030,930)	(44,549,879)	29,919,695	2,666,143	37,978,121
Comprehensive income
Net income	-	-	-	-	4,284,773	-	4,284,773
Change in unrealized appreciation on available-for-sale securitites, net of income taxes of $87,911	-	-	-	-	-	149,685	149,685
Total comprehensive income							4,434,458
Dividends ($0.64 per share)	-	-	-	-	(1,767,337)	-	(1,767,337)
Stock award plans	-	78,350	-	-	-	-	78,350
Stock options exercised	6,496	744,778	-	-	-	-	751,274
Release of ESOP shares	-	231,512	230,000	-	-	-	461,512
Treasury stock purchased	-	-	-	(1,163,115)	-	-	(1,163,115)
Balance, December 31, 2004	649,386	52,384,842	(1,800,930)	(45,712,994)	32,437,131	2,815,828	40,773,263
Comprehensive income
Net income	-	-	-	-	5,898,970	-	5,898,970
Change in unrealized appreciation on available-for-sale securitites, net of income taxes of ($495,626)	-	-	-	-	-	(843,903)	(843,903)
Total comprehensive income							5,055,067
Dividends ($0.65 per share)	-	-	-	-	(1,802,763)	-	(1,802,763)
Stock award plans	-	33,213	-	-	-	-	33,213
Stock options exercised	7,749	1,023,651	-	-	-	-	1,031,400
Release of ESOP shares	-	336,980	228,000	-	-	-	564,980
Treasury stock purchased	-	-	-	(3,563,011)	-	-	(3,563,011)
Balance, December 31, 2005	657,135	53,778,686	(1,572,930)	(49,276,005)	36,533,338	1,971,925	42,092,149
Comprehensive income
Net income	-	-	-	-	6,509,084	-	6,509,084
Change in unrealized appreciation on available-for-sale securitites, net of income taxes of ($256,871)	-	-	-	-	-	(437,377)	(437,377)
Total comprehensive income							6,071,707
Dividends ($0.67 per share)	-	-	-	-	(1,859,416)	-	(1,859,416)
Stock award plans	-	388,884	-	-	-	-	388,884
Stock options exercised	8,218	1,138,824	-	-	-	-	1,147,042
Release of ESOP shares	-	423,958	228,000	-	-	-	651,958
Treasury stock purchased	-	-	-	(3,593,081)	-	-	(3,593,081)
Balance, December 31, 2006	$665,353	55,730,352	(1,344,930)	(52,869,086)	41,183,006	1,534,548	44,899,243

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 1:	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

Securities
Available-for-sale securities, which include any security for which the Company or the Bank has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

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

Loan Servicing
The cost of originated mortgage-servicing rights is amortized over the shorter of the actual or contractual loan life. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated by discounting expected cash flows. For purposes of measuring impairment, the rights are stratified based on the loan type, remaining term to maturity and interest rate. The key assumptions used in the valuation include discount rates, prepayment speeds and servicing costs. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceeds their fair value. During 2006, the Company sold its mortgage servicing rights to a third party.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of December 31, 2006, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the Missouri Division of Finance and the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The Company’s and the Bank's actual capital amounts and ratios are also presented in the table. No amount was deducted from capital for interest-rate risk. Dollar amounts are expressed in thousands.

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006

Tier 1 (core) capital, and ratio to adjusted total assets
Company	$57,820	11.8%	$19,615	4.0%	n/a	n/a
Bank	$57,062	11.2%	$20,336	4.0%	$25,420	5.0%

Tier 1 (core) capital, and ratio to risk-weighted assets
Company	$57,820	12.0%	$19,231	4.0%	n/a	n/a
Bank	$57,062	11.9%	$19,231	4.0%	$28,846	6.0%

Total risk-based capital, and ratio to risk-weighted assets
Company	$65,251	13.6%	$38,461	8.0%	n/a	n/a
Bank	$63,948	13.3%	$38,461	8.0%	$48,077	10.0%

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005

Tier 1 (core) capital, and ratio to adjusted total assets
Company	$51,040	10.7%	$19,083	4.0%	n/a	n/a
Bank	$53,796	11.3%	$19,010	4.0%	$23,762	5.0%

Tier 1 (core) capital, and ratio to risk-weighted assets
Company	$51,040	12.5%	$16,296	4.0%	n/a	n/a
Bank	$53,796	13.2%	$16,276	4.0%	$24,414	6.0%

Total risk-based capital, and ratio to risk-weighted assets
Company	$57,544	14.1%	$32,592	8.0%	n/a	n/a
Bank	$60,294	14.8%	$32,552	8.0%	$40,690	10.0%

The amount of dividends that the Bank may pay is subject to various regulatory limitations. As of December 31, 2006, 2005, and 2004, the Bank exceeded their minimum capital requirements. The Bank may not pay dividends which would reduce capital below the minimum requirements shown above.

Earnings Per Share

The computation for earnings per share for years ended December 31, 2006, 2005 and 2004 is as follows:

	Year Ended	Year Ended	Year Ended
	December 31, 2006	December 31, 2005	December 31, 2004

Net income	$6,509,084	5,898,970	4,284,773
Average common shares outstanding	2,786,823	2,780,249	2,808,412
Effect of stock options outstanding	109,200	126,885	113,425
Average diluted shares outstanding	2,896,023	2,907,134	2,921,837
Earnings per share - basic	$2.34	2.12	1.53
Earnings per share - diluted	$2.25	2.03	1.47

All outstanding options to purchase common stock were included in the computation of diluted earnings per share for the year ended December 31, 2006. Options to purchase 21,500 and 10,000 shares of common stock were outstanding during the years ended December 31, 2005 and 2004, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Stock Option Plans

In December, 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment” (SFAS 123R). SFAS 123R requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, such as stock options and restricted stock, based on the fair value of those awards at the date of grant and eliminates the choice to account for employee stock options under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), which is how the Company previously accounted for its stock options. The Company adopted SFAS 123R effective January 1, 2006 using the modified prospective method and, as such, results for prior periods have not been restated. Stock-based compensation expense will be recognized for all stock options granted or modified after January 1, 2006. In addition, unvested options existing at January 1, 2006, will be recognized in expense over the remaining vesting period. The fair value of all stock options has been estimated using the Black-Scholes option pricing model using various assumptions, some of which are highly subjective.

As a result of adopting SFAS 123R on January 1, 2006, incremental stock-based compensation expense recognized was $64,655 during the year ended December 31, 2006. As of December 31, 2006, there was $178,484 of unrecognized compensation expense related to nonvested stock options, which will be recognized over the remaining vesting period.

Prior to January 1, 2006, no compensation expense was recognized for stock option grants, as all such grants had an exercise price equal to the fair market value on the date of grant. The following illustrates the effect on net income and earnings per share if the Company had applied the fair value method of SFAS No. 123, “Accounting for Stock-Based Compensation,” prior to January 1, 2006:

	Year Ended	Year Ended
	December 31, 2005	December 31, 2004

Net income, as reported	$5,898,970	4,284,773
Less: Total stock-based employee compensation cost determined under the fair value-based method, net of income taxes	(51,516)	(35,949)

Pro forma net income	$5,847,454	4,248,824

Earnings per share:
Basic - as reported	$2.12	1.53
Basic - pro forma	$2.10	1.51
Diluted - as reported	$2.03	1.47
Diluted - pro forma	$2.01	1.45

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 2:	SECURITIES

The amortized cost and approximate fair values of securities classified as available-for-sale securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2006
Equity Securities:
FHLMC stock	$35,847	2,449,293	-	2,485,140
Debt Securities:
U. S. government agencies	4,870,979	1,346	(12,074)	4,860,251
Mortgage-backed securities	563,704	-	(2,774)	560,930
	$5,470,530	2,450,639	(14,848)	7,906,321

As of December 31, 2005
Equity Securities:
FHLMC stock	$47,595	3,128,415	-	3,176,010
Debt Securities:
U. S. government agencies	3,579,513	2,021	(397)	3,581,137
	$3,627,108	3,130,436	(397)	6,757,147

Maturities of available-for-sale debt securities as of December 31, 2006:

	Amortized Cost	Approximate Fair Value
Within one year	$996,506	994,219
2-5 years	4,438,177	4,426,962
	$5,434,683	5,421,181

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The amortized cost and approximate fair values of securities classified as held to maturity are as follows:

Held-to-maturity

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2006
Debt Securities:
U. S. government agencies	$158,661	-	(481)	158,180
Mortgage-backed securities	604,364	31,920	-	636,284
	$763,025	31,920	(481)	794,464
As of December 31, 2005
Debt Securities:
U. S. government agencies	$189,974	-	(2,478)	187,496
Mortgage-backed securities	754,750	39,550	-	794,300
	$944,724	39,550	(2,478)	981,796

Maturities of held-to-maturity securities as of December 31, 2006:

	Amortized Cost	Approximate Fair Value
After ten years	$158,661	158,180
Mortgage-backed securities not due on a single maturity date	604,364	636,284
	$763,025	794,464

The book value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $1,803,181, $381,115 and $31,875 as of December 31, 2006, 2005 and 2004, respectively. The approximate fair value of pledged securities amounted to $1,805,148, $385,439 and $31,950 as of December 31, 2006, 2005 and 2004, respectively.

Gross gains of $750,869, $1,269,396 and $742,608 and gross losses of $0, $526,061 and $0 resulting from sale of available-for-sale securities were realized for the years ended December 31, 2006, 2005 and 2004, respectively.

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2006 and 2005, was $4,836,168 and $1,186,612, respectively, which is approximately 56% and 15% of the Company’s investment portfolio, respectively. These declines primarily resulted from changes in market interest rates and failure of certain investments to meet projected earnings targets.

Based on evaluation of available evidence including recent changes in interest rates and other information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2006 and 2005.

	December 31, 2006
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U. S. Government Agencies	$2,869,948	(9,183)	1,405,290	(3,372)	4,275,238	(12,555)
Mortgage-backed securities	560,930	(2,774)	-	-	560,930	(2,774)
	$3,430,878	(11,957)	1,405,290	(3,372)	4,836,168	(15,329)

	December 31, 2005
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U. S. Government Agencies	$1,186,612	(2,875)	-	-	1,186,612	(2,875)

NOTE 3:	LOANS AND ALLOWANCE FOR LOAN LOSSES

Categories of loans at December 31, 2006 and 2005 include:

	2006	2005
Real estate - residential mortgage:
One to four family units	$86,645,458	101,440,261
Multi-family	50,366,197	53,630,562
Real estate - construction	83,966,976	70,389,903
Real estate - commercial	155,800,918	122,884,052
Commercial loans	82,675,514	66,370,227
Installment loans	23,708,300	24,264,069
Total loans	483,163,363	438,979,074
Less:
Allowance for loan losses	(5,783,477)	(5,399,654)
Unearned discounts	-	(2,512)
Deferred loan fees/costs, net	(115,364)	(141,479)
Net loans	$477,264,522	433,435,429

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Impaired loans totaled $3,016,448 and $5,123,042 as of December 31, 2006 and 2005, respectively with a related allowance for loan losses of $298,311 and $532,810, respectively. As of December 31, 2006 and 2005, respectively, impaired loans of $991,398 and $3,404,200 had no related allowance for loan losses.

Interest of $275,143, $615,928 and $686,939 was recognized on average impaired loans of $3,250,403, $4,805,205 and $7,659,179 for the years ended December 31, 2006, 2005 and 2004, respectively. Interest of $272,600, $600,288 and $694,169, was recognized on impaired loans on a cash basis during the years ended December 31, 2006, 2005 and 2004, respectively.

At December 31, 2006 and 2005 there were no accruing loans delinquent 90 days or more. Non-accruing loans at December 31, 2006 and 2005 were $2,748,000 and $722,000, respectively.

Activity in the allowance for loan losses was as follows:

	Years ended
	December 31,
	2006	2005	2004

Balance, beginning of period	$5,399,654	$4,536,654	$3,886,137
Provision charged to expense	750,000	945,000	863,830
Losses charged off, net of recoveries of $280,854, $71,385 and $17,761 for the years ended December 31, 2006, 2005 and 2004 respectively	(366,177)	(82,000)	(213,313)
Balance, end of period	$5,783,477	$5,399,654	$4,536,654

The weighted average interest rate on loans as of December 31, 2006 and 2005, was 7.78% and 6.88%, respectively.

The Bank serviced mortgage loans for others amounting to $654,974 and $110,511,321 as of December 31, 2006 and 2005, respectively. The Bank serviced commercial loans for others amounting to $15,847,746 and $4,149,438 as of December 31, 2006 and 2005, respectively.

NOTE 4:	PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, are as follows:

	December 31,	December 31,
	2006	2005
Land	$1,250,789	1,250,789
Buildings and improvements	7,387,668	7,349,536
Furniture, fixtures and equipment	5,938,670	4,913,877
Leasehold improvements	271,799	130,905
	14,848,926	13,645,108
Less accumulated depreciation	(6,981,117)	(6,192,310)
Net premises and equipment	$7,867,809	7,452,798

Depreciation expense was $814,150, $759,931 and $669,479 for the years ended December 31, 2006, 2005, and 2004, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 5:	OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

	Year ended
	December 31,
	2006	2005	2004

Unrealized gains (losses) on available-for-sale securities	$56,521	(596,194)	980,204
Less: Reclassification adjustment for realized gains included in income	(750,869)	(743,335)	(742,608)
Other comprehensive income (loss), before tax effect	(694,248)	(1,339,529)	237,596
Tax expense (benefit)	(256,871)	(495,626)	87,911
Other comprehensive income (loss)	$(437,377)	(843,903)	149,685

NOTE 6:	DEPOSITS

	December 31, 2006			December 31, 2005
	Weighted Average Rate	Balance	Percentage of Deposits	Weighted Average Rate	Balance	Percentage of Deposits

Demand	0.00%	$26,893,997	7.6%	0.00%	36,193,467	11.3%
NOW	1.18%	35,468,920	10.1%	0.33%	35,864,150	11.2%
Money market	3.38%	52,313,962	13.7%	2.47%	43,896,563	13.7%
Savings	2.67%	14,316,335	4.1%	1.80%	14,298,452	4.5%
	1.99%	128,993,214	36.6%	1.12%	130,252,633	40.7%
Certificates:
0% - 3.99%	3.16%	29,366,266	8.3%	3.25%	121,299,785	37.9%
4.00% - 5.99%	5.12%	193,446,432	54.9%	4.35%	67,779,251	21.2%
6.00% - 7.99%	6.06%	423,724	0.1%	6.17%	727,283	0.2%
	4.86%	223,236,422	63.4%	3.66%	189,806,318	59.3%
Total Deposits	3.81%	$352,229,636	100.0%	2.62%	320,058,951	100.0%

The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $87,796,000 and $87,271,000, as of December 31, 2006 and 2005, respectively.

A summary of certificates of deposit by maturity as of December 31, 2006, is as follows:

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

2007	$173,499,700
2008	34,355,407
2009	9,127,948
2010	2,173,732
2011	3,179,596
Thereafter	900,039
$223,236,422

A summary of interest expense on deposits is as follows:

	Years ended
	December 31,
	2006	2005	2004

NOW and Money Market accounts	$1,709,996	1,299,800	793,432
Savings accounts	364,685	200,509	139,890
Certificate accounts	8,493,705	5,814,064	4,012,780
Early withdrawal penalties	(45,183)	(26,300)	(26,938)
	$10,523,203	7,288,073	4,919,164

The Bank utilizes brokered deposits as an additional funding source. The aggregate amount of brokered deposits was approximately $29,146,000 and $57,629,000 as of December 31, 2006 and 2005, respectively.

NOTE 7:	FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances consist of the following:

	December 31, 2006		December 31, 2005
Maturity Date	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2006	$-	-	72,414,000	4.33%
2007	85,414,000	5.32%	3,000,000	2.83%
2008	13,650,000	5.30%	16,650,000	5.22%
2009	386,000	7.21%	386,000	7.21%
2010	3,000,000	6.37%	3,000,000	6.37%
2011	-	-	-	-
Thereafter	5,550,000	5.39%	4,550,000	5.39%
	$108,000,000	5.35%	100,000,000	3.58%

During the year ending December 31, 2007, the Bank has advances equal to $9,000,000 with a weighted average rate of 5.55% callable during 2007 at the FHLB’s option with a maturity date between July 30, 2008 and October 20, 2008.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

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

As of December 31, 2006 and 2005, retained earnings included approximately $5,075,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 as of December 31, 2006 and 2005.

The provision for income taxes consists of:

	Years Ended
	December 31,
	2006	2005	2004

Taxes currently payable	$4,634,722	3,756,110	2,413,294
Deferred income taxes	(592,927)	(249,519)	(99,952)
	$4,041,795	3,506,591	2,313,342

The tax effects of temporary differences related to deferred taxes shown on the December 31, 2006 and 2005 balance sheets are:

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

	December 31,	December 31,
	2006	2005
Deferred tax assets:
Allowances for loan and foreclosed asset losses	$2,139,886	1,997,872
Accrued compensated absences and bonuses	18,500	14,538
Unrealized loss on loans held for sale	-	929
RRP expense	-	18,417
Deferred loan fees/costs	42,684	18,393
	2,201,070	2,050,149
Deferred tax liabilities:
FHLB stock dividends	(120,632)	(124,683)
Mortgage servicing rights	-	(315,557)
Unrealized appreciation on available-for-sale securities	(901,243)	(1,158,114)
Accumulated depreciation	(142,323)	(253,373)
Other	(74,388)	(85,736)
	(1,238,586)	(1,937,463)
Net deferred tax asset	$962,484	112,686

A reconciliation of income tax expense at the statutory rate to income tax expense at the Company’s effective rate is shown below:

	Years ended
	December 31,

	2006	2005	2004
Computed at statutory rate	34.0%	34.0%	34.0%
Increase (reduction) in taxes resulting from:
State financial institution tax	2.7%	1.8%	1.0%
ESOP	2.6%	1.2%	1.2%
Other	-1.0%	0.3%	-1.1%
Actual tax provision	38.3%	37.3%	35.1%

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

	December 31, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$14,880,601	14,880,601	20,506,478	20,506,478
Available-for-sale securities	7,906,321	7,906,321	6,757,147	6,757,147
Held-to-maturity securities	763,025	794,464	944,724	981,796
Mortgage loans held-for-sale	3,004,635	3,004,635	2,092,279	2,092,279
Loans, net	477,264,522	474,906,965	433,435,429	435,477,000
Federal Home Loan Bank stock	5,382,700	5,382,700	4,978,800	4,978,800
Interest receivable	2,910,309	2,910,309	2,089,127	2,089,127
Financial liabilities:
Deposits	352,229,636	351,887,931	320,058,951	318,829,000
Federal Home Loan Bank advances	108,000,000	108,167,567	100,000,000	100,610,000
Securities sold under agreements
to repurchase	1,703,221	1,703,221	1,594,258	1,594,258
Subordinated debentures	15,465,000	15,465,000	15,465,000	15,465,000
Interest payable	1,414,946	1,414,946	508,164	508,164
Dividend payable	468,190	468,190	459,074	459,074
Unrecognized financial instruments
(net of contractual value):
Commitments to extend credit	-	-	-	-
Unused lines of credit	-	-	-	-

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

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

At December 31, 2006, approximately 13% of the Bank's total time deposits consisted of certificates of deposit which were issued through a broker and had minimum denominations in excess of $100,000.

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

At the annual stockholders’ meeting on October 18, 1995, the Bank’s stockholders approved the Recognition and Retention Plan (the “RRP”). Following approval of the Plan, the Bank contributed $464,643 to a separate trust to purchase the 75,106 shares of the Company’s common stock in the RRP. As of December 31, 2006 all shares in this plan have vested.

At a special stockholders’ meeting on July 22, 1998, the Company’s stockholders approved the Restricted Stock Plan (the “RSP”). Following approval of the Plan, the Company contributed $2,373,065 to a separate trust to purchase the 173,632 shares in the RSP. As of December 31, 2006 all shares in this plan have vested.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

During the year ended June 30, 2000, the directors of the Company established the Stock Compensation Plan (the “2000 SCP”) with both a stock award component and a stock option component. Under the stock award component of this plan, the Committee awarded 7,125 shares of the Company’s common stock. Following approval of the Plan, the Company contributed $85,945 to a separate trust to purchase the 7,125 shares in the SCP. As of December 31, 2006 all shares in this plan have vested.

During the year ended June 30, 2001, the directors of the Company established the Stock Compensation Plan (the “2001 SCP”) with both a stock award component and a stock option component. Under the stock award component of this plan, the Committee awarded 10,239 shares of the Company’s common stock. The shares for this plan were taken from forfeited shares in the RSP. As of December 31, 2006 all shares in this plan have vested.

The Bank recognized $18,537, $45,694 and $63,200 of expense under these stock award plans in the years ended December 31, 2006, 2005 and 2004, respectively.

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

Under the stock option component of the 2001 SCP, the Committee granted nonqualified stock options for 13,263 shares of the Company’s common stock.

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

On May 19, 2004, the Company’s stockholders voted to approve a 2004 Stock Option Plan (“2004 SOP”). The purpose of the plan is to attract and retain qualified personnel for positions of substantial responsibility. The aggregate number of shares with respect to options issued under this plan shall not exceed 250,000 shares. To date 40,000 stock options have been granted under this plan, with 5,000 stock options cancelled.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The table below summarizes transactions under the Company’s stock option plans:

	Number of shares
	Incentive Stock Option	Non-Incentive Stock Option	Weighted Average Exercise Price
Balance outstanding as of January 1, 2004	235,308	178,614	$13.32
Granted	12,500	25,000	19.93
Exercised	(32,436)	(32,523)	11.57
Forfeited	(1,600)	-	10.02
Balance outstanding as of December 31, 2004	213,772	171,091	14.27
Granted	42,500	-	25.11
Exercised	(66,487)	(11,000)	13.31
Forfeited	(10,000)	-	20.88
Balance outstanding as of December 31, 2005	179,785	160,091	15.65
Granted	20,000	-	28.06
Exercised	(24,294)	(57,885)	13.96
Forfeited	(5,000)	(2,000)	24.84
Balance outstanding as of December 31, 2006	170,491	100,206	17.30
Options exercisable as of December 31, 2006	102,993	75,206	14.19

The total intrinsic value of outstanding options and outstanding exercisable stock options was $3,087,638 and $2,587,449 at December 31, 2006, respectively. The total intrinsic value of stock options exercised was $1,177,399 in 2006. The total fair value of share awards vested was $1,053,858 during 2006.

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted-average assumptions:

	December 31, 2006	December 31, 2005	December 31, 2004
Dividends per share	$0.66	$0.64	$0.64
Risk-free interest rate	4.52%	4.00%	3.03%
Expected life of options	5 years	5 years	5 years
Weighted-average fair value of options granted during year	$3.41	$3.30	$1.84

The following table summarizes information about stock options under the plans outstanding as of December 31, 2006:

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Exercise Price	Number Outstanding	Number Exercisable	Remaining Contractual Life
$10.50	10,875	10,875	3.1 years
11.05	400	400	4.5 years
12.13	3,000	3,000	4.2 years
12.50	3,829	3,829	4.6 years
12.75	5,500	5,500	4.1 years
13.44	122,593	122,593	1.6 years
13.89	3,000	-	5.1 years
15.31	4,000	-	6.1 years
16.65	42,500	22,500	6.6 years
19.27	2,500	1,000	7.7 years
19.62	15,000	-	7.1 years
23.20	10,000	2,000	8.2 years
23.50	11,000	2,202	8.1 years
25.59	10,000	2,000	8.6 years
26.50	1,500	300	8.6 years
28.00	10,000	-	9.5 years
28.12	10,000	2,000	9.0 years
28.34	5,000	-	9.1 years
$16.85	270,697	178,199

Employee Stock Ownership Plan
The Bank sponsors an internally-leveraged Employee Stock Ownership Plan (ESOP). All employees are eligible to participate after they attain age twenty-one and complete twelve consecutive months of service during which they work at least 1,000 hours. The ESOP borrowed $3,444,540 from the Company and purchased 344,454 shares of the common stock of the Company. The ESOP debt is secured by shares of the Company. The loan will be repaid from contributions to the ESOP as approved annually by the Bank’s Board of Directors. As the debt is repaid, shares are released from collateral and allocated to employees’ accounts. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. When shares are committed for release, the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and may be paid directly to participants or credited to their account; dividends are not paid on unallocated ESOP shares. Compensation expense is recognized ratably based on the average fair value of shares committed to be released. Compensation expense attributed to the ESOP was $651,958, $564,980 and $461,512 for the years ended December 31, 2006, 2005 and 2004, respectively.

The following is a summary of ESOP shares as of December 31, 2006:

Beginning ESOP shares	344,454
Released shares	(185,760)
Shares committed for release	24,201
Unreleased shares	134,493

Fair value of unreleased shares	$3,861,294

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 13:	RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and the Bank were customers of and had transactions with the Bank in the ordinary course of business. As of December 31, 2006 and 2005, loans outstanding to these directors and executive officers amounted to $3,508,387 and $3,270,812, respectively.

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

As of December 31, 2006 and 2005, the Bank had outstanding commitments to originate mortgage loans of approximately $3,991,000 and $2,285,000, respectively. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period. As of December 31, 2006 and 2005, commitments of $3,991,000 and $2,058,000, respectively, were at fixed rates and $0 and $227,000, respectively, were at floating market rates.

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

The Bank had total outstanding standby letters of credit amounting to $9,182,000 and $9,731,000 as of December 31, 2006 and 2005, respectively, with terms ranging from 30 days to 2 years.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

As of December 31, 2006 and 2005, unused lines of credit to borrowers aggregated approximately $64,370,000 and $77,725,000 for commercial lines and $19,790,000 and $18,180,000 for open-end consumer lines.

NOTE 15:	CONDENSED PARENT COMPANY STATEMENTS

The condensed balance sheets as of December 31, 2006 and 2005, and statements of income and cash flows for the years ended December 31, 2006, 2005 and 2004, for the parent company, Guaranty Federal Bancshares, Inc., are as follows:

Balance Sheets

	2006	2005
Assets
Cash	$711,485	1,128,911
Due from subsidiary	28,895	-
Investment in subsidiary	58,597,264	55,863,320
Investment in Capital Trust I & II	468,420	466,434
Prepaid expenses and other assets	482,852	476,029
Refundable income taxes	820,225	207,153
	$61,109,141	58,141,847
Liabilities
Subordinated debentures	$15,465,000	15,465,000
Accrued expenses and other liabilities	276,708	125,624
Dividend payable	468,190	459,074
Stockholders' equity
Common stock	665,353	657,135
Additional paid-in capital	55,730,352	53,778,686
Unearned ESOP shares	(1,344,930)	(1,572,930)
Retained earnings	41,183,006	36,533,338
Unrealized appreciation on available-for-sale securities, net	1,534,548	1,971,925
Treasury stock	(52,869,086)	(49,276,005)
	$61,109,141	58,141,847

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Income Statements	Years ended December 31,
	2006	2005	2004

Income
Dividends from subsidiary bank	$4,639,062	3,540,000	2,334,714
Interest income:
Related party	150,308	127,786	100,275
Other	31,125	3	21
	4,820,495	3,667,789	2,435,010
Expense
Interest expense:
Other	963	-	-
Related party	1,027,526	47,683	-
Occupancy	2,400	2,400	2,400
Other	879,484	759,722	581,566
	1,910,373	809,805	583,966
Income before income taxes and equity in undistributed earnings of subsidiaries	2,910,122	2,857,984	1,851,044
Credit for income taxes	(427,642)	(117,312)	(129,555)
Income before equity in undistributed earnings of subsidiaries	3,337,764	2,975,296	1,980,599
Equity in undistributed earnings of subsidiaries	3,171,320	2,923,674	2,304,174
Net income	$6,509,084	5,898,970	4,284,773

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Statements of Cash Flows	Years ended December 31,
	2006	2005	2004

Cash Flows From Operating Activities

Net income	$6,509,084	5,898,970	4,284,773
Items not requiring (providing) cash:
Equity in undistributed earnings of subsidiaries	(3,171,320)	(2,923,674)	(2,304,174)
Release of ESOP shares	651,958	564,980	461,512
Stock award plan expense	83,192	23,161	-
Changes in:
Prepaid expenses and other assets	(8,810)	(36,407)	8,990
Income taxes payable/refundable	(307,380)	17,707	(129,957)
Accrued expenses	151,084	98,005	27,619
Net cash provided by operating activities	3,907,808	3,642,742	2,348,763

Cash Flows From Investing Activities
Capital contribution to subsidiary bank	-	(13,970,000)	-
Purchase of investment in capital trusts	-	(465,000)	-
Net (increase) decrease in advance to subsidiary	(28,895)	574,000	(10,780)
Net cash used in investing activities	(28,895)	(13,861,000)	(10,780)

Cash Flows From Financing Activities
Stock options exercised	1,147,042	1,031,400	751,274
Cash dividends paid	(1,850,300)	(1,794,557)	(1,748,982)
Treasury stock purchased	(3,593,081)	(3,563,011)	(1,163,115)
Proceeds from issuance of subordinated debentures	-	15,465,000	-
Net cash provided by (used in) financing activities	(4,296,339)	11,138,832	(2,160,823)

Increase (decrease) in cash	(417,426)	920,574	177,160

Cash, beginning of year	1,128,911	208,337	31,177

Cash, end of year	$711,485	1,128,911	208,337

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We have audited the accompanying consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of December 31, 2006 and 2005, and the related statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Federal Bancshares, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/BKD, LLP

Springfield, Missouri
March 27, 2007

Notes

Board of Directors	Guaranty
Guaranty Federal Bancshares, Inc.	Federal
and Guaranty Bank	Bancshares, Inc.

Don M. Gibson	Officers
Chairman of the Board
Guaranty Federal Bancshares and	Shaun A. Burke
Guaranty Bank	President,
Chief Executive Officer
Jack L. Barham
Vice Chairman of the Board	Carter M. Peters
Guaranty Federal Bancshares	Executive Vice President,
Chief Financial Officer/Chief Operations Officer
Shaun A. Burke
President and CEO	H. Michael Mattson
Guaranty Federal Bancshares and	Executive Vice President,
Guaranty Bank	Chief Lending Officer

Wayne V. Barnes	E. Lorene Thomas
Retired	Corporate Secretary

James R. Batten, CPA
Investments

Kurt D. Hellweg
President and CEO
International Dehydrated Foods, Inc. and
American Dehydrated Foods, Inc.

Gregory V. Ostergren
Chairman, President and CEO
American National Property and Casualty
Insurance Companies

Tim Rosenbury, AIA
Executive Vice President and Chairman
Butler, Rosenbury and Partners, Inc.

James L. Sivils, III, JD
Partner - Morelock Ross Companies