Form 10-K, Exhibit 13
period 2007-12-31
GUARANTY FEDERAL BANCSHARES INC
filed 2008-03-31
CIK 1046203

Guaranty Federal Bancshares, Inc. 2007 Annual Report

Investor Information
 Contents

i      President’s Message

1     Investor Information

2     Common Stock Prices & Dividends

4     Selected Consolidated Financial and Other Data

6     Management’s Discussion and Analysis of Financial Condition and Results of Operations

20   Consolidated Financial Statements

49   Report of Independent Registered Public Accounting Firm

50   Notes
               Directors and Officers

ANNUAL MEETING OF STOCKHOLDERS:
The Annual Meeting of Stockholders of the Company will be held Wednesday, May 28, 2008 at 6:00 p.m., local time, at the Clarion Hotel, 3333 S. Glenstone, Springfield, Missouri.

ANNUAL REPORT ON FORM 10-K:
Copies of the Company’s Annual Report on Form 10-K, including the financial statements, filed with the Securities and Exchange Commission are available without charge upon written request to:
                Lorene Thomas, Secretary
                Guaranty Federal Bancshares, Inc.,
                1341 W. Battlefield St., Springfield, MO  65807-4181

TRANSFER AGENT:
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ  07016

STOCK TRADING INFORMATION:
Over-the Counter Symbol: GFED

SPECIAL LEGAL COUNSEL:
Husch Blackwell Sanders LLP
901 St. Louis St., Suite 1900
Springfield, MO  65806

______________________________________

Bank History Fact 1:

1913 - St. Louis Savings moves to Springfield, MO
and changes their name to Guaranty
Federal Savings and Loan Association.
______________________________________

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
BKD, LLP
901 St. Louis St.
PO Box 1190
Springfield, MO  65801-1190

STOCKHOLDER AND FINANCIAL INFORMATION:
Carter Peters,
Executive Vice President, Chief Financial Officer
417-520-0235

Guaranty Federal Bancshares, Inc. 2007 Annual Report

Common Stock Prices & Dividends

Bank History Fact 2: 1935 – Converts to a Federal charter and the name is changed to Guaranty Federal Savings and Loan Association.
The common stock of Guaranty Federal Bancshares, Inc. (the “Company”) is traded in the over-the-counter market and quoted on the NASDAQ National Market under the symbol “GFED”.  As of March 18, 2008, there were approximately 1,572 stockholders.  At that date the Company had 6,740,985 shares of common stock issued and 2,706,675 shares of common stock outstanding.

During the year ended December 31, 2007, the Company paid dividends of (i) $0.17 per share on April 13, 2007, to stockholders of record as of April 3, 2007, (ii) $0.17 per share on July 13, 2007 to stockholders of record as of July 2, 2007, and (iii) $0.18 per share on October 15, 2007, to stockholders of record as of October 1, 2007, and also declared a cash dividend of $0.18 per share on December 21, 2007, which was paid on January 18, 2008, to stockholders of record on January 4, 2008.  During the year ended December 31, 2006, the Company paid dividends of (i) $0.165 per share on April 14, 2006, to stockholders of record as of March 30, 2006, (ii) $0.165 per share on July 14, 2006 to stockholders of record as of July 3, 2006, and (iii) $0.17 per share on October 16, 2006, to stockholders of record as of October 2, 2006, and also declared a cash dividend of $0.17 per share on December 21, 2006, which was paid on January 19, 2007, to stockholders of record on January 5, 2007. The Company’s Board of Directors anticipates paying dividends on comparable dates during fiscal year ended December 31, 2008 to the payment dates during the fiscal year ended December 31, 2007.  Such future dividends, if any, will be at the discretion of the Company’s Board of Directors and will depend on, among other things, the Company’s results of operations, cash requirements and surplus, financial condition and other factors that the Company’s Board of Directors may consider relevant.

The table below reflects the range of common stock high and low closing prices per the NASDAQ Stock Market by quarter for the years ended December 31, 2007 and 2006.

Bank History Fact 3: 1979 – Guaranty Federal opens first branch office. 1987 – Guaranty Federal opens second branch office.

Bank History Fact 4: 1995 – Reorganizes and issues stock in connection with formation of MHC. Forms federally chartered stock savings bank.

	Year ended		Year ended
	December 31, 2007		December 31, 2006
	High	Low	High	Low
Quarter ended:
March 31	$29.85	28.43	30.24	27.68
June 30	30.21	28.75	29.71	27.80
September 30	30.42	29.00	29.40	27.51
December 31	30.25	27.05	28.75	27.89

Guaranty Federal Bancshares, Inc. 2007 Annual Report

Bank History Fact 5: 2003 – The bank applies for State Charter and changes name to Guaranty Bank.
Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in The Nasdaq – Total U.S. Index and (b) the cumulative total stockholder return on stocks included in The Nasdaq Bank Index.  All three investment comparisons assume the investment of $100 as of the close of business on December 31, 2002 and the hypothetical value of that investment as of the Company’s fiscal years ended December 31, 2003, 2004, 2005, 2006, and 2007, assuming that all dividends were reinvested.  The graph reflects the historical performance of the Common Stock, and, as a result, may not be indicative of possible future performance of the Common Stock.  The data used to compile this graph was obtained from NASDAQ.

		Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
Guaranty Federal Bancshares, Inc.	100.00	128.26	165.55	197.22	207.74	212.72
NASDAQ – Total US	100.00	149.52	162.72	166.18	182.57	197.98
NASDAQ Bank Index	100.00	128.64	147.22	143.82	161.41	127.92

Guaranty Federal Bancshares, Inc.
Selected Consolidated Financial and Other Data

The following tables include certain information concerning the financial position and results of operations of Guaranty Federal Bancshares, Inc. (including consolidated data from operations of subsidiaries) as of the dates indicated.  Dollar amounts are expressed in thousands except per share data.

Summary Balance Sheet	As of December 31,
	2007	2006	2005	2004	2003
ASSETS
Cash and cash equivalents	$12,046	14,881	20,506	15,896	22,657
Investment securities	15,385	8,669	7,702	21,553	16,731
Loans receivable, net	516,242	480,269	435,528	392,333	332,130
Accrued interest receivable	3,323	2,910	2,089	1,570	1,306
Prepaids and other assets	8,612	10,075	7,696	1,977	7,351
Foreclosed assets	727	173	27	78	6
Premises and equipment	9,442	7,868	7,453	7,189	6,576
	$565,778	524,845	481,001	440,596	386,757
LIABILITIES
Deposits	$418,191	352,230	320,059	296,388	237,131
Federal Home Loan Bank advances	76,086	108,000	100,000	100,000	108,837
Subordinated debentures	15,465	15,465	15,465	-	-
Other liabilities	13,349	4,251	3,385	3,435	2,811
	523,091	479,946	438,909	399,823	348,779

STOCKHOLDERS' EQUITY	42,687	44,899	42,092	40,773	37,978
	$565,778	524,845	481,001	440,596	386,757

Supplemental Data	As of December 31,
	2007	2006	2005	2004	2003
Number of full-service offices	8	8	7	7	9
Cash dividends per share	$0.70	0.67	0.65	0.63	0.61

Guaranty Federal Bancshares, Inc.
Selected Consolidated Financial and Other Data

Summary Statement of Income	Years ended December 31,
	2007	2006	2005	2004

Interest income	$37,972	35,204	27,413	20,539
Interest expense	20,519	17,386	11,860	8,446
Net interest income	17,453	17,818	15,553	12,093
Provision for loan losses	840	750	945	864
Net interest income after provision
for loan losses	16,613	17,068	14,608	11,229
Noninterest income	4,729	3,660	3,468	3,616
Noninterest expense	11,842	10,177	8,670	8,248
Income before income taxes	9,500	10,551	9,406	6,597
Provision for income taxes	3,400	4,042	3,507	2,313

Net income	$6,100	6,509	5,899	4,284

Basic	$2.25	2.34	2.12	1.53
Diluted	$2.19	2.25	2.03	1.47

	Six months ended
	December 31,
	2003 (1)	2002 (1)
		(Unaudited)
Interest income	$9,846	11,290
Interest expense	4,491	6,086
Net interest income	5,355	5,204
Provision for loan losses	1,162	205
Net interest income after provision
for loan losses	4,193	4,999
Noninterest income	2,089	1,752
Noninterest expense	3,994	4,060
Income before income taxes	2,288	2,691
Provision for income taxes	788	927

Net income	$1,500	1,764

Basic	$0.54	0.63
Diluted	$0.52	0.62

(1) In 2003, the Company determined to change its fiscal year end from June 30 to a calendar year end of December 31.  As a result, the Company reported a six-month transition period ended December 31, 2003 in order to change to this new calendar year end.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
   And Results of Operations

GENERAL

Guaranty Federal Bancshares, Inc. (the “Company”) is a Delaware corporation organized on December 30, 1997 for the purpose of becoming the holding company of Guaranty Federal Savings Bank, a federal savings bank (the “Bank”).  The Bank is a wholly-owned subsidiary of the Company.

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

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
   And Results of Operations

FINANCIAL CONDITION

From December 31, 2006 to December 31, 2007, the Company’s total assets increased $40,932,985 (8%) to $565,777,980, liabilities increased $43,145,568 (9%) to $523,091,320, and stockholders' equity decreased $2,212,583 (5%) to $42,686,660.  The ratio of stockholders’ equity to total assets decreased to 7.5% during this period, compared to 8.6% as of December 31, 2006.

From December 31, 2006 to December 31, 2007, securities available-for-sale increased $6,823,617 (86%).  The increase is primarily due to purchases of $11,926,215, offset by maturities of $2,580,000 and the sale of 10,000 shares of the Federal Home Loan Mortgage Corporation (“FHLMC”) stock.  The Company currently owns 26,600 shares of FHLMC stock with an amortized cost of $26,057 in the securities available-for-sale category.  As of December 31, 2007, the gross unrealized gain on the stock is $880,205, a decrease of $1,569,088 from the gross unrealized gain at December 31, 2006, which was due to the sale of 10,000 shares during the year and a decrease in the stock price from $67.90 per share at December 31, 2006 to $34.07 at December 31, 2007.

From December 31, 2006 to December 31, 2007, securities held-to-maturity decreased $108,250 (14%) to $654,775 due to repayments received during the period. Stock of the Federal Home Loan Bank of Des Moines (“FHLB”) was decreased by $1,368,000 (25%) to $4,014,700 due to the reductions in stock necessary to meet FHLB borrowing requirements.  The Bank is required to own stock in the FHLB equal to 0.12% of assets plus 4.45% of advances.

From December 31, 2006 to December 31, 2007, net loans receivable increased by $36,835,513 (8%) to $514,100,035.  During this period, permanent loans secured by both owner and non-owner occupied one to four unit residential real estate decreased $3,627,329 (4%), multi-family permanent loans decreased $8,418,642 (17%), construction loans increased $5,757,244 (7%), permanent loans secured by commercial real estate increased $20,194,156 (13%), commercial loans increased $21,350,061 (26%), and installment loans increased $1,868,202 (8%).  During this period the Company continued to increase its emphasis on commercial lending, while selling the majority of conforming single family loan production on the secondary market.  Loans sold on the secondary market are sold servicing released, whereby the third party who purchases the loan provides the servicing.

From December 31, 2006 to December 31, 2007, loans past due 90 days or more increased $4,202,056 to $6,215,533 (1.21% of net loans).  As of December 31, 2007, management considers loans totaling $7,254,334 as impaired with a related allowance for loan losses of $415,000.  One commercial real estate loan and various one to four residential loans comprise the majority of the impaired loans.  The Bank recognizes interest income on impaired loans as payments are received.  Management believes the allowance for loan losses is at a level to be sufficient in providing for potential loan losses in the Bank’s existing loan portfolio.

From December 31, 2006 to December 31, 2007, the allowance for loan losses increased $179,446 to $5,962,923.  In addition to the provision for loan loss of $840,000 recorded by the Company during the year ended December 31, 2007, loan charge-offs exceeded recoveries by $660,554 for the twelve months ended December 31, 2007. The allowance for loan losses as of December 31, 2007 and December 31, 2006 was 1.16% and 1.21% of net loans outstanding, respectively.  As of December 31, 2007, the allowance for loan losses was 82% of impaired loans versus 192% as of December 31, 2006.  The allowance as a percentage of impaired loans declined primarily due to one impaired commercial real estate loan that was placed on non-accrual status in April 2007.

As of December 31, 2007, foreclosed assets held for sale consisted primarily of two single family residences and single family patio homes and lots from one small developer.

From December 31, 2006 to December 31, 2007, premises and equipment increased $1,574,541 (20%) to $9,442,350 due primarily to two land purchases for future branch and operations sites.

From December 31, 2006 to December 31, 2007, deposits increased $65,961,648 (19%) to $418,191,284.  During this period, transaction accounts increased by $12,779,497 (10%) to 34% of total deposits and certificates of deposit increased by $53,182,151 (24%) to $276,418,573.  Included in the certificates of deposit total is $4,381,699 in deposits placed by brokers, a decrease from $29,146,308 as of December 31, 2006.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
   And Results of Operations

        From December 31, 2006 to December 31, 2007, the Company’s borrowings from the Federal Home Loan Bank (“FHLB”) decreased $31,914,000 to $76,086,000, due to repayments exceeding new advances.  The Company was able to make such repayments through the funds generated from deposit growth.

Securities sold under agreements to repurchase increased $8,146,074 (478%) from $1,703,221 as of December 31, 2006, to $9,849,295 as of December 31, 2007. due to a floating rate leveraged transaction completed during the third quarter.

As of December 31, 2007 and 2006, the Company had $15,465,000 of junior subordinated debentures that were comprised of $5,155,000 issued to Guaranty Statutory Trust I and $10,310,000 issued to Guaranty Statutory Trust II.  On December 15, 2005, the Company completed an offering of $15 million of trust preferred securities (”Trust Securities”).  The Company formed Guaranty Statutory Trust I and Guaranty Statutory Trust II as wholly-owned subsidiaries and Delaware statutory trusts for the purpose of issuing the Trust Securities.  The proceeds of the sale of Trust Securities issued by Guaranty Statutory Trust I, together with the proceeds of the Trust’s sale of its common securities issued to the Company, were used by the Trust to purchase 30-year junior subordinated deferrable interest debentures from the Company in the principal amount of $5,155,000 (“Trust I Debentures”).  The proceeds of the sale of Trust Securities issued by Guaranty Statutory Trust II, together with the proceeds of the Trust’s sale of its common securities issued to the Company, were used by the Trust to purchase 30-year junior subordinated deferrable interest debentures from the Company in the principal amount of $10,310,000 (“Trust II Debentures”, and collectively with the Trust I Debentures, the “Debentures”).  Both the Trust I Debentures and the Trust II Debentures were issued pursuant to the terms of Indentures dated December 15, 2005 by and between the Company and Wilmington Trust Company, as trustee.  The Trust I Debentures bear interest at a fixed rate of 6.92%, payable quarterly.  The Trust II Debentures bear interest at a fixed rate of 6.47% for 5 years, payable quarterly, after issuance and thereafter at a floating rate equal to the three month LIBOR plus 1.45%.  The interest payments by the Company to the Trusts will be used to pay the dividends payable by the Trusts to the holders of the Trust Securities.

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

Stockholders’ equity (including unrealized appreciation on securities available-for-sale, net of tax) decreased $2,212,583 (5%) to $42,686,660 as of December 31, 2007.  Net income for the year ended December 31, 2007 exceeded cash dividends paid or declared by $4,219,443.  The Company repurchased 252,799 shares as treasury stock at a cost of $7,479,118, at an average price of $29.59 per share.  As of December 31, 2007, 260,678 shares remain to be repurchased under the repurchase plan announced August 20, 2007.  The decrease in unrealized appreciation on securities available-for-sale, net of tax, decreased stockholders’ equity by $1,030,781.  Stockholders’ equity also increased as a result of exercises of stock options to purchase the Company’s Common Stock and the release of shares of the Company’s Common Stock held by the Bank sponsored Employee Stock Ownership Plan.  On a per share basis, stockholders’ equity increased $.07 from $16.30 as of December 31, 2006 to $16.37 as of December 31, 2007.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
   And Results of Operations

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

The following table shows the balances as of December 31, 2007 of various categories of interest-earning assets and interest-bearing liabilities and the corresponding yields and costs, and, for the periods indicated: (1) the average balances of various categories of interest-earning assets and interest-bearing liabilities, (2) the total interest earned or paid thereon, and (3) the resulting weighted average yields and costs.  In addition, the table shows the Company’s rate spreads and net yields.  Average balances are based on daily balances.  Tax-free income is not material; accordingly, interest income and related average yields have not been calculated on a tax equivalent basis.  Average loan balances include non-accrual loans.  Dollar amounts are expressed in thousands.

	As of		Year Ended			Year Ended			Year Ended
	December 31, 2007		December 31, 2007			December 31, 2006			December 31, 2005

	Balance	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$516,242	7.23%	482,806	37,114	7.69%	452,348	34,500	7.63%	419,552	26,682	6.36%
Investment securities	15,385	5.30%	10,688	537	5.02%	7,261	451	6.21%	9,905	432	4.36%
Other assets	4,976	4.69%	7,372	322	4.37%	9,843	253	2.57%	11,681	299	2.56%
Total interest-earning	536,603	7.15%	500,866	37,973	7.58%	469,452	35,204	7.50%	441,138	27,413	6.21%
Noninterest-earning	29,175		18,730			20,914			20,205
	$565,778		519,596			490,366			461,343

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing:
Savings accounts	$12,217	2.11%	13,474	320	2.37%	$14,830	365	2.46%	$14,931	201	1.35%
Transaction accounts	100,831	2.12%	100,689	2,940	2.92%	78,238	1,710	2.19%	84,776	1,300	1.53%
Certificates of deposit	276,419	5.10%	246,785	12,600	5.11%	195,772	8,448	4.32%	178,301	5,788	3.25%
FHLB advances	76,086	4.37%	65,575	3,470	5.29%	110,810	5,722	5.16%	111,104	4,494	4.04%
Subordinated debentures	15,465	6.62%	15,465	1,024	6.62%	15,465	1,028	6.65%	701	47	6.70%
Other borrowed funds	10,567	4.23%	3,691	165	4.47%	3,947	114	2.89%	1,395	31	2.22%
Total interest-bearing	491,585	4.33%	445,679	20,519	4.60%	419,062	17,387	4.15%	391,208	11,861	3.03%
Noninterest-bearing	31,506		28,401			26,898			28,374
Total liabilities	523,091		474,080			445,960			419,582
Stockholders' equity	42,687		45,516			44,406			41,761
	$565,778		519,596			$490,366			$461,343
Net earning balance	$45,018		55,187			$50,390			$49,930
Earning yield less costing rate		2.82%			2.98%			3.35%			3.18%
Net interest income, and
net yield spread on
interest-earning assets				17,454	3.48%		17,817	3.80%		15,552	3.53%
Ratio of interest-earning assets to
interest-bearing liabilities	109%		112%			112%			113%

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

	Year ended				Year ended
	December 31, 2007 versus December 31, 2006				December 31, 2006 versus December 31, 2005
	Average Balance	Interest Rate	Rate & Balance	Total	Average Balance	Interest Rate	Rate & Balance	Total
Interest income:
Loans	$2,323	273	18	2,614	2,075	5,318	416	7,809
Investment securities	213	(86)	(41)	86	(115)	183	(49)	19
Other assets	(64)	177	(44)	69	(47)	1	-	(46)
Net change in interest income	2,472	364	(67)	2,769	1,913	5,502	367	7,782

Interest expense:
Savings accounts	(33)	(13)	1	(45)	(2)	167	(1)	164
Transaction accounts	491	574	165	1,230	(100)	553	(43)	410
Certificates of deposit	2,201	1,548	403	4,152	567	1,907	187	2,661
FHLB advances	(2,336)	142	(58)	(2,252)	(12)	1,243	(3)	1,228
Subordinated debentures	-	(4)	-	(4)	990	-	(9)	981
Other borrowed funds	(7)	62	(4)	51	57	9	17	83
Net change in interest expense	316	2,309	507	3,132	1,500	3,879	148	5,527
Change in net interest income	$2,156	(1,945)	(574)	(363)	$413	1,623	219	2,255

RESULTS OF OPERATIONS - COMPARISON OF YEAR ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006

	Average for the Year Shown
	Prime	Ten –Year Treasury	One-Year Treasury
December 31, 2007	8.05%	4.63%	4.53%
December 31, 2006	7.96%	4.80%	4.94%
Changes in rates	0.09%	-0.17%	-0.41%

Interest Rates.  The Bank charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates.  The above table sets forth the weekly average interest rates for the 52 weeks ending December 31, 2007 and December 31, 2006 as reported by the Federal Reserve. The Bank typically indexes its adjustable rate commercial loans to prime and its adjustable rate mortgage loans to the one-year treasury rate.  The ten-year treasury rate is a proxy for 30-year fixed rate home mortgage loans.

Rates trended upward during 2006 as the Federal Reserve Open Market Committee (“FOMC”) continued its increase in the discount rates by 100 basis points from January through June.  As of year-end 2006 the prime rate was 8.25%.  Rates were steady for the first eight months of 2007, but due to several economic factors, the FOMC began decreasing the discount rate at its September 2007 meeting and continued for each meeting thereafter.  As of year-end 2007 the prime rate was 7.25%.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
   And Results of Operations

Interest Income.  Total interest income increased $2,768,092 (8%) as the average balance of interest-earning assets increased $31,414,000 (7%).  In addition, the yield on average interest earning assets increased 8 basis points to 7.58%.

Interest on loans increased $2,613,520 (8%) and the average loan receivable balance increased $30,458,000 (7%) while the average yield increased 6 basis points to 7.69%.

Interest Expense.  Total interest expense increased $3,132,710 (18%) as the average balance of interest-bearing liabilities increased $26,617,000 (6%).  In addition, the average cost of interest-bearing liabilities increased 45 basis points to 4.60%.

Interest expense on deposits increased $5,337,591 (51%) as the average balance of interest bearing deposits increased $72,108,000 (25%) and the average interest rate paid to depositors increased 76 basis points to 4.40%.

The Company’s borrowings from the FHLB decreased to $76,086,000, which remains in compliance with the FHLB limitation of advances to 35% of assets.  The average balance of advances decreased $45,235,000 (41%) and the average cost of those advances increased 13 basis points to 5.29%.  As a result, interest expense on these advances decreased $2,252,422 (39%).  As of December 31, 2007 FHLB advances were 13% of total assets, compared to 21% of total assets as of December 31, 2006.

Net Interest Income.  The Company’s net interest income decreased $364,618 (2%).  During the year ended December 31, 2007, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $55,187,000, resulting in an increase in the average net earning balance of $4,797,000 (10%).    In addition, the Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities decreased by 37 basis points from 3.35% to 2.98%.

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

During the year ended December 31, 2007, the Company experienced loan charge-offs, in excess of recoveries, of $660,554 and, based on a review as discussed above, elected to record a provision for loan loss of $840,000 to increase the allowance for loan losses to $5,962,923 as of December 31, 2007.  The provision for loan losses recorded by the Company during year ended December 31, 2006 was $750,000.  Management of the Company anticipates the need to continue increasing the loan loss allowance in the future through charges to provision for loan losses based on the anticipated growth in its loan portfolio.

Non-Interest Income.  Non-interest income increased $1,068,849 (29%).  The gain on sale of loans of $1,177,017 for 2007, compared to $692,276 for 2006, was the result of mortgage banking activities related to the sale of single-family conforming residential loans in the secondary market.  The Bank attempts to minimize its risk of price changes by committing to sell loans while the loans are in the origination process.  The gain on sale of investments for the year ended December 31, 2007 was $618,363, compared to $750,869 for the year ended December 31, 2006.  These gains were attributed to the sale of 10,000 shares of FHLMC stock in 2007 and the sale of 12,000 shares in 2006.  Deposit service charges increased $813,917 (58%) due to increases in insufficient funds and overdraft charges primarily due to the Bank’s overdraft privilege program that was implemented in the fourth quarter of 2006.

Non-Interest Expense.  Non-interest expense increased $1,665,457 (16%).  This increase was primarily due to increases in salaries and employee benefits of $962,487 (16%), occupancy expense of $93,633 (6%), data processing of $111,490 (40%) and other expense of $498,249 (27%).

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
   And Results of Operations

The increase in compensation was due to several factors, including additions in executive and staff positions, pay increases to existing employees, increases in employee benefit costs and an increase in the number of employees.  The staff increased from 146 full-time equivalent employees as of December 31, 2006 to 150 full-time equivalent employees as of December 31, 2007.

The increases in occupancy and data processing expenses were primarily due to increased depreciation as well as maintenance expenses relating to the Bank’s conversion to a new core processing system in the first half of 2006.

Increases in other expenses are comprised of increased expenses related to audit and compliance costs for the Sarbanes-Oxley Act of 2002, fees paid to a third party vendor related to the Bank’s overdraft privilege program, increased amortization on low income housing tax credits and an increase in ATM expense.  The Bank converted to a new ATM network provider in September 2006.  The expense is now recorded at gross, rather than net of income earned as was previously done prior to the conversion.  Currently, the associated income related to ATM services is recorded in noninterest income.

Income Taxes.  The decrease in income tax expense is a direct result of the decrease in the Company’s taxable income for the year ended December 31, 2007 as compared to the year ended December 31, 2006.

Cash Dividends Paid.  The Company paid dividends of $0.17 per share on April 13, 2007, to stockholders’ of record as of April 3, 2007, and $0.17 per share on July 13, 2007 to stockholders’ of record as of July 2, 2007, and $0.18 per share on October 15, 2007, to stockholders’ of record as of October 1, 2007.  The Company declared a cash dividend of $0.18 per share on December 21, 2007, which was paid on January 18, 2008, to stockholders of record on January 4, 2008.

RESULTS OF OPERATIONS - COMPARISON OF YEAR ENDED DECEMBER 31, 2006 AND DECEMBER 31, 2005

	Average for the Year Shown
	Prime	Ten –Year Treasury	One-Year Treasury
December 31, 2006	7.96%	4.80%	4.94%
December 31, 2005	6.19%	4.29%	3.62%
Changes in rates	1.77%	0.51%	1.32%

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

Rates trended upward during 2005 as the FOMC increased the discount rates 25 basis points after eight consecutive meetings from January 2005 to December 2005. As of year-end 2005 the prime rate was 7.25%.This trend continued in 2006 as the FOMC increased the discount rates 25 basis points after four consecutive meetings from January 2006 to June 2006.  As of year-end 2006 the prime rate was 8.25%.

Interest Income.  Total interest income increased $7,791,759 (28%) as the average balance of interest-earning assets increased $28,314,000 (6%).  In addition, the yield on average interest earning assets increased 129 basis points to 7.50%.

Interest on loans increased $7,818,452 (29%) and the average loan receivable balance increased $32,796,000 (8%) while the average yield increased 127 basis points to 7.63%.  The increase in loan yield is

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
   And Results of Operations

the result of the combination of new loans at higher rates, a reduction in prepayments, and an increase of interest rates on adjustable rate loans.

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

Net Interest Income.  The Company’s net interest income increased $2,265,570 (14%).  During the year ended December 31, 2006, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $50,390,000, resulting in an increase in the average net earning balance of $460,000 (1%).    In addition, the Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 17 basis points from 3.18% to 3.35%.

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

Non-Interest Income.  Non-interest income increased $191,941 (6%).  The gain on sale of loans of $692,276 for 2006, compared to $623,252 for 2005, was the result of mortgage banking activities related to the sale of single-family conforming residential loans in the secondary market.  The Bank attempts to minimize its risk of price changes by committing to sell loans while the loans are in the origination process.  The gain on sale of investments for the year ended December 31, 2006 was $750,869, compared to $743,335 for year ended December 31, 2005.  In 2006, this gain was attributed to the sale of 12,000 shares of FHLMC stock.  During 2006 the Bank sold its mortgage loan servicing rights to a third party, which resulted in a profit on the sale of $89,441. In addition the Bank had income from tax credits purchased of $191,678 during 2006.  Deposit service charges decreased $241,709 (15%) due to decreases in insufficient funds and overdraft charges on the Bank’s checking accounts.  In addition, other fees decreased $38,869 (29%) primarily due to a decrease in prepayment penalties collected during the year ended December 31, 2006.

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

The Bank is also managing interest rate risk by the origination of construction loans.  As of December 31, 2007, such loans constitute 17% of the Bank’s loan portfolio.  In general, these loans have higher yields, shorter maturities, and greater interest rate sensitivity than other real estate loans.

The Bank constantly monitors its deposits in an effort to decrease their interest rate sensitivity.  Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank’s asset/liability management objectives and spread requirements.  As of December 31, 2007 and December 31, 2006, the Bank’s savings accounts, checking accounts, and money market deposit accounts totaled $141,772,709 or 34% of its total deposits and $128,993,214 or 37% of total deposits, respectively.  The weighted average rate paid on these accounts increased 12 basis points from 1.99% on December 31, 2006 to 2.11% on December 31, 2007.  The Bank believes, based on historical experience, that a substantial portion of such accounts represents non-interest rate sensitive, core deposits.  As of  December 31, 2007, the FHLB has the option to call $9.0 million of advances with a weighted average rate of 5.55% and a remaining life of seven months.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
   And Results of Operations

INTEREST RATE SENSITIVITY ANALYSIS

The following table sets forth as of December 31, 2007, management’s estimates of the projected changes in net portfolio value (“NPV”) in the event of 100, 200, and 300 basis point (“bp”) instantaneous and permanent increases and decreases in market interest rates.  Dollar amounts are expressed in thousands.

BP Change	Estimated Net Portfolio Value			NPV as % of PV of Assets
in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
+300	43,361	1,657	4%	7.79%	0.41%
+200	43,437	1,733	4%	7.77%	0.39%
+100	42,874	1,170	3%	7.62%	0.24%
NC	41,704	-	0%	7.38%	0.00%
-100	39,895	(1,809)	-4%	7.03%	-0.35%
-200	37,499	(4,205)	-10%	6.59%	-0.79%
-300	34,700	(7,004)	-17%	6.07%	-1.31%

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

The Company’s most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less.  The levels of such assets are dependent on the Bank’s operating, financing, and investment activities at any given time.  The Company’s cash and cash equivalents totaled $12,046,202 as of December 31, 2007 and $14,880,601 as of December 31, 2006, representing a decrease of

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
   And Results of Operations

$2,834,399.  The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows, which are subject to, and influenced by, many factors.

In addition to the capital necessary to meet the Company’s conditional commitments discussed under the caption “Off-Balance Sheet Arrangements” below, the Bank also has $201,179,713 in certificates of deposit that are scheduled to mature in one year or less.  Management anticipates that the majority of these certificates will renew in the normal course of operations. Based on existing collateral as well as the FHLB’s limitation of advances to 35% of assets, the Bank has the ability to borrow an additional $68,951,000 from the FHLB, as of December 31, 2007.  The Bank plans to maintain its FHLB borrowings to a level that will provide a borrowing capacity sufficient to provide for contingencies.

The Company’s Tier 1 capital position of $56,244,000 is 10.8% of average assets as of December 31, 2007.  The Company has an excess of $35,460,000, $35,785,000, and $22,597,000 of required regulatory levels of tangible, core, and risk-based capital, respectively.  In addition, under current regulatory guidelines, the Bank is classified as well capitalized.  See also additional information provided under the caption “Regulatory Matters” in Note 1 of the Notes to Consolidated Financial Statements.

During the year ended December 31, 2007, the Company purchased 252,799 shares of common stock at an average price of $29.59 to place in the treasury account.  During the year ended December 31, 2006, the Company purchased 125,066 shares of common stock at an average price of $28.73 to place in the treasury account.  The Company intends to monitor the common stock price and, with regulatory approval, may from time to time initiate further stock repurchases in order to improve the Company’s long-term earnings per share while at the same time maintaining an adequate level of stockholders’ equity.  The Company has a repurchase plan which was announced on August 20, 2007, and as of December 31, 2007, a total of 260,678 shares of the Company’s common stock may be purchased under this plan.

OFF-BALANCE SHEET ARRANGEMENTS

Various commitments and contingent liabilities arise in the normal course of business, which are not required to be recorded on the balance sheet.  The most significant of these are loan commitments, lines of credit and standby letters of credit.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  As of December 31, 2007 and 2006, the Bank had outstanding commitments to originate loans of approximately $3,490,000 and $3,991,000, respectively.  Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  As of December 31, 2007 and 2006, unused lines of credit to borrowers aggregated approximately $63,403,000 and $64,370,000 for commercial lines and $21,957,000 and $19,790,000 for open-end consumer lines.  Since a portion of the loan commitment and line of credit may expire without being drawn upon, the total unused commitments and lines do not necessarily represent future cash requirements.

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.  The Bank had total outstanding standby letters of credit amounting to $12,464,000 and $9,182,000 as of December 31, 2007 and 2006, respectively.  As of December 31, 2007 and 2006, the Bank had outstanding commitments to originate mortgage loans of approximately $3,490,000 and $3,991,000, respectively.  The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.

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

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
   And Results of Operations

AGGREGATE CONTRACTUAL OBLIGATIONS

The following table summarizes the Company’s fixed and determinable contractual obligations by payment date as of December 31, 2007.  Dollar amounts are expressed in thousands.

Payments Due By Period

		One Year	One to	Three to	More than
Contractual Obligations	Total	or less	Three Years	Five Years	Five Years

Deposits without stated maturity	$141,773	141,773	-	-	-
Time and brokered certificates of deposit	276,419	201,180	60,843	11,381	3,014
Other borrowings	10,567	817	-	-	9,750
Federal Home Loan Bank advances	76,086	69,650	3,386	-	3,050
Subordinated debentures	15,465	-	-	-	15,465
Operating leases	572	125	189	99	160
Purchase obligations	-	-	-	-	-
Other long term obligations	117,984	117,984	-	-	-
Total	$638,866	531,529	64,418	11,480	31,439

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

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes - an Interpretation of SFAS No. 109 - Accounting for Income Taxes. This interpretation addresses accounting for tax uncertainties that arise when a position that an entity takes on its tax return may be different from the position that the taxing authority may take, and provides guidance about the accounting for tax benefits associated with uncertain tax positions, classification of a liability recognized for those positions, and interim reporting considerations. This Interpretation requires that the Company recognize in its financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit. The provisions of FIN 48 were effective as of January 1, 2007, with any cumulative effect of the change in accounting principle recorded as an adjustment to retained earnings. The adoption of this standard did not have a material impact on the consolidated financial condition or results of operations of the Company.  The Company’s federal and state income tax returns are open and subject to examinations from the 2004 tax year and forward.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. This
Statement applies under other accounting pronouncements that require or permit fair value measurements, and does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in generally accepted accounting principles. SFAS No. 157 emphasizes that fair value is a market-based measurement based on an exchange transaction between market participants in which an entity sells an asset or transfers a liability. SFAS No. 157 also establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity's own fair value assumptions as the lowest level. The provisions of FASB 157 were effective as of January 1, 2008.  The adoption of the standard did not have a material impact on the consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.  This statement permits companies to choose to measure financial instruments and certain other financial assets and liabilities at fair value.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted.  The provisions of this statement were effective for the Company as of January 1, 2008.   The adoption of the standard did not have a material impact on the consolidated financial statements.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition
   And Results of Operations

SUMMARY OF UNAUDITED QUARTERLY OPERATING RESULTS

	Year Ended December 31, 2007, Quarter ended
	Mar-07	Jun-07	Sep-07	Dec-07
Interest income	$9,521,871	9,103,145	9,685,875	9,661,649
Interest expense	4,946,487	5,028,396	5,201,745	5,342,675
Net interest income	4,575,384	4,074,749	4,484,130	4,318,974
Provision for loan losses	210,000	210,000	210,000	210,000
Gain on sale of loans and investment securities	485,313	524,526	463,989	321,552
Other noninterest income, net	780,117	810,325	752,916	589,829
Noninterest expense	2,874,548	2,995,788	2,986,558	2,985,257
Income before income taxes	2,756,266	2,203,812	2,504,477	2,035,098
Provision for income taxes	1,002,726	787,588	891,786	717,671
Net income	$1,753,540	1,416,224	1,612,691	1,317,427
Basic earnings per share	$0.63	0.51	0.60	0.50
Diluted earnings per share	$0.62	0.50	0.59	0.49

	Year Ended December 31, 2006, Quarter ended
	Mar-06	Jun-06	Sep-06	Dec-06
Interest income	$8,077,915	8,386,269	9,054,605	9,685,529
Interest expense	3,769,423	4,125,175	4,543,095	4,948,900
Net interest income	4,308,492	4,261,094	4,511,510	4,736,629
Provision for loan losses	225,000	225,000	150,000	150,000
Gain on sale of loans and investment securities	317,997	336,889	349,425	438,834
Other noninterest income, net	503,823	621,981	571,626	519,273
Noninterest expense	2,367,394	2,543,500	2,630,195	2,635,605
Income before income taxes	2,537,918	2,451,464	2,652,366	2,909,131
Provision for income taxes	973,593	870,074	1,028,044	1,170,084
Net income	$1,564,325	1,581,390	1,624,322	1,739,047
Basic earnings per share	$0.56	0.56	0.58	0.63
Diluted earnings per share	$0.54	0.54	0.56	0.61

Guaranty Federal Bancshares, Inc.
Consolidated Balance Sheets
December 31, 2007 and 2006

	December 31,	December 31,
	2007	2006
ASSETS
Cash and due from banks	$11,135,960	10,684,831
Interest-bearing deposits in other financial institutions	910,242	4,195,770
Cash and cash equivalents	12,046,202	14,880,601
Available-for-sale securities	14,729,938	7,906,321
Held-to-maturity securities	654,775	763,025
Stock in Federal Home Loan Bank, at cost	4,014,700	5,382,700
Mortgage loans held for sale	2,141,998	3,004,635
Loans receivable, net of allowance for loan losses of
December 31, 2007 and 2006 - $5,962,923 and $5,783,477, respectively	514,100,035	477,264,522
Accrued interest receivable:
Loans	3,218,845	2,830,811
Investments	104,603	79,498
Prepaid expenses and other assets	2,841,411	2,955,483
Foreclosed assets held for sale	727,422	172,637
Premises and equipment	9,442,350	7,867,809
Income taxes receivable	-	774,469
Deferred income taxes	1,755,701	962,484
	$565,777,980	524,844,995

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	$418,191,284	352,229,636
Federal Home Loan Bank advances	76,086,000	108,000,000
Securities sold under agreements to repurchase	9,849,295	1,703,221
Subordinated debentures	15,465,000	15,465,000
Notes payable	718,190	-
Advances from borrowers for taxes and insurance	157,811	222,869
Accrued expenses and other liabilities	299,005	441,890
Accrued interest payable	1,793,663	1,414,946
Dividend payable	469,373	468,190
Income taxes payable	61,699	-
	523,091,320	479,945,752

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Common Stock:
$0.10 par value; authorized 10,000,000 shares; issued
December 31, 2007 and 2006 - 6,736,485 and 6,653,527
shares, respectively	673,649	665,353
Additional paid-in capital	57,571,929	55,730,352
Unearned ESOP shares	(1,116,930)	(1,344,930)
Retained earnings, substantially restricted	45,402,449	41,183,006
Accumulated other comprehensive income
Unrealized appreciation on available-for-sale securities,
net of income taxes; December 31, 2007 and 2006 - $295,863,
and $901,243, respectively	503,767	1,534,548
	103,034,864	97,768,329
Treasury stock, at cost;
December 31, 2007 and 2006 - 4,017,166 and 3,764,367
shares, respectively	(60,348,204)	(52,869,086)
	42,686,660	44,899,243
	$565,777,980	524,844,995

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Income
Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005

INTEREST INCOME
Loans	$37,113,849	34,500,329	26,681,877
Investment securities	537,176	450,919	431,863
Other	321,515	253,200	298,949
	37,972,540	35,204,448	27,412,689
INTEREST EXPENSE
Deposits	15,860,794	10,523,203	7,288,073
Federal Home Loan Bank advances	3,469,551	5,721,973	4,493,997
Subordinated debentures	1,023,783	1,027,526	47,683
Other	165,175	113,891	30,651
	20,519,303	17,386,593	11,860,404
NET INTEREST INCOME	17,453,237	17,817,855	15,552,285
PROVISION FOR LOAN LOSSES	840,000	750,000	945,000
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	16,613,237	17,067,855	14,607,285
NONINTEREST INCOME
Service charges	2,215,641	1,401,724	1,643,433
Other fees	90,360	96,209	135,078
Gain on sale of investment securities	618,363	750,869	743,335
Gain on sale of loans	1,177,017	692,276	623,252
Loss on foreclosed assets	(41,909)	(46,833)	(1,617)
Other income	669,095	765,473	324,296
	4,728,567	3,659,718	3,467,777
NONINTEREST EXPENSE
Salaries and employee benefits	7,074,249	6,111,762	4,884,869
Occupancy	1,614,403	1,520,770	1,365,559
FDIC deposit insurance premiums	42,555	39,661	39,796
Data processing	391,679	280,189	440,411
Advertising	399,996	403,292	230,254
Other expense	2,319,269	1,821,020	1,708,612
	11,842,151	10,176,694	8,669,501
INCOME BEFORE INCOME TAXES	9,499,653	10,550,879	9,405,561
PROVISION FOR INCOME TAXES	3,399,771	4,041,795	3,506,591
NET INCOME	$6,099,882	6,509,084	5,898,970

BASIC EARNINGS PER SHARE	$2.25	2.34	2.12
DILUTED EARNINGS PER SHARE	$2.19	2.25	2.03

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,099,882	6,509,084	5,898,970
Items not requiring (providing) cash:
Deferred income taxes	(187,839)	(592,927)	(249,519)
Depreciation	902,322	814,150	759,931
Provision for loan losses	840,000	750,000	945,000
Gain on sale of loans and investment securities	(1,795,380)	(1,443,145)	(1,366,587)
(Gain) loss on sale of equipment and other assets	-	(89,911)	3,055
(Gain) loss on sale of foreclosed assets	(4,621)	46,833	(1,323)
Amortization of deferred income,
premiums and discounts	108,733	24,106	(48,305)
Stock award plans	286,346	388,884	33,213
Origination of loans held for sale	(71,861,627)	(51,685,484)	(45,528,012)
Proceeds from sale of loans held for sale	73,901,281	51,465,404	47,649,521
Release of ESOP shares	672,765	651,958	564,980
Changes in:
Accrued interest receivable	(413,139)	(821,182)	(519,112)
Prepaid expenses and other assets	114,073	400,043	(628,141)
Accrued expenses and other liabilities	235,832	1,060,085	200,417
Income taxes payable	836,168	(1,096,634)	102,119
Net cash provided by operating activities	9,734,796	6,381,264	7,816,207

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans	(39,788,084)	(45,195,742)	(45,967,115)
Principal payments on held-to-maturity securities	108,250	186,219	358,395
Principal payments on available-for-sale securities	376,625	175,145	-
Purchase of available-for-sale securities	(11,926,192)	(3,780,315)	(10,516,958)
Purchase of premises and equipment	(2,476,863)	(719,094)	(1,032,777)
Purchase of tax credit investments	-	(2,195,334)	-
Proceeds from sale of originated mortgage servicing rights	-	1,023,608	-
Proceeds from sale of premises and equipment	-	470	5,860
Proceeds from sales of available-for-sale securities	1,128,153	762,617	9,345,564
Proceeds from maturities of available-for-sale securities	2,580,000	1,750,000	9,000,000
(Purchase) redemption of FHLB stock	1,368,000	(403,900)	167,700
Proceeds from sale of foreclosed assets	1,453,674	395,327	352,341
Net cash used in investing activities	(47,176,437)	(48,000,999)	(38,286,990)

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005

CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised	1,118,762	1,147,042	1,031,400
Cash dividends paid	(1,879,256)	(1,850,300)	(1,794,557)
Net increase (decrease) in demand deposits,
NOW accounts and savings accounts	12,779,497	(1,259,419)	2,901,337
Net increase in certificates of deposit	53,182,151	33,430,104	20,769,872
Net increase in securities sold under agreements to repurchase	8,146,074	108,963	330,238
Proceeds from FHLB advances	1,855,538,600	1,901,242,000	1,322,664,000
Repayments of FHLB advances	(1,887,452,600)	(1,893,242,000)	(1,322,664,000)
Proceeds from issuance of notes payable	2,468,000	-	-
Repayments of notes payable	(1,749,810)	-	-
Proceeds from issuance of subordinated debentures	-	-	15,465,000
Advances from borrowers for taxes and insurance	(65,058)	10,549	(59,476)
Treasury stock purchased	(7,479,118)	(3,593,081)	(3,563,011)
Net cash provided by financing activities	34,607,242	35,993,858	35,080,803

INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS	(2,834,399)	(5,625,877)	4,610,020

CASH AND CASH EQUIVALENTS,
BEGINNING OF YEAR	14,880,601	20,506,478	15,896,458

CASH AND CASH EQUIVALENTS,
END OF YEAR	$12,046,202	14,880,601	20,506,478

Supplemental Cash Flows Information

Real estate acquired in settlement of loans	$2,003,838	588,022	299,643

Interest paid	$20,140,586	16,479,811	11,713,756

Income taxes paid	$2,563,603	4,041,795	3,506,591

Dividend declared and unpaid	$469,373	468,190	459,074

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2007, 2006 and 2005

	Common Stock	Additional Paid-In Capital	Unearned ESOP Shares	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2005	$649,386	52,384,842	(1,800,930)	(45,712,994)	32,437,131	2,815,828	40,773,263
Comprehensive income
Net income	-	-	-	-	5,898,970	-	5,898,970
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of ($495,626)	-	-	-	-	-	(843,903)	(843,903)
Total comprehensive income							5,055,067
Dividends ($0.65 per share)	-	-	-	-	(1,802,763)	-	(1,802,763)
Stock award plans	-	33,213	-	-	-	-	33,213
Stock options exercised	7,749	1,023,651	-	-	-	-	1,031,400
Release of ESOP shares	-	336,980	228,000	-	-	-	564,980
Treasury stock purchased	-	-	-	(3,563,011)	-	-	(3,563,011)
Balance, December 31, 2005	657,135	53,778,686	(1,572,930)	(49,276,005)	36,533,338	1,971,925	42,092,149
Comprehensive income
Net income	-	-	-	-	6,509,084	-	6,509,084
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of ($256,871)	-	-	-	-	-	(437,377)	(437,377)
Total comprehensive income							6,071,707
Dividends ($0.67 per share)	-	-	-	-	(1,859,416)	-	(1,859,416)
Stock award plans	-	388,884	-	-	-	-	388,884
Stock options exercised	8,218	1,138,824	-	-	-	-	1,147,042
Release of ESOP shares	-	423,958	228,000	-	-	-	651,958
Treasury stock purchased	-	-	-	(3,593,081)	-	-	(3,593,081)
Balance, December 31, 2006	$665,353	55,730,352	(1,344,930)	(52,869,086)	41,183,006	1,534,548	44,899,243
Comprehensive income
Net income	-	-	-	-	6,099,882	-	6,099,882
Change in unrealized appreciation
on available-for-sale securitites, net
of income taxes of ($605,380)	-	-	-	-	-	(1,030,781)	(1,030,781)
Total comprehensive income							5,069,101
Dividends ($0.70 per share)	-	-	-	-	(1,880,439)	-	(1,880,439)
Stock award plans	-	286,346	-	-	-	-	286,346
Stock options exercised	8,296	1,110,466	-	-	-	-	1,118,762
Release of ESOP shares	-	444,765	228,000	-	-	-	672,765
Treasury stock purchased	-	-	-	(7,479,118)	-	-	(7,479,118)
Balance, December 31, 2007	$673,649	57,571,929	(1,116,930)	(60,348,204)	45,402,449	503,767	42,686,660

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

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at the lower of cost or fair value, determined using an aggregate basis.  Write-downs to fair value are recognized as a charge to earnings at the time the decline in value occurs.  Forward commitments to sell mortgage loans are sometimes acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale.  Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors.  Gains and losses are determined by the difference between the selling price plus the value of retained servicing rights, if any, and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate.  Fees received from borrowers to guarantee the funding of mortgage loans held for sale and fees paid to investors to ensure the ultimate sale of such mortgage loans are recognized as income or expense when the loans are sold or when it becomes evident that the commitment will not be used.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below).  Management believes, as of December 31, 2007, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification from the Missouri Division of Finance and the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category.

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
As of December 31, 2007

Tier 1 (core) capital, and
ratio to adjusted total assets
Company	$56,244	10.8%	20,784	4.0%	n/a	n/a
Bank	$56,152	10.5%	21,432	4.0%	26,790	5.0%

Tier 1 (core) capital, and
ratio to risk-weighted assets
Company	$56,244	11.0%	20,459	4.0%	n/a	n/a
Bank	$56,152	11.0%	20,437	4.0%	30,656	6.0%

Total risk-based capital, and
ratio to risk-weighted assets
Company	$63,515	12.4%	40,918	8.0%	n/a	n/a
Bank	$62,511	12.2%	40,874	8.0%	51,093	10.0%

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006

Tier 1 (core) capital, and
ratio to adjusted total assets
Company	$57,820	11.8%	19,615	4.0%	n/a	n/a
Bank	$57,062	11.2%	20,336	4.0%	25,420	5.0%

Tier 1 (core) capital, and
ratio to risk-weighted assets
Company	$57,820	12.0%	19,231	4.0%	n/a	n/a
Bank	$57,062	11.9%	19,231	4.0%	28,846	6.0%

Total risk-based capital, and
ratio to risk-weighted assets
Company	$65,251	13.6%	38,461	8.0%	n/a	n/a
Bank	$63,948	13.3%	38,461	8.0%	48,077	10.0%

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The amount of dividends that the Bank may pay is subject to various regulatory limitations.  As of December 31, 2007, 2006, and 2005, the Bank exceeded its minimum capital requirements.  The Bank may not pay dividends which would reduce capital below the minimum requirements shown above.

Earnings Per Share

The computation for earnings per share for years ended December 31, 2007, 2006 and 2005 is as follows:

	Year Ended	Year Ended	Year Ended
	December 31, 2007	December 31, 2006	December 31, 2005

Net income	$6,099,882	6,509,084	5,898,970
Average common shares outstanding	2,713,384	2,786,823	2,780,249
Effect of stock options outstanding	77,998	109,200	126,885
Average diluted shares outstanding	2,791,382	2,896,023	2,907,134
Earnings per share - basic	$2.25	2.34	2.12
Earnings per share - diluted	$2.19	2.25	2.03

Options to purchase 69,500 and 21,500 shares of common stock were outstanding during the year ended December 31, 2007 and 2005, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.  All outstanding options to purchase common stock were included in the computation of diluted earnings per share for the year ended December 31, 2006.

Stock Option Plans

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment” (SFAS 123R). SFAS 123R requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, such as stock options and restricted stock, based on the fair value of those awards at the date of grant and eliminates the choice to account for employee stock options under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), which is how the Company previously accounted for its stock options. The Company adopted SFAS 123R effective January 1, 2006 using the modified prospective method and, as such, results for prior periods have not been restated.  Stock-based compensation expense is recognized for all stock options granted or modified after January 1, 2006.  In addition, unvested options existing at January 1, 2006, are recognized in expense over the remaining vesting period.  The fair value of all stock options has been estimated using the Black-Scholes option pricing model using various assumptions, some of which are highly subjective.

As a result of adopting SFAS 123R on January 1, 2006, incremental stock-based compensation expense recognized was $71,324 and $64,655 for the years ended December 31, 2007 and 2006, respectively.  As of December 31, 2007, there was $233,199 of unrecognized compensation expense related to nonvested stock options, which will be recognized over a weighted average period of 3.4 years.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Prior to January 1, 2006, no compensation expense was recognized for stock option grants, as all such grants had an exercise price equal to the fair market value on the date of grant. The following illustrates the effect on net income and earnings per share if the Company had applied the fair value method of SFAS No. 123, “Accounting for Stock-Based Compensation,” prior to January 1, 2006:

Year Ended
December 31, 2005

Net income, as reported	$5,898,970
Less: Total stock-based employee
compensation cost determined
under the fair value-based
method, net of income taxes	(51,516)

Pro forma net income	$5,847,454

Earnings per share:
Basic - as reported	$2.12
Basic - pro forma	$2.10
Diluted - as reported	$2.03
Diluted - pro forma	$2.01

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 2:                      SECURITIES

The amortized cost and approximate fair values of securities classified as available-for-sale securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2007
Equity Securities:
FHLMC stock	$26,057	880,205	-	906,262
Other	718,190	-	(59,390)	658,800
Debt Securities:
U. S. government agencies	1,800,034	4,049	-	1,804,083
Mortgage-backed securities	11,386,025	84,390	(109,622)	11,360,793
	$13,930,306	968,644	(169,012)	14,729,938

As of December 31, 2006
Equity Securities:
FHLMC stock	$35,847	2,449,293	-	2,485,140
Debt Securities:
U. S. government agencies	4,870,979	1,346	(12,074)	4,860,251
Mortgage-backed securities	563,704	-	(2,774)	560,930
	$5,470,530	2,450,639	(14,848)	7,906,321

Maturities of available-for-sale debt securities as of December 31, 2007:

	Amortized Cost	Approximate Fair Value
Within one year	$500,000	501,953
2-5 years	1,300,034	1,302,130
Mortgage-backed securities not due on a
single maturity date	11,386,025	11,360,793
	$13,186,059	13,164,876

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The amortized cost and approximate fair values of securities classified as held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2007
Debt Securities:
U. S. government agencies	$148,529	-	(2,000)	146,529
Mortgage-backed securities	506,246	32,397	-	538,643
	$654,775	32,397	(2,000)	685,172
As of December 31, 2006
Debt Securities:
U. S. government agencies	$158,661	-	(481)	158,180
Mortgage-backed securities	604,364	31,920	-	636,284
	$763,025	31,920	(481)	794,464

Maturities of held-to-maturity securities as of December 31, 2007:

	Amortized Cost	Approximate Fair Value
After ten years	$148,529	146,529
Mortgage-backed securities not due on a
single maturity date	506,246	538,643
	$654,775	685,172

The book value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $12,661,393, $1,803,181 and $381,115 as of December 31, 2007, 2006 and 2005, respectively.  The approximate fair value of pledged securities amounted to $12,659,842, $1,805,148 and $385,439 as of December 31, 2007, 2006 and 2005, respectively.

Gross gains of $618,363, $750,869 and $1,269,396 and gross losses of $0, $0 and $526,061 resulting from sale of available-for-sale securities were realized for the years ended December 31, 2007, 2006 and 2005, respectively.  The tax effect of these net gains was $228,794, $277,822 and $275,034 in 2007, 2006 and 2005, respectively.

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2007 and 2006, was $4,013,643 and $4,836,168, respectively, which is approximately 26% and 56% of the Company’s investment portfolio, respectively.  These declines primarily resulted from changes in market interest rates and failure of certain investments to meet projected earnings targets.

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

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006.

	December 31, 2007
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$658,800	(59,390)	-	-	658,800	(59,390)
U. S. Government Agencies	-	-	146,529	(2,000)	146,529	(2,000)
Mortgage-backed securities	3,208,314	(109,622)	-	-	3,208,314	(109,622)
	$3,867,114	(169,012)	146,529	(2,000)	4,013,643	(171,012)

	December 31, 2006
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U. S. Government Agencies	$2,869,948	(9,183)	1,405,290	(3,372)	4,275,238	(12,555)
Mortgage-backed securities	560,930	(2,774)	-	-	560,930	(2,774)
	$3,430,878	(11,957)	1,405,290	(3,372)	4,836,168	(15,329)

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 3:                      LOANS AND ALLOWANCE FOR LOAN LOSSES

Categories of loans at December 31, 2007 and 2006 include:

	2007	2006
Real estate - residential mortgage:
One to four family units	$83,018,129	86,645,458
Multi-family	41,947,555	50,366,197
Real estate - construction	89,724,220	83,966,976
Real estate - commercial	175,995,074	155,800,918
Commercial loans	104,025,575	82,675,514
Installment loans	25,576,502	23,708,300
Total loans	520,287,055	483,163,363
Less:
Allowance for loan losses	(5,962,923)	(5,783,477)
Deferred loan fees/costs, net	(224,097)	(115,364)
Net loans	$514,100,035	477,264,522

Impaired loans totaled $7,254,334 and $3,016,448 as of December 31, 2007 and 2006, respectively with a related allowance for loan losses of $415,000 and $298,311, respectively.  As of December 31, 2007 and 2006, respectively, impaired loans of $1,047,618 and $991,398 had no related allowance for loan losses.

Interest of $166,013, $275,143 and $615,928 was recognized on average impaired loans of $5,136,396, $3,250,403 and $4,805,205 for the years ended December 31, 2007, 2006 and 2005, respectively.  Interest of $165,148, $272,600 and $600,288, was recognized on impaired loans on a cash basis during the years ended December 31, 2007, 2006 and 2005, respectively.

At December 31, 2007 and 2006 there were $103,270 and $0 in accruing loans delinquent 90 days or more, respectively. Non-accruing loans at December 31, 2006 and 2005 were $7,254,334 and $2,748,000, respectively.

Activity in the allowance for loan losses was as follows:

	Years ended
	December 31,
	2007	2006	2005

Balance, beginning of year	$5,783,477	5,399,654	4,536,654
Provision charged to expense	840,000	750,000	945,000
Losses charged off, net of recoveries
of $70,990, $280,854 and $71,385 for the years ended
December 31, 2007, 2006 and 2005 respectively	(660,554)	(366,177)	(82,000)
Balance, end of year	$5,962,923	5,783,477	5,399,654

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The weighted average interest rate on loans as of December 31, 2007 and 2006 was 7.23% and 7.78%, respectively.

The Bank serviced mortgage loans for others amounting to $613,633 and $654,974 as of December 31, 2007 and 2006, respectively. The Bank serviced commercial loans for others amounting to $20,724,871 and $15,847,746 as of December 31, 2007 and 2006, respectively.

NOTE 4:                      PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, are as follows:

	December 31,	December 31,
	2007	2006
Land	$2,323,789	1,250,789
Buildings and improvements	8,461,883	7,387,668
Automobile	16,479	-
Furniture, fixtures and equipment	6,251,839	5,938,670
Leasehold improvements	271,799	271,799
	17,325,789	14,848,926
Less accumulated depreciation	(7,883,439)	(6,981,117)
Net premises and equipment	$9,442,350	7,867,809

Depreciation expense was $902,322, $814,150 and $759,931 for the years ended December 31, 2007, 2006, and 2005, respectively.

NOTE 5:                      OTHER COMPREHENSIVE LOSS

Other comprehensive loss components and related taxes were as follows:

	Year ended
	December 31,
	2007	2006	2005

Unrealized gains (losses) on
available-for-sale securities	$(1,017,798)	56,621	(596,194)
Less: Reclassification adjustment for
realized gains included in income	(618,363)	(750,869)	(743,335)
Other comprehensive loss before tax effect	(1,636,161)	(694,248)	(1,339,529)
Tax benefit	(605,380)	(256,871)	(495,626)
Other comprehensive loss	$(1,030,781)	(437,377)	(843,903)

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 6:                      DEPOSITS

	December 31, 2007			December 31, 2006
	Weighted Average Rate	Balance	Percentage of Deposits	Weighted Average Rate	Balance	Percentage of Deposits

Demand	0.00%	$28,520,385	6.8%	0.00%	26,893,997	7.6%
NOW	1.35%	36,511,976	8.7%	1.18%	35,468,920	10.1%
Money market	3.48%	64,319,237	15.4%	3.38%	52,313,962	13.7%
Savings	2.11%	12,421,113	3.0%	2.67%	14,316,335	4.1%
	2.11%	141,772,711	33.9%	1.99%	128,993,214	36.6%
Certificates:
0% - 3.99%	3.60%	5,523,980	1.3%	3.16%	29,366,266	8.3%
4.00% - 5.99%	5.12%	268,121,877	64.1%	5.12%	193,446,432	54.9%
6.00% - 7.99%	6.00%	2,772,716	0.7%	6.06%	423,724	0.1%
	5.10%	276,418,573	66.1%	4.86%	223,236,422	63.4%
Total Deposits	4.09%	$418,191,284	100.0%	3.81%	352,229,636	100.0%

The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $89,762,000 and $87,796,000, as of December 31, 2007 and 2006, respectively.

A summary of certificates of deposit by maturity as of December 31, 2007, is as follows:

2008	$201,179,713
2009	51,356,348
2010	9,486,684
2011	5,335,232
2012	6,046,258
Thereafter	3,014,338
$276,418,573

A summary of interest expense on deposits is as follows:

	Years ended
	December 31,
	2007	2006	2005

NOW and Money Market accounts	$2,940,311	1,709,996	1,299,800
Savings accounts	320,172	364,685	200,509
Certificate accounts	12,657,119	8,493,705	5,814,064
Early withdrawal penalties	(56,808)	(45,183)	(26,300)
	$15,860,794	10,523,203	7,288,073

The Bank utilizes brokered deposits as an additional funding source.  The aggregate amount of brokered deposits was approximately $4,382,000 and $29,146,000 as of December 31, 2007 and 2006, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 7:                      BORROWINGS

Federal Home Loan Bank Advances

Federal Home Loan Bank advances consist of the following:

	December 31, 2007		December 31, 2006
Maturity Date	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2007	$-	-	85,414,000	5.32%
2008	69,650,000	4.24%	13,650,000	5.30%
2009	386,000	7.21%	386,000	7.21%
2010	3,000,000	6.37%	3,000,000	6.37%
2011	-	-	-	-
2012	-	-	-	-
Thereafter	3,050,000	5.13%	5,550,000	5.39%
	$76,086,000	4.37%	108,000,000	5.35%

The FHLB requires the Bank to maintain collateral equal to outstanding balances of advances.  For collateral purposes, the FHLB values mortgage loans free of other pledges, liens and encumbrances at 80% of their fair value, and investment securities free of other pledges, liens and encumbrances at 95% of their fair value.

Securities Sold Under Agreements to Repurchase

The Company borrowed $9.8 million under a structured repurchase agreement in September 2007.  Interest is based on a variable rate of three month LIBOR minus 100 basis points until September 12, 2009 and converts into a variable rate of two times the three month LIBOR minus 4.72% thereafter until maturity in September 2014.  The counterparty, Barclay’s Capital, Inc., has the right to terminate the transaction after two years.  The Company has pledged certain investment securities with a fair value of $10.5 million as of December 31, 2007.

Notes payable

The Company has a $3.5 million revolving line of credit with a correspondent bank to be used for stock repurchases and investments.  The line of credit is unsecured, bears interest at one-month LIBOR plus 1.25%, payable quarterly, and matures on September 30, 2008.  The balance was $718,190 and $0 at December 31, 2007 and 2006, respectively.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 9:                      INCOME TAXES

As of December 31, 2007 and 2006, retained earnings included approximately $5,075,000 for which no deferred income tax liability has been recognized.  This amount represents an allocation of income to bad debt deductions for tax purposes only.  Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.  The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 as of December 31, 2007 and 2006.

The provision for income taxes consists of:

	Years Ended
	December 31,
	2007	2006	2005

Taxes currently payable	$3,587,610	4,634,722	3,756,110
Deferred income taxes	(187,839)	(592,927)	(249,519)
	$3,399,771	4,041,795	3,506,591

The tax effects of temporary differences related to deferred taxes shown on the December 31, 2007 and 2006 balance sheets are:

	December 31,	December 31,
	2007	2006
Deferred tax assets:
Allowances for loan and foreclosed asset losses	$2,206,281	2,139,886
Accrued compensated absences and bonuses	18,500	18,500
Interest on non-accrual loans	43,525	-
Deferred loan fees/costs	82,915	42,684
	2,351,221	2,201,070
Deferred tax liabilities:
FHLB stock dividends	(120,632)	(120,632)
Unrealized appreciation on available-for-sale securities	(295,863)	(901,243)
Accumulated depreciation	(93,383)	(142,323)
Other	(85,642)	(74,388)
	(595,520)	(1,238,586)
Net deferred tax asset	$1,755,701	962,484

    A reconciliation of income tax expense at the statutory rate to income tax expense at the Company’s effective rate is shown below:

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

	Years ended
	December 31,

	2007	2006	2005
Computed at statutory rate	34.0%	34.0%	34.0%
Increase (reduction) in taxes resulting from:
State financial institution tax	0.8%	2.7%	1.8%
ESOP	3.1%	2.6%	1.2%
Other	-2.1%	-1.0%	0.3%
Actual tax provision	35.8%	38.3%	37.3%

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$12,046,202	12,046,202	14,880,601	14,880,601
Available-for-sale securities	14,729,938	14,729,938	7,906,321	7,906,321
Held-to-maturity securities	654,775	685,172	763,025	794,464
Federal Home Loan Bank stock	4,014,700	4,014,700	5,382,700	5,382,700
Mortgage loans held for sale	2,141,998	2,141,998	3,004,635	3,004,635
Loans, net	514,100,035	514,637,570	477,264,522	474,906,965
Interest receivable	3,323,448	3,323,448	2,910,309	2,910,309
Financial liabilities:
Deposits	418,191,284	419,513,185	352,229,636	351,887,931
Federal Home Loan Bank advances	76,086,000	76,532,490	108,000,000	108,167,567
Securities sold under agreements
to repurchase	9,849,295	9,849,295	1,703,221	1,703,221
Subordinated debentures	15,465,000	15,465,000	15,465,000	15,465,000
Notes payable	718,190	718,190	-	-
Interest payable	1,793,663	1,793,663	1,414,946	1,414,946
Dividend payable	469,373	469,373	468,190	468,190
Unrecognized financial instruments
(net of contractual value):
Commitments to extend credit	-	-	-	-
Unused lines of credit	-	-	-	-

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

Securities Sold under Agreements to Repurchase and Notes Payable
For these variable rate instruments, the carrying amount is a reasonable estimate of fair value.

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

At the annual stockholders’ meeting on October 18, 1995, the Bank’s stockholders approved the Recognition and Retention Plan (the “RRP”).  Following approval of the Plan, the Bank contributed $464,643 to a separate trust to purchase the 75,106 shares of the Company’s common stock in the RRP.  As of December 31, 2007 all shares in this plan have vested.

At a special stockholders’ meeting on July 22, 1998, the Company’s stockholders approved the Restricted Stock Plan (the “RSP”).  Following approval of the Plan, the Company contributed $2,373,065 to a separate trust to purchase the 173,632 shares in the RSP.  As of December 31, 2007 all shares in this plan have vested.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

During the year ended June 30, 2000, the directors of the Company established the Stock Compensation Plan (the “2000 SCP”) with both a stock award component and a stock option component.  Under the stock award component of this plan, the Committee awarded 7,125 shares of the Company’s common stock.  Following approval of the Plan, the Company contributed $85,945 to a separate trust to purchase the 7,125 shares in the SCP.  As of December 31, 2007 all shares in this plan have vested.

During the year ended June 30, 2001, the directors of the Company established the Stock Compensation Plan (the “2001 SCP”) with both a stock award component and a stock option component.  Under the stock award component of this plan, the Committee awarded 10,239 shares of the Company’s common stock. The shares for this plan were taken from forfeited shares in the RSP.  As of December 31, 2007 all shares in this plan have vested.

The Bank recognized $0, $18,537 and $45,694 of expense under these stock award plans in the years ended December 31, 2007, 2006 and 2005, respectively.

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

 On May 19, 2004, the Company’s stockholders voted to approve a 2004 Stock Option Plan (“2004 SOP”).  The purpose of the plan is to attract and retain qualified personnel for positions of substantial responsibility.  The aggregate number of shares with respect to options issued under this plan shall not exceed 250,000 shares.  To date 84,500 stock options have been granted under this plan, with 5,000 stock options cancelled.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The table below summarizes transactions under the Company’s stock option plans:

	Number of shares
	Incentive Stock Option	Non-Incentive Stock Option	Weighted Average Exercise Price
Balance outstanding as of January 1, 2005	198,772	186,091	$14.27
Granted	42,500	-	25.11
Exercised	(66,487)	(11,000)	13.31
Forfeited	(10,000)	-	20.88
Balance outstanding as of December 31, 2005	164,785	175,091	15.65
Granted	20,000	-	28.06
Exercised	(24,294)	(57,885)	13.96
Forfeited	(5,000)	(2,000)	24.84
Balance outstanding as of December 31, 2006	155,491	115,206	17.30
Granted	19,500	25,000	29.48
Exercised	(56,958)	(26,000)	13.49
Forfeited	-	-	-
Balance outstanding as of December 31, 2007	118,033	114,206	20.48
Options exercisable as of December 31, 2007	60,036	67,206	16.14

As of December 31, 2007, total outstanding stock options of 232,239 had a remaining contractual life of 5.57 years.

The total intrinsic value of outstanding stock options was $1,914,130 and $3,087,638 at December 31, 2007 and 2006, respectively, and the total intrinsic value of outstanding exercisable stock options was $1,600,704 and $2,587,449 at December 31, 2007 and 2006, respectively.  The total intrinsic value of stock options exercised was $1,298,634 and $1,177,399 in 2007 and 2006, respectively.  The total fair value of share awards vested was $919,069 and $1,053,858 during 2007 and 2006, respectively.

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted-average assumptions:

	December 31, 2007	December 31, 2006	December 31, 2005
Dividends per share	$0.70	0.66	0.64
Risk-free interest rate	4.54%	4.52%	4.00%
Expected life of options	5 years	5 years	5 years
Weighted-average volatility	4.62%	9.16%	13.01%
Weighted-average fair value
of options granted during year	$2.95	3.41	3.30

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Employee Stock Ownership Plan
The Bank sponsors an internally-leveraged Employee Stock Ownership Plan (ESOP).  All employees are eligible to participate after they attain age twenty-one and complete twelve consecutive months of service during which they work at least 1,000 hours. The ESOP borrowed $3,444,540 from the Company and purchased 344,454 shares of the common stock of the Company. The ESOP debt is secured by shares of the Company.  The loan will be repaid from contributions to the ESOP as approved annually by the Bank’s Board of Directors.  As the debt is repaid, shares are released from collateral and allocated to employees’ accounts. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. When shares are committed for release, the shares become outstanding for earnings per share computations.  Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and may be paid directly to participants or credited to their account; dividends are not paid on unallocated ESOP shares.  Compensation expense is recognized ratably based on the average fair value of shares committed to be released.  Compensation expense attributed to the ESOP was $672,765, $651,958 and $564,980 for the years ended December 31, 2007, 2006 and 2005, respectively.

The following is a summary of ESOP shares as of December 31, 2007:

Beginning ESOP shares	344,454
Released shares	(207,353)
Shares committed for release	(23,214)
Unreleased shares	113,887

Fair value of unreleased shares	$3,270,835

NOTE 13:                      RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to executive officers and directors and their affiliates.  Annual activity consisted of the following:

	Year ended December 31,
	2007	2006

Balance, beginning of year	$3,508,387	3,270,812
New Loans	100,000	680,588
Repayments	(17,757)	(443,013)

Balance, end of year	$3,590,630	3,508,387

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

As of December 31, 2007 and 2006, the Bank had outstanding commitments to originate mortgage loans of approximately $3,490,000 and $3,991,000, respectively.  The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.  As of December 31, 2007 and 2006, commitments of $2,941,000 and $3,991,000, respectively, were at fixed rates and $549,000 and $0, respectively, were at floating market rates.

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

The Bank had total outstanding standby letters of credit amounting to $12,464,000 and $9,182,000 as of December 31, 2007 and 2006, respectively, with terms ranging from 30 days to 5 years.

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

As of December 31, 2007 and 2006, unused lines of credit to borrowers aggregated approximately $63,403,000 and $64,370,000 for commercial lines and $21,957,000 and $19,790,000 for open-end consumer lines.

NOTE 15:                      CONDENSED PARENT COMPANY STATEMENTS

The condensed balance sheets as of December 31, 2007 and 2006, and statements of income and cash flows for the years ended December 31, 2007, 2006 and 2005 for the parent company, Guaranty Federal Bancshares, Inc., are as follows:

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Balance Sheets

	2007	2006
Assets
Cash	$547,796	711,485
Available-for-sale securities	658,800	-
Due from subsidiary	28,126	28,895
Investment in subsidiary	56,693,200	58,597,264
Investment in Capital Trust I & II	468,420	468,420
Prepaid expenses and other assets	463,642	482,852
Refundable income taxes	681,266	820,225
Deferred income taxes	21,974	-
	$59,563,224	61,109,141
Liabilities
Notes payable	$718,190	-
Subordinated debentures	15,465,000	15,465,000
Accrued expenses and other liabilities	224,001	276,708
Dividend payable	469,373	468,190
Stockholders' equity
Common stock	673,649	665,353
Additional paid-in capital	57,571,929	55,730,352
Unearned ESOP shares	(1,116,930)	(1,344,930)
Retained earnings	45,402,449	41,183,006
Unrealized appreciation on
available-for-sale securities, net	503,767	1,534,548
Treasury stock	(60,348,204)	(52,869,086)
	$59,563,224	61,109,141

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Income Statements	Years ended December 31,
	2007	2006	2005

Income
Dividends from subsidiary bank	$8,487,268	4,639,062	3,540,000
Interest income:
Related party	135,015	150,308	127,786
Other	30,783	31,125	3
	8,653,066	4,820,495	3,667,789
Expense
Interest expense:
Other	13,037	963	-
Related party	1,023,783	1,027,526	47,683
Occupancy	2,400	2,400	2,400
Other	953,200	879,484	759,722
	1,992,420	1,910,373	809,805
Income before income taxes
and equity in undistributed
earnings of subsidiaries	6,660,646	2,910,122	2,857,984
Credit for income taxes	(349,935)	(427,642)	(117,312)
Income before equity in undistributed
earnings of subsidiaries	7,010,581	3,337,764	2,975,296
Equity in undistributed
earnings of subsidiaries	(910,699)	3,171,320	2,923,674
Net income	$6,099,882	6,509,084	5,898,970

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Statements of Cash Flows	Years ended December 31,
	2007	2006	2005

Cash Flows From Operating Activities

Net income	$6,099,882	6,509,084	5,898,970
Items not requiring (providing) cash:
Equity in undistributed earnings of subsidiaries	-	(3,171,320)	(2,923,674)
Release of ESOP shares	672,765	651,958	564,980
Stock award plan expense	71,325	83,192	23,161
Changes in:
Prepaid expenses and other assets	19,210	(8,810)	(36,407)
Income taxes payable/refundable	353,980	(307,380)	17,707
Accrued expenses	(52,707)	151,084	98,005
Net cash provided by operating activities	7,164,455	3,907,808	3,642,742

Cash Flows From Investing Activities
Capital contribution to subsidiary bank	-	-	(13,970,000)
Purchase of AFS securities	(718,190)	-	-
Purchase of investment in capital trusts	-	-	(465,000)
Distributions in excess of net income of subsidiary	910,699	-	-
Net (increase) decrease in advance to subsidiary	769	(28,895)	574,000
Net cash provided by (used in) investing activities	193,278	(28,895)	(13,861,000)

Cash Flows From Financing Activities
Stock options exercised	1,118,762	1,147,042	1,031,400
Cash dividends paid	(1,879,256)	(1,850,300)	(1,794,557)
Treasury stock purchased	(7,479,118)	(3,593,081)	(3,563,011)
Proceeds from issuance of notes payable	2,468,000	-	-
Repayment of notes payable	(1,749,810)	-	-
Proceeds from issuance of subordinated debentures	-	-	15,465,000
Net cash provided by (used in) financing activities	(7,521,422)	(4,296,339)	11,138,832

Increase (decrease) in cash	(163,689)	(417,426)	920,574

Cash, beginning of year	711,485	1,128,911	208,337

Cash, end of year	$547,796	711,485	1,128,911

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We have audited the accompanying consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Federal Bancshares, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/BKD, LLP

Springfield, Missouri
March 27, 2008

Guaranty Federal Bancshares, Inc. 2007 Annual Notes

Guaranty Federal Bancshares, Inc. 2007 Annual Report

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
Chief Operations Officer
AG Financial

Kurt D. Hellweg
President and CEO
International Dehydrated Foods, Inc. and
American Dehydrated Foods, Inc.

Gregory V. Ostergren
Chairman, President and CEO
American National Property and Casualty
Insurance Companies

Tim Rosenbury, AIA
Executive Vice President and Chairman
Butler, Rosenbury and Partners, Inc.

James L. Sivils, III, JD
Partner - Morelock Ross Companies