Form 10-K, Exhibit 13
period 2008-12-31
GUARANTY FEDERAL BANCSHARES INC
filed 2009-03-31
CIK 1046203

Exhibit 13

Guaranty Federal Bancshares, Inc.
 2008 Annual Report

Investor Information
Contents

 i          President’s Message

1           Investor Information

2          Common Stock Prices & Dividends

4          Selected Consolidated Financial and Other Data

6          Management’s Discussion and Analysis of Financial Condition and Results of Operations

21        Consolidated Financial Statements

51        Report of Independent Registered Public Accounting Firm

Directors and Officers

ANNUAL MEETING OF STOCKHOLDERS:
The Annual Meeting of Stockholders of the Company will be held Wednesday, May 27, 2009 at 6:00 p.m., local time, at the Guaranty Bank Operations Center, 1414 W. Elfindale, Springfield, Missouri.

ANNUAL REPORT ON FORM 10-K:
Copies of the Company’s Annual Report on Form 10-K, including the financial statements, filed with the Securities and Exchange Commission are available without charge upon written request to:
Lorene Thomas, Secretary
Guaranty Federal Bancshares, Inc.,
1341 W. Battlefield St., Springfield, MO 65807-4181

TRANSFER AGENT:
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016

STOCK TRADING INFORMATION:
Over-the Counter Symbol: GFED

SPECIAL LEGAL COUNSEL:
Husch Blackwell Sanders LLP
901 St. Louis St., Suite 1900
Springfield, MO 65806

Bank History Fact 1: 1913 - St. Louis Savings moves to Springfield, MO and changes its name to Guaranty Federal Savings and Loan Association.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
BKD, LLP
901 St. Louis St.
PO Box 1190
Springfield, MO 65801-1190

STOCKHOLDER AND FINANCIAL INFORMATION:
Carter Peters,
Executive Vice President, Chief Financial Officer
417-520-0235

Guaranty Federal Bancshares, Inc.
2008 Annual Report

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

The common stock of Guaranty Federal Bancshares, Inc. (the “Company”) is traded in the over-the-counter market and quoted on the NASDAQ National Market under the symbol “GFED”.  As of March 18, 2009, there were approximately 1402 stockholders.  At that date the Company had 6,779,800 shares of common stock issued and 2,617,140 shares of common stock outstanding.

During the year ended December 31, 2008, the Company paid dividends of (i) $0.18 per share on April 18, 2008, to stockholders of record as of April 7, 2008, (ii) $0.18 per share on July 18, 2008 to stockholders of record as of July 7, 2008.  The Company did not declare a cash dividend in the third and fourth quarters of the year.  During the year ended December 31, 2007, the Company paid dividends of (i) $0.17 per share on April 13, 2007, to stockholders of record as of April 3, 2007, (ii) $0.17 per share on July 13, 2007 to stockholders of record as of July 2, 2007, and (iii) $0.18 per share on October 15, 2007, to stockholders of record as of October 1, 2007, and also declared a cash dividend of $0.18 per share on December 21, 2007, which was paid on January 18, 2008, to stockholders of record on January 4, 2008. Any future dividends, if any, will be at the discretion of the Company’s Board of Directors and will depend on, among other things, the Company’s results of operations, cash requirements and surplus, financial condition and other factors that the Company’s Board of Directors may consider relevant.

The table below reflects the range of common stock high and low closing prices per the NASDAQ Stock Market by quarter for the years ended December 31, 2008 and 2007.

	Year ended		Year ended
	December 31, 2008		December 31, 2007
	High	Low	High	Low
Quarter ended:
March 31	$28.78	24.94	29.85	28.43
June 30	26.43	20.25	30.21	28.75
September 30	19.75	11.40	30.42	29.00
December 31	11.50	4.25	30.25	27.05

Guaranty Federal Bancshares, Inc.
2008 Annual Report

Bank History Fact 5: 2003 – The bank applies for State Charter and changes name to Guaranty Bank.
Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in The Nasdaq – Total U.S. Index and (b) the cumulative total stockholder return on stocks included in The Nasdaq Bank Index.  All three investment comparisons assume the investment of $100 as of the close of business on December 31, 2003 and the hypothetical value of that investment as of the Company’s fiscal years ended December 31, 2004, 2005, 2006, 2007, and 2008, assuming that all dividends were reinvested.  The graph reflects the historical performance of the Common Stock, and, as a result, may not be indicative of possible future performance of the Common Stock.  The data used to compile this graph was obtained from NASDAQ.

	Period Ending
Index	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
Guaranty Federal Bancshares, Inc.	100.00	129.07	153.76	161.97	165.84	31.38
NASDAQ – Total US	100.00	109.41	112.42	122.52	131.31	64.66
NASDAQ Bank Index	100.00	113.91	112.12	123.79	101.31	73.89

Guaranty Federal Bancshares, Inc.
Selected Consolidated Financial and Other Data

The following tables include certain information concerning the financial position and results of operations of Guaranty Federal Bancshares, Inc. (including consolidated data from operations of subsidiaries) as of the dates indicated.  Dollar amounts are expressed in thousands except per share data.

Summary Balance Sheet	As of December 31,
	2008	2007	2006	2005	2004
ASSETS
Cash and cash equivalents	$15,097	$12,046	$14,881	$20,506	$15,896
Investment securities	66,062	15,385	8,669	7,702	21,553
Loans receivable, net	558,327	516,242	480,269	435,528	392,333
Accrued interest receivable	2,632	3,323	2,910	2,089	1,570
Prepaids and other assets	16,573	8,612	10,075	7,696	1,977
Foreclosed assets	5,655	727	173	27	78
Premises and equipment	11,324	9,442	7,868	7,453	7,189
	$675,670	$565,778	$524,845	$481,001	$440,596
LIABILITIES
Deposits	$447,079	$418,191	$352,230	$320,059	$296,388
Federal Home Loan Bank advances	132,436	76,086	108,000	100,000	100,000
Securities sold under agreements to repurchase	39,750	9,849	1,703	1,594	1,264
Subordinated debentures	15,465	15,465	15,465	15,465	-
Other liabilities	3,627	3,500	2,548	1,791	2,171
	638,357	523,091	479,946	438,909	399,823

STOCKHOLDERS' EQUITY	37,313	42,687	44,899	42,092	40,773
	$675,670	$565,778	$524,845	$481,001	$440,596

Supplemental Data	As of December 31,
	2008	2007	2006	2005	2004
Number of full-service offices	10	8	8	7	9
Cash dividends per share	$0.36	$0.70	$0.67	$0.65	$0.63

Guaranty Federal Bancshares, Inc.
Selected Consolidated Financial and Other Data

Summary Statement of Income	Years ended December 31,
	2008	2007	2006	2005	2004

Interest income	$36,363	$37,972	$35,204	$27,413	$20,539
Interest expense	19,524	20,519	17,386	11,860	8,446
Net interest income	16,839	17,453	17,818	15,553	12,093
Provision for loan losses	14,744	840	750	945	864
Net interest income after provision for loan losses	2,095	16,613	17,068	14,608	11,229
Noninterest income	2,316	4,729	3,660	3,468	3,616
Noninterest expense	12,760	11,842	10,177	8,670	8,248
Income (loss) before income taxes	(8,349)	9,500	10,551	9,406	6,597
Provision (credit) for income taxes	(2,989)	3,400	4,042	3,507	2,313

Net income (loss)	$(5,360)	$6,100	$6,509	$5,899	$4,284

Basic	$(2.06)	$2.25	$2.34	$2.12	$1.53
Diluted	$(2.06)	$2.19	$2.25	$2.03	$1.47

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

The primary activity of the Company is to oversee its investment in the Bank.  The Company engages in few other activities, and the Company has no significant assets other than its investment in the Bank.  For this reason, unless otherwise specified, references to the Company include the operations of the Bank.  The Company’s principal business consists of attracting deposits from the general public and using such deposits to originate multi-family, construction and commercial real estate loans, mortgage loans secured by one- to four-family residences, and consumer and business loans.  The Company also uses these funds to purchase mortgage-backed securities, US government and agency obligations, and other permissible securities.  When cash outflows exceed inflows, the Company uses borrowings and brokered deposits as additional financing sources.

The Company derives revenues principally from interest earned on loans and investments and, to a lesser extent, from fees charged for services.  General economic conditions and policies of the financial institution regulatory agencies, including the Missouri Division of Finance and the Federal Deposit Insurance Corporation (“FDIC”) significantly influence the Company’s operations.  Interest rates on competing investments and general market interest rates influence the Company’s cost of funds.  Lending activities are affected by the interest rates at which such financing may be offered.  The Company intends to focus on commercial, one- to four-family residential and consumer lending throughout southwestern Missouri.

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

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

FINANCIAL CONDITION

From December 31, 2007 to December 31, 2008, the Company’s total assets increased $109,892,413 (19%) to $675,670,393, liabilities increased $115,266,171 (22%) to $638,357,491, and stockholders' equity decreased $5,373,758 (13%) to $37,312,902.  The ratio of stockholders’ equity to total assets decreased to 5.5% during this period, compared to 7.5% as of December 31, 2007.

From December 31, 2007 to December 31, 2008, securities available-for-sale increased $50,775,401 (345%).  The increase is primarily due to purchases of $55,463,436, offset by maturities and principal repayments of $4,572,188.  Approximately $35 million of the purchases were due to a structured leveraged transaction completed early in fiscal 2008.  The Company currently owns 26,600 shares of the Federal Home Loan Mortgage Corporation (“FHLMC”) stock with an amortized cost of $26,057 in the securities available-for-sale category.  As of December 31, 2008, the gross unrealized loss on the stock is $6,639, a decrease of $886,844 from the gross unrealized gain of $880,205 at December 31, 2007.  This decrease is due to a significant financial downturn in FHLMC resulting in a sharp decline in its stock price.

From December 31, 2007 to December 31, 2008, securities held-to-maturity decreased $98,310 (15%) to $556,465 due to repayments received during the year. Stock of the Federal Home Loan Bank of Des Moines (“FHLB”) was increased by $2,715,400 (68%) to $6,730,100 due to stock necessary to meet FHLB borrowing requirements.  The Bank is required to own stock in the FHLB equal to 0.12% of assets plus 4.45% of advances.

From December 31, 2007 to December 31, 2008, net loans receivable increased by $42,293,208 (8%) to $556,393,243.  During this period, permanent loans secured by both owner and non-owner occupied one to four unit residential real estate increased $24,735,637 (30%), multi-family permanent loans decreased $10,190,403 (24%), construction loans decreased $4,651,643 (5%), permanent loans secured by commercial real estate increased $28,223,452 (16%), commercial loans increased $14,442,453 (14%), and installment loans increased $447,781 (2%).  During this period the Company continued to increase its emphasis on commercial lending, while selling the majority of conforming single family loan production on the secondary market.  Loans sold on the secondary market are sold servicing released, whereby the third party who purchases the loan provides the servicing.

From December 31, 2007 to December 31, 2008, loans past due 90 days or more increased $812,111 to $7,027,644 (1.26% of net loans) primarily due to the decline in the economy.  As of December 31, 2008, management identified loans totaling $39,888,665 as impaired with a related allowance for loan losses of $9,135,248.    Impaired loans increased by $32,634,331 during 2008, compared to the balance of $7,254,334 at December 31, 2007.  The Bank recognizes interest income on non-accrual loans as payments are received.

From December 31, 2007 to December 31, 2008, the allowance for loan losses increased $10,765,569 to $16,728,492.  In addition to the provision for loan loss of $14,744,079 recorded by the Company during the year ended December 31, 2008, loan charge-offs exceeded recoveries by $3,978,510 for the twelve months ended December 31, 2008. The allowance for loan losses as of December 31, 2008 and December 31, 2007 was 2.92% and 1.15% of gross loans outstanding (excluding mortgage loans held for sale), respectively.  As of December 31, 2008, the allowance for loan losses was 42% of impaired loans versus 82% as of December 31, 2007.   Management believes the allowance for loan losses is at a level to be sufficient in providing for potential loan losses in the Bank’s existing loan portfolio.

As of December 31, 2008, foreclosed assets held for sale consisted primarily of real estate related to single family residences and lots totaling $1.6 million and one commercial development in Northwest Arkansas that totals $4.0 million.

From December 31, 2007 to December 31, 2008, premises and equipment increased $1,881,113 (20%) to $11,323,463 due primarily to building construction and purchases for two new branches opened in 2008 and the site of a future operations center to be opened in 2009.

From December 31, 2007 to December 31, 2008, deposits increased $28,888,185 (7%) to $447,079,469.  During this period, transaction accounts decreased by $3,267,786 (2%) to 31% of total deposits and certificates of deposit increased by $32,155,971 (12%) to $308,574,547.  Included in the certificates of deposit total is $39,869,000 in deposits placed by brokers, an increase of $24,995,000 from December 31, 2007.

From December 31, 2007 to December 31, 2008, the Company’s borrowings from the Federal Home Loan Bank (“FHLB”) increased $56,350,000 to $132,436,000, primarily to fund asset growth during the period.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

Securities sold under agreements to repurchase increased $29,900,705 (304%) from $9,849,295 as of December 31, 2007, to $39,750,000 as of December 31, 2008, due to the structured leveraged transaction completed during the period.

Stockholders’ equity (including unrealized appreciation on securities available-for-sale, net of tax) decreased $5,373,758 (13%) to $37,312,902 as of December 31, 2008.  The Company incurred a net loss for the year ended December 31, 2008 of $5,359,711.  The Company repurchased 60,401 shares as treasury stock at a cost of $1,465,150, at an average price of $24.26 per share.  An increase in unrealized appreciation on securities available-for-sale and interest rate swaps, net of tax, increased stockholders’ equity by $1,184,091.  Stockholders’ equity also increased as a result of exercises of stock options to purchase the Company’s Common Stock and the release of shares of the Company’s Common Stock held by the Bank sponsored Employee Stock Ownership Plan.  On a per share basis, stockholders’ equity decreased $2.09 from $16.37 as of December 31, 2007 to $14.28 as of December 31, 2008.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

The following table shows the balances as of December 31, 2008 of various categories of interest-earning assets and interest-bearing liabilities and the corresponding yields and costs, and, for the periods indicated: (1) the average balances of various categories of interest-earning assets and interest-bearing liabilities, (2) the total interest earned or paid thereon, and (3) the resulting weighted average yields and costs.  In addition, the table shows the Company’s rate spreads and net yields.  Average balances are based on daily balances.  Tax-free income is not material; accordingly, interest income and related average yields have not been calculated on a tax equivalent basis.  Average loan balances include non-accrual loans.  Dollar amounts are expressed in thousands.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

	As of		Year Ended			Year Ended			Year Ended
	December 31, 2008		December 31, 2008			December 31, 2007			December 31, 2006

	Balance	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$572,055	5.41%	$555,828	$33,019	5.94%	$482,806	$37,114	7.69%	$452,348	$34,500	7.63%
Investment securities	66,061	5.20%	58,727	3,125	5.32%	10,688	537	5.02%	7,261	451	6.21%
Other assets	18,000	1.19%	7,869	219	2.78%	7,372	321	4.35%	9,843	253	2.57%
Total interest-earning	656,116	5.27%	622,424	36,363	5.84%	500,866	37,972	7.58%	469,452	35,204	7.50%
Noninterest-earning	19,554		24,092			18,730			20,914
	$675,670		$646,516			$519,596			$490,366

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing:
Savings accounts	$12,253	0.94%	$12,980	$143	1.10%	$13,474	$320	2.37%	$14,830	$365	2.46%
Transaction accounts	95,032	1.52%	102,341	1,806	1.76%	100,689	2,940	2.92%	78,238	1,710	2.19%
Certificates of deposit	308,575	3.88%	285,845	12,270	4.29%	246,785	12,600	5.11%	195,772	8,448	4.32%
FHLB advances	132,436	2.49%	119,957	3,238	2.70%	65,575	3,470	5.29%	110,810	5,722	5.16%
Subordinated debentures	15,465	6.62%	15,465	1,024	6.62%	15,465	1,024	6.62%	15,465	1,028	6.65%
Other borrowed funds	41,185	2.39%	38,604	1,043	2.70%	3,691	165	4.47%	3,947	113	2.86%
Total interest-bearing	604,946	3.11%	575,192	19,524	3.39%	445,679	20,519	4.60%	419,062	17,386	4.15%
Noninterest-bearing	33,411		30,516			28,401			26,898
Total liabilities	638,357		605,708			474,080			445,960
Stockholders' equity	37,313		40,808			45,516			44,406
	$675,670		$646,516			$519,596			$490,366
Net earning balance	$51,170		$47,232			$55,187			$50,390
Earning yield less costing rate		2.16%			2.45%			2.98%			3.35%
Net interest income, and net yield spread on interest-earning assets				$16,839	2.71%		$17,453	3.48%		$17,818	3.80%
Ratio of interest-earning assets to interest-bearing liabilities	108%		108%			112%			112%

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

	Year ended				Year ended
	December 31, 2008 versus December 31, 2007				December 31, 2007 versus December 31, 2006
	Average Balance	Interest Rate	Rate & Balance	Total	Average Balance	Interest Rate	Rate & Balance	Total
Interest income:
Loans	$5,613	$(8,433)	$(1,275)	$(4,095)	$2,323	$273	$18	$2,614
Investment securities	2,414	32	142	2,588	213	(86)	(41)	86
Other assets	22	(116)	(8)	(102)	(64)	177	(44)	69
Net change in interest income	8,049	(8,517)	(1,141)	(1,609)	2,472	364	(67)	2,769

Interest expense:
Savings accounts	(12)	(171)	6	(177)	(33)	(13)	1	(45)
Transaction accounts	48	(1,163)	(19)	(1,134)	491	574	165	1,230
Certificates of deposit	1,994	(2,006)	(318)	(330)	2,201	1,548	403	4,152
FHLB advances	2,878	(1,700)	(1,410)	(232)	(2,336)	142	(58)	(2,252)
Subordinated debentures	-	-	-	-	-	(4)	-	(4)
Other borrowed funds	1,561	(65)	(618)	878	(7)	62	(4)	51
Net change in interest expense	6,469	(5,105)	(2,359)	(995)	316	2,309	507	3,132
Change in net interest income	$1,580	$(3,412)	$1,218	$(614)	$2,156	$(1,945)	$(574)	$(363)

RESULTS OF OPERATIONS - COMPARISON OF YEAR ENDED DECEMBER 31, 2008 AND DECEMBER 31, 2007

	Average for the Year Shown
	Prime	Ten-Year Treasury	One-Year Treasury
December 31, 2008	5.09%	3.66%	1.83%
December 31, 2007	8.05%	4.63%	4.53%
Change in rates	-2.96%	-0.97%	-2.70%

Interest Rates.  The Bank charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates.  The above table sets forth the weekly average interest rates for the 52 weeks ending December 31, 2008 and December 31, 2007 as reported by the Federal Reserve. The Bank typically indexes its adjustable rate commercial loans to prime and its adjustable rate mortgage loans to the one-year treasury rate.  The ten-year treasury rate is a proxy for 30-year fixed rate home mortgage loans.

Rates were steady for the first eight months of 2007, but due to several economic factors, the Federal Reserve Open Market Committee (“FOMC”) began decreasing the discount rate at its September 2007 meeting and continued for each meeting thereafter in 2007.  The FOMC continued its aggressive easing of rates in the first quarter of 2008 and then again in the fourth quarter.  As of year-end 2008 the prime rate was 3.25%.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

Interest Income.  Total interest income decreased $1,609,148 (4%).  The average balance of interest-earning assets increased $121,558,000 (24%) while the yield on average interest earning assets decreased 174 basis points to 5.84%.

Interest on loans decreased $4,094,632 (11%) and the average loan receivable balance increased $73,022,000 (15%) while the average yield decreased 175 basis points to 5.94%.

Interest Expense.  Total interest expense decreased $995,079 (5%) as the average balance of interest-bearing liabilities increased $129,513,000 (29%) while the average cost of interest-bearing liabilities decreased 121 basis points to 3.39%.

Interest expense on deposits decreased $1,641,062 (10%) as the average balance of interest bearing deposits increased $40,218,000 (11%) and the average interest rate paid to depositors decreased 88 basis points to 3.52%.

The average balance of advances increased $54,382,000 (83%) and the average cost of those advances decreased 259 basis points to 2.70%.  As a result, interest expense on these advances decreased $232,062 (7%).  As of December 31, 2008 FHLB advances were 20% of total assets, compared to 13% of total assets as of December 31, 2007.

Net Interest Income.  The Company’s net interest income decreased $614,069 (4%).  During the year ended December 31, 2008, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $47,232,000, resulting in a decrease in the average net earning balance of $7,955,000 (14%).    In addition, the Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities decreased by 53 basis points from 2.98% to 2.45%.

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

During the year ended December 31, 2008, the Company experienced loan charge-offs, in excess of recoveries, of $3,978,510 and, based on a review as discussed above, elected to record a provision for loan loss of $14,744,079 to increase the allowance for loan losses to $16,728,492 as of December 31, 2008.  The provision for loan losses recorded by the Company during year ended December 31, 2007 was $840,000.  The increase in the provision for loan losses was due primarily to the significant increase in impaired and nonperforming loans during 2008.  Management of the Company anticipates the need to continue increasing the loan loss allowance in the future through charges to provision for loan losses based on potential increases in problem credits, any growth in its loan portfolio or other circumstances.

Non-Interest Income.  Non-interest income decreased $2,412,416 (51%).  The gain on sale of loans of $875,010 for 2008, compared to $1,177,017 for 2007, was the result of mortgage banking activities related to the sale of single-family conforming residential loans in the secondary market.  The Bank attempts to minimize its risk of price changes by committing to sell loans while the loans are in the origination process.  The loss on investments for the year ended December 31, 2008 was $563,615, compared to a gain of $618,363 for the year ended December 31, 2007.  The losses in fiscal 2008 were attributable to other-than-temporary impairment charges on its equity securities associated with companies operating in the financial sector.  The gains recognized in 2007 were solely due to the sale of shares in FHLMC stock.  The Company suspended its sale of its shares in FHLMC stock in the fourth quarter of 2007 due to its significant financial downturn and a sharp decline in the FHLMC stock price. Deposit service charges decreased $187,950 (8%) due primarily to declines in overdraft charges.  Loss on foreclosed assets increased $741,922 (1,770%) primarily due to the difficult market conditions causing sharp declines in real estate values on foreclosed properties held or sold by the Company.

Non-Interest Expense.  Non-interest expense increased $917,659 (8%).  This increase was primarily due to increases in salaries and employee benefits of $443,036 (6%) and FDIC deposit insurance premiums of $342,441 (805%).

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

The increase in compensation was due to additions in several staff positions in the areas of commercial lending, corporate services, human resources and internal audit with the majority of these new hires beginning in fiscal 2008 or late in fiscal 2007.  The staff increased from 150 full-time equivalent employees as of December 31, 2007 to 163 full-time equivalent employees as of December 31, 2008.

Increases in FDIC premiums were due to insurance assessments that began in 2007.  Because of credits available to the Company for 2007, these increased costs were not owed by the Company until the first quarter of 2008.

Income Taxes.  The credit for income taxes is a direct result of the decrease in the Company’s taxable income for the year ended December 31, 2008 as compared to the year ended December 31, 2007.

Cash Dividends Paid.  The Company paid dividends of $0.18 per share on April 18, 2008, to stockholders of record as of April 7, 2008, and $0.18 per share on July 18, 2008 to stockholders of record as of July 7, 2008.

RESULTS OF OPERATIONS - COMPARISON OF YEAR ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006

	Average for the Year Shown
	Prime	Ten-Year Treasury	One-Year Treasury
December 31, 2007	8.05%	4.63%	4.53%
December 31, 2006	7.96%	4.80%	4.94%
Change in rates	0.09%	-0.17%	-0.41%

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

Rates trended upward during 2006 as the FOMC continued its increase in the discount rates by 100 basis points from January through June.  As of year-end 2006 the prime rate was 8.25%.  Rates were steady for the first eight months of 2007, but due to several economic factors, the FOMC began decreasing the discount rate at its September 2007 meeting and continued for each meeting thereafter.  As of year-end 2007 the prime rate was 7.25%.

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

Cash Dividends Paid.  The Company paid dividends of $0.17 per share on April 13, 2007, to stockholders of record as of April 3, 2007, and $0.17 per share on July 13, 2007 to stockholders of record as of July 2, 2007, and $0.18 per share on October 15, 2007, to stockholders of record as of October 1, 2007.  The Company declared a cash dividend of $0.18 per share on December 21, 2007, which was paid on January 18, 2008, to stockholders of record on January 4, 2008.

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

The Bank has continued to emphasize the origination of short-term commercial real estate, construction, commercial business, home equity, consumer and adjustable-rate, one- to four-family residential loans while originating fixed-rate, one- to four-family residential loans primarily for immediate resale in the secondary market.

The Bank is also managing interest rate risk by the origination of construction loans.  As of December 31, 2008, such loans constitute 15% of the Bank’s loan portfolio.  In general, these loans have higher yields, shorter maturities, and greater interest rate sensitivity than other real estate loans.

The Bank constantly monitors its deposits in an effort to decrease their interest rate sensitivity.  Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank’s asset/liability management objectives and spread requirements.  As of December 31, 2008 and 2007, the Bank’s savings accounts, checking accounts, and money market deposit accounts totaled $138,504,922 or 31% of its total deposits and $141,772,711 or 34% of total deposits, respectively.  The weighted average rate paid on these accounts decreased 98 basis points from 2.11% on December 31, 2007 to 1.13% on December 31, 2008 due to the overall decline in market interest rates.  The Bank believes, based on historical experience, that a substantial portion of such accounts represents non-interest rate sensitive core deposits.

INTEREST RATE SENSITIVITY ANALYSIS

The following table sets forth as of December 31, 2008, management’s estimates of the projected changes in net portfolio value (“NPV”) in the event of 100 and 200 basis point (“bp”) instantaneous and permanent increases and decreases in market interest rates.  Dollar amounts are expressed in thousands.

BP Change	Estimated Net Portfolio Value			NPV as % of PV of Assets
in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
+200	50,312	2,707	6%	7.37%	0.50%
+100	49,229	1,624	3%	7.16%	0.28%
NC	47,605	-	0%	6.88%	0.00%
-100	47,348	(257)	-1%	6.79%	-0.09%
-200	46,926	(679)	-1%	6.70%	-0.18%

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

LIQUIDITY AND CAPITAL RESOURCES

Liquidity refers to the ability to manage future cash flows to meet the needs of depositors and borrowers and fund operations.  Maintaining appropriate levels of liquidity allows the Company to have sufficient funds available for customer demand for loans, withdrawal of deposit balances and maturities of deposits and other liabilities.  The Company’s primary sources of liquidity include cash and cash equivalents, customer deposits and FHLB borrowings.  The Company also has established borrowing lines available from the Federal Reserve Bank which is considered a secondary source of funds.

The Company’s most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less.  The levels of such assets are dependent on the Bank’s operating, financing, and investment activities at any given time.  The Company’s cash and cash equivalents totaled $15,097,015 as of December 31, 2008 and $12,046,202 as of December 31, 2007, representing an increase of $3,050,813.  The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows, which are subject to, and influenced by, many factors.

In addition to the capital necessary to meet the Company’s conditional commitments discussed under the caption “Off-Balance Sheet Arrangements” below, the Bank also has $226,400,597 in certificates of deposit that are scheduled to mature in one year or less.  Management anticipates that the majority of these certificates will renew in the normal course of operations. Based on existing collateral as well as the FHLB’s limitation of advances to 35% of assets, the Bank has the ability to borrow an additional $37,372,000 from the FHLB, as of December 31, 2008.  Based on existing collateral, the Bank has the ability to borrow $30,634,000 from the Federal Reserve Bank as of December 31, 2008.  The Bank plans to maintain its FHLB and Federal Reserve Bank borrowings to a level that will provide a borrowing capacity sufficient to provide for contingencies.

The Company’s Tier 1 capital position of $50,619,000 is 7.5% of average assets as of December 31, 2008.  The Company has an excess of $23,656,000, $27,922,000, and $12,444,000 of required regulatory levels of tangible, core, and risk-based capital, respectively.  In addition, under current regulatory guidelines, the Bank is classified as well capitalized.  See also additional information provided under the caption “Regulatory Matters” in Note 1 of the Notes to Consolidated Financial Statements.

During the year ended December 31, 2008, the Company purchased 60,401 shares of common stock at an average price of $24.26 to place in the treasury account.  During the year ended December 31, 2007, the Company purchased 252,799 shares of common stock at an average price of $29.59 to place in the treasury account.  The Company intends to monitor the common stock price and, with regulatory approval, may from time to time initiate further stock repurchases in order to improve the Company’s long-term earnings per share while at the same time maintaining an adequate level of stockholders’ equity.  The Company has a repurchase plan which was announced on August 20, 2007, and as of December 31, 2008, a total of 200,277 shares of the Company’s common stock may be purchased under this plan.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

In order to address the weakened economy, and specifically the banking sector, and also to help consumers maintain confidence in the banking system, the Emergency Economic Stabilization Act of 2008 (“EESA”) was signed into law on October 3, 2008.

The first initiative under EESA was to temporarily raise the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor.  The legislation provides that the basic deposit insurance limit will return to $100,000 after December 31, 2009.

Secondly, the Troubled Asset Relief Program (“TARP”) was enacted under EESA.  As part of TARP, the United States Department of the Treasury (the "Treasury") established the Capital Purchase Program (“CPP”) to provide up to $250 billion of funding to eligible financial institutions through the purchase of debt or equity securities from participating institutions.

On January 30, 2009, as part of the CPP, the Company entered into a Securities Purchase Agreement - Standard Terms (the "SPA") with the Treasury pursuant to which the Company sold to the Treasury 17,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (the "Series A Preferred Stock") and issued a ten year warrant (the "Warrant") to purchase 459,459 shares of the Company's common stock (the "Common Stock") for $5.55 per share (the "Warrant Shares") for a total purchase price of $17.0 million (the "Transaction").   The Company concluded that the additional capital would increase its ability to provide appropriate lending to consumers and businesses and would enhance the Company’s financial flexibility.

The Series A Preferred Stock will qualify as Tier 1 capital and will be entitled to cumulative preferred dividends at a rate of 5% per year for the first five years, payable quarterly, and 9% thereafter. The Series A Preferred Stock has a liquidation preference of $1,000 per share, plus accrued and unpaid dividends.  The failure by the Company to pay a total of six quarterly dividends, whether or not consecutive, gives the holders of the Series A Preferred Stock the right to elect two directors to the Company's Board of Directors.

During the first three years after the Transaction, the Company may not redeem the Series A Preferred Stock except in conjunction with a "qualified equity offering" meeting certain requirements. After three years, the Company may redeem the Series A Preferred Stock for $1,000 per share, plus accrued and unpaid dividends, in whole or in part, subject to regulatory approval.

The Warrant is exercisable immediately upon issuance and expires in ten years. The Warrant has anti-dilution protections and certain other protections for the holder, as well as potential registration rights upon written request from the Treasury.  The Treasury has agreed not to exercise voting rights with respect to the Warrant Shares that it may acquire upon exercise of the Warrant. The number of Warrant Shares may be reduced by up to one-half if the Company completes an equity offering satisfying certain requirements by December 31, 2009. If the Series A Preferred Stock is redeemed in whole, the Company has the right to purchase any shares of the Common Stock held by the Treasury at their fair market value at that time.

The holder has certain registration rights to facilitate a sale of the Series A Preferred Stock upon written request to the Company.  Neither the Series A Preferred Stock, the Warrant nor the Warrant Shares will be subject to any contractual restrictions on transfer, except that Treasury may only transfer or exercise an aggregate of one-half of the Warrant Shares prior to the earlier of the redemption of 100% of the shares of Series A Preferred Stock and December 31, 2009.

In conformity with requirements of the SPA and Section 111(b) of EESA, the Company and its subsidiary, Guaranty Bank, and each of its senior executive officers agreed to limit certain compensation, bonus, incentive and other benefits plans, arrangements, and policies with respect to the senior executive officers during the period that the Treasury owns any equity securities acquired in connection with the Transaction.  These limitations generally apply to the Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers. The applicable senior executive officers have entered into letter agreements with the Company consenting to the foregoing and have executed a waiver voluntarily waiving any claim against the Treasury or the Company for any changes to such senior executive officer's compensation or benefits that are required to comply with Section 111(b) of EESA.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

The bank regulatory agencies, the Treasury and the Office of Special Inspector General, also created by EESA, have issued guidance and requests to the financial institutions that participated in the TARP CPP to document their plans and use of TARP CPP funds and their plans for addressing the executive compensation requirements associated with the TARP CPP. The Company has received and has responded to that request.

The Company's anticipated use of TARP funds is to protect against additional credit loss exposure if the economic conditions continue to worsen, to reduce concentration exposure to commercial real estate, to allow for loans to be made prudently and responsibly to creditworthy borrowers and to maintain a strong capital position to bolster the Bank’s ability withstand uncertain market conditions.

Since receipt of the funds on January 30, 2009, the Company's actual utilization of the funds has been the following:

•	The Company utilized $1.4 million to pay off existing debt with a correspondent bank and injected $12 million of capital funds into the Bank.

•	During February 2009, the Bank closed 61 mortgage loans totaling $7,970,178. The Bank continues to meet the credits needs of the community.

•
During February 2009, the Bank provided 117 new commercial and business loans totaling $16,468,415.  In addition, due to the increased capital we were able to continue to provide credit to the business community by renewing 28 loans totaling $15,745,241.  We remain dedicated to working with existing borrowers through these difficult economic times.

•
The Bank continues to provide support to existing customers with projects to support community development and employment. The increase in capital provides additional support for our current unfunded commitments totaling $83.8 million.

•	The Bank has reduced its exposure to commercial real estate concentration from 518 percent of risk- based capital to 428 percent.

•	Management has committed to purchase $3 million in low income housing investments throughout southwestern Missouri.

•
Improvement of the Bank’s reliance on non-core funding sources as evidenced by the Net Non Core Funding Dependence Ratio that declined from 39.9% at December 31, 2008 to 28.3% as of February 28, 2009 with the TARP capital injection and core deposit initiatives.

The Company's anticipated use of unspent TARP funds is for the continued support of estimated losses that arise in the loan portfolio as borrowers continue to suffer through economic vagaries, to assist in reducing the Bank's exposure to commercial real estate related credits, to meet credit needs of credit worthy borrowers in the community and support local projects with existing customers, to assist the Bank in working with existing borrowers to avoid preventable foreclosures and mitigate other potential mortgage-related losses and to remain less reliant on non-core funding sources to support the Bank's long term assets.

On October 14, 2008, the Temporary Liquidity Guarantee Program was enacted by the FDIC.  The program provides for the guarantee of newly-issued senior unsecured debt of financial institutions and bank holding companies and provides full deposit insurance coverage for all non-interest bearing deposit accounts.  The additional insurance coverage is assessed a cost of 10 basis points on each dollar of non-interest bearing account for those banks choosing to participate.  The Company has chosen to participate in this program.

OFF-BALANCE SHEET ARRANGEMENTS

Various commitments and contingent liabilities arise in the normal course of business, which are not required to be recorded on the balance sheet.  The most significant of these are loan commitments, lines of credit and standby letters of credit.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  As of December 31, 2008 and 2007, the Bank had outstanding commitments to originate loans of approximately $5,001,000 and $3,490,000, respectively.  Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  As of December 31, 2008 and 2007, unused lines of credit to borrowers aggregated approximately $49,253,000 and $63,403,000 for commercial lines and $20,829,000 and $21,957,000 for open-end consumer lines.  Since a portion of the loan commitment and line of credit may expire without being drawn upon, the total unused commitments and lines do not necessarily represent future cash requirements.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.  The Bank had total outstanding standby letters of credit amounting to $15,059,000 and $12,464,000 as of December 31, 2008 and 2007, respectively.  The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.

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

AGGREGATE CONTRACTUAL OBLIGATIONS

The following table summarizes the Company’s fixed and determinable contractual obligations by payment date as of December 31, 2008.  Dollar amounts are expressed in thousands.

Payments Due By Period

		One Year	One to	Three to	More than
Contractual Obligations	Total	or less	Three Years	Five Years	Five Years

Deposits without stated maturity	$138,505	138,505	-	-	-
Time and brokered certificates of deposit	308,574	226,401	68,291	12,668	1,214
Other borrowings	41,185	1,435	-	-	39,750
Federal Home Loan Bank advances	132,436	21,386	43,000	15,700	52,350
Subordinated debentures	15,465	-	-	-	15,465
Operating leases	451	102	144	89	117
Purchase obligations	681	681	-	-	-
Other long term obligations	144,905	144,905	-	-	-
Total	$782,202	533,414	111,435	28,457	108,896

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

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, and does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in generally accepted accounting principles. SFAS No. 157 emphasizes that fair value is a market-based measurement based on an exchange transaction between market participants in which an entity sells an asset or transfers a liability. SFAS No. 157 also establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity's own fair value assumptions as the lowest level. The provisions of SFAS No. 157 were effective as of January 1, 2008.  The adoption of the standard did not have a material impact on the consolidated financial statements.  In February 2008, Financial Accounting Standards Board Staff Position No. 157-2, Effective Date of FASB Statement No. 157 was issued that delayed the application of SFAS No. 157 for non-financial assets and non-financial liabilities, until January 1, 2009.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.  This statement permits companies to choose to measure financial instruments and certain other financial assets and liabilities at fair value.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted.  The provisions of this statement were effective for the Company as of January 1, 2008.   The Company elected not to measure any eligible items using the fair value option in accordance with SFAS No. 159 and therefore, SFAS No. 159 did not have a material impact on the consolidated financial statements at adoption.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133.  SFAS 161 amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” to amend and expand the disclosure requirements of SFAS 133 to provide greater transparency about (i) how and why and entity uses derivative instruments, (ii) how derivative instruments and related hedge items are accounted for under SFAS 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows.  To meet those objectives, SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements.  SFAS 161 was effective for the Company on January 1, 2009 and did not have a material impact on the consolidated financial statements at adoption.

SUMMARY OF UNAUDITED QUARTERLY OPERATING RESULTS
	Year Ended December 31, 2008, Quarter ended
	Mar-08	Jun-08	Sep-08	Dec-08
Interest income	$9,231,033	$8,925,204	$9,267,799	$8,939,356
Interest expense	5,201,066	4,811,710	4,747,203	4,764,245
Net interest income	4,029,967	4,113,494	4,520,596	4,175,111
Provision for loan losses	820,000	5,684,079	1,675,000	6,565,000
Gain (loss) on loans and investment securities	231,077	159,640	207,870	(287,192)
Other noninterest income, net	650,774	660,770	641,024	52,188
Noninterest expense	3,101,408	3,213,100	3,167,272	3,278,030
Income (loss) before income taxes	990,410	(3,963,275)	527,218	(5,902,923)
Provision (credit) for income taxes	373,552	(1,466,995)	227,759	(2,123,175)
Net income (loss)	$616,858	$(2,496,280)	$299,459	$(3,779,748)
Basic earnings (loss) per share	$0.24	$(0.96)	$0.11	$(1.45)
Diluted earnings (loss) per share	$0.23	$(0.96)	$0.11	$(1.45)

	Year Ended December 31, 2007, Quarter ended
	Mar-07	Jun-07	Sep-07	Dec-07
Interest income	$9,521,871	$9,103,145	$9,685,875	$9,661,649
Interest expense	4,946,487	5,028,396	5,201,745	5,342,675
Net interest income	4,575,384	4,074,749	4,484,130	4,318,974
Provision for loan losses	210,000	210,000	210,000	210,000
Gain on sale of loans and investment securities	485,313	524,526	463,989	321,552
Other noninterest income, net	780,117	810,325	752,916	589,829
Noninterest expense	2,874,548	2,995,788	2,986,558	2,985,257
Income before income taxes	2,756,266	2,203,812	2,504,477	2,035,098
Provision for income taxes	1,002,726	787,588	891,786	717,671
Net income	$1,753,540	$1,416,224	$1,612,691	$1,317,427
Basic earnings per share	$0.63	$0.51	$0.60	$0.50
Diluted earnings per share	$0.62	$0.50	$0.59	$0.49

Guaranty Federal Bancshares, Inc.
Consolidated Balance Sheets
December 31, 2008 and 2007

	December 31,	December 31,
	2008	2007
ASSETS
Cash and due from banks	$3,826,567	$11,135,960
Interest-bearing deposits in other financial institutions	11,270,448	910,242
Cash and cash equivalents	15,097,015	12,046,202
Available-for-sale securities	65,505,339	14,729,938
Held-to-maturity securities	556,465	654,775
Stock in Federal Home Loan Bank, at cost	6,730,100	4,014,700
Mortgage loans held for sale	1,933,798	2,141,998
Loans receivable, net of allowance for loan losses of December 31, 2008 and 2007 - $16,728,492 and $5,962,923, respectively	556,393,243	514,100,035
Accrued interest receivable:
Loans	2,310,062	3,218,845
Investments	322,388	104,603
Prepaid expenses and other assets	4,065,359	2,841,411
Foreclosed assets held for sale	5,655,257	727,422
Premises and equipment	11,323,463	9,442,350
Income taxes receivable	9,091	-
Deferred income taxes	5,768,813	1,755,701
	$675,670,393	$565,777,980

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	$447,079,469	$418,191,284
Federal Home Loan Bank advances	132,436,000	76,086,000
Securities sold under agreements to repurchase	39,750,000	9,849,295
Subordinated debentures	15,465,000	15,465,000
Notes payable	1,435,190	718,190
Advances from borrowers for taxes and insurance	166,327	157,811
Accrued expenses and other liabilities	448,226	299,005
Accrued interest payable	1,577,279	1,793,663
Dividend payable	-	469,373
Income taxes payable	-	61,699
	638,357,491	523,091,320

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Common Stock:
$0.10 par value; authorized 10,000,000 shares; issued December 31, 2008 and 2007 - 6,779,800 and 6,736,485 shares, respectively	677,980	673,649
Additional paid-in capital	58,535,159	57,571,929
Unearned ESOP shares	(888,930)	(1,116,930)
Retained earnings, substantially restricted	39,114,189	45,402,449
Accumulated other comprehensive income
Unrealized appreciation on available-for-sale securities and effect of interest rate swaps, net of income taxes; December 31, 2008 and 2007 - $991,281 and $295,863, respectively	1,687,858	503,767
	99,126,256	103,034,864
Treasury stock, at cost;
December 31, 2008 and 2007 - 4,077,567 and 4,017,166 shares, respectively	(61,813,354)	(60,348,204)
	37,312,902	42,686,660
	$675,670,393	$565,777,980

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Operations
Years  Ended December 31, 2008, 2007 and 2006

	2008	2007	2006

INTEREST INCOME
Loans	$33,019,217	$37,113,849	$34,500,329
Investment securities	3,124,862	537,176	450,919
Other	219,313	321,515	253,200
	36,363,392	37,972,540	35,204,448
INTEREST EXPENSE
Deposits	14,219,732	15,860,794	10,523,203
Federal Home Loan Bank advances	3,237,489	3,469,551	5,721,973
Subordinated debentures	1,023,783	1,023,783	1,027,526
Other	1,043,220	165,175	113,891
	19,524,224	20,519,303	17,386,593
NET INTEREST INCOME	16,839,168	17,453,237	17,817,855
PROVISION FOR LOAN LOSSES	14,744,079	840,000	750,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,095,089	16,613,237	17,067,855
NONINTEREST INCOME
Service charges	2,027,691	2,215,641	1,401,724
Other fees	40,129	90,360	96,209
Gain (loss) on investment securities	(563,615)	618,363	750,869
Gain on sale of loans	875,010	1,177,017	692,276
Loss on foreclosed assets	(783,831)	(41,909)	(46,833)
Other income	720,767	669,095	765,473
	2,316,151	4,728,567	3,659,718
NONINTEREST EXPENSE
Salaries and employee benefits	7,517,285	7,074,249	6,111,762
Occupancy	1,682,277	1,614,403	1,520,770
FDIC deposit insurance premiums	384,996	42,555	39,661
Data processing	374,123	391,679	280,189
Advertising	399,996	399,996	403,292
Other expense	2,401,133	2,319,269	1,821,020
	12,759,810	11,842,151	10,176,694
INCOME (LOSS) BEFORE INCOME TAXES	(8,348,570)	9,499,653	10,550,879
PROVISION (CREDIT) FOR INCOME TAXES	(2,988,859)	3,399,771	4,041,795
NET INCOME (LOSS)	$(5,359,711)	$6,099,882	$6,509,084

BASIC EARNINGS (LOSS) PER SHARE	$(2.06)	$2.25	$2.34
DILUTED EARNINGS (LOSS) PER SHARE	$(2.06)	$2.19	$2.25

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(5,359,711)	$6,099,882	$6,509,084
Items not requiring (providing) cash:
Deferred income taxes	(4,143,816)	(187,839)	(592,927)
Depreciation	934,941	902,322	814,150
Provision for loan losses	14,744,079	840,000	750,000
Gain on sale of loans and investment securities	(777,222)	(1,795,380)	(1,443,145)
Other than temporary impairment on investment securities	465,827	-	-
Gain on sale of equipment and other assets	-	-	(89,911)
Loss (gain) on sale of foreclosed assets	627,888	(4,621)	46,833
Accretion of gain on termination of interest rate swaps	(169,582)	-	-
Amortization of deferred income,premiums and discounts, net	(47,702)	108,733	24,106
Stock award plans	92,846	71,325	83,192
Origination of loans held for sale	(51,082,040)	(71,861,627)	(51,685,484)
Proceeds from sale of loans held for sale	52,165,250	73,901,281	51,465,404
Release of ESOP shares	408,388	672,765	651,958
Changes in:
Accrued interest receivable	690,998	(413,139)	(821,182)
Prepaid expenses and other assets	372,439	114,073	400,043
Accrued expenses and other liabilities	(67,163)	235,832	1,060,085
Income taxes payable	(519,838)	1,051,189	(790,942)
Net cash provided by operating activities	8,335,582	9,734,796	6,381,264

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans	(64,369,071)	(39,788,084)	(45,195,742)
Principal payments on held-to-maturity securities	98,467	108,250	186,219
Principal payments on available-for-sale securities	2,373,721	376,625	175,145
Purchase of available-for-sale securities	(55,463,436)	(11,926,192)	(3,780,315)
Purchase of premises and equipment	(2,816,054)	(2,476,863)	(719,094)
Purchase of tax credit investments	(1,596,387)	-	(2,195,334)
Proceeds from sale of originated mortgage servicing rights	-	-	1,023,608
Proceeds from sale of premises and equipment	-	-	470
Proceeds from sales of available-for-sale securities	-	1,128,153	762,617
Proceeds from maturities of available-for-sale securities	2,100,000	2,580,000	1,750,000
Proceeds from termination of interest rate swaps	1,695,836	-	-
(Purchase) redemption of FHLB stock	(2,715,400)	1,368,000	(403,900)
Proceeds from sale of foreclosed assets	1,827,560	1,453,674	395,327
Net cash used in investing activities	(118,864,764)	(47,176,437)	(48,000,999)

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006

CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised	$578,661	$1,118,762	$1,147,042
Cash dividends paid	(1,397,922)	(1,879,256)	(1,850,300)
Net increase (decrease) in demand deposits,NOW accounts and savings accounts	(3,267,786)	12,779,497	(1,259,419)
Net increase in certificates of deposit	32,155,971	53,182,151	33,430,104
Net increase in securities sold under agreements to repurchase	29,900,705	8,146,074	108,963
Proceeds from FHLB advances	2,243,650,075	1,855,538,600	1,901,242,000
Repayments of FHLB advances	(2,187,300,075)	(1,887,452,600)	(1,893,242,000)
Proceeds from issuance of notes payable	1,064,000	2,468,000	-
Repayments of notes payable	(347,000)	(1,749,810)	-
Advances from borrowers for taxes and insurance	8,516	(65,058)	10,549
Treasury stock purchased	(1,465,150)	(7,479,118)	(3,593,081)
Net cash provided by financing activities	113,579,995	34,607,242	35,993,858

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,050,813	(2,834,399)	(5,625,877)

CASH AND CASH EQUIVALENTS,BEGINNING OF YEAR	12,046,202	14,880,601	20,506,478

CASH AND CASH EQUIVALENTS,END OF YEAR	$15,097,015	$12,046,202	$14,880,601

Supplemental Cash Flows Information

Real estate acquired in settlement of loans	$7,383,283	$2,003,838	$588,022

Interest paid	$19,740,608	$20,140,586	$16,479,811

Income taxes paid	$1,525,017	$2,563,603	$4,041,795

Dividend declared and unpaid	$-	$469,373	$468,190

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2008, 2007 and 2006

	Common Stock	Additional Paid-In Capital	Unearned ESOP Shares	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2006	$657,135	$53,778,686	$(1,572,930)	$(49,276,005)	$36,533,338	$1,971,925	$42,092,149
Comprehensive income
Net income	-	-	-	-	6,509,084	-	6,509,084
Change in unrealized appreciation on available-for-sale securitites, net of income taxes of ($256,871)	-	-	-	-	-	(437,377)	(437,377)
Total comprehensive income							6,071,707
Dividends ($0.67 per share)	-	-	-	-	(1,859,416)	-	(1,859,416)
Stock award plans	-	388,884	-	-	-	-	388,884
Stock options exercised	8,218	1,138,824	-	-	-	-	1,147,042
Release of ESOP shares	-	423,958	228,000	-	-	-	651,958
Treasury stock purchased	-	-	-	(3,593,081)	-	-	(3,593,081)
Balance, December 31, 2006	665,353	55,730,352	(1,344,930)	(52,869,086)	41,183,006	1,534,548	44,899,243
Comprehensive income
Net income	-	-	-	-	6,099,882	-	6,099,882
Change in unrealized appreciation on available-for-sale securities, net of income taxes of ($605,380)	-	-	-	-	-	(1,030,781)	(1,030,781)
Total comprehensive income							5,069,101
Dividends ($0.70 per share)	-	-	-	-	(1,880,439)	-	(1,880,439)
Stock award plans	-	286,346	-	-	-	-	286,346
Stock options exercised	8,296	1,110,466	-	-	-	-	1,118,762
Release of ESOP shares	-	444,765	228,000	-	-	-	672,765
Treasury stock purchased	-	-	-	(7,479,118)	-	-	(7,479,118)
Balance, December 31, 2007	673,649	57,571,929	(1,116,930)	(60,348,204)	45,402,449	503,767	42,686,660
Comprehensive income (loss)
Net loss	-	-	-	-	(5,359,711)	-	(5,359,711)
Change in unrealized appreciation on available-for-sale securities and interest rate swaps, net of income taxes of $695,418	-	-	-	-	-	1,184,091	1,184,091
Total comprehensive loss							(4,175,620)
Dividends ($0.36 per share)	-	-	-	-	(928,549)	-	(928,549)
Stock award plans	-	208,512	-	-	-	-	208,512
Stock options exercised	4,331	574,330	-	-	-	-	578,661
Release of ESOP shares	-	180,388	228,000	-	-	-	408,388
Treasury stock purchased	-	-	-	(1,465,150)	-	-	(1,465,150)
Balance, December 31, 2008	$677,980	$58,535,159	$(888,930)	$(61,813,354)	$39,114,189	$1,687,858	$37,312,902

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Amortization of premiums and accretion of discounts are recorded as interest income from securities.  Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific identification method.

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at the lower of cost or fair value, determined using an aggregate basis.  Write-downs to fair value are recognized as a charge to earnings at the time a decline in value occurs.  Forward commitments to sell mortgage loans are sometimes acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale.  Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors.  Gains and losses are determined by the difference between the selling price plus the value of retained servicing rights, if any, and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate.  Fees received from borrowers to guarantee the funding of mortgage loans held for sale and fees paid to investors to ensure the ultimate sale of such mortgage loans are recognized as income or expense when the loans are sold or when it becomes evident that the commitment will not be used.

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

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

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

Cash Equivalents
The Company considers all highly liquid interest-bearing deposits in other financial institutions with an initial maturity of three months or less to be cash equivalents.  At December 31, 2008 and 2007, nearly all of the interest-bearing deposits were uninsured, with nearly all of these balances held at the Federal Reserve Bank or the Federal Home Loan Bank of Des Moines.

Restriction on Cash and Due From Bank
The Company is required to maintain reserve funds in cash and/or on deposit with Federal Reserve Bank.  The reserve required on December 31, 2008 and 2007, was $3,662,000 and $2,878,000, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below).  Management believes, as of December 31, 2008 and 2007, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2008, the most recent notification from the Missouri Division of Finance and the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The Company’s and the Bank's actual capital amounts and ratios are also presented in the table.  No amount was deducted from capital for interest-rate risk.  Dollar amounts are expressed in thousands.

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008

Tier 1 (core) capital, and ratio to adjusted total assets Company	$50,619	7.5%	$26,963	4.0%	n/a	n/a
Bank	$49,833	7.4%	$26,914	4.0%	$33,642	5.0%

Tier 1 (core) capital, and ratio to risk-weighted assets Company	$50,619	8.9%	$22,697	4.0%	n/a	n/a
Bank	$49,833	8.8%	$22,697	4.0%	$34,046	6.0%

Total risk-based capital, and ratio to risk-weighted assets Company	$57,838	10.2%	$45,394	8.0%	n/a	n/a
Bank	$57,045	10.1%	$45,394	8.0%	$56,743	10.0%

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007

Tier 1 (core) capital, and ratio to adjusted total assets Company	$56,244	10.8%	$20,784	4.0%	n/a	n/a
Bank	$56,152	10.5%	$21,432	4.0%	$26,790	5.0%

Tier 1 (core) capital, and ratio to risk-weighted assets Company	$56,244	11.0%	$20,459	4.0%	n/a	n/a
Bank	$56,152	11.0%	$20,437	4.0%	$30,656	6.0%

Total risk-based capital, and ratio to risk-weighted assets Company	$63,515	12.4%	$40,918	8.0%	n/a	n/a
Bank	$62,511	12.2%	$40,874	8.0%	$51,093	10.0%

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The amount of dividends that the Bank may pay is subject to various regulatory limitations.  As of December 31, 2008 and 2007 the Bank exceeded its minimum capital requirements.  The Bank may not pay dividends which would reduce capital below the minimum requirements shown above.

Earnings Per Share
The computation for earnings per share for the years ended December 31, 2008, 2007 and 2006 is as follows:

	Year Ended	Year Ended	Year Ended
	December 31, 2008	December 31, 2007	December 31, 2006

Net income (loss)	$(5,359,711)	$6,099,882	$6,509,084
Average common shares outstanding	2,604,440	2,713,384	2,786,823
Effect of stock options outstanding	-	77,998	109,200
Average diluted shares outstanding	2,604,440	2,791,382	2,896,023
Earnings (loss) per share - basic	$(2.06)	$2.25	$2.34
Earnings (loss) per share - diluted	$(2.06)	$2.19	$2.25

Due to the Company’s net loss for the year ended December 31, 2008, no potentially dilutive shares were included in the computation of diluted earnings per share.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 2:                      SECURITIES

The amortized cost and approximate fair values of securities classified as available-for-sale are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2008
Equity Securities:
FHLMC stock	$26,057	$-	$(6,639)	$19,418
Other	572,087	4,157	(34,611)	541,633
Debt Securities:
U. S. government agencies	2,450,000	24,130	-	2,474,130
Mortgage-backed securities	61,304,310	1,173,274	(7,426)	62,470,158
	$64,352,454	$1,201,561	$(48,676)	$65,505,339

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2007
Equity Securities:
FHLMC stock	$26,057	$880,205	$-	$906,262
Other	718,190	-	(59,390)	658,800
Debt Securities:
U. S. government agencies	1,800,034	4,049	-	1,804,083
Mortgage-backed securities	11,386,025	84,390	(109,622)	11,360,793
	$13,930,306	$968,644	$(169,012)	$14,729,938

Maturities of available-for-sale debt securities as of December 31, 2008:

	Amortized Cost	Approximate Fair Value
After ten years	$2,450,000	$2,474,130
Mortgage-backed securities not due on a single maturity date	61,304,310	62,470,158
	$63,754,310	$64,944,288

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The amortized cost and approximate fair values of securities classified as held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2008
Debt Securities:
U. S. government agencies	$135,538	$-	$(3,236)	$132,302
Mortgage-backed securities	420,927	24,565	(1,395)	444,097
	$556,465	$24,565	$(4,631)	$576,399

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2007
Debt Securities:
U. S. government agencies	$148,529	$-	$(2,000)	$146,529
Mortgage-backed securities	506,246	32,397	-	538,643
	$654,775	$32,397	$(2,000)	$685,172

Maturities of held-to-maturity securities as of December 31, 2008:

	Amortized Cost	Approximate Fair Value
After ten years	$135,538	$132,302
Mortgage-backed securities not due on a single maturity date	420,927	444,097
	$556,465	$576,399

The book value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $54,504,638 and $12,661,393 as of December 31, 2008 and 2007, respectively.  The approximate fair value of pledged securities amounted to $55,417,307 and $12,659,842 as of December 31, 2008 and 2007, respectively.

Gross gains of $0, $618,363 and $750,869 and gross losses of $563,615, $0 and $0 resulting from sale of available-for-sale securities and other than temporary impairment write-downs were realized for the years ended December 31, 2008, 2007 and 2006 respectively.  The tax effect of these net gains (losses) was ($208,538), $228,794 and $277,822 in 2008, 2007 and 2006, respectively.

The Company evaluates all securities quarterly to determine if any unrealized losses are deemed to be other than temporary. In completing these evaluations the Company follows the requirements of paragraph 16 of SFAS No. 115, Staff Accounting Bulletin 59 and FASB Staff Position No. 115-1. Certain investment securities are valued less than their historical cost. These declines are primarily the result of the rate for these investments yielding less than current market rates. Based on evaluation of available evidence, management believes the declines in fair value for these securities are temporary. It is management’s intent to hold these securities to maturity. Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

During the fourth quarter of 2008, the Company determined that one investment security in the other equity securities category had become other than temporarily impaired. As a result of this impairment, the Company charged down the security to its current market value. The total of this charge-down was $465,827 for 2008. No other securities were written down for other-than-temporary impairment in 2008, 2007 and 2006.

Certain other investments in debt and equity securities are reported in the financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2008 and 2007, was $1,629,386 and $4,013,643, respectively, which is approximately 3% and 26% of the Company’s investment portfolio.  These declines primarily resulted from changes in market interest rates and failure of certain investments to meet projected earnings targets.

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2008 and 2007.

	December 31, 2008
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$56,342	$(41,250)	$-	$-	$56,342	$(41,250)
U. S. Government Agencies	-	-	132,302	(3,236)	132,302	(3,236)
Mortgage-backed securities	1,440,742	(8,821)	-	-	1,440,742	(8,821)
	$1,497,084	$(50,071)	$132,302	$(3,236)	$1,629,386	$(53,307)

	December 31, 2007
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$658,800	$(59,390)	$-	$-	$658,800	$(59,390)
U. S. Government Agencies	-	-	146,529	(2,000)	146,529	(2,000)
Mortgage-backed securities	3,208,314	(109,622)	-	-	3,208,314	(109,622)
	$3,867,114	$(169,012)	$146,529	$(2,000)	$4,013,643	$(171,012)

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 3:                      LOANS AND ALLOWANCE FOR LOAN LOSSES

Categories of loans at December 31, 2008 and 2007 include:

	2008	2007
Real estate - residential mortgage:
One to four family units	$107,753,766	$83,018,129
Multi-family	31,757,153	41,947,555
Real estate - construction	85,072,577	89,724,220
Real estate - commercial	204,218,526	175,995,074
Commercial loans	118,468,028	104,025,575
Installment loans	26,024,283	25,576,502
Total loans	573,294,333	520,287,055
Less:
Allowance for loan losses	(16,728,492)	(5,962,923)
Deferred loan fees/costs, net	(172,598)	(224,097)
Net loans	$556,393,243	$514,100,035

Impaired loans totaled $39,888,665 and $7,254,334 as of December 31, 2008 and 2007, respectively with a related allowance for loan losses of $9,135,248 and $415,000, respectively.  As of December 31, 2008 and 2007, respectively, impaired loans of $5,407,045 and $991,398 had no related allowance for loan losses.

Interest of $960,075, $166,013 and $275,143 was recognized on average impaired loans of $22,220,454, $5,136,396 and $3,250,403 for the years ended December 31, 2008, 2007 and 2006, respectively.  Interest of $144,615, $165,148 and $272,600, was recognized on impaired loans on a cash basis during the years ended December 31, 2008, 2007 and 2006, respectively.

At December 31, 2008 and 2007 there were $442,850 and $103,270 in accruing loans delinquent 90 days or more, respectively. Non-accruing loans at December 31, 2008 and 2007 were $20,694,465 and $7,254,334, respectively.

Activity in the allowance for loan losses was as follows:

	Years ended
	December 31,
	2008	2007	2006

Balance, beginning of year	$5,962,923	$5,783,477	$5,399,654
Provision charged to expense	14,744,079	840,000	750,000
Losses charged off, net of recoveries of $135,274, $70,990 and $280,854 for the years ended December 31, 2008, 2007 and 2006 respectively	(3,978,510)	(660,554)	(366,177)
Balance, end of year	$16,728,492	$5,962,923	$5,783,477

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The weighted average interest rate on loans as of December 31, 2008 and 2007 was 5.41% and 7.23%, respectively.

The Bank serviced mortgage loans for others amounting to $488,626 and $613,633 as of December 31, 2008 and 2007, respectively. The Bank serviced commercial loans for others amounting to $22,914,384 and $20,724,871 as of December 31, 2008 and 2007, respectively.

NOTE 4:                       PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, are as follows:

	December 31,	December 31,
	2008	2007
Land	$2,250,789	$1,250,789
Buildings and improvements	10,742,945	9,534,883
Automobile	16,479	16,479
Furniture, fixtures and equipment	6,850,726	6,251,839
Leasehold improvements	271,799	271,799
	20,132,738	17,325,789
Less accumulated depreciation	(8,809,275)	(7,883,439)
Net premises and equipment	$11,323,463	$9,442,350

Depreciation expense was $934,941, $902,322 and $814,150 for the years ended December 31, 2008, 2007, and 2006, respectively.

NOTE 5:                      OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

	Year ended
	December 31,
	2008	2007	2006

Unrealized gains (losses) on available-for-sale securities	$(210,360)	$(1,017,798)	$56,621
Unrealized gains on interest rate swaps	1,695,836	-	-
Accretion of gains on interest rate swaps	(169,582)	-	-
Less: Reclassification adjustment for realized (gains) losses and write-downs included in income	563,615	(618,363)	(750,869)
Other comprehensive income (loss) before tax effect	1,879,509	(1,636,161)	(694,248)
Tax expense (benefit)	695,418	(605,380)	(256,871)
Other comprehensive income (loss)	$1,184,091	$(1,030,781)	$(437,377)

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:

	2008	2007

Unrealized gain on available-for-sale securities	$1,152,885	$799,630
Unrealized gain on interest rate swaps	1,526,254	-
	2,679,139	799,630
Tax effect	991,281	295,863
Net of tax amount	$1,687,858	$503,767

NOTE 6:                      DEPOSITS

	December 31, 2008			December 31, 2007
	Weighted Average Rate	Balance	Percentage of Deposits	Weighted Average Rate	Balance	Percentage of Deposits

Demand	0.00%	$31,219,635	7.0%	0.00%	$28,520,385	6.8%
NOW	1.13%	42,949,458	9.6%	1.35%	36,511,976	8.7%
Money market	1.85%	52,082,723	11.7%	3.48%	64,319,237	15.4%
Savings	0.94%	12,253,106	2.7%	2.11%	12,421,113	3.0%
	1.13%	138,504,922	31.0%	2.11%	141,772,711	33.9%
Certificates:
0% - 3.99%	3.25%	182,335,203	40.8%	3.60%	5,523,980	1.3%
4.00% - 5.99%	4.79%	126,209,344	28.2%	5.12%	268,121,877	64.1%
6.00% - 7.99%	7.77%	30,000	0.0%	6.00%	2,772,716	0.7%
	3.88%	308,574,547	69.0%	5.10%	276,418,573	66.1%
Total Deposits	3.03%	$447,079,469	100.0%	4.09%	$418,191,284	100.0%

The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $98,135,000 and $93,752,000, as of December 31, 2008 and 2007, respectively.

A summary of certificates of deposit by maturity as of December 31, 2008, is as follows:

2009	$226,400,597
2010	58,249,211
2011	10,042,230
2012	8,897,137
2013	3,771,224
Thereafter	1,214,148
$308,574,547

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

A summary of interest expense on deposits is as follows:

	Years ended
	December 31,
	2008	2007	2006

NOW and Money Market accounts	$1,806,564	$2,940,311	$1,709,996
Savings accounts	142,739	320,172	364,685
Certificate accounts	12,341,918	12,657,119	8,493,705
Early withdrawal penalties	(71,489)	(56,808)	(45,183)
	$14,219,732	$15,860,794	$10,523,203

The Bank utilizes brokered deposits as an additional funding source.  The aggregate amount of brokered deposits was approximately $39,869,000 and $14,914,000 as of December 31, 2008 and 2007, respectively.

NOTE 7:                      BORROWINGS

Federal Home Loan Bank Advances

Federal Home Loan Bank advances consist of the following:

	December 31, 2008		December 31, 2007
Maturity Date	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2008	$-	-	$69,650,000	4.24%
2009	21,386,000	1.01%	386,000	7.21%
2010	18,000,000	3.77%	3,000,000	6.37%
2011	25,000,000	3.53%	-	-
2013	15,700,000	2.14%	-	-
Thereafter	52,350,000	2.26%	3,050,000	5.13%
	$132,436,000	2.49%	$76,086,000	4.37%

The FHLB requires the Bank to maintain collateral in relation to outstanding balances of advances.  For collateral purposes, the FHLB values mortgage loans free of other pledges, liens and encumbrances at 80% of their fair value, and investment securities free of other pledges, liens and encumbrances at 95% of their fair value.

Federal Reserve Bank Borrowings

During 2008, the Bank established a borrowing line with Federal Reserve Bank.  The Bank has the ability to borrow $30,634,000 as of December 31, 2008.  The Federal Reserve Bank requires the Bank to maintain collateral in relation to borrowings outstanding.  The Bank had an outstanding balance of $0 as of December 31, 2008.

Securities Sold Under Agreements to Repurchase

The Company borrowed $9.8 million under a structured repurchase agreement in September 2007.  Interest is based on a variable rate of three month LIBOR minus 100 basis points until September 12, 2009 and converts into a fixed rate of 3.56% thereafter until maturity in September 2014.  The counterparty, Barclay’s Capital, Inc., has the right to terminate the transaction after two years.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The Company borrowed $30 million under three structured repurchase agreements in January 2008.  Interest is based on a fixed weighted average rate of 2.65% until maturity in January 2018.  The counterparty, Barclay’s Capital, Inc., has the right to terminate the transactions after two years.

The Company has pledged certain investment securities with a fair value of $51.5 million as of December 31, 2008 to these repurchase agreements.

Notes payable

The Company had a $1.4 million revolving line of credit with a correspondent bank to be used for stock repurchases and investments.  The line of credit was secured by bank stock, bore interest at one-month LIBOR plus 1.75%, payable quarterly, and matured on December 31, 2008.  The balance was $1,435,190 and $718,190 at December 31, 2008 and 2007, respectively.  On January 30, 2009, the outstanding balance of this line of credit was paid in full.

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

NOTE 9:                      INCOME TAXES

As of December 31, 2008 and 2007, retained earnings included approximately $5,075,000 for which no deferred income tax liability has been recognized.  This amount represents an allocation of income to bad debt deductions for tax purposes only.  Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.  The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 as of December 31, 2008 and 2007.

The provision (credit) for income taxes consists of:

	Years Ended
	December 31,
	2008	2007	2006

Taxes currently payable	$1,154,957	$3,587,610	$4,634,722
Deferred income taxes	(4,143,816)	(187,839)	(592,927)
	$(2,988,859)	$3,399,771	$4,041,795

The tax effects of temporary differences related to deferred taxes shown on the December 31, 2008 and 2007 balance sheets are:

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

	December 31,	December 31,
	2008	2007
Deferred tax assets:
Allowances for loan losses	$6,189,542	$2,206,281
Accrued compensated absences	18,500	18,500
Interest on non-accrual loans	10,494	43,525
Impairment loss on available-for-sale securities	158,381	-
Deferred loan fees/costs	63,861	82,915
	6,440,778	2,351,221
Deferred tax liabilities:
FHLB stock dividends	(120,632)	(120,632)
Unrealized appreciation on available-for-sale securities	(426,567)	(295,863)
Accumulated depreciation	(62,580)	(93,383)
Other	(62,186)	(85,642)
	(671,965)	(595,520)
Net deferred tax asset	$5,768,813	$1,755,701

A reconciliation of income tax expense at the statutory rate to income tax expense at the Company’s effective rate is shown below:

	Years ended
	December 31,

	2008	2007	2006
Computed at statutory rate	-34.0%	34.0%	34.0%
Increase (reduction) in taxes resulting from:
State financial institution tax	0.1%	0.8%	2.7%
ESOP	0.5%	3.1%	2.6%
Other	-2.4%	-2.1%	-1.0%
Actual tax provision (credit)	-35.8%	35.8%	38.3%

Missouri law provides that banks will be taxed based on an annual privilege tax of 7% of net income.  The privilege tax is included in provision for income taxes.

NOTE 10:                      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 157 was implemented by the Company effective January 1, 2008.  SFAS No. 157 establishes a hierarchy that prioritizes the use of fair value inputs used in valuation methodologies into the following three levels:

Level 1: Unadjusted quoted prices for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data by correlation or other means.

Level 3: Significant unobservable inputs that reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following is a description of the Company’s valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Available-for-sale securities:  Securities classified as available for sale are recorded at fair value on a recurring basis utilizing Level 1 and Level 2 inputs.  For these securities, the Company obtains fair value measurements from an independent pricing service.  The fair value measurements consider observable data that may include dealer quotes, benchmark yields, market spreads, live trading levels, market consensus prepayment speeds, among other things.

Loans:   The Company does not record loans at fair value on a recurring basis.  However, nonrecurring fair value adjustments to collateral dependent loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of the underlying collateral.

Impaired loans:   Impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral.  Collateral values are estimated using third party appraisals or internally developed appraisals or discounted cash flow analysis.

Derivative Financial Instruments:    Derivatives are recorded at fair value on a recurring basis utilizing Level 2 inputs.  The Company obtains fair value measurements from an independent pricing service.  The fair value measurements consider observable data that may include dealer quotes, live trading levels, among other things.

The following table summarizes financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (dollar amounts in thousands):

Financial Assets:
	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Available-for-sale securities	$561	$64,944	$-	$65,505

Certain financial assets are measured at fair value on a nonrecurring basis, that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).  Financial assets measured at fair value during 2008 on a non-recurring basis that were still held on the balance sheet at December 31, 2008, were valued using the valuation inputs shown below (dollar amounts in thousands):

	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Impaired loans	$-	$-	$32,706	$32,706

Certain non-financial assets and non-financial liabilities measured at fair value on a recurring and non-recurring basis include non-financial long-lived assets, such as premises and equipment.  SFAS 157 will be applicable to these fair value measurements beginning January 1, 2009.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$15,097,015	15,097,015	$12,046,202	12,046,202
Available-for-sale securities	65,505,339	65,505,339	14,729,938	14,729,938
Held-to-maturity securities	556,465	576,399	654,775	685,172
Federal Home Loan Bank stock	6,730,100	6,730,100	4,014,700	4,014,700
Mortgage loans held for sale	1,933,798	1,933,798	2,141,998	2,141,998
Loans, net	556,393,243	575,444,855	514,100,035	514,637,570
Interest receivable	2,632,450	2,632,450	3,323,448	3,323,448
Financial liabilities:
Deposits	447,079,469	456,127,421	418,191,284	419,513,185
Federal Home Loan Bank advances	132,436,000	134,713,550	76,086,000	76,532,490
Securities sold under agreements to repurchase	39,750,000	40,622,942	9,849,295	9,890,736
Subordinated debentures	15,465,000	15,465,000	15,465,000	15,465,000
Notes payable	1,435,190	1,435,190	718,190	718,190
Interest payable	1,577,279	1,577,279	1,793,663	1,793,663
Dividend payable	-	-	469,373	469,373

Unrecognized financial instruments (net of contractual value):
Commitments to extend credit	-	-	-	-
Unused lines of credit	-	-	-	-

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents and Federal Home Loan Bank stock
The carrying amounts reported in the balance sheets approximate those assets' fair value.

Interest Receivable
The carrying amount of interest receivable approximates its fair value.

Mortgage Loans Held for Sale
The carrying amount of mortgage loans held for sale approximate their fair value due to the short term nature of the category.

Loans
The fair value of loans is estimated by discounting the future cash flows using the Treasury Yield Curve over the estimated life of the loans, adjusted for credit risk.  Loans with similar characteristics are aggregated for purposes of the calculations.

Deposits
The fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date (i.e., their carrying amounts).  The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the Treasury Yield Curve over their estimated life.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Federal Home Loan Bank Advances and Securities Sold under Agreements to Repurchase
The fair value of advances and subordinated debentures is estimated by using the Treasury Yield Curve over the estimated life of the instruments.

Subordinated Debentures and Notes Payable
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

The current economic environment presents financial institutions with unprecedented circumstances and challenges which in some cases have resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans.  The financial statements have been prepared using the values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, or capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

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

The Bank recognized $0, $0 and $18,537 of expense under these stock award plans in the years ended December 31, 2008, 2007 and 2006, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Stock Option Plans
The Company has established four stock option plans for the benefit of certain directors, officers and employees of the Company and its subsidiary.  A committee of the Company’s Board of Directors administers the plans.  The stock options under these plans may be either incentive stock options or nonqualified stock options.  Incentive stock options can be granted only to participants who are employees of the Company or its subsidiary.  The option price must not be less than the market value of the Company stock on the date of grant.  All options expire no later than ten years from the date of grant.  The options vest at the rate of 20% per year over a five-year period.

At the annual stockholders’ meeting on October 18, 1995, the Bank’s stockholders approved the 1994 Stock Option and Incentive Plan for the benefit of certain directors, officers and employees of the Company and its subsidiary.  Under this Plan, the Committee may grant stock options for up to 187,764 shares of the Company’s common stock.

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

 On May 19, 2004, the Company’s stockholders voted to approve a 2004 Stock Option Plan (“2004 SOP”).  The purpose of the plan is to attract and retain qualified personnel for positions of substantial responsibility.  The aggregate number of shares with respect to options issued under this plan shall not exceed 250,000 shares.  To date 138,500 stock options have been granted under this plan, with 11,000 stock options cancelled.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The table below summarizes transactions under the Company’s stock option plans:

	Number of shares
	Incentive Stock Option	Non-Incentive Stock Option	Weighted Average Exercise Price
Balance outstanding as of January 1, 2006	164,785	175,091	$15.65
Granted	20,000	-	28.06
Exercised	(24,294)	(57,885)	13.96
Forfeited	(5,000)	(2,000)	24.84
Balance outstanding as of December 31, 2006	155,491	115,206	17.30
Granted	19,500	25,000	29.48
Exercised	(56,958)	(26,000)	13.49
Forfeited	-	-	-
Balance outstanding as of December 31, 2007	118,033	114,206	20.48
Granted	34,000	20,000	26.72
Exercised	(28,313)	(15,002)	13.36
Forfeited	(15,470)	(2,500)	21.17
Balance outstanding as of December 31, 2008	108,250	116,704	23.29
Options exercisable as of December 31, 2008	36,950	74,204	19.44

As of December 31, 2008, total outstanding stock options of 224,954 had a remaining contractual life of 6.62 years.

The total intrinsic value of outstanding stock options was $0 and $1,914,130 at December 31, 2008 and 2007, respectively, and the total intrinsic value of outstanding exercisable stock options was $0 and $1,600,704 at December 31, 2008 and 2007, respectively.  The total intrinsic value of stock options exercised was $387,957 and $1,298,634 in 2008 and 2007, respectively.  The total fair value of share awards vested was $193,815 and $919,069 during 2008 and 2007, respectively.

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted-average assumptions:

	December 31, 2008	December 31, 2007	December 31, 2006
Dividends per share	$0.36	$0.70	$0.66
Risk-free interest rate	3.25%	4.54%	4.52%
Expected life of options	5 years	5 years	5 years
Weighted-average volatility	7.17%	4.62%	9.16%
Weighted-average fair value of options granted during year	$1.72	$2.95	$3.41

Employee Stock Ownership Plan
The Bank sponsors an internally-leveraged Employee Stock Ownership Plan (ESOP).  All employees are eligible to participate after they attain age twenty-one and complete twelve consecutive months of service during which they work at least 1,000 hours. The ESOP borrowed $3,444,540 from the Company and purchased 344,454 shares of the common stock of the Company. The ESOP debt is secured by shares of the Company.  The loan will be repaid from contributions to the ESOP as approved annually by the Bank’s Board of Directors.  As the debt is repaid, shares are released from collateral and allocated to employees’ accounts. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. When shares are committed for release, the shares become outstanding for earnings per share computations.  Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and may be paid directly to participants or credited to their account; dividends are not paid on unallocated ESOP shares.  Compensation expense is recognized ratably based on the average fair value of shares committed to be released.  Compensation expense attributed to the ESOP was $408,388, $672,765 and $651,958 for the years ended December 31, 2008, 2007 and 2006, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following is a summary of ESOP shares as of December 31, 2008:

Beginning ESOP shares	344,454
Released shares	(230,567)
Shares committed for release	(23,414)
Unreleased shares	90,473

Fair value of unreleased shares	$480,412

NOTE 13:                   DERIVATIVE FINANCIAL INSTRUMENTS

The Company records all derivative financial instruments at fair value in the financial statements.  Derivatives are used as a risk management tool to hedge the exposure to changes in interest rates or other identified market risks.

When a derivative is intended to be a qualifying hedged instrument, the Company prepares written hedge documentation that designates the derivative as 1) a hedge of fair value of a recognized asset or liability (fair value hedge) or 2) a hedge of a forecasted transaction, such as, the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge).  The written documentation includes identification of, among other items, the risk management objective, hedging instrument, hedged item, and methodologies for assessing and measuring hedge effectiveness and ineffectiveness, along with support for management’s assertion that the hedge will be highly effective.

In June 2008, the Company entered into three, 2 year interest rate swap agreements totaling a $90 million notional amount to hedge against interest rate risk on variable rate loans.  As a cash flow hedge, the portion of the change in the fair value of the derivative that has been deemed highly effective is recognized in other comprehensive income until the related cash flows from the hedged item are recognized in earnings.    The Company documents, both at inception and periodically over the life of the hedge, its analysis of actual and expected hedge effectiveness.  To the extent that the hedge of future cash flows is deemed ineffective, changes in the fair value of the derivative are recognized in earnings as a component of other noninterest expense.  For the duration of the swap agreements, there was no ineffectiveness attributable to the cash flow hedges.

On November 7, 2008, the Company elected to terminate the three interest rate swap agreements with a total notional value of $90 million.  At termination, the swaps had a market value (gain) of $1.7 million.  The gain is being accreted into interest income over the remaining twenty month term in accordance with the stated maturity date of the original agreements.

NOTE 14:                   RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to executive officers and directors and their affiliates.  Annual activity consisted of the following:

	Year ended December 31,
	2008	2007	2006

Balance, beginning of year	$3,590,630	$3,508,387	$3,270,812
New Loans	4,460,569	100,000	680,588
Repayments	(1,250,760)	(17,757)	(443,013)

Balance, end of year	$6,800,439	$3,590,630	$3,508,387

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

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

As of December 31, 2008 and 2007, the Bank had outstanding commitments to originate mortgage loans of approximately $5,001,000 and $3,490,000, respectively.  The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.  As of December 31, 2008 and 2007, commitments of $5,001,000 and $2,941,000, respectively, were at fixed rates and $0 and $549,000, respectively, were at floating market rates.

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

The Bank had total outstanding standby letters of credit amounting to $15,059,000 and $12,464,000 as of December 31, 2008 and 2007, respectively, with terms ranging from 30 days to 4 years.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

As of December 31, 2008 and 2007, unused lines of credit to borrowers aggregated approximately $49,253,000 and $63,403,000 for commercial lines and $20,829,000 and $21,957,000 for open-end consumer lines.

As of December 31, 2008, the Company has commitments to purchase $3 million in low income housing investments in southwest Missouri.

NOTE 16:                   CONDENSED PARENT COMPANY STATEMENTS

The condensed balance sheets as of December 31, 2008 and 2007, and statements of income and cash flows for the years ended December 31, 2008, 2007 and 2006 for the parent company, Guaranty Federal Bancshares, Inc., are as follows:

	2008	2007
Assets
Cash	$1,050,726	$547,796
Available-for-sale securities	541,633	658,800
Due from subsidiary	22,195	28,126
Investment in subsidiary	51,546,714	56,693,200
Investment in Capital Trust I & II	465,000	468,420
Prepaid expenses and other assets	402,565	463,642
Refundable income taxes	204,136	681,266
Deferred income taxes	169,649	21,974
	$54,402,618	$59,563,224
Liabilities
Notes payable	$1,435,190	$718,190
Subordinated debentures	15,465,000	15,465,000
Accrued expenses and other liabilities	189,526	224,001
Dividend payable	-	469,373
Stockholders' equity
Common stock	677,980	673,649
Additional paid-in capital	58,535,159	57,571,929
Unearned ESOP shares	(888,930)	(1,116,930)
Retained earnings	39,114,189	45,402,449
Unrealized appreciation on available-for-sale securities and interest rate swaps, net	1,687,858	503,767
Treasury stock	(61,813,354)	(60,348,204)
	$54,402,618	$59,563,224

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Income Statements	Years ended December 31,
	2008	2007	2006

Income
Dividends from subsidiary bank	$2,537,098	$8,487,268	$4,639,062
Loss on investment securities	(563,615)	-	-
Interest income:
Related party	70,165	135,015	150,308
Other	78,865	30,783	31,125
	2,122,513	8,653,066	4,820,495
Expense
Interest expense:
Other	53,132	13,037	963
Related party	1,023,783	1,023,783	1,027,526
Occupancy	2,200	2,400	2,400
Other	686,676	953,200	879,484
	1,765,791	1,992,420	1,910,373
Income before income taxes and equity in undistributed earnings of subsidiaries	356,722	6,660,646	2,910,122
Credit for income taxes	(595,913)	(349,935)	(427,642)
Income before equity in undistributed earnings of subsidiaries	952,635	7,010,581	3,337,764
Equity in undistributed earnings (losses) of subsidiaries	(6,312,346)	(910,699)	3,171,320
Net income (loss)	$(5,359,711)	$6,099,882	$6,509,084

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Statements of Cash Flows	Years ended December 31,
	2008	2007	2006

Cash Flows From Operating Activities

Net income (loss)	$(5,359,711)	$6,099,882	$6,509,084
Items not requiring (providing) cash:
Equity in undistributed (earnings) loss of subsidiaries	3,775,248	-	(3,171,320)
Release of ESOP shares	408,388	672,765	651,958
Stock award plan expense	92,846	71,325	83,192
Loss on investment securities	563,615	-	-
Changes in:
Prepaid expenses and other assets	64,497	19,210	(8,810)
Income taxes payable/refundable	434,415	353,980	(307,380)
Accrued expenses	(34,475)	(52,707)	151,084
Net cash provided by (used in) operating activities	(55,177)	7,164,455	3,907,808

Cash Flows From Investing Activities
Purchase of AFS securities	(717,512)	(718,190)	-
Maturities of AFS securities	300,000	-	-
Distributions in excess of net income of subsidiary	2,537,098	910,699	-
Net (increase) decrease in advance to subsidiary	5,931	769	(28,895)
Net cash provided by (used in) investing activities	2,125,517	193,278	(28,895)

Cash Flows From Financing Activities
Stock options exercised	578,661	1,118,762	1,147,042
Cash dividends paid	(1,397,921)	(1,879,256)	(1,850,300)
Treasury stock purchased	(1,465,150)	(7,479,118)	(3,593,081)
Proceeds from issuance of notes payable	1,064,000	2,468,000	-
Repayment of notes payable	(347,000)	(1,749,810)	-
Net cash used in financing activities	(1,567,410)	(7,521,422)	(4,296,339)

Increase (decrease) in cash	502,930	(163,689)	(417,426)

Cash, beginning of year	547,796	711,485	1,128,911

Cash, end of year	$1,050,726	$547,796	$711,485

NOTE 17:                   SUBSEQUENT EVENTS

Troubled Asset Relief Program

On January 30, 2009, as part of the U.S. Department of the Treasury's Troubled Asset Relief Program's Capital Purchase Program, the Company entered into an Agreement with the United States Department of the Treasury (the "Treasury") pursuant to which the Company sold to the Treasury 17,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (the "Series A Preferred Stock") and issued a ten year warrant (the "Warrant") to purchase 459,459 shares of the Company's common stock (the "Common Stock") for $5.55 per share (the "Warrant Shares") for a total purchase price of $17.0 million in cash (the "Transaction").

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The Series A Preferred Stock will qualify as Tier 1 capital and will be entitled to cumulative preferred dividends at a rate of 5% per year for the first five years, payable quarterly, and 9% thereafter. The Series A Preferred Stock has a liquidation preference of $1,000 per share, plus accrued and unpaid dividends.  The failure by the Company to pay a total of six quarterly dividends, whether or not consecutive, gives the holders of the Series A Preferred Stock the right to elect two directors to the Company's Board of Directors.

During the first three years after the Transaction, the Company may not redeem the Series A Preferred Stock except in conjunction with a "qualified equity offering" meeting certain requirements. After three years, the Company may redeem the Series A Preferred Stock for $1,000 per share, plus accrued and unpaid dividends, in whole or in part, subject to regulatory approval.

In conformity with requirements of the SPA and Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the "EESA"), the Company and its subsidiary, Guaranty Bank, and each of its Senior Executive Officers agreed to limit certain compensation, bonus, incentive and other benefits plans, arrangements, and policies with respect to the Senior Executive Officers during the period that the Treasury owns any debt or equity securities acquired in connection with the Transaction.  The applicable Senior Executive Officers have entered into letter agreements with the Company consenting to the foregoing and have executed a waiver voluntarily waiving any claim against the Treasury or the Company for any changes to such Senior Executive Officer's compensation or benefits that are required to comply with Section 111(b) of EESA.

The Warrant is exercisable immediately upon issuance and expires in ten years. The Warrant has anti-dilution protections and certain other protections for the holder, as well as potential registration rights upon written request from the Treasury.  The Treasury has agreed not to exercise voting rights with respect to the Warrant Shares that it may acquire upon exercise of the Warrant. The number of Warrant Shares may be reduced by up to one-half if the Company completes an equity offering satisfying certain requirements by December 31, 2009. If the Series A Preferred Stock is redeemed in whole, the Company has the right to purchase any shares of the Common Stock held by the Treasury at their fair market value at that time.

The holder has certain registration rights to facilitate a sale of the Series A Preferred Stock upon written request to the Company.  Neither the Series A Preferred Stock, the Warrant nor the Warrant Shares will be subject to any contractual restrictions on transfer, except that Treasury may only transfer or exercise an aggregate of one-half of the Warrant Shares prior to the earlier of the redemption of 100% of the shares of Series A Preferred Stock and December 31, 2009.

FDIC deposit insurance assessments

On February 27, 2009, the FDIC approved to amend the plan for restoring the Deposit Insurance Fund.  The FDIC approved to increase regular premium rates for 2009, implement changes to the risk-based assessment system and impose a special assessment on insured institutions of 20 basis points.

On March 5, 2009, the FDIC stated that it intends to lower the special assessment from 20 basis points to 10 basis points, contingent upon Congress legislation yet to be enacted.  The legislation relates to increasing the FDIC’s borrowing availability with the Department of the Treasury.  The special assessment will be incurred as of June 30, 2009, payable on September 30, 2009.

As a result of these changes and the special assessment, the Company projects a significant increase in its FDIC deposit insurance premium expense by approximately $1.4 million for 2009.

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We have audited the accompanying consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Federal Bancshares, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 10, in 2008 the Company changed its method of accounting for fair value measurements in accordance with Statement of Financial Accounting Standards No. 157.

/s/BKD, LLP

Springfield, Missouri
March 30, 2009

Guaranty Federal Bancshares, Inc.
2008 Annual Report

Board of Directors	Officers
Guaranty Federal Bancshares, Inc.	Guaranty Federal Bancshares, Inc.
and Guaranty Bank

Don M. Gibson
Chairman of the Board
Guaranty Federal Bancshares and	Shaun A. Burke
Guaranty Bank	President,
Chief Executive Officer
Jack L. Barham
Vice Chairman of the Board	Carter M. Peters
Guaranty Federal Bancshares	Executive Vice President,
Chief Financial Officer/Chief Operations Officer
Shaun A. Burke
President and CEO	H. Michael Mattson
Guaranty Federal Bancshares and	Executive Vice President,
Guaranty Bank	Chief Lending Officer

James R. Batten, CPA	E. Lorene Thomas
Executive Vice President	Corporate Secretary
Convoy of Hope

Kurt D. Hellweg
President and CEO
International Dehydrated Foods, Inc. and
American Dehydrated Foods, Inc.

Gregory V. Ostergren
Chairman, President and CEO
American National Property and Casualty
Insurance Companies

Tim Rosenbury, AIA
Executive Vice President and Chairman
Butler, Rosenbury and Partners, Inc.

James L. Sivils, III, JD
Partner - Morelock Ross Companies