Form 10-K, Exhibit 13
period 2010-12-31
GUARANTY FEDERAL BANCSHARES INC
filed 2011-03-30
CIK 1046203

Exhibit 13

Guaranty Federal Bancshares, Inc.
2010 Annual Report

Investor Information

Contents

1  Investor Information

2  Common Stock Prices & Dividends

4  Selected Consolidated Financial and Other Data

5      Management’s Discussion and Analysis of Financial Condition and Results of Operations

17    Consolidated Financial Statements

51    Report of Independent Registered Public Accounting Firm

52   Directors and Officers

ANNUAL MEETING OF STOCKHOLDERS:
The Annual Meeting of Stockholders of the Company will be held Wednesday, May 25, 2011 at 6:00 p.m., local time, at the Guaranty Bank Operations Center, 1414 W. Elfindale, Springfield, Missouri.

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
Husch Blackwell LLP
901 St. Louis St., Suite 1900
Springfield, MO  65806

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
BKD, LLP
910 St. Louis St.
PO Box 1190
Springfield, MO  65801-1190

STOCKHOLDER AND FINANCIAL INFORMATION:
Carter Peters,
Executive Vice President, Chief Financial Officer
417-520-4333

Guaranty Federal Bancshares, Inc.
2010 Annual Report

Common Stock Prices & Dividends

The common stock of Guaranty Federal Bancshares, Inc. (the “Company”) is listed for trading on the NASDAQ Global Market under the symbol “GFED”.  As of March 7, 2011, there were approximately 1,054 holders of shares of the Company’s common stock.  At that date the Company had 6,779,800 shares of common stock issued and 2,660,087 shares of common stock outstanding.

During the years ended December 31, 2010 and 2009, the Company did not declare a cash dividend.  Any future dividends will be at the discretion of the Company’s Board of Directors and will depend on, among other things, the Company’s results of operations, cash requirements and surplus, financial condition, regulatory limitations and other factors that the Company’s Board of Directors may consider relevant.

The table below reflects the range of common stock high and low closing prices per the NASDAQ Global Market by quarter for the years ended December 31, 2010 and 2009.

	Year ended		Year ended
	December 31, 2010		December 31, 2009
	High	Low	High	Low
Quarter ended:
March 31	$5.85	5.08	$5.95	3.85
June 30	6.50	5.30	7.50	4.61
September 30	6.31	5.15	7.00	5.05
December 31	5.18	4.30	6.74	5.04

Guaranty Federal Bancshares, Inc.
2010 Annual Report

Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in The Nasdaq – Total U.S. Index and (b) the cumulative total stockholder return on stocks included in The Nasdaq Bank Index.  All three investment comparisons assume the investment of $100 as of the close of business on December 31, 2005 and the hypothetical value of that investment as of the Company’s fiscal years ended December 31, 2006, 2007, 2008, 2009, and 2010, assuming that all dividends were reinvested.  The graph reflects the historical performance of the Common Stock, and, as a result, may not be indicative of possible future performance of the Common Stock.  The data used to compile this graph was obtained from NASDAQ.

	Period Ending
Index	12/31/2005	12/31/2006	12/31/2007	12/31/2008	12/31/2009	12/31/2010
Guaranty Federal Bancshares, Inc.	100	102.9	102.94	19.03	18.21	17.22
NASDAQ - Total US	100	109.52	120.27	71.51	102.89	120.29
NASDAQ Bank Index	100	111.01	86.51	65.81	53.63	60.01

Guaranty Federal Bancshares, Inc.
Selected Consolidated Financial and Other Data

The following tables include certain information concerning the financial position and results of operations of Guaranty Federal Bancshares, Inc. (including consolidated data from operations of Guaranty Bank) as of the dates indicated.  Dollar amounts are expressed in thousands except per share data.

Summary Balance Sheets	As of December 31,
	2010	2009	2008	2007	2006
ASSETS
Cash and cash equivalents	$14,145	$33,017	$15,097	$12,046	$14,881
Investments and interest-bearing deposits	109,891	119,693	66,062	15,385	8,669
Loans receivable, net	504,665	528,503	558,327	516,242	480,269
Accrued interest receivable	2,670	2,671	2,632	3,323	2,910
Prepaids and other assets	18,982	25,249	16,573	8,613	10,075
Foreclosed assets	10,540	6,760	5,655	727	173
Premises and equipment	11,325	11,818	11,324	9,442	7,868
Bank owned life insurance	10,450	10,069	-	-	-
	$682,668	$737,780	$675,670	$565,778	$524,845
LIABILITIES
Deposits	$480,694	$513,051	$447,079	$418,191	$352,230
Federal Home Loan Bank advances	93,050	116,050	132,436	76,086	108,000
Securities sold under agreements to repurchase	39,750	39,750	39,750	9,849	1,703
Subordinated debentures	15,465	15,465	15,465	15,465	15,465
Other liabilities	1,668	2,053	3,627	3,500	2,548
	630,627	686,369	638,357	523,091	479,946

STOCKHOLDERS' EQUITY	52,041	51,411	37,313	42,687	44,899
	$682,668	$737,780	$675,670	$565,778	$524,845

Summary Statements of Operations	Years ended December 31,
	2010	2009	2008	2007	2006

Interest income	$32,331	$33,873	$36,363	$37,972	$35,204
Interest expense	14,807	20,527	19,524	20,519	17,386
Net interest income	17,524	13,346	16,839	17,453	17,818
Provision for loan losses	5,200	6,900	14,744	840	750
Net interest income after provision for loan losses	12,324	6,446	2,095	16,613	17,068
Noninterest income	4,350	4,288	2,316	4,729	3,660
Noninterest expense	15,049	14,710	12,760	11,842	10,177
Income (loss) before income taxes	1,625	(3,976)	(8,349)	9,500	10,551
Provision (credit) for income taxes	494	(1,635)	(2,989)	3,400	4,042

Net income (loss)	$1,131	$(2,341)	$(5,360)	$6,100	$6,509
Preferred stock dividends and discount accretion	1,126	1,032	-	-	-
Net income (loss) available to common shareholders	$5	$(3,373)	$(5,360)	$6,100	$6,509

Basic income (loss) per common share	$-	$(1.29)	$(2.06)	$2.25	$2.34
Diluted income (loss) per common share	$-	$(1.29)	$(2.06)	$2.19	$2.25

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations

GENERAL

Guaranty Federal Bancshares, Inc. (the “Company”) is a Delaware corporation organized on December 30, 1997 that operates as a one-bank holding company. Guaranty Bank (the “Bank”) is a wholly-owned subsidiary of the Company.

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

FINANCIAL CONDITION

From December 31, 2009 to December 31, 2010, the Company’s total assets decreased $55,111,732 (7%) to $682,668,120, liabilities decreased $55,741,865 (8%) to $630,627,354, and stockholders' equity increased $630,133 (1%) to $52,040,766.  The ratio of stockholders’ equity to total assets increased to 7.6% during this period, compared to 7.0% as of December 31, 2009.

From December 31, 2009 to December 31, 2010, cash and cash equivalents decreased $18,871,368 (57%) to $14,145,329 and interest-bearing deposits decreased $3,775,802 (23%) to $12,785,000.

From December 31, 2009 to December 31, 2010, available-for-sale securities decreased $5,814,598 (6%). The decrease is primarily due to maturities and principal payments exceeding purchases for 2010. Gains on sales of investment securities decreased $414,644 (60%) to $275,125 for the year ended December 31, 2010.

From December 31, 2009 to December 31, 2010, held-to-maturity securities decreased $211,827 (45%) to $260,956 due to principal repayments received during the year. Stock of the Federal Home Loan Bank of Des Moines (“FHLB”) was decreased by $951,400 (16%) to $5,025,200 due to lower stock requirements necessary from the reduction in FHLB advances.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations

From December 31, 2009 to December 31, 2010, net loans receivable decreased by $23,057,668 (4%) to $501,980,385.  During this period, permanent loans secured by both owner and non-owner occupied one to four unit residential real estate decreased $5,069,537 (5%), multi-family permanent loans increased $8,233,793 (23%), construction loans decreased $12,082,642 (16%), permanent loans secured by commercial real estate decreased $837,639 (1%), commercial loans decreased $7,106,355 (8%), and installment loans decreased $7,142,154 (23%).

As of December 31, 2010, management identified loans totaling $27,211,000 as impaired with a related allowance for loan losses of $6,026,000.    Impaired loans decreased by $12,484,123 during 2010, compared to the balance of $40,009,123 at December 31, 2009.

From December 31, 2009 to December 31, 2010, the allowance for loan losses decreased $993,420 to $13,082,703.  In addition to the provision for loan loss of $5,200,000 recorded by the Company during the year ended December 31, 2010, loan charge-offs of specific loans (classified as nonperforming at December 31, 2009) exceeded recoveries by $6,193,420 for the twelve months ended December 31, 2010. Also, the Company experienced a significant decline in loan balances during fiscal year 2010 that has reduced allowance for loan loss reserve requirements. The allowance for loan losses as of December 31, 2010 and December 31, 2009 was 2.54% and 2.61% of gross loans outstanding (excluding mortgage loans held for sale), respectively.  As of December 31, 2010, the allowance for loan losses was 48% of impaired loans versus 35% as of December 31, 2009.   Management believes the allowance for loan losses is at a level to be sufficient in providing for potential loan losses in the Bank’s existing loan portfolio.

From December 31, 2009 to December 31, 2010, the prepaid FDIC deposit insurance premiums decreased $1,158,519 (28%) to $2,977,356 due to the utilization of credits for 2010 assessments.  The remaining balance consists of estimated insurance assessments to be incurred for fiscal years 2011 and 2012.

As of December 31, 2010, foreclosed assets held for sale consisted primarily of real estate related to single family residences, one commercial property located in Branson, MO of $2.2 million and one commercial development in northwest Arkansas of $3.5 million.

From December 31, 2009 to December 31, 2010, income taxes receivable decreased $3,781,970 (100%) to $0 primarily due to $3,726,331 of refunds received on prior year taxes paid from net operating loss carry backs.

From December 31, 2009 to December 31, 2010, deposits decreased $32,356,829 (6%) to $480,694,273.  During this period, checking and savings accounts increased by $5.5 million and certificates of deposit decreased by $37.9 million.  The increase in the checking and savings accounts was due to the Bank’s marketing efforts to obtain additional personal and commercial checking business.  At December 31, 2010, included in the certificates of deposit totals are $37.3 million in deposits classified as “brokered”, an increase of $17.5 million from December 31, 2009. This was primarily due to a reclassification of $18.4 million of deposits previously classified as “internet” certificates.

From December 31, 2009 to December 31, 2010, the Company’s borrowings from the FHLB decreased $23,000,000 (20%) to $93,050,000 due to principal repayments during the period.

From December 31, 2009 to December 31, 2010, stockholders’ equity (including unrealized appreciation on available-for-sale securities and interest rate swaps, net of tax) increased $630,133 (1%) to $52,040,766.  The Company earned net income for the year ended December 31, 2010 of $1,130,771.  In conjunction with the Series A Preferred Stock, the Company recorded $850,000 of dividends (5%) as of December 31, 2010.  On a per common share basis, stockholders’ equity increased $.02 from $13.49 as of December 31, 2009 to $13.51 as of December 31, 2010.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

The following table shows the balances as of December 31, 2010 of various categories of interest-earning assets and interest-bearing liabilities and the corresponding yields and costs, and, for the periods indicated: (1) the average balances of various categories of interest-earning assets and interest-bearing liabilities, (2) the total interest earned or paid thereon, and (3) the resulting weighted average yields and costs.  In addition, the table shows the Company’s rate spreads and net yields.  Average balances are based on daily balances.  Tax-free income is not material; accordingly, interest income and related average yields have not been calculated on a tax equivalent basis.  Average loan balances include non-accrual loans.  Dollar amounts are expressed in thousands.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations

	As of December 31, 2010		Year Ended December 31, 2010			Year Ended December 31, 2009			Year Ended December 31, 2008
	Balance	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$517,748	5.61%	$517,133	$28,348	5.48%	$548,847	$29,695	5.41%	$555,828	$33,019	5.94%
Investment securities	97,106	3.06%	110,149	3,477	3.16%	102,096	3,744	3.67%	58,727	3,125	5.32%
Other assets	29,040	0.82%	48,054	506	1.05%	65,853	434	0.66%	7,869	219	2.78%
Total interest-earning	643,894	5.01%	675,336	32,331	4.79%	716,796	33,873	4.73%	622,424	36,363	5.84%
Noninterest-earning	38,774		48,148			25,294			24,092
	$682,668		$723,484			$742,090			$646,516

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing:
Savings accounts	$19,189	0.68%	$17,322	$140	0.81%	$13,069	$121	0.93%	$12,980	$143	1.10%
Transaction accounts	258,676	1.16%	257,629	3,968	1.54%	215,494	6,152	2.85%	102,341	1,806	1.76%
Certificates of deposit	176,195	2.42%	201,090	5,520	2.75%	262,719	9,108	3.47%	285,845	12,270	4.29%
FHLB advances	93,050	2.64%	110,613	2,989	2.70%	112,851	3,152	2.79%	119,957	3,238	2.70%
Subordinated debentures	15,465	6.62%	15,465	1,024	6.62%	15,465	1,024	6.62%	15,465	1,024	6.62%
Repurchase agreements	39,750	3.10%	39,750	1,166	2.93%	39,750	970	2.44%	38,604	1,043	2.70%
Total interest-bearing	602,325	2.01%	641,869	14,807	2.31%	659,348	20,527	3.11%	575,192	19,524	3.39%
Noninterest-bearing	28,302		28,302			30,467			30,516
Total liabilities	630,627		670,171			689,815			605,708
Stockholders' equity	52,041		53,313			52,275			40,808
	$682,668		$723,484			$742,090			$646,516
Net earning balance	$41,569		$33,467			$57,448			$47,232
Earning yield less costing rate		3.00%			2.48%			1.62%			2.45%
Net interest income, and net yield spread on interest-earning assets				$17,524	2.59%		$13,346	1.86%		$16,839	2.71%

Ratio of interest-earning assets to interest-bearing liabilities	107%		105%			109%			108%

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

	Year ended				Year ended
	December 31, 2010 versus December 31, 2009				December 31, 2009 versus December 31, 2008

	Average Balance	Interest Rate	Rate & Balance	Total	Average Balance	Interest Rate	Rate & Balance	Total
Interest income:
Loans	$(1,716)	$392	$(23)	$(1,347)	$(415)	$(2,946)	$37	$(3,324)
Investment securities	295	(521)	(41)	(267)	2,308	(972)	(717)	619
Other assets	(117)	259	(70)	72	1,614	(167)	(1,232)	215
Net change in interest income	(1,538)	130	(134)	(1,542)	3,507	(4,085)	(1,912)	(2,490)

Interest expense:
Savings accounts	39	(15)	(5)	19	1	(23)	-	(22)
Transaction accounts	1,203	(2,833)	(554)	(2,184)	1,997	1,115	1,234	4,346
Certificates of deposit	(2,137)	(1,896)	445	(3,588)	(993)	(2,360)	191	(3,162)
FHLB advances	(62)	(103)	2	(163)	(192)	113	(7)	(86)
Subordinated debentures	-	-	-	-	-	-	-	-
Repurchase agreements	-	196	-	196	31	(101)	(3)	(73)
Net change in interest expense	(957)	(4,651)	(112)	(5,720)	844	(1,256)	1,415	1,003
Change in net interest income	$(581)	$4,781	$(22)	$4,178	$2,663	$(2,829)	$(3,327)	$(3,493)

RESULTS OF OPERATIONS - COMPARISON OF YEAR ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2009

	Average for the Year Shown
	Prime	Ten-Year Treasury	One-Year Treasury
December 31, 2010	3.25%	3.22%	0.32%
December 31, 2009	3.25%	3.26%	0.47%
Change in rates	0.00%	-0.04%	-0.15%

Interest Rates.  The Bank charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates.  The above table sets forth the weekly average interest rates for the 52 weeks ending December 31, 2010 and December 31, 2009 as reported by the Federal Reserve. The Bank typically indexes its adjustable rate commercial loans to prime and its adjustable rate mortgage loans to the one-year treasury rate.  The ten-year treasury rate is a proxy for 30-year fixed rate home mortgage loans.

Rates were steady and remained low for 2010 as the Federal Reserve Open Market Committee (“FOMC”) left the discount rate at 25 basis points.  As of December 31, 2010, the prime rate was 3.25% and unchanged from December 31, 2009.

Interest Income.  Total interest income decreased $1,541,960 (5%).  The average balance of interest-earning assets decreased $41,460,000 (6%) while the yield on average interest earning assets increased 6 basis points to 4.79%.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

Interest on loans decreased $1,347,485 (5%) and the average loan receivable balance decreased $31,714,000 (6%) while the average yield increased 7 basis points to 5.48%.  The Company’s yield on loans was negatively impacted due to the expiration of interest income being recognized on a matured interest rate swap as of June 30, 2010.  The effect for the year ending December 31, 2010 was approximately $510,000.  Another factor that has negatively impacted the Company’s yield on loans is the high level of nonaccrual loans which has decreased to $23.0 million as of December 31, 2010, as compared to $34.3 million as of December 31, 2009.

Interest Expense.  Total interest expense decreased $5,719,706 (28%) as the average balance of interest-bearing liabilities decreased $17,479,000 (3%) while the average cost of interest-bearing liabilities decreased 80 basis points to 2.31%.

Interest expense on deposits decreased $5,753,057 (37%) during 2010 as the average balance of interest bearing deposits decreased $15,241,000 (3%), but the average interest rate paid to depositors decreased 111 basis points to 2.02%.  The primary reason for the significant decrease in the average cost of interest bearing deposits was the reduction at the beginning of 2010 in the cost of money market deposits generated through an aggressive deposit campaign in the first quarter of 2009.

The average balance of FHLB advances decreased $2,238,000 (2%) while the average cost of those advances decreased 9 basis points to 2.70%.  As a result, interest expense on these advances decreased $163,806 (5%).  As of December 31, 2010, FHLB advances were 14% of total assets, compared to 16% of total assets as of December 31, 2009.

Net Interest Income.  The Company’s net interest income increased $4,177,746 (31%).  During the year ended December 31, 2010, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $33,467,000, resulting in a decrease in the average net earning balance of $23,981,000 (42%), a result of management’s intent to roll off certain high priced deposits with low yielding assets.  In addition, the Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 86 basis points from 1.62% to 2.48%.

Provision for Loan Losses.  Provisions for loan losses are charged or credited to earnings to bring the total allowance for loan losses to a level considered adequate by the Company to provide for potential loan losses in the existing loan portfolio.  When making its assessment, the Company considers prior loss experience, volume and type of lending, local banking trends and impaired and past due loans in the Company’s loan portfolio.  In addition, the Company considers general economic conditions and other factors related to collectability of the Company’s loan portfolio.

Based on its internal analysis and methodology, management recorded a provision for loan losses of $5,200,000 and $6,900,000 for the years ended December 31, 2010 and 2009, respectively.  Provisions recorded in 2010 are due to the Bank’s charge-offs during the year, continuing concerns over the local and national economy and over certain specific borrowers.

The Bank will continue to monitor its allowance for loan losses and make future additions based on economic and regulatory conditions.  Management of the Company anticipates the need to continue increasing the allowance for loan losses through charges to the provision for loan losses if growth in the Bank’s loan portfolio is experienced or other circumstances warrant.  Although the Bank maintains its allowance for loan losses at a level which it considers to be sufficient to provide for potential loan losses in its existing loan portfolio, there can be no assurance that future loan losses will not exceed internal estimates.  In addition, the amount of the allowance for loan losses is subject to review by regulatory agencies which can order the establishment of additional loan loss provisions.

Non-Interest Income.  Non-interest income increased $62,537 (1%).  The gain on sale of loans of $1,749,857 for 2010, compared to $1,443,385 for 2009 was due to favorable mortgage rates resulting in increased volume on fixed rate mortgage loan sales.  Gains on investment securities for the year ended December 31, 2010 were $275,125 compared to $689,769 for the year ended December 31, 2009.  The gains in fiscal 2010 were the result of restructurings of the bond portfolio and to manage interest rate risk.  Deposit service charges decreased $249,665 (14%) due primarily to declines in overdraft charges, which is partially due to the adoption of Regulation E.  Regulation E has negatively impacted overdraft income due to new requirements on debit card and ATM transactions.  The long-term impact cannot be fully determined.  Loss on foreclosed assets decreased $31,015 (6%) in 2010, but remained elevated primarily due to the difficult market conditions causing sharp declines in real estate values on foreclosed properties held or sold by the Company.  Earnings from bank owned life insurance were $380,090 for 2010 compared to $69,539 for 2009.  This increase was due to the original purchase occurring on October 30, 2009.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

Non-Interest Expense.  Non-interest expense increased $339,922 (2%).  This increase was primarily due to increases in salaries and employee benefits of $684,410 (9%) offsetting the decrease in FDIC deposit insurance premiums of $299,962 (20%).

The increase in compensation was due to normal salary and benefits increases for the Bank’s employees, along with a few key personnel additions in the latter half of the third quarter of 2009 and the second quarter of 2010.  The overall staff increased from 162 full-time equivalent employees as of December 31, 2009 to 170 full-time equivalent employees as of December 31, 2010.

Decreases in FDIC deposit insurance premiums were due to the special assessment of $341,000 that was incurred as of June 30, 2009 and paid on September 30, 2009.

Income Taxes.  The increase in income tax expense is a direct result of the Company’s increase in taxable income for the year ended December 31, 2010 compared to the taxable loss for the year ended December 31, 2009.

Cash Dividends Paid.  The Company did not pay dividends on its common shares during 2010.  During 2010, the Company paid $850,000 in dividends on its preferred stock.

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

Rates were steady and remained low for 2009 as the FOMC left the discount rate at 25 basis points.  As of December 31, 2009, the prime rate was 3.25% and unchanged from December 31, 2008.

Interest Income.  Total interest income decreased $2,489,956 (7%).  The average balance of interest-earning assets increased $94,372,000 (15%) while the yield on average interest earning assets decreased 111 basis points to 4.73%.

The impact of the Federal Reserve’s interest rate cuts throughout 2008 adversely impacted the Bank’s loan portfolio in 2009, specifically those loans which are directly tied to the prime rate.  Interest on loans decreased $3,323,730 (10%) and the average loan receivable balance decreased $6,981,000 (1%) while the average yield decreased 53 basis points to 5.41%.  Another factor that adversely impacted the Company’s yield on loans is the level of nonaccrual loans which had increased to $34.3 million as of December 31, 2009, as compared to $20.7 million as of December 31, 2008.  Also, during 2009, the Company increased its investment securities and interest-bearing deposits during the year which, because of the low interest rate environment for investment yields, decreased the average yield on investment securities by 165 basis points as compared to fiscal year 2008.

Interest Expense.  Total interest expense increased $1,002,361 (5%) as the average balance of interest-bearing liabilities increased $84,156,000 (15%) while the average cost of interest-bearing liabilities decreased 28 basis points to 3.11%.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

The primary increase in interest-bearing liabilities was due to the Bank’s strong emphasis on increasing money market accounts through an aggressive deposit campaign.  This initiative to improve core deposit liquidity increased the Bank’s interest expense on deposits.  Interest expense on deposits increased $1,161,458 (8%) during 2009 as the average balance of interest bearing deposits increased $90,116,000 (22%), but the average interest rate paid to depositors decreased 41 basis points to 3.13%.

The average balance of FHLB advances decreased $7,106,000 (6%) while the average cost of those advances increased 9 basis points to 2.79%.  As a result, interest expense on these advances decreased $85,135 (3%).  As of December 31, 2009, FHLB advances were 16% of total assets, compared to 20% of total assets as of December 31, 2008.

Net Interest Income.  The Company’s net interest income decreased $3,492,317 (21%).  During the year ended December 31, 2009, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $57,448,000, resulting in an increase in the average net earning balance of $10,216,000 (22%).    In addition, the Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities decreased by 83 basis points from 2.45% to 1.62%.

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

Based on its internal analysis and methodology, management recorded a provision for loan losses of $6,900,000 and $14,744,079 for the years ended December 31, 2009 and 2008, respectively.  Provisions recorded in 2009 were due to the Bank’s charge-offs during the year, increases in nonperforming loans, continuing concerns over the local and national economy and certain specific borrowers.  However, despite growing nonperforming loan balances during 2009, the Company experienced a significant decline in overall loan balances as of December 31, 2009, as compared to December 31, 2008 (a decline of $32.5 million or 6%). The Company also experienced lower reserve requirements on newly classified nonperforming credits during the year ended December 31, 2009 and this was reflected in a lower provision requirement for fiscal year 2009, as compared to fiscal year 2008.

The Bank will continue to monitor its allowance for loan losses and make future additions based on economic and regulatory conditions.  Management of the Company anticipates the need to continue increasing the allowance for loan losses through charges to the provision for loan losses if growth in the Bank’s loan portfolio is experienced or other circumstances warrant.  Although the Bank maintains its allowance for loan losses at a level which it considers to be sufficient to provide for potential loan losses in its existing loan portfolio, there can be no assurance that future loan losses will not exceed internal estimates.  In addition, the amount of the allowance for loan losses is subject to review by regulatory agencies which can order the establishment of additional loan loss provisions.

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

Income Taxes.  The credit for income taxes was a direct result of the Company’s taxable loss for the year ended December 31, 2009.

Cash Dividends Paid.  The Company did not pay dividends on its common shares during 2009.  During 2009, the Company paid $672,917 in dividends on its preferred stock issued under the CPP.

ASSET / LIABILITY MANAGEMENT

The responsibility of managing and executing the Bank’s Asset Liability Policy falls to the Bank’s Asset/ Liability Committee (ALCO.)  ALCO seeks to manage interest rate risk so as to capture the highest net interest income, and to stabilize that net interest income, through changing interest rate environments.  Management attempts to position the Bank’s instrument repricing characteristics in line with probable rate movements in order to minimize the impact of changing interest rates on the Bank’s net interest income.  Since the relative spread between financial assets and liabilities is constantly changing, the Bank’s current net interest income may not be an indication of future net interest income.

The Bank has continued to emphasize the origination of commercial business, home equity, consumer and adjustable-rate, one- to four-family residential loans while originating fixed-rate, one- to four-family residential loans primarily for immediate resale in the secondary market.  Management continually monitors the loan portfolio for the purpose of product diversification and over concentration.

The Bank constantly monitors its deposits in an effort to prohibit them from adversely impacting the Bank’s interest rate sensitivity.  Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank’s asset/liability management objectives and spread requirements.  As of December 31, 2010 and 2009, the Bank’s savings accounts, checking accounts, and money market deposit accounts totaled $304,499,807 or 63% of its total deposits and $298,995,433 or 58% of total deposits, respectively.  The weighted average rate paid on these accounts decreased 153 basis points from 2.49% on December 31, 2009 to 0.96% on December 31, 2010 primarily due to the Bank’s efforts to reprice its money market deposit accounts.  The Bank anticipates the ability to continue cautiously lowering its cost of funds in 2011 while maintaining its liquidity position.

INTEREST RATE SENSITIVITY ANALYSIS

The following table sets forth as of December 31, 2010, management’s estimates of the projected changes in Economic Value of Equity (“EVE”) in the event of instantaneous and permanent increases and decreases in market interest rates.  Dollar amounts are expressed in thousands.

BP Change	Estimated Net Portfolio Value			NPV as % of PV of Assets
in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
+300	57,455	(7,063)	-11%	8.57%	-0.75%
+200	59,563	(4,955)	-8%	8.79%	-0.53%
+100	61,899	(2,619)	-4%	9.04%	-0.28%
NC	64,518	-	0%	9.32%	0.00%
-100	67,669	3,151	5%	9.66%	0.34%
-200	71,831	7,313	11%	10.13%	0.82%

Computations of prospective effects of hypothetical interest rate changes are based on an internally generated model using actual maturity and repricing schedules for the Bank’s loans and deposits, and are based on numerous assumptions, including relative levels of market interest rates, loan repayments and deposit run-offs, and should not be relied upon as indicative of actual results.  Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.  All EVE and earnings projections are based on a point in time static balance sheet.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

Management cannot predict future interest rates or their effect on the Bank’s EVE in the future.  Certain shortcomings are inherent in the method of analysis presented in the computation of EVE.  For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates.  Additionally, certain assets, such as floating-rate loans, which represent the Bank’s primary loan product, have an initial fixed rate period typically from one to five years and over the remaining life of the asset changes in the interest rate are restricted.  In addition, the proportion of adjustable-rate loans in the Bank’s loan portfolio could decrease in future periods due to refinancing activity if market interest rates remain constant or decrease in the future. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in the table.  Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

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

The Company’s most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less.  The levels of such assets are dependent on the Bank’s operating, financing, and investment activities at any given time.  The Company’s cash and cash equivalents totaled $14,145,329 as of December 31, 2010 and $33,016,697 as of December 31, 2009, representing a decrease of $18,871,368.  The Company’s interest-bearing deposits totaled $12,785,000 as of December 31, 2010 and $16,560,802 as of December 31, 2009.  The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows, which are subject to, and influenced by, many factors.  Management has many policies and controls in place to attempt to manage the appropriate level of liquidity versus the need to invest in loans and securities needed to increase net interest income.

In addition to the capital necessary to meet the Company’s conditional commitments discussed under the caption “Off-Balance Sheet Arrangements” below, the Bank also has $121,003,245 in certificates of deposit that are scheduled to mature in one year or less.  Management anticipates that the majority of these certificates will renew in the normal course of operations. Based on existing collateral as well as the FHLB’s limitation of advances to 25% of assets, the Bank has the ability to borrow an additional $57,745,418 from the FHLB, as of December 31, 2010.  Based on existing collateral, the Bank has the ability to borrow $39,001,652 from the Federal Reserve Bank as of December 31, 2010.  The Bank plans to maintain its FHLB and Federal Reserve Bank borrowings to a level that will provide a borrowing capacity sufficient to provide for contingencies.

The Company’s Tier 1 capital position of $65,174,000 is 9.3% of average assets as of December 31, 2010. The Company has an excess of $37,182,000, $43,545,000, and $28,728,000 of required regulatory levels of tangible, core, and risk-based capital, respectively.  In addition, under current regulatory guidelines, the Bank is classified as well capitalized.  See also additional information provided under the caption “Regulatory Matters” in Note 1 of the Notes to Consolidated Financial Statements.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

With regards to the securities sold to the Treasury under the Capital Purchase Program, if the Company is unable to redeem the Series A Preferred Stock within five years of its issuance, the cost of capital to the Company will increase significantly from 5% per annum ($850,000 annually) to 9% per annum ($1,530,000 annually).  Depending on the Company’s financial condition at the time, the increase in the annual dividend rate on the Series A Preferred Stock could have a material adverse effect on the Company’s liquidity and net income available to common stockholders.

OFF-BALANCE SHEET ARRANGEMENTS

Various commitments and contingent liabilities arise in the normal course of business, which are not required to be recorded on the balance sheet.  The most significant of these are loan commitments, lines of credit and standby letters of credit.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  As of December 31, 2010 and 2009, the Bank had outstanding commitments to originate loans of approximately $7,949,000 and $5,589,000, respectively.  Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  As of December 31, 2010 and 2009, unused lines of credit to borrowers aggregated approximately $50,473,000 and $32,539,000 for commercial lines and $17,525,000 and $17,820,000 for open-end consumer lines.  Since a portion of the loan commitment and line of credit may expire without being drawn upon, the total unused commitments and lines do not necessarily represent future cash requirements.

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.  The Bank had total outstanding standby letters of credit amounting to $12,261,000 and $15,623,000 as of December 31, 2010 and 2009, respectively.  The commitments extend over varying periods of time.

In connection with the Company’s issuance of the Trust Preferred Securities and pursuant to two guarantee agreements by and between the Company and Wilmington Trust Company, the Company issued a limited, irrevocable guarantee of the obligations of each Trust under the Trust Preferred Securities whereby the Company has guaranteed any and all payment obligations of the Trusts related to the Trust Preferred Securities including distributions on, and the liquidation or redemption price of, the Trust Preferred Securities to the extent each Trust does not have funds available.

AGGREGATE CONTRACTUAL OBLIGATIONS

The following table summarizes the Company’s fixed and determinable contractual obligations by payment date as of December 31, 2010.  Dollar amounts are expressed in thousands.

Contractual Obligations	Total	One Year or less	One to Three Years	Three to Five Years	More than Five Years

Deposits without stated maturity	$304,500	304,500	-	-	-
Time and brokered certificates of deposit	176,194	121,003	50,077	5,046	68
Other borrowings	39,750	-	-	-	39,750
Federal Home Loan Bank advances	93,050	25,000	15,700	250	52,100
Subordinated debentures	15,465	-	-	-	15,465
Operating leases	599	160	203	163	73
Purchase obligations	-	-	-	-	-
Other long term obligations	296,880	296,880	-	-	-
Total	$926,438	747,543	65,980	5,459	107,456

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

 Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  There can be no assurance that actual results will not differ from those estimates.  If actual results are different than management’s judgments and estimates, the Company’s financial results could change, and such change could be material to the Company.

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

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

In June 2009, the Financial Accounting Standards Board (FASB) issued ASC 810-10, “Amendments to FASB Interpretation No. 46R”.  The standard amends the tests for analyzing whether a company’s interest in a variable interest entity (“VIE”) gives it a controlling financial interest.  A company must assess whether it has an implicit financial responsibility to ensure that the VIE operates as designed when determining whether it has the power to direct the activities of the VIE that significantly impact its economic performance.  Ongoing reassessments of whether a company is the primary beneficiary are also required by the standard.  This standard was effective for the Company on January 1, 2010 and did not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements” which impacts ASC 820-10, “Fair Value Measurements and Disclosures”.  The amendments in this update require new disclosures about significant transfers in and out of Level 1 and Level 2 fair value measurements.  The amendment also requires a reporting entity to provide information about activity for purchases, sales, issuances and settlements in Level 3 fair value measurements and clarify disclosures about the level of disaggregation and disclosures about inputs and valuation techniques.  The ASU was effective for the Company on January 1, 2010 and did not have a material impact on the Company’s consolidated financial statements.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

In July 2010, the FASB issued ASU 2010-20, “Receivables: Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”, to improve disclosures about the credit quality of financing receivables and the allowance for credit losses.  Companies will be required to provide more information about the credit quality of their financing receivables in the disclosures to financial statements, such as aging information and credit quality indicators.  Both new and existing disclosures must be disaggregated by portfolio segment or class.  The disaggregation of information is based on how a company develops its allowance for credit losses and how it manages its credit exposure.  Required disclosures as of the end of a reporting period are effective for periods ending on or after December 15, 2010, while required disclosures about activity that occurs during a reporting period are effective for periods beginning on or after December 15, 2010.  The impact on our disclosures is reflected in Note 3 of the notes to consolidated financial statements.

SUMMARY OF UNAUDITED QUARTERLY OPERATING RESULTS

	Year Ended December 31, 2010, Quarter ended
	Mar-10	Jun-10	Sep-10	Dec-10
Interest income	$8,265,282	$8,228,615	$7,845,909	$7,991,670
Interest expense	4,155,805	3,806,088	3,659,835	3,185,151
Net interest income	4,109,477	4,422,527	4,186,074	4,806,519
Provision for loan losses	950,000	950,000	850,000	2,450,000
Gain on loans and investment securities	458,592	372,835	513,553	680,002
Other noninterest income, net	733,450	687,764	665,568	238,267
Noninterest expense	3,635,938	3,758,731	3,706,621	3,948,315
Income (loss) before income taxes	715,581	774,395	808,574	(673,527)
Provision (credit) for income taxes	239,715	281,892	286,370	(313,725)
Net income (loss)	475,866	492,503	522,204	(359,802)
Preferred stock dividends and discount accretion	281,391	281,390	281,391	281,391
Net income (loss) available to common shareholders	$194,475	$211,113	$240,813	$(641,193)
Basic income (loss) per common share	$0.07	$0.08	$0.09	$(0.24)
Diluted income (loss) per common share	$0.07	$0.08	$0.09	$(0.24)

	Year Ended December 31, 2009, Quarter ended
	Mar-09	Jun-09	Sep-09	Dec-09
Interest income	$8,323,301	$8,504,112	$8,534,335	$8,511,688
Interest expense	5,307,991	5,204,374	5,086,082	4,928,138
Net interest income	3,015,310	3,299,738	3,448,253	3,583,550
Provision for loan losses	980,000	3,300,000	670,000	1,950,000
Gain on loans and investment securities	355,410	759,812	656,036	361,896
Other noninterest income, net	453,562	762,651	674,332	263,795
Noninterest expense	3,744,565	4,035,322	3,391,956	3,537,840
Income (loss) before income taxes	(900,283)	(2,513,121)	716,665	(1,278,599)
Provision (credit) for income taxes	(308,163)	(881,039)	142,202	(587,620)
Net income (loss)	(592,120)	(1,632,082)	574,463	(690,979)
Preferred stock dividends and discount accretion	187,594	281,390	281,391	281,391
Net income (loss) available to common shareholders	$(779,714)	$(1,913,472)	$293,072	$(972,370)
Basic income (loss) per common share	$(0.30)	$(0.73)	$0.11	$(0.37)
Diluted income (loss) per common share	$(0.30)	$(0.73)	$0.11	$(0.37)

Guaranty Federal Bancshares, Inc.
Consolidated Balance Sheets
December 31, 2010 and 2009

	December 31, 2010	December 31, 2009
ASSETS
Cash and due from banks	$2,968,669	$4,527,813
Interest-bearing deposits in other financial institutions	11,176,660	28,488,884
Cash and cash equivalents	14,145,329	33,016,697
Interest-bearing deposits	12,785,000	16,560,802
Available-for-sale securities	96,844,653	102,659,251
Held-to-maturity securities	260,956	472,783
Stock in Federal Home Loan Bank, at cost	5,025,200	5,976,600
Mortgage loans held for sale	2,685,163	3,465,080
Loans receivable, net of allowance for loan losses of December 31, 2010 and 2009 - $13,082,703 and $14,076,123, respectively	501,980,385	525,038,053
Accrued interest receivable:
Loans	2,058,576	2,014,418
Investments and interest-bearing deposits	611,698	657,145
Prepaid expenses and other assets	6,161,861	6,731,409
Prepaid FDIC deposit insurance premiums	2,977,356	4,135,875
Foreclosed assets held for sale	10,539,867	6,759,648
Premises and equipment	11,324,685	11,817,516
Bank owned life insurance	10,449,630	10,069,540
Income taxes receivable	-	3,718,970
Deferred income taxes	4,817,761	4,686,065
	$682,668,120	$737,779,852

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	$480,694,273	$513,051,102
Federal Home Loan Bank advances	93,050,000	116,050,000
Securities sold under agreements to repurchase	39,750,000	39,750,000
Subordinated debentures	15,465,000	15,465,000
Advances from borrowers for taxes and insurance	134,002	135,610
Accrued expenses and other liabilities	655,404	519,385
Accrued interest payable	878,675	1,398,122
	630,627,354	686,369,219

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Capital Stock:
Series A preferred stock, $0.01 par value; authorized 2,000,000 shares;issued and outstanding December 31, 2010 and 2009 - 17,000 shares	16,150,350	15,874,788
Common stock, $0.10 par value; authorized 10,000,000 shares;issued December 31, 2010 and 2009 - 6,779,800 shares;	677,980	677,980
Common stock warrants; December 31, 2010 and 2009 - 459,459 shares	1,377,811	1,377,811
Additional paid-in capital	58,505,046	58,523,646
Unearned ESOP shares	(432,930)	(660,930)
Retained earnings, substantially restricted	35,746,914	35,741,705
Accumulated other comprehensive income
Unrealized appreciation on available-for-sale securities and effect of interest rate swaps, net of income taxes; December 31, 2010 and 2009 - $1,082,399 and $996,342, respectively	1,843,004	1,696,502
	113,868,175	113,231,502

Treasury stock, at cost; December 31, 2010 and December 31, 2009 -4,080,220 and 4,079,067 shares, respectively	(61,827,409)	(61,820,869)
	52,040,766	51,410,633
	$682,668,120	$737,779,852

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Operations
Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008

Interest Income
Loans	$28,348,002	$29,695,487	$33,019,217
Investment securities	3,476,721	3,743,688	3,124,862
Other	506,753	434,261	219,313
	32,331,476	33,873,436	36,363,392
Interest Expense
Deposits	9,628,133	15,381,190	14,219,732
Federal Home Loan Bank advances	2,988,548	3,152,354	3,237,489
Subordinated debentures	1,023,783	1,023,783	1,023,783
Other	1,166,415	969,258	1,043,220
	14,806,879	20,526,585	19,524,224
Net Interest Income	17,524,597	13,346,851	16,839,168
Provision for Loan Losses	5,200,000	6,900,000	14,744,079
Net Interest Income After Provision for Loan Losses	12,324,597	6,446,851	2,095,089
Noninterest Income
Service charges	1,552,623	1,802,288	2,027,691
Other fees	33,705	52,233	40,129
Gain (loss) on investment securities	275,125	689,769	(563,615)
Gain on sale of loans	1,749,857	1,443,385	875,010
Loss on foreclosed assets	(492,542)	(523,557)	(783,831)
Other income	1,231,263	823,376	720,767
	4,350,031	4,287,494	2,316,151
Noninterest Expense
Salaries and employee benefits	8,636,515	7,952,105	7,517,285
Occupancy	1,704,790	1,806,100	1,682,277
FDIC deposit insurance premiums	1,220,589	1,520,551	384,996
Data processing	454,611	423,205	374,123
Advertising	300,000	316,666	399,996
Other expense	2,733,100	2,691,056	2,401,133
	15,049,605	14,709,683	12,759,810
Income (Loss) Before Income Taxes	1,625,023	(3,975,338)	(8,348,570)
Provision (Credit) for Income Taxes	494,252	(1,634,620)	(2,988,859)
Net Income (Loss)	$1,130,771	$(2,340,718)	$(5,359,711)
Preferred Stock Dividends and Discount Accretion	1,125,563	1,031,766	-
Net Income (Loss) Available to Common Shareholders	$5,208	$(3,372,484)	$(5,359,711)

Basic Income (Loss) Per Common Share	$-	$(1.29)	$(2.06)
Diluted Income (Loss) Per Common Share	$-	$(1.29)	$(2.06)

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,130,771	$(2,340,718)	$(5,359,711)
Items not requiring (providing) cash:
Deferred income taxes	(217,737)	701,199	(4,143,816)
Depreciation	826,440	965,504	934,941
Provision for loan losses	5,200,000	6,900,000	14,744,079
Gain on sale of loans and investment securities	(2,024,982)	(2,133,154)	(777,222)
Other than temporary impairment on investment securities	-	-	465,827
Loss on sale of foreclosed assets	341,376	285,010	627,888
Accretion of gain on termination of interest rate swaps	(508,746)	(1,017,492)	(169,582)
Amortization of deferred income, premiums and discounts, net	587,769	352,345	(47,702)
Stock award plans	109,386	95,268	92,846
Origination of loans held for sale	(81,958,753)	(78,535,230)	(51,082,040)
Proceeds from sale of loans held for sale	84,488,527	78,447,333	52,165,250
Release of ESOP shares	100,014	121,219	408,388
Increase in cash surrender value of bank owned life insurance	(380,090)	(69,540)	-
Changes in:
Prepaid FDIC deposit insurance premiums	1,158,519	(4,135,875)	-
Accrued interest receivable	1,289	(39,113)	690,998
Prepaid expenses and other assets	569,548	767,817	372,439
Accrued expenses and other liabilities	(551,779)	(214,248)	(67,163)
Income taxes payable	3,887,321	(3,333,407)	(519,838)
Net cash provided by (used in) operating activities	12,758,873	(3,183,082)	8,335,582

CASH FLOWS FROM INVESTING ACTIVITIES
Net change in loans	7,493,436	18,959,641	(64,369,071)
Principal payments on held-to-maturity securities	211,827	83,682	98,467
Principal payments on available-for-sale securities	13,855,527	13,087,448	2,373,721
Purchase of available-for-sale securities	(55,262,990)	(82,769,479)	(55,463,436)
Proceeds from sales of available-for-sale securities	17,516,564	25,356,214	-
Proceeds from maturities of available-for-sale securities	28,956,500	8,500,000	2,100,000
Purchase of premises and equipment	(333,609)	(1,459,557)	(2,816,054)
Purchase of tax credit investments	-	(3,433,867)	(1,596,387)
Purchase of interest bearing deposits	-	(34,605,802)	-
Proceeds from maturities of interest bearing deposits	5,000,000	18,045,000	-
Purchase of bank owned life insurance	-	(10,000,000)	-
Proceeds from termination of interest rate swaps	-	-	1,695,836
(Purchase) redemption of FHLB stock	951,400	753,500	(2,715,400)
Capitalized costs on foreclosed assets held for sale	(737,336)	(122,162)	-
Insurance proceeds on foreclosed assets held for sale	637,427	-	-
Proceeds from sale of foreclosed assets held for sale	6,295,990	4,268,852	1,827,560
Net cash provided by (used in) investing activities	24,584,736	(43,336,530)	(118,864,764)

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand deposits, NOW accounts and savings accounts	$5,504,374	$160,490,510	$(3,267,786)
Net increase (decrease) in certificates of deposit	(37,861,203)	(94,518,877)	32,155,971
Net increase in securities sold under agreements to repurchase	-	-	29,900,705
Proceeds from FHLB advances	-	5,000,000	2,243,650,075
Repayments of FHLB advances	(23,000,000)	(21,386,000)	(2,187,300,075)
Proceeds from issuance of notes payable	-	-	1,064,000
Repayments of notes payable	-	(1,435,190)	(347,000)
Advances from borrowers for taxes and insurance	(1,608)	(30,717)	8,516
Proceeds from issuance preferred stock and warrants	-	17,000,000	-
Stock options exercised	-	-	578,661
Common and preferred cash dividends paid	(850,000)	(672,917)	(1,397,922)
Treasury stock purchased	(6,540)	(7,515)	(1,465,150)
Net cash provided by (used in) financing activities	(56,214,977)	64,439,294	113,579,995

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(18,871,368)	17,919,682	3,050,813

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	33,016,697	15,097,015	12,046,202

CASH AND CASH EQUIVALENTS, END OF YEAR	$14,145,329	$33,016,697	$15,097,015

Supplemental Cash Flows Information

Real estate acquired in settlement of loans	$17,564,615	$5,536,091	$7,383,283

Interest paid	$15,326,326	$20,705,742	$19,740,608

Income taxes paid, net of (refunds)	$(3,726,331)	$496,661	$1,525,017

Sale and financing of foreclosed assets held for sale	$7,246,939	$315,000	$-

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2010, 2009 and 2008

	Preferred Stock	Common Stock	Common Stock Warrants	Additional Paid-In Capital	Unearned ESOP Shares	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2008	-	673,649	-	57,571,929	(1,116,930)	(60,348,204)	45,402,449	503,767	42,686,660
Comprehensive income (loss)
Net loss	-	-	-	-	-	-	(5,359,711)	-	(5,359,711)
Change in unrealized appreciation on available-for-sale securities and interest rate swaps, net of income taxes of $695,418	-	-	-	-	-	-	-	1,184,091	1,184,091
Total comprehensive loss									(4,175,620)
Dividends ($0.36 per share)	-	-	-	-	-	-	(928,549)	-	(928,549)
Stock award plans	-	-	-	208,512	-	-	-	-	208,512
Stock options exercised	-	4,331	-	574,330	-	-	-	-	578,661
Release of ESOP shares	-	-	-	180,388	228,000	-	-	-	408,388
Treasury stock purchased	-	-	-	-	-	(1,465,150)	-	-	(1,465,150)
Balance, December 31, 2008	-	677,980	-	58,535,159	(888,930)	(61,813,354)	39,114,189	1,687,858	37,312,902
Comprehensive income (loss)
Net loss	-	-	-	-	-	-	(2,340,718)	-	(2,340,718)
Change in unrealized appreciation on available-for-sale securities and interest rate swaps, net of income taxes of $5,061	-	-	-	-	-	-	-	8,644	8,644
Total comprehensive loss									(2,332,074)
Preferred stock issued	15,622,189	-	-	-	-	-	-	-	15,622,189
Common stock warrants issued	-	-	1,377,811	-	-	-	-	-	1,377,811
Preferred stock discount accretion	252,599	-	-	-	-	-	(252,599)	-	-
Preferred stock dividends	-	-	-	-	-	-	(779,167)	-	(779,167)
Stock award plans	-	-	-	95,268	-	-	-	-	95,268
Release of ESOP shares	-	-	-	(106,781)	228,000	-	-	-	121,219
Treasury stock purchased	-	-	-	-	-	(7,515)	-	-	(7,515)
Balance, December 31, 2009	15,874,788	677,980	1,377,811	58,523,646	(660,930)	(61,820,869)	35,741,705	1,696,502	51,410,633
Comprehensive income
Net income	-	-	-	-	-	-	1,130,771	-	1,130,771
Change in unrealized appreciation on available-for-sale securities and interest rate swaps, net of income taxes of $86,041	-	-	-	-	-	-	-	146,502	146,502
Total comprehensive income									1,277,273
Preferred stock discount accretion	275,562	-	-	-	-	-	(275,562)	-	-
Preferred stock dividends (5%)	-	-	-	-	-	-	(850,000)	-	(850,000)
Stock award plans	-	-	-	109,386	-	-	-	-	109,386
Release of ESOP shares	-	-	-	(127,986)	228,000	-	-	-	100,014
Treasury stock purchased	-	-	-	-	-	(6,540)	-	-	(6,540)
Balance, December 31, 2010	$16,150,350	$677,980	$1,377,811	$58,505,046	$(432,930)	$(61,827,409)	$35,746,914	$1,843,004	$52,040,766

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

 Securities
Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost.  Securities not classified as held to maturity are classified as “available-for-sale” and are carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.  Purchase premiums are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

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

As a result of this guidance, the Company would recognize in its consolidated statements of operations the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Company intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis.  For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income.  The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.

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

The allowance consists of allocated and general components.  The allocated component relates to loans that are classified as impaired.  For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Bank’s internal risk rating process.  Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.

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

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.  Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The Company files consolidated income tax returns with its subsidiary.  With a few exceptions, the Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2007.

Cash Equivalents
The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2010 and 2009, the Company had no cash equivalents.

One or more of the financial institutions holding the Company’s cash accounts is participating in the FDIC’s Transaction Account Guarantee Program.  Under the program, through December 31, 2010, all noninterest-bearing transaction accounts at these institutions are fully guaranteed by the FDIC for the entire amount in the account.  Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC-insured institutions.

For financial institutions opting out of the FDIC’s Transaction Account Guarantee Program or interest-bearing cash accounts, the FDIC’s insurance limits were permanently increased to $250,000 effective July 21, 2010.

Restriction on Cash and Due From Banks
The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required on December 31, 2010 and 2009, was $5,933,000 and $4,063,000, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below).  Management believes, as of December 31, 2010 and 2009, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2010, the most recent notification from the Missouri Division of Finance and the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category.

The Company’s and the Bank's actual capital amounts and ratios are also presented in the table.  No amount was deducted from capital for interest-rate risk.  Dollar amounts are expressed in thousands.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010

Tier 1 (core) capital, and ratio to adjusted total assets
Company	$65,174	9.3%	$27,992	4.0%	n/a	n/a
Bank	$63,306	9.1%	$27,878	4.0%	$34,847	5.0%

Tier 1 (core) capital, and ratio to risk-weighted assets
Company	$65,174	12.1%	$21,629	4.0%	n/a	n/a
Bank	$63,306	11.7%	$21,582	4.0%	$32,374	6.0%

Total risk-based capital, and ratio to risk-weighted assets
Company	$71,986	13.3%	$43,258	8.0%	n/a	n/a
Bank	$70,118	13.0%	$43,165	8.0%	$53,956	10.0%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009

Tier 1 (core) capital, and ratio to adjusted total assets
Company	$64,678	8.8%	$29,354	4.0%	n/a	n/a
Bank	$61,224	8.4%	$29,311	4.0%	$36,639	5.0%

Tier 1 (core) capital, and ratio to risk-weighted assets
Company	$64,678	11.2%	$23,116	4.0%	n/a	n/a
Bank	$61,224	10.6%	$23,074	4.0%	$34,611	6.0%

Total risk-based capital, and ratio to risk-weighted assets
Company	$71,973	12.5%	$46,233	8.0%	n/a	n/a
Bank	$68,519	11.9%	$46,148	8.0%	$57,685	10.0%

The amount of dividends that the Company and Bank may pay is subject to various regulatory limitations.  As of December 31, 2010 and 2009 the Company and Bank exceeded its minimum capital requirements.  The Bank may not pay dividends which would reduce capital below the minimum requirements shown above.

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

Reclassifications
Certain reclassifications have been made to the 2009 financial statements to conform to the 2010 financial statement presentation.  These reclassifications had no effect on net income.

General Litigation
The Company and the Bank, from time to time, may be parties to ordinary routine litigation, which arises in the normal course of business, such as claims to enforce liens, and condemnation proceedings, on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Company and the Bank.  After reviewing pending and threatened litigation with legal counsel, management believes that as of December 31, 2010, the outcome of any such litigation will not have a material adverse effect on the Company’s results of operations.

Earnings Per Common Share
The computation for earnings per common share for the years ended December 31, 2010, 2009 and 2008 is as follows:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008

Net income (loss) available to common shareholders	$5,208	$(3,372,484)	$(5,359,711)
Average common shares outstanding	2,644,355	2,622,895	2,604,440
Effect of dilutive securities	-	-	-
Average diluted shares outstanding	2,644,355	2,622,895	2,604,440
Basic income (loss) per common share	$0.00	$(1.29)	$(2.06)
Diluted income (loss) per common share	$0.00	$(1.29)	$(2.06)

Stock options to purchase 365,579 shares of common stock were outstanding during the year ended December 31, 2010, but were not included in the computation of diluted income per common share because their exercise price was greater than the average market price of the common shares.  Due to the Company’s net loss for the years ended December 31, 2009 and 2008, no potentially dilutive shares were included in the computation of diluted earnings per share.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 2:                      SECURITIES

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities classified as available-for-sale are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2010
Equity Securities	$102,212	$7,089	$(31,381)	$77,920
Debt Securities:
U. S. government agencies	27,409,482	222,014	(128,414)	27,503,082
Government sponsored mortgage-backed securities	66,407,555	2,865,745	(9,649)	69,263,651
	$93,919,249	$3,094,848	$(169,444)	$96,844,653

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2009
Equity Securities	$102,212	$4,055	$(41,219)	$65,048
Debt Securities:
U. S. government agencies	30,528,386	98,160	(86,326)	30,540,220
Government sponsored mortgage-backed securities	69,844,555	2,209,428	-	72,053,983
	$100,475,153	$2,311,643	$(127,545)	$102,659,251

Maturities of available-for-sale debt securities as of December 31, 2010:

	Amortized Cost	Approximate Fair Value
1-5 years	$26,409,482	$26,549,593
After five years	1,000,000	953,489
Government sponsored mortgage-backed securities not due on a single maturity date	66,407,555	69,263,651
	$93,817,037	$96,766,733

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities classified as held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2010
Debt Securities:
Government sponsored mortgage-backed securities	$260,956	$20,828	$-	$281,784
	$260,956	$20,828	$-	$281,784

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2009
Debt Securities:
U.S. government agencies	$114,119	$-	$(535)	$113,584
Government sponsored mortgage-backed securities	358,664	27,470	-	386,134
	$472,783	$27,470	$(535)	$499,718

Maturities of held-to-maturity securities as of December 31, 2010:

	Amortized Cost	Approximate Fair Value
Government sponsored mortgage-backed securities not due on a single maturity date	$260,956	$281,784
	$260,956	$281,784

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $62,981,616 and $67,572,830 as of December 31, 2010 and 2009, respectively.

Gross gains of $275,125, $689,769 and $0 and gross losses of $0, $0 and $563,615 resulting from sale of available-for-sale securities and other than temporary impairment write-downs were realized for the years ended December 31, 2010, 2009 and 2008 respectively.  The tax effect of these net gains (losses) was $101,796, $255,215 and ($208,538) in 2010, 2009 and 2008, respectively.

The Company evaluates all securities quarterly to determine if any unrealized losses are deemed to be other than temporary.  Certain investment securities are valued less than their historical cost. These declines are primarily the result of the rate for these investments yielding less than current market rates, or declines in stock prices of equity securities. Based on evaluation of available evidence, management believes the declines in fair value for these securities are temporary. It is management’s intent to hold the debt securities to maturity or until recovery of the unrealized loss. Should the impairment of any of these debt securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified, to the extent the loss is related to credit issues, and to other comprehensive income to the extent the decline on debt securities is related to other factors and the Company does not intend to sell the security prior to recovery of the unrealized loss.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

No securities were written down for other-than-temporary impairment during the years ended December 31, 2010 and 2009.  During the fourth quarter of 2008, the Company determined that one investment security in the other equity securities category had become other than temporarily impaired. As a result of this impairment, the Company charged down the security to its current market value. The total of this charge-down was $465,827 for fiscal year 2008.

Certain other investments in debt and equity securities are reported in the financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2010 and 2009, was $5,386,231 and $7,052,226, respectively, which is approximately 6% and 7% of the Company’s investment portfolio.  These declines primarily resulted from changes in market interest rates and failure of certain investments to meet projected earnings targets.

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2010 and 2009.

	December 31, 2010

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$-	$-	$40,153	$(31,381)	$40,153	$(31,381)
U. S. government agencies	4,374,049	(128,414)	-	-	4,374,049	(128,414)
Government sponsored mortgage-backed securities	972,029	(9,649)	-	-	972,029	(9,649)
	$5,346,078	$(138,063)	$40,153	$(31,381)	$5,386,231	$(169,444)

	December 31, 2009

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$-	$-	$30,315	$(41,219)	$30,315	$(41,219)
U. S. government agencies	7,021,911	(86,861)	-	-	7,021,911	(86,861)
	$7,021,911	$(86,861)	$30,315	$(41,219)	$7,052,226	$(128,080)

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 3:                      LOANS AND ALLOWANCE FOR LOAN LOSSES

Categories of loans at December 31, 2010 and 2009 include:

	December 31,
	2010	2009
Real estate - residential mortgage:
One to four family units	$103,052,035	$108,121,572
Multi-family	44,138,034	35,904,241
Real estate - construction	63,308,397	75,391,039
Real estate - commercial	195,889,801	196,727,440
Commercial loans	85,427,589	92,533,944
Consumer and other loans	23,425,843	30,567,997
Total loans	515,241,699	539,246,233
Less:
Allowance for loan losses	(13,082,703)	(14,076,123)
Deferred loan fees/costs, net	(178,611)	(132,057)
Net loans	$501,980,385	$525,038,053

Classes of loans by aging at December 31, 2010 were as follows:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days and Accruing
	(In Thousands)
Real estate - residential mortgage:
One to four family units	$1,158	$562	$1,591	$3,311	$99,741	$103,052	$-
Multi-family	-	-	-	-	44,138	44,138	-
Real estate - construction	1,969	89	311	2,369	60,939	63,308	-
Real estate - commercial	-	234	-	234	195,656	195,890	-
Commercial loans	2,571	-	2,021	4,592	80,836	85,428	-
Consumer and other loans	100	25	29	154	23,272	23,426	-
Total	$5,798	$910	$3,952	$10,660	$504,582	$515,242	$-

Nonaccruing loans are summarized as follows:

	December 31,
	2010	2009
Real estate - residential mortgage:
One to four family units	$3,119,760	$5,059,839
Multi-family	-	6,041,988
Real estate - construction	8,934,666	11,254,051
Real estate - commercial	2,980,117	920,603
Commercial loans	7,743,116	5,640,458
Consumer and other loans	234,475	5,367,839
Total	$23,012,134	$34,284,778

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Activity in the allowance for loan losses was as follows:

	Years ended
	December 31,
	2010	2009	2008

Balance, beginning of year	$14,076,123	$16,728,492	$5,962,923
Provision charged to expense	5,200,000	6,900,000	14,744,079
Losses charged off, net of recoveries of $1,191,644, $217,288 and $135,274 for the years ended December 31, 2010, 2009 and 2008 respectively	(6,193,420)	(9,552,369)	(3,978,510)
Balance, end of year	$13,082,703	$14,076,123	$16,728,492

The following table presents the activity in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of and for the year ended December 31, 2010:

	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Total
Allowance for loan losses:	(In Thousands)
Balance, beginning of year	$2,810	$2,923	$1,646	$393	$3,554	$2,750	$14,076
Provision charged to expense	5,620	563	948	135	716	(2,782)	$5,200
Losses charged off	(3,893)	(373)	(906)	-	(1,847)	(366)	$(7,385)
Recoveries	10	12	25	-	60	1,085	$1,192
Balance, end of year	$4,547	$3,125	$1,713	$528	$2,483	$687	$13,083
Ending balance: individually evaluated for impairment	$3,134	$1,384	$149	$-	$1,052	$307	$6,026
Ending balance: collectively evaluated for impairment	$1,413	$1,741	$1,564	$528	$1,431	$380	$7,057
Loans:
Ending balance: individually evaluated for impairment	$9,281	$5,150	$3,363	$-	$8,409	$1,008	$27,211
Ending balance: collectively evaluated for impairment	$54,027	$190,740	$99,689	$44,138	$77,019	$22,418	$488,031

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following summarized impaired loans at December 31, 2010:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In Thousands)
Real estate - residential mortgage:
One to four family units	$3,363	$3,380	$149	$4,521	$185
Mulit-family	-	-	-	1,007	-
Real estate - construction	9,281	10,683	3,134	7,221	9
Real estate - commercail	5,150	5,150	1,384	3,671	30
Commercial loans	8,409	10,364	1,052	8,383	41
Consumer and other loans	1,008	1,011	307	4,193	93
Total	$27,211	$30,588	$6,026	$28,996	$358

Interest of approximately $1,223,789 and $960,075 was recognized on average impaired loans of $39,642,406 and $22,220,454 for the years ended December 31, 2009 and 2008, respectively.  The total impaired loans were $40,009,123 as of December 31, 2009.  The impaired loans with a valuation allowance were $26,774,139 with a related allowance of $7,240,708 and impaired loans without a valuation allowance were $13,234,984 as of December 31, 2009.

Included in certain loan categories in the impaired loans are troubled debt restructurings that were classified as impaired.  At December 31, 2010, the Bank did not have any troubled debt restructurings.  At December 31, 2009, the Bank had $783,573 of residential mortgages, $72,077 of commercial domestic loans and $5,995,497 of real estate loans that were modified in troubled debt restructurings and impaired.  The troubled debt restructurings as of December 31, 2009 consisted of three loans, of which the two commercial domestic and real estate loans of $6,067,574 were subsequently charged off.  The residential mortgage loan of $783,573 performed in accordance with the modified terms for a year and was removed from impaired loan and troubled debt restructurings categories.

As part of the on-going monitoring of the credit quality of the Bank’s loan portfolio, management tracks loans by an internal rating system.  All loans are assigned an internal credit quality rating based on an analysis of the borrower’s financial condition.  The criteria used to assign quality ratings to extensions of credit that exhibit potential problems or well-defined weaknesses are primarily based upon the degree of risk and the likelihood of orderly repayment, and their effect on the Bank’s safety and soundness.  The following are the internally assigned ratings:

Pass-This rating represents loans that have strong asset quality and liquidity along with a multi-year track record of profitability.

Special mention-This rating represents loans that are currently protected but are potentially weak.  The credit risk may be relatively minor, yet constitute an increased risk in light of the circumstances surrounding a specific loan.

Substandard-This rating represents loans that show signs of continuing negative financial trends and unprofitability and therefore, is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following table provides information about the credit quality of the loan portfolio using the Bank’s internal rating system as of December 31, 2010:

	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Total
	(In Thousands)
Rating:
Pass	$45,307	$173,210	$93,816	$44,138	$73,291	$21,580	$451,342
Special Mention	4,621	7,604	2,962	-	1,028	4	16,219
Substandard	13,380	15,076	6,274	-	11,109	1,842	47,681
Total	$63,308	$195,890	$103,052	$44,138	$85,428	$23,426	$515,242

The weighted average interest rate on loans as of December 31, 2010 and 2009 was 5.61% and 5.53%, respectively.

The Bank serviced mortgage loans for others amounting to $237,605 and $279,849 as of December 31, 2010 and 2009, respectively.  The Bank serviced commercial loans for others amounting to $6,555,843 and $21,736,513 as of December 31, 2010 and 2009, respectively.

NOTE 4:                      PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, are as follows:

	December 31, 2010	December 31, 2009
Land	$2,250,789	$2,250,789
Buildings and improvements	11,503,087	11,489,655
Automobile	16,479	16,479
Furniture, fixtures and equipment	7,883,750	7,563,573
Leasehold improvements	271,799	271,799
	21,925,904	21,592,295
Less accumulated depreciation	(10,601,219)	(9,774,779)
Net premises and equipment	$11,324,685	$11,817,516

Depreciation expense was $826,440, $965,504 and $934,941 for the years ended December 31, 2010, 2009, and 2008, respectively.

NOTE 5:                      BANK OWNED LIFE INSURANCE

In October 2009, the Company purchased $10 million of Bank owned life insurance on certain key members of management.  Such policies are recorded at their cash surrender value, or the amount that can be realized.  The increase in cash surrender value in excess of the single premium paid is reported as other noninterest income.  The balance at December 31, 2010 and 2009 was $10,449,630 and $10,069,540, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 6:                      OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

	Year ended December 31,
	2010	2009	2008

Unrealized gains (losses) on available-for-sale securities	$1,016,414	$1,720,966	$(210,360)
Unrealized gains on interest rate swaps	-	-	1,695,836
Accretion of gains on interest rate swaps	(508,746)	(1,017,492)	(169,582)
Less: Reclassification adjustment for realized (gains) losses and write-downs included in income	(275,125)	(689,769)	563,615
Other comprehensive income before tax effect	232,543	13,705	1,879,509
Tax expense	86,041	5,061	695,418
Other comprehensive income	$146,502	$8,644	$1,184,091

The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:

	2010	2009

Unrealized gain on available-for-sale securities	$2,925,403	$2,184,098
Unrealized gain on interest rate swaps	-	508,746
	2,925,403	2,692,844
Tax effect	1,082,399	996,342
Net of tax amount	$1,843,004	$1,696,502

NOTE 7:                      INVESTMENTS IN AFFORDABLE HOUSING PARTNERSHIPS

The Company has purchased investments in limited partnerships that were formed to operate low-income housing apartment complexes and single-family housing units throughout Missouri.  The investments are accounted for under the cost method as the Company does not have the ability to exert significant influence over the partnerships.  For a minimum 15 year compliance period, each partnership must adhere to affordable housing regulatory requirements in order to maintain the utilization of the tax credits. At December 31, 2010 and 2009, the net carrying value of the Company’s investments in these entities were $5,251,318 and $5,856,547, respectively, and are included in other assets on the Company’s Consolidated Balance Sheets.

The Company received federal tax credits of $551,000, $499,943 and $0 during 2010, 2009 and 2008, respectively.  Amortization of the investment costs were $480,322, $451,927 and $0 during 2010, 2009 and 2008, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 8:                      DEPOSITS

	December 31, 2010			December 31, 2009
	Weighted Average Rate	Balance	Percentage of Deposits	Weighted Average Rate	Balance	Percentage of Deposits

Demand	0.00%	$26,634,448	5.5%	0.00%	$28,931,387	5.6%
NOW	0.78%	74,984,520	15.6%	1.19%	55,453,004	10.8%
Money market	1.20%	183,691,603	38.2%	3.32%	199,967,347	39.0%
Savings	0.69%	19,189,236	4.0%	0.99%	14,643,695	2.9%
	0.96%	304,499,807	63.3%	2.49%	298,995,433	58.3%
Certificates:
0% - 3.99%	1.64%	144,008,702	30.0%	2.16%	137,610,825	26.8%
4.00% - 5.99%	4.74%	31,746,042	6.6%	4.51%	76,421,540	14.9%
6.00% - 7.99%	6.00%	439,722	0.1%	7.77%	23,304	0.0%
	2.21%	176,194,466	36.7%	3.00%	214,055,669	41.7%
Total Deposits	1.42%	$480,694,273	100.0%	2.70%	$513,051,102	100.0%

The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $67,264,000 and $70,308,000, as of December 31, 2010 and 2009, respectively.

A summary of certificates of deposit by maturity as of December 31, 2010, is as follows:

2011	$121,003,245
2012	37,009,714
2013	13,066,883
2014	3,179,827
2015	1,866,679
Thereafter	68,118
$176,194,466

A summary of interest expense on deposits is as follows:

	Years ended December 31,
	2010	2009	2008

NOW and Money Market accounts	$3,968,205	$6,151,371	$1,806,564
Savings accounts	140,382	121,362	142,739
Certificate accounts	5,536,701	9,140,075	12,341,918
Early withdrawal penalties	(17,155)	(31,618)	(71,489)
	$9,628,133	$15,381,190	$14,219,732

The Bank utilizes brokered deposits as an additional funding source.  The aggregate amount of brokered deposits was approximately $37,273,000 and $19,798,000 as of December 31, 2010 and 2009, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 9:                      BORROWINGS

Federal Home Loan Bank Advances

Federal Home Loan Bank advances consist of the following:

	December 31, 2010		December 31, 2009
Maturity Date	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2010	$-	-	$23,000,000	3.10%
2011	25,000,000	3.53%	25,000,000	3.53%
2013	15,700,000	2.14%	15,700,000	2.14%
2015	250,000	4.66%	250,000	4.66%
Thereafter	52,100,000	2.25%	52,100,000	2.25%
	$93,050,000	2.58%	$116,050,000	2.68%

The FHLB requires the Bank to maintain collateral in relation to outstanding balances of advances.  For collateral purposes, the FHLB values mortgage loans free of other pledges, liens and encumbrances at 80% of their fair value, and investment securities free of other pledges, liens and encumbrances at 95% of their fair value.  Based on existing collateral as well as the FHLB’s limitation of advances to 25% of assets, the Bank has the ability to borrow an additional $57,745,000 from the FHLB, as of December 31, 2010.

Federal Reserve Bank Borrowings

During 2008, the Bank established a borrowing line with Federal Reserve Bank.  The Bank has the ability to borrow $39.0 million as of December 31, 2010.  The Federal Reserve Bank requires the Bank to maintain collateral in relation to borrowings outstanding.  The Bank had no borrowings outstanding on this line as of December 31, 2010 and 2009.

Securities Sold Under Agreements to Repurchase

The Company borrowed $9.8 million under a structured repurchase agreement in September 2007.  Effective in September 2009, interest is based on a fixed rate of 3.56% until maturity in September 2014.  The counterparty, Barclay’s Capital, Inc., has the option to terminate the agreement on a quarterly basis until maturity date.

The Company borrowed $30.0 million under three structured repurchase agreements in January 2008.  Interest is based on a fixed weighted average rate of 2.65% until maturity in January 2018.  Beginning in February 2010, the counterparty, Barclay’s Capital, Inc., has the option to terminate the agreements on a quarterly basis until maturity.

The Company has pledged certain investment securities with a fair value of $46.9 million and $47.1 million as of December 31, 2010 and 2009, respectively, to these repurchase agreements.

NOTE 10:                   SUBORDINATED DEBENTURES

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 11:                   INCOME TAXES

As of December 31, 2010 and 2009, retained earnings included approximately $5,075,000 for which no deferred income tax liability has been recognized.  This amount represents an allocation of income to bad debt deductions for tax purposes only.  Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.  The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 as of December 31, 2010 and 2009.

The provision (credit) for income taxes consists of:

	Years Ended December 31,
	2010	2009	2008

Taxes currently payable	$711,989	$(2,335,819)	$1,154,957
Deferred income taxes	(217,737)	701,199	(4,143,816)
	$494,252	$(1,634,620)	$(2,988,859)

The tax effects of temporary differences related to deferred taxes shown on the December 31, 2010 and 2009 balance sheets are:

	2010	2009
Deferred tax assets:
Allowances for loan losses	$4,840,600	$5,208,165
Writedowns on foreclosed assets held for sale	482,604	360,952
State low income housing tax credits	1,476,757	1,021,332
Federal low income housing tax and other credits	710,651	-
Deferred loan fees/costs	66,086	48,861
Other	164,610	18,500
	7,741,308	6,657,810
Deferred tax liabilities:
FHLB stock dividends	(120,632)	(120,632)
Unrealized appreciation on available-for-sale securities	(1,082,400)	(808,116)
Accumulated depreciation	(175,448)	(164,223)
Other	(68,310)	(93,078)
	(1,446,790)	(1,186,049)
Deferred tax asset before valuation allowance	6,294,518	5,471,761
Valuation allowance:
Beginning balance	(785,696)	-
Increase for state low income housing tax credits during the period	(691,061)	(785,696)
Ending balance	(1,476,757)	(785,696)
Net deferred tax asset	$4,817,761	$4,686,065

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

A reconciliation of income tax expense at the statutory rate to income tax expense at the Company’s effective rate is shown below:

	Years ended December 31,

	2010	2009	2008
Computed at statutory rate	34.0%	(34.0%)	(34.0%)
Increase (reduction) in taxes resulting from:
State financial institution tax and credits	(26.2%)	(30.6%)	0.1%
ESOP	(4.4%)	(1.9%)	0.5%
Cash surrender value of life insurance	(8.0%)	(0.8%)
Valuation allowance	42.5%	19.8%	-
Other	(7.5%)	6.4%	(2.4%)
Actual tax provision (credit)	30.4%	(41.1%)	(35.8%)

Missouri law provides that banks will be taxed based on an annual privilege tax of 7% of net income.  The privilege tax is included in the provision for income taxes.

NOTE 12:                    DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2010 and 2009 (dollar amounts in thousands):

As of December 31, 2010
Financial assets:

	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Equity securities:
Other	$78	$-	$-	$78
Debt securities:
U.S. government agencies	-	27,503	-	27,503
Government sponsored mortgage-backed securities	-	69,264	-	69,264
Available-for-sale securities	$78	$96,767	$-	$96,845

As of December 31, 2009
Financial assets:

	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Equity securities:
Other	$65	$-	$-	$65
Debt securities:
U.S. government agencies	-	30,540	-	30,540
Government sponsored mortgage-backed securities	-	72,054	-	72,054
Available-for-sale securities	$65	$102,594	$-	$102,659

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2010 and 2009 (dollar amounts in thousands):

Impaired loans:

	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
December 31, 2010	$-	$-	$16,163	$16,163

December 31, 2009	$-	$-	$17,186	$17,186

Foreclosed assets held for sale:
	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
December 31, 2010	$-	$-	$6,686	$6,686

December 31, 2009	$-	$-	$3,897	$3,897

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

Commitments to originate loans, letters of credit and lines of credit
The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following table presents estimated fair values of the Company’s financial instruments at December 31, 2010 and 2009.

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$14,145,329	$14,145,329	$33,016,697	$33,016,697
Interest-bearing deposits	12,785,000	12,785,000	16,560,802	16,560,802
Held-to-maturity securities	260,956	281,784	472,783	499,718
Federal Home Loan Bank stock	5,025,200	5,025,200	5,976,600	5,976,600
Mortgage loans held for sale	2,685,163	2,685,163	3,465,080	3,465,080
Loans, net	501,980,385	508,839,154	525,038,053	529,941,646
Interest receivable	2,670,274	2,670,274	2,671,563	2,671,563
Financial liabilities:
Deposits	480,694,273	482,094,550	513,051,102	517,380,184
Federal Home Loan Bank advances	93,050,000	92,694,525	116,050,000	112,377,239
Securities sold under agreements to repurchase	39,750,000	40,473,482	39,750,000	40,198,606
Subordinated debentures	15,465,000	15,465,000	15,465,000	15,465,000
Interest payable	878,675	878,675	1,398,122	1,398,122
Unrecognized financial instruments (net of contractual value):
Commitments to extend credit	-	-	-	-
Unused lines of credit	-	-	-	-

NOTE 13:                   SIGNIFICANT ESTIMATES AND CONCENTRATIONS

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

NOTE 14:                   EMPLOYEE BENEFIT PLANS

Equity Plans
On May 26, 2010, the Company’s stockholders voted to approve the Guaranty Federal Bancshares, Inc. 2010 Equity Plan (the ”Plan”).  The Plan provides for the grant of up to 200,000 shares of Common Stock under equity awards including stock options, stock awards, restricted stock, stock appreciation rights, performance units, or other equity-based awards payable in cash or stock to key employees and directors of the Company and the Bank.  As of December 31, 2010, non-incentive stock options for 25,000 shares of Common Stock have been granted under the Plan.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

In addition, the Company established four stock option plans for the benefit of certain directors, officers and employees of the Company and its subsidiary.  A committee of the Company’s Board of Directors administers the plans.  The stock options under these plans may be either incentive stock options or nonqualified stock options.  Incentive stock options can be granted only to participants who are employees of the Company or its subsidiary.  The option price must not be less than the market value of the Company stock on the date of grant.  All options expire no later than ten years from the date of grant.  The options vest at the rate of 20% per year over a five-year period.

The table below summarizes transactions under the Company’s stock option plans:

	Number of shares
	Incentive Stock Option	Non-Incentive Stock Option	Weighted Average Exercise Price
Balance outstanding as of January 1, 2008	118,033	114,206	$20.48
Granted	34,000	20,000	26.72
Exercised	(28,313)	(15,002)	13.36
Forfeited	(15,470)	(2,500)	21.17
Balance outstanding as of December 31, 2008	108,250	116,704	23.29
Granted	41,500	20,000	5.31
Exercised	-	-	-
Forfeited	(1,000)	-	28.43
Balance outstanding as of December 31, 2009	148,750	136,704	19.40
Granted	46,000	45,000	5.24
Exercised	-	-	-
Forfeited	-	(10,875)	10.50
Balance outstanding as of December 31, 2010	194,750	170,829	16.14
Options exercisable as of December 31, 2010	86,350	89,329	21.56

Stock-based compensation expense recognized for the years ended December 31, 2010, 2009 and 2008 was $109,386, $95,268 and $92,846, respectively.  As of December 31, 2010, there was $275,788 of unrecognized compensation expense related to nonvested stock options, which will be recognized over the remaining vesting period.

As of December 31, 2010, total outstanding stock options of 365,579 had a remaining contractual life of 5.35 years.

The total intrinsic value of outstanding stock options was $0 at December 31, 2010 and 2009, respectively, and the total intrinsic value of outstanding exercisable stock options was $0 at December 31, 2010 and 2009, respectively.  There were no options exercised during fiscal years 2010 and 2009.  The total fair value of share awards vested was $144,347 and $179,736 during 2010 and 2009, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted-average assumptions:

	December 31, 2010	December 31, 2009	December 31, 2008
Dividends per share	$-	$-	$0.36
Risk-free interest rate	2.15%	1.75%	3.25%
Expected life of options	5 years	5 years	5 years
Weighted-average volatility	42.62%	57.58%	7.17%
Weighted-average fair value of options granted during year	$2.04	$1.31	$1.72

Employee Stock Ownership Plan
The Bank sponsors an internally-leveraged Employee Stock Ownership Plan (ESOP).  All employees are eligible to participate after they attain age twenty-one and complete twelve consecutive months of service during which they work at least 1,000 hours. The ESOP borrowed $3,444,540 from the Company and purchased 344,454 shares of the common stock of the Company. The ESOP debt is secured by shares of the Company.  The loan will be repaid from contributions to the ESOP as approved annually by the Bank’s Board of Directors.  As the debt is repaid, shares are released from collateral and allocated to employees’ accounts. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. When shares are committed for release, the shares become outstanding for earnings per share computations.  Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and may be paid directly to participants or credited to their account; dividends are not paid on unallocated ESOP shares.  Compensation expense is recognized ratably based on the average fair value of shares committed to be released.  Compensation expense attributed to the ESOP was $100,014, $121,219 and $408,388 for the years ended December 31, 2010, 2009 and 2008, respectively.

The following is a summary of ESOP shares as of December 31, 2010:

Beginning ESOP shares	344,454
Released shares	(276,599)
Shares committed for release	(22,618)
Unreleased shares	45,237

Fair value of unreleased shares	$215,328

NOTE 15:                   DERIVATIVE FINANCIAL INSTRUMENTS

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

On November 7, 2008, the Company elected to terminate three interest rate swap agreements with a total notional value of $90 million.  At termination, the swaps had a market value (gain) of approximately $1.7 million.  The gain was deferred and was accreted into income.  The Company recognized $508,746 and $1.0 million of this gain in 2010 and 2009, respectively.  As of June 30, 2010, the original gain at termination was fully accreted into income in accordance with the stated maturity date of the original agreement.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 16:                   PREFERRED STOCK AND COMMON STOCK WARRANTS

On January 30, 2009, as part of the U.S. Department of the Treasury's Troubled Asset Relief Program's Capital Purchase Program (“CPP”), the Company entered into a Securities Purchase Agreement - Standard Terms with the United States Department of the Treasury (the "Treasury") pursuant to which the Company sold to the Treasury 17,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Series A Preferred Stock") and issued a ten year warrant (the "Warrant") to purchase 459,459 shares of the Company's common stock (the "Common Stock") for $5.55 per share (the "Warrant Shares") for a total purchase price of $17.0 million (the "Transaction").

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

The proceeds from the CPP were allocated between the Series A Preferred Stock and the Warrant based on a fair value assigned using a discounted cash flow model.  This resulted in an initial value of $15,622,189 for the Series A Preferred Stock and $1,377,811 for the Warrants.  The discount of approximately $1.4 million on the Series A Preferred Stock is being accreted over the straight-line method (which approximates the level-yield method) over five years ending February 28, 2014.

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was signed into law.  The ARRA imposes certain additional executive compensation and corporate expenditure limits on all current and future CPP recipients.  These limits are in addition to those previously imposed by the Treasury under the Emergency Economic Stabilization Act of 2008 (the “EESA”).  The Treasury released an interim final rule (the “IFR”) on TARP standards for compensation and corporate governance on June 10, 2009, which implemented and further expanded the limitations and restrictions imposed by EESA and ARRA.  The IFR applies to the Company as of the date of publication in the Federal Register on June 15, 2009, but was subject to comment which ended on August 14, 2009.  The Treasury has not yet published a final version of the IFR.

As a result of the Company’s participation in the CPP, the restrictions and standards established under EESA and ARRA are applicable to the Company.  Neither the ARRA nor the EESA restrictions shall apply to any CPP recipient, including the Company, at such time that the federal government no longer holds any of the Company’s Series A Preferred Stock.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 17:                   OTHER EXPENSES

Other expenses for the years ended December 31, 2010, 2009 and 2008 were as follows:

	December 31, 2010	December 31, 2009	December 31, 2008
Directors compensation	$178,376	$167,749	$165,407
Outside services	55,000	86,730	110,012
Legal expense	444,904	370,988	123,346
Miscellaneous deposit expense	44,864	103,752	58,483
Office supplies	109,424	126,844	120,329
Telephone	107,738	104,166	81,328
Postage	172,792	175,017	191,374
Insurance	68,628	62,971	70,318
Supervisory exam	60,115	57,271	46,013
Accounting	165,000	187,389	164,672
Organization dues	114,037	98,853	98,617
Loan expense	427,775	285,078	232,565
Contributions	40,140	40,302	40,147
ATM expense	200,224	260,375	229,356
Other operating	544,083	563,571	669,166
	$2,733,100	$2,691,056	$2,401,133

NOTE 18:                   RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to executive officers and directors and their affiliates.  Annual activity consisted of the following:

	Year ended December 31,
	2010	2009	2008

Balance, beginning of year	$6,829,498	$6,800,439	$3,590,630
New Loans	-	688,200	4,460,569
Repayments	(847,378)	(659,141)	(1,250,760)

Balance, end of year	$5,982,120	$6,829,498	$6,800,439

 In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons.  Further, in management's opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

NOTE 19:                   COMMITMENTS AND CREDIT RISK

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

As of December 31, 2010 and 2009, the Bank had outstanding commitments to originate fixed-rate mortgage loans of approximately $7,949,000 and $5,589,000, respectively.  The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.

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

The Bank had total outstanding standby letters of credit amounting to $12,261,000 and $15,623,000 as of December 31, 2010 and 2009, respectively, with terms ranging from 30 days to 4 years.

The Bank has confirming letters of credit from the FHLB issued to enhance Bank issued letters of credit granted to various customers for industrial revenue bond issues.  As of December 31, 2010 and 2009, these letters of credit aggregated approximately $10,984,000 and $6,613,000.  As of December 31, 2009, a portion of these letters of credit totaling approximately $4,148,000 were held with another correspondent bank, but were moved to the FHLB in 2010.  The terms of these letters of credit are one year from issuance

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Lines of credit generally have fixed expiration dates.  Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements.  Each customer's credit worthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty.  Collateral held varies but may include accounts receivable, inventory, property and equipment, commercial real estate and residential real estate.  Management uses the same credit policies in granting lines of credit as it does for on balance sheet instruments.

As of December 31, 2010 and 2009, unused lines of credit to borrowers aggregated approximately $50,473,000 and $32,539,000, respectively, for commercial lines and $17,525,000 and $17,820,000, respectively, for open-end consumer lines.

As of December 31, 2010 and 2009, the Company had commitments to purchase $1.9 million and $2.0 million, respectively, in federal low income housing investments in southwest Missouri.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 20:                   CONDENSED PARENT COMPANY STATEMENTS

The condensed balance sheets as of December 31, 2010 and 2009, and statements of operations and cash flows for the years ended December 31, 2010, 2009 and 2008 for the parent company, Guaranty Federal Bancshares, Inc., are as follows:

Balance Sheets	December 31,
	2010	2009
Assets
Cash	$1,197,553	$2,813,094
Available-for-sale securities	77,920	65,048
Due from subsidiary	21,295	22,195
Investment in subsidiary	65,164,131	62,944,398
Investment in Capital Trust I & II	465,000	465,000
Prepaid expenses and other assets	287,684	391,471
Refundable income taxes	499,486	395,344
Deferred income taxes	38,833	43,596
	$67,751,902	$67,140,146
Liabilities
Subordinated debentures	$15,465,000	$15,465,000
Accrued expenses and other liabilities	246,136	264,513
Stockholders' equity
Series A preferred stock	16,150,350	15,874,788
Common stock	677,980	677,980
Common stock warrants	1,377,811	1,377,811
Additional paid-in capital	58,505,046	58,523,646
Unearned ESOP shares	(432,930)	(660,930)
Retained earnings	35,746,914	35,741,705
Unrealized appreciation on available-for-sale securities and interest rate swaps, net	1,843,004	1,696,502
Treasury stock	(61,827,409)	(61,820,869)
	$67,751,902	$67,140,146

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Statements of Operations	Years ended December 31,
	2010	2009	2008

Income
Dividends from subsidiary bank	$-	$-	$2,537,098
Gain (loss) on investment securities	-	365,077	(563,615)
Interest income:
Related party	25,933	36,726	70,165
Other	30,783	55,425	78,865
	56,716	457,228	2,122,513
Expense
Interest expense:
Other	-	2,556	53,132
Related party	1,023,783	1,023,783	1,023,783
Occupancy	-	-	2,200
Other	463,502	458,947	686,676
	1,487,285	1,485,286	1,765,791
Income (loss) before income taxes and equity in undistributed losses of subsidiaries	(1,430,569)	(1,028,058)	356,722
Credit for income taxes	(480,000)	(302,528)	(595,913)
Income (loss) before equity in undistributed earnings of subsidiaries	(950,569)	(725,530)	952,635
Equity in undistributed income
(losses) of subsidiaries	2,081,340	(1,615,188)	(6,312,346)
Net income (loss)	$1,130,771	$(2,340,718)	$(5,359,711)

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Statements of Cash Flows	Years ended December 31,
	2010	2009	2008

Cash Flows From Operating Activities

Net income (loss)	$1,130,771	$(2,340,718)	$(5,359,711)
Items not requiring (providing) cash:
Equity in undistributed (income) loss of subsidiaries	(2,081,340)	1,615,188	3,775,248
Release of ESOP shares	100,014	121,219	408,388
Stock award plan expense	109,386	95,268	92,846
(Gain) Loss on investment securities	-	(365,077)	563,615
Changes in:
Prepaid expenses and other assets	103,787	11,094	64,497
Income taxes payable/refundable	(104,143)	(62,672)	434,415
Accrued expenses	(18,376)	(31,264)	(34,475)
Net cash used in operating activities	(759,901)	(956,962)	(55,177)

Cash Flows From Investing Activities
Capital contributions to subsidiary bank	-	(13,000,000)	-
Purchase of AFS securities	-	-	(717,512)
Maturities of AFS securities	-	-	300,000
Proceeds from sales of AFS securities	-	834,952	-
Distributions in excess of net income of subsidiary	-	-	2,537,098
Net decrease in advance to subsidiary	-	-	5,932
Net cash provided by (used in) investing activities	-	(12,165,048)	2,125,518

Cash Flows From Financing Activities
Stock options exercised	-	-	578,661
Cash dividends paid on common and preferred stock	(850,000)	(672,917)	(1,397,922)
Treasury stock purchased	(6,540)	(7,515)	(1,465,150)
Repayment of advances from subsidiary	900	-	-
Proceeds from issuance of notes payable	-	-	1,064,000
Repayment of notes payable	-	(1,435,190)	(347,000)
Proceeds from issuance of preferred stock and warrants	-	17,000,000	-
Net cash provided by (used in) financing activities	(855,640)	14,884,378	(1,567,411)

Increase (decrease) in cash	(1,615,541)	1,762,368	502,930

Cash, beginning of year	2,813,094	1,050,726	547,796

Cash, end of year	$1,197,553	$2,813,094	$1,050,726

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We have audited the accompanying consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Federal Bancshares, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/BKD, LLP

Springfield, Missouri
March 30, 2011

Guaranty Federal Bancshares, Inc.
2010 Annual Report

Board of Directors	Executive Officers
Guaranty Federal Bancshares, Inc.	Guaranty Federal Bancshares, Inc.
and Guaranty Bank	and Guaranty Bank

Don M. Gibson	Shaun A. Burke
Chairman of the Board	President,
Guaranty Federal Bancshares and	Chief Executive Officer
Guaranty Bank
Carter M. Peters
Jack L. Barham	Executive Vice President,
Vice Chairman of the Board	Chief Financial Officer
Guaranty Federal Bancshares
Mark McFatridge
Officer	Executive Vice President,
Shaun A. Burke	Chief Operating Officer
President and CEO
Guaranty Federal Bancshares and	H. Michael Mattson
Guaranty Bank	Executive Vice President,
Chief Lending Officer
James R. Batten, CPA
Executive Vice President	Sheri Biser
Convoy of Hope	Executive Vice President,
Chief Credit Officer
Kurt D. Hellweg
President and CEO	E. Lorene Thomas
International Dehydrated Foods, Inc. and	Corporate Secretary
American Dehydrated Foods, Inc.

Gregory V. Ostergren
Chairman, President and CEO
American National Property and Casualty
Insurance Companies

Tim Rosenbury, AIA
Executive Vice President and Chairman
Butler, Rosenbury and Partners, Inc.

James L. Sivils, III, JD
Partner - Morelock Ross Companies

John F. Griesemer
Executive Vice President and COO Springfield Underground, Inc.