Form 10-K, Exhibit 13
period 2011-12-31
GUARANTY FEDERAL BANCSHARES INC
filed 2012-03-30
CIK 1046203

EXHIBIT 13
Guaranty Federal Bancshares, Inc.
2011 Annual Report

Investor Information

Contents

 President’s Message

1      Investor Information

2      Common Stock Prices & Dividends

4      Selected Consolidated Financial and
        Other Data

5      Management’s Discussion and
        Analysis of Financial Condition and Results of
        Operations

17    Consolidated Financial Statements

55    Report of Independent Registered
        Public Accounting Firm

56    Directors and Officers

ANNUAL MEETING OF STOCKHOLDERS:
The Annual Meeting of Stockholders of the Company will be held Wednesday, May 23, 2012 at 6:00 p.m., local time, at the Guaranty Bank Operations Center, 1414 W. Elfindale, Springfield, Missouri.

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
417-520-4333

Guaranty Federal Bancshares, Inc.
2011 Annual Report

Common Stock Prices & Dividends

The common stock of Guaranty Federal Bancshares, Inc. (the “Company”) is listed for trading on the NASDAQ Global Market under the symbol “GFED”.  As of March 13, 2012, there were approximately 1,217 holders of shares of the Company’s common stock.  At that date the Company had 6,779,800 shares of common stock issued and 2,709,471 shares of common stock outstanding.

During the years ended December 31, 2011 and 2010, the Company did not declare a cash dividend.  Any future dividends will be at the discretion of the Company’s Board of Directors and will depend on, among other things, the Company’s results of operations, cash requirements and surplus, financial condition, regulatory limitations and other factors that the Company’s Board of Directors may consider relevant.

The table below reflects the range of common stock high and low closing prices per the NASDAQ Global Market by quarter for the years ended December 31, 2011 and 2010.

	Year ended		Year ended
	December 31, 2011		December 31, 2010
	High	Low	High	Low
Quarter ended:
March 31	$6.85	4.60	$5.85	5.08
June 30	6.83	4.97	6.50	5.30
September 30	5.42	4.50	6.31	5.15
December 31	6.40	4.20	5.18	4.30

Guaranty Federal Bancshares, Inc.
2011 Annual Report

Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in The Nasdaq – Total U.S. Index and (b) the cumulative total stockholder return on stocks included in The Nasdaq Bank Index.  All three investment comparisons assume the investment of $100 as of the close of business on December 31, 2006 and the hypothetical value of that investment as of the Company’s fiscal years ended December 31, 2007, 2008, 2009, 2010, and 2011, assuming that all dividends were reinvested.  The graph reflects the historical performance of the Common Stock, and, as a result, may not be indicative of possible future performance of the Common Stock.  The data used to compile this graph was obtained from NASDAQ.

	Period Ending
Index	12/31/2006	12/31/2007	12/31/2008	12/31/2009	12/31/2010	12/31/2011
Guaranty Federal Bancshares, Inc.	100	102.39	19.37	18.53	17.53	20.80
NASDAQ – Total US	100	110.55	66.30	96.34	113.70	112.76
NASDAQ Bank Index	100	77.93	59.29	48.32	54.06	47.34

Guaranty Federal Bancshares, Inc.
Selected Consolidated Financial and Other Data

The following tables include certain information concerning the financial position and results of operations of Guaranty Federal Bancshares, Inc. (including consolidated data from operations of Guaranty Bank) as of the dates indicated.  Dollar amounts are expressed in thousands except per share data.

Summary Balance Sheets	As of December 31,
	2011	2010	2009	2008	2007
ASSETS
Cash and cash equivalents	$26,574	$14,145	$33,017	$15,097	$12,046
Investments and interest-bearing deposits	86,871	109,891	119,693	66,062	15,385
Loans receivable, net	482,664	504,665	528,503	558,327	516,242
Accrued interest receivable	2,139	2,670	2,671	2,632	3,323
Prepaids and other assets	18,051	18,982	25,249	16,573	8,613
Foreclosed assets	10,012	10,540	6,760	5,655	727
Premises and equipment	11,424	11,325	11,818	11,324	9,442
Bank owned life insurance	10,771	10,450	10,069	-	-
	$648,506	$682,668	$737,780	$675,670	$565,778
LIABILITIES
Deposits	$484,584	$480,694	$513,051	$447,079	$418,191
Federal Home Loan Bank advances	68,050	93,050	116,050	132,436	76,086
Securities sold under agreements to repurchase	25,000	39,750	39,750	39,750	9,849
Subordinated debentures	15,465	15,465	15,465	15,465	15,465
Other liabilities	1,172	1,668	2,053	3,627	3,500
	594,271	630,627	686,369	638,357	523,091

STOCKHOLDERS' EQUITY	54,235	52,041	51,411	37,313	42,687
	$648,506	$682,668	$737,780	$675,670	$565,778

Supplemental Data	As of December 31,
	2011	2010	2009	2008	2007
Number of full-service offices	9	9	9	10	8
Cash dividends per common share	$-	$-	$-	$0.36	$0.70

Summary Statements of Operations	Years ended December 31,
	2011	2010	2009	2008	2007

Interest income	$30,376	$32,331	$33,873	$36,363	$37,972
Interest expense	9,611	14,806	20,527	19,524	20,519
Net interest income	20,765	17,525	13,346	16,839	17,453
Provision for loan losses	3,350	5,200	6,900	14,744	840
Net interest income after provision for loan losses	17,415	12,325	6,446	2,095	16,613
Noninterest income	4,485	4,279	4,240	2,316	4,729
Noninterest expense	17,361	15,530	15,161	12,760	11,842
Income (loss) before income taxes	4,539	1,074	(4,475)	(8,349)	9,500
Provision (credit) for income taxes	703	(57)	(2,134)	(2,989)	3,400

Net income (loss)	$3,836	$1,131	$(2,341)	$(5,360)	$6,100
Preferred stock dividends and discount accretion	1,126	1,126	1,032	-	-
Net income (loss) available to common shareholders	$2,710	$5	$(3,373)	$(5,360)	$6,100

Basic income (loss) per common share	$1.01	$-	$(1.29)	$(2.06)	$2.25
Diluted income (loss) per common share	$1.01	$-	$(1.29)	$(2.06)	$2.19

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

FINANCIAL CONDITION

From December 31, 2010 to December 31, 2011, the Company’s total assets decreased $34,162,262 (5%) to $648,505,858, liabilities decreased $36,356,343 (6%) to $594,271,011, and stockholders' equity increased $2,194,081 (4%) to $54,234,847.  The ratio of stockholders’ equity to total assets increased to 8.4% during this period, compared to 7.6% as of December 31, 2010.

From December 31, 2010 to December 31, 2011, cash and cash equivalents increased $12,428,753 (88%) to $26,574,082 and interest-bearing deposits decreased $7,197,346 (56%) to $5,587,654.

From December 31, 2010 to December 31, 2011, available-for-sale securities decreased $15,779,775 (16%), primarily due to sales, maturities and principal payments of $88.7 million offset by purchases of $73.5 million. In a series of transactions during the fourth quarter of 2011, the Company sold $28.1 million of available-for-sale securities (at a realized gain of approximately $1.3 million) in order to prepay two repurchase agreements totaling $14.75 million (at a realized loss of approximately $1.5 million).

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations

From December 31, 2010 to December 31, 2011, held-to-maturity securities decreased $42,385 (16%) to $218,571 due to principal repayments received during the year. Stock of the Federal Home Loan Bank of Des Moines
(“FHLB”) was decreased by $1,178,300 (23%) to $3,846,900 due to lower stock requirements necessary from the reduction in FHLB advances.

From December 31, 2010 to December 31, 2011, net loans receivable decreased by $23,019,649 (5%) to $478,960,736.  During this period, permanent loans secured by both owner and non-owner occupied one to four unit residential real estate decreased $5,021,317 (5%), multi-family permanent loans decreased $972,339 (2%), construction loans decreased $18,396,348 (29%), permanent loans secured by commercial real estate decreased $1,033,427 (1%), commercial loans increased $2,660,991 (3%), and installment loans decreased $2,667,816 (11%).

As of December 31, 2011, management identified loans totaling $19,952,000 as impaired with a related allowance for loan losses of $2,122,000. Impaired loans decreased by $7,259,000 during 2011, compared to the balance of $27,211,000 at December 31, 2010.

From December 31, 2010 to December 31, 2011, the allowance for loan losses decreased $2,469,558 to $10,613,145.  In addition to the provision for loan loss of $3,350,000 recorded by the Company during the year ended December 31, 2011, loan charge-offs of specific loans (classified as nonperforming at December 31, 2010) exceeded recoveries by $5,819,558 for the year ended December 31, 2011. Also, the Company experienced a significant decline in loan balances during fiscal year 2011 that has reduced allowance for loan loss reserve requirements. The allowance for loan losses as of December 31, 2011 and December 31, 2010 was 2.17% and 2.54% of gross loans outstanding (excluding mortgage loans held for sale), respectively.  As of December 31, 2011, the allowance for loan losses was 53% of impaired loans versus 48% as of December 31, 2010.   Management believes the allowance for loan losses is at a level to be sufficient in providing for potential loan losses in the Bank’s existing loan portfolio.

From December 31, 2010 to December 31, 2011, the prepaid FDIC deposit insurance premiums decreased $888,280 (30%) to $2,089,076 due to the utilization of credits for 2011 assessments.  The remaining balance consists of estimated insurance assessments to be incurred for fiscal years 2012, 2013 and 2014.

As of December 31, 2011, foreclosed assets held for sale consisted primarily of real estate related to single family residences, one commercial property located in Branson, Missouri of $1.3 million, one commercial property located in Springfield, Missouri of $1.6 million and one commercial development in northwest Arkansas of $3.2 million.

From December 31, 2010 to December 31, 2011, deposits increased $3,889,392 (1%) to $484,583,665.  During this period, checking and savings accounts increased by $24.75 million and certificates of deposit decreased by $20.8 million.  The increase in the checking and savings accounts was due to the Bank’s marketing efforts to obtain additional personal and commercial checking business.  At December 31, 2011, included in the certificates of deposit totals are $22.2 million in deposits classified as “brokered”, a decrease of $15.1 million from December 31, 2010.

From December 31, 2010 to December 31, 2011, the Company’s borrowings from the FHLB decreased $25,000,000 (27%) to $68,050,000 due to principal repayments during the period.

From December 31, 2010 to December 31, 2011, securities sold under agreements to repurchase decreased $14,750,000 (37%) to $25,000,000 due to the prepayment of two repurchase agreements.

From December 31, 2010 to December 31, 2011, stockholders’ equity (including unrealized appreciation on available-for-sale securities, net of tax) increased $2,194,081 (4%) to $54,234,847.  The Company earned net income for the year ended December 31, 2011 of $3,835,639.  In conjunction with the Series A Preferred Stock, the Company recorded $850,000 of dividends (5%) as of December 31, 2011.  On a per common share basis, stockholders’ equity increased $.56 from $13.51 as of December 31, 2010 to $14.07 as of December 31, 2011.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

The following table shows the balances as of December 31, 2011 of various categories of interest-earning assets and interest-bearing liabilities and the corresponding yields and costs, and, for the periods indicated: (1) the average balances of various categories of interest-earning assets and interest-bearing liabilities, (2) the total interest earned or paid thereon, and (3) the resulting weighted average yields and costs.  In addition, the table shows the Company’s rate spreads and net yields.  Average balances are based on daily balances.  Tax-free income is not material; accordingly, interest income and related average yields have not been calculated on a tax equivalent basis.  Average loan balances include non-accrual loans.  Dollar amounts are expressed in thousands.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations

	As of		Year Ended			Year Ended			Year Ended
	December 31, 2011		December 31, 2011			December 31, 2010			December 31, 2009

	Balance	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$493,277	5.82%	$506,323	$27,424	5.42%	$517,133	$28,348	5.48%	$548,847	$29,695	5.41%
Investment securities	81,283	1.74%	91,114	2,637	2.89%	110,149	3,477	3.16%	102,096	3,744	3.67%
Other assets	28,862	0.46%	33,779	315	0.93%	48,054	506	1.05%	65,853	434	0.66%
Total interest-earning	603,422	5.01%	631,216	30,376	4.81%	675,336	32,331	4.79%	716,796	33,873	4.73%
Noninterest-earning	45,084		47,031			48,148			25,294
	$648,506		$678,247			$723,484			$742,090

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing:
Savings accounts	$21,296	0.43%	$20,480	$118	0.58%	$17,322	$140	0.81%	$13,069	$121	0.93%
Transaction accounts	251,563	0.92%	252,915	2,580	1.02%	257,629	3,968	1.54%	215,494	6,152	2.85%
Certificates of deposit	155,408	1.59%	165,376	3,080	1.86%	201,090	5,520	2.75%	262,719	9,108	3.47%
FHLB advances	68,050	2.26%	85,516	2,164	2.53%	110,613	2,989	2.70%	112,851	3,152	2.79%
Subordinated debentures	15,465	3.65%	15,465	611	3.95%	15,465	1,024	6.62%	15,465	1,024	6.62%
Repurchase agreements	25,000	2.14%	37,726	1,058	2.80%	39,750	1,166	2.93%	39,750	970	2.44%
Total interest-bearing	536,782	1.40%	577,478	9,611	1.66%	641,869	14,807	2.31%	659,348	20,527	3.11%
Noninterest-bearing	57,489		46,602			28,302			30,467
Total liabilities	594,271		624,080			670,171			689,815
Stockholders' equity	54,235		54,167			53,313			52,275
	$648,506		$678,247			$723,484			$742,090
Net earning balance	$66,640		$53,738			$33,467			$57,448
Earning yield less costing rate		3.61%			3.15%			2.48%			1.62%
Net interest income, and net yield spread on interest-earning assets				$20,765	3.29%		$17,524	2.59%		$13,346	1.86%
Ratio of interest-earning assets to interest-bearing liabilities	112%		109%			105%			109%

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

	Year ended				Year ended
	December 31, 2011 versus December 31, 2010				December 31, 2010 versus December 31, 2009
	Average Balance	Interest Rate	Rate & Balance	Total	Average Balance	Interest Rate	Rate & Balance	Total
Interest income:
Loans	$(593)	$(338)	$7	$(924)	$(1,716)	$392	$(23)	$(1,347)
Investment securities	(601)	(289)	50	(840)	295	(521)	(41)	(267)
Other assets	(150)	(58)	17	(191)	(117)	259	(70)	72
Net change in interest income	(1,344)	(685)	74	(1,955)	(1,538)	130	(134)	(1,542)

Interest expense:
Savings accounts	25	(40)	(7)	(22)	39	(15)	(5)	19
Transaction accounts	(73)	(1,340)	25	(1,388)	1,203	(2,833)	(554)	(2,184)
Certificates of deposit	(980)	(1,775)	315	(2,440)	(2,137)	(1,896)	445	(3,588)
FHLB advances	(678)	(190)	43	(825)	(62)	(103)	2	(163)
Subordinated debentures	-	(413)	-	(413)	-	-	-	-
Repurchase agreements	(59)	(51)	2	(108)	-	196	-	196
Net change in interest expense	(1,765)	(3,809)	378	(5,196)	(957)	(4,651)	(112)	(5,720)
Change in net interest income	$421	$3,124	$(304)	$3,241	$(581)	$4,781	$(22)	$4,178

RESULTS OF OPERATIONS - COMPARISON OF YEAR ENDED DECEMBER 31, 2011 AND DECEMBER 31, 2010

	Average for the Year Shown
	Prime	Ten-Year Treasury	One-Year Treasury
December 31, 2011	3.25%	2.78%	0.18%
December 31, 2010	3.25%	3.22%	0.32%
Change in rates	0.00%	-0.44%	-0.14%

Interest Rates.  The Bank charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates.  The above table sets forth the weekly average interest rates for the 52 weeks ending December 31, 2011 and December 31, 2010 as reported by the Federal Reserve. The Bank typically indexes its adjustable rate commercial loans to prime and its adjustable rate mortgage loans to the one-year treasury rate.  The ten-year treasury rate is a proxy for 30-year fixed rate home mortgage loans.

Rates were steady and remained low for 2011 as the Federal Reserve Open Market Committee (“FOMC”) left the discount rate at 25 basis points.  As of December 31, 2011, the prime rate was 3.25% and unchanged from December 31, 2010.

Interest Income.  Total interest income decreased $1,955,538 (6%).  The average balance of interest-earning assets decreased $44,120,000 (7%) while the yield on average interest earning assets increased 2 basis points to 4.81%.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

Interest on loans decreased $924,105 (3%) and the average loan receivable balance decreased $10,810,000 (2%) while the average yield decreased 6 basis points to 5.42%.  The Company’s yield on loans was negatively impacted due to the expiration of interest income being recognized on a matured interest rate swap as of June 30, 2010.  The income recognized for the year ended December 31, 2010 was approximately $509,000. Another factor that has negatively impacted the Company’s yield on loans is the high level of nonaccrual loans which has decreased to $17.0 million as of December 31, 2011, as compared to $23.0 million as of December 31, 2010.

Interest Expense.  Total interest expense decreased $5,195,911 (35%) as the average balance of interest-bearing liabilities decreased $64,391,000 (10%) while the average cost of interest-bearing liabilities decreased 65 basis points to 1.66%.

Interest expense on deposits decreased $3,849,870 (40%) during 2011 as the average balance of interest bearing deposits decreased $37,270,000 (1%) and the average interest rate paid to depositors decreased 111 basis points to 2.02%.  The primary reason for the significant decrease in the average cost of interest bearing deposits was the continued reduction throughout 2011 in the cost of money market deposits generated through an aggressive deposit campaign in the first quarter of 2009 as well as higher cost certificates of deposit maturing throughout 2011.

The average balance of FHLB advances decreased $25,097,000 (23%) while the average cost of those advances decreased 17 basis points to 2.53%.  As a result, interest expense on these advances decreased $824,289 (28%).  As of December 31, 2011, FHLB advances were 10% of total assets, compared to 14% of total assets as of December 31, 2010.

Net Interest Income.  The Company’s net interest income increased $3,240,373 (18%).  During the year ended December 31, 2011, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $53,738,000, resulting in an increase in the average net earning balance of $20,271,000 (61%), a result of management’s intent to roll off certain high priced deposits with low yielding assets.  In addition, the Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 67 basis points from 2.48% to 3.15%.

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

Based on its internal analysis and methodology, management recorded a provision for loan losses of $3,350,000 and $5,200,000 for the years ended December 31, 2011 and 2010, respectively.  Provisions recorded in 2011 are due to the Bank’s charge-offs during the year, continuing concerns over the local and national economy and over certain specific borrowers.

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

Non-Interest Income.  Non-interest income increased $205,876 (5%).  The gain on sale of loans of $1,345,334 for 2011, compared to $1,749,857 for 2010 was due to a decline in volume associated with the Bank’s selling of fixed rate mortgage loans.  Gains on investment securities for the year ended December 31, 2011 were $1,505,915 compared to $275,125 for the year ended December 31, 2010.  The gains in fiscal 2011 were primarily the result of the sale of $28.1 million of available-for-sale securities to prepay two repurchase agreements totaling $14.75 million during the fourth quarter of 2011.  Deposit service charges decreased $237,290 (15%) due primarily to declines in overdraft charges, which is partially due to the adoption of Regulation E.  Regulation E has negatively impacted overdraft income due to new requirements on debit card and ATM transactions.  The long-term impact cannot be fully determined.  Loss on foreclosed assets increased $307,708 (62%) in 2011.  The Company continues to experience declines in real estate values on foreclosed properties held or sold by the Company.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

Non-Interest Expense.  Non-interest expense increased $1,831,528 (12%).  This increase was primarily due to the prepayment penalty on repurchase agreements of $1,531,000.  Also, salaries and employee benefits increased $250,198 (3%) offsetting the decrease in FDIC deposit insurance premiums of $278,533 (23%).

The increase in compensation was due to normal salary and benefits increases for the Bank’s employees.  The overall staff increased from 170 full-time equivalent employees as of December 31, 2010 to 176 full-time equivalent employees as of December 31, 2011.

The decreases in FDIC deposit insurance premiums were driven primarily by the change in the FDIC’s assessment base and rate structure that went into effect in the second quarter of 2011.

Income Taxes.  The increase in income tax expense is a direct result of the Company’s increase in taxable income for the year ended December 31, 2011 compared to the year ended December 31, 2010.

Cash Dividends Paid.  The Company did not pay dividends on its common shares during 2011.  During 2011, the Company paid $850,000 in dividends on its preferred stock.

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

Rates were steady and remained low for 2010 as the FOMC left the discount rate at 25 basis points.  As of December 31, 2010, the prime rate was 3.25% and unchanged from December 31, 2009.

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

Non-Interest Income.  Non-interest income increased $39,875 (1%).  The gain on sale of loans of $1,749,857 for 2010, compared to $1,443,385 for 2009 was due to favorable mortgage rates resulting in increased volume on fixed rate mortgage loan sales.  Gains on investment securities for the year ended December 31, 2010 were $275,125 compared to $689,769 for the year ended December 31, 2009.  The gains in fiscal 2010 were the result of restructurings of the bond portfolio and to manage interest rate risk.  Deposit service charges decreased $249,665 (14%) due primarily to declines in overdraft charges, which is partially due to the adoption of Regulation E.  Regulation E has negatively impacted overdraft income due to new requirements on debit card and ATM transactions.  The long-term impact cannot be fully determined.  Loss on foreclosed assets decreased $31,015 (6%) in 2010, but remained elevated primarily due to the difficult market conditions causing sharp declines in real estate values on foreclosed properties held or sold by the Company.  Earnings from bank owned life insurance were $380,090 for 2010 compared to $69,539 for 2009.  This increase was due to the original purchase occurring on October 30, 2009.

Non-Interest Expense.  Non-interest expense increased $368,317 (2%).  This increase was primarily due to increases in salaries and employee benefits of $684,410 (9%) offsetting the decrease in FDIC deposit insurance premiums of $299,962 (20%).

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

The Bank constantly monitors its deposits in an effort to prohibit them from adversely impacting the Bank’s interest rate sensitivity.  Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank’s asset/liability management objectives and spread requirements.  As of December 31, 2011 and 2010, the Bank’s savings accounts, checking accounts, and money market deposit accounts totaled $329,174,830 or 68% of its total deposits and $304,499,807 or 63% of total deposits, respectively.  The weighted average rate paid on these accounts decreased 39 basis points from 0.96% on December 31, 2010 to 0.56% on December 31, 2011 primarily due to the Bank’s efforts to reprice its money market deposit accounts during 2011.

INTEREST RATE SENSITIVITY ANALYSIS

The following table sets forth as of December 31, 2011, management’s estimates of the projected changes in Economic Value of Equity (“EVE”) in the event of instantaneous and permanent increases and decreases in market interest rates.  Dollar amounts are expressed in thousands.

BP Change	Estimated Net Portfolio Value			NPV as % of PV of Assets
in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
+300	62,123	(4,101)	-6%	9.71%	-0.35%
+200	63,408	(2,816)	-4%	9.82%	-0.24%
+100	64,769	(1,455)	-2%	9.94%	-0.12%
NC	66,224	-	0%	10.06%	0.00%
-100	67,870	1,646	2%	10.21%	0.15%
-200	72,049	5,825	9%	10.74%	0.68%

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

The Company’s most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less.  The levels of such assets are dependent on the Bank’s operating, financing, and investment activities at any given time.  The Company’s cash and cash equivalents totaled $26,574,082 as of December 31, 2011 and $14,145,329 as of December 31, 2010, representing an increase of $12,428,753.  The Company’s interest-bearing deposits totaled $5,587,654 as of December 31, 2011 and $12,785,000 as of December 31, 2010.  The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows, which are subject to, and influenced by, many factors.   The Bank has $87,409,324 in certificates of deposit that are scheduled to mature in one year or less.  Management anticipates that the majority of these certificates will renew in the normal course of operations. Based on existing collateral as well as the FHLB’s limitation of advances to 25% of assets, the Bank has the ability to borrow an additional $81 million from the FHLB, as of December 31, 2011.  Based on existing collateral, the Bank has the ability to borrow $37 million from the Federal Reserve Bank as of December 31, 2011.  The Bank plans to maintain its FHLB and Federal Reserve Bank borrowings to a level that will provide a borrowing capacity sufficient to provide for contingencies.  Management has many policies and controls in place to attempt to manage the appropriate level of liquidity.

The Company’s Tier 1 capital position of $68,419,000 is 10.4% of average assets as of December 31, 2011. The Company has an excess of $42,163,000, $47,664,000, and $33,437,000 of required regulatory levels of tangible, core, and risk-based capital, respectively.  In addition, under current regulatory guidelines, the Bank is classified as well capitalized.  See also additional information provided under the caption “Regulatory Matters” in Note 1 of the Notes to Consolidated Financial Statements.

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

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

OFF-BALANCE SHEET ARRANGEMENTS

Various commitments and contingent liabilities arise in the normal course of business, which are not required to be recorded on the balance sheet.  The most significant of these are loan commitments, lines of credit and standby letters of credit.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  As of December 31, 2011 and 2010, the Bank had outstanding commitments to originate loans of approximately $10,955,000 and $7,949,000, respectively.  Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  As of December 31, 2011 and 2010, unused lines of credit to borrowers aggregated approximately $36,931,000 and $50,473,000 for commercial lines and $17,625,000 and $17,525,000 for open-end consumer lines.  Since a portion of the loan commitment and line of credit may expire without being drawn upon, the total unused commitments and lines do not necessarily represent future cash requirements.

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.  The Bank had total outstanding standby letters of credit amounting to $14,233,000 and $12,261,000 as of December 31, 2011 and 2010, respectively.  The commitments extend over varying periods of time.

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

AGGREGATE CONTRACTUAL OBLIGATIONS

The following table summarizes the Company’s fixed and determinable contractual obligations by payment date as of December 31, 2011.  Dollar amounts are expressed in thousands.

		One Year	One to	Three to	More than
Contractual Obligations	Total	or less	Three Years	Five Years	Five Years

Deposits without stated maturity	$329,175	$329,175	$-	$-	$-
Time and brokered certificates of deposit	155,409	87,409	56,043	11,892	65
Other borrowings	25,000	-	-	-	25,000
Federal Home Loan Bank advances	68,050	-	15,700	250	52,100
Subordinated debentures	15,465	-	-	-	15,465
Operating leases	484	139	196	114	36
Purchase obligations	50	50	-	-	-
Other long term obligations	231	231	-	-	-
Total	$593,864	$417,004	$71,939	$12,256	$92,666

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

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

In April 2011, the Financial Accounting Standards Board (FASB) issued ASU No. 2011-02, “A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.” The provisions of ASU No. 2011-02 provide additional guidance related to determining whether a creditor has granted a concession, include factors and examples for creditors to consider in evaluating whether a restructuring results in a delay in payment that is insignificant, prohibits creditors from using the borrower’s effective rate test to evaluate whether a concession has been granted to the borrower, and add factors for creditors to use in determining whether a borrower is experiencing financial difficulties. A provision in ASU No. 2011-02 also ends the FASB’s deferral of the additional disclosures about troubled debt restructurings as required by ASU No. 2010-20. The provisions of ASU No. 2011-02 were effective for the Company’s reporting period ended September 30, 2011. The adoption of ASU No. 2011-02 did not have a material impact on the Company’s consolidated financial statements.

In May 2011, FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.”  The amendments in this ASU generally represent clarifications of Topic 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This ASU results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRSs. The amendments in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The adoption of ASU No. 2011-04 is not expected to have a material effect on the Company’s consolidated financial statements.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

In June 2011, FASB issued ASU 2011-05, “Other Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” The ASU amends Topic 220 to require an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income (“OCI”) either in a single continuous statement of comprehensive income or in two separate but consecutive statements. An entity is also required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The amendments do not change items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, only the format for presentation. The requirements are effective during interim and annual periods beginning after December 15, 2011. The amendments should be applied retrospectively. On October 21, 2011, the FASB exposed a proposed deferral of the requirement that companies present reclassification adjustments for each component of OCI in both net income and OCI on the face of the financial statements. Early adoption is permitted. The adoption of ASU No.2011-05 is not expected to have a material effect on the Company’s consolidated financial statements.

 SUMMARY OF UNAUDITED QUARTERLY OPERATING RESULTS

	Year Ended December 31, 2011, Quarter ended
	Mar-11	Jun-11	Sep-11	Dec-11
Interest income	$7,530,118	$7,641,494	$7,729,579	$7,474,747
Interest expense	2,686,311	2,540,220	2,398,198	1,986,239
Net interest income	4,843,807	5,101,274	5,331,381	5,488,508
Provision for loan losses	900,000	1,000,000	900,000	550,000
Gain on loans and investment securities	281,904	364,229	452,552	1,752,564
Other noninterest income, net	475,995	350,970	543,668	263,347
Noninterest expense	4,152,224	3,918,807	3,884,544	5,405,880
Income before income taxes	549,482	897,666	1,543,057	1,548,539
Provision for income taxes	26,520	108,124	327,427	241,034
Net income	522,962	789,542	1,215,630	1,307,505
Preferred stock dividends and discount accretion	281,391	281,390	281,391	281,391
Net income available to common shareholders	$241,571	$508,152	$934,239	$1,026,114
Basic income per common share	$0.09	$0.19	$0.35	$0.38
Diluted income per common share	$0.09	$0.19	$0.35	$0.38

	Year Ended December 31, 2010, Quarter ended
	Mar-10	Jun-10	Sep-10	Dec-10
Interest income	$8,265,282	$8,228,615	$7,845,909	$7,991,670
Interest expense	4,155,805	3,806,088	3,659,835	3,185,151
Net interest income	4,109,477	4,422,527	4,186,074	4,806,519
Provision for loan losses	950,000	950,000	850,000	2,450,000
Gain on loans and investment securities	458,592	372,835	513,553	680,002
Other noninterest income, net	715,780	670,094	647,898	220,599
Noninterest expense	3,756,018	3,878,811	3,826,701	4,068,397
Income (loss) before income taxes	577,831	636,645	670,824	(811,277)
Provision (credit) for income taxes	101,965	144,142	148,620	(451,475)
Net income (loss)	475,866	492,503	522,204	(359,802)
Preferred stock dividends and discount accretion	281,391	281,390	281,391	281,391
Net income (loss) available to common shareholders	$194,475	$211,113	$240,813	$(641,193)
Basic income (loss) per common share	$0.07	$0.08	$0.09	$(0.24)
Diluted income (loss) per common share	$0.07	$0.08	$0.09	$(0.24)

Guaranty Federal Bancshares, Inc.
Consolidated Balance Sheets
December 31, 2011 and 2010

	December 31,	December 31,
	2011	2010
ASSETS
Cash and due from banks	$7,200,969	$2,968,669
Interest-bearing deposits in other financial institutions	19,373,113	11,176,660
Cash and cash equivalents	26,574,082	14,145,329
Interest-bearing deposits	5,587,654	12,785,000
Available-for-sale securities	81,064,878	96,844,653
Held-to-maturity securities	218,571	260,956
Stock in Federal Home Loan Bank, at cost	3,846,900	5,025,200
Mortgage loans held for sale	3,702,849	2,685,163
Loans receivable, net of allowance for loan losses of December 31, 2011 and 2010 - $10,613,145 and $13,082,703, respectively	478,960,736	501,980,385
Accrued interest receivable:
Loans	1,752,786	2,058,576
Investments and interest-bearing deposits	386,534	611,698
Prepaid expenses and other assets	7,116,067	6,161,861
Prepaid FDIC deposit insurance premiums	2,089,076	2,977,356
Foreclosed assets held for sale	10,012,035	10,539,867
Premises and equipment	11,423,822	11,324,685
Bank owned life insurance	10,770,887	10,449,630
Income taxes receivable	512,666	-
Deferred income taxes	4,486,315	4,817,761
	$648,505,858	$682,668,120

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	$484,583,665	$480,694,273
Federal Home Loan Bank advances	68,050,000	93,050,000
Securities sold under agreements to repurchase	25,000,000	39,750,000
Subordinated debentures	15,465,000	15,465,000
Advances from borrowers for taxes and insurance	156,509	134,002
Accrued expenses and other liabilities	496,956	655,404
Accrued interest payable	518,881	878,675
	594,271,011	630,627,354

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Capital Stock:
Series A preferred stock, $0.01 par value; authorized 2,000,000 shares; issued and outstanding December 31, 2011 and 2010 - 17,000 shares	16,425,912	16,150,350
Common stock, $0.10 par value; authorized 10,000,000 shares; issued December 31, 2011 and 2010 - 6,779,800 shares;	677,980	677,980
Common stock warrants; December 31, 2011 and 2010 - 459,459 shares	1,377,811	1,377,811
Additional paid-in capital	58,333,614	58,505,046
Unearned ESOP shares	(204,930)	(432,930)
Retained earnings, substantially restricted	38,456,991	35,746,914
Accumulated other comprehensive income
Unrealized appreciation on available-for-sale securities, net of income taxes; December 31, 2011 and 2010 - $464,723 and $1,082,399, respectively	791,285	1,843,004
	115,858,663	113,868,175

Treasury stock, at cost; December 31, 2011 and December 31, 2010 - 4,072,156 and 4,080,220 shares, respectively	(61,623,816)	(61,827,409)
	54,234,847	52,040,766
	$648,505,858	$682,668,120

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Operations
Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009

Interest Income
Loans	$27,423,897	$28,348,002	$29,695,487
Investment securities	2,636,799	3,476,721	3,743,688
Other	315,242	506,753	434,261
	30,375,938	32,331,476	33,873,436
Interest Expense
Deposits	5,778,263	9,628,133	15,381,190
Federal Home Loan Bank advances	2,164,259	2,988,548	3,152,354
Subordinated debentures	610,929	1,023,783	1,023,783
Securities sold under agreements to repurchase	1,057,517	1,166,415	969,258
	9,610,968	14,806,879	20,526,585
Net Interest Income	20,764,970	17,524,597	13,346,851
Provision for Loan Losses	3,350,000	5,200,000	6,900,000
Net Interest Income After
Provision for Loan Losses	17,414,970	12,324,597	6,446,851
Noninterest Income
Service charges	1,315,333	1,552,623	1,802,288
Other fees	28,282	33,705	52,233
Gain on investment securities	1,505,915	275,125	689,769
Gain on sale of loans	1,345,334	1,749,857	1,443,385
Loss on foreclosed assets	(800,250)	(492,542)	(523,557)
Other income	1,090,615	1,160,585	775,360
	4,485,229	4,279,353	4,239,478
Noninterest Expense
Salaries and employee benefits	8,886,713	8,636,515	7,952,105
Occupancy	1,660,802	1,704,790	1,806,100
FDIC deposit insurance premiums	942,056	1,220,589	1,520,551
Data processing	529,940	454,611	423,205
Advertising	300,000	300,000	316,666
Prepayment penalty on repurchase agreements	1,531,000	-	-
Other expense	3,510,944	3,213,422	3,142,983
	17,361,455	15,529,927	15,161,610
Income (Loss) Before Income Taxes	4,538,744	1,074,023	(4,475,281)
Provision (Credit) for Income Taxes	703,105	(56,748)	(2,134,563)
Net Income (Loss)	$3,835,639	$1,130,771	$(2,340,718)
Preferred Stock Dividends and Discount Accretion	1,125,563	1,125,563	1,031,766
Net Income (Loss) Available to Common Shareholders	$2,710,076	$5,208	$(3,372,484)

Basic Income (Loss) Per Common Share	$1.01	$-	$(1.29)
Diluted Income (Loss) Per Common Share	$1.01	$-	$(1.29)

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$3,835,639	$1,130,771	$(2,340,718)
Items not requiring (providing) cash:
Deferred income taxes	949,122	(217,737)	701,199
Depreciation	717,222	826,440	965,504
Provision for loan losses	3,350,000	5,200,000	6,900,000
Gain on sale of loans and investment securities	(2,851,249)	(2,024,982)	(2,133,154)
Loss on sale of foreclosed assets	520,255	341,376	285,010
Accretion of gain on termination of interest rate swaps	-	(508,746)	(1,017,492)
Amortization of deferred income, premiums and discounts, net	529,016	587,769	352,345
Stock award plans	186,654	109,386	95,268
Origination of loans held for sale	(58,776,634)	(81,958,753)	(78,535,230)
Proceeds from sale of loans held for sale	59,104,282	84,488,527	78,447,333
Release of ESOP shares	126,737	100,014	121,219
Increase in cash surrender value of bank owned life insurance	(321,257)	(380,090)	(69,540)
Changes in:
Prepaid FDIC deposit insurance premiums	888,280	1,158,519	(4,135,875)
Accrued interest receivable	530,954	1,289	(39,113)
Prepaid expenses and other assets	(4,120)	569,548	767,817
Accrued expenses and other liabilities	(349,891)	(551,779)	(214,248)
Income taxes payable	(681,017)	3,887,321	(3,333,407)
Net cash provided by (used in) operating activities	7,753,993	12,758,873	(3,183,082)

CASH FLOWS FROM INVESTING ACTIVITIES
Net change in loans	14,093,653	7,493,436	18,959,641
Principal payments on held-to-maturity securities	42,385	211,827	83,682
Principal payments on available-for-sale securities	15,633,730	13,855,527	13,087,448
Purchase of available-for-sale securities	(73,537,207)	(55,262,990)	(82,769,479)
Proceeds from sales of available-for-sale securities	46,274,707	17,516,564	25,356,214
Proceeds from maturities of available-for-sale securities	26,775,000	28,956,500	8,500,000
Purchase of premises and equipment	(816,359)	(333,609)	(1,459,557)
Purchase of tax credit investments	(950,086)	-	(3,433,867)
Purchase of interest bearing deposits	-	-	(34,605,802)
Proceeds from maturities of interest bearing deposits	7,197,346	5,000,000	18,045,000
Purchase of bank owned life insurance	-	-	(10,000,000)
Redemption of Federal Home Loan Bank stock	1,178,300	951,400	753,500
Capitalized costs on foreclosed assets held for sale	(102,804)	(737,336)	(122,162)
Insurance proceeds on foreclosed assets held for sale	-	637,427	-
Proceeds from sale of foreclosed assets held for sale	5,627,426	6,295,990	4,268,852
Net cash provided by (used in) investing activities	41,416,091	24,584,736	(43,336,530)

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	$24,675,024	$5,504,374	$160,490,510
Net decrease in certificates of deposit	(20,785,632)	(37,861,203)	(94,518,877)
Net decrease in securities sold under agreements to repurchase	(14,750,000)	-	-
Proceeds from FHLB advances	-	-	5,000,000
Repayments of FHLB advances	(25,000,000)	(23,000,000)	(21,386,000)
Repayments of notes payable	-	-	(1,435,190)
Advances from borrowers for taxes and insurance	22,507	(1,608)	(30,717)
Proceeds from issuance preferred stock and warrants	-	-	17,000,000
Common and preferred cash dividends paid	(850,000)	(850,000)	(672,917)
Treasury stock purchased	(53,230)	(6,540)	(7,515)
Net cash provided by (used in) financing activities	(36,741,331)	(56,214,977)	64,439,294

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	12,428,753	(18,871,368)	17,919,682

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	14,145,329	33,016,697	15,097,015

CASH AND CASH EQUIVALENTS, END OF YEAR	$26,574,082	$14,145,329	$33,016,697

Supplemental Cash Flows Information

Real estate acquired in settlement of loans	$5,517,045	$17,564,615	$5,536,091

Interest paid	$9,970,762	$15,326,326	$20,705,742

Income taxes paid, net of (refunds)	$435,000	$(3,726,331)	$496,661

Sale and financing of foreclosed assets held for sale	$1,461,378	$7,246,939	$315,000

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2011, 2010 and 2009

	Preferred Stock	Common Stock	Common Stock Warrants	Additional Paid-In Capital	Unearned ESOP Shares	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2009	$-	$677,980	$-	$58,535,159	$(888,930)	$(61,813,354)	$39,114,189	$1,687,858	$37,312,902
Comprehensive income (loss)
Net loss	-	-	-	-	-	-	(2,340,718)	-	(2,340,718)
Change in unrealized appreciation on available-for-sale securities and interest rate swaps, net of income taxes of $5,061	-	-	-	-	-	-	-	8,644	8,644
Total comprehensive loss									(2,332,074)
Preferred stock issued	15,622,189	-	-	-	-	-	-	-	15,622,189
Common stock warrants issued	-	-	1,377,811	-	-	-	-	-	1,377,811
Preferred stock discount accretion	252,599	-	-	-	-	-	(252,599)	-	-
Preferred stock dividends	-	-	-	-	-	-	(779,167)	-	(779,167)
Stock award plans	-	-	-	95,268	-	-	-	-	95,268
Release of ESOP shares	-	-	-	(106,781)	228,000	-	-	-	121,219
Treasury stock purchased	-	-	-	-	-	(7,515)	-	-	(7,515)
Balance, December 31, 2009	15,874,788	677,980	1,377,811	58,523,646	(660,930)	(61,820,869)	35,741,705	1,696,502	51,410,633
Comprehensive income
Net income	-	-	-	-	-	-	1,130,771	-	1,130,771
Change in unrealized appreciation on available-for-sale securities and interest rate swaps, net of income taxes of $86,041	-	-	-	-	-	-	-	146,502	146,502
Total comprehensive income									1,277,273
Preferred stock discount accretion	275,562	-	-	-	-	-	(275,562)	-	-
Preferred stock dividends (5%)	-	-	-	-	-	-	(850,000)	-	(850,000)
Stock award plans	-	-	-	109,386	-	-	-	-	109,386
Release of ESOP shares	-	-	-	(127,986)	228,000	-	-	-	100,014
Treasury stock purchased	-	-	-	-	-	(6,540)	-	-	(6,540)
Balance, December 31, 2010	16,150,350	677,980	1,377,811	58,505,046	(432,930)	(61,827,409)	35,746,914	1,843,004	52,040,766
Comprehensive income
Net income	-	-	-	-	-	-	3,835,639	-	3,835,639
Change in unrealized appreciation on available-for-sale securities, net of income taxes of $617,676	-	-	-	-	-	-	-	(1,051,719)	(1,051,719)
Total comprehensive income									2,783,920
Preferred stock discount accretion	275,562	-	-	-	-	-	(275,562)	-	-
Preferred stock dividends (5%)	-	-	-	-	-	-	(850,000)	-	(850,000)
Stock award plans	-	-	-	(70,169)	-	256,823	-	-	186,654
Release of ESOP shares	-	-	-	(101,263)	228,000	-	-	-	126,737
Treasury stock purchased	-	-	-	-	-	(53,230)	-	-	(53,230)
Balance, December 31, 2011	$16,425,912	$677,980	$1,377,811	$58,333,614	$(204,930)	$(61,623,816)	$38,456,991	$791,285	$54,234,847

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

The Company files consolidated income tax returns with its subsidiary.  With a few exceptions, the Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2008.

Cash Equivalents
The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2011 and 2010, the Company had no cash equivalents.

Pursuant to legislation enacted in 2010, the FDIC fully insures all noninterest-bearing transaction accounts through December 31, 2012, at all FDIC-insured institutions.  The FDIC’s insurance limits for interest-bearing cash accounts were permanently increased to $250,000 effective July 21, 2010.

Restriction on Cash and Due From Banks
The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required on December 31, 2011 and 2010, was $7,899,000 and $5,933,000, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below).  Management believes, as of December 31, 2011 and 2010, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2011, the most recent notification from the Missouri Division of Finance and the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The Company’s and the Bank's actual capital amounts and ratios are also presented in the table.  No amount was deducted from capital for interest-rate risk.  Dollar amounts are expressed in thousands.

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011

Tier 1 (core) capital, and ratio to adjusted total assets
Company	$68,419	10.4%	$26,256	4.0%	n/a	n/a
Bank	$66,834	10.2%	$26,249	4.0%	$32,811	5.0%

Tier 1 (core) capital, and ratio to risk-weighted assets
Company	$68,419	13.2%	$20,755	4.0%	n/a	n/a
Bank	$66,834	12.9%	$20,730	4.0%	$31,095	6.0%

Total risk-based capital, and ratio to risk-weighted assets
Company	$74,948	14.4%	$41,511	8.0%	n/a	n/a
Bank	$73,363	14.2%	$41,460	8.0%	$51,825	10.0%

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010

Tier 1 (core) capital, and ratio to adjusted total assets
Company	$65,174	9.3%	$27,992	4.0%	n/a	n/a
Bank	$63,306	9.1%	$27,878	4.0%	$34,847	5.0%

Tier 1 (core) capital, and ratio to risk-weighted assets
Company	$65,174	12.1%	$21,629	4.0%	n/a	n/a
Bank	$63,306	11.7%	$21,582	4.0%	$32,374	6.0%

Total risk-based capital, and ratio to risk-weighted assets
Company	$71,986	13.3%	$43,258	8.0%	n/a	n/a
Bank	$70,118	13.0%	$43,165	8.0%	$53,956	10.0%

The amount of dividends that the Company and Bank may pay is subject to various regulatory limitations.  As of December 31, 2011 and 2010 the Company and Bank exceeded their minimum capital requirements.  The Bank may not pay dividends which would reduce capital below the minimum requirements shown above.

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

Reclassifications
Certain reclassifications have been made to the 2010 financial statements to conform to the 2011 financial statement presentation.  These reclassifications had no effect on net income.

General Litigation
The Company and the Bank, from time to time, may be parties to ordinary routine litigation, which arises in the normal course of business, such as claims to enforce liens, and condemnation proceedings, on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Company and the Bank.  After reviewing pending and threatened litigation with legal counsel, management believes that as of December 31, 2011, the outcome of any such litigation will not have a material adverse effect on the Company’s results of operations.

Earnings Per Common Share
The computation for earnings per common share for the years ended December 31, 2011, 2010 and 2009 is as follows:

	Year Ended	Year Ended	Year Ended
	December 31, 2011	December 31, 2010	December 31, 2009

Net income (loss) available to common shareholders	$2,710,076	$5,208	$(3,372,484)
Average common shares outstanding	2,675,654	2,644,355	2,622,895
Effect of dilutive securities	826	-	-
Average diluted shares outstanding	2,676,480	2,644,355	2,622,895
Basic income (loss) per common share	$1.01	$0.00	$(1.29)
Diluted income (loss) per common share	$1.01	$0.00	$(1.29)

Stock options to purchase 351,500 and 365,579 shares of common stock were outstanding during the years ended December 31, 2011 and 2010, respectively, but were not included in the computation of diluted income per common share because their exercise price was greater than the average market price of the common shares.

Stock warrants to purchase 459,459 shares of common stock were outstanding during the year ended December 31, 2011 and were included in the computation of diluted income per common share because their exercise price was less than the average market price of the common shares during the period.  These warrants were also outstanding during 2010 and 2009, but were not included in the computation of diluted income per common share because their exercise price was greater than the average market price of the common shares.

Due to the Company’s net loss for the year ended December 31, 2009, no potentially dilutive shares were included in the computation of diluted earnings per share.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 2:              SECURITIES

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities classified as available-for-sale are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2011
Equity Securities	$102,212	$-	$(39,950)	$62,262
Debt Securities:
U. S. government agencies	34,668,833	122,093	(64,264)	34,726,662
U. S. treasuries	2,037,168	5,469	-	2,042,637
Municipals	4,049,701	138,736	(44,038)	4,144,399
Government sponsored mortgage-backed securities	38,950,955	1,148,789	(10,826)	40,088,918
	$79,808,869	$1,415,087	$(159,078)	$81,064,878

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2010
Equity Securities	$102,212	$7,089	$(31,381)	$77,920
Debt Securities:
U. S. government agencies	27,409,482	222,014	(128,414)	27,503,082
Government sponsored mortgage-backed securities	66,407,555	2,865,745	(9,649)	69,263,651
	$93,919,249	$3,094,848	$(169,444)	$96,844,653

Maturities of available-for-sale debt securities as of December 31, 2011:

	Amortized Cost	Approximate Fair Value
1-5 years	$26,394,204	$26,473,064
5-10 years	11,346,351	11,347,402
After ten years	3,015,147	3,093,232
Government sponsored mortgage-backed securities not due on a single maturity date	38,950,955	40,088,918
	$79,706,657	$81,002,616

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities classified as held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2011
Debt Securities:
Government sponsored mortgage-backed securities	$218,571	$17,003	$-	$235,574
	$218,571	$17,003	$-	$235,574

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2010
Debt Securities:
Government sponsored mortgage-backed securities	$260,956	$20,828	$-	$281,784
	$260,956	$20,828	$-	$281,784

Maturities of held-to-maturity securities as of December 31, 2011:

	Amortized Cost	Approximate Fair Value

Government sponsored mortgage-backed securities not due on a single maturity date	$218,571	$235,574
	$218,571	$235,574

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $60,222,048 and $62,981,616 as of December 31, 2011 and 2010, respectively.

Gross gains of $1,505,915, $275,125 and $689,769 and gross losses of $0, $0 and $0 resulting from sale of available-for-sale securities were realized for the years ended December 31, 2011, 2010 and 2009, respectively.  The tax effect of these net gains was $557,188, $101,796 and $255,215 in 2011, 2010 and 2009, respectively.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

                No securities were written down for other-than-temporary impairment during the years ended December 31, 2011, 2010 and 2009.

Certain other investments in debt and equity securities are reported in the financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2011 and 2010, was $29,766,876 and $5,386,231, respectively, which is approximately 37% and 6% of the Company’s investment portfolio.  These declines primarily resulted from changes in market interest rates and failure of certain investments to meet projected earnings targets.

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2011 and 2010.

	December 31, 2011

	Less than 12 Months		12 Months or More		Total

Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$26,316	$(4,361)	$35,946	$(35,589)	$62,262	$(39,950)
U. S. government agencies	21,351,961	(64,264)	-	-	21,351,961	(64,264)
Municipals	1,045,521	(44,038)	-	-	1,045,521	(44,038)
Government sponsored mortgage-backed securities	7,307,132	(10,826)	-	-	7,307,132	(10,826)
	$29,730,930	$(123,489)	$35,946	$(35,589)	$29,766,876	$(159,078)

	December 31, 2010

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$-	$-	$40,153	$(31,381)	$40,153	$(31,381)
U. S. government agencies	4,374,049	(128,414)	-	-	4,374,049	(128,414)
Government sponsored mortgage-backed securities	972,029	(9,649)	-	-	972,029	(9,649)
	$5,346,078	$(138,063)	$40,153	$(31,381)	$5,386,231	$(169,444)

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 3:              LOANS AND ALLOWANCE FOR LOAN LOSSES

Categories of loans at December 31, 2011 and 2010 include:

	December 31,
	2011	2010
Real estate - residential mortgage:
One to four family units	$98,030,718	$103,052,035
Multi-family	43,165,695	44,138,034
Real estate - construction	44,912,049	63,308,397
Real estate - commercial	194,856,374	195,889,801
Commercial loans	88,088,580	85,427,589
Consumer and other loans	20,758,027	23,425,843
Total loans	489,811,443	515,241,699
Less:
Allowance for loan losses	(10,613,145)	(13,082,703)
Deferred loan fees/costs, net	(237,562)	(178,611)
Net loans	$478,960,736	$501,980,385

Classes of loans by aging at December 31, 2011 and 2010 were as follows:

As of December 31, 2011
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days and Accruing
	(In Thousands)
Real estate - residential mortgage:
One to four family units	$5	$206	$33	$244	$97,787	$98,031	$-
Multi-family	-	-	-	-	43,166	43,166	-
Real estate - construction	728	-	157	885	44,027	44,912	-
Real estate - commercial	167	-	1,193	1,360	193,496	194,856	-
Commercial loans	32	-	548	580	87,508	88,088	-
Consumer and other loans	14	18	20	52	20,706	20,758	-
Total	$946	$224	$1,951	$3,121	$486,690	$489,811	$-

As of December 31, 2010
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days and Accruing
	(In Thousands)
Real estate - residential mortgage:
One to four family units	$1,158	$562	$1,591	$3,311	$99,741	$103,052	$-
Multi-family	-	-	-	-	44,138	44,138	-
Real estate - construction	1,969	89	311	2,369	60,939	63,308	-
Real estate - commercial	-	234	-	234	195,656	195,890	-
Commercial loans	2,571	-	2,021	4,592	80,836	85,428	-
Consumer and other loans	100	25	29	154	23,272	23,426	-
Total	$5,798	$910	$3,952	$10,660	$504,582	$515,242	$-

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Nonaccruing loans are summarized as follows:

	December 31,
	2011	2010

Real estate - residential mortgage:
One to four family units	$1,671,245	$3,119,760
Multi-family	-	-
Real estate - construction	8,514,187	8,934,666
Real estate - commercial	4,082,416	2,980,117
Commercial loans	2,377,081	7,743,116
Consumer and other loans	357,060	234,475
Total	$17,001,989	$23,012,134

Activity in the allowance for loan losses was as follows:

	Years ended
	December 31,
	2011	2010	2009

Balance, beginning of year	$13,082,703	$14,076,123	$16,728,492
Provision charged to expense	3,350,000	5,200,000	6,900,000
Losses charged off, net of recoveries of $1,955,578, $1,191,644 and $217,288 for the years ended December 31, 2011, 2010 and 2009, respectively	(5,819,558)	(6,193,420)	(9,552,369)
Balance, end of year	$10,613,145	$13,082,703	$14,076,123

The following table presents the activity in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of and for the years ended December 31, 2011 and 2010:

As of December 31, 2011
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Unallocated	Total
Allowance for loan losses:	(In Thousands)
Balance, beginning of year	$4,547	$3,125	$1,713	$528	$2,483	$687	$-	$13,083
Provision charged to expense	265	2,123	943	(138)	505	(1,283)	935	$3,350
Losses charged off	(2,381)	(2,744)	(966)	-	(1,362)	(322)	-	$(7,775)
Recoveries	77	221	45	-	322	1,290	-	$1,955
Balance, end of year	$2,508	$2,725	$1,735	$390	$1,948	$372	$935	$10,613
Ending balance: individually evaluated for impairment	$1,355	$659	$127	$-	$399	$72	$-	$2,612
Ending balance: collectively evaluated for impairment	$1,153	$2,066	$1,608	$390	$1,549	$300	$935	$8,001
Loans:
Ending balance: individually evaluated for impairment	$8,515	$5,019	$1,819	$-	$3,048	$653	$-	$19,054
Ending balance: collectively evaluated for impairment	$36,397	$189,837	$96,212	$43,166	$85,040	$20,105	$-	$470,757

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

As of December 31, 2010
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Unallocated	Total
Allowance for loan losses:	(In Thousands)
Balance, beginning of year	$2,810	$2,923	$1,646	$393	$3,554	$2,750	$-	$14,076
Provision charged to expense	5,620	563	948	135	716	(2,782)	-	$5,200
Losses charged off	(3,893)	(373)	(906)	-	(1,847)	(366)	-	$(7,385)
Recoveries	10	12	25	-	60	1,085	-	$1,192
Balance, end of year	$4,547	$3,125	$1,713	$528	$2,483	$687	$-	$13,083
Ending balance: individually evaluated for impairment	$3,134	$1,384	$149	$-	$1,052	$307	$-	$6,026
Ending balance: collectively evaluated for impairment	$1,413	$1,741	$1,564	$528	$1,431	$380	$-	$7,057
Loans:
Ending balance: individually evaluated for impairment	$9,281	$5,150	$3,363	$-	$8,409	$1,008	$-	$27,211
Ending balance: collectively evaluated for impairment	$54,027	$190,740	$99,689	$44,138	$77,019	$22,418	$-	$488,031

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following summarizes impaired loans at and for the years ended December 31, 2011 and 2010:

As of December 31, 2011
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In Thousands)
Loans without a specific valuation allowance
Real estate - residential mortgage:
One to four family units	$1,424	$1,424	$-	$2,373	$50
Multi-family	-	-	-	-	-
Real estate - construction	1,181	1,181	-	3,705	-
Real estate - commercial	4,646	5,985	-	4,609	57
Commercial loans	1,148	1,459	-	1,573	55
Consumer and other loans	376	376	-	458	37
Loans with a specific valuation allowance
Real estate - residential mortgage:
One to four family units	$395	$421	$127	$1,396	$-
Multi-family	-	-	-	-	-
Real estate - construction	7,334	7,854	1,355	7,697	-
Real estate - commercial	373	373	659	2,189	-
Commercial loans	1,900	1,900	399	2,790	-
Consumer and other loans	277	277	72	381	-
Total

Real estate - residential mortgage:
One to four family units	$1,819	$1,845	$127	$3,769	$50
Multi-family	-	-	-	-	-
Real estate - construction	8,515	9,035	1,355	11,402	-
Real estate - commercial	5,019	6,358	659	6,798	57
Commercial loans	3,048	3,359	399	4,363	55
Consumer and other loans	653	653	72	839	37
Total	$19,054	$21,250	$2,612	$27,171	$199

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

As of December 31, 2010
	Recorded	Unpaid	Specific	Average	Interest
	(In Thousands)
Loans without a specific valuation allowance
Real estate - residential mortgage:
One to four family units	$1,691	$1,708	$-	$3,011	$185
Multi-family	-	-	-	1,007	-
Real estate - construction	601	2,003	-	4,418	9
Real estate - commercial	2,881	2,881	-	2,674	30
Commercial loans	2,897	4,852	-	3,516	41
Consumer and other loans	369	372	-	2,253	93
Loans with a specific valuation allowance
Real estate - residential mortgage:
One to four family units	$1,672	$1,672	$357	$1,570	$-
Multi-family	-	-	-	-	-
Real estate - construction	8,680	8,680	3,134	2,804	-
Real estate - commercial	2,269	2,269	1,384	997	-
Commercial loans	5,512	5,512	1,052	4,867	-
Consumer and other loans	639	639	99	1,879	-
Total
Real estate - residential mortgage:
One to four family units	$3,363	$3,380	$357	$4,581	$185
Multi-family	-	-	-	1,007	-
Real estate - construction	9,281	10,683	3,134	7,222	9
Real estate - commercial	5,150	5,150	1,384	3,671	30
Commercial loans	8,409	10,364	1,052	8,383	41
Consumer and other loans	1,008	1,011	99	4,132	93
Total	$27,211	$30,588	$6,026	$28,996	$358

Interest of approximately $1,223,789 was recognized on average impaired loans of $39,642,406 for the year ended December 31, 2009.

At December 31, 2011, the Bank’s impaired loans shown in the table above included loans that were classified as troubled debt restructurings (TDR).  The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession.

In assessing whether or not a borrower is experiencing financial difficulties, the Bank considers information currently available regarding the financial condition of the borrower.  This information includes, but is not limited to, whether (i) the debtor is currently in payment default on any of its debt; (ii) a payment default is probable in the foreseeable future without the modification; (iii) the debtor has declared or is in the process of declaring bankruptcy and (iv) the debtor’s projected cash flow is sufficient to satisfy the contractual payments due under the original terms of the loan without a modification.

The Bank considers all aspects of the modification to loan terms to determine whether or not a concession has been granted to the borrower.  Key factors considered by the Bank include the debtor’s ability to access funds at a market rate for debt with similar risk characteristics, the significance of the modification relative to unpaid principal balance or collateral value of the debt, and the significance of a delay in the timing of payments relative to the original contractual terms of the loan.  The most common concessions granted by the Bank generally include one or more modifications to the terms of the debt, such as (i) a reduction in the interest rate for the remaining life of the debt, (ii) an extension of the maturity date at an interest rate lower than the current market rate for new debt with similar risk, (iii) a reduction of the face amount or maturity amount of the debt as stated in the original loan, (iv) a temporary period of interest-only payments, (v) a reduction in accrued interest, and (vi) an extension of amortization.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

As a result of adopting the amendments in Accounting Standards Update No. 2011-02 (the ASU), the Bank reassessed all restructurings that occurred on or after the beginning of its current fiscal year December 31, 2011 for identification as troubled debt restructurings.  The Bank identified as troubled debt restructurings certain receivables for which the allowance for credit losses had previously been measured under a general allowance for credit losses methodology.  Upon identifying those receivables as troubled debt restructurings, the Bank identified them as impaired under the guidance in Accounting Standards Codification (ASC) 310-10-35.  The ASU requires prospective application of the impairment measurement guidance in ASC 310-10-35 for those receivables newly identified as impaired

The following table presents information regarding troubled debt restructurings by class for the year ended December 31, 2011:

	Number of Loans	Pre-Modification Outstanding Recorded Balance	Post-Modification Outstanding Recorded Balance
Real estate - residential mortgage:
One to four family units	-	$-	$-
Multi-family	-	-	-
Real estate - construction	3	8,526,970	8,925,340
Real estate - commercial	3	6,526,382	4,591,406
Commercial loans	-	-	-
Consumer and other loans	-	-	-
Total	6	$15,053,352	$13,516,746

The troubled debt restructurings described above increased the allowance for loan losses by $1,299,226 and resulted in charge offs of $1,859,100 during the year ended December 31, 2011.

The following table presents the troubled debt restructurings by type of modification:

	Interest Rate	Term	Combination	Total Modification
Real estate - residential mortgage:
One to four family units	$-	$-	$-	$-
Multi-family	-	-	-	-
Real estate - construction	6,884,800	2,040,540	-	8,925,340
Real estate - commercial	-	-	4,591,406	4,591,406
Commercial loans	-	-	-	-
Consumer and other loans	-	-	-	-
Total	$6,884,800	$2,040,540	$4,591,406	$13,516,746

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

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

The following table provides information about the credit quality of the loan portfolio using the Bank’s internal rating system as of December 31, 2011 and 2010:

As of December 31, 2011
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Total
	(In Thousands)
Rating:
Pass	$27,646	$162,019	$91,503	$42,668	$80,529	$19,522	$423,887
Special Mention	6,372	20,406	3,214	498	2,183	309	32,982
Substandard	10,894	12,431	3,314	-	5,376	927	32,942
Total	$44,912	$194,856	$98,031	$43,166	$88,088	$20,758	$489,811

As of December 31, 2010
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Total
	(In Thousands)
Rating:
Pass	$45,307	$173,210	$93,816	$44,138	$73,291	$21,580	$451,342
Special Mention	4,621	7,604	2,962	-	1,028	4	16,219
Substandard	13,380	15,076	6,274	-	11,109	1,842	47,681
Total	$63,308	$195,890	$103,052	$44,138	$85,428	$23,426	$515,242

The weighted average interest rate on loans as of December 31, 2011 and 2010 was 5.82% and 5.61%, respectively.

The Bank serviced mortgage loans for others amounting to $199,256 and $237,605 as of December 31, 2011 and 2010, respectively.  The Bank serviced commercial loans for others amounting to $4,143,374 and $6,555,843 as of December 31, 2011 and 2010, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 4:              PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, are as follows:

	December 31,	December 31,
	2011	2010
Land	$2,250,789	$2,250,789
Buildings and improvements	11,860,040	11,503,087
Automobile	16,479	16,479
Furniture, fixtures and equipment	8,343,157	7,883,750
Leasehold improvements	271,799	271,799
	22,742,264	21,925,904
Less accumulated depreciation	(11,318,442)	(10,601,219)
Net premises and equipment	$11,423,822	$11,324,685

Depreciation expense was $717,222, $826,440 and $965,504 for the years ended December 31, 2011, 2010, and 2009, respectively.

NOTE 5:              BANK OWNED LIFE INSURANCE

In October 2009, the Company purchased $10 million of Bank owned life insurance on certain key members of management.  Such policies are recorded at their cash surrender value, or the amount that can be realized.  The increase in cash surrender value in excess of the single premium paid is reported as other noninterest income.  The balance at December 31, 2011 and 2010 was $10,770,887 and $10,449,630, respectively.

NOTE 6:              OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income components and related taxes were as follows:

	Year ended
	December 31,
	2011	2010	2009

Unrealized gains (losses) on available-for-sale securities	$(163,480)	$1,016,414	$1,720,966
Accretion of gains on interest rate swaps	-	(508,746)	(1,017,492)
Less: Reclassification adjustment for realized gains included in income	(1,505,915)	(275,125)	(689,769)
Other comprehensive income (loss) before tax effect	(1,669,395)	232,543	13,705
Tax expense (benefit)	(617,676)	86,041	5,061
Other comprehensive income (loss)	$(1,051,719)	$146,502	$8,644

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:

	2011	2010

Unrealized gain on available-for-sale securities	$1,256,008	$2,925,403
Tax effect	464,723	1,082,399
Net of tax amount	$791,285	$1,843,004

NOTE 7:              INVESTMENTS IN AFFORDABLE HOUSING PARTNERSHIPS

The Company has purchased investments in limited partnerships that were formed to operate low-income housing apartment complexes and single-family housing units throughout Missouri.  The investments are accounted for under the cost method as the Company does not have the ability to exert significant influence over the partnerships.  For a minimum 15 year compliance period, each partnership must adhere to affordable housing regulatory requirements in order to maintain the utilization of the tax credits. At December 31, 2011 and 2010, the net carrying value of the Company’s investments in these entities were $6,249,021 and $5,251,318, respectively, and are included in other assets on the Company’s Consolidated Balance Sheets.

The Company received federal tax credits of $806,324, $551,000 and $499,943 during 2011, 2010 and 2009, respectively.  Amortization of the investment costs were $676,700, $480,322 and $451,927 during 2011, 2010 and 2009, respectively.

NOTE 8:              DEPOSITS

	December 31, 2011			December 31, 2010
	Weighted Average Rate	Balance	Percentage of Deposits	Weighted Average Rate	Balance	Percentage of Deposits

Demand	0.00%	$56,315,467	11.6%	0.00%	$26,634,448	5.5%
NOW	0.56%	81,804,342	16.9%	0.78%	74,984,520	15.6%
Money market	0.77%	169,759,166	35.0%	1.20%	183,691,603	38.2%
Savings	0.44%	21,295,855	4.4%	0.69%	19,189,236	4.0%
	0.56%	329,174,830	67.9%	0.96%	304,499,807	63.3%
Certificates:
0% - 1.99%	1.08%	127,813,801	26.4%	1.12%	100,992,487	21.0%
2.00% - 3.99%	2.88%	15,059,924	3.1%	2.84%	43,016,216	8.9%
4.00% - 6.00%	5.05%	12,535,110	2.6%	4.76%	32,185,764	6.7%
	1.57%	155,408,835	32.1%	2.20%	176,194,466	36.7%
Total Deposits	0.89%	$484,583,665	100.0%	1.42%	$480,694,273	100.0%

The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $63,823,000 and $67,264,000, as of December 31, 2011 and 2010, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

A summary of certificates of deposit by maturity as of December 31, 2011, is as follows:

2012	$87,409,324
2013	42,580,169
2014	13,462,872
2015	6,428,637
2016	5,463,296
Thereafter	64,537
$155,408,835

A summary of interest expense on deposits is as follows:

	Years ended
	December 31,
	2011	2010	2009

NOW and Money Market accounts	$2,580,341	$3,968,205	$6,151,371
Savings accounts	118,432	140,382	121,362
Certificate accounts	3,099,265	5,536,701	9,140,075
Early withdrawal penalties	(19,775)	(17,155)	(31,618)
	$5,778,263	$9,628,133	$15,381,190

The Bank utilizes brokered deposits as an additional funding source.  The aggregate amount of brokered deposits was approximately $22,229,000 and $37,073,000 as of December 31, 2011 and 2010, respectively.

NOTE 9:              BORROWINGS

Federal Home Loan Bank Advances

Federal Home Loan Bank advances consist of the following:

	December 31, 2011		December 31, 2010
Maturity Date	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2011	$-	-	$25,000,000	3.53%
2013	15,700,000	2.14%	15,700,000	2.14%
2015	250,000	4.66%	250,000	4.66%
2018	50,000,000	2.14%	50,000,000	2.14%
2019	2,100,000	4.87%	2,100,000	4.87%
	$68,050,000	2.23%	$93,050,000	2.58%

The FHLB requires the Bank to maintain collateral in relation to outstanding balances of advances.  For collateral purposes, the FHLB values mortgage loans free of other pledges, liens and encumbrances at 80% of their fair value, and investment securities free of other pledges, liens and encumbrances at 95% of their fair value.  Based on existing collateral as well as the FHLB’s limitation of advances to 25% of assets, the Bank has the ability to borrow an additional $81.0 million from the FHLB, as of December 31, 2011.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Federal Reserve Bank Borrowings

During 2008, the Bank established a borrowing line with the Federal Reserve Bank.  The Bank has the ability to borrow $37.0 million as of December 31, 2011.  The Federal Reserve Bank requires the Bank to maintain collateral in relation to borrowings outstanding.  The Bank had no borrowings outstanding on this line as of December 31, 2011 and 2010.

Securities Sold Under Agreements to Repurchase

The Company borrowed $9.8 million under a structured repurchase agreement in September 2007.  Effective in September 2009, interest was based on a fixed rate of 3.56% until maturity in September 2014.  The counterparty, Barclay’s Capital, Inc., had the option to terminate the agreement on a quarterly basis until maturity date.  Prior to the stated maturity date, the Company paid off this agreement in November 2011.

The Company borrowed $30.0 million under three structured repurchase agreements in January 2008.  Interest is based on a fixed weighted average rate of 2.65% until maturity in January 2018.  Beginning in February 2010, the counterparty, Barclay’s Capital, Inc., has the option to terminate the agreements on a quarterly basis until maturity. Prior to the stated maturity date, the Company paid off one of these agreements in the amount of $5.0 million in November 2011.

The Company has pledged certain investment securities with a fair value of $32.2 million and $46.9 million as of December 31, 2011 and 2010, respectively, to these repurchase agreements.

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

NOTE 11:            INCOME TAXES

As of December 31, 2011 and 2010, retained earnings included approximately $5,075,000 for which no deferred income tax liability has been recognized.  This amount represents an allocation of income to bad debt deductions for tax purposes only.  Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.  The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 as of December 31, 2011 and 2010.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The provision (credit) for income taxes consists of:

	Years Ended
	December 31,
	2011	2010	2009

Taxes currently payable	$(246,017)	$160,989	$(2,835,762)
Deferred income taxes	949,122	(217,737)	701,199
	$703,105	$(56,748)	$(2,134,563)

The tax effects of temporary differences related to deferred taxes shown on the December 31, 2011 and 2010 balance sheets are:

	2011	2010
Deferred tax assets:
Allowances for loan losses	$3,926,864	$4,840,600
Writedowns on foreclosed assets held for sale	589,773	482,604
State low income housing tax credits	1,708,621	1,476,757
Federal low income housing tax and other credits	478,223	710,651
Deferred loan fees/costs	87,898	66,086
Other	241,658	164,610
	7,033,037	7,741,308
Deferred tax liabilities:
FHLB stock dividends	(120,632)	(120,632)
Unrealized appreciation on available-for-sale securities	(473,711)	(1,082,400)
Accumulated depreciation	(175,448)	(175,448)
Other	(68,310)	(68,310)
	(838,101)	(1,446,790)
Deferred tax asset before valuation allowance	6,194,936	6,294,518
Valuation allowance:
Beginning balance	(1,476,757)	(785,696)
Increase for state low income housing tax credits during the period	(231,864)	(691,061)
Ending balance	(1,708,621)	(1,476,757)
Net deferred tax asset	$4,486,315	$4,817,761

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

A reconciliation of income tax expense at the statutory rate to income tax expense at the Company’s effective rate is shown below:

	Years ended
	December 31,

	2011	2010	2009
Computed at statutory rate	34.0%	34.0%	(34.0%)
Increase (reduction) in taxes resulting from:
State financial institution tax and credits	(17.8%)	(83.7%)	(30.6%)
ESOP	(5.6%)	(4.4%)	(1.9%)
Cash surrender value of life insurance	(7.1%)	(8.0%)	(0.8%)
Valuation allowance	5.1%	64.3%	19.8%
Other	6.9%	(7.5%)	6.4%
Actual tax provision (credit)	15.5%	(5.3%)	(41.1%)

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2011 and 2010 (dollar amounts in thousands):

As of December 31, 2011
Financial assets:
	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Equity securities:
Other	$62	$-	$-	$62
Debt securities:
U.S. government agencies	-	34,727	-	34,727
U. S. treasuries	2,043	-	-	2,043
Municipals	-	4,144	-	4,144
Government sponsored mortgage-backed securities	-	40,089	-	40,089
Available-for-sale securities	$2,105	$78,960	$-	$81,065

As of December 31, 2010
Financial assets:
	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Equity securities:
Other	$78	$-	$-	$78
Debt securities:
U.S. government agencies	-	27,503	-	27,503
Government sponsored mortgage-backed securities	-	69,264	-	69,264
Available-for-sale securities	$78	$96,767	$-	$96,845

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2011 and 2010 (dollar amounts in thousands):

2011
Impaired loans:
	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
December 31, 2011	$-	$-	$11,243	$11,243

December 31, 2010	$-	$-	$16,163	$16,163

Foreclosed assets held for sale:
	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
December 31, 2011	$-	$-	$3,626	$3,626

December 31, 2010	$-	$-	$6,686	$6,686

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following table presents estimated fair values of the Company’s financial instruments at December 31, 2011 and 2010.

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$26,574,082	$26,574,082	$14,145,329	$14,145,329
Interest-bearing deposits	5,587,654	5,587,654	12,785,000	12,785,000
Held-to-maturity securities	218,571	235,574	260,956	281,784
Federal Home Loan Bank stock	3,846,900	3,846,900	5,025,200	5,025,200
Mortgage loans held for sale	3,702,849	3,702,849	2,685,163	2,685,163
Loans, net	478,960,736	485,714,408	501,980,385	508,839,154
Interest receivable	2,139,320	2,139,320	2,670,274	2,670,274
Financial liabilities:
Deposits	484,583,665	485,803,947	480,694,273	482,094,550
Federal Home Loan Bank advances	68,050,000	70,815,606	93,050,000	92,694,525
Securities sold under agreements to repurchase	25,000,000	25,025,344	39,750,000	40,473,482
Subordinated debentures	15,465,000	15,465,000	15,465,000	15,465,000
Interest payable	518,881	518,881	878,675	878,675
Unrecognized financial instruments (net of contractual value):
Commitments to extend credit	-	-	-	-
Unused lines of credit	-	-	-	-

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

NOTE 14:            EMPLOYEE BENEFIT PLANS

Equity Plans
On May 26, 2010, the Company’s stockholders voted to approve the Guaranty Federal Bancshares, Inc. 2010 Equity Plan (the ”Plan”).  The Plan provides for the grant of up to 200,000 shares of Common Stock under equity awards including stock options, stock awards, restricted stock, stock appreciation rights, performance units, or other equity-based awards payable in cash or stock to key employees and directors of the Company and the Bank.  As of December 31, 2011, non-incentive stock options for 25,000 shares and restricted stock for 16,952 shares of Common Stock have been granted under the Plan.

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

The table below summarizes transactions under the Company’s stock option plans:

	Number of shares
	Incentive Stock Option	Non-Incentive Stock Option	Weighted Average Exercise Price
Balance outstanding as of January 1, 2009	108,250	116,704	$23.29
Granted	41,500	20,000	5.31
Exercised	-	-	-
Forfeited	(1,000)	-	28.43
Balance outstanding as of December 31, 2009	148,750	136,704	19.40
Granted	46,000	45,000	5.24
Exercised	-	-	-
Forfeited	-	(10,875)	10.50
Balance outstanding as of December 31, 2010	194,750	170,829	16.14
Granted	-	-	-
Exercised	-	-	-
Forfeited	(10,250)	(3,829)	17.51
Balance outstanding as of December 31, 2011	184,500	167,000	$16.09
Options exercisable as of December 31, 2011	109,100	108,250	$19.98

In January 2011, the Company granted restricted stock to directors that was fully vested and thus, expensed in full during the year ended December 31, 2011.  The amount expensed of $100,017 for the year represents 16,952 shares of common stock at a market price of $5.90 at the date of grant.

Total stock-based compensation expense recognized for the years ended December 31, 2011, 2010 and 2009 was $186,655, $109,386 and $95,268, respectively.  As of December 31, 2011, there was $171,636 of unrecognized compensation expense related to nonvested stock options, which will be recognized over the remaining vesting period.

As of December 31, 2011, total outstanding stock options of 351,500 had a remaining contractual life of 4.53 years.

The total intrinsic value of outstanding stock options was $0 at December 31, 2011 and 2010, respectively, and the total intrinsic value of outstanding exercisable stock options was $0 at December 31, 2011 and 2010, respectively.  There were no options exercised during fiscal years 2011 and 2010.  The total fair value of share awards vested was $237,525 and $144,347 during 2011 and 2010, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted-average assumptions.  There were no options granted during the year ended December 31, 2011.

	December 31, 2010	December 31, 2009
Dividends per share	$-	$-
Risk-free interest rate	2.15%	1.75%
Expected life of options	5 years	5 years
Weighted-average volatility	42.62%	57.58%
Weighted-average fair value of options granted during year	$2.04	$1.31

Employee Stock Ownership Plan
The Bank sponsors an internally-leveraged Employee Stock Ownership Plan (ESOP).  All employees are eligible to participate after they attain age twenty-one and complete twelve consecutive months of service during which they work at least 1,000 hours. The ESOP borrowed $3,444,540 from the Company and purchased 344,454 shares of the common stock of the Company. The ESOP debt is secured by shares of the Company.  The loan will be repaid from contributions to the ESOP as approved annually by the Bank’s Board of Directors.  As the debt is repaid, shares are released from collateral and allocated to employees’ accounts. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. When shares are committed for release, the shares become outstanding for earnings per share computations.  Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and may be paid directly to participants or credited to their account; dividends are not paid on unallocated ESOP shares.  Compensation expense is recognized ratably based on the average fair value of shares committed to be released.  Compensation expense attributed to the ESOP was $126,736, $100,014 and $121,219 for the years ended December 31, 2011, 2010 and 2009, respectively.

The following is a summary of ESOP shares as of December 31, 2011:

Beginning ESOP shares	344,454
Released shares	(299,218)
Shares committed for release	(22,618)
Unreleased shares	22,618

Fair value of unreleased shares	$128,923

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 17:            OTHER EXPENSES

Other expenses for the years ended December 31, 2011, 2010 and 2009 were as follows:

	December 31,	December 31,	December 31,
	2011	2010	2009
Directors compensation	$215,980	$178,376	$167,749
Outside services	55,000	55,000	86,730
Legal expense	628,444	444,904	370,988
Miscellaneous deposit expense	73,712	44,864	103,752
Office supplies	94,002	109,424	126,844
Telephone	116,826	107,738	104,166
Postage	165,837	172,792	175,017
Insurance	74,287	68,628	62,971
Supervisory exam	58,609	60,115	57,271
Accounting	149,475	165,000	187,389
Organization dues	118,568	114,037	98,853
Loan expense	307,021	427,775	285,078
Contributions	40,118	40,140	40,302
ATM expense	219,329	200,224	260,375
Federal tax credits amortization	676,700	480,322	451,927
Other operating	517,036	544,083	563,571

	$3,510,944	$3,213,422	$3,142,983

NOTE 18:            RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to executive officers and directors and their affiliates.  Annual activity consisted of the following:

	Year ended December 31,
	2011	2010	2009

Balance, beginning of year	$5,982,120	$6,829,498	$6,800,439
New Loans	650,095	-	688,200
Repayments	(837,319)	(847,378)	(659,141)

Balance, end of year	$5,794,896	$5,982,120	$6,829,498

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

As of December 31, 2011 and 2010, the Bank had outstanding commitments to originate fixed-rate mortgage loans of approximately $10,955,000 and $7,949,000, respectively.  The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.

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

The Bank had total outstanding standby letters of credit amounting to $14,233,000 and $12,261,000 as of December 31, 2011 and 2010, respectively, with terms ranging from 1 year to 5 years.

The Bank has confirming letters of credit from the FHLB issued to enhance Bank issued letters of credit granted to various customers for industrial revenue bond issues.  As of December 31, 2011 and 2010, these letters of credit aggregated approximately $10,656,000 and $10,984,000.

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

As of December 31, 2011 and 2010, unused lines of credit to borrowers aggregated approximately $36,931,000 and $50,473,000, respectively, for commercial lines and $17,625,000 and $17,525,000, respectively, for open-end consumer lines.

As of December 31, 2010, the Company had commitments to purchase $1.9 million in federal low income housing investments in southwest Missouri.  The Company had no remaining purchase commitments in these investments as of December 31, 2011.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 20:            CONDENSED PARENT COMPANY STATEMENTS

The condensed balance sheets as of December 31, 2011 and 2010, and statements of operations and cash flows for the years ended December 31, 2011, 2010 and 2009 for the parent company, Guaranty Federal Bancshares, Inc., are as follows:

Balance Sheets	December 31,
	2011	2010
Assets
Cash	$781,432	$1,197,553
Available-for-sale securities	62,262	77,920
Due from subsidiary	21,295	21,295
Investment in subsidiary	67,649,693	65,164,131
Investment in Capital Trust I & II	465,000	465,000
Prepaid expenses and other assets	183,508	287,684
Refundable income taxes	717,319	499,486
Deferred income taxes	5,793	38,833
	$69,886,302	$67,751,902
Liabilities
Subordinated debentures	$15,465,000	$15,465,000
Accrued expenses and other liabilities	186,455	246,136
Stockholders' equity
Series A preferred stock	16,425,912	16,150,350
Common stock	677,980	677,980
Common stock warrants	1,377,811	1,377,811
Additional paid-in capital	58,333,614	58,505,046
Unearned ESOP shares	(204,930)	(432,930)
Retained earnings	38,456,991	35,746,914
Unrealized appreciation on available-for-sale securities and interest rate swaps, net	791,285	1,843,004
Treasury stock	(61,623,816)	(61,827,409)
	$69,886,302	$67,751,902

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Statements of Operations	Years ended December 31,
	2011	2010	2009

Income
Dividends from subsidiary bank	$1,000,000	$-	$-
Gain on investment securities	-	-	365,077
Interest income:
Related party	14,753	25,933	36,726
Other	18,369	30,783	55,425
	1,033,122	56,716	457,228
Expense
Interest expense:
Other	-	-	2,556
Related party	610,929	1,023,783	1,023,783
Other	462,971	463,502	458,947
	1,073,900	1,487,285	1,485,286

Loss before income taxes and equity in undistributed income (loss) of subsidiaries	(40,778)	(1,430,569)	(1,028,058)
Credit for income taxes	(349,000)	(480,000)	(302,528)

Income (Loss) before equity in undistributed earnings of subsidiaries	308,222	(950,569)	(725,530)
Equity in undistributed income (losses) of subsidiaries	3,527,417	2,081,340	(1,615,188)
Net income (loss)	$3,835,639	$1,130,771	$(2,340,718)

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Statements of Cash Flows	Years ended December 31,
	2011	2010	2009

Cash Flows From Operating Activities

Net income (loss)	$3,835,639	$1,130,771	$(2,340,718)
Items not requiring (providing) cash:
Equity in undistributed (income) loss of subsidiaries	(3,527,417)	(2,081,340)	1,615,188
Deferred income taxes	38,834	-	-
Release of ESOP shares	126,737	100,014	121,219
Stock award plan expense	186,655	109,386	95,268
Gain on investment securities	-	-	(365,077)
Changes in:
Prepaid expenses and other assets	104,176	103,787	11,094
Income taxes payable/refundable	(217,833)	(104,143)	(62,672)
Accrued expenses	(59,682)	(18,376)	(31,264)
Net cash provided by (used in) operating activities	487,109	(759,901)	(956,962)

Cash Flows From Investing Activities
Capital contributions to subsidiary bank	-	-	(13,000,000)
Proceeds from sales of AFS securities	-	-	834,952
Net cash used in investing activities	-	-	(12,165,048)

Cash Flows From Financing Activities
Cash dividends paid on common and preferred stock	(850,000)	(850,000)	(672,917)
Treasury stock purchased	(53,230)	(6,540)	(7,515)
Repayment of advances from subsidiary	-	900	-
Repayment of notes payable	-	-	(1,435,190)
Proceeds from issuance of preferred stock and warrants	-	-	17,000,000
Net cash provided by (used in) financing activities	(903,230)	(855,640)	14,884,378

Increase (decrease) in cash	(416,121)	(1,615,541)	1,762,368

Cash, beginning of year	1,197,553	2,813,094	1,050,726

Cash, end of year	$781,432	$1,197,553	$2,813,094

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We have audited the accompanying consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Federal Bancshares, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/BKD, LLP

Springfield, Missouri
March 30, 2012

Guaranty Federal Bancshares, Inc.
2011 Annual Report

Board of Directors	Executive Officers
Guaranty Federal Bancshares, Inc.	Guaranty Federal Bancshares, Inc.
and Guaranty Bank	and Guaranty Bank

Don M. Gibson	Shaun A. Burke
Chairman of the Board	President,
Guaranty Federal Bancshares and	Chief Executive Officer
Guaranty Bank
Carter M. Peters
Jack L. Barham	Executive Vice President,
Vice Chairman of the Board	Chief Financial Officer
Guaranty Federal Bancshares
H. Michael Mattson
Shaun A. Burke	Executive Vice President,
President and CEO	Chief Lending Officer
Guaranty Federal Bancshares and
Guaranty Bank	Sheri Biser
Executive Vice President,
James R. Batten, CPA	Chief Credit Officer
Executive Vice President
Convoy of Hope	E. Lorene Thomas
Corporate Secretary
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