Form 10-K, Exhibit 13
period 2012-12-31
GUARANTY FEDERAL BANCSHARES INC
filed 2013-03-28
CIK 1046203

Exhibit 13

Guaranty Federal Bancshares, Inc.
2012 Annual Report

Investor Information

ANNUAL MEETING OF STOCKHOLDERS:
The Annual Meeting of Stockholders of the Company will be held Wednesday, May 22, 2013 at 6:00 p.m., local time, at the Guaranty Bank Operations Center, 1414 W. Elfindale, Springfield, Missouri.

Contents		ANNUAL REPORT ON FORM 10-K:
i	President’s Message	Copies of the Company’s Annual Report on Form 10-K, including the financial statements, filed withthe Securities and Exchange Commission are available without charge upon written request to:
Vicki Lindsay, Secretary
1	Investor Information	Guaranty Federal Bancshares, Inc.,
1341 W. Battlefield St., Springfield, MO 65807-4181
2	Common Stock Prices & Dividends
TRANSFER AGENT:
4	Selected Consolidated Financial	Registrar and Transfer Company
	and Other Data	10 Commerce Drive
Cranford, NJ 07016
5	Management’s Discussion and
	Analysis of Financial Condition	STOCK TRADING INFORMATION:
	and Results of Operations	Symbol: GFED

18	Consolidated Financial Statements	SPECIAL LEGAL COUNSEL:
Husch Blackwell LLP
60	Report of Independent Registered	901 St. Louis St., Suite 1900
	Public Accounting Firm	Springfield, MO 65806

61	Directors and Officers	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
BKD, LLP
910 St. Louis St.
PO Box 1190
Springfield, MO 65801-1190

STOCKHOLDER AND FINANCIAL INFORMATION:
Carter Peters,
Executive Vice President, Chief Financial Officer
417-520-4333

Guaranty Federal Bancshares, Inc.
2012 Annual Report

Common Stock Prices & Dividends

The common stock of Guaranty Federal Bancshares, Inc. (the “Company”) is listed for trading on the NASDAQ Global Market under the symbol “GFED”.  As of March 19, 2013, there were approximately 1,169 holders of shares of the Company’s common stock.  At that date the Company had 6,781,803 shares of common stock issued and 2,741,517 shares of common stock outstanding.

During the years ended December 31, 2012 and 2011, the Company did not declare a cash dividend on its shares of common stock.  Any future dividends will be at the discretion of the Company’s Board of Directors and will depend on, among other things, the Company’s results of operations, cash requirements and surplus, financial condition, regulatory limitations and other factors that the Company’s Board of Directors may consider relevant.

The table below reflects the range of common stock high and low closing prices per the NASDAQ Global Market by quarter for the years ended December 31, 2012 and 2011.

	Year ended		Year ended
	December 31, 2012		December 31, 2011
	High	Low	High	Low
Quarter ended:
March 31	$9.20	$5.83	$6.85	$4.60
June 30	9.05	7.05	6.83	4.97
September 30	8.40	6.57	5.42	4.50
December 31	7.90	6.47	6.40	4.20

Guaranty Federal Bancshares, Inc.
2012 Annual Report

Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in The Nasdaq – Total U.S. Index and (b) the cumulative total stockholder return on stocks included in The Nasdaq Bank Index. All three investment comparisons assume the investment of $100 as of the close of business on December 31, 2007 and the hypothetical value of that investment as of the Company’s fiscal years ended December 31, 2008, 2009, 2010, 2011, and 2012, assuming that all dividends were reinvested. The graph reflects the historical performance of the Common Stock, and, as a result, may not be indicative of possible future performance of the Common Stock. The data used to compile this graph was obtained from NASDAQ.

		Period Ending
Index	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12
Guaranty Federal Bancshares, Inc.	100.00	18.92	18.10	16.96	20.31	24.55
NASDAQ - Total US	100.00	60.02	87.24	103.08	102.26	120.42
NASDAQ Bank Index	100.00	78.46	65.67	74.97	67.10	79.64

Guaranty Federal Bancshares, Inc.
Selected Consolidated Financial and Other Data

The following tables include certain information concerning the financial position and results of operations of Guaranty Federal Bancshares, Inc. (including consolidated data from operations of Guaranty Bank) as of the dates indicated.  Dollar amounts are expressed in thousands except per share data.

Summary Balance Sheets	As of December 31,
	2012	2011	2010	2009	2008
ASSETS
Cash and cash equivalents	$41,663	$26,574	$14,145	$33,017	$15,097
Investments and interest-bearing deposits	102,162	86,871	109,891	119,693	66,062
Loans receivable, net	468,376	482,664	504,665	528,503	558,327
Accrued interest receivable	2,055	2,139	2,670	2,671	2,632
Prepaids and other assets	16,703	18,051	18,982	25,249	16,573
Foreclosed assets	4,530	10,012	10,540	6,760	5,655
Premises and equipment	11,286	11,424	11,325	11,818	11,324
Bank owned life insurance	13,657	10,771	10,450	10,069	-
	$660,432	$648,506	$682,668	$737,780	$675,670
LIABILITIES
Deposits	$500,015	$484,584	$480,694	$513,051	$447,079
Federal Home Loan Bank advances	68,050	68,050	93,050	116,050	132,436
Securities sold under agreements to repurchase	25,000	25,000	39,750	39,750	39,750
Subordinated debentures	15,465	15,465	15,465	15,465	15,465
Other liabilities	1,034	1,172	1,668	2,053	3,627
	609,564	594,271	630,627	686,369	638,357

STOCKHOLDERS' EQUITY	50,868	54,235	52,041	51,411	37,313
	$660,432	$648,506	$682,668	$737,780	$675,670

Supplemental Data	As of December 31,
	2012	2011	2010	2009	2008
Number of full-service offices	9	9	9	9	10
Cash dividends per common share	$-	$-	$-	$-	$0.36

Summary Statements of Operations	Years ended December 31,
	2012	2011	2010	2009	2008

Interest income	$27,606	$30,376	$32,331	$33,873	$36,363
Interest expense	6,858	9,611	14,806	20,527	19,524
Net interest income	20,748	20,765	17,525	13,346	16,839
Provision for loan losses	5,950	3,350	5,200	6,900	14,744
Net interest income after provision
for loan losses	14,798	17,415	12,325	6,446	2,095
Noninterest income	3,256	4,485	4,279	4,240	2,316
Noninterest expense	16,241	17,361	15,530	15,161	12,760
Income (loss) before income taxes	1,813	4,539	1,074	(4,475)	(8,349)
Provision (credit) for income taxes	(131)	703	(57)	(2,134)	(2,989)

Net income (loss)	$1,944	$3,836	$1,131	$(2,341)	$(5,360)
Preferred stock dividends and discount accretion	1,077	1,126	1,126	1,032	-
Net income (loss) available to common shareholders	$867	$2,710	$5	$(3,373)	$(5,360)

Basic income (loss) per common share	$0.32	$1.01	$-	$(1.29)	$(2.06)
Diluted income (loss) per common share	$0.30	$1.01	$-	$(1.29)	$(2.06)

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

FINANCIAL CONDITION

From December 31, 2011 to December 31, 2012, the Company’s total assets increased $11,926,360 (2%) to $660,432,218, liabilities increased $15,292,637 (3%) to $609,563,648, and stockholders' equity decreased $3,366,277 (6%) to $50,868,570.  The ratio of stockholders’ equity to total assets decreased to 7.7% during this period, compared to 8.4% as of December 31, 2011.

From December 31, 2011 to December 31, 2012, cash and cash equivalents increased $15,089,323 (57%) to $41,663,405 and interest-bearing deposits decreased $5,587,654 (100%) to $0.

From December 31, 2011 to December 31, 2012, available-for-sale securities increased $20,915,766 (26%), primarily due to purchases of $80.4 million offset by sales, maturities and principal payments received of $59.0 million.

From December 31, 2011 to December 31, 2012, held-to-maturity securities decreased $37,529 (17%) to $181,042 due to principal repayments received during the year.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Stock of the Federal Home Loan Bank of Des Moines (“FHLB”) decreased by $41,400 (1%) to $3,805,500 due to lower stock requirements necessary from the reduction in FHLB advances.

From December 31, 2011 to December 31, 2012, net loans receivable decreased by $13,428,763 (3%) to $465,531,973 primarily due to declines in the commercial real estate portfolio.  During the period, permanent loans secured by both owner and non-owner occupied one to four unit residential real estate increased $1,351,216 (1%), multi-family permanent loans increased $3,239,339 (8%), construction loans increased $4,005,247 (9%), permanent loans secured by commercial real estate decreased $27,095,524 (14%), commercial loans increased $7,138,182 (8%), and installment loans decreased $4,041,169 (19%).   A portion of this decrease is due to certain payoffs and charge offs of various commercial and commercial real estate loans

As of December 31, 2012, management identified loans totaling $17,277,000 as impaired with a related allowance for loan losses of $1,367,000.    Impaired loans decreased by $1,777,000 during 2012, compared to the balance of $19,054,000 at December 31, 2011.

From December 31, 2011 to December 31, 2012, the allowance for loan losses decreased $1,872,820 to $8,740,325.  In addition to the provision for loan loss of $5,950,000 recorded by the Company during the year ended December 31, 2012, loan charge-offs of specific loans (classified as nonperforming at December 31, 2011) exceeded recoveries by $7,822,820 for the year ended December 31, 2012. Also, the Company experienced a decline in loan balances and a decline in impaired loans, nonaccrual loans and delinquent loans during fiscal year 2012 that has reduced allowance for loan loss reserve requirements. The allowance for loan losses as of December 31, 2012 and December 31, 2011 was 1.84% and 2.17% of gross loans outstanding (excluding mortgage loans held for sale), respectively.  As of December 31, 2012, the allowance for loan losses was 51% of impaired loans versus 56% as of December 31, 2011.   Management believes the allowance for loan losses is at a level to be sufficient in providing for potential loan losses in the Bank’s existing loan portfolio.

From December 31, 2011 to December 31, 2012, the prepaid FDIC deposit insurance premiums decreased $650,440 (31%) to $1,438,636 due to the utilization of credits for 2012 assessments.  The remaining balance consists of estimated insurance assessments to be incurred for fiscal years 2013 and 2014.

As of December 31, 2012, foreclosed assets held for sale consisted primarily of real estate related to single family residences, one commercial property located in Branson, Missouri of $828,382, one commercial property located in Springfield, Missouri of $759,000 and one commercial development in northwest Arkansas of $2.2 million.

From December 31, 2011 to December 31, 2012, deposits increased $15,431,050 (3%) to $500,014,715.  During this period, checking and savings accounts increased by $20.8 million and certificates of deposit decreased by $5.4 million.  The increase in the checking and savings accounts was due to the Bank’s significant efforts to increase core transaction deposits, both personal and commercial.  At December 31, 2012, included in the deposit totals are $49.1 million in deposits classified as “brokered”, an increase of $26.8 million from December 31, 2011.

From December 31, 2011 to December 31, 2012, stockholders’ equity (including unrealized appreciation on available-for-sale securities, net of tax) decreased $3,366,277 (6%) to $50,868,570.  In conjunction with the Series A Preferred Stock, the Company redeemed $5 million in principal and recorded $744,444 of dividends (5%) as of December 31, 2012.  The Company earned net income for the year ended December 31, 2012 of $1,943,859.  On a per common share basis, stockholders’ equity increased $.27 from $14.07 as of December 31, 2011 to $14.34 as of December 31, 2012.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

The following table shows the balances as of December 31, 2012 of various categories of interest-earning assets and interest-bearing liabilities and the corresponding yields and costs, and, for the periods indicated: (1) the average balances of various categories of interest-earning assets and interest-bearing liabilities, (2) the total interest earned or paid thereon, and (3) the resulting weighted average yields and costs.  In addition, the table shows the Company’s rate spreads and net yields.  Average balances are based on daily balances.  Tax-free income is not material; accordingly, interest income and related average yields have not been calculated on a tax equivalent basis.  Average loan balances include non-accrual loans.  Dollar amounts are expressed in thousands.

	As of December 31, 2012		Year Ended December 31, 2012			Year Ended December 31, 2011			Year Ended December 31, 2010

	Balance	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$477,116	5.89%	$480,886	$25,667	5.34%	$506,323	$27,424	5.42%	$517,133	$28,348	5.48%
Investment securities	102,162	1.69%	98,430	1,756	1.78%	91,114	2,637	2.89%	110,149	3,477	3.16%
Other assets	42,164	0.15%	31,272	183	0.59%	33,779	315	0.93%	48,054	506	1.05%
Total interest-earning	621,442	4.81%	610,588	27,606	4.52%	631,216	30,376	4.81%	675,336	32,331	4.79%
Noninterest-earning	38,990		41,158			47,031			48,148
	$660,432		$651,746			$678,247			$723,484

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing:
Savings accounts	$23,659	0.29%	$22,317	$81	0.36%	$20,480	$118	0.58%	$17,322	$140	0.81%
Transaction accounts	277,477	0.51%	274,703	2,012	0.73%	252,915	2,580	1.02%	257,629	3,968	1.54%
Certificates of deposit	150,015	1.14%	151,765	1,983	1.31%	165,376	3,080	1.86%	201,090	5,520	2.75%
FHLB advances	68,050	2.23%	68,055	1,544	2.27%	85,516	2,164	2.53%	110,613	2,989	2.70%
Subordinated debentures	15,465	3.56%	15,465	556	3.60%	15,465	611	3.95%	15,465	1,024	6.62%
Repurchase agreements	25,000	2.60%	25,000	682	2.73%	37,726	1,058	2.80%	39,750	1,166	2.93%
Total interest-bearing	559,666	1.06%	557,305	6,858	1.23%	577,478	9,611	1.66%	641,869	14,807	2.31%
Noninterest-bearing	49,898		41,356			46,602			28,302
Total liabilities	609,564		598,661			624,080			670,171
Stockholders' equity	50,868		53,085			54,167			53,313
	$660,432		$651,746			$678,247			$723,484
Net earning balance	$61,776		$53,283			$53,738			$33,467
Earning yield less costing rate		3.75%			3.29%			3.15%			2.48%
Net interest income, and net yield spread on interest-earning assets				$20,748	3.40%		$20,765	3.29%		$17,524	2.59%
Ratio of interest-earning assets to interest-bearing liabilities	111%		110%			109%			105%

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

	Year ended				Year ended
	December 31, 2012 versus December 31, 2011				December 31, 2011 versus December 31, 2010
	Average Balance	Interest Rate	Rate & Balance	Total	Average Balance	Interest Rate	Rate & Balance	Total
Interest income:
Loans	$(1,378)	$(399)	$20	$(1,757)	$(593)	$(338)	$7	$(924)
Investment securities	212	(1,012)	(81)	(881)	(601)	(289)	50	(840)
Other assets	(24)	(117)	9	(132)	(150)	(58)	17	(191)
Net change in interest income	(1,190)	(1,528)	(52)	(2,770)	(1,344)	(685)	74	(1,955)

Interest expense:
Savings accounts	11	(44)	(4)	(37)	25	(40)	(7)	(22)
Transaction accounts	222	(728)	(63)	(569)	(73)	(1,340)	25	(1,388)
Certificates of deposit	(253)	(919)	76	(1,096)	(980)	(1,775)	315	(2,440)
FHLB advances	(442)	(224)	46	(620)	(678)	(190)	43	(825)
Subordinated debentures	-	(55)	-	(55)	-	(413)	-	(413)
Repurchase agreements	(357)	(29)	10	(376)	(59)	(51)	2	(108)
Net change in interest expense	(819)	(1,999)	65	(2,753)	(1,765)	(3,809)	378	(5,196)
Change in net interest income	$(371)	$471	$(117)	$(17)	$421	$3,124	$(304)	$3,241

RESULTS OF OPERATIONS - COMPARISON OF YEAR ENDED DECEMBER 31, 2012 AND DECEMBER 31, 2011

	Average for the Year Shown
	Prime	Ten-Year Treasury	One-Year Treasury
December 31, 2011	3.25%	1.80%	0.17%
December 31, 2010	3.25%	2.78%	0.18%
Change in rates	0.00%	-0.98%	-0.01%

Interest Rates.  The Bank charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates.  The above table sets forth the weekly average interest rates for the 52 weeks ending December 31, 2012 and December 31, 2011 as reported by the Federal Reserve. The Bank typically indexes its adjustable rate commercial loans to prime and its adjustable rate mortgage loans to the one-year treasury rate.  The ten-year treasury rate is a proxy for 30-year fixed rate home mortgage loans.

Rates were steady and remained low for 2012 as the Federal Reserve Open Market Committee (“FOMC”) left the discount rate at 25 basis points.  As of December 31, 2012, the prime rate was 3.25% and unchanged from December 31, 2011.

Interest Income.  Total interest income decreased $2,770,138 (9%).  The average balance of interest-earning assets decreased $20,628,000 (3%) while the yield on average interest earning assets decreased 29 basis points to 4.52%.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Interest on loans decreased $1,757,289 (6%) and the average loan receivable balance decreased $25,437,000 (5%) while the average yield decreased 8 basis points to 5.34%.  The Company’s yield on loans was negatively impacted due to the higher level of nonaccrual loans during 2012 and declining loan balances.  The Company’s nonaccrual loans have decreased to $15.3 million as of December 31, 2012, as compared to $17.0 million as of December 31, 2011.  Another factor that has negatively impacted the Company’s yield on interest earning assets was the average yield on investments which decreased 111 basis points to 1.78%.  This was primarily due to a series of investment transactions in the fourth quarter of 2011 to sell certain investment securities in order to prepay $14.75 million of repurchase agreements.  The securities carried a weighted average yield of 5.00% at the time of sale.

Interest Expense.  Total interest expense decreased $2,752,953 (29%) as the average balance of interest-bearing liabilities decreased $20,173,000 (3%) while the average cost of interest-bearing liabilities decreased 43 basis points to 1.23%.

Interest expense on deposits decreased $1,702,069 (29%) during 2012 as the average balance of interest bearing deposits decreased $10,014,000 (2%) and the average interest rate paid to depositors decreased 41 basis points to 0.91%.  The primary reason for the significant decrease in the average cost of interest bearing deposits was the continued decline in higher cost certificates of deposits as well as reductions in the average rate paid on transaction deposit balances.  Also, the Company reduced FHLB advances and securities sold under agreements to repurchase during the latter half of 2011.  As a result, interest expense on these borrowings decreased $996,114 (31%).

Net Interest Income.  The Company’s net interest income decreased $17,185 (0%).  During the year ended December 31, 2012, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $53,283,000, resulting in a decrease in the average net earning balance of $455,000 (1%).  In addition, the Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 14 basis points from 3.15% to 3.29%.

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

Based on its internal analysis and methodology, management recorded a provision for loan losses of $5,950,000 and $3,350,000 for the years ended December 31, 2012 and 2011, respectively.  Provisions recorded in 2012 are due to the Bank’s charge-offs during the year, continuing concerns over the local and national economy and over certain specific borrowers.

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

Non-Interest Income.  Non-interest income decreased $1,229,558 (27%).  The gain on sale of loans of $1,884,923 for 2012, compared to $1,345,334 for 2011 was due to an increase in volume associated with the Bank’s selling of fixed rate mortgage loans.  Gains on sales of investment securities for the year ended December 31, 2012 were $168,306 compared to $1,505,915 for the year ended December 31, 2011.  The gains in fiscal 2011 were primarily the result of the sale of $28.1 million of available-for-sale securities to prepay two repurchase agreements totaling $14.75 million during the fourth quarter of 2011.  Deposit service charges decreased $195,763 (15%) due primarily to declines in overdraft charges, which is partially due to the adoption of Regulation E.  Regulation E has negatively impacted overdraft income due to new requirements on debit card and ATM transactions.  The long-term impact cannot be fully determined.  Loss on foreclosed assets increased $591,222 (74%) in 2012.  The Company sold two properties for a combined loss of $350,000 and recognized write-downs on three existing foreclosed properties for $670,000 based on current estimated fair value.  The Company also sold certain state low-income housing tax credits on two projects recognizing $282,000 gain on sale during 2012.  The Company did not sell any tax credit assets in 2011.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Non-Interest Expense.  Non-interest expense decreased $1,120,520 (6%).  This decrease was primarily due to the prepayment penalty on repurchase agreements of $1,531,000 which occurred in 2011.

Salaries and employee benefits increased $361,199 (4%).  The increase in compensation was due to additions of associates throughout 2011 in the areas of human resources, information systems and risk management, as well as normal pay increases.  The overall staff decreased from 176 full-time equivalent employees as of December 31, 2011 to 173 full-time equivalent employees as of December 31, 2012.

FDIC deposit insurance premiums decreased $253,293 (27%).  This decrease in FDIC deposit insurance premiums was primarily due to the change in the Company’s assessment base and rate structure that went into effect in 2012.

The Company also recognized expenses of $221,000 during the third quarter of 2012 in connection with a Registration Statement on Form S-1 filed with the Securities and Exchange Commission.  The purpose of the filing had been to register the offering by the United States Treasury (“Treasury”) in an auction of $12.0 million of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Shares”).  The Company had originally issued and sold to Treasury all of its authorized Series A shares for an aggregate purchase price of $17.0 million (along with a warrant to purchase 459,459 shares of the Company’s Common Stock) in January 2009 as part of Treasury’s Troubled Asset Relief Program's Capital Purchase Program.  The Company redeemed at 100% of their liquidation value $5.0 million Series A Shares during the second quarter of 2012.  Pursuant to the agreement under which the Series A Shares had been sold to Treasury, Treasury had the right to compel the Company to register the sale by Treasury of all or any portion of the Series A Shares.  After the auction terminated in accordance with its terms, Treasury decided not to accept the two bids submitted offering to purchase a portion of the Series A Shares for 92% of their liquidation value.  Accordingly, Treasury continues to own all of the $12.0 million Series A Shares issued and outstanding and the warrant.

Income Taxes.  The decrease in income tax expense is a direct result of the Company’s decrease in taxable income for the year ended December 31, 2012 compared to the year ended December 31, 2011.

Cash Dividends Paid.  The Company did not pay dividends on its common shares during 2012 and 2011.  During 2012 and 2011, the Company paid $744,444 and $850,000, respectively, in dividends on its preferred stock.

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

Rates were steady and remained low for 2011 as the FOMC left the discount rate at 25 basis points.  As of December 31, 2011, the prime rate was 3.25% and unchanged from December 31, 2010.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Interest Income.  Total interest income decreased $1,955,538 (6%).  The average balance of interest-earning assets decreased $44,120,000 (7%) while the yield on average interest earning assets increased 2 basis points to 4.81%.

Interest on loans decreased $924,105 (3%) and the average loan receivable balance decreased $10,810,000 (2%) while the average yield decreased 6 basis points to 5.42%.  The Company’s yield on loans was negatively impacted due to the expiration of interest income being recognized on a matured interest rate swap as of June 30, 2010.  The income recognized for the year ending December 31, 2010 was approximately $509,000.  Another factor that has negatively impacted the Company’s yield on loans is the high level of nonaccrual loans which has decreased to $17.0 million as of December 31, 2011, as compared to $23.0 million as of December 31, 2010.

Interest Expense.  Total interest expense decreased $5,195,911 (35%) as the average balance of interest-bearing liabilities decreased $64,391,000 (10%) while the average cost of interest-bearing liabilities decreased 65 basis points to 1.66%.

Interest expense on deposits decreased $3,849,870 (40%) during 2011 as the average balance of interest bearing deposits decreased $37,270,000 (1%) and the average interest rate paid to depositors decreased 70 basis points to 1.32%.  The primary reason for the significant decrease in the average cost of interest bearing deposits was the continued reduction throughout 2011 in the cost of money market deposits generated through an aggressive deposit campaign in the first quarter of 2009 as well as higher cost certificates of deposit maturing throughout 2011.

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

The decreases in FDIC deposit insurance premiums were driven primarily by the change in the FDIC’s assessment base rate structure that went into effect in the second quarter of 2011.

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

The Bank constantly monitors its deposits in an effort to prohibit them from adversely impacting the Bank’s interest rate sensitivity.  Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank’s asset/liability management objectives and spread requirements.  As of December 31, 2012 and 2011, the Bank’s savings accounts, checking accounts, and money market deposit accounts totaled $349,999,523 or 70% of its total deposits and $329,174,830 or 68% of total deposits, respectively.  The weighted average rate paid on these accounts decreased 2 basis points from 0.56% on December 31, 2011 to 0.54% on December 31, 2012 primarily due to the Bank’s efforts to reprice its retail and business accounts during 2012.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

INTEREST RATE SENSITIVITY ANALYSIS

The following table sets forth as of December 31, 2012 and 2011, management’s estimates of the projected changes in Economic Value of Equity (“EVE”) in the event of instantaneous and permanent increases and decreases in market interest rates.  Dollar amounts are expressed in thousands.

12/31/2012 BP Change	Estimated Net Portfolio Value			NPV as % of PV of Assets
in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
+200	$60,800	$3,405	6%	9.30%	0.75%
+100	58,682	1,286	2%	8.87%	0.32%
NC	57,396	-	0%	8.56%	0.00%
-100	59,119	1,723	3%	8.66%	0.10%
-200	67,900	10,505	18%	9.78%	1.22%

12/31/2011 BP Change	Estimated Net Portfolio Value			NPV as % of PV of Assets
in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
+300	$62,123	$(4,101)	-6%	9.71%	-0.35%
+200	63,408	(2,816)	-4%	9.82%	-0.24%
+100	64,769	(1,455)	-2%	9.94%	-0.12%
NC	66,224	-	0%	10.06%	0.00%
-100	67,870	1,646	2%	10.21%	0.15%
-200	72,049	5,825	9%	10.74%	0.68%

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

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

The Company’s most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less.  The levels of such assets are dependent on the Bank’s operating, financing, and investment activities at any given time.  The Company’s cash and cash equivalents totaled $41,663,405 as of December 31, 2012 and $26,574,082 as of December 31, 2011, representing an increase of $15,089,323.  The Company’s interest-bearing deposits totaled $0 as of December 31, 2012 and $5,587,654 as of December 31, 2011.  The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows, which are subject to, and influenced by, many factors.   The Bank has $90,458,398 in certificates of deposit that are scheduled to mature in one year or less.  Management anticipates that the majority of these certificates will renew in the normal course of operations. Based on existing collateral as well as the FHLB’s limitation of advances to 25% of assets, the Bank has the ability to borrow an additional $64.6 million from the FHLB, as of December 31, 2012.  Based on existing collateral, the Bank has the ability to borrow $30.9 million from the Federal Reserve Bank as of December 31, 2012.  The Bank plans to maintain its FHLB and Federal Reserve Bank borrowings to a level that will provide a borrowing capacity sufficient to provide for contingencies.  Management has many policies and controls in place to attempt to manage the appropriate level of liquidity.

The Company’s Tier 1 capital position of $65,047,000 is 9.9% of average assets as of December 31, 2012. The Company has an excess of $38,791,000, $45,405,000, and $31,917,000 of required regulatory levels of tangible, core, and risk-based capital, respectively.  In addition, under current regulatory guidelines, the Bank is classified as well capitalized.  See also additional information provided under the caption “Regulatory Matters” in Note 1 of the Notes to Consolidated Financial Statements.

With regards to the securities sold to the Treasury under the Capital Purchase Program on June 13, 2012, the Company used $5,019,444 of its available cash to redeem 5,000 shares of the Company’s Series A Preferred Stock held by the Treasury which included accrued and unpaid dividends of $19,444.  The Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission in August of 2012.  The purpose of the filing had been to register the offering by the Treasury in an auction the remaining $12.0 million of the Company’s Series A Preferred Stock.  Pursuant to the agreement under which the Series A Preferred Stock had been sold to Treasury, Treasury had the right to compel the Company to register the sale by Treasury of all or any portion of the shares of Series A Preferred Stock held by Treasury.  After the auction terminated in accordance with its terms, Treasury decided not to accept the two bids submitted offering to purchase a portion of the Series A Preferred Stock for 92% of their liquidation value.  Accordingly, Treasury continues to own all of the $12.0 million of Series A Preferred Stock issued and outstanding and the warrant.  If the Company is unable to redeem the Series A Preferred Stock within five years of its issuance, the cost of capital to the Company will increase significantly from 5% per annum ($600,000 annually) to 9% per annum ($1,080,000 annually).  Depending on the Company’s financial condition at the time, the increase in the annual dividend rate on the Series A Preferred Stock could have a material adverse effect on the Company’s liquidity and net income available to common stockholders.

OFF-BALANCE SHEET ARRANGEMENTS

Various commitments and contingent liabilities arise in the normal course of business, which are not required to be recorded on the balance sheet.  The most significant of these are loan commitments, lines of credit and standby letters of credit.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  As of December 31, 2012 and 2011, the Bank had outstanding commitments to originate loans of approximately $9,217,000 and $10,955,000, respectively.  Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  As of December 31, 2012 and 2011, unused lines of credit to borrowers aggregated approximately $33,897,000 and $36,931,000 for commercial lines and $15,306,000 and $17,625,000 for open-end consumer lines.  Since a portion of the loan commitment and line of credit may expire without being drawn upon, the total unused commitments and lines do not necessarily represent future cash requirements.

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.  The Bank had total outstanding standby letters of credit amounting to $13,930,000 and $14,233,000 as of December 31, 2012 and 2011, respectively.  The commitments extend over varying periods of time.

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

AGGREGATE CONTRACTUAL OBLIGATIONS

The following table summarizes the Company’s fixed and determinable contractual obligations by payment date as of December 31, 2012.  Dollar amounts are expressed in thousands.

Payments Due By Period

Contractual Obligations	Total	One Year or less	One to Three Years	Three to Five Years	More than Five Years

Deposits without stated maturity	$350,000	$350,000	$-	$-	$-
Time and brokered certificates of deposit	150,015	90,458	46,788	12,260	509
Other borrowings	25,000	-	-	-	25,000
Federal Home Loan Bank advances	68,050	15,700	250	-	52,100
Subordinated debentures	15,465	-	-	-	15,465
Operating leases	389	149	169	61	11
Purchase obligations	64	64	-	-	-
Other long term obligations	284	284	-	-	-
Total	$609,267	$456,655	$47,207	$12,321	$93,085

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

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

            In December 2011, ASU No. 2011-12 “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU No. 2011-05” was issued. The purpose of ASU 2011-05 was to improve the comparability, consistency and transparency of financial reporting related to other comprehensive income as part of the statement of stockholder’s equity.  In order to defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments, the paragraphs in ASU 2011-12 supersede certain pending paragraphs in ASU 2011-05. The amendments were made to allow the Financial Accounting Standards Board time to re-deliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the Financial Accounting Standards Board is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities are required to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. All other requirements in ASU 2011-05 are not affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. The provisions of ASU 2011-12 have no impact on our consolidated financial statements.

In January 2013, FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The Update clarifies the scope of transactions that are subject to the disclosures about offsetting.  The Update clarifies that ordinary trade receivables and receivables are not in the scope of Accounting Standards Update No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.  Specifically, Update 2011-11 applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement.  The Update will be effective for the Company January 1, 2013, and is not expected to have a material impact on the Company’s financial position or results of operations.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting reclassifications out of accumulated other comprehensive income.  The amendments in the Update do not change the current requirements for reporting net income or other comprehensive income in financial statements.  All of the information that this Update requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP.  The new amendments will require an organization to present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income–but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period.  Or, the organization may cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period.  The Update will be effective for the Company January 1, 2013, and is not expected to have a material impact on the Company’s financial position or results of operations.

Guaranty Federal Bancshares, Inc.
Management’s Discussion and Analysis of Financial Condition And Results of Operations

SUMMARY OF UNAUDITED QUARTERLY OPERATING RESULTS

	Year Ended December 31, 2012, Quarter ended
	Mar-12	Jun-12	Sep-12	Dec-12
Interest income	$6,865,922	$6,846,359	$6,846,504	$7,047,015
Interest expense	1,850,150	1,732,250	1,703,184	1,572,431
Net interest income	5,015,772	5,114,109	5,143,320	5,474,584
Provision for loan losses	900,000	2,100,000	2,600,000	350,000
Gain on loans and investment securities	399,883	544,631	537,203	571,512
Other noninterest income, net	447,129	495,917	(160,740)	420,136
Noninterest expense	4,047,508	3,902,852	4,102,979	4,187,596
Income before income taxes	915,276	151,805	(1,183,196)	1,928,636
Provision for income taxes (credits)	80,554	(192,316)	(466,108)	446,532
Net income (loss)	834,722	344,121	(717,088)	1,482,104
Preferred stock dividends and discount accretion	281,391	397,910	198,630	198,630
Net income (loss) available to common shareholders	$553,331	$(53,789)	$(915,718)	$1,283,474
Basic income per common share	$0.20	$(0.02)	$(0.34)	$0.47
Diluted income per common share	$0.20	$(0.02)	$(0.34)	$0.45

	Year Ended December 31, 2011, Quarter ended
	Mar-11	Jun-11	Sep-11	Dec-11
Interest income	$7,530,118	$7,641,494	$7,729,579	$7,474,747
Interest expense	2,686,311	2,540,220	2,398,198	1,986,239
Net interest income	4,843,807	5,101,274	5,331,381	5,488,508
Provision for loan losses	900,000	1,000,000	900,000	550,000
Gain on loans and investment securities	281,904	364,229	452,552	1,752,564
Other noninterest income, net	475,995	350,970	543,668	263,347
Noninterest expense	4,152,224	3,918,807	3,884,544	5,405,880
Income before income taxes	549,482	897,666	1,543,057	1,548,539
Provision for income taxes	26,520	108,124	327,427	241,034
Net income	522,962	789,542	1,215,630	1,307,505
Preferred stock dividends and discount accretion	281,391	281,390	281,391	281,391
Net income available to common shareholders	$241,571	$508,152	$934,239	$1,026,114
Basic income per common share	$0.09	$0.19	$0.35	$0.38
Diluted income per common share	$0.09	$0.19	$0.35	$0.38

Guaranty Federal Bancshares, Inc.
Consolidated Balance Sheets
December 31, 2012 and 2011

	December 31, 2012	December 31, 2011
ASSETS
Cash and due from banks	$3,360,102	$7,200,969
Interest-bearing deposits in other financial institutions	38,303,303	19,373,113
Cash and cash equivalents	41,663,405	26,574,082
Interest-bearing deposits	-	5,587,654
Available-for-sale securities	101,980,644	81,064,878
Held-to-maturity securities	181,042	218,571
Stock in Federal Home Loan Bank, at cost	3,805,500	3,846,900
Mortgage loans held for sale	2,843,757	3,702,849
Loans receivable, net of allowance for loan losses of December 31, 2012 and 2011 - $8,740,325 and $10,613,145, respectively	465,531,973	478,960,736
Accrued interest receivable:
Loans	1,674,814	1,752,786
Investments and interest-bearing deposits	380,555	386,534
Prepaid expenses and other assets	6,228,173	7,116,067
Prepaid FDIC deposit insurance premiums	1,438,636	2,089,076
Foreclosed assets held for sale	4,529,727	10,012,035
Premises and equipment	11,286,410	11,423,822
Bank owned life insurance	13,657,480	10,770,887
Income taxes receivable	910,174	512,666
Deferred income taxes	4,319,928	4,486,315
	$660,432,218	$648,505,858

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	$500,014,715	$484,583,665
Federal Home Loan Bank advances	68,050,000	68,050,000
Securities sold under agreements to repurchase	25,000,000	25,000,000
Subordinated debentures	15,465,000	15,465,000
Advances from borrowers for taxes and insurance	152,867	156,509
Accrued expenses and other liabilities	481,382	496,956
Accrued interest payable	399,684	518,881
	609,563,648	594,271,011

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Capital Stock:
Series A preferred stock, $0.01 par value; authorized 2,000,000 shares; issued and outstanding December 31, 2012 and 2011 - 12,000 and 17,000 shares, respectively	11,789,276	16,425,912
Common stock, $0.10 par value; authorized 10,000,000 shares; issued December 31, 2012 and 2011 - 6,781,803 and 6,779,800 shares, respectively	678,180	677,980
Common stock warrants; December 31, 2012 and 2011 - 459,459 shares	1,377,811	1,377,811
Additional paid-in capital	58,267,529	58,333,614
Unearned ESOP shares	-	(204,930)
Retained earnings, substantially restricted	39,324,292	38,456,991
Accumulated other comprehensive income
Unrealized appreciation on available-for-sale securities, et of income taxes; December 31, 2012 and 2011 - $470,326 and $464,723, respectively	800,826	791,285
	112,237,914	115,858,663

Treasury stock, at cost; December 31, 2012 and December 31, 2011 - 4,056,862 and 4,072,156 shares, respectively	(61,369,344)	(61,623,816)
	50,868,570	54,234,847
	$660,432,218	$648,505,858

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Income
Years Ended December 31, 2012, 2011 and 2010
	2012	2011	2010

Interest Income
Loans	$25,666,608	$27,423,897	$28,348,002
Investment securities	1,755,804	2,636,799	3,476,721
Other	183,388	315,242	506,753
	27,605,800	30,375,938	32,331,476
Interest Expense
Deposits	4,076,194	5,778,263	9,628,133
Federal Home Loan Bank advances	1,543,493	2,164,259	2,988,548
Subordinated debentures	556,159	610,929	1,023,783
Securities sold under agreements to repurchase	682,169	1,057,517	1,166,415
	6,858,015	9,610,968	14,806,879
Net Interest Income	20,747,785	20,764,970	17,524,597
Provision for Loan Losses	5,950,000	3,350,000	5,200,000
Net Interest Income After
Provision for Loan Losses	14,797,785	17,414,970	12,324,597
Noninterest Income
Service charges	1,119,570	1,315,333	1,552,623
Gain on sale of investment securities	168,306	1,505,915	275,125
Gain on sale of loans	1,884,923	1,345,334	1,749,857
Loss on foreclosed assets	(1,391,472)	(800,250)	(492,542)
Other income	1,474,344	1,118,897	1,194,290
	3,255,671	4,485,229	4,279,353
Noninterest Expense
Salaries and employee benefits	9,247,912	8,886,713	8,636,515
Occupancy	1,629,566	1,660,802	1,704,790
FDIC deposit insurance premiums	688,763	942,056	1,220,589
Data processing	566,652	529,940	454,611
Advertising	300,000	300,000	300,000
Prepayment penalty on repurchase agreements	-	1,531,000	-
Other expense	3,808,042	3,510,944	3,213,422
	16,240,935	17,361,455	15,529,927
Income Before Income Taxes	1,812,521	4,538,744	1,074,023
Provision (Credit) for Income Taxes	(131,338)	703,105	(56,748)
Net Income	$1,943,859	$3,835,639	$1,130,771
Preferred Stock Dividends and Discount Accretion	1,076,561	1,125,563	1,125,563
Net Income Available to Common Shareholders	$867,298	$2,710,076	$5,208

Basic Income Per Common Share	$0.32	$1.01	$-
Diluted Income Per Common Share	$0.30	$1.01	$-

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2012, 2011 and 2010
	2012	2011	2010
NET INCOME	$1,943,859	$3,835,639	$1,130,771
OTHER ITEMS OF COMPREHENSIVE INCOME (LOSS):
Change in unrealized gain on investment securities available-for-sale and interest rate swaps, before income taxes	183,449	(163,480)	507,668
Less: Reclassification adjustment for realized gains on investment securities included in net income, before income taxes	(168,306)	(1,505,915)	(275,125)
Total other items in comprehensive income	15,143	(1,669,395)	232,543
Income tax expense (credit) related to other items of comprehensive income	5,602	(617,676)	86,041
Other comprehensive income (loss)	9,541	(1,051,719)	146,502
TOTAL COMPREHENSIVE INCOME	$1,953,400	$2,783,920	$1,277,273

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,943,859	$3,835,639	$1,130,771
Items not requiring (providing) cash:
Deferred income taxes	160,784	949,122	(217,737)
Depreciation	747,368	717,222	826,440
Provision for loan losses	5,950,000	3,350,000	5,200,000
Gain on sale of loans and investment securities	(2,053,229)	(2,851,249)	(2,024,982)
Loss on sale of foreclosed assets	1,356,464	520,255	341,376
Gain on sale of state low-income housing tax credits	(281,561)	-	-
Accretion of gain on termination of interest rate swaps	-	-	(508,746)
Amortization of deferred income, premiums and discounts, net	548,635	529,016	587,769
Stock award plans	253,017	186,654	109,386
Origination of loans held for sale	(80,713,138)	(58,776,634)	(81,958,753)
Proceeds from sale of loans held for sale	83,457,153	59,104,282	84,488,527
Release of ESOP shares	153,848	126,737	100,014
Increase in cash surrender value of bank owned life insurance	(386,593)	(321,257)	(380,090)
Changes in:
Prepaid FDIC deposit insurance premiums	650,440	888,280	1,158,519
Accrued interest receivable	83,951	530,954	1,289
Prepaid expenses and other assets	887,894	(4,120)	569,548
Accrued expenses and other liabilities	(103,521)	(349,891)	(551,779)
Income taxes payable	(397,508)	(681,017)	3,887,321
Net cash provided by operating activities	12,257,863	7,753,993	12,758,873

CASH FLOWS FROM INVESTING ACTIVITIES
Net change in loans	6,478,698	14,093,653	7,493,436
Principal payments on held-to-maturity securities	37,530	42,385	211,827
Principal payments on available-for-sale securities	8,123,388	15,633,730	13,855,527
Purchase of available-for-sale securities	(80,356,225)	(73,537,207)	(55,262,990)
Proceeds from sales of available-for-sale securities	31,688,102	46,274,707	17,516,564
Proceeds from maturities of available-for-sale securities	19,162,654	26,775,000	28,956,500
Purchase of premises and equipment	(609,956)	(816,359)	(333,609)
Purchase of tax credit investments	-	(950,086)	-
Proceeds from sale of state low-income housing tax credits	281,561	-	-
Proceeds from maturities of interest bearing deposits	5,587,654	7,197,346	5,000,000
Purchase of bank owned life insurance	(2,500,000)	-	-
Redemption of Federal Home Loan Bank stock	41,400	1,178,300	951,400
Capitalized costs on foreclosed assets held for sale	-	(102,804)	(737,336)
Insurance proceeds on foreclosed assets held for sale	-	-	637,427
Proceeds from sale of foreclosed assets held for sale	5,227,038	5,627,426	6,295,990
Net cash provided by (used in) investing activities	(6,838,156)	41,416,091	24,584,736

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	$20,824,692	$24,675,024	$5,504,374
Net decrease in certificates of deposit	(5,393,642)	(20,785,632)	(37,861,203)
Net decrease in securities sold under agreements to repurchase	-	(14,750,000)	-
Repayments of FHLB advances	-	(25,000,000)	(23,000,000)
Advances from borrowers for taxes and insurance	(3,642)	22,507	(1,608)
Redemption of preferred stock	(5,000,000)	-	-
Stock options exercised	12,388	-	-
Common and preferred cash dividends paid	(744,444)	(850,000)	(850,000)
Treasury stock purchased	(25,736)	(53,230)	(6,540)
Net cash provided by (used in) financing activities	9,669,616	(36,741,331)	(56,214,977)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	15,089,323	12,428,753	(18,871,368)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	26,574,082	14,145,329	33,016,697

CASH AND CASH EQUIVALENTS, END OF YEAR	$41,663,405	$26,574,082	$14,145,329

Supplemental Cash Flows Information

Real estate acquired in settlement of loans	$1,101,193	$5,517,045	$17,564,615

Interest paid	$6,977,212	$9,970,762	$15,326,326

Income taxes paid, net of (refunds)	$195,000	$435,000	$(3,726,331)

Sale and financing of foreclosed assets held for sale	$1,795,070	$1,461,378	$7,246,939

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2012, 2011 and 2010

	Preferred Stock	Common Stock	Common Stock Warrants	Additional Paid-In Capital	Unearned ESOP Shares	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2010	$15,874,788	$677,980	$1,377,811	$58,523,646	$(660,930)	$(61,820,869)	$35,741,705	$1,696,502	$51,410,633
Net income	-	-	-	-	-	-	1,130,771	-	1,130,771
Change in unrealized appreciation on available-for-sale securities and interest rate swaps, net of income taxes of $86,041	-	-	-	-	-	-	-	146,502	146,502
Preferred stock discount accretion	275,562	-	-	-	-	-	(275,562)	-	-
Preferred stock dividends	-	-	-	-	-	-	(850,000)	-	(850,000)
Stock award plans	-	-	-	109,386	-	-	-	-	109,386
Release of ESOP shares	-	-	-	(127,986)	228,000	-	-	-	100,014
Treasury stock purchased	-	-	-	-	-	(6,540)	-	-	(6,540)
Balance, December 31, 2010	16,150,350	677,980	1,377,811	58,505,046	(432,930)	(61,827,409)	35,746,914	1,843,004	52,040,766
Net income	-	-	-	-	-	-	3,835,639	-	3,835,639

Change in unrealized appreciation on available-for-sale securities, net of income taxes of $617,676	-	-	-	-	-	-	-	(1,051,719)	(1,051,719)
Preferred stock discount accretion	275,562	-	-	-	-	-	(275,562)	-	-
Preferred stock dividends (5%)	-	-	-	-	-	-	(850,000)	-	(850,000)
Stock award plans	-	-	-	(70,169)	-	256,823	-	-	186,654
Release of ESOP shares	-	-	-	(101,263)	228,000	-	-	-	126,737
Treasury stock purchased	-	-	-	-	-	(53,230)	-	-	(53,230)
Balance, December 31, 2011	16,425,912	677,980	1,377,811	58,333,614	(204,930)	(61,623,816)	38,456,991	791,285	54,234,847
Net income	-	-	-	-	-	-	1,943,859	-	1,943,859
Change in unrealized appreciation on available-for-sale securities, net of income taxes of $5,603	-	-	-	-	-	-	-	9,541	9,541
Preferred stock redeemed	(5,000,000)	-	-	-	-	-	-	-	(5,000,000)
Preferred stock discount accretion	363,364	-	-	-	-	-	(363,364)	-	-
Preferred stock dividends (5%)	-	-	-	-	-	-	(713,194)	-	(713,194)
Stock award plans	-	-	-	(27,191)	-	280,208	-	-	253,017
Stock options exercised	-	200	-	12,188	-	-	-	-	12,388
Release of ESOP shares	-	-	-	(51,082)	204,930	-	-	-	153,848
Treasury stock purchased	-	-	-	-	-	(25,736)	-	-	(25,736)
Balance, December 31, 2012	$11,789,276	$678,180	$1,377,811	$58,267,529	$-	$(61,369,344)	$39,324,292	$800,826	$50,868,570

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

For debt securities with fair value below carrying value when the Company does not intend to sell a debt security, and it is more likely than not, the Company will not have to sell the security before a recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.  For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

The Company’s consolidated  statements of income reflect the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Company intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis.  For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income.  The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.

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

Buildings and improvements (years)	35	-	40
Furniture and fixtures and vehicles (years)	3	-	10

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

The Company files consolidated income tax returns with its subsidiary.  With a few exceptions, the Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2009.

Cash Equivalents
The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2012 and 2011, the Company had no cash equivalents.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Pursuant to legislation enacted in 2010, the FDIC fully insured all noninterest-bearing transaction accounts beginning December 31, 2010, through December 31, 2012, at all FDIC-insured institutions.  This legislation expired on December 31, 2012.  Beginning January 1, 2013, noninterest-bearing transaction accounts are subject to the $250,000 limit on FDIC insurance per covered institution.

Restriction on Cash and Due From Banks
The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required on December 31, 2012 and 2011, was $6,645,000 and $7,899,000, respectively.

Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes.  Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities, unrealized appreciation (depreciation) on available-for-sale securities for which a portion of an other-than-temporary impairment has been recognized in income, unrealized appreciation (depreciation) on held-to-maturity securities for which a portion of an other-than-temporary impairment has been recognized in income, and unrealized gains on interest rate swaps.

Regulatory Matters
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct and material effect on the Company's financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.  Furthermore, the Company’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below).  Management believes, as of December 31, 2012 and 2011, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2012, the most recent notification from the Missouri Division of Finance and the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category.

The Company’s and the Bank's actual capital amounts and ratios are also presented in the table.  No amount was deducted from capital for interest-rate risk.  Dollar amounts are expressed in thousands.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2012

Tier 1 (core) capital, and ratio to adjusted total assets
Company	$65,047	9.9%	$26,256	4.0%	n/a	n/a
Bank	$63,249	9.7%	$26,193	4.0%	$32,742	5.0%

Tier 1 (core) capital, and ratio to risk-weighted assets
Company	$65,047	13.2%	$19,642	4.0%	n/a	n/a
Bank	$63,249	12.9%	$19,601	4.0%	$29,402	6.0%

Total risk-based capital, and ratio to risk-weighted assets
Company	$71,201	14.5%	$39,284	8.0%	n/a	n/a
Bank	$69,407	14.2%	$39,202	8.0%	$49,003	10.0%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011

Tier 1 (core) capital, and ratio to adjusted total assets
Company	$68,419	10.4%	$26,256	4.0%	n/a	n/a
Bank	$66,834	10.2%	$26,249	4.0%	$32,811	5.0%

Tier 1 (core) capital, and ratio to risk-weighted assets
Company	$68,419	13.2%	$20,755	4.0%	n/a	n/a
Bank	$66,834	12.9%	$20,730	4.0%	$31,095	6.0%

Total risk-based capital, and ratio to risk-weighted assets
Company	$74,948	14.4%	$41,511	8.0%	n/a	n/a
Bank	$73,363	14.2%	$41,460	8.0%	$51,825	10.0%

The amount of dividends that the Company and Bank may pay is subject to various regulatory limitations.  As of December 31, 2012 and 2011 the Company and Bank exceeded their minimum capital requirements.  The Bank may not pay dividends which would reduce capital below the minimum requirements shown above.

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

General Litigation
The Company and the Bank, from time to time, may be parties to ordinary routine litigation, which arises in the normal course of business, such as claims to enforce liens, and condemnation proceedings, on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Company and the Bank.  After reviewing pending and threatened litigation with legal counsel, management believes that as of December 31, 2012, the outcome of any such litigation will not have a material adverse effect on the Company’s results of operations.

Earnings Per Common Share
The computation for earnings per common share for the years ended December 31, 2012, 2011 and 2010 is as follows:

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010

Net income available to common shareholders	$867,298	$2,710,076	$5,208
Average common shares outstanding	2,715,186	2,675,654	2,644,355
Effect of dilutive securities	144,743	826	-
Average diluted shares outstanding	2,859,929	2,676,480	2,644,355
Basic income per common share	$0.32	$1.01	$0.00
Diluted income per common share	$0.30	$1.01	$0.00

Stock options to purchase 201,500, 351,500 and 365,579 shares of common stock were outstanding during the years ended December 31, 2012, 2011 and 2010, respectively, but were not included in the computation of diluted income per common share because their exercise price was greater than the average market price of the common shares.

Stock warrants to purchase 459,459 shares of common stock were outstanding during the years ended December 31, 2012 and 2011 and were included in the computation of diluted income per common share because their exercise price was less than the average market price of the common shares during the period.  These warrants were also outstanding during 2010 but were not included in the computation of diluted income per common share because their exercise price was greater than the average market price of the common shares.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 2:                      SECURITIES

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities classified as available-for-sale are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2012
Equity Securities	$102,212	$306	$(31,604)	$70,914
Debt Securities:
U. S. government agencies	38,188,554	202,213	(39,706)	38,351,061
Municipals	10,212,376	250,269	(84,456)	10,378,189
Corporates	1,839,976	67,889	-	1,907,865
Government sponsored mortgage-backed securities	50,366,374	1,304,242	(398,001)	51,272,615
	$100,709,492	$1,824,919	$(553,767)	$101,980,644

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2011
Equity Securities	$102,212	$-	$(39,950)	$62,262
Debt Securities:
U. S. government agencies	34,668,833	122,093	(64,264)	34,726,662
U. S. treasuries	2,037,168	5,469	-	2,042,637
Municipals	4,049,701	138,736	(44,038)	4,144,399
Government sponsored mortgage-backed securities	38,950,955	1,148,789	(10,826)	40,088,918
	$79,808,869	$1,415,087	$(159,078)	$81,064,878

Maturities of available-for-sale debt securities as of December 31, 2012:

	Amortized Cost	Approximate Fair Value
Within one year	$500,000	$500,675
1-5 years	12,082,163	12,224,858
5-10 years	30,436,756	30,567,166
After ten years	7,221,987	7,344,416
Government sponsored mortgage-backed securities not due on a single maturity date	50,366,374	51,272,615
	$100,607,280	$101,909,730

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities classified as held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2012
Debt Securities:
Government sponsored mortgage-backed securities	$181,042	$12,440	$-	$193,482

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2011
Debt Securities:
Government sponsored mortgage-backed securities	$218,571	$17,003	$-	$235,574

Maturities of held-to-maturity securities as of December 31, 2012:

	Amortized Cost	Approximate Fair Value

Government sponsored mortgage-backed securities not due on a single maturity date	$181,042	$193,482

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $57,378,710 and $60,222,048 as of December 31, 2012 and 2011, respectively.

Gross gains of $168,306, $1,505,915 and $275,125 and gross losses of $0, $0 and $0 resulting from sale of available-for-sale securities were realized for the years ended December 31, 2012, 2011 and 2010, respectively.  The tax effect of these net gains was $62,273, $557,188 and $101,796 in 2012, 2011 and 2010, respectively.

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

                No securities were written down for other-than-temporary impairment during the years ended December 31, 2012, 2011 and 2010.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Certain other investments in debt and equity securities are reported in the financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2012 and 2011, was $30,121,495 and $29,766,876, respectively, which is approximately 29% and 37% of the Company’s investment portfolio.  These declines primarily resulted from changes in market interest rates and failure of certain investments to meet projected earnings targets.

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2012 and 2011.

	December 31, 2012

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$-	$-	$39,930	$(31,604)	$39,930	$(31,604)
U. S. government agencies	7,298,687	(39,706)	-	-	7,298,687	(39,706)
Municipals	2,648,047	(76,318)	538,300	(8,138)	3,186,347	(84,456)
Government sponsored mortgage-backed securities	19,596,531	(398,001)	-	-	19,596,531	(398,001)
	$29,543,265	$(514,025)	$578,230	$(39,742)	$30,121,495	$(553,767)

	December 31, 2011

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$26,316	$(4,361)	$35,946	$(35,589)	$62,262	$(39,950)
U. S. government agencies	21,351,961	(64,264)	-	-	21,351,961	(64,264)
Municipals	1,045,521	(44,038)	-	-	1,045,521	(44,038)
Government sponsored mortgage-backed securities	7,307,132	(10,826)	-	-	7,307,132	(10,826)
	$29,730,930	$(123,489)	$35,946	$(35,589)	$29,766,876	$(159,078)

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 3:                      LOANS AND ALLOWANCE FOR LOAN LOSSES

Categories of loans at December 31, 2012 and 2011 include:

	December 31,
	2012	2011
Real estate - residential mortgage:
One to four family units	$99,381,934	$98,030,718
Multi-family	46,405,034	43,165,695
Real estate - construction	48,917,296	44,912,049
Real estate - commercial	167,760,850	194,856,374
Commercial loans	95,226,762	88,088,580
Consumer and other loans	16,716,858	20,758,027
Total loans	474,408,734	489,811,443
Less:
Allowance for loan losses	(8,740,325)	(10,613,145)
Deferred loan fees/costs, net	(136,436)	(237,562)
Net loans	$465,531,973	$478,960,736

Classes of loans by aging at December 31, 2012 and 2011 were as follows:

As of December 31, 2012
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days and Accruing
	(In Thousands)
Real estate - residential mortgage:
One to four family units	$52	$4	$-	$56	$99,326	$99,382	$-
Multi-family	-	-	-	-	46,405	46,405	-
Real estate - construction	22	28	640	690	48,227	48,917	-
Real estate - commercial	-	352	-	352	167,409	167,761	-
Commercial loans	10	610	785	1,405	93,822	95,227	-
Consumer and other loans	57	-	-	57	16,660	16,717	-
Total	$141	$994	$1,425	$2,560	$471,849	$474,409	$-

As of December 31, 2011
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days and Accruing
	(In Thousands)
Real estate - residential mortgage:
One to four family units	$5	$206	$33	$244	$97,787	$98,031	$-
Multi-family	-	-	-	-	43,166	43,166	-
Real estate - construction	728	-	157	885	44,027	44,912	-
Real estate - commercial	167	-	1,193	1,360	193,496	194,856	-
Commercial loans	32	-	548	580	87,508	88,088	-
Consumer and other loans	14	18	20	52	20,706	20,758	-
Total	$946	$224	$1,951	$3,121	$486,690	$489,811	$-

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Nonaccruing loans are summarized as follows:

	December 31,
	2012	2011
Real estate - residential mortgage:
One to four family units	$2,280,856	$1,671,245
Multi-family	-	-
Real estate - construction	6,274,241	8,514,187
Real estate - commercial	3,663,771	4,082,416
Commercial loans	2,793,457	2,377,081
Consumer and other loans	318,963	357,060
Total	$15,331,288	$17,001,989

The following tables present the activity in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of and for the years ended December 31, 2012, 2011 and 2010:

As of December 31, 2012
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Unallocated	Total
Allowance for loan losses:	(In Thousands)
Balance, beginning of year	$2,508	$2,725	$1,735	$390	$1,948	$372	$935	$10,613
Provision charged to expense	1,324	683	(179)	(106)	5,090	(81)	(781)	$5,950
Losses charged off	(1,335)	(985)	(265)	-	(5,547)	(73)	-	$(8,205)
Recoveries	28	94	25	-	198	37	-	$382
Balance, end of year	$2,525	$2,517	$1,316	$284	$1,689	$255	$154	$8,740
Ending balance: individually evaluated for impairment	$608	$180	$90	$-	$441	$48	$-	$1,367
Ending balance: collectively evaluated for impairment	$2,087	$2,167	$1,226	$284	$1,248	$207	$154	$7,373
Loans:
Ending balance: individually evaluated for impairment	$6,275	$5,673	$2,360	$-	$2,555	$414	$-	$17,277
Ending balance: collectively evaluated for impairment	$42,642	$162,088	$97,022	$46,405	$92,672	$16,303	$-	$457,132

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

As of December 31, 2011
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Unallocated	Total
Allowance for loan losses:	(In Thousands)
Balance, beginning of year	$4,547	$3,125	$1,713	$528	$2,483	$687	$-	$13,083
Provision charged to expense	265	2,123	943	(138)	505	(1,283)	935	$3,350
Losses charged off	(2,381)	(2,744)	(966)	-	(1,362)	(322)	-	$(7,775)
Recoveries	77	221	45	-	322	1,290	-	$1,955
Balance, end of year	$2,508	$2,725	$1,735	$390	$1,948	$372	$935	$10,613
Ending balance: individually evaluated for impairment	$1,355	$659	$127	$-	$399	$72	$-	$2,612
Ending balance: collectively evaluated for impairment	$1,153	$2,066	$1,608	$390	$1,549	$300	$935	$8,001
Loans:
Ending balance: individually evaluated for impairment	$8,515	$5,019	$1,819	$-	$3,048	$653	$-	$19,054
Ending balance: collectively evaluated for impairment	$36,397	$189,837	$96,212	$43,166	$85,040	$20,105	$-	$470,757

As of December 31, 2010
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Unallocated	Total
Allowance for loan losses:	(In Thousands)
Balance, beginning of year	$2,810	$2,923	$1,646	$393	$3,554	$2,750	$-	$14,076
Provision charged to expense	5,620	563	948	135	716	(2,782)	-	$5,200
Losses charged off	(3,893)	(373)	(906)	-	(1,847)	(366)	-	$(7,385)
Recoveries	10	12	25	-	60	1,085	-	$1,192
Balance, end of year	$4,547	$3,125	$1,713	$528	$2,483	$687	$-	$13,083
Ending balance: individually evaluated for impairment	$3,134	$1,384	$149	$-	$1,052	$307	$-	$6,026
Ending balance: collectively evaluated for impairment	$1,413	$1,741	$1,564	$528	$1,431	$380	$-	$7,057
Loans:
Ending balance: individually evaluated for impairment	$9,281	$5,150	$3,363	$-	$8,409	$1,008	$-	$27,211
Ending balance: collectively evaluated for impairment	$54,027	$190,740	$99,689	$44,138	$77,019	$22,418	$-	$488,031

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following summarizes impaired loans as of and for the years ended December 31, 2012 and 2011:

As of December 31, 2012
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In Thousands)
Loans without a specific valuation allowance
Real estate - residential mortgage:
One to four family units	$2,245	$2,271	$-	$1,961	$20
Multi-family	-	-	-	-	-
Real estate - construction	5,015	5,575	-	3,528	-
Real estate - commercial	2,430	2,755	-	4,054	65
Commercial loans	318	689	-	1,831	17
Consumer and other loans	103	103	-	266	11
Loans with a specific valuation allowance
Real estate - residential mortgage:
One to four family units	$115	$130	$90	$315	$-
Multi-family	-	-	-	-	-
Real estate - construction	1,260	1,260	608	3,316	-
Real estate - commercial	3,243	3,243	180	6,913	-
Commercial loans	2,237	2,237	441	3,408	-
Consumer and other loans	311	311	48	307	-
Total
Real estate - residential mortgage:
One to four family units	$2,360	$2,401	$90	$2,276	$20
Multi-family	-	-	-	-	-
Real estate - construction	6,275	6,835	608	6,844	-
Real estate - commercial	5,673	5,998	180	10,967	65
Commercial loans	2,555	2,926	441	5,239	17
Consumer and other loans	414	414	48	573	11
Total	$17,277	$18,574	$1,367	$25,899	$113

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

As of December 31, 2011
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In Thousands)
Loans without a specific valuation allowance
Real estate - residential mortgage:
One to four family units	$1,424	$1,424	$-	$2,373	$50
Multi-family	-	-	-	-	-
Real estate - construction	1,181	1,181	-	3,705	-
Real estate - commercial	4,646	5,985	-	4,609	57
Commercial loans	1,148	1,459	-	1,573	55
Consumer and other loans	376	376	-	458	37
Loans with a specific valuation allowance
Real estate - residential mortgage:
One to four family units	$395	$421	$127	$1,396	$-
Multi-family	-	-	-	-	-
Real estate - construction	7,334	7,854	1,355	7,697	-
Real estate - commercial	373	373	659	2,189	-
Commercial loans	1,900	1,900	399	2,790	-
Consumer and other loans	277	277	72	381	-
Total
Real estate - residential mortgage:
One to four family units	$1,819	$1,845	$127	$3,769	$50
Multi-family	-	-	-	-	-
Real estate - construction	8,515	9,035	1,355	11,402	-
Real estate - commercial	5,019	6,358	659	6,798	57
Commercial loans	3,048	3,359	399	4,363	55
Consumer and other loans	653	653	72	839	37
Total	$19,054	$21,250	$2,612	$27,171	$199

Interest of approximately $358,000 was recognized on average impaired loans of $28,996,000 for the year ended December 31, 2010.

At December 31, 2012, the Bank’s impaired loans shown in the table above included loans that were classified as troubled debt restructurings (TDR).  The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following summarizes information regarding new troubled debt restructurings by class:

	December 31, 2012
	Number of Loans	Pre-Modification Outstanding Recorded Balance	Post-Modification Outstanding Recorded Balance
Real estate - residential mortgage:
One to four family units	3	$1,317,070	$1,689,268
Multi-family	-	-	-
Real estate - construction	3	7,626,970	8,193,713
Real estate - commercial	2	2,316,745	2,316,745
Commercial loans	2	2,270,030	1,844,113
Consumer and other loans	-	-	-
Total	10	$13,530,815	$14,043,839

	December 31, 2011
	Number of Loans	Pre-Modification Outstanding Recorded Balance	Post-Modification Outstanding Recorded Balance
Real estate - residential mortgage:
One to four family units	-	$-	$-
Multi-family	-	-	-
Real estate - construction	3	8,526,970	8,925,340
Real estate - commercial	3	6,526,382	4,591,406
Commercial loans	-	-	-
Consumer and other loans	-	-	-
Total	6	$15,053,352	$13,516,746

The troubled debt restructurings described above increased the allowance for loan losses by $723,359 and resulted in charge offs of $26,173 during the year ended December 31, 2012.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following presents the troubled debt restructurings by type of modification:

	December 31, 2012
	Interest Rate	Term	Combination	Total Modification
Real estate - residential mortgage:
One to four family units	$305,600	$1,383,668	$-	$1,689,268
Multi-family	-	-	-	-
Real estate - construction	6,884,800	1,308,913	-	8,193,713
Real estate - commercial	-	391,745	1,925,000	2,316,745
Commercial loans	-	1,844,113	-	1,844,113
Consumer and other loans	-	-	-	-
Total	$7,190,400	$4,928,439	$1,925,000	$14,043,839

	December 31, 2011
	Interest Rate	Term	Combination	Total Modification
Real estate - residential mortgage:
One to four family units	$-	$-	$-	$-
Multi-family	-	-	-	-
Real estate - construction	6,884,800	2,040,540	-	8,925,340
Real estate - commercial	-	-	4,591,406	4,591,406
Commercial loans	-	-	-	-
Consumer and other loans	-	-	-	-
Total	$6,884,800	$2,040,540	$4,591,406	$13,516,746

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

Doubtful-This rating represents loans that have all the weaknesses of substandard classified loans with the additional characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Real estate-Residential 1-4 family:  The residential 1-4 family real estate loans are generally secured by owner-occupied 1-4 family residences.  Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers.  Credit risk in these loans can be impacted by economic conditions within the Bank’s market areas that might impact either property values or a borrower’s personal income.  Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Real estate-Construction:  Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners.  Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Bank until permanent financing is obtained.  These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing.  Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Bank’s market areas.

Real estate-Commercial:  Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan.  These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate.  Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Bank’s market areas.

Commercial:  The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions.  The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation.  Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Consumer:  The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes.  Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose.  Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Bank’s market area) and the creditworthiness of a borrower.

The following table provides information about the credit quality of the loan portfolio using the Bank’s internal rating system as of December 31, 2012 and 2011:

As of December 31, 2012
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Total
	(In Thousands)
Rating:
Pass	$35,775	$156,448	$94,209	$45,133	$88,230	$15,840	$435,635
Special Mention	6,868	4,976	1,636	1,272	2,255	93	17,100
Substandard	5,581	6,337	3,507	-	4,742	784	20,951
Doubtful	693	-	30	-	-	-	723
Total	$48,917	$167,761	$99,382	$46,405	$95,227	$16,717	$474,409

As of December 31, 2011
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Total
	(In Thousands)
Rating:
Pass	$27,646	$162,019	$91,503	$42,668	$80,529	$19,522	$423,887
Special Mention	6,372	20,406	3,214	498	2,183	309	32,982
Substandard	10,894	12,431	3,314	-	5,376	927	32,942
Total	$44,912	$194,856	$98,031	$43,166	$88,088	$20,758	$489,811

The weighted average interest rate on loans as of December 31, 2012 and 2011 was 5.89% and 5.82%, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The Bank serviced mortgage loans for others amounting to $184,045 and $199,256 as of December 31, 2012 and 2011, respectively.  The Bank serviced commercial loans for others amounting to $2,046,506 and $4,143,374 as of December 31, 2012 and 2011, respectively.

NOTE 4:                      PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, are as follows:

	December 31,	December 31,
	2012	2011
Land	$2,250,789	$2,250,789
Buildings and improvements	11,812,386	11,860,040
Automobile	16,479	16,479
Furniture, fixtures and equipment	9,000,767	8,343,157
Leasehold improvements	271,799	271,799
	23,352,220	22,742,264
Less accumulated depreciation	(12,065,810)	(11,318,442)
Net premises and equipment	$11,286,410	$11,423,822

Depreciation expense was $747,368, $717,222 and $826,440 for the years ended December 31, 2012, 2011, and 2010, respectively.

NOTE 5:                      BANK OWNED LIFE INSURANCE

In October 2009 and February 2012, the Company purchased Bank owned life insurance on certain key members of management, in the amounts of $10 million and $2.5 million, respectively.  Such policies are recorded at their cash surrender value, or the amount that can be realized.  The increase in cash surrender value in excess of the single premium paid is reported as other noninterest income.  The balance at December 31, 2012 and 2011 was $13,657,480 and $10,770,887, respectively.

NOTE 6:                      INVESTMENTS IN AFFORDABLE HOUSING PARTNERSHIPS

The Company has purchased investments in limited partnerships that were formed to operate low-income housing apartment complexes and single-family housing units throughout Missouri.  The investments are accounted for under the cost method as the Company does not have the ability to exert significant influence over the partnerships.  For a minimum 15 year compliance period, each partnership must adhere to affordable housing regulatory requirements in order to maintain the utilization of the tax credits. At December 31, 2012 and 2011, the net carrying values of the Company’s investments in these entities was $5,355,254 and $6,249,021, respectively, and are included in other assets on the Company’s Consolidated Balance Sheets.

The Company received federal tax credits of $839,532, $806,324 and $551,000 during 2012, 2011 and 2010, respectively.  Amortization of the investment costs was $885,478, $676,700 and $480,322 during 2012, 2011 and 2010, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 7:                      DEPOSITS

Deposits are comprised of the following at December 31, 2012 and 2011:

	December 31, 2012			December 31, 2011
	Weighted Average Rate	Balance	Percentage of Deposits	Weighted Average Rate	Balance	Percentage of Deposits

Demand	0.00%	$48,862,874	9.8%	0.00%	$56,315,467	11.6%
NOW	0.41%	86,422,323	17.3%	0.56%	81,804,342	16.9%
Money market	0.63%	191,054,957	38.2%	0.77%	169,759,166	35.0%
Savings	0.14%	23,659,368	4.7%	0.44%	21,295,855	4.4%
	0.45%	349,999,522	70.0%	0.56%	329,174,830	67.9%
Certificates:
0% - 1.99%	0.93%	139,257,653	27.9%	1.08%	127,813,801	26.4%
2.00% - 3.99%	2.59%	7,049,432	1.4%	2.88%	15,059,924	3.1%
4.00% - 6.00%	5.03%	3,708,108	0.7%	5.05%	12,535,110	2.6%
	1.11%	150,015,193	30.0%	1.57%	155,408,835	32.1%
Total Deposits	0.65%	$500,014,715	100.0%	0.89%	$484,583,665	100.0%

The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $71,780,000 and $63,823,000, as of December 31, 2012 and 2011, respectively.

A summary of certificates of deposit by maturity as of December 31, 2012, is as follows:

2013	$90,458,398
2014	32,391,050
2015	14,397,163
2016	7,192,495
2017	5,067,428
Thereafter	508,659
$150,015,193

A summary of interest expense on deposits is as follows:
	Years ended December 31,
	2012	2011	2010

NOW and Money Market accounts	$2,011,796	$2,580,341	$3,968,205
Savings accounts	80,968	118,432	140,382
Certificate accounts	1,999,060	3,099,265	5,536,701
Early withdrawal penalties	(15,630)	(19,775)	(17,155)
	$4,076,194	$5,778,263	$9,628,133

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The Bank utilizes brokered deposits as an additional funding source.  The aggregate amount of brokered deposits was approximately $49,072,000 and $22,229,000 as of December 31, 2012 and 2011, respectively.

NOTE 8:                      BORROWINGS

Federal Home Loan Bank Advances

Federal Home Loan Bank advances consist of the following:

	December 31, 2012		December 31, 2011

Maturity Date	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2013	15,700,000	2.14%	15,700,000	2.14%
2015	250,000	4.66%	250,000	4.66%
2018	50,000,000	2.14%	50,000,000	2.14%
2019	2,100,000	4.87%	2,100,000	4.87%
	$68,050,000	2.23%	$68,050,000	2.23%

The FHLB requires the Bank to maintain collateral in relation to outstanding balances of advances.  For collateral purposes, the FHLB values mortgage loans free of other pledges, liens and encumbrances at 80% of their fair value, and investment securities free of other pledges, liens and encumbrances at 95% of their fair value.  Based on existing collateral as well as the FHLB’s limitation of advances to 25% of assets, the Bank has the ability to borrow an additional $64.6 million from the FHLB, as of December 31, 2012.

Federal Reserve Bank Borrowings

During 2008, the Bank established a borrowing line with the Federal Reserve Bank.  The Bank has the ability to borrow $30.9 million as of December 31, 2012.  The Federal Reserve Bank requires the Bank to maintain collateral in relation to borrowings outstanding.  The Bank had no borrowings outstanding on this line as of December 31, 2012 and 2011.

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

The Company has pledged certain investment securities with a fair value of $29.9 million and $32.2 million as of December 31, 2012 and 2011, respectively, to these repurchase agreements.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

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

NOTE 10:                    INCOME TAXES

As of December 31, 2012 and 2011, retained earnings included approximately $5,075,000 for which no deferred income tax liability has been recognized.  This amount represents an allocation of income to bad debt deductions for tax purposes only.  Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.  The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 as of both December 31, 2012 and 2011.

The provision (credit) for income taxes consists of:

	Years Ended December 31,
	2012	2011	2010

Taxes currently payable	$(292,122)	$(246,017)	$160,989
Deferred income taxes	160,784	949,122	(217,737)
	$(131,338)	$703,105	$(56,748)

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The tax effects of temporary differences related to deferred taxes shown on the December 31, 2012 and 2011 balance sheets are:

	December 31, 2012	December 31, 2011
Deferred tax assets:
Allowances for loan losses	$3,233,920	$3,926,864
Writedowns on foreclosed assets held for sale	897,297	589,773
State low income housing tax credits	1,645,379	1,708,621
Federal low income housing tax and other credits	740,276	478,223
Deferred loan fees/costs	50,481	87,898
Other	241,658	241,658
	6,809,011	7,033,037
Deferred tax liabilities:
FHLB stock dividends	(120,632)	(120,632)
Unrealized appreciation on available-for-sale securities	(470,326)	(473,711)
Accumulated depreciation	(175,448)	(175,448)
Other	(77,298)	(68,310)
	(843,704)	(838,101)
Deferred tax asset before valuation allowance	5,965,307	6,194,936
Valuation allowance:
Beginning balance	(1,708,621)	(1,476,757)
Decrease from sale of state low income housing tax credits	375,415	-
Increase for state low income housing tax credits generated	(312,173)	(231,864)
Ending balance	(1,645,379)	(1,708,621)
Net deferred tax asset	$4,319,928	$4,486,315

A reconciliation of income tax expense at the statutory rate to income tax expense at the Company’s effective rate is shown below:

	Years ended December 31,

	2012	2011	2010
Computed at statutory rate	34.0%	34.0%	34.0%
Increase (reduction) in taxes resulting from:
State financial institution tax and credits	(33.1%)	(17.8%)	(83.7%)
ESOP	(3.3%)	(5.6%)	(4.4%)
Cash surrender value of life insurance	(7.9%)	(7.1%)	(8.0%)
Valuation allowance	(3.5%)	5.1%	64.3%
Other	6.6%	6.9%	(7.5%)
Actual tax provision (credit)	(7.2%)	15.5%	(5.3%)

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

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

Level 1: Quoted prices in active markets for identical assets or liabilities

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3: Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities

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

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2012 and 2011 (dollar amounts in thousands):

As of December 31, 2012
Financial assets:
	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Equity securities:
Other	$71	$-	$-	$71
Debt securities:
U.S. government agencies	-	38,351	-	38,351
U.S. corporate	-	1,908	-	1,908
Municipals	-	10,378	-	10,378
Government sponsored mortgage-backed securities	-	51,273	-	51,273
Available-for-sale securities	$71	$101,910	$-	$101,981

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

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2012 and 2011 (dollar amounts in thousands):

Impaired loans:
	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
December 31, 2012	$-	$-	$10,557	$10,557

December 31, 2011	$-	$-	$11,243	$11,243

Foreclosed assets held for sale:
	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
December 31, 2012	$-	$-	$3,883	$3,883

December 31, 2011	$-	$-	$3,626	$3,626

There were no transfers between valuation levels for any asset during the years ended December 31, 2012 or 2011.  If valuation techniques are deemed necessary, the Company considers those transfers to occur at the end of the period when the assets are valued.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements (dollar amounts in thousands):

	Fair Value December 31, 2012	Valuation Technique	Unobservable Input	Range (Weighted Average)
Impaired loans (collateral dependent)	$9,022	Market Comparable	Discount to reflect realizable value	0%	-	100%	(5%)

Impaired loans	$1,535	Discounted cash flow	Discount rate	0%	-	17%	(17%)

Foreclosed assets held for sale	$3,883	Market Comparable	Discount to reflect realizable value	0%	-	44%	(15%)

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

The following table presents estimated fair values of the Company’s financial instruments at December 31, 2012 and 2011.

	December 31, 2012			December 31, 2011
	Carrying Amount	Fair Value	Hierarchy Level	Carrying Amount	Fair Value	Hierarchy Level
Financial assets:
Cash and cash equivalents	$41,663,405	$41,663,405	1	$26,574,082	$26,574,082	1
Interest-bearing deposits	-	-	-	5,587,654	5,587,654	2
Held-to-maturity securities	181,042	193,482	2	218,571	235,574	2
Federal Home Loan Bank stock	3,805,500	3,805,500	2	3,846,900	3,846,900	2
Mortgage loans held for sale	2,843,757	2,843,757	2	3,702,849	3,702,849	2
Loans, net	465,531,973	475,374,676	3	478,960,736	485,714,408	3
Interest receivable	2,055,369	2,055,369	2	2,139,320	2,139,320	2
Financial liabilities:
Deposits	500,014,715	500,580,070	2	484,583,665	485,803,947	2
Federal Home Loan Bank advances	68,050,000	72,035,160	2	68,050,000	70,815,606	2
Securities sold under agreements to repurchase	25,000,000	25,114,464	2	25,000,000	25,025,344	2
Subordinated debentures	15,465,000	15,465,000	3	15,465,000	15,465,000	3
Interest payable	399,684	399,684	2	518,881	518,881	2
Unrecognized financial instruments (net of contractual value):
Commitments to extend credit	-	-	-	-	-	-
Unused lines of credit	-	-	-	-	-	-

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

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, or capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.  Furthermore, the Company’s regulators could require material adjustments to asset values or the allowance for loan losses for regulatory capital purposes that could affect the Company’s measurement of regulatory capital and compliance with the capital adequacy guidelines under the regulatory framework for prompt corrective action.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 13:                    EMPLOYEE BENEFIT PLANS

Equity Plans
On May 26, 2010, the Company’s stockholders voted to approve the Guaranty Federal Bancshares, Inc. 2010 Equity Plan (the ”Plan”).  The Plan provides for the grant of up to 200,000 shares of Common Stock under equity awards including stock options, stock awards, restricted stock, stock appreciation rights, performance units, or other equity-based awards payable in cash or stock to key employees and directors of the Company and the Bank.  As of December 31, 2012, non-incentive stock options for 25,000 shares and restricted stock for 62,785 shares of Common Stock have been granted under the Plan.

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

The table below summarizes transactions under the Company’s stock option plans:

	Number of shares
	Incentive Stock Option	Non-Incentive Stock Option	Weighted Average Exercise Price
Balance outstanding as of January 1, 2010	148,750	136,704	$19.40
Granted	46,000	45,000	5.24
Exercised	-	-	-
Forfeited	-	(10,875)	10.50
Balance outstanding as of December 31, 2010	194,750	170,829	16.14
Granted	-	-	-
Exercised	-	-	-
Forfeited	(10,250)	(3,829)	17.51
Balance outstanding as of December 31, 2011	184,500	167,000	16.09
Granted	-	-
Exercised	(2,003)	-	6.18
Forfeited	(7,997)	-	6.18
Balance outstanding as of December 31, 2012	174,500	167,000	$16.38
Options exercisable as of December 31, 2012	130,900	131,000	$18.95

As of December 31, 2012, total outstanding stock options of 341,500 had a remaining contractual life of 3.55 years.

The total intrinsic value of outstanding stock options was $0 at both December 31, 2012 and 2011 and the total intrinsic value of outstanding exercisable stock options was $0 at both December 31, 2012 and 2011.   The total fair value of share awards vested was $306,950 and $237,525 during 2012 and 2011, respectively.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

There were no options granted during the years ended December 31, 2012 and 2011.  The fair value of each option granted is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted-average assumptions for 2010.
December 31, 2010
Dividends per share	$-
Risk-free interest rate	2.15%
Expected life of options (years)	5
Weighted-average volatility	42.62%
Weighted-average fair value of options granted during year	$2.04

In January 2012 and 2011, the Company granted restricted stock to directors that was fully vested and thus, expensed in full during the year ended December 31, 2012 and 2011, respectively.  The amount expensed of $110,009 and $100,017 for 2012 and 2011, respectively, represents 18,520 and 16,952 shares of common stock at a market price of $5.94 and $5.90, respectively, at the date of grant.

During 2012, the Company granted 27,313 shares of restricted stock to officers that have a cliff vesting at the end of two years, except for the CEO, who has a three year cliff vesting.  The expense is being recognized over the applicable vesting period.  The amount expensed during 2012 was $79,330.

Total stock-based compensation expense is comprised of expense for restricted stock awards and stock options.  Expense recognized for the years ended December 31, 2012, 2011 and 2010 was $253,017, $186,654 and $109,386, respectively.  As of December 31, 2012, there was $82,892 of unrecognized compensation expense related to nonvested stock options and $119,951 of unrecognized compensation expense related to nonvested restricted stock awards, which will be recognized over the remaining vesting periods.

Employee Stock Ownership Plan
The Bank sponsors an internally-leveraged Employee Stock Ownership Plan (ESOP). All employees are eligible to participate after they attain age twenty-one and complete twelve consecutive months of service during which they work at least 1,000 hours. The ESOP borrowed $3,444,540 from the Company and purchased 344,454 shares of the common stock of the Company. The ESOP debt is secured by shares of the Company. The loan will be repaid from contributions to the ESOP as approved annually by the Bank’s Board of Directors. As the debt is repaid, shares are released from collateral and allocated to employees’ accounts. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. When shares are committed for release, the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and may be paid directly to participants or credited to their account; dividends are not paid on unallocated ESOP shares. Compensation expense is recognized ratably based on the average fair value of shares committed to be released. Compensation expense attributed to the ESOP was $153,848, $126,737 and $100,014 for the years ended December 31, 2012, 2011 and 2010, respectively.

The following is a summary of ESOP shares as of December 31, 2012:

Beginning ESOP shares	344,454
Released shares	(321,836)
Shares committed for release	(22,618)
Unreleased shares	-

Fair value of unreleased shares	-

Effective December 31, 2012, the Company’s Board of Directors approved to terminate the ESOP after all shares had been allocated to employees.  Subject to approval from the Internal Revenue Service, the plan will be terminated, all employee accounts will become fully vested and the plan shares will be distributed.

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

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

On November 7, 2008, the Company elected to terminate three interest rate swap agreements with a total notional value of $90 million.  At termination, the swaps had a market value (gain) of approximately $1.7 million.  The gain was deferred and was accreted into income.  The Company recognized $508,746 of this gain in 2010.  As of June 30, 2010, the original gain at termination was fully accreted into income in accordance with the stated maturity date of the original agreement.

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

On June 13, 2012, with regulatory approval, the Company redeemed $5 million of the Series A Preferred Stock, including accrued and unpaid dividends of $19,444. The Company may redeem additional shares of the Series A Preferred Stock for $1,000 per share, plus accrued and unpaid dividends, in whole or in part, subject to regulatory approval.

The Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission during the third quarter of 2012.  The purpose of the filing had been to register the offering by Treasury in an auction of the remaining $12.0 million of the Series A Preferred Stock following the June redemption.  Pursuant to the agreement under which the Series A Preferred Stock had been sold to Treasury, Treasury had the right to compel the Company to register the sale by Treasury of all or any portion of the Series A Preferred Stock.  After the auction terminated in accordance with its terms, Treasury decided not to accept the two bids submitted offering to purchase a portion of the Series A Preferred Stock for 92% of their liquidation value.  Accordingly, Treasury continues to own all of the issued and outstanding $12.0 million of Series A Preferred Stock and the Warrant.

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

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

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

NOTE 16:                    OTHER EXPENSES

Other expenses for the years ended December 31, 2012, 2011 and 2010 were as follows:

	December 31, 2012	December 31, 2011	December 31, 2010
Directors compensation	$235,478	$215,980	$178,376
Outside services	62,675	55,000	55,000
Legal expense	471,363	628,444	444,904
Deposit expense	219,778	73,712	44,864
Office supplies	81,814	94,002	109,424
Telephone	114,182	116,826	107,738
Postage	157,986	165,837	172,792
Insurance	87,436	74,287	68,628
Supervisory exam	57,109	58,609	60,115
Accounting	256,850	149,475	165,000
Organization dues	118,653	118,568	114,037
Loan expense	239,701	307,021	427,775
Mortgage buyback	147,119	-	-
Contributions	40,000	40,118	40,140
ATM expense	231,893	219,329	200,224
Federal and state tax credits amortization	885,478	676,700	480,322
Other operating	400,527	517,036	544,083

	$3,808,042	$3,510,944	$3,213,422

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

NOTE 17:                    RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to executive officers and directors and their affiliates.  Annual activity consisted of the following:

	Year ended December 31,
	2012	2011	2010

Balance, beginning of year	$5,794,896	$5,982,120	$6,829,498
New Loans	464,400	650,095	-
Repayments	(164,288)	(837,319)	(847,378)

Balance, end of year	$6,095,008	$5,794,896	$5,982,120

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

As of December 31, 2012 and 2011, the Bank had outstanding commitments to originate fixed-rate mortgage loans of approximately $9,217,000 and $10,955,000, respectively.  The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.

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

The Bank had total outstanding standby letters of credit amounting to $13,930,000 and $14,233,000 as of December 31, 2012 and 2011, respectively, with terms ranging from 1 year to 5 years.

The Bank has confirming letters of credit from the FHLB issued to enhance Bank issued letters of credit granted to various customers for industrial revenue bond issues.  As of December 31, 2012 and 2011, these letters of credit aggregated approximately $9,934,000 and $10,656,000.

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

As of December 31, 2012 and 2011, unused lines of credit to borrowers aggregated approximately $33,897,000 and $36,931,000, respectively, for commercial lines and $15,306,000 and $17,625,000, respectively, for open-end consumer lines.

NOTE 19:                    CONDENSED PARENT COMPANY STATEMENTS

The condensed balance sheets as of December 31, 2012 and 2011, and statements of income and cash flows for the years ended December 31, 2012, 2011 and 2010 for the parent company, Guaranty Federal Bancshares, Inc., are as follows:

Balance Sheets	December 31,
	2012	2011
Assets
Cash	$681,509	$781,432
Available-for-sale securities	70,914	62,262
Due from subsidiary	20,795	21,295
Investment in subsidiary	64,069,125	67,649,693
Investment in Capital Trust I & II	465,000	465,000
Prepaid expenses and other assets	35,579	183,508
Refundable income taxes	1,152,319	717,319
Deferred income taxes	2,592	5,793
	$66,497,833	$69,886,302
Liabilities
Subordinated debentures	$15,465,000	$15,465,000
Accrued expenses and other liabilities	164,263	186,455

Stockholders' equity
Series A preferred stock	11,789,276	16,425,912
Common stock	678,180	677,980
Common stock warrants	1,377,811	1,377,811
Additional paid-in capital	58,267,529	58,333,614
Unearned ESOP shares	-	(204,930)
Retained earnings	39,324,292	38,456,991
Unrealized appreciation on available-for-sale securities, net	800,826	791,285
Treasury stock	(61,369,344)	(61,623,816)
	$66,497,833	$69,886,302

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Statements of Income	Years ended December 31,
	2012	2011	2010

Income
Dividends from subsidiary bank	$6,500,000	$1,000,000	$-
Interest income:
Related party	8,471	14,753	25,933
Other	19,510	18,369	30,783
	6,527,981	1,033,122	56,716
Expense
Interest expense:
Related party	556,159	610,929	1,023,783
Other	878,305	462,971	463,502
	1,434,464	1,073,900	1,487,285
Income (loss) before income taxes and equity in undistributed income (loss) of subsidiaries	5,093,517	(40,778)	(1,430,569)
Credit for income taxes	(435,000)	(349,000)	(480,000)
Income (loss) before equity in undistributed earnings of subsidiaries	5,528,517	308,222	(950,569)
Equity in undistributed income (distribution in excess of income) of subsidiaries	(3,584,658)	3,527,417	2,081,340
Net income	$1,943,859	$3,835,639	$1,130,771

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Statements of Cash Flows	Years ended December 31,
	2012	2011	2010

Cash Flows From Operating Activities

Net income	$1,943,859	$3,835,639	$1,130,771
Items not requiring (providing) cash:
(Equity in undistributed income) distributions in excess of income of subsidiaries	3,584,658	(3,527,417)	(2,081,340)
Deferred income taxes	-	38,834	-
Release of ESOP shares	153,848	126,737	100,014
Stock award plan expense	253,017	186,654	109,386
Changes in:
Prepaid expenses and other assets	147,929	104,176	103,787
Income taxes payable/refundable	(435,000)	(217,833)	(104,143)
Accrued expenses	9,058	(59,682)	(18,376)
Net cash provided by (used in) operating activities	5,657,369	487,108	(759,901)

Cash Flows From Financing Activities
Stock options exercised	12,388	-	-
Cash dividends paid on common and preferred stock	(744,444)	(850,000)	(850,000)
Treasury stock purchased	(25,736)	(53,230)	(6,540)
Repayment of advances from subsidiary	500	-	900
Redemption of preferred stock	(5,000,000)	-	-
Net cash used in financing activities	(5,757,292)	(903,230)	(855,640)

Decrease in cash	(99,923)	(416,122)	(1,615,541)

Cash, beginning of year	781,432	1,197,553	2,813,094

Cash, end of year	$681,509	$781,431	$1,197,553

Guaranty Federal Bancshares, Inc.
Notes to Consolidated Financial Statements

Statements of Comprehensive Income	Years ended December 31,
	2012	2011	2010
NET INCOME	$1,943,859	$3,835,639	$1,130,771
OTHER ITEMS OF COMPREHENSIVE INCOME (LOSS):
Change in unrealized gain on investment securities available-for-sale, before income taxes	8,652	(15,658)	12,872
Income tax expense (credit) related to other items of comprehensive income	3,200	(5,794)	4,763
Other comprehensive income (loss)	5,452	(9,864)	8,109
Comprehensive income (loss) of Bank	4,089	(1,041,855)	138,393
TOTAL COMPREHENSIVE INCOME	$1,953,400	$2,783,920	$1,277,273

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We have audited the accompanying consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Federal Bancshares, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/BKD, LLP

Springfield, Missouri
March 28, 2013

Guaranty Federal Bancshares, Inc.
 2012 Annual Report

Board of Directors Guaranty Federal Bancshares, Inc. and Guaranty Bank	Executive Officers Guaranty Federal Bancshares, Inc. and Guaranty Bank

Don M. Gibson Chairman of the Board Guaranty Federal Bancshares and	Shaun A. Burke President, Chief Executive Officer
Guaranty Bank
Carter M. Peters
Jack L. Barham	Executive Vice President,
Vice Chairman of the Board	Financial Officer
Guaranty Federal Bancshares
H. Michael Mattson
Shaun A. Burke	Executive Vice President,
President and CEO	Chief Lending Officer
Guaranty Federal Bancshares and
Guaranty Bank	Sheri Biser
Executive Vice President,
James R. Batten, CPA	Chief Credit Officer
Executive Vice President
Convoy of Hope	Robin Robeson
Executive Vice President,
Kurt D. Hellweg	Chief Operating Officer
Chairman and CEO
International Dehydrated Foods, Inc. and	Vicki Lindsay
American Dehydrated Foods,	Coporate Secretary

Gregory V. Ostergren Chairman, President and CEO American National Property and Casualty Insurance Companies

Tim Rosenbury, AIA
Executive Vice President and Chairman
Butler, Rosenbury and Partners, Inc.

James L. Sivils, III, JD
CEO, Environmental Works, Inc.
Partner, Morelock Ross Companies

John F. Griesemer
Executive Vice President and COO
Springfield Underground, Inc.