Form 10-K, Exhibit 13
period 2013-12-31
GUARANTY FEDERAL BANCSHARES INC
filed 2014-03-28
CIK 1046203

Exhibit 13

Guaranty Federal Bancshares, Inc.

2013 Annual Report

INVESTOR INFORMATION

ANNUAL MEETING OF STOCKHOLDERS:
The Annual Meeting of Stockholders of the Company will be held Wednesday, May 28, 2014 at 6:00 p.m., local time, at the Guaranty Bank Operations Center, 1414 W. Elfindale, Springfield, Missouri.

CONTENTS		ANNUAL REPORT ON FORM 10-K:
Copies of the Company’s Annual Report on Form 10-K, including the financial statements, filed with the Securities and Exchange Commission are available without charge upon written request to:
Vicki Lindsay, Secretary
Guaranty Federal Bancshares, Inc.,
1	Investor Information	1341 W. Battlefield St., Springfield, MO 65807-4181

2	Common Stock Prices &	TRANSFER AGENT:
	Dividends	Registrar and Transfer Company
10 Commerce Drive
4	Selected Consolidated	Cranford , NJ 07016
Financial and Other Data
STOCK TRADING INFORMATION:
5	Management’s Discussion and	Symbol: GFED
Analysis of Financial
	Condition and Results of	SPECIAL LEGAL COUNSEL:
	Operations	Husch Blackwell LLP
901 St. Louis St., Suite 1900
19	Consolidated Financial	Springfield, MO 65806
Statements
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
59	Report of Independent	BKD, LLP
	Registered Public Accounting	910 St. Louis St.
	Firm	PO Box 1190
Springfield, MO 65801-1190
60	Directors and Officers
STOCKHOLDER AND FINANCIAL INFORMATION:
Carter Peters,
Executive Vice President, Chief Financial Officer
417-520-4333

Guaranty Federal Bancshares, Inc.

2013 Annual Report

COMMON STOCK PRICES & DIVIDENDS

The common stock of Guaranty Federal Bancshares, Inc. (the “Company”) is listed for trading on the NASDAQ Global Market under the symbol “GFED”. As of March 17, 2014, there were approximately 1,393 holders of shares of the Company’s common stock. At that date the Company had 6,786,303 shares of common stock issued and 4,260,025 shares of common stock outstanding.

During the years ended December 31, 2013 and 2012, the Company did not declare a cash dividend on its shares of common stock. Any future dividends will be at the discretion of the Company’s Board of Directors and will depend on, among other things, the Company’s results of operations, cash requirements and surplus, financial condition, regulatory limitations and other factors that the Company’s Board of Directors may consider relevant.

The table below reflects the range of common stock high and low sale prices per the NASDAQ Global Market by quarter for the years ended December 31, 2013 and 2012.

	Year ended		Year ended
	December 31, 2013		December 31, 2012
	High	Low	High	Low
Quarter ended:
March 31	$10.61	$6.97	$9.33	$5.68
June 30	10.25	9.30	9.50	6.77
September 30	14.50	10.21	8.75	6.29
December 31	12.12	10.42	7.90	6.41

Guaranty Federal Bancshares, Inc.

2013 Annual Report

Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in The Nasdaq – Total U.S. Index and (b) the cumulative total stockholder return on stocks included in The Nasdaq Bank Index. All three investment comparisons assume the investment of $100 as of the close of business on December 31, 2008 and the hypothetical value of that investment as of the Company’s fiscal years ended December 31, 2009, 2010, 2011, 2012, and 2013, assuming that all dividends were reinvested. The graph reflects the historical performance of the Common Stock, and, as a result, may not be indicative of possible future performance of the Common Stock. The data used to compile this graph was obtained from NASDAQ.

	Period Ending
Index	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13
Guaranty Federal Bancshares, Inc.	100.00	95.67	89.64	107.35	129.76	207.14
NASDAQ - Total US	100.00	145.36	171.74	170.38	200.63	281.22
NASDAQ Bank Index	100.00	83.70	95.55	85.52	101.50	143.84

As a result of a change in the total return data made available to us through our vendor provider, our performance graphs going forward will be using an index provided by NASDAQ OMX Global Indexes which is comparable to the NASDAQ Bank Stock Index. Please note, information for the NASDAQ Bank Stock Index is provided only from December 31, 2008 through December 31, 2013, the last day this data was available by our third-party provider.

Guaranty Federal Bancshares, Inc.

Selected Consolidated Financial and Other Data

The following tables include certain information concerning the financial position and results of operations of Guaranty Federal Bancshares, Inc. (including consolidated data from operations of Guaranty Bank) as of the dates indicated. Dollar amounts are expressed in thousands except per share data.

Summary Balance Sheets	As of December 31,
	2013	2012	2011	2010	2009
ASSETS
Cash and cash equivalents	$12,303	$41,663	$26,574	$14,145	$33,017
Investments and interest-bearing deposits	97,772	102,162	86,871	109,891	119,693
Loans receivable, net	465,003	468,376	482,664	504,665	528,503
Accrued interest receivable	1,853	2,055	2,139	2,670	2,671
Prepaids and other assets	14,204	16,703	18,051	18,982	25,249
Foreclosed assets	3,822	4,530	10,012	10,540	6,760
Premises and equipment, net	10,887	11,286	11,424	11,325	11,818
Bank owned life insurance	14,044	13,657	10,771	10,450	10,069
	$619,888	$660,432	$648,506	$682,668	$737,780
LIABILITIES
Deposits	$487,319	$500,015	$484,584	$480,694	$513,051
Federal Home Loan Bank and Federal Reserve Bank advances	55,350	68,050	68,050	93,050	116,050
Securities sold under agreements to repurchase	10,000	25,000	25,000	39,750	39,750
Subordinated debentures	15,465	15,465	15,465	15,465	15,465
Other liabilities	1,399	1,034	1,172	1,668	2,053
	569,533	609,564	594,271	630,627	686,369

STOCKHOLDERS' EQUITY	50,355	50,868	54,235	52,041	51,411
	$619,888	$660,432	$648,506	$682,668	$737,780

Supplemental Data	As of December 31,
	2013	2012	2011	2010	2009
Number of full-service offices	9	9	9	9	9
Cash dividends per common share	$-	$-	$-	$-	$-

Summary Statements of Operations	Years ended December 31,
	2013	2012	2011	2010	2009

Interest income	$25,855	$27,606	$30,376	$32,331	$33,873
Interest expense	5,097	6,858	9,611	14,806	20,527
Net interest income	20,758	20,748	20,765	17,525	13,346
Provision for loan losses	1,550	5,950	3,350	5,200	6,900
Net interest income after provision for loan losses	19,208	14,798	17,415	12,325	6,446
Noninterest income	5,319	3,256	4,485	4,279	4,240
Noninterest expense	17,657	16,241	17,361	15,530	15,161
Income (loss) before income taxes	6,870	1,813	4,539	1,074	(4,475)
Provision (credit) for income taxes	1,630	(131)	703	(57)	(2,134)

Net income (loss)	$5,240	$1,944	$3,836	$1,131	$(2,341)
Preferred stock dividends and discount accretion	795	1,077	1,126	1,126	1,032
Net income (loss) available to common shareholders	$4,445	$867	$2,710	$5	$(3,373)

Basic income (loss) per common share	$1.63	$0.32	$1.01	$-	$(1.29)
Diluted income (loss) per common share	$1.58	$0.30	$1.01	$-	$(1.29)

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

FINANCIAL CONDITION

From December 31, 2012 to December 31, 2013, the Company’s total assets decreased $40,544,083 (6%) to $619,888,135, liabilities decreased $40,030,746 (7%) to $569,532,902, and stockholders' equity decreased $513,337 (1%) to $50,355,233. The ratio of stockholders’ equity to total assets increased to 8.1% during this period, compared to 7.7% as of December 31, 2012.

From December 31, 2012 to December 31, 2013, cash and cash equivalents decreased $29,360,205 (70%) to $12,303,200. The decrease is primarily due to the Company’s ability to utilize available cash to paydown $30.7 million of Federal Home Loan Bank advances and securities sold under agreements to repurchase.

From December 31, 2012 to December 31, 2013, available-for-sale securities decreased $4,287,959 (4%), primarily due to the decline in unrealized gains in the Company’s available-for-sale securities. As a result of the increases in market interest rates on many debt securities during the second and third quarters of 2013, the banking industry experienced a sharp decline in the value of its investment portfolios. The Company’s unrealized gains declined from $1,271,152 at December 31, 2012 to a net unrealized loss position of $3,978,173 at December 31, 2013.

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Stock of the Federal Home Loan Bank of Des Moines (“FHLB”) decreased by $920,400 (24%) to $2,885,100 due to lower stock requirements necessary from the reduction in FHLB advances.

From December 31, 2012 to December 31, 2013, net loans receivable decreased by $1,152,119 (less than 1%) to $464,379,854. During the period, permanent loans secured by both owner and non-owner occupied one to four unit residential real estate decreased $5,584,284 (6%), multi-family permanent loans decreased $216,600 (less than 1%), construction loans decreased $5,651,166 (12%), permanent loans secured by commercial real estate increased $11,318,583 (7%), commercial loans decreased $2,504,979 (3%), and installment loans increased $586,534 (4%). A portion of this decrease is due to certain payoffs and charge offs of various commercial and commercial real estate loans.

As of December 31, 2013, management identified loans totaling $16,171,000 as impaired with a related allowance for loan losses of $1,601,000. Impaired loans decreased by $848,000 during 2013, compared to the balance of $17,277,000 at December 31, 2012.

From December 31, 2012 to December 31, 2013, the allowance for loan losses decreased $938,725 to $7,801,600. In addition to the provision for loan loss of $1,550,000 recorded by the Company during the year ended December 31, 2013, loan charge-offs of specific loans (classified as nonperforming at December 31, 2012) exceeded recoveries by $2,488,725 for the year ended December 31, 2013. The decline in the allowance is primarily due to a decline in loan balances and also a reduction in the reserves associated with the commercial real estate loan category. The allowance pertaining to this portfolio decreased by approximately $458,000 during the period. First, the general component of the allowance declined due to reductions in the historical charge-off losses experienced over the prior year. Secondly, various specific reserves established on nonaccruing loans in the prior year were charged-off in 2013.

The allowance for loan losses as of December 31, 2013 and December 31, 2012 was 1.65% and 1.84% of gross loans outstanding (excluding mortgage loans held for sale), respectively. As of December 31, 2013, the allowance for loan losses was 47% of impaired loans versus 51% as of December 31, 2012. Management believes the allowance for loan losses is at a level to be sufficient in providing for potential loan losses in the Bank’s existing loan portfolio.

From December 31, 2012 to December 31, 2013, the prepaid FDIC deposit insurance premiums decreased $1,438,636 (100%) due to the utilization of credits for 2013 assessments and the full reimbursement of the remaining prepaid balance at June 30, 2013.

As of December 31, 2013, foreclosed assets held for sale consisted primarily of one commercial development in northwest Arkansas of $2.2 million and one commercial property located in Springfield, Missouri of $759,000.

From December 31, 2012 to December 31, 2013, deposits decreased $12,695,776 (3%) to $487,318,939. During this period, checking and savings accounts increased by $13.7 million and certificates of deposit decreased by $26.4 million. The increase in the checking and savings accounts was due to the Bank’s continued efforts to increase core transaction deposits, both personal and commercial. At December 31, 2013, included in the deposit totals are $53.2 million in deposits classified as “brokered”, an increase of $4.1 million from December 31, 2012.

From December 31, 2012 to December 31, 2013, stockholders’ equity (including unrealized appreciation on available-for-sale securities, net of tax) decreased $513,337 (1%) to $50,355,233. This is due to several factors. The Company earned $4,445,187 of net income after preferred stock dividends and accretion for 2013. However, other factors reduced stockholders’ equity. In May 2013, the Company completed a $2 million repurchase of the warrant issued to the United States Department of the Treasury in 2009 as part of its Troubled Asset Relief Program’s Capital Purchase Program. Also, as a result of increases in market interest rates on many debt securities during the year, the Company’s unrealized gains (losses) on available-for-sale securities, net of income taxes, declined $3.3 million at December 31, 2013 as compared to December 31, 2012. On a per common share basis, stockholders’ equity decreased $.30 from $14.34 as of December 31, 2012 to $14.04 as of December 31, 2013.

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

The following table shows the balances as of December 31, 2013 of various categories of interest-earning assets and interest-bearing liabilities and the corresponding yields and costs, and, for the periods indicated: (1) the average balances of various categories of interest-earning assets and interest-bearing liabilities, (2) the total interest earned or paid thereon, and (3) the resulting weighted average yields and costs. In addition, the table shows the Company’s rate spreads and net yields. Average balances are based on daily balances. Tax-free income is not material; accordingly, interest income and related average yields have not been calculated on a tax equivalent basis. Average loan balances include non-accrual loans. Dollar amounts are expressed in thousands.

	As of December 31, 2013		Year Ended December 31, 2013			Year Ended December 31, 2012			Year Ended December 31, 2011

	Balance	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$472,805	5.78%	$465,796	$23,885	5.13%	$479,699	$25,667	5.35%	$505,365	$27,424	5.43%
Investment securities	97,772	1.77%	107,706	1,795	1.67%	97,230	1,756	1.81%	87,975	2,637	3.00%
Other assets	11,792	0.34%	30,556	175	0.57%	30,832	183	0.59%	33,779	315	0.93%
Total interest-earning	582,369	5.00%	604,058	25,855	4.28%	607,761	27,606	4.54%	627,119	30,376	4.84%
Noninterest-earning	37,519		37,730			43,985			47,031
	$619,888		$641,788			$651,746			$674,150

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing:
Savings accounts	$23,726	0.21%	$24,022	$54	0.22%	$22,317	$81	0.36%	$20,480	$118	0.58%
Transaction accounts	291,341	0.38%	296,019	1,521	0.51%	274,703	2,012	0.73%	252,915	2,580	1.02%
Certificates of deposit	123,573	0.88%	135,871	1,284	0.95%	151,765	1,983	1.31%	165,376	3,080	1.86%
FHLB and Federal Reserve advances	55,350	2.26%	56,168	1,295	2.31%	68,055	1,544	2.27%	85,516	2,164	2.53%
Subordinated debentures	15,465	3.43%	15,465	537	3.47%	15,465	556	3.60%	15,465	611	3.95%
Repurchase agreements	10,000	2.61%	15,301	406	2.65%	25,000	682	2.73%	37,726	1,058	2.80%
Total interest-bearing	519,455	0.83%	542,846	5,097	0.94%	557,305	6,858	1.23%	577,478	9,611	1.66%
Noninterest-bearing	50,078		48,280			41,356			46,602
Total liabilities	569,533		591,126			598,661			670,171
Stockholders' equity	50,355		50,662			53,085			54,167
	$619,888		$641,788			$651,746			$674,150
Net earning balance	$62,914		$61,212			$50,456			$49,641
Earning yield less costing rate		4.17%			3.34%			3.31%			3.18%
Net interest income, and net yield spread on interest-earning assets				$20,758	3.44%		$20,748	3.41%		$20,765	3.31%
Ratio of interest-earning assets to interest-bearing liabilities	112%		111%			109%			109%

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

	Year ended				Year ended
	December 31, 2013 versus December 31, 2012				December 31, 2012 versus December 31, 2011
	Average Balance	Interest Rate	Rate & Balance	Total	Average Balance	Interest Rate	Rate & Balance	Total
Interest income:
Loans	$(744)	$(1,069)	$31	$(1,782)	$(1,378)	$(399)	$20	$(1,757)
Investment securities	189	(135)	(15)	39	212	(1,012)	(81)	(881)
Other assets	(1)	(6)	-	(7)	(24)	(117)	9	(132)
Net change in interest income	(556)	(1,210)	16	(1,750)	(1,190)	(1,528)	(52)	(2,770)

Interest expense:
Savings accounts	6	(31)	(2)	(27)	11	(44)	(4)	(37)
Transaction accounts	156	(601)	(47)	(492)	222	(728)	(63)	(569)
Certificates of deposit	(208)	(549)	57	(700)	(253)	(919)	76	(1,096)
FHLB advances	(270)	27	(4)	(247)	(442)	(224)	46	(620)
Subordinated debentures	-	(19)	-	(19)	-	(55)	-	(55)
Repurchase agreements	(264)	(20)	8	(276)	(357)	(29)	10	(376)
Net change in interest expense	(580)	(1,193)	12	(1,761)	(819)	(1,999)	65	(2,753)
Change in net interest income	$24	$(17)	$4	$11	$(371)	$471	$(117)	$(17)

RESULTS OF OPERATIONS - COMPARISON OF YEAR ENDED DECEMBER 31, 2013 AND DECEMBER 31, 2012

	Average for the Year Shown
	Prime	Ten-Year Treasury	One-Year Treasury
December 31, 2013	3.25%	2.35%	0.13%
December 31, 2012	3.25%	1.80%	0.17%
Change in rates	0.00%	0.55%	-0.04%

Interest Rates. The Bank charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates. The above table sets forth the weekly average interest rates for the 52 weeks ending December 31, 2013 and December 31, 2012 as reported by the Federal Reserve. The Bank typically indexes its adjustable rate commercial loans to prime and its adjustable rate mortgage loans to the one-year treasury rate. The ten-year treasury rate is a proxy for 30-year fixed rate home mortgage loans.

Rates were steady and remained low for 2013 as the Federal Reserve Open Market Committee (“FOMC”) left the discount rate at 25 basis points. As of December 31, 2013, the prime rate was 3.25% and unchanged from December 31, 2012.

Interest Income. Total interest income decreased $1,750,302 (6%). The average balance of interest-earning assets decreased $3,703,000 (1%) while the yield on average interest earning assets decreased 26 basis points to 4.28%.

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Interest on loans decreased $1,780,954 (7%) and the average loan receivable balance decreased $13,903,000 (3%) while the average yield decreased 22 basis points to 5.13%. The Company’s decrease in the average yield on interest earning assets was primarily due to the decline in loan balances. Also, strong competition is causing a reduction in rates for new credits as well as maintaining existing credit relationships.

Interest Expense. Total interest expense decreased $1,760,521 (26%) as the average balance of interest-bearing liabilities decreased $14,467,000 (3%) while the average cost of interest-bearing liabilities decreased 29 basis points to 0.94%.

Interest expense on deposits decreased $1,216,596 (30%) during 2013 as the average balance of interest bearing deposits increased $7,127,000 (2%) and the average interest rate paid to depositors decreased 28 basis points to 0.63%. The primary reason for the significant decrease in the average cost of interest bearing deposits was the continued decline in higher cost certificates of deposits as well as reductions in the average rate paid on transaction deposit balances. Also, the Company reduced FHLB advances and securities sold under agreements to repurchase during 2013. As a result, interest expense on these borrowings decreased $524,944 (24%).

Net Interest Income. The Company’s net interest income increased $10,219 (less than 1%). During the year ended December 31, 2013, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $61,220,000, resulting in a increase in the average net earning balance of $10,764,000 (21%). In addition, the Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 3 basis points from 3.31% to 3.34%.

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

Based on its internal analysis and methodology, management recorded a provision for loan losses of $1,550,000 and $5,950,000 for the years ended December 31, 2013 and 2012, respectively. The provision for the 2012 periods relates to additional reserves determined necessary on a large loan relationship in which a fraud scheme was uncovered. This fraud scheme related to the borrower’s investment portfolio that was a significant portion of the collateral securing the credits as well as providing liquidity to operate other business ventures of the borrower in which the Company had a security interest.

Generally, the overall decrease in the provision for loan losses for the year presented has resulted primarily from declining historic loss rates, which are used to calculate the reserve for the homogenous pool of loans, and an overall decrease in the loan portfolio. The Company has also experienced lower reserve requirements on newly classified nonperforming credits during 2013. The Bank will continue to monitor its allowance for loan losses and make future additions based on economic and regulatory conditions. Management of the Company may need to increase the allowance for loan losses through charges to the provision for loan losses if anticipated growth in the Bank’s loan portfolio increases or other circumstances warrant. See further discussions of the allowance for loan losses under “Financial Condition.”

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

Non-Interest Income. Non-interest income increased $2,063,800 (63%) primarily due to reductions in losses recognized on foreclosed assets held for sale of $1.1 million and an increase in gains on tax credit assets of $1.2 million. The Company receives federal and state tax credits in connection with purchases of investments in low-income housing limited partnerships and utilizes them to reduce annual income taxes due. The Company’s investment strategy is to utilize these credits to reduce annual income taxes due and only consider a sale of the tax credits in special circumstances. Tax credits sold during 2013 were executed in connection with a prepayment of a repurchase agreement further discussed below. Also, gains on sales of fixed-rate mortgage loans were $1,444,318 for 2013, compared to $1,884,923 for 2012 was due to a decrease in volume associated with the increased mortgage rates on these loans.

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Non-Interest Expense. Non-interest expense increased $1,416,271 (9%). This increase was primarily due to a $1.5 million prepayment penalty incurred on the prepayment of a repurchase agreement in May 2013.

Salaries and employee benefits decreased $189,123 (2%). The overall staff decreased from 173 full-time equivalent employees as of December 31, 2012 to 164 full-time equivalent employees as of December 31, 2013.

FDIC deposit insurance premiums decreased $126,600 (18%). This decrease in FDIC deposit insurance premiums was primarily due to the change in the Company’s assessment base and rate structure that went into effect in 2012.

Income Taxes. The increase in income tax expense is a direct result of the Company’s increase in taxable income for the year ended December 31, 2013 compared to the year ended December 31, 2012.

Cash Dividends Paid. The Company did not pay dividends on its common shares during 2013 and 2012. During 2013 and 2012, the Company paid $600,000 and $744,444, respectively, in dividends on its preferred stock.

RESULTS OF OPERATIONS - COMPARISON OF YEAR ENDED DECEMBER 31, 2012 AND DECEMBER 31, 2011

	Average for the Year Shown
	Prime	Ten-Year Treasury	One-Year Treasury
December 31, 2012	3.25%	1.80%	0.17%
December 31, 2011	3.25%	2.78%	0.18%
Change in rates	0.00%	-0.98%	-0.01%

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

The Bank constantly monitors its deposits in an effort to prohibit them from adversely impacting the Bank’s interest rate sensitivity. Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank’s asset/liability management objectives and spread requirements. As of December 31, 2013 and 2012, the Bank’s savings accounts, checking accounts, and money market deposit accounts totaled $363,745,433 or 75% of its total deposits and $349,999,522 or 70% of total deposits, respectively. The weighted average rate paid on these accounts decreased 9 basis points from 0.45% on December 31, 2012 to 0.36% on December 31, 2013 primarily due to the Bank’s efforts to reprice its retail and business accounts during 2013.

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

INTEREST RATE SENSITIVITY ANALYSIS

The following tables set forth as of December 31, 2013 and 2012, management’s estimates of the projected changes in Economic Value of Equity (“EVE”) in the event of instantaneous and permanent increases and decreases in market interest rates. Dollar amounts are expressed in thousands.

12/31/2013

BP Change	Estimated Net Portfolio Value			NPV as % of PV of Assets
in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
+200	$59,083	$(4,135)	-7%	9.89%	-0.28%
+100	60,766	(2,452)	-4%	9.99%	-0.19%
NC	63,218	-	0%	10.18%	0.00%
-100	65,226	2,008	3%	10.26%	0.09%
-200	69,496	6,277	10%	10.69%	0.52%

12/31/2012

BP Change	Estimated Net Portfolio Value			NPV as % of PV of Assets
in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
+200	$60,800	$3,405	6%	9.30%	0.75%
+100	58,682	1,286	2%	8.87%	0.32%
NC	57,396	-	0%	8.56%	0.00%
-100	59,119	1,723	3%	8.66%	0.10%
-200	67,900	10,505	18%	9.78%	1.22%

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

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Company’s most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less. The levels of such assets are dependent on the Bank’s operating, financing, and investment activities at any given time. The Company’s cash and cash equivalents totaled $12,303,200 as of December 31, 2013 and $41,663,405 as of December 31, 2012, representing a decrease of $29,360,205. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows, which are subject to, and influenced by, many factors. The Bank has $72,509,857 in certificates of deposit that are scheduled to mature in one year or less. Management anticipates that the majority of these certificates will renew in the normal course of operations. Based on existing collateral as well as the FHLB’s limitation of advances to 35% of assets, the Bank has the ability to borrow an additional $103,862,000 from the FHLB, as of December 31, 2013. Based on existing collateral, the Bank has the ability to borrow $27,149,000 from the Federal Reserve Bank as of December 31, 2013. The Bank plans to maintain its FHLB and Federal Reserve Bank borrowings to a level that will provide a borrowing capacity sufficient to provide for contingencies. Management has many policies and controls in place to attempt to manage the appropriate level of liquidity.

The Company’s Tier 1 capital position of $67,858,000 is 10.7% of average assets as of December 31, 2013. The Company has an excess of $42,514,000, $47,666,000, and $33,794,000 of required regulatory levels of tangible, core, and risk-based capital, respectively. In addition, under current regulatory guidelines, the Bank is classified as well capitalized. See also additional information provided under the caption “Regulatory Matters” in Note 1 of the Notes to Consolidated Financial Statements.

On March 7, 2014, the Company closed an underwritten offering of its common stock. The Company raised approximately $17.2 million in gross proceeds by issuing 1,499,999 shares of its common stock, which includes the full exercise of the over-allotment option granted to the underwriters of 195,652 shares, at a price to the public of $11.50 per share. Net proceeds from the sale of the shares after underwriting discounts and estimated offering expenses are expected to be approximately $15.9 million. The Company intends to use the net proceeds from the offering (i) to redeem the remaining 12,000 shares of the Company’s Series A Preferred Stock and (ii) for working capital and for general corporate purposes, including potential future acquisitions.

OFF-BALANCE SHEET ARRANGEMENTS

Various commitments and contingent liabilities arise in the normal course of business, which are not required to be recorded on the balance sheet. The most significant of these are loan commitments, lines of credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. As of December 31, 2013 and 2012, the Bank had outstanding commitments to originate loans of approximately $3,545,000 and $9,217,000, respectively. Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. As of December 31, 2013 and 2012, unused lines of credit to borrowers aggregated approximately $42,518,000 and $33,897,000 for commercial lines and $14,517,000 and $15,306,000 for open-end consumer lines. Since a portion of the loan commitment and line of credit may expire without being drawn upon, the total unused commitments and lines do not necessarily represent future cash requirements.

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank had total outstanding standby letters of credit amounting to $12,649,000 and $13,930,000 as of December 31, 2013 and 2012, respectively. The commitments extend over varying periods of time.

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

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

AGGREGATE CONTRACTUAL OBLIGATIONS

The following table summarizes the Company’s fixed and determinable contractual obligations by payment date as of December 31, 2013. Dollar amounts are expressed in thousands.

Payments Due By Period

Contractual Obligations	Total	One Year or less	One to Three Years	Three to Five Years	More than Five Years

Deposits without stated maturity	$363,745	$363,745	$-	$-	$-
Time and brokered certificates of deposit	123,574	72,510	39,320	9,333	2,411
Other borrowings	10,000	-	-	-	10,000
FHLB and Federal Reserve advances	55,350	3,000	250	50,000	2,100
Subordinated debentures	15,465	-	-	-	15,465
Operating leases	259	109	114	36	-
Purchase obligations	-	-	-	-	-
Other long term obligations	206	206	-	-	-
Total	$568,599	$439,570	$45,791	$53,262	$29,976

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

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

In January 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The update clarifies the scope of transactions that are subject to the disclosures about offsetting. The update clarifies that ordinary trade receivables and receivables are not in the scope of ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. Specifically, update 2011-11 applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement. The update was effective for the Company January 1, 2013, and did not have a material impact on the Company’s financial position or results of operations.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting reclassifications out of accumulated other comprehensive income. The amendments in the update do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this update requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP. The new amendments will require an organization to present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income–but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. Or, the organization may cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. The update was effective for the Company January 1, 2013, and did not have a material impact on the Company’s financial position or results of operations.

In July 2013, the FASB issued ASU No. 2013-11 to amend FASB ASC Topic 740, Income Taxes. The objective of this update is to provide explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exist. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except in specific situations as described in the update. The update will be effective for the Company beginning January 1, 2014, and is not expected to have a material impact on the Company’s financial position or results of operations.

In January 2014, the FASB issued ASU No. 2014-01 to amend FASB ASC Topic 323, Investments – Equity Method and Joint Ventures. The objective of this update is to provide guidance on accounting for investments by a reporting entity in flow-through limited liability entities that manage or invest in affordable housing projects that qualify for the low-income housing tax credit. The amendments in the update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The update will be effective for the Company beginning January 1, 2015; however, early adoption is permitted. The Company does have significant investments in such qualified affordable housing projects and is currently reviewing the provisions of this update to determine what, if any, impacts it may have on the Company’s financial position or results of operations. Based on its preliminary review, the Company may elect to adopt this update early during the three months ending March 31, 2014. The Company expects that there will be no material impact on the Company’s financial position or results of operations, except that the investment amortization expense which is currently included in Other Non-interest Expense in the Consolidated Statements of Income would be removed from Other Non-interest Expense and included in Provision for Income Taxes in the Consolidated Statements of Income. This would have the effect of reducing Non-interest Expense and increasing Provision for Income Taxes, but is not expected to have any impact on Net Income.

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

In January 2014, the FASB issued ASU No. 2014-04 to amend FASB ASC Topic 310, Receivables – Troubled Debt Restructurings by Creditors. The objective of the amendments in this update is to reduce diversity by clarifying when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in this update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The update will be effective for the Company beginning January 1, 2015, and is not expected to have a material impact on the Company’s financial position or results of operations.

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

SUMMARY OF UNAUDITED QUARTERLY OPERATING RESULTS

	Year Ended December 31, 2013, Quarter ended
	Mar-13	Jun-13	Sep-13	Dec-13
Interest income	$6,419,421	$6,467,020	$6,349,895	$6,619,162
Interest expense	1,428,154	1,281,353	1,229,708	1,158,279
Net interest income	4,991,267	5,185,667	5,120,187	5,460,883
Provision for loan losses	400,000	250,000	200,000	700,000
Gain on loans and investment securities	520,734	708,268	276,359	158,802
Other noninterest income, net	499,034	1,976,276	599,739	580,259
Noninterest expense	4,425,600	5,532,337	4,010,452	3,688,817
Income before income taxes	1,185,435	2,087,874	1,785,833	1,811,127
Provision for income taxes	232,782	520,134	439,847	437,799
Net income	952,653	1,567,740	1,345,986	1,373,328
Preferred stock dividends and discount accretion	198,630	198,630	198,630	198,630
Net income available to common shareholders	$754,023	$1,369,110	$1,147,356	$1,174,698
Basic income per common share	$0.28	$0.50	$0.42	$0.43
Diluted income per common share	$0.25	$0.49	$0.41	$0.42

	Year Ended December 31, 2012, Quarter ended
	Mar-12	Jun-12	Sep-12	Dec-12
Interest income	$6,865,922	$6,846,359	$6,846,504	$7,047,015
Interest expense	1,850,150	1,732,250	1,703,184	1,572,431
Net interest income	5,015,772	5,114,109	5,143,320	5,474,584
Provision for loan losses	900,000	2,100,000	2,600,000	350,000
Gain on loans and investment securities	399,883	544,631	537,203	571,512
Other noninterest income, net	447,129	495,917	(160,740)	420,136
Noninterest expense	4,047,508	3,902,852	4,102,979	4,187,596
Income before income taxes	915,276	151,805	(1,183,196)	1,928,636
Provision for income taxes (credits)	80,554	(192,316)	(466,108)	446,532
Net income (loss)	834,722	344,121	(717,088)	1,482,104
Preferred stock dividends and discount accretion	281,391	397,910	198,630	198,630
Net income (loss) available to common shareholders	$553,331	$(53,789)	$(915,718)	$1,283,474
Basic income (loss) per common share	$0.20	$(0.02)	$(0.34)	$0.47
Diluted income (loss) per common share	$0.20	$(0.02)	$(0.34)	$0.45

Guaranty Federal Bancshares, Inc.

Consolidated Balance Sheets

December 31, 2013 and 2012

	December 31, 2013	December 31, 2012
ASSETS
Cash and due from banks	$3,453,032	$3,360,102
Interest-bearing deposits in other financial institutions	8,850,168	38,303,303
Cash and cash equivalents	12,303,200	41,663,405
Available-for-sale securities	97,692,685	101,980,644
Held-to-maturity securities	79,162	181,042
Stock in Federal Home Loan Bank, at cost	2,885,100	3,805,500
Mortgage loans held for sale	623,432	2,843,757
Loans receivable, net of allowance for loan losses at December 31, 2013 and 2012 - $7,801,600 and $8,740,325, respectively	464,379,854	465,531,973
Accrued interest receivable:
Loans	1,462,881	1,674,814
Investments and interest-bearing deposits	389,760	380,555
Prepaid expenses and other assets	5,536,879	6,228,173
Prepaid FDIC deposit insurance premiums	-	1,438,636
Foreclosed assets held for sale	3,821,976	4,529,727
Premises and equipment, net	10,886,720	11,286,410
Bank owned life insurance	14,043,697	13,657,480
Income taxes receivable	504,138	910,174
Deferred income taxes	5,278,651	4,319,928
	$619,888,135	$660,432,218

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	$487,318,939	$500,014,715
Federal Home Loan Bank and Federal Reserve Bank advances	55,350,000	68,050,000
Securities sold under agreements to repurchase	10,000,000	25,000,000
Subordinated debentures	15,465,000	15,465,000
Advances from borrowers for taxes and insurance	149,668	152,867
Accrued expenses and other liabilities	998,934	481,382
Accrued interest payable	250,361	399,684
	569,532,902	609,563,648

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Capital Stock:
Series A preferred stock, $0.01 par value; authorized 2,000,000 shares; issued and outstanding December 31, 2013 and 2012 - 12,000 shares	11,983,790	11,789,276
Common stock, $0.10 par value; authorized 10,000,000 shares; issued December 31, 2013 and 2012 - 6,783,603 and 6,781,803 shares, respectively	678,360	678,180
Common stock warrants; December 31, 2012 - 459,459 shares	-	1,377,811
Additional paid-in capital	57,655,031	58,267,529
Retained earnings, substantially restricted	43,769,485	39,324,292
Accumulated other comprehensive income (loss)
Unrealized gain (loss) on available-for-sale securities, net of income taxes; December 31, 2013 and 2012 - ($1,471,923) and $470,326, respectively	(2,506,248)	800,826
	111,580,418	112,237,914

Treasury stock, at cost; December 31, 2013 and December 31, 2012 - 4,051,248 and 4,056,862 shares, respectively	(61,225,185)	(61,369,344)
	50,355,233	50,868,570
	$619,888,135	$660,432,218

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.

Consolidated Statements of Income

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011

Interest Income
Loans	$23,885,654	$25,666,608	$27,423,897
Investment securities	1,794,717	1,755,804	2,636,799
Other	175,127	183,388	315,242
	25,855,498	27,605,800	30,375,938
Interest Expense
Deposits	2,859,598	4,076,194	5,778,263
Federal Home Loan Bank advances	1,295,121	1,543,493	2,164,259
Subordinated debentures	537,178	556,159	610,929
Securities sold under agreements to repurchase	405,597	682,169	1,057,517
	5,097,494	6,858,015	9,610,968
Net Interest Income	20,758,004	20,747,785	20,764,970
Provision for Loan Losses	1,550,000	5,950,000	3,350,000
Net Interest Income After Provision for Loan Losses	19,208,004	14,797,785	17,414,970
Noninterest Income
Service charges	1,196,597	1,119,570	1,315,333
Gain on sale of investment securities	219,845	168,306	1,505,915
Gain on sale of loans	1,444,318	1,884,923	1,345,334
Gain on sale of state low-income housing tax credits	1,441,012	281,561	-
Net loss on foreclosed assets	(275,223)	(1,391,472)	(800,250)
Other income	1,292,922	1,192,783	1,118,897
	5,319,471	3,255,671	4,485,229
Noninterest Expense
Salaries and employee benefits	9,058,789	9,247,912	8,886,713
Occupancy	1,752,162	1,629,566	1,660,802
FDIC deposit insurance premiums	562,163	688,763	942,056
Prepayment penalty on repurchase agreements	1,510,000	-	1,531,000
Data processing	687,630	566,652	529,940
Advertising	425,004	300,000	300,000
Other expense	3,661,458	3,808,042	3,510,944
	17,657,206	16,240,935	17,361,455
Income Before Income Taxes	6,870,269	1,812,521	4,538,744
Provision (Credit) for Income Taxes	1,630,562	(131,338)	703,105
Net Income	$5,239,707	$1,943,859	$3,835,639
Preferred Stock Dividends and Discount Accretion	794,520	1,076,561	1,125,563
Net Income Available to Common Shareholders	$4,445,187	$867,298	$2,710,076

Basic Income Per Common Share	$1.63	$0.32	$1.01
Diluted Income Per Common Share	$1.58	$0.30	$1.01

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
NET INCOME	$5,239,707	$1,943,859	$3,835,639
OTHER ITEMS OF COMPREHENSIVE INCOME (LOSS):
Change in unrealized gain (loss) on investment securities available-for-sale, before income taxes	(5,029,478)	183,449	(163,480)
Less: Reclassification adjustment for realized gains on investment securities included in net income, before income taxes	(219,845)	(168,306)	(1,505,915)
Total other items in comprehensive income (loss)	(5,249,323)	15,143	(1,669,395)
Income tax expense (credit) related to other items of comprehensive income	(1,942,249)	5,602	(617,676)
Other comprehensive income (loss)	(3,307,074)	9,541	(1,051,719)
TOTAL COMPREHENSIVE INCOME	$1,932,633	$1,953,400	$2,783,920

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,239,707	$1,943,859	$3,835,639
Items not requiring (providing) cash:
Deferred income taxes	983,526	160,784	949,122
Depreciation	822,316	747,368	717,222
Provision for loan losses	1,550,000	5,950,000	3,350,000
Gain on sale of loans and investment securities	(1,664,163)	(2,053,229)	(2,851,249)
Loss on sale of foreclosed assets	163,161	1,356,464	520,255
Gain on sale of state low-income housing tax credits	(1,441,012)	(281,561)	-
Amortization of deferred income, premiums and discounts, net	555,665	548,635	529,016
Stock award plans	254,508	253,017	186,654
Origination of loans held for sale	(49,231,796)	(80,713,138)	(58,776,634)
Proceeds from sale of loans held for sale	53,871,439	83,457,153	59,104,282
Release of ESOP shares	-	153,848	126,737
Increase in cash surrender value of bank owned life insurance	(386,217)	(386,593)	(321,257)
Changes in:
Prepaid FDIC deposit insurance premiums	1,438,636	650,440	888,280
Accrued interest receivable	202,728	83,951	530,954
Prepaid expenses and other assets	691,294	887,894	(4,120)
Accrued expenses and other liabilities	368,229	(103,521)	(349,891)
Income taxes payable	406,036	(397,508)	(681,017)
Net cash provided by operating activities	13,824,057	12,257,863	7,753,993

CASH FLOWS FROM INVESTING ACTIVITIES
Net change in loans	(1,304,007)	6,478,698	14,093,653
Principal payments on held-to-maturity securities	101,880	37,530	42,385
Principal payments on available-for-sale securities	10,582,593	8,123,388	15,633,730
Purchase of available-for-sale securities	(53,316,013)	(80,356,225)	(73,537,207)
Proceeds from sales of available-for-sale securities	31,225,169	31,688,102	46,274,707
Proceeds from maturities of available-for-sale securities	10,250,000	19,162,654	26,775,000
Purchase of premises and equipment	(422,626)	(609,956)	(816,359)
Purchase of tax credit investments	-	-	(950,086)
Proceeds from sale of state low-income housing tax credits	1,441,012	281,561	-
Proceeds from maturities of interest bearing deposits	-	5,587,654	7,197,346
Purchase of bank owned life insurance	-	(2,500,000)	-
Redemption of Federal Home Loan Bank stock	920,400	41,400	1,178,300
Capitalized costs on foreclosed assets held for sale	-	-	(102,804)
Proceeds from sale of foreclosed assets held for sale	436,783	5,227,038	5,627,426
Net cash provided by (used in) investing activities	(84,809)	(6,838,156)	41,416,091

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.

Consolidated Statements of Cash Flows (continued)

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	$13,745,911	$20,824,692	$24,675,024
Net decrease in certificates of deposit	(26,441,687)	(5,393,642)	(20,785,632)
Net decrease in securities sold under agreements to repurchase	(15,000,000)	-	(14,750,000)
Proceeds from Federal Reserve advances	3,000,000	-	-
Repayments of FHLB advances	(15,700,000)	-	(25,000,000)
Advances from (repayments to) borrowers for taxes and insurance	(3,199)	(3,642)	22,507
Repurchase of stock warrants	(2,003,250)	-	-
Redemption of preferred stock	-	(5,000,000)	-
Stock options exercised	9,408	12,388	-
Common and preferred cash dividends paid	(600,000)	(744,444)	(850,000)
Treasury stock purchased	(106,636)	(25,736)	(53,230)
Net cash provided by (used in) financing activities	(43,099,453)	9,669,616	(36,741,331)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(29,360,205)	15,089,323	12,428,753

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	41,663,405	26,574,082	14,145,329

CASH AND CASH EQUIVALENTS, END OF YEAR	$12,303,200	$41,663,405	$26,574,082

Supplemental Cash Flows Information

Real estate acquired in settlement of loans	$705,070	$1,101,193	$5,517,045

Interest paid	$5,246,817	$6,977,212	$9,970,762

Income taxes paid, net of (refunds)	$241,000	$195,000	$435,000

Sale and financing of foreclosed assets held for sale	$812,877	$1,795,070	$1,461,378

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2013, 2012 and 2011

	Preferred Stock	Common Stock	Common Stock Warrants	Additional Paid-In Capital	Unearned ESOP Shares	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2011	$16,150,350	$677,980	$1,377,811	$58,505,046	$(432,930)	$(61,827,409)	$35,746,914	$1,843,004	$52,040,766
Net income	-	-	-	-	-	-	3,835,639	-	3,835,639
Change in unrealized gain on available-for-sale securities net of income taxes of $617,676	-	-	-	-	-	-	-	(1,051,719)	(1,051,719)
Preferred stock discount accretion	275,562	-	-	-	-	-	(275,562)	-	-
Preferred stock dividends (5%)	-	-	-	-	-	-	(850,000)	-	(850,000)
Stock award plans	-	-	-	(70,169)	-	256,823	-	-	186,654
Release of ESOP shares	-	-	-	(101,263)	228,000	-	-	-	126,737
Treasury stock purchased	-	-	-	-	-	(53,230)	-	-	(53,230)
Balance, December 31, 2011	16,425,912	677,980	1,377,811	58,333,614	(204,930)	(61,623,816)	38,456,991	791,285	54,234,847
Net income	-	-	-	-	-	-	1,943,859	-	1,943,859
Change in unrealized gain on available-for-sale securities, net of income taxes of $5,603	-	-	-	-	-	-	-	9,541	9,541
Preferred stock redeemed	(5,000,000)	-	-	-	-	-	-	-	(5,000,000)
Preferred stock discount accretion	363,364	-	-	-	-	-	(363,364)	-	-
Preferred stock dividends (5%)	-	-	-	-	-	-	(713,194)	-	(713,194)
Stock award plans	-	-	-	(27,191)	-	280,208	-	-	253,017
Stock options exercised	-	200	-	12,188	-	-	-	-	12,388
Release of ESOP shares	-	-	-	(51,082)	204,930	-	-	-	153,848
Treasury stock purchased	-	-	-	-	-	(25,736)	-	-	(25,736)
Balance, December 31, 2012	11,789,276	678,180	1,377,811	58,267,529	-	(61,369,344)	39,324,292	800,826	50,868,570
Net income	-	-	-	-	-	-	5,239,707	-	5,239,707
Change in unrealized gain (loss) on available-for-sale securities, net of income taxes of $1,942,249	-	-	-	-	-	-	-	(3,307,074)	(3,307,074)
Preferred stock discount accretion	194,514	-	-	-	-	-	(194,514)	-	-
Preferred stock dividends (5%)	-	-	-	-	-	-	(600,000)	-	(600,000)
Common stock warrants repurchased	-	-	(1,377,811)	(625,439)	-	-	-	-	(2,003,250)
Stock award plans	-	-	-	3,713	-	250,795	-	-	254,508
Stock options exercised	-	180	-	9,228	-	-	-	-	9,408
Treasury stock purchased	-	-	-	-	-	(106,636)	-	-	(106,636)
Balance, December 31, 2013	$11,983,790	$678,360	$-	$57,655,031	$-	$(61,225,185)	$43,769,485	$(2,506,248)	$50,355,233

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

For debt securities with fair value below carrying value, when the Company does not intend to sell a debt security, and it is more likely than not, the Company will not have to sell the security before a recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

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

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line and accelerated methods over the estimated useful lives of the assets. The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements (in years)	35	-	40
Furniture and fixtures and vehicles (in years)	3	-	10

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

The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2010.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2013 and 2012 cash equivalents consisted of interest-bearing deposits and money market accounts.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

Pursuant to legislation enacted in 2010, the FDIC fully insured all noninterest-bearing transaction accounts beginning December 21, 2010, through December 31, 2012, at all FDIC-insured institutions. This legislation expired on December 31, 2012. Beginning January 1, 2013, noninterest-bearing transaction accounts are subject to the $250,000 limit on FDIC insurance per covered institution.

Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required on December 31, 2013 and 2012, was $7,319,000 and $6,645,000, respectively.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized gain (loss) on available-for-sale securities, unrealized gain (loss) on available-for-sale securities for which a portion of an other-than-temporary impairment has been recognized in income, unrealized gain (loss) on held-to-maturity securities for which a portion of an other-than-temporary impairment has been recognized in income.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of December 31, 2013 and 2012, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2013, the most recent notification from the Missouri Division of Finance and the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The Company’s and the Bank's actual capital amounts and ratios are also presented in the table. No amount was deducted from capital for interest-rate risk. Dollar amounts are expressed in thousands.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013

Tier 1 (core) capital, and ratio to adjusted total assets
Company	$67,858	10.7%	$25,344	4.0%	n/a	n/a
Bank	$65,410	10.3%	$25,300	4.0%	$31,625	5.0%

Tier 1 (core) capital, and ratio to risk-weighted assets
Company	$67,858	13.4%	$20,192	4.0%	n/a	n/a
Bank	$65,410	13.0%	$20,166	4.0%	$30,248	6.0%

Total risk-based capital, and ratio to risk-weighted assets
Company	$74,178	14.7%	$40,384	8.0%	n/a	n/a
Bank	$71,730	14.2%	$40,331	8.0%	$50,414	10.0%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2012

Tier 1 (core) capital, and ratio to adjusted total assets
Company	$65,047	9.9%	$26,256	4.0%	n/a	n/a
Bank	$63,249	9.7%	$26,193	4.0%	$32,742	5.0%

Tier 1 (core) capital, and ratio to risk-weighted assets
Company	$65,047	13.2%	$19,642	4.0%	n/a	n/a
Bank	$63,249	12.9%	$19,601	4.0%	$29,402	6.0%

Total risk-based capital, and ratio to risk-weighted assets
Company	$71,201	14.5%	$39,284	8.0%	n/a	n/a
Bank	$69,407	14.2%	$39,202	8.0%	$49,003	10.0%

The amount of dividends that the Company and Bank may pay is subject to various regulatory limitations. As of December 31, 2013 and 2012 the Company and Bank exceeded their minimum capital requirements. The Bank may not pay dividends which would reduce capital below the minimum requirements shown above.

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

General Litigation

The Company and the Bank, from time to time, may be parties to ordinary routine litigation, which arises in the normal course of business, such as claims to enforce liens, and condemnation proceedings, on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Company and the Bank. After reviewing pending and threatened litigation with legal counsel, management believes that as of December 31, 2013, the outcome of any such litigation will not have a material adverse effect on the Company’s financial position or results of operations.

Earnings Per Common Share

The computation for earnings per common share for the years ended December 31, 2013, 2012 and 2011 is as follows:

	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011

Net income available to common shareholders	$4,445,187	$867,298	$2,710,076
Average common shares outstanding	2,733,969	2,715,186	2,675,654
Effect of dilutive securities	79,646	144,743	826
Average diluted shares outstanding	2,813,615	2,859,929	2,676,480
Basic income per common share	$1.63	$0.32	$1.01
Diluted income per common share	$1.58	$0.30	$1.01

Stock options to purchase 154,000, 201,500 and 351,500 shares of common stock were outstanding during the years ended December 31, 2013, 2012 and 2011, respectively, but were not included in the computation of diluted income per common share because their exercise price was greater than the average market price of the common shares.

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

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

NOTE 2:     SECURITIES

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities classified as available-for-sale are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2013
Equity Securities	$102,212	$16,007	$(18,913)	$99,306
Debt Securities:
U. S. government agencies	33,198,865	-	(1,437,478)	31,761,387
Municipals	14,133,821	18,827	(660,021)	13,492,627
Corporates	990,663	3,609	-	994,272
Government sponsored mortgage-backed securities	53,245,297	265,038	(2,165,242)	51,345,093
	$101,670,858	$303,481	$(4,281,654)	$97,692,685

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2012
Equity Securities	$102,212	$306	$(31,604)	$70,914
Debt Securities:
U. S. government agencies	38,188,554	202,213	(39,706)	38,351,061
Municipals	10,212,376	250,269	(84,456)	10,378,189
Corporates	1,839,976	67,889	-	1,907,865
Government sponsored mortgage-backed securities	50,366,374	1,304,242	(398,001)	51,272,615
	$100,709,492	$1,824,919	$(553,767)	$101,980,644

Maturities of available-for-sale debt securities as of December 31, 2013:

	Amortized Cost	Approximate Fair Value
1-5 years	$16,697,391	$16,346,447
5-10 years	22,547,532	21,282,335
After ten years	9,078,426	8,619,504
Government sponsored mortgage-backed securities not due on a single maturity date	53,245,297	51,345,093
	$101,568,646	$97,593,379

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities classified as held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2013
Debt Securities:
Government sponsored mortgage-backed securities	$79,162	$1,927	$-	$81,089

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2012
Debt Securities:
Government sponsored mortgage-backed securities	$181,042	$12,440	$-	$193,482

Maturities of held-to-maturity securities as of December 31, 2013:

	Amortized Cost	Approximate Fair Value
Government sponsored mortgage-backed securities not due on a single maturity date	$79,162	$81,089

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $42,807,840 and $57,378,710 as of December 31, 2013 and 2012, respectively.

Gross gains of $418,990, $168,306 and $1,505,915 and gross losses of $199,145, $0 and $0 resulting from sale of available-for-sale securities were realized for the years ended December 31, 2013, 2012 and 2011, respectively. The tax effect of these net gains was $81,343, $62,273 and $557,188 in 2013, 2012 and 2011, respectively.

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

No securities were written down for other-than-temporary impairment during the years ended December 31, 2013, 2012 and 2011.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

Certain other investments in debt and equity securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2013 and 2012, was $85,712,067 and $30,121,495, respectively, which is approximately 88% and 29% of the Company’s investment portfolio. These declines primarily resulted from changes in market interest rates and failure of certain investments to meet projected earnings targets.

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2013 and 2012.

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$-	$-	$29,014	$(18,913)	$29,014	$(18,913)
U. S. government agencies	24,731,730	(916,208)	7,029,657	(521,270)	31,761,387	(1,437,478)
Municipals	10,460,662	(534,440)	1,701,215	(125,581)	12,161,877	(660,021)
Government sponsored mortgage-backed securities	32,074,646	(1,655,296)	9,685,143	(509,946)	41,759,789	(2,165,242)
	$67,267,038	$(3,105,944)	$18,445,029	$(1,175,710)	$85,712,067	$(4,281,654)

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$-	$-	$39,930	$(31,604)	$39,930	$(31,604)
U. S. government agencies	7,298,687	(39,706)	-	-	7,298,687	(39,706)
Municipals	2,648,047	(76,318)	538,300	(8,138)	3,186,347	(84,456)
Government sponsored mortgage-backed securities	19,596,531	(398,001)	-	-	19,596,531	(398,001)
	$29,543,265	$(514,025)	$578,230	$(39,742)	$30,121,495	$(553,767)

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

NOTE 3:     LOANS AND ALLOWANCE FOR LOAN LOSSES

Categories of loans at December 31, 2013 and 2012 include:

	December 31,
	2013	2012
Real estate - residential mortgage:
One to four family units	$93,797,650	$99,381,934
Multi-family	46,188,434	46,405,034
Real estate - construction	43,266,130	48,917,296
Real estate - commercial	179,079,433	167,760,850
Commercial loans	92,721,783	95,226,762
Consumer and other loans	17,303,392	16,716,858
Total loans	472,356,822	474,408,734
Less:
Allowance for loan losses	(7,801,600)	(8,740,325)
Deferred loan fees/costs, net	(175,368)	(136,436)
Net loans	$464,379,854	$465,531,973

Classes of loans by aging at December 31, 2013 and 2012 were as follows:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days and Accruing
	(In Thousands)
Real estate - residential mortgage:
One to four family units	$246	$337	$-	$583	$93,215	$93,798	$-
Multi-family	-	-	-	-	46,188	46,188	-
Real estate - construction	-	-	536	536	42,730	43,266	-
Real estate - commercial	-	-	2,604	2,604	176,476	179,080	-
Commercial loans	-	2	3,628	3,630	89,092	92,722	-
Consumer and other loans	19	-	63	82	17,221	17,303	-
Total	$265	$339	$6,831	$7,435	$464,922	$472,357	$-

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days and Accruing
	(In Thousands)
Real estate - residential mortgage:
One to four family units	$52	$4	$-	$56	$99,326	$99,382	$-
Multi-family	-	-	-	-	46,405	46,405	-
Real estate - construction	22	28	640	690	48,227	48,917	-
Real estate - commercial	-	352	-	352	167,409	167,761	-
Commercial loans	10	610	785	1,405	93,822	95,227	-
Consumer and other loans	57	-	-	57	16,660	16,717	-
Total	$141	$994	$1,425	$2,560	$471,849	$474,409	$-

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

Nonaccruing loans are summarized as follows:

	December 31,
	2013	2012
Real estate - residential mortgage:
One to four family units	$815,746	$2,280,856
Multi-family	-	-
Real estate - construction	4,529,410	6,274,241
Real estate - commercial	3,663,166	3,663,771
Commercial loans	6,776,230	2,793,457
Consumer and other loans	63,027	318,963
Total	$15,847,579	$15,331,288

The following tables present the activity in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of and for the years ended December 31, 2013, 2012 and 2011:

As of December 31, 2013
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Balance, beginning of year	$2,525	$2,517	$1,316	$284	$1,689	$255	$154	$8,740
Provision charged to expense	691	(181)	(203)	(75)	988	125	205	$1,550
Losses charged off	(879)	(277)	(139)	-	(1,268)	(164)	-	$(2,727)
Recoveries	50	-	23	-	110	56	-	$239
Balance, end of year	$2,387	$2,059	$997	$209	$1,519	$272	$359	$7,802
Ending balance: individually evaluated for impairment	$890	$-	$8	$-	$601	$102	$-	$1,601
Ending balance: collectively evaluated for impairment	$1,497	$2,059	$989	$209	$918	$170	$359	$6,201
Loans:
Ending balance: individually evaluated for impairment	$4,530	$3,663	$886	$-	$6,776	$316	$-	$16,171
Ending balance: collectively evaluated for impairment	$38,736	$175,417	$92,912	$46,188	$85,946	$16,987	$-	$456,186

As of December 31, 2012
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Balance, beginning of year	$2,508	$2,725	$1,735	$390	$1,948	$372	$935	$10,613
Provision charged to expense	1,324	683	(179)	(106)	5,090	(81)	(781)	$5,950
Losses charged off	(1,335)	(985)	(265)	-	(5,547)	(73)	-	$(8,205)
Recoveries	28	94	25	-	198	37	-	$382
Balance, end of year	$2,525	$2,517	$1,316	$284	$1,689	$255	$154	$8,740
Ending balance: individually evaluated for impairment	$438	$350	$90	$-	$441	$48	$-	$1,367
Ending balance: collectively evaluated for impairment	$2,087	$2,167	$1,226	$284	$1,248	$207	$154	$7,373
Loans:
Ending balance: individually evaluated for impairment	$6,275	$5,673	$2,360	$-	$2,555	$414	$-	$17,277
Ending balance: collectively evaluated for impairment	$42,642	$162,088	$97,022	$46,405	$92,672	$16,303	$-	$457,132

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2011
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Balance, beginning of year	$4,547	$3,125	$1,713	$528	$2,483	$687	$-	$13,083
Provision charged to expense	265	2,123	943	(138)	505	(1,283)	935	$3,350
Losses charged off	(2,381)	(2,744)	(966)	-	(1,362)	(322)	-	$(7,775)
Recoveries	77	221	45	-	322	1,290	-	$1,955
Balance, end of year	$2,508	$2,725	$1,735	$390	$1,948	$372	$935	$10,613
Ending balance: individually evaluated for impairment	$1,355	$659	$127	$-	$399	$72	$-	$2,612
Ending balance: collectively evaluated for impairment	$1,153	$2,066	$1,608	$390	$1,549	$300	$935	$8,001
Loans:
Ending balance: individually evaluated for impairment	$8,515	$5,019	$1,819	$-	$3,048	$653	$-	$19,054
Ending balance: collectively evaluated for impairment	$36,397	$189,837	$96,212	$43,166	$85,040	$20,105	$-	$470,757

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

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The following summarizes impaired loans as of and for the years ended December 31, 2013 and 2012:

As of December 31, 2013
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In Thousands)
Loans without a specific valuation allowance
Real estate - residential mortgage:
One to four family units	$620	$620	$-	$1,908	$5
Multi-family	-	-	-	-	-
Real estate - construction	96	940	-	3,086	-
Real estate - commercial	3,663	3,663	-	4,310	40
Commercial loans	2,327	2,462	-	1,030	1
Consumer and other loans	-	-	-	91	-

Loans with a specific valuation allowance
Real estate - residential mortgage:
One to four family units	$267	$267	$8	$286	$-
Multi-family	-	-	-	-	-
Real estate - construction	4,433	4,433	890	2,606	-
Real estate - commercial	-	-	-	561	-
Commercial loans	4,449	5,148	601	3,047	-
Consumer and other loans	316	316	102	319	-

Total
Real estate - residential mortgage:
One to four family units	$887	$887	$8	$2,194	$5
Multi-family	-	-	-	-	-
Real estate - construction	4,529	5,373	890	5,692	-
Real estate - commercial	3,663	3,663	-	4,871	40
Commercial loans	6,776	7,610	601	4,077	1
Consumer and other loans	316	316	102	410	-
Total	$16,171	$17,849	$1,601	$17,244	$46

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2012
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In Thousands)

Loans without a specific valuation allowance
Real estate - residential mortgage:
One to four family units	$2,245	$2,271	$-	$1,961	$20
Multi-family	-	-	-	-	-
Real estate - construction	5,015	5,575	-	3,528	-
Real estate - commercial	2,430	2,755	-	4,054	65
Commercial loans	318	689	-	1,831	17
Consumer and other loans	103	103	-	266	11
Loans with a specific valuation allowance

Real estate - residential mortgage:
One to four family units	$115	$130	$90	$315	$-
Multi-family	-	-	-	-	-
Real estate - construction	1,260	1,260	608	3,316	-
Real estate - commercial	3,243	3,243	180	6,913	-
Commercial loans	2,237	2,237	441	3,408	-
Consumer and other loans	311	311	48	307	-
Total

Real estate - residential mortgage:
One to four family units	$2,360	$2,401	$90	$2,276	$20
Multi-family	-	-	-	-	-
Real estate - construction	6,275	6,835	608	6,844	-
Real estate - commercial	5,673	5,998	180	10,967	65
Commercial loans	2,555	2,926	441	5,239	17
Consumer and other loans	414	414	48	573	11
Total	$17,277	$18,574	$1,367	$25,899	$113

Interest of approximately $199,000 was recognized on average impaired loans of $27,171,000 for the year ended December 31, 2011.

At December 31, 2013, the Bank’s impaired loans shown in the table above included loans that were classified as troubled debt restructurings (TDR). The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession.

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

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The following summarizes information regarding new troubled debt restructurings by class:

	2013
	Number of Loans	Pre-Modification Outstanding Recorded Balance	Post-Modification Outstanding Recorded Balance
Real estate - residential mortgage:
One to four family units	2	$662,598	$662,598
Multi-family	-	-	-
Real estate - construction	1	73,845	73,845
Real estate - commercial	2	3,275,179	3,297,014
Commercial loans	3	2,889,923	3,114,327
Consumer and other loans	-	-	-
Total	8	$6,901,545	$7,147,784

	2012
	Number of Loans	Pre-Modification Outstanding Recorded Balance	Post-Modification Outstanding Recorded Balance
Real estate - residential mortgage:
One to four family units	3	$1,317,070	$1,689,268
Multi-family	-	-	-
Real estate - construction	3	7,626,970	8,193,713
Real estate - commercial	2	2,316,745	2,316,745
Commercial loans	2	2,270,030	1,844,113
Consumer and other loans	-	-	-
Total	10	$13,530,815	$14,043,839

The troubled debt restructurings described above increased the allowance for loan losses by $255,679 and resulted in charge offs of $135,063 during the year ended December 31, 2013.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The following presents the troubled debt restructurings by type of modification:

	2013
	Interest Rate	Term	Combination	Total Modification
Real estate - residential mortgage:
One to four family units	$417,070	$-	$245,528	$662,598
Multi-family	-	-	-	-
Real estate - construction	-	73,845	-	73,845
Real estate - commercial	-	-	3,297,014	3,297,014
Commercial loans	-	-	3,114,327	3,114,327
Consumer and other loans	-	-	-	-
Total	$417,070	$73,845	$6,656,869	$7,147,784

	2012
	Interest Rate	Term	Combination	Total Modification
Real estate - residential mortgage:
One to four family units	$305,600	$1,383,668	$-	$1,689,268
Multi-family	-	-	-	-
Real estate - construction	6,884,800	1,308,913	-	8,193,713
Real estate - commercial	-	391,745	1,925,000	2,316,745
Commercial loans	-	1,844,113	-	1,844,113
Consumer and other loans	-	-	-	-
Total	$7,190,400	$4,928,439	$1,925,000	$14,043,839

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

The following table provides information about the credit quality of the loan portfolio using the Bank’s internal rating system as of December 31, 2013 and 2012:

As of December 31, 2013
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Total
	(In Thousands)
Rating:
Pass	$31,433	$169,135	$83,341	$45,768	$78,622	$16,743	$425,042
Special Mention	7,253	4,721	8,954	420	9,161	107	30,616
Substandard	683	5,224	1,503	-	2,738	453	10,601
Doubtful	3,897	-	-	-	2,201	-	6,098
Total	$43,266	$179,080	$93,798	$46,188	$92,722	$17,303	$472,357

As of December 31, 2012
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Total
	(In Thousands)
Rating:
Pass	$35,775	$156,448	$94,209	$45,133	$88,230	$15,840	$435,635
Special Mention	6,868	4,976	1,636	1,272	2,255	93	17,100
Substandard	5,581	6,337	3,507	-	4,742	784	20,951
Doubtful	693	-	30	-	-	-	723
Total	$48,917	$167,761	$99,382	$46,405	$95,227	$16,717	$474,409

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The weighted average interest rate on loans as of December 31, 2013 and 2012 was 5.78% and 5.89%, respectively.

The Bank serviced mortgage loans for others amounting to $106,079 and $184,045 as of December 31, 2013 and 2012, respectively. The Bank serviced commercial loans for others amounting to $6,531,898 and $2,046,506 as of December 31, 2013 and 2012, respectively.

NOTE 4:     PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, are as follows:

	December 31, 2013	December 31, 2012
Land	$2,250,789	$2,250,789
Buildings and improvements	11,763,779	11,812,386
Automobile	25,115	16,479
Furniture, fixtures and equipment	9,446,636	9,000,767
Leasehold improvements	271,799	271,799
	23,758,118	23,352,220
Less accumulated depreciation	(12,871,398)	(12,065,810)
Net premises and equipment	$10,886,720	$11,286,410

Depreciation expense was $822,316, $747,368 and $717,222 for the years ended December 31, 2013, 2012, and 2011, respectively.

NOTE 5:     BANK OWNED LIFE INSURANCE

The Company has purchased Bank owned life insurance on certain key members of management. Such policies are recorded at their cash surrender value, or the amount that can be realized. The increase in cash surrender value in excess of the single premium paid is reported as other noninterest income. The balance at December 31, 2013 and 2012 was $14,043,697 and $13,657,480, respectively.

NOTE 6:     INVESTMENTS IN AFFORDABLE HOUSING PARTNERSHIPS

The Company has purchased investments in limited partnerships that were formed to operate low-income housing apartment complexes and single-family housing units throughout Missouri. The investments are accounted for under the cost method as the Company does not have the ability to exert significant influence over the partnerships. For a minimum 15 year compliance period, each partnership must adhere to affordable housing regulatory requirements in order to maintain the utilization of the tax credits. At December 31, 2013 and 2012, the net carrying values of the Company’s investments in these entities was $4,466,001 and $5,355,254, respectively, and are included in other assets on the Company’s Consolidated Balance Sheets.

The Company received income tax credits of $1,221,394, $1,247,394 and $1,203,887 during 2013, 2012 and 2011, respectively. Amortization of the investment costs was $885,478, $885,478 and $863,112 during 2013, 2012 and 2011, respectively.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

NOTE 7:     DEPOSITS

Deposits are comprised of the following at December 31, 2013 and 2012:

			December 31, 2013			December 31, 2012
			Weighted Average Rate	Balance	Percentage of Deposits	Weighted Average Rate	Balance	Percentage of Deposits

Demand			0.00%	$48,677,819	10.0%	0.00%	$48,862,874	9.8%
NOW			0.35%	86,601,344	17.8%	0.41%	86,422,323	17.3%
Money market			0.47%	204,740,175	42.0%	0.63%	191,054,957	38.2%
Savings			0.21%	23,726,095	4.9%	0.14%	23,659,368	4.7%
			0.36%	363,745,433	74.6%	0.45%	349,999,522	70.0%
Certificates:
0%	-	1.99%	0.78%	117,625,137	24.1%	0.93%	139,257,653	27.9%
2.00%	-	3.99%	2.46%	5,259,772	1.1%	2.59%	7,049,432	1.4%
4.00%	-	6.00%	4.28%	688,597	0.1%	5.03%	3,708,108	0.7%
			0.87%	123,573,506	25.4%	1.11%	150,015,193	30.0%
Total Deposits			0.49%	$487,318,939	100.0%	0.65%	$500,014,715	100.0%

The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $60,941,000 and $71,780,000, as of December 31, 2013 and 2012, respectively.

A summary of certificates of deposit by maturity as of December 31, 2013, is as follows:

2014	$72,509,857
2015	30,062,334
2016	9,257,696
2017	6,106,503
2018	3,226,028
Thereafter	2,411,088
$123,573,506

A summary of interest expense on deposits is as follows:

	Years ended December 31,
	2013	2012	2011

NOW and Money Market accounts	$1,521,465	$2,011,796	$2,580,341
Savings accounts	53,647	80,968	118,432
Certificate accounts	1,295,864	1,999,060	3,099,265
Early withdrawal penalties	(11,378)	(15,630)	(19,775)
	$2,859,598	$4,076,194	$5,778,263

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

   The Bank utilizes brokered deposits as an additional funding source. The aggregate amount of brokered deposits was approximately $53,176,000 and $49,072,000 as of December 31, 2013 and 2012, respectively.

NOTE 8:     BORROWINGS

Federal Home Loan Bank Advances

Federal Home Loan Bank advances consist of the following:

	December 31, 2013		December 31, 2012
Maturity Date	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2013	-	0.00%	15,700,000	2.14%
2015	250,000	4.66%	250,000	4.66%
2018	50,000,000	2.14%	50,000,000	2.14%
2019	2,100,000	4.87%	2,100,000	4.87%
	$52,350,000	2.26%	$68,050,000	2.23%

The FHLB requires the Bank to maintain collateral in relation to outstanding balances of advances. For collateral purposes, the FHLB values mortgage loans free of other pledges, liens and encumbrances at 80% of their fair value, and investment securities free of other pledges, liens and encumbrances at 95% of their fair value. Based on existing collateral as well as the FHLB’s limitation of advances to 35% of assets, the Bank has the ability to borrow an additional $103.9 million from the FHLB, as of December 31, 2013.

Federal Reserve Bank Borrowings

During 2008, the Bank established a borrowing line with the Federal Reserve Bank. The Bank had an outstanding balance of $3.0 million and the ability to borrow an additional $27.1 million as of December 31, 2013. The Federal Reserve Bank requires the Bank to maintain collateral in relation to borrowings outstanding. The Bank had no borrowings outstanding on this line as of December 31, 2012.

Securities Sold Under Agreements to Repurchase

The Company borrowed $30.0 million under three structured repurchase agreements in January 2008. Interest is based on a fixed weighted average rate of 2.65% until maturity in January 2018. Beginning in February 2010, the counterparty, Barclay’s Capital, Inc., has the option to terminate the agreements on a quarterly basis until maturity. Prior to the stated maturity date, the Company paid off one of these agreements in the amount $15.0 million in May 2013 and another agreement in the amount of $5.0 million in November 2011.

The Company has pledged certain investment securities with a fair value of $12.1 million and $29.9 million as of December 31, 2013 and 2012, respectively, to these repurchase agreements.

NOTE 9:     SUBORDINATED DEBENTURES

During 2005, the Company formed two wholly owned grantor trust subsidiaries, Guaranty Statutory Trust I and Guaranty Statutory Trust II, to issue preferred securities representing undivided beneficial interests in the assets of the trusts and to invest the gross proceeds of the preferred securities in notes of the Company. Trust I issued $5,000,000 of preferred securities and Trust II issued $10,000,000 of preferred securities. The sole assets of Trust I were originally $5,155,000 aggregate principal amount of the Company’s fixed rate subordinated debenture notes due 2036, which were redeemable beginning in 2011. The sole assets of Trust II were originally $10,310,000 aggregate principal amount of the Company’s fixed/variable rate subordinated debenture notes due 2036, which were redeemable beginning in 2011. Trust II subordinated debenture notes bear interest at a fixed rate for five years and thereafter at a floating rate based on LIBOR. The preferred securities qualify as either Tier I or Tier II capital for regulatory purposes, subject to certain limitations.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

 NOTE 10:     INCOME TAXES

As of December 31, 2013 and 2012, retained earnings included approximately $5,075,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 as of both December 31, 2013 and 2012.

The provision (credit) for income taxes consists of:

	Years Ended December 31,
	2013	2012	2011

Taxes currently payable (receivable)	$647,036	$(292,122)	$(246,017)
Deferred income taxes	983,526	160,784	949,122
	$1,630,562	$(131,338)	$703,105

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The tax effects of temporary differences related to deferred taxes shown on the December 31, 2013 and 2012 balance sheets are:

	December 31, 2013	December 31, 2012
Deferred tax assets:
Allowances for loan losses	$2,886,592	$3,233,920
Writedowns on foreclosed assets held for sale	879,113	897,297
State low income housing tax credits	-	1,645,379
Federal low income housing tax and other credits	-	740,276
Deferred loan fees/costs	64,886	50,481
Unrealized depreciation on available-for-sale securities	1,471,923	-
Other	382,723	241,658
	5,685,237	6,809,011
Deferred tax liabilities:
FHLB stock dividends	(68,953)	(120,632)
Unrealized appreciation on available-for-sale securities	-	(470,326)
Accumulated depreciation	(273,481)	(175,448)
Other	(64,152)	(77,298)
	(406,586)	(843,704)
Deferred tax asset before valuation allowance	5,278,651	5,965,307
Valuation allowance:
Beginning balance	(1,645,379)	(1,708,621)
Decrease from sale of state income tax credits	1,719,978	375,415
Increase for state low income housing tax credits generated	(74,599)	(312,173)
Ending balance	-	(1,645,379)
Net deferred tax asset	$5,278,651	$4,319,928

A reconciliation of income tax expense at the statutory rate to income tax expense at the Company’s effective rate is shown below:

	Years ended December 31,

	2013	2012		2011
Computed at statutory rate	34.0%	34.0%		34.0%
Increase (reduction) in taxes resulting from:
State financial institution tax and credits	(9.0% )	(33.1%	)	(17.8% )
ESOP	-	(3.3%	)	(5.6% )
Cash surrender value of life insurance	(1.9% )	(7.9%	)	(7.1% )
Valuation allowance	-	(3.5%	)	5.1%
Other	0.6%	6.6%		6.9%
Actual effective rate	23.7%	(7.2%	)	15.5%

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

The following is a description of the inputs and valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Available-for-sale securities: Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include equity securities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include U.S. government agencies, municipals, U.S. corporate and government sponsored mortgage-backed securities. The Company has no Level 3 securities.

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2013 and 2012 (dollar amounts in thousands):

As of December 31, 2013
Financial assets:
	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Equity securities:
Other	$99	$-	$-	$99
Debt securities:
U.S. government agencies	-	31,762	-	31,762
U.S. corporate	-	994	-	994
Municipals	-	13,493	-	13,493
Government sponsored mortgage-backed securities	-	51,345	-	51,345
Available-for-sale securities	$99	$97,594	$-	$97,693

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

The following is a description of the valuation methodologies used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

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

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2013 and 2012 (dollar amounts in thousands):

Impaired loans:
	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
December 31, 2013	$-	$-	$10,305	$10,305

December 31, 2012	$-	$-	$10,557	$10,557

Foreclosed assets held for sale:
	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
December 31, 2013	$-	$-	$2,340	$2,340

December 31, 2012	$-	$-	$3,883	$3,883

There were no transfers between valuation levels for any asset during the years ended December 31, 2013 or 2012. If valuation techniques are deemed necessary, the Company considers those transfers to occur at the end of the period when the assets are valued.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements (dollar amounts in thousands):

	Fair Value December 31, 2013	Valuation Technique	Unobservable Input	Range (Weighted Average)

Impaired loans (collateral dependent)	$9,411	Market Comparable	Discount to reflect realizable value	0%	-	29%	(7%)

Impaired loans	$894	Discounted cash flow	Discount rate		0%		(0%)

Foreclosed assets held for sale	$2,340	Market Comparable	Discount to reflect realizable value	0%	-	10%	(5%)

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value.

Cash and cash equivalents, interest-bearing deposits and Federal Home Loan Bank stock

The carrying amounts reported in the consolidated balance sheets approximate those assets' fair value.

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

Federal Home Loan Bank and Federal Reserve advances and securities sold under agreements to repurchase

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

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The following table presents estimated fair values of the Company’s financial instruments at December 31, 2013 and 2012.

	December 31, 2013			December 31, 2012
	Carrying Amount	Fair Value	Hierarchy Level	Carrying Amount	Fair Value	Hierarchy Level
Financial assets:
Cash and cash equivalents	$12,303,200	$12,303,200	1	$41,663,405	$41,663,405	1
Held-to-maturity securities	79,162	81,089	2	181,042	193,482	2
Federal Home Loan Bank stock	2,885,100	2,885,100	2	3,805,500	3,805,500	2
Mortgage loans held for sale	623,432	623,432	2	2,843,757	2,843,757	2
Loans, net	464,379,854	466,057,001	3	465,531,973	475,374,676	3
Interest receivable	1,852,641	1,852,641	2	2,055,369	2,055,369	2
Financial liabilities:
Deposits	487,318,939	476,503,513	2	500,014,715	500,580,070	2
FHLB and Federal Reserve advances	55,350,000	57,185,083	2	68,050,000	72,035,160	2
Securities sold under agreements to repurchase	10,000,000	7,978,555	2	25,000,000	25,114,464	2
Subordinated debentures	15,465,000	15,465,000	3	15,465,000	15,465,000	3
Interest payable	250,361	250,361	2	399,684	399,684	2
Unrecognized financial instruments
(net of contractual value):
Commitments to extend credit	-	-	-	-	-	-
Unused lines of credit	-	-	-	-	-	-

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

NOTE 13:     EMPLOYEE BENEFIT PLANS

Equity Plans

On May 26, 2010, the Company’s stockholders voted to approve the Guaranty Federal Bancshares, Inc. 2010 Equity Plan (the ”Plan”). The Plan provides for the grant of up to 200,000 shares of Common Stock under equity awards including stock options, stock awards, restricted stock, stock appreciation rights, performance units, or other equity-based awards payable in cash or stock to key employees and directors of the Company and the Bank. As of December 31, 2013, non-incentive stock options for 25,000 shares and restricted stock for 79,677 shares of Common Stock have been granted under the Plan.

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

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The table below summarizes transactions under the Company’s stock option plans:

	Number of shares
	Incentive Stock Option	Non-Incentive Stock Option	Weighted Average Exercise Price
Balance outstanding as of January 1, 2011	194,750	170,829	$16.14
Granted	-	-	-
Exercised	-	-	-
Forfeited	(10,250)	(3,829)	17.51
Balance outstanding as of December 31, 2011	184,500	167,000	16.09
Granted	-	-	-
Exercised	(2,003)	-	6.18
Forfeited	(7,997)	-	6.18
Balance outstanding as of December 31, 2012	174,500	167,000	16.38
Granted	-	-	-
Exercised	(1,800)	-	5.23
Forfeited	(4,600)	(46,000)	15.86
Balance outstanding as of December 31, 2013	168,100	121,000	$16.54
Options exercisable as of December 31, 2013	147,300	104,250	$18.23

As of December 31, 2013, total outstanding stock options of 289,100 had a remaining contractual life of 3.10 years.

The total intrinsic value of outstanding stock options was $0 at both December 31, 2013 and 2012 and the total intrinsic value of outstanding exercisable stock options was $0 at both December 31, 2013 and 2012. The total fair value of share awards vested was $432,850 and $306,950 during 2013 and 2012, respectively.

There were no options granted during the years ended December 31, 2013 and 2012. The fair value of each option granted is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted-average assumptions for 2010.

December 31, 2010
Dividends per share	$-
Risk-free interest rate	2.15%
Expected life of options (years)	5
Weighted-average volatility	42.62%
Weighted-average fair value of options granted during year	$2.04

In January 2013 and 2012, the Company granted restricted stock to directors that was fully vested and thus, expensed in full during the year ended December 31, 2013 and 2012, respectively. The amount expensed of $116,032 and $110,009 for 2013 and 2012, respectively, represents 16,576 and 18,520 shares of common stock at a market price of $7.00 and $5.94, respectively, at the date of grant.

During 2012, the Company granted 27,313 shares of restricted stock to officers that have a cliff vesting at the end of two years, except for the CEO, who has a three year cliff vesting. The expense is being recognized over the applicable vesting period. The amount expensed during 2013 and 2012 was $89,357 and $79,330, respectively.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

Total stock-based compensation expense is comprised of expense for restricted stock awards and stock options. Expense recognized for the years ended December 31, 2013, 2012 and 2011 was $254,508, $253,017 and $186,654, respectively. As of December 31, 2013, there was $30,755 of unrecognized compensation expense related to nonvested stock options and $35,380 of unrecognized compensation expense related to nonvested restricted stock awards, which will be recognized over the remaining vesting periods.

Employee Stock Ownership Plan

The Employee Stock Ownership Plan (the “ESOP”) is a tax-qualified retirement plan sponsored and maintained by the Bank for the benefit of employees of the Company and the Bank. Effective as of December 31, 2012, the Bank’s Board of Directors approved the termination of the ESOP. Prior to distributing participant account balances held under the ESOP, the Bank allocated all then unallocated shares held by the ESOP as of December 31, 2012 to the appropriate participants’ accounts. The Bank also submitted to the Internal Revenue Service an application for a determination letter in connection with the termination of the ESOP. By letter dated September 9, 2013, the Service indicated that, based upon the information contained in the Bank’s application, it had determined that the termination of the ESOP does not adversely affect its qualification for federal tax purposes. Based on the Service’s issuance of a favorable determination letter, the Bank distributed all 233,224 shares of common stock held in the account balances to all of the ESOP’s 145 participants by December 31, 2013.

NOTE 14:     PREFERRED STOCK AND COMMON STOCK WARRANT

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

The Company entered into a Placement Agency Agreement with the Treasury on April 15, 2013 in connection with a private auction by the Treasury of the remaining 12,000 shares of Series A Preferred Stock conducted immediately thereafter. On April 29, 2013, the Treasury settled the sale of such shares of Series A Preferred Stock to the winning bidders in the private auction, consisting of six parties unrelated to the Company.

On May 8, 2013, the Company notified the Treasury of its intent to repurchase the Warrant at its fair market value. The Board of Directors of the Company had previously determined that it would be in the best interest of the Company and its stockholders to repurchase the Warrant and determined the Warrant’s fair market value to be $2,003,250 (the “Fair Market Value”). On May 10, 2013, the Treasury notified the Company that it had accepted the Company’s offer to repurchase the Warrant at its Fair Market Value. Accordingly, on May 15, 2013, the Company entered into a Letter Agreement with Treasury pursuant to which the Company repurchased the Warrant for $2,003,250 in cash. As a result of the aforementioned, the Warrant is no longer issued or outstanding and the Company’s participation in the CPP is completed. In addition, though the Series A Preferred Stock remains outstanding, as a result of the Treasury’s sale of the Series A Preferred stock to third-party investors on April 29, 2013, the Treasury no longer possesses any securities issued by the Company. Any repurchase or redemption of the Series A Preferred Stock by the Company would require regulatory approval.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

NOTE 15:     OTHER EXPENSES

Other expenses for the years ended December 31, 2013, 2012 and 2011 were as follows:

	December 31, 2013	December 31, 2012	December 31, 2011
Directors compensation	$243,410	$235,478	$215,980
Outside services	111,332	62,675	55,000
Legal expense	431,519	471,363	628,444
Deposit expense	84,942	219,778	73,712
Office supplies	74,516	81,814	94,002
Telephone	116,661	114,182	116,826
Postage	153,753	157,986	165,837
Insurance	87,758	87,436	74,287
Supervisory exam	55,234	57,109	58,609
Accounting	223,517	256,850	149,475
Organization dues	124,454	118,653	118,568
Loan expense	310,853	239,701	307,021
Mortgage buyback	-	147,119	-
Contributions	40,000	40,000	40,118
ATM expense	228,547	231,893	219,329
Federal and state tax credits amortization	885,478	885,478	676,700
Other operating	489,484	400,527	517,036

	$3,661,458	$3,808,042	$3,510,944

 NOTE 16:     RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to executive officers and directors and their affiliates. Annual activity consisted of the following:

	Year ended December 31,
	2013	2012	2011

Balance, beginning of year	$6,095,008	$5,794,896	$5,982,120
New Loans	782,681	464,400	650,095
Repayments	(394,186)	(164,288)	(837,319)

Balance, end of year	$6,483,503	$6,095,008	$5,794,896

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

NOTE 17:     COMMITMENTS AND CREDIT RISK

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

As of December 31, 2013 and 2012, the Bank had outstanding commitments to originate fixed-rate mortgage loans of approximately $3,545,000 and $9,217,000, respectively. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.

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

The Bank had total outstanding standby letters of credit amounting to $12,649,000 and $13,930,000 as of December 31, 2013 and 2012, respectively, with terms ranging from 1 year to 5 years.

The Bank has confirming letters of credit from the FHLB issued to enhance Bank issued letters of credit granted to various customers for industrial revenue bond issues.  As of December 31, 2013 and 2012, these letters of credit aggregated approximately $10,601,000 and $9,934,000.

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

As of December 31, 2013 and 2012, unused lines of credit to borrowers aggregated approximately $42,518,000 and $33,897,000, respectively, for commercial lines and $14,517,000 and $15,306,000, respectively, for open-end consumer lines.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

NOTE 18:     CONDENSED PARENT COMPANY STATEMENTS

The condensed balance sheets as of December 31, 2013 and 2012, and statements of income and cash flows for the years ended December 31, 2013, 2012 and 2011 for the parent company, Guaranty Federal Bancshares, Inc., are as follows:

Condensed Balance Sheets	December 31,
	2013	2012
Assets
Cash	$822,196	$681,509
Available-for-sale securities	99,306	70,914
Due from subsidiary	-	20,795
Investment in subsidiary	62,905,512	64,069,125
Investment in Capital Trust I & II	465,000	465,000
Prepaid expenses and other assets	173,698	35,579
Refundable income taxes	1,542,319	1,152,319
Deferred income taxes	-	2,592
	$66,008,031	$66,497,833
Liabilities
Subordinated debentures	$15,465,000	$15,465,000
Accrued expenses and other liabilities	172,986	164,263
Due to subsidiary	6,900	-
Deferred income taxes	7,912	-

Stockholders' equity
Series A preferred stock	11,983,790	11,789,276
Common stock	678,360	678,180
Common stock warrants	-	1,377,811
Additional paid-in capital	57,655,031	58,267,529
Retained earnings	43,769,485	39,324,292
Unrealized appreciation on available-for-sale securities, net	(2,506,248)	800,826
Treasury stock	(61,225,185)	(61,369,344)
	$66,008,031	$66,497,833

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

Condensed Statements of Income	Years ended December 31,
	2013	2012	2011

Income
Dividends from subsidiary bank	$4,003,250	$6,500,000	$1,000,000
Interest income:
Related party	-	8,471	14,753
Other	16,152	19,510	18,369
	4,019,402	6,527,981	1,033,122
Expense
Interest expense:
Related party	537,178	556,159	610,929
Other	815,865	878,305	462,971
	1,353,043	1,434,464	1,073,900
Income before income taxes and equity in undistributed income (loss) of subsidiaries	2,666,359	5,093,517	(40,778)
Credit for income taxes	(412,000)	(435,000)	(349,000)
Income before equity in undistributed earnings of subsidiaries	3,078,359	5,528,517	308,222
Equity in undistributed income (distribution in excess of income) of subsidiaries	2,161,348	(3,584,658)	3,527,417
Net income	$5,239,707	$1,943,859	$3,835,639

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

Condensed Statements of Cash Flows	Years ended December 31,
	2013	2012	2011

Cash Flows From Operating Activities

Net income	$5,239,707	$1,943,859	$3,835,639
Items not requiring (providing) cash:
(Equity in undistributed income) distributions in excess of income of subsidiaries	(2,161,348)	3,584,658	(3,527,417)
Deferred income taxes	-	-	38,834
Release of ESOP shares	-	153,848	126,737
Stock award plan expense	254,509	253,017	186,654
Changes in:
Prepaid expenses and other assets	(138,119)	147,929	104,176
Income taxes payable/refundable	(390,000)	(435,000)	(217,833)
Accrued expenses	8,723	9,058	(59,682)
Net cash provided by operating activities	2,813,470	5,657,369	487,108

Cash Flows From Financing Activities
Stock options exercised	9,408	12,388	-
Cash dividends paid on common and preferred stock	(600,000)	(744,444)	(850,000)
Treasury stock purchased	(106,636)	(25,736)	(53,230)
Repayment of advances from subsidiary	27,695	500	-
Repurchase of stock warrants	(2,003,250)	-	-
Redemption of preferred stock	-	(5,000,000)	-
Net cash used in financing activities	(2,672,783)	(5,757,292)	(903,230)

Increase (Decrease) in cash	140,687	(99,923)	(416,122)

Cash, beginning of year	681,509	781,432	(417,988)

Cash, end of year	$822,196	$681,509	$(834,110)

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

Statements of Comprehensive Income	Years ended December 31,
	2013	2012	2011
NET INCOME	$5,239,707	$1,943,859	$3,835,639
OTHER ITEMS OF COMPREHENSIVE INCOME (LOSS):
Change in unrealized gain (loss) on investment securities available-for-sale, before income taxes	28,392	8,652	(15,658)
Income tax expense (credit) related to other items of comprehensive income	10,505	3,200	(5,794)
Other comprehensive income (loss)	17,887	5,452	(9,864)
Comprehensive income (loss) of Bank	(3,324,961)	4,089	(1,041,855)
TOTAL COMPREHENSIVE INCOME	$1,932,633	$1,953,400	$2,783,920

NOTE 19:     SUBSEQUENT EVENT

             On March 7, 2014, the Company closed an underwritten offering of its common stock. The Company raised approximately $17.2 million in gross proceeds by issuing 1,499,999 shares of its common stock, which includes the full exercise of the over-allotment option granted to the underwriters of 195,652 shares, at a price to the public of $11.50 per share.

Net proceeds from the sale of the shares after underwriting discounts and estimated offering expenses are expected to be approximately $15.9 million. The Company intends to use the net proceeds from the offering (i) to redeem the remaining 12,000 shares of the Company’s Series A Preferred Stock and (ii) for working capital and for general corporate purposes, including potential future acquisitions.

 Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

Guaranty Federal Bancshares, Inc.

Springfield, Missouri

We have audited the accompanying consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Federal Bancshares, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/BKD, LLP

Springfield, Missouri

March 28, 2014

Guaranty Federal Bancshares, Inc.

2013 Annual Report

Board of Directors Guaranty Federal Bancshares, Inc. and Guaranty Bank	Executive Officers Guaranty Federal Bancshares, Inc. and Guaranty Bank

Don M. Gibson Chairman of the Board Guaranty Federal Bancshares and Guaranty Bank	Shaun A. Burke President, Chief Executive Officer
Carter M. Peters
Shaun A. Burke President and CEO Guaranty Federal Bancshares and	Executive Vice President, Chief Financial Officer
Guaranty Bank	H. Michael Mattson
Executive Vice President,
James R. Batten, CPA	Chief Lending Officer
Management Consultant
Sheri Biser
Kurt D. Hellweg Chairman and CEO International Dehydrated Foods, Inc. and American Dehydrated Foods, Inc.	Executive Vice President, Chief Credit Officer Robin Robeson
Executive Vice President,
Gregory V. Ostergren Chairman, President and CEO American National Property and Casualty	Chief Operating Officer Vicki Lindsay
Insurance Companies	Corporate Secretary

Tim Rosenbury, AIA Executive Vice President and Chairman Butler, Rosenbury and Partners, Inc.

James L. Sivils, III, JD CEO, Environmental Works, Inc.

John F. Griesemer Executive Vice President and COO Springfield Underground, Inc.