Form 10-K, Exhibit 13
period 2014-12-31
GUARANTY FEDERAL BANCSHARES INC
filed 2015-03-27
CIK 1046203

Exhibit 13

Guaranty Federal Bancshares, Inc.

2014 Annual Report

INVESTOR INFORMATION

ANNUAL MEETING OF STOCKHOLDERS:
The Annual Meeting of Stockholders of the Company will be held Wednesday, May 27, 2015 at 6:00 p.m., local time, at the Guaranty Bank Operations Center, 1414 W. Elfindale, Springfield, Missouri.

CONTENTS		ANNUAL REPORT ON FORM 10-K:
i	President’s Message	Copies of the Company’s Annual Report on Form 10-K, including the financial statements, filed with the Securities and Exchange Commission are available without charge upon written request to:
Vicki Lindsay, Secretary
1	Investor Information	Guaranty Federal Bancshares, Inc.,
1341 W. Battlefield St., Springfield, MO 65807-4181
2	Common Stock Prices & Dividends
TRANSFER AGENT:
4	Selected Consolidated Financial and Other Data	Computershare Investor Services
P.O. Box 43078
5	Management’s Discussion and Analysis of	Providence, RI 02940-3078
Financial Condition and Results of Operations
STOCK TRADING INFORMATION:
18	Consolidated Financial Statements	Symbol: GFED

57	Report of Independent Registered Public	SPECIAL LEGAL COUNSEL:
	Accounting Firm	Husch Blackwell LLP
901 St. Louis St., Suite 1900
58	Directors and Officers	Springfield, MO 65806

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
BKD, LLP 910 St. Louis St. PO Box 1190 Springfield, MO 65801-1190

STOCKHOLDER AND FINANCIAL INFORMATION:
Carter Peters, Executive Vice President, Chief Financial Officer 417-520-4333

Guaranty Federal Bancshares, Inc.

2014 Annual Report

COMMON STOCK PRICES & DIVIDENDS

The common stock of Guaranty Federal Bancshares, Inc. (the “Company”) is listed for trading on the NASDAQ Global Market under the symbol “GFED”. As of March 18, 2015, there were approximately 1,413 holders of shares of the Company’s common stock. At that date the Company had 6,844,503 shares of common stock issued and 4,375,969 shares of common stock outstanding.

During the year ended December 31, 2014, the Company paid dividends of (i) $0.05 per share on July 18, 2014 to stockholders of record as of July 7, 2014, and (ii) $0.05 per share on October 17, 2014, to stockholders of record as of October 6, 2014, and also declared a cash dividend of $0.05 per share on December 18, 2014, which was paid on January 16, 2015, to stockholders of record on January 5, 2015. During the year ended December 31, 2013, the Company did not declare a cash dividend on its shares of common stock. Any future dividends will be at the discretion of the Company’s Board of Directors and will depend on, among other things, the Company’s results of operations, cash requirements and surplus, financial condition, regulatory limitations and other factors that the Company’s Board of Directors may consider relevant.

The table below reflects the range of common stock high and low sale prices per the NASDAQ Global Market by quarter for the years ended December 31, 2014 and 2013.

	Year ended		Year ended
	December 31, 2014		December 31, 2013
	High	Low	High	Low
Quarter ended:
March 31	$13.12	$10.70	$10.61	$6.97
June 30	12.99	12.17	10.25	9.30
September 30	12.76	12.20	14.50	10.21
December 31	13.40	12.14	12.12	10.42

Guaranty Federal Bancshares, Inc.

2014 Annual Report

Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in The Nasdaq – Total U.S. Index and (b) the cumulative total stockholder return on stocks included in The Nasdaq Bank Index. All three investment comparisons assume the investment of $100 as of the close of business on December 31, 2009 and the hypothetical value of that investment as of the Company’s fiscal years ended December 31, 2010, 2011, 2012, 2013, and 2014, assuming that all dividends were reinvested. The graph reflects the historical performance of the Common Stock, and, as a result, may not be indicative of possible future performance of the Common Stock. The data used to compile this graph was obtained from NASDAQ.

		Period Ending
Index	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14
Guaranty Federal Bancshares, Inc.	100.00	93.70	112.20	135.63	216.52	262.34
NASDAQ - Total US	100.00	118.15	117.22	138.02	193.47	222.16
NASDAQ Bank Index	100.00	114.16	102.17	121.26	171.86	180.31

As a result of a change in the total return data made available to us through our vendor provider, our performance graphs going forward will be using an index provided by NASDAQ OMX Global Indexes which is comparable to the NASDAQ Bank Stock Index. Please note, information for the NASDAQ Bank Stock Index is provided only from December 31, 2009 through December 31, 2014, the last day this data was available by our third-party provider.

Guaranty Federal Bancshares, Inc.

Selected Consolidated Financial and Other Data

The following tables include certain information concerning the financial position and results of operations of Guaranty Federal Bancshares, Inc. (including consolidated data from operations of Guaranty Bank) as of the dates indicated. Dollar amounts are expressed in thousands except per share data.

Summary Balance Sheets	As of December 31,
	2014	2013	2012	2011	2010
ASSETS

Cash and cash equivalents	$12,494	$12,303	$41,663	$26,574	$14,145
Investments and interest-bearing deposits	86,529	97,772	102,162	86,871	109,891
Loans receivable, net	487,801	465,003	468,376	482,664	504,665
Accrued interest receivable	2,030	1,853	2,055	2,139	2,670
Prepaids and other assets	11,421	14,204	16,703	18,051	18,982
Foreclosed assets	3,165	3,822	4,530	10,012	10,540
Premises and equipment, net	10,603	10,887	11,286	11,424	11,325
Bank owned life insurance	14,417	14,044	13,657	10,771	10,450
	$628,460	$619,888	$660,432	$648,506	$682,668
LIABILITIES
Deposits	$479,818	$487,319	$500,015	$484,584	$480,694
Federal Home Loan Bank and Federal Reserve Bank advances	60,350	55,350	68,050	68,050	93,050
Securities sold under agreements to repurchase	10,000	10,000	25,000	25,000	39,750
Subordinated debentures	15,465	15,465	15,465	15,465	15,465
Other liabilities	1,350	1,399	1,034	1,172	1,668
	566,983	569,533	609,564	594,271	630,627

STOCKHOLDERS' EQUITY	61,477	50,355	50,868	54,235	52,041
	$628,460	$619,888	$660,432	$648,506	$682,668

Supplemental Data	As of December 31,
	2014	2013	2012	2011	2010
Number of full-service offices	9	9	9	9	9
Cash dividends per common share	$0.15	$-	$-	$-	$-

Summary Statements of Income	Years ended December 31,
	2014	2013	2012	2011	2010

Interest income	$25,014	$25,855	$27,606	$30,376	$32,331
Interest expense	4,329	5,097	6,858	9,611	14,806
Net interest income	20,685	20,758	20,748	20,765	17,525
Provision for loan losses	1,275	1,550	5,950	3,350	5,200
Net interest income after provision for loan losses	19,410	19,208	14,798	17,415	12,325
Noninterest income	3,418	5,319	3,256	4,485	4,279
Noninterest expense	15,819	17,657	16,241	17,361	15,530
Income before income taxes	7,009	6,870	1,813	4,539	1,074
Provision (credit) for income taxes	1,227	1,630	(131)	703	(57)

Net income	$5,782	$5,240	$1,944	$3,836	$1,131
Preferred stock dividends and discount accretion	357	795	1,077	1,126	1,126
Net income available to common shareholders	$5,425	$4,445	$867	$2,710	$5

Basic income per common share	$1.35	$1.63	$0.32	$1.01	$-
Diluted income per common share	$1.33	$1.58	$0.30	$1.01	$-

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

The Company has two active wholly-owned subsidiaries other than the Bank, its principal subsidiary: (i) Guaranty Statutory Trust I, a Delaware statutory trust; and (ii) Guaranty Statutory Trust II, a Delaware statutory trust and a third inactive subsidiary. These Trusts were formed in December 2005 for the exclusive purpose of issuing trust preferred securities to acquire junior subordinated debentures issued by the Company. The Company’s banking operation conducted through the Bank is the Company’s only reportable segment. See also the discussion contained in the section captioned “Segment Information” in Note 1 of the Notes to Consolidated Financial Statements in this report. The third subsidiary is a service corporation which has been inactive since February 1, 2003.

The discussion set forth below, and in any other portion of this report, may contain forward-looking statements. Such statements are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this report. When used in this document, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time including the risk factors of the Company set forth in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

FINANCIAL CONDITION

From December 31, 2013 to December 31, 2014, the Company’s total assets increased $8,571,509 (1%) to $628,459,644, liabilities decreased $2,550,105 (less than 1%) to $566,982,797, and stockholders' equity increased $11,121,614 (22%) to $61,476,847. The ratio of stockholders’ equity to total assets increased to 9.8% during this period, compared to 8.1% as of December 31, 2013.

From December 31, 2013 to December 31, 2014, available-for-sale securities decreased $11,224,700 (11%), primarily due to purchases of $40,823,180 offset by sales, maturities and principal payments received of $54,608,993. The Company’s unrealized loss decreased from $3,978,171 at December 31, 2013 to $711,779 at December 31, 2014.

Stock of the Federal Home Loan Bank of Des Moines (“FHLB”) increased by $271,800 (9%) to $3,156,900 due to the purchase of stock necessary to meet the FHLB borrowing requirements.

From December 31, 2013 to December 31, 2014, net loans receivable increased by $22,206,782 (5%) to $486,586,696. Permanent loans secured by commercial real estate increased $36,525,621 (20%) primarily secured by owner occupied retail and low-income housing projects. Construction loans decreased $6,481,546 (15%) due to a few larger credits being completed and transferred to the commercial real estate category. Permanent multi-family loans decreased $12,402,475 (27%) due primarily to the expected payoff of one large credit, Also, commercial loans decreased $607,567 (1%) which was due to various expected payoffs and principal reductions, Loans secured by both owner and non-owner occupied one to four unit residential real estate increased $4,103,164 (4%) and installment loans decreased $56,955 (less than 1%).

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

As of December 31, 2014, management identified loans totaling $5,381,000 as impaired with a related allowance for loan losses of $784,000. Impaired loans decreased by $10,790,000 during 2014, compared to the balance of $16,171,000 at December 31, 2013.

From December 31, 2013 to December 31, 2014, the allowance for loan losses decreased $1,213,003 to $6,588,597. In addition to the provision for loan loss of $1,275,000 recorded by the Company during the year ended December 31, 2014, loan charge-offs of specific loans (classified as nonperforming at December 31, 2013) exceeded recoveries by $2,488,003 for the year ended December 31, 2014. The Company’s increase in overall loan balances during 2014 has increased the general component of the allowance for loan loss reserve requirements. However, the overall reserve decreased as a result of charge-offs of specific reserves established on nonperforming loans.  The allowance for loan losses, as a percentage of gross loans outstanding (excluding mortgage loans held for sale), as of December 31, 2014 and December 31, 2013 was 1.34% and 1.65%, respectively. The allowance for loan losses, as a percentage of nonperforming loans outstanding, as of December 31, 2014 and December 31, 2013 was 124.5% and 49.2%, respectively. Management believes the allowance for loan losses is at a level to be sufficient in providing for potential loan losses in the Bank’s existing loan portfolio.

As of December 31, 2014, foreclosed assets held for sale consisted primarily of one commercial development in northwest Arkansas of $1.6 million and one commercial property located in Springfield, Missouri of $759,000.

From December 31, 2013 to December 31, 2014, deposits decreased $7,500,657 (2%) to $479,818,282. During this period, checking and savings transaction balances decreased by $4,908,937 and certificates of deposit declined $2,591,720. The decline in transactional balances is primarily due to the temporary reduction in the balance of one commercial depositor offset by significant growth in retail checking and public fund deposits. The Company has continued its strong efforts to grow core transaction deposits, both retail and commercial.

Federal Home Loan Bank and Federal Reserve Bank advances increased $5,000,000 (9%) from $55,350,000 as of December 31, 2013 to $60,350,000 as of December 31, 2014. During 2014, the Company utilized Federal Home Loan Bank advances to fund a portion of its loan growth due to the cost effectiveness of those borrowings. Going forward, the Company will continue to utilize advances to fund a portion of its organic loan growth.

From December 31, 2013 to December 31, 2014, stockholders’ equity (including unrealized depreciation on available-for-sale securities, net of tax) increased $11,121,614 (22%) to $61,476,847. This increase was due to several factors. First, in an underwritten offering of its common stock, the Company raised approximately $17,200,000 in gross proceeds by selling 1,499,999 shares of its treasury stock. The Company utilized approximately $12.0 million of the net proceeds to redeem the remaining 12,000 shares of its Series A Preferred Stock on May 7, 2014. Second, equity increased due to the Company’s net income after preferred stock dividends and accretion of $5,425,486 and the elimination of such dividend obligations after May 7. Finally, as a result of changes in market interest rates, the Company experienced an improvement in the value of its investment portfolio. The equity portion of the Company’s unrealized losses on available-for-sale securities improved by $2,057,827 during 2014. On a per common share basis, stockholders’ equity increased from $14.04 as of December 31, 2013 to $14.30 as of December 31, 2014.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

The following table shows the balances as of December 31, 2014 of various categories of interest-earning assets and interest-bearing liabilities and the corresponding yields and costs, and, for the periods indicated: (1) the average balances of various categories of interest-earning assets and interest-bearing liabilities, (2) the total interest earned or paid thereon, and (3) the resulting weighted average yields and costs. In addition, the table shows the Company’s rate spreads and net yields. Average balances are based on daily balances. Tax-free income is not material; accordingly, interest income and related average yields have not been calculated on a tax equivalent basis. Average loan balances include non-accrual loans. Dollar amounts are expressed in thousands.

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

	As of		Year Ended			Year Ended			Year Ended
	December 31, 2014		December 31, 2014			December 31, 2013			December 31, 2012

	Balance	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$494,390	5.09%	$465,874	$23,255	4.99%	$465,796	$23,885	5.13%	$479,699	$25,667	5.35%
Investment securities	86,529	1.64%	99,887	1,627	1.63%	107,706	1,795	1.67%	97,230	1,756	1.81%
Other assets	12,105	0.12%	23,487	132	0.56%	30,556	175	0.57%	30,832	183	0.59%
Total interest-earning	593,024	4.48%	589,248	25,014	4.25%	604,058	25,855	4.28%	607,761	27,606	4.54%
Noninterest-earning	35,436		36,036			37,730			43,985
	$628,460		$625,284			$641,788			$651,746

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing:
Savings accounts	$23,619	0.20%	$24,366	$49	0.20%	$24,022	$54	0.22%	$22,317	$81	0.36%
Transaction accounts	283,509	0.40%	289,175	1,242	0.43%	296,019	1,521	0.51%	274,703	2,012	0.73%
Certificates of deposit	120,982	0.91%	121,344	1,038	0.86%	135,871	1,284	0.95%	151,765	1,983	1.31%
FHLB and Federal Reserve advances	60,350	1.99%	53,865	1,202	2.23%	56,168	1,295	2.31%	68,055	1,544	2.27%
Subordinated debentures	15,465	3.43%	15,465	533	3.45%	15,465	537	3.47%	15,465	556	3.60%
Repurchase agreements	10,000	2.61%	10,000	265	2.65%	15,301	406	2.65%	25,000	682	2.73%
Total interest-bearing	513,925	0.83%	514,215	4,329	0.84%	542,846	5,097	0.94%	557,305	6,858	1.23%
Noninterest-bearing	53,058		51,277			48,280			41,356
Total liabilities	566,983		565,492			591,126			598,661
Stockholders' equity	61,477		59,792			50,662			53,085
	$628,460		$625,284			$641,788			$651,746
Net earning balance	$79,099		$75,033			$61,212			$50,456
Earning yield less costing rate		3.65%			3.40%			3.34%			3.31%
Net interest income, and net yield spread on interest-earning assets				$20,685	3.51%		$20,758	3.44%		$20,748	3.41%
Ratio of interest-earning assets to interest-bearing liabilities	115%		115%			111%			109%

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

	Year ended				Year ended
	December 31, 2014 versus December 31, 2013				December 31, 2013 versus December 31, 2012

	Average Balance	Interest Rate	Rate & Balance	Total	Average Balance	Interest Rate	Rate & Balance	Total
Interest income:
Loans	$4	$(634)	$-	$(630)	$(744)	$(1,069)	$31	$(1,782)
Investment securities	(130)	(41)	3	(168)	189	(135)	(15)	39
Other assets	(41)	(3)	1	(43)	(1)	(6)	-	(7)
Net change in interest income	(167)	(678)	4	(841)	(556)	(1,210)	16	(1,750)

Interest expense:
Savings accounts	1	(6)	-	(5)	6	(31)	(2)	(27)
Transaction accounts	(35)	(249)	6	(278)	156	(601)	(47)	(492)
Certificates of deposit	(137)	(122)	13	(246)	(208)	(549)	57	(700)
FHLB advances	(53)	(41)	2	(92)	(270)	27	(4)	(247)
Subordinated debentures	-	(4)	-	(4)	-	(19)	-	(19)
Repurchase agreements	(141)	(1)	-	(142)	(264)	(20)	8	(276)
Net change in interest expense	(365)	(423)	21	(767)	(580)	(1,193)	12	(1,761)
Change in net interest income	$198	$(255)	$(17)	$(74)	$24	$(17)	$4	$11

RESULTS OF OPERATIONS - COMPARISON OF YEAR ENDED DECEMBER 31, 2014 AND DECEMBER 31, 2013

	Average for the Year Shown
	Prime	Ten-Year Treasury	One-Year Treasury
December 31, 2014	3.25%	2.54%	0.12%
December 31, 2013	3.25%	2.35%	0.13%
Change in rates	0.00%	0.19%	-0.01%

Interest Rates. The Bank charges borrowers and pays depositors interest rates that are largely a function of the general level of interest rates. The above table sets forth the weekly average interest rates for the 52 weeks ending December 31, 2014 and December 31, 2013 as reported by the Federal Reserve. The Bank typically indexes its adjustable rate commercial loans to prime and its adjustable rate mortgage loans to the one-year treasury rate. The ten-year treasury rate is a proxy for 30-year fixed rate home mortgage loans.

Rates were steady and remained low for 2014 as the Federal Reserve Open Market Committee (“FOMC”) left the discount rate at 25 basis points. As of December 31, 2014, the prime rate was 3.25% and unchanged from December 31, 2013.

Interest Income. Total interest income decreased $841,184 (3%). The average balance of interest-earning assets decreased $14,810,000 (2%) while the yield on average interest earning assets decreased 3 basis points to 4.25%.

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Interest on loans decreased $630,791 (3%) and the average loan receivable balance increased $78,000 (less than 1%) while the average yield decreased 14 basis points to 4.99%. Strong competition is causing a reduction in rates for new credits and to maintain existing credit relationships.

Interest Expense. Total interest expense decreased $768,189 (15%) as the average balance of interest-bearing liabilities decreased $28,631,000 (5%) while the average cost of interest-bearing liabilities decreased 10 basis points to 0.84%.

Interest expense on deposits decreased $530,508 (19%) during 2014 as the average balance of interest bearing deposits decreased $21,027,000 (5%) and the average interest rate paid to depositors decreased 9 basis points to 0.54%. The primary reason for the decrease in the average cost of interest bearing deposits was the continued decline in higher cost certificates of deposits as well as reductions in the average rate paid on transaction deposit balances.

Net Interest Income. The Company’s net interest income decreased $72,995 (less than 1%). During the year ended December 31, 2014, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $75,033,000, resulting in an increase in the average net earning balance of $13,821,000 (23%). In addition, the Company’s spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 6 basis points from 3.34% to 3.40%.

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

Based on its internal analysis and methodology, management recorded a provision for loan losses of $1,275,000 and $1,550,000 for the years ended December 31, 2014 and 2013, respectively.

Generally, the overall decrease in the provision for loan losses for the year presented has resulted primarily from declining historic loss rates, which are used to calculate the reserve for the homogenous pool of loans. The Company has also experienced lower reserve requirements on newly classified nonperforming credits during the year. The Bank will continue to monitor its allowance for loan losses and make future additions based on economic and regulatory conditions. Management may need to increase the allowance for loan losses through charges to the provision for loan losses if anticipated growth in the Bank’s loan portfolio increases or other circumstances warrant. See further discussions of the allowance for loan losses under “Financial Condition”.

Non-Interest Income. Non-interest income decreased $1,901,007 (36%) which was primarily due to the Company recognizing $1.4 million in gains on the sale of certain tax credit assets in conjunction with a structured transaction to prepay a $15 million repurchase agreement during the year ended December 31, 2013.

Gains on sales of loans declined $462,715 (32%). This was primarily due to long-term interest rates increasing significantly during 2013 and into the first quarter of 2014 which dramatically reduced consumer demand for long-term secondary market mortgage loans throughout 2014.

Non-Interest Expense. Non-interest expense decreased $1,838,458 (10%). This decrease was primarily due to a $1.5 million prepayment penalty incurred on the prepayment of a repurchase agreement (further discussed above).

Salaries and employee benefits decreased $163,436 (2%) due to a decline in the overall number of staff compared to the prior year periods and a decline in mortgage commissions from reduced mortgage volume.

FDIC deposit insurance premiums decreased $113,488 (20%). This decrease in FDIC deposit insurance premiums was primarily due to the overall decline in the total assessment base.

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Income Taxes. The decrease in income tax expense is a direct result of the Company’s decrease in taxable income for the year ended December 31, 2014 compared to the year ended December 31, 2013. Furthermore, the actual effective tax rate (based on income before income taxes) also declined from the increased utilization of state low income housing tax credits.

Cash Dividends Paid. The Company paid dividends of $0.05 per share on July 18, 2014 to stockholders of record as of July 7, 2014, and $0.05 per share on October 17, 2014, to stockholders of record as of October 6, 2014, and also declared a cash dividend of $0.05 per share on December 18, 2014, which was paid on January 16, 2015, to stockholders of record on January 5, 2015. During 2014 and 2013, the Company also paid $413,000 and $600,000, respectively, in dividends on its preferred stock.

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

Generally, the overall decrease in the provision for loan losses for the year presented has resulted primarily from declining historic loss rates, which are used to calculate the reserve for the homogenous pool of loans, and an overall decrease in the loan portfolio. The Company has also experienced lower reserve requirements on newly classified nonperforming credits during 2013. The Bank will continue to monitor its allowance for loan losses and make future additions based on economic and regulatory conditions. Management of the Company may need to increase the allowance for loan losses through charges to the provision for loan losses if anticipated growth in the Bank’s loan portfolio increases or other circumstances warrant. See further discussions of the allowance for loan losses under “Financial Condition”.

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

The Bank constantly monitors its deposits in an effort to prohibit them from adversely impacting the Bank’s interest rate sensitivity. Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank’s asset/liability management objectives and spread requirements. As of December 31, 2014 and 2013, the Bank’s savings accounts, checking accounts, and money market deposit accounts totaled $358,836,495 or 75% of its total deposits and $363,745,433 or 75% of total deposits, respectively. The weighted average rate paid on these accounts decreased 4 basis points from 0.36% on December 31, 2013 to 0.32% on December 31, 2014 primarily due to the Bank’s efforts to reprice its retail and business accounts during 2014.

INTEREST RATE SENSITIVITY ANALYSIS

The following tables set forth as of December 31, 2014 and 2013, management’s estimates of the projected changes in Economic Value of Equity (“EVE”) in the event of instantaneous and permanent increases and decreases in market interest rates. Dollar amounts are expressed in thousands.

12/31/2014

BP Change	Estimated Net Portfolio Value			NPV as % of PV of Assets
in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
+200	$64,209	$(325)	-1%	10.39%	0.20%
+100	64,590	56	0%	10.33%	0.13%
NC	64,534	-	0%	10.19%	0.00%
-100	62,667	(1,867)	-3%	9.80%	-0.39%
-200	67,890	3,356	5%	10.53%	0.34%

12/31/2013

BP Change	Estimated Net Portfolio Value			NPV as % of PV of Assets
in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
+200	$59,083	$(4,135)	-7%	9.89%	-0.28%
+100	60,766	(2,452)	-4%	9.99%	-0.19%
NC	63,218	-	0%	10.18%	0.00%
-100	65,226	2,008	3%	10.26%	0.09%
-200	69,496	6,277	10%	10.69%	0.52%

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

The Company’s most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less. The levels of such assets are dependent on the Bank’s operating, financing, and investment activities at any given time. The Company’s cash and cash equivalents totaled $12,493,890 as of December 31, 2014 and $12,303,200 as of December 31, 2013, representing an increase of $190,690. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows, which are subject to, and influenced by, many factors. The Bank has $68,235,265 in certificates of deposit that are scheduled to mature in one year or less. Management anticipates that the majority of these certificates will renew in the normal course of operations. Based on existing collateral as well as the FHLB’s limitation of advances to 35% of assets, the Bank has the ability to borrow an additional $95,764,000 from the FHLB, as of December 31, 2014. Based on existing collateral, the Bank has the ability to borrow $28,990,000 from the Federal Reserve Bank as of December 31, 2014. The Bank plans to maintain its FHLB and Federal Reserve Bank borrowings to a level that will provide a borrowing capacity sufficient to provide for contingencies. Management has many policies and controls in place to attempt to manage the appropriate level of liquidity.

The Company’s Tier 1 capital position of $76,927,000 is 12.3% of average assets as of December 31, 2014. The Company has an excess of $51,907,000, $55,999,000, and $41,607,000 of required regulatory levels of tangible, core, and risk-based capital, respectively. In addition, under current regulatory guidelines, the Bank is classified as well capitalized. See also additional information provided under the caption “Regulatory Matters” in Note 1 of the Notes to Consolidated Financial Statements.

On March 7, 2014, the Company closed an underwritten offering of its common stock. The Company raised approximately $17.2 million in gross proceeds by issuing 1,499,999 shares of its common stock, which includes the full exercise of the over-allotment option granted to the underwriters of 195,652 shares, at a price to the public of $11.50 per share. Net proceeds from the sale of the shares after underwriting discounts and offering expenses were approximately $15.8 million. The Company used the net proceeds from the offering (i) to redeem the remaining 12,000 shares of the Company’s Series A Preferred Stock and (ii) for working capital and for general corporate purposes, including potential future acquisitions.

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

OFF-BALANCE SHEET ARRANGEMENTS

Various commitments and contingent liabilities arise in the normal course of business, which are not required to be recorded on the balance sheet. The most significant of these are loan commitments, lines of credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. As of December 31, 2014 and 2013, the Bank had outstanding commitments to originate loans of approximately $2,483,000 and $3,545,000, respectively. Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. As of December 31, 2014 and 2013, unused lines of credit to borrowers aggregated approximately $47,599,000 and $42,518,000 for commercial lines and $13,859,000 and $14,517,000 for open-end consumer lines. Since a portion of the loan commitment and line of credit may expire without being drawn upon, the total unused commitments and lines do not necessarily represent future cash requirements.

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank had total outstanding standby letters of credit amounting to $15,965,000 and $12,649,000 as of December 31, 2014 and 2013, respectively. The commitments extend over varying periods of time.

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

AGGREGATE CONTRACTUAL OBLIGATIONS

The following table summarizes the Company’s fixed and determinable contractual obligations by payment date as of December 31, 2014. Dollar amounts are expressed in thousands.

Payments Due By Period

		One Year	One to	Three to	More than
Contractual Obligations	Total	or less	Three Years	Five Years	Five Years

Deposits without stated maturity	$358,836	$358,836	$-	$-	$-
Time and brokered certificates of deposit	120,982	68,235	39,698	9,932	3,117
Other borrowings	10,000	-	-	10,000	-
FHLB and Federal Reserve advances	60,350	8,250	-	52,100	-
Subordinated debentures	15,465	-	-	-	15,465
Operating leases	289	129	117	43	-
Purchase obligations	-	-	-	-	-
Other long term obligations	330	330	-	-	-
Total	$566,252	$435,780	$39,815	$72,075	$18,582

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

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

       In January 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-01 to amend FASB ASC Topic 323, Investments – Equity Method and Joint Ventures. The objective of this update is to provide guidance on accounting for investments by a reporting entity in flow-through limited liability entities that manage or invest in affordable housing projects that qualify for the low-income housing tax credit. The amendments in the update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The update was effective for the Company beginning January 1, 2015. The Company does have significant investments in such qualified affordable housing projects and is currently reviewing the provisions of this update to determine what, if any, impacts it may have on the Company’s financial position or results of operations. The Company expects that there will be no material impact on the Company’s financial position or results of operations, except that the investment expense which is currently included in Other Non-interest Expense in the Consolidated Statements of Income would be removed from Other Non-interest Expense and included in Provision for Income Taxes in the Consolidated Statements of Income. This would have the effect of reducing Non-interest Expense and increasing Provision for Income Taxes, but is not expected to have any impact on Net Income.

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

In January 2014, the FASB issued ASU No. 2014-04 to amend FASB ASC Topic 310, Receivables – Troubled Debt Restructurings by Creditors. The objective of the amendments in this update is to reduce diversity by clarifying when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in this update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The update was effective for the Company beginning January 1, 2015, and the Company does not anticipate that the update will have a material impact on the Company’s financial position or results of operations.

In June 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU provides a framework that replaces the existing revenue recognition guidance and is effective for annual periods and interim periods within that reporting period beginning after December 15, 2016, for public entities. Early adoption is not permitted. The Company does not expect the adoption of ASU 2014-09 to have a material impact on its consolidated financial statements.

In June 2014, the FASB issued ASU No, 2014-11, Transfers and Servicing (Topic 860) Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. This ASU changes the accounting for repurchase-to-maturity transactions to secured borrowing accounting. Additionally, for repurchase financing arrangements, the amendments of this ASU require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement. The requirements were effective for public entities for the first interim or annual period beginning after December 15, 2014. The disclosure of certain transactions accounted for as a sale is required to be presented for interim and annual periods beginning after December 15, 2014, and the disclosure for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as securities borrowings is required to be presented for annual periods beginning after December 15, 2014. The Company’s adoption of ASU No. 2014-01 is not expected to have a significant impact on its consolidated financial statements.

Guaranty Federal Bancshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

SUMMARY OF UNAUDITED QUARTERLY OPERATING RESULTS

	Year Ended December 31, 2014, Quarter ended
	Mar-14	Jun-14	Sep-14	Dec-14
Interest income	$6,360,064	$6,037,583	$6,147,059	$6,469,608
Interest expense	1,100,897	1,060,346	1,086,163	1,081,899
Net interest income	5,259,167	4,977,237	5,060,896	5,387,709
Provision for loan losses	200,000	325,000	450,000	300,000
Gain on loans and investment securities	188,666	258,270	248,413	320,417
Other noninterest income, net	629,027	604,225	618,972	550,474
Noninterest expense	4,344,604	3,882,983	3,851,068	3,740,093
Income before income taxes	1,532,256	1,631,749	1,627,213	2,218,507
Provision for income taxes	230,830	293,066	266,730	436,403
Net income	1,301,426	1,338,683	1,360,483	1,782,104
Preferred stock dividends and discount accretion	246,210	111,000	-	-
Net income available to common shareholders	$1,055,216	$1,227,683	$1,360,483	$1,782,104
Basic income per common share	$0.33	$0.29	$0.32	$0.41
Diluted income per common share	$0.33	$0.28	$0.31	$0.41

	Year Ended December 31, 2013, Quarter ended
	Mar-13	Jun-13	Sep-13	Dec-13
Interest income	$6,419,421	$6,467,020	$6,349,895	$6,619,162
Interest expense	1,428,154	1,281,353	1,229,708	1,158,279
Net interest income	4,991,267	5,185,667	5,120,187	5,460,883
Provision for loan losses	400,000	250,000	200,000	700,000
Gain on loans and investment securities	520,734	708,268	276,359	158,802
Other noninterest income, net	499,034	1,976,276	599,739	580,259
Noninterest expense	4,425,600	5,532,337	4,010,452	3,688,817
Income before income taxes	1,185,435	2,087,874	1,785,833	1,811,127
Provision for income taxes	232,782	520,134	439,847	437,799
Net income	952,653	1,567,740	1,345,986	1,373,328
Preferred stock dividends and discount accretion	198,630	198,630	198,630	198,630
Net income available to common shareholders	$754,023	$1,369,110	$1,147,356	$1,174,698
Basic income per common share	$0.28	$0.50	$0.42	$0.43
Diluted income per common share	$0.25	$0.49	$0.41	$0.42

Guaranty Federal Bancshares, Inc.

Consolidated Balance Sheets

December 31, 2014 and 2013

	December 31,	December 31,
	2014	2013
ASSETS

Cash and due from banks	$3,604,316	$3,453,032
Interest-bearing deposits in other financial institutions	8,889,574	8,850,168
Cash and cash equivalents	12,493,890	12,303,200
Available-for-sale securities	86,467,985	97,692,685
Held-to-maturity securities	60,993	79,162
Stock in Federal Home Loan Bank, at cost	3,156,900	2,885,100
Mortgage loans held for sale	1,214,632	623,432
Loans receivable, net of allowance for loan losses at December 31, 2014 and 2013 - $6,588,597 and $7,801,600, respectively	486,586,636	464,379,854
Accrued interest receivable:
Loans	1,704,374	1,462,881
Investments and interest-bearing deposits	325,684	389,760
Prepaid expenses and other assets	4,530,191	5,536,879
Foreclosed assets held for sale	3,165,447	3,821,976
Premises and equipment, net	10,602,763	10,886,720
Bank owned life insurance	14,417,220	14,043,697
Income taxes receivable	320,416	504,138
Deferred income taxes	3,412,513	5,278,651
	$628,459,644	$619,888,135

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	$479,818,282	$487,318,939
Federal Home Loan Bank and Federal Reserve Bank advances	60,350,000	55,350,000
Securities sold under agreements to repurchase	10,000,000	10,000,000
Subordinated debentures	15,465,000	15,465,000
Advances from borrowers for taxes and insurance	143,984	149,668
Accrued expenses and other liabilities	963,386	998,934
Accrued interest payable	242,145	250,361
	566,982,797	569,532,902

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Capital Stock:
Series A preferred stock, $0.01 par value; authorized 2,000,000 shares; issued and outstanding December 31, 2013 - 12,000 shares	-	11,983,790
Common stock, $0.10 par value; authorized 10,000,000 shares; issued December 31, 2014 and 2013 - 6,823,203 and 6,783,603 shares, respectively	682,320	678,360
Additional paid-in capital	50,366,546	57,655,031
Retained earnings, substantially restricted	48,549,691	43,769,485
Accumulated other comprehensive loss
Unrealized loss on available-for-sale securities, net of income taxes; December 31, 2014 and 2013 - ($263,358) and ($1,471,923), respectively	(448,421)	(2,506,248)
	99,150,136	111,580,418

Treasury stock, at cost; December 31, 2014 and December 31, 2013 - 2,492,552 and 4,051,248 shares, respectively	(37,673,289)	(61,225,185)
	61,476,847	50,355,233
	$628,459,644	$619,888,135

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.

Consolidated Statements of Income

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012

Interest Income
Loans	$23,254,863	$23,885,654	$25,666,608
Investment securities	1,627,460	1,794,717	1,755,804
Other	131,991	175,127	183,388
	25,014,314	25,855,498	27,605,800
Interest Expense
Deposits	2,329,090	2,859,598	4,076,194
Federal Home Loan Bank advances	1,202,383	1,295,121	1,543,493
Subordinated debentures	533,207	537,178	556,159
Securities sold under agreements to repurchase	264,625	405,597	682,169
	4,329,305	5,097,494	6,858,015
Net Interest Income	20,685,009	20,758,004	20,747,785
Provision for Loan Losses	1,275,000	1,550,000	5,950,000
Net Interest Income After Provision for Loan Losses	19,410,009	19,208,004	14,797,785
Noninterest Income
Service charges	1,264,027	1,196,597	1,119,570
Gain on sale of investment securities	34,163	219,845	168,306
Gain on sale of loans	981,603	1,444,318	1,884,923
Gain on sale of state low-income housing tax credits	-	1,441,012	281,561
Net loss on foreclosed assets	(213,239)	(275,223)	(1,391,472)
Other income	1,351,910	1,292,922	1,192,783
	3,418,464	5,319,471	3,255,671
Noninterest Expense
Salaries and employee benefits	8,895,353	9,058,789	9,247,912
Occupancy	1,697,190	1,752,162	1,629,566
FDIC deposit insurance premiums	448,675	562,163	688,763
Prepayment penalty on repurchase agreements	-	1,510,000	-
Data processing	685,028	687,630	566,652
Advertising	425,004	425,004	300,000
Other expense	3,667,498	3,661,458	3,808,042
	15,818,748	17,657,206	16,240,935
Income Before Income Taxes	7,009,725	6,870,269	1,812,521
Provision (Credit) for Income Taxes	1,227,029	1,630,562	(131,338)
Net Income	$5,782,696	$5,239,707	$1,943,859
Preferred Stock Dividends and Discount Accretion	357,210	794,520	1,076,561
Net Income Available to Common Shareholders	$5,425,486	$4,445,187	$867,298

Basic Income Per Common Share	$1.35	$1.63	$0.32
Diluted Income Per Common Share	$1.33	$1.58	$0.30

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
NET INCOME	$5,782,696	$5,239,707	$1,943,859
OTHER ITEMS OF COMPREHENSIVE INCOME (LOSS):
Change in unrealized gain (loss) on investment securities available-for-sale, before income taxes	3,300,555	(5,029,478)	183,449
Less: Reclassification adjustment for realized gains on investment securities included in net income, before income taxes	(34,163)	(219,845)	(168,306)
Total other items in comprehensive income (loss)	3,266,392	(5,249,323)	15,143
Income tax expense (credit) related to other items of comprehensive income	1,208,565	(1,942,249)	5,602
Other comprehensive income (loss)	2,057,827	(3,307,074)	9,541
TOTAL COMPREHENSIVE INCOME	$7,840,523	$1,932,633	$1,953,400

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,782,696	$5,239,707	$1,943,859
Items not requiring (providing) cash:
Deferred income taxes	657,573	983,526	160,784
Depreciation	755,937	822,316	747,368
Provision for loan losses	1,275,000	1,550,000	5,950,000
Gain on sale of loans and investment securities	(1,015,766)	(1,664,163)	(2,053,229)
Loss on sale of foreclosed assets	131,840	163,161	1,356,464
Gain on sale of state low-income housing tax credits	-	(1,441,012)	(281,561)
Amortization of deferred income, premiums and discounts, net	825,906	555,665	548,635
Stock award plans	242,189	254,508	253,017
Origination of loans held for sale	(34,694,993)	(49,231,796)	(80,713,138)
Proceeds from sale of loans held for sale	35,085,396	53,871,439	83,457,153
Release of ESOP shares	-	-	153,848
Increase in cash surrender value of bank owned life insurance	(373,523)	(386,217)	(386,593)
Changes in:
Prepaid FDIC deposit insurance premiums	-	1,438,636	650,440
Accrued interest receivable	(177,417)	202,728	83,951
Prepaid expenses and other assets	1,006,688	691,294	887,894
Accrued expenses and other liabilities	(185,259)	368,229	(103,521)
Income taxes receivable/payable	183,722	406,036	(397,508)
Net cash provided by operating activities	9,499,989	13,824,057	12,257,863

CASH FLOWS FROM INVESTING ACTIVITIES
Net change in loans	(23,700,987)	(1,304,007)	6,478,698
Principal payments on held-to-maturity securities	18,169	101,880	37,530
Principal payments on available-for-sale securities	9,698,931	10,582,593	8,123,388
Purchase of available-for-sale securities	(40,823,180)	(53,316,013)	(80,356,225)
Proceeds from sales of available-for-sale securities	41,759,062	31,225,169	31,688,102
Proceeds from maturities of available-for-sale securities	3,151,000	10,250,000	19,162,654
Purchase of premises and equipment	(471,980)	(422,626)	(609,956)
Proceeds from sale of state low-income housing tax credits	-	1,441,012	281,561
Proceeds from maturities of interest bearing deposits	-	-	5,587,654
Purchase of bank owned life insurance	-	-	(2,500,000)
(Purchase) redemption of Federal Home Loan Bank stock	(271,800)	920,400	41,400
Proceeds from sale of foreclosed assets held for sale	657,431	436,783	5,227,038
Net cash used in investing activities	(9,983,354)	(84,809)	(6,838,156)

See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.

Consolidated Statements of Cash Flows (continued)

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand deposits, NOW accounts and savings accounts	$(4,908,937)	$13,745,911	$20,824,692
Net decrease in certificates of deposit	(2,591,720)	(26,441,687)	(5,393,642)
Net decrease in securities sold under agreements to repurchase	-	(15,000,000)	-
Proceeds from FHLB and Federal Reserve advances	8,000,000	3,000,000	-
Repayments of FHLB and Federal Reserve advances	(3,000,000)	(15,700,000)	-
Proceeds from issuance of common stock	15,814,312	-	-
Repayments to borrowers for taxes and insurance	(5,684)	(3,199)	(3,642)
Repurchase of stock warrants	-	(2,003,250)	-
Redemption of preferred stock	(12,000,000)	-	(5,000,000)
Stock options exercised	210,870	9,408	12,388
Common and preferred cash dividends paid	(844,786)	(600,000)	(744,444)
Treasury stock purchased	-	(106,636)	(25,736)
Net cash provided by (used in) financing activities	674,055	(43,099,453)	9,669,616

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	190,690	(29,360,205)	15,089,323

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	12,303,200	41,663,405	26,574,082

CASH AND CASH EQUIVALENTS, END OF YEAR	$12,493,890	$12,303,200	$41,663,405

Supplemental Cash Flows Information

Real estate acquired in settlement of loans	$371,971	$705,070	$1,101,193

Interest paid	$4,337,521	$5,246,817	$6,977,212

Income taxes paid, net of (refunds)	$360,000	$241,000	$195,000

Sale and financing of foreclosed assets held for sale	$239,229	$812,877	$1,795,070

 See Notes to Consolidated Financial Statements

Guaranty Federal Bancshares, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2014, 2013 and 2012

	Preferred Stock	Common Stock	Common Stock Warrants	Additional Paid-In Capital	Unearned ESOP Shares	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2012	$16,425,912	$677,980	$1,377,811	$58,333,614	$(204,930)	$(61,623,816)	$38,456,991	$791,285	$54,234,847
Net income	-	-	-	-	-	-	1,943,859	-	1,943,859
Change in unrealized gain on available-for-sale securities, net of income taxes of $5,603	-	-	-	-	-	-	-	9,541	9,541
Preferred stock redeemed	(5,000,000)	-	-	-	-	-	-	-	(5,000,000)
Preferred stock discount accretion	363,364	-	-	-	-	-	(363,364)	-	-
Preferred stock dividends (5%)	-	-	-	-	-	-	(713,194)	-	(713,194)
Stock award plans	-	-	-	(27,191)	-	280,208	-	-	253,017
Stock options exercised	-	200	-	12,188	-	-	-	-	12,388
Release of ESOP shares	-	-	-	(51,082)	204,930	-	-	-	153,848
Treasury stock purchased	-	-	-	-	-	(25,736)	-	-	(25,736)
Balance, December 31, 2012	11,789,276	678,180	1,377,811	58,267,529	-	(61,369,344)	39,324,292	800,826	50,868,570
Net income	-	-	-	-	-	-	5,239,707	-	5,239,707
Change in unrealized gain (loss) on available-for-sale securities, net of income taxes of $1,942,249	-	-	-	-	-	-	-	(3,307,074)	(3,307,074)
Preferred stock discount accretion	194,514	-	-	-	-	-	(194,514)	-	-
Preferred stock dividends (5%)	-	-	-	-	-	-	(600,000)	-	(600,000)
Common stock warrants repurchased	-	-	(1,377,811)	(625,439)	-	-	-	-	(2,003,250)
Stock award plans	-	-	-	3,713	-	250,795	-	-	254,508
Stock options exercised	-	180	-	9,228	-	-	-	-	9,408
Treasury stock purchased	-	-	-	-	-	(106,636)	-	-	(106,636)
Balance, December 31, 2013	11,983,790	678,360	-	57,655,031	-	(61,225,185)	43,769,485	(2,506,248)	50,355,233
Net income	-	-	-	-	-	-	5,782,696	-	5,782,696
Change in unrealized gain (loss) on available-for-sale securities, net of income taxes of $1,208,565	-	-	-	-	-	-	-	2,057,827	2,057,827
Preferred stock redeemed	(12,000,000)	-	-	-	-	-	-	-	(12,000,000)
Preferred stock discount accretion	16,210	-	-	-	-	-	(16,210)	-	-
Preferred stock dividends (5%)	-	-	-	-	-	-	(338,000)	-	(338,000)
Dividends on common stock ($0.15 per share)	-	-	-	-	-	-	(648,280)	-	(648,280)
Stock award plans	-	-	-	(644,722)	-	886,911	-	-	242,189
Stock options exercised	-	3,960	-	206,910	-	-	-	-	210,870
Proceeds from issuance of common stock	-	-	-	(6,850,673)	-	22,664,985	-	-	15,814,312
Balance, December 31, 2014	$-	$682,320	$-	$50,366,546	$-	$(37,673,289)	$48,549,691	$(448,421)	$61,476,847

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

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

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

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

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

The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2011.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2014 and 2013 cash equivalents consisted of interest-bearing deposits and money market accounts.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required on December 31, 2014 and 2013, was $8,171,000 and $7,319,000, respectively.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized gain (loss) on available-for-sale securities, unrealized gain (loss) on available-for-sale securities for which a portion of an other-than-temporary impairment has been recognized in income and unrealized gain (loss) on held-to-maturity securities for which a portion of an other-than-temporary impairment has been recognized in income.

Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct and material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of December 31, 2014 and 2013, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2014, the most recent notification from the Missouri Division of Finance and the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The Company’s and the Bank's actual capital amounts and ratios are also presented in the table. No amount was deducted from capital for interest-rate risk. Dollar amounts are expressed in thousands.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2014

Tier 1 (core) capital, and ratio to adjusted total assets
Company	$76,927	12.3%	$25,020	4.0%	n/a	n/a
Bank	$72,076	11.5%	$24,966	4.0%	$31,208	5.0%

Tier 1 (core) capital, and ratio to risk-weighted assets
Company	$76,927	14.7%	$20,928	4.0%	n/a	n/a
Bank	$72,076	13.8%	$20,914	4.0%	$31,371	6.0%

Total risk-based capital, and ratio to risk-weighted assets
Company	$83,463	16.0%	$41,856	8.0%	n/a	n/a
Bank	$78,612	15.0%	$41,828	8.0%	$52,285	10.0%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	RaRtio	Amount	Ratio	Amount	Ratio
As of December 31, 2013

Tier 1 (core) capital, and ratio to adjusted total assets
Company	$67,858	10.7%	$25,344	4.0%	n/a	n/a
Bank	$65,410	10.3%	$25,300	4.0%	$31,625	5.0%

Tier 1 (core) capital, and ratio to risk-weighted assets
Company	$67,858	13.4%	$20,192	4.0%	n/a	n/a
Bank	$65,410	13.0%	$20,166	4.0%	$30,248	6.0%

Total risk-based capital, and ratio to risk-weighted assets
Company	$74,178	14.7%	$40,384	8.0%	n/a	n/a
Bank	$71,730	14.2%	$40,331	8.0%	$50,414	10.0%

The amount of dividends that the Company and Bank may pay is subject to various regulatory limitations. As of December 31, 2014 and 2013 the Company and Bank exceeded their minimum capital requirements. The Bank may not pay dividends which would reduce capital below the minimum requirements shown above.

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

General Litigation

The Company and the Bank, from time to time, may be parties to ordinary routine litigation, which arises in the normal course of business, such as claims to enforce liens, and condemnation proceedings, on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Company and the Bank. After reviewing pending and threatened litigation with legal counsel, management believes that as of December 31, 2014, the outcome of any such litigation will not have a material adverse effect on the Company’s financial position or results of operations.

Earnings Per Common Share

The computation for earnings per common share for the years ended December 31, 2014, 2013 and 2012 is as follows

	Year Ended	Year Ended	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012

Net income available to common shareholders	$5,425,486	$4,445,187	$867,298
Average common shares outstanding	4,006,461	2,733,969	2,715,186
Effect of dilutive securities	68,040	79,646	144,743
Average diluted shares outstanding	4,074,501	2,813,615	2,859,929
Basic income per common share	$1.35	$1.63	$0.32
Diluted income per common share	$1.33	$1.58	$0.30

Stock options to purchase 131,500, 154,000 and 201,500 shares of common stock were outstanding during the years ended December 31, 2014, 2013 and 2012, respectively, but were not included in the computation of diluted income per common share because their exercise price was greater than the average market price of the common shares.

Stock warrants to purchase 459,459 shares of common stock were outstanding during the year ended December 31, 2012 and were included in the computation of diluted income per common share because their exercise price was less than the average market price of the common shares during the period.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

NOTE 2:             SECURITIES

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities classified as available-for-sale are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2014
Equity Securities	$102,212	$16,121	$(13,310)	$105,023
Debt Securities:
U. S. government agencies	10,528,055	-	(271,282)	10,256,773
Municipals	15,474,316	185,747	(70,173)	15,589,890
Government sponsored mortgage-backed securities and SBA loan pools	61,075,181	235,977	(794,859)	60,516,299
	$87,179,764	$437,845	$(1,149,624)	$86,467,985

	Amortized . Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2013
Equity Securities	$102,212	$16,007	$(18,913)	$99,306
Debt Securities:
U. S. government agencies	33,198,865	-	(1,437,478)	31,761,387
Municipals	14,133,821	18,827	(660,021)	13,492,627
Corporates	990,663	3,609	-	994,272
Government sponsored mortgage-backed securities	53,245,297	265,038	(2,165,242)	51,345,093
	$101,670,858	$303,481	$(4,281,654)	$97,692,685

Maturities of available-for-sale debt securities as of December 31, 2014:

	Amortized Cost	Approximate Fair Value
1-5 years	$6,508,809	$6,415,929
5-10 years	10,631,947	10,438,272
After ten years	8,861,614	8,992,462
Government sponsored mortgage-backed securities and SBA loan pools not due on a single maturity date	61,075,181	60,516,299
	$87,077,551	$86,362,962

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities classified as held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2014
Debt Securities:
Government sponsored mortgage-backed securities	$60,993	$1,626	$-	$62,619

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
As of December 31, 2013
Debt Securities:
Government sponsored mortgage-backed securities	$79,162	$1,927	$-	$81,089

Maturities of held-to-maturity securities as of December 31, 2014:

	Amortized Cost	Approximate Fair Value
Government sponsored mortgage-backed securities not due on a single maturity date	$60,993	$62,619

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $52,907,065 and $42,807,840 as of December 31, 2014 and 2013, respectively.

Gross gains of $320,888, $418,990 and $168,306 and gross losses of $286,725, $199,145 and $0 resulting from sale of available-for-sale securities were realized for the years ended December 31, 2014, 2013 and 2012, respectively. The tax effect of these net gains was $12,640, $81,343 and $62,273 in 2014, 2013 and 2012, respectively.

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

No securities were written down for other-than-temporary impairment during the years ended December 31, 2014, 2013 and 2012.

Certain other investments in debt and equity securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2014 and 2013, was $60,733,191 and $85,712,067, respectively, which is approximately 70% and 88% of the Company’s investment portfolio. These declines primarily resulted from changes in market interest rates and failure of certain investments to meet projected earnings targets.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2014 and 2013.

	December 31, 2014

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$-	$-	$34,618	$(13,310)	$34,618	$(13,310)
U. S. government agencies	-	-	10,256,773	(271,282)	10,256,773	(271,282)
Municipals	2,677,626	(7,692)	5,859,560	(62,481)	8,537,186	(70,173)
Government sponsored mortgage-backed securities and SBA loan pools	12,703,301	(70,049)	29,201,313	(724,810)	41,904,614	(794,859)
	$15,380,927	$(77,741)	$45,352,264	$(1,071,883)	$60,733,191	$(1,149,624)

	December 31, 2013

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Equity Securities	$-	$-	$29,014	$(18,913)	$29,014	$(18,913)
U. S. government agencies	24,731,730	(916,208)	7,029,657	(521,270)	31,761,387	(1,437,478)
Municipals	10,460,662	(534,440)	1,701,215	(125,581)	12,161,877	(660,021)
Government sponsored mortgage-backed securities	32,074,646	(1,655,296)	9,685,143	(509,946)	41,759,789	(2,165,242)
	$67,267,038	$(3,105,944)	$18,445,029	$(1,175,710)	$85,712,067	$(4,281,654)

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

NOTE 3:             LOANS AND ALLOWANCE FOR LOAN LOSSES

Categories of loans at December 31, 2014 and 2013 include:

	December 31,
	2014	2013
Real estate - residential mortgage:
One to four family units	$97,900,814	$93,797,650
Multi-family	33,785,959	46,188,434
Real estate - construction	36,784,584	43,266,130
Real estate - commercial	215,605,054	179,079,433
Commercial loans	92,114,216	92,721,783
Consumer and other loans	17,246,437	17,303,392
Total loans	493,437,064	472,356,822
Less:
Allowance for loan losses	(6,588,597)	(7,801,600)
Deferred loan fees/costs, net	(261,831)	(175,368)
Net loans	$486,586,636	$464,379,854

Classes of loans by aging at December 31, 2014 and 2013 were as follows:

As of December 31, 2014
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days and Accruing
	(In Thousands)
Real estate - residential mortgage:
One to four family units	$113	$428	$279	$820	$97,081	$97,901	$-
Multi-family	-	-	-	-	33,786	33,786	-
Real estate - construction	-	-	-	-	36,785	36,785	-
Real estate - commercial	-	-	-	-	215,605	215,605	-
Commercial loans	-	-	227	227	91,887	92,114	-
Consumer and other loans	23	35	-	58	17,188	17,246	-
Total	$136	$463	$506	$1,105	$492,332	$493,437	$-

As of December 31, 2013
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days and Accruing
	(In Thousands)
Real estate - residential mortgage:
One to four family units	$246	$337	$-	$583	$93,215	$93,798	$-
Multi-family	-	-	-	-	46,188	46,188	-
Real estate - construction	-	-	536	536	42,730	43,266	-
Real estate - commercial	-	-	2,604	2,604	176,476	179,080	-
Commercial loans	-	2	3,628	3,630	89,092	92,722	-
Consumer and other loans	19	-	63	82	17,221	17,303	-
Total	$265	$339	$6,831	$7,435	$464,922	$472,357	$-

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

Nonaccruing loans are summarized as follows:

	December 31,
	2014	2013
Real estate - residential mortgage:
One to four family units	$911,240	$815,746
Multi-family	-	-
Real estate - construction	2,892,772	4,529,410
Real estate - commercial	459,823	3,663,166
Commercial loans	1,026,772	6,776,230
Consumer and other loans	-	63,027
Total	$5,290,607	$15,847,579

The following tables present the activity in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of and for the years ended December 31, 2014, 2013 and 2012:

As of December 31, 2014
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Balance, beginning of year	$2,387	$2,059	$997	$209	$1,519	$272	$359	$7,802
Provision charged to expense	(651)	(157)	21	(82)	2,388	14	(258)	$1,275
Losses charged off	(411)	(9)	(127)	-	(2,018)	(150)	-	$(2,715)
Recoveries	5	99	9	-	65	49	-	$227
Balance, end of year	$1,330	$1,992	$900	$127	$1,954	$185	$101	$6,589
Ending balance: individually evaluated for impairment	$376	$158	$36	$-	$203	$12	$-	$785
Ending balance: collectively evaluated for impairment	$954	$1,834	$864	$127	$1,751	$173	$101	$5,804
Loans:
Ending balance: individually evaluated for impairment	$2,893	$460	$847	$-	$1,027	$801	$-	$6,028
Ending balance: collectively evaluated for impairment	$33,892	$215,145	$97,054	$33,786	$91,087	$16,445	$-	$487,409

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2013
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Balance, beginning of year	$2,525	$2,517	$1,316	$284	$1,689	$255	$154	$8,740
Provision charged to expense	691	(181)	(203)	(75)	988	125	205	$1,550
Losses charged off	(879)	(277)	(139)	-	(1,268)	(164)	-	$(2,727)
Recoveries	50	-	23	-	110	56	-	$239
Balance, end of year	$2,387	$2,059	$997	$209	$1,519	$272	$359	$7,802
Ending balance: individually evaluated for impairment	$890	$-	$8	$-	$601	$102	$-	$1,601
Ending balance: collectively evaluated for impairment	$1,497	$2,059	$989	$209	$918	$170	$359	$6,201
Loans:
Ending balance: individually evaluated for impairment	$4,530	$3,663	$886	$-	$6,776	$316	$-	$16,171
Ending balance: collectively evaluated for impairment	$38,736	$175,417	$92,912	$46,188	$85,946	$16,987	$-	$456,186

As of December 31, 2012
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Balance, beginning of year	$2,508	$2,725	$1,735	$390	$1,948	$372	$935	$10,613
Provision charged to expense	1,324	683	(179)	(106)	5,090	(81)	(781)	$5,950
Losses charged off	(1,335)	(985)	(265)	-	(5,547)	(73)	-	$(8,205)
Recoveries	28	94	25	-	198	37	-	$382
Balance, end of year	$2,525	$2,517	$1,316	$284	$1,689	$255	$154	$8,740
Ending balance: individually evaluated for impairment	$438	$350	$90	$-	$441	$48	$-	$1,367
Ending balance: collectively evaluated for impairment	$2,087	$2,167	$1,226	$284	$1,248	$207	$154	$7,373
Loans:
Ending balance: individually evaluated for impairment	$6,275	$5,673	$2,360	$-	$2,555	$414	$-	$17,277
Ending balance: collectively evaluated for impairment	$42,642	$162,088	$97,022	$46,405	$92,672	$16,303	$-	$457,132

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

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The following summarizes impaired loans as of and for the years ended December 31, 2014 and 2013:

As of December 31, 2014
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In Thousands)
Loans without a specific valuation allowance
Real estate - residential mortgage:
One to four family units	$632	$632	$-	$692	$2
Multi-family	-	-	-	35	-
Real estate - construction	74	74	-	84	-
Real estate - commercial	-	-	-	204	-
Commercial loans	341	341	-	1,924	198
Consumer and other loans	-	-	-	-	-
Loans with a specific valuation allowance
Real estate - residential mortgage:
One to four family units	$279	$279	$36	$322	$-
Multi-family	-	-	-	-	-
Real estate - construction	2,819	4,074	376	3,554	-
Real estate - commercial	460	460	158	441	-
Commercial loans	685	988	203	1,175	-
Consumer and other loans	91	91	12	234	-
Total
Real estate - residential mortgage:
One to four family units	$911	$911	$36	$1,014	$2
Multi-family	-	-	-	35	-
Real estate - construction	2,893	4,148	376	3,638	-
Real estate - commercial	460	460	158	645	-
Commercial loans	1,026	1,329	203	3,099	198
Consumer and other loans	91	91	12	234	-
Total	$5,381	$6,939	$785	$8,665	$200

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2013
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized

	(In Thousands)

Loans without a specific valuation allowance
Real estate - residential mortgage:
One to four family units	$620	$620	$-	$1,908	$5
Multi-family	-	-	-	-	-
Real estate - construction	96	96	-	3,086	-
Real estate - commercial	3,663	3,663	-	4,310	40
Commercial loans	2,327	2,462	-	1,030	1
Consumer and other loans	-	-	-	91	-
Loans with a specific valuation allowance
Real estate - residential mortgage:
One to four family units	$267	$267	$8	$286	$-
Multi-family	-	-	-	-	-
Real estate - construction	4,433	5,484	890	2,606	-
Real estate - commercial	-	-	-	561	-
Commercial loans	4,449	5,148	601	3,047	-
Consumer and other loans	316	316	102	319	-
Total
Real estate - residential mortgage:
One to four family units	$887	$887	$8	$2,194	$5
Multi-family	-	-	-	-	-
Real estate - construction	4,529	5,580	890	5,692	-
Real estate - commercial	3,663	3,663	-	4,871	40
Commercial loans	6,776	7,610	601	4,077	1
Consumer and other loans	316	316	102	410	-
Total	$16,171	$18,056	$1,601	$17,244	$46

Interest of approximately $113,000 was recognized on average impaired loans of $25,899,000 for the year ended December 31, 2012.

At December 31, 2014, the Bank’s impaired loans shown in the table above included loans that were classified as troubled debt restructurings (TDR). The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession.

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

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The following summarizes information regarding new troubled debt restructurings by class:

	2014

	Number of Loans	Pre-Modification Outstanding Recorded Balance	Post-Modification Outstanding Recorded Balance
Real estate - residential mortgage:
One to four family units	1	$287,500	$287,500
Multi-family	-	-	-
Real estate - construction	-	-	-
Real estate - commercial	-	-	-
Commercial loans	2	831,026	831,026
Consumer and other loans	-	-	-
Total	3	$1,118,526	$1,118,526

	2013

	Number of Loans	Pre-Modification Outstanding Recorded Balance	Post-Modification Outstanding Recorded Balance
Real estate - residential mortgage:
One to four family units	2	$662,598	$662,598
Multi-family	-	-	-
Real estate - construction	1	73,845	73,845
Real estate - commercial	2	3,275,179	3,297,014
Commercial loans	3	2,889,923	3,114,327
Consumer and other loans	-	-	-
Total	8	$6,901,545	$7,147,784

The troubled debt restructurings described above increased the allowance for loan losses by $239,724 and $255,679 and resulted in charge offs of $303,345 and $135,063 during the years ended December 31, 2014 and 2013, respectively.

The following presents the troubled debt restructurings by type of modification:

	2014
	Interest Rate	Term	Combination	Total Modification
Real estate - residential mortgage:
One to four family units	$-	$-	$287,500	$287,500
Multi-family	-	-	-	-
Real estate - construction	-	-	-	-
Real estate - commercial	-	-	-	-
Commercial loans	-	-	831,026	831,026
Consumer and other loans	-	-	-	-
Total	$-	$-	$1,118,526	$1,118,526

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

	2013
	Interest Rate	Term	Combination	Total Modification
Real estate - residential mortgage:
One to four family units	$417,070	$-	$245,528	$662,598
Multi-family	-	-	-	-
Real estate - construction	-	73,845	-	73,845
Real estate - commercial	-	-	3,297,014	3,297,014
Commercial loans	-	-	3,114,327	3,114,327
Consumer and other loans	-	-	-	-
Total	$417,070	$73,845	$6,656,869	$7,147,784

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

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

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

The following table provides information about the credit quality of the loan portfolio using the Bank’s internal rating system as of December 31, 2014 and 2013:

As of December 31, 2014
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Total
	(In Thousands)
Rating:
Pass	$27,370	$207,311	$94,129	$33,786	$78,197	$17,015	$457,808
Special Mention	6,522	5,076	2,501	-	10,273	-	24,372
Substandard	2,893	2,758	1,271	-	3,644	231	10,797
Doubtful	-	460	-	-	-	-	460
Total	$36,785	$215,605	$97,901	$33,786	$92,114	$17,246	$493,437

As of December 31, 2013
	Construction	Commercial Real Estate	One to four family	Multi-family	Commercial	Consumer and Other	Total
	(In Thousands)
Rating:
Pass	$31,433	$169,135	$83,341	$45,768	$78,622	$16,743	$425,042
Special Mention	7,253	4,721	8,954	420	9,161	107	30,616
Substandard	683	5,224	1,503	-	2,738	453	10,601
Doubtful	3,897	-	-	-	2,201	-	6,098
Total	$43,266	$179,080	$93,798	$46,188	$92,722	$17,303	$472,357

The weighted average interest rate on loans as of December 31, 2014 and 2013 was 5.09% and 5.78%, respectively.

The Bank serviced mortgage loans for others amounting to $94,214 and $106,079 as of December 31, 2014 and 2013, respectively. The Bank serviced commercial loans for others amounting to $4,672,175 and $6,531,898 as of December 31, 2014 and 2013, respectively.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

NOTE 4:             PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, are as follows:

	December 31,	December 31,
	2014	2013
Land	$2,250,789	$2,250,789
Buildings and improvements	11,805,406	11,763,779
Automobile	25,115	25,115
Furniture, fixtures and equipment	9,876,988	9,446,636
Leasehold improvements	271,799	271,799
	24,230,097	23,758,118
Less accumulated depreciation	(13,627,334)	(12,871,398)
Net premises and equipment	$10,602,763	$10,886,720

Depreciation expense was $755,937, $822,316 and $747,368 for the years ended December 31, 2014, 2013, and 2012, respectively.

NOTE 5:             BANK OWNED LIFE INSURANCE

The Company has purchased Bank owned life insurance on certain key members of management. Such policies are recorded at their cash surrender value, or the amount that can be realized. The increase in cash surrender value in excess of the single premium paid is reported as other noninterest income. The balance at December 31, 2014 and 2013 was $14,417,220 and $14,043,697, respectively.

NOTE 6:             INVESTMENTS IN AFFORDABLE HOUSING PARTNERSHIPS

The Company has purchased investments in limited partnerships that were formed to operate low-income housing apartment complexes and single-family housing units throughout Missouri. The investments are accounted for under the cost method as the Company does not have the ability to exert significant influence over the partnerships. For a minimum 15 year compliance period, each partnership must adhere to affordable housing regulatory requirements in order to maintain the utilization of the tax credits. At December 31, 2014 and 2013, the net carrying values of the Company’s investments in these entities was $3,574,183 and $4,466,001, respectively, and are included in other assets on the Company’s Consolidated Balance Sheets.

The Company received income tax credits of $1,221,394, $1,221,394 and $1,247,394 during 2014, 2013 and 2012, respectively. Amortization of the investment costs was $885,478 during each of the fiscal years 2014, 2013 and 2012.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

NOTE 7:             DEPOSITS

Deposits are comprised of the following at December 31, 2014 and 2013:

	December 31, 2014			December 31, 2013
	Weighted Average Rate	Balance	Percentage of Deposits	Weighted Average Rate	Balance	Percentage of Deposits

Demand	0.00%	$51,707,667	10.8%	0.00%	$48,677,819	10.0%
NOW	0.34%	111,561,440	23.3%	0.35%	86,601,344	17.8%
Money market	0.43%	171,948,057	35.8%	0.47%	204,740,175	42.0%
Savings	0.20%	23,619,332	4.9%	0.21%	23,726,095	4.9%
	0.32%	358,836,496	74.8%	0.36%	363,745,433	74.6%
Certificates:
0% - 1.99%	0.84%	117,499,869	24.5%	0.78%	117,625,137	24.1%
2.00% - 3.99%	2.27%	3,481,917	0.7%	2.46%	5,259,772	1.1%
4.00% - 6.00%	0.00%	-	0.0%	4.28%	688,597	0.1%
	0.88%	120,981,786	25.2%	0.87%	123,573,506	25.4%
Total Deposits	0.47%	$479,818,282	100.0%	0.49%	$487,318,939	100.0%

The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $64,768,000 and $60,941,000, as of December 31, 2014 and 2013, respectively.

A summary of certificates of deposit by maturity as of December 31, 2014, is as follows:

2015	$62,038,920
2016	26,874,655
2017	19,020,119
2018	5,229,749
2019	4,701,854
Thereafter	3,116,489
$120,981,786

A summary of interest expense on deposits is as follows:

	Years ended
	December 31,
	2014	2013	2012

NOW and Money Market accounts	$1,242,158	$1,521,465	$2,011,796
Savings accounts	49,071	53,647	80,968
Certificate accounts	1,050,081	1,295,864	1,999,060
Early withdrawal penalties	(12,220)	(11,378)	(15,630)
	$2,329,090	$2,859,598	$4,076,194

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The Bank utilizes brokered deposits as an additional funding source. The aggregate amount of brokered deposits was approximately $50,331,000 and $53,176,000 as of December 31, 2014 and 2013, respectively.

NOTE 8:              BORROWINGS

Federal Home Loan Bank Advances

Federal Home Loan Bank advances consist of the following:

	December 31, 2014		December 31, 2013

Maturity Date	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2015	8,250,000	0.41%	250,000	4.66%
2018	50,000,000	2.14%	50,000,000	2.14%
2019	2,100,000	4.87%	2,100,000	4.87%
	$60,350,000	2.00%	$52,350,000	2.26%

The FHLB requires the Bank to maintain collateral in relation to outstanding balances of advances. For collateral purposes, the FHLB values mortgage loans free of other pledges, liens and encumbrances at 80% of their fair value, and investment securities free of other pledges, liens and encumbrances at 95% of their fair value. Based on existing collateral as well as the FHLB’s limitation of advances to 35% of assets, the Bank has the ability to borrow an additional $95.8 million from the FHLB, as of December 31, 2014.

Federal Reserve Bank Borrowings

During 2008, the Bank established a borrowing line with the Federal Reserve Bank. The Bank has the ability to borrow $29.0 million as of December 31, 2014. The Federal Reserve Bank requires the Bank to maintain collateral in relation to borrowings outstanding. The Bank had no borrowings outstanding on this line as of December 31, 2014. At December 31, 2013, the Bank had an outstanding balance of $3.0 million.

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

The Company has pledged certain investment securities with a fair value of $12.6 million and $12.1 million as of December 31, 2014 and 2013, respectively, to these repurchase agreements.

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

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

NOTE 10:             INCOME TAXES

As of December 31, 2014 and 2013, retained earnings included approximately $5,075,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 as of both December 31, 2014 and 2013.

The provision (credit) for income taxes consists of:

	Years Ended
	December 31,
	2014	2013	2012

Taxes currently payable	$560,468	$647,036	$(292,122)
Deferred income taxes	666,561	983,526	160,784
	$1,227,029	$1,630,562	$(131,338)

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The tax effects of temporary differences related to deferred taxes shown on the December 31, 2014 and 2013 balance sheets are:

	December 31,	December 31,
	2014	2013
Deferred tax assets:
Allowances for loan losses	$2,240,123	$2,886,592
Writedowns on foreclosed assets held for sale	781,870	879,113
Deferred loan fees/costs	96,877	64,886
Unrealized depreciation on available-for-sale securities	263,358	1,471,923
Other	421,873	382,723
	3,804,101	5,685,237
Deferred tax liabilities:
FHLB stock dividends	(52,455)	(68,953)
Accumulated depreciation	(268,503)	(273,481)
Other	(70,630)	(64,152)
	(391,588)	(406,586)
Deferred tax asset before valuation allowance	3,412,513	5,278,651
Valuation allowance:
Beginning balance	-	(1,645,379)
Decrease from sale of state income tax credits	-	1,719,978
Increase for state low income housing tax credits generated	-	(74,599)
Ending balance	-	-
Net deferred tax asset	$3,412,513	$5,278,651

A reconciliation of income tax expense at the statutory rate to income tax expense at the Company’s effective rate is shown below:

	Years ended
	December 31,

	2014		2013	2012
Computed at statutory rate	34.0%		34.0%	34.0%
Increase (reduction) in taxes resulting from:
State financial institution tax and credits	(11.1%	)	(9.0% )	(33.1%	)
ESOP	-		-	(3.3%	)
Cash surrender value of life insurance	(1.8%	)	(1.9% )	(7.9%	)
Valuation allowance	-		-	(3.5%	)
Other	(3.6%	)	0.6%	6.6%
Actual effective rate	17.5%		23.7%	(7.2%	)

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

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2014 and 2013 (dollar amounts in thousands):

As of December 31, 2014
Financial assets:
	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Equity securities:
Other	$105	$-	$-	$105
Debt securities:
U.S. government agencies	-	10,257	-	10,257
Municipals	-	15,590	-	15,590
Government sponsored mortgage-backed securities and SBA loan pools	-	60,516	-	60,516
Available-for-sale securities	$105	$86,363	$-	$86,468

As of December 31, 2013
Financial assets:
	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Equity securities:
Other	$99	$-	$-	$99
Debt securities:
U.S. government agencies	-	31,762	-	31,762
U.S. corporate	-	994	-	994
Municipals	-	13,493	-	13,493
Government sponsored mortgage-backed securities	-	51,345	-	51,345
Available-for-sale securities	$99	$97,594	$-	$97,693

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

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2014 and 2013 (dollar amounts in thousands):

Impaired loans:
	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
December 31, 2014	$-	$-	$4,076	$4,076
December 31, 2013	$-	$-	$10,305	$10,305

Foreclosed assets held for sale:
	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
December 31, 2014	$-	$-	$354	$354
December 31, 2013	$-	$-	$2,340	$2,340

There were no transfers between valuation levels for any asset during the years ended December 31, 2014 or 2013. If valuation techniques are deemed necessary, the Company considers those transfers to occur at the end of the period when the assets are valued.

The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements (dollar amounts in thousands):

	Fair Value December 31, 2014	Valuation Technique	Unobservable Input	Range (Weighted Average)
Impaired loans (collateral dependent)	$4,076	Market Comparable	Discount to reflect realizable value	0%-34%	(16%)
Foreclosed assets held for sale	$354	Market Comparable	Discount to reflect realizable value	0%-32%	(21%)

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

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

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The following table presents estimated fair values of the Company’s financial instruments at December 31, 2014 and 2013.

	December 31, 2014			December 31, 2013
	Carrying Amount	Fair Value	Hierarchy Level	Carrying Amount	Fair Value	Hierarchy Level
Financial assets:
Cash and cash equivalents	$12,493,890	$12,493,890	1	$12,303,200	$12,303,200	1
Held-to-maturity securities	60,993	62,619	2	79,162	81,089	2
Federal Home Loan Bank stock	3,156,900	3,156,900	2	2,885,100	2,885,100	2
Mortgage loans held for sale	1,214,632	1,214,632	2	623,432	623,432	2
Loans, net	486,586,636	487,244,753	3	464,379,854	466,057,001	3
Interest receivable	2,030,058	2,030,058	2	1,852,641	1,852,641	2
Financial liabilities:
Deposits	479,818,282	476,519,750	2	487,318,939	476,503,513	2
FHLB and Federal Reserve advances	60,350,000	61,615,252	2	55,350,000	57,185,083	2
Securities sold under agreements to repurchase	10,000,000	10,371,866	2	10,000,000	7,978,555	2
Subordinated debentures	15,465,000	15,465,000	3	15,465,000	15,465,000	3
Interest payable	242,145	242,145	2	250,361	250,361	2
Unrecognized financial instruments (net of contractual value):
Commitments to extend credit	-	-	-	-	-	-
Unused lines of credit	-	-	-	-	-	-

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

NOTE 13:             EMPLOYEE BENEFIT PLANS

Equity Plans

On May 26, 2010, the Company’s stockholders voted to approve the Guaranty Federal Bancshares, Inc. 2010 Equity Plan (the ”Plan”). The Plan provides for the grant of up to 200,000 shares of Common Stock under equity awards including stock options, stock awards, restricted stock, stock appreciation rights, performance units, or other equity-based awards payable in cash or stock to key employees and directors of the Company and the Bank. As of December 31, 2014, non-incentive stock options for 25,000 shares and restricted stock for 114,239 shares of Common Stock have been granted under the Plan.

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

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

The table below summarizes transactions under the Company’s stock option plans:

	Number of shares
	Incentive Stock Option	Non-Incentive Stock Option	Weighted Average Exercise Price
Balance outstanding as of January 1, 2012	184,500	167,000	$16.09
Granted	-	-	-
Exercised	(2,003)	-	6.18
Forfeited	(7,997)	-	6.18
Balance outstanding as of December 31, 2012	174,500	167,000	16.38
Granted	-	-	-
Exercised	(1,800)	-	5.23
Forfeited	(4,600)	(46,000)	15.86
Balance outstanding as of December 31, 2013	168,100	121,000	16.54
Granted	-	-	-
Exercised	(25,100)	(14,500)	5.33
Forfeited	(2,700)	(24,000)	19.03
Balance outstanding as of December 31, 2014	140,300	82,500	$18.23
Options exercisable as of December 31, 2014	133,900	79,500	$18.81

As of December 31, 2014, total outstanding stock options of 222,800 had a remaining contractual life of 3.10 years.

The total intrinsic value of outstanding stock options was $727,827 and $778,860 for the years ended December 31, 2014 and 2013. The total intrinsic value of outstanding exercisable stock options was $651,781 and $560,199 for the years ended December 31, 2014 and 2013. The total fair value of share awards vested was $361,517 and $432,850 during 2014 and 2013, respectively.

In February 2014 and January 2013 and 2012, the Company granted restricted stock to directors that was fully vested and thus, expensed in full during the year ended December 31, 2014, 2013 and 2012, respectively. The amount expensed of $122,538, $116,032 and $110,009 for 2014, 2013 and 2012, respectively, represents 11,242, 16,576 and 18,520 shares of common stock at a market price of $10.90, $7.00 and $5.94, respectively, at the date of grant.

During 2014, the Company granted 23,320 shares of restricted stock to officers that have a cliff vesting at the end of three years. During 2012, the Company granted 27,313 shares of restricted stock to officers that have a cliff vesting at the end of two years, except the CEO, who has a three year cliff vesting. The expense is being recognized over the applicable vesting period. The amount expensed during 2014, 2013 and 2012 was $102,099, $89,357 and $79,330, respectively.

Total stock-based compensation expense is comprised of expense for restricted stock awards and stock options. Expense recognized for the years ended December 31, 2014, 2013 and 2012 was $254,340, $254,508 and $253,017, respectively. As of December 31, 2014, there was $235 of unrecognized compensation expense related to nonvested stock options and $190,858 of unrecognized compensation expense related to nonvested restricted stock awards, which will be recognized over the remaining vesting periods.

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

NOTE 14:             PREFERRED STOCK AND COMMON STOCK WARRANT

On January 30, 2009, the Company issued and sold, and the Treasury purchased, (1) 17,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock Series A (the “Series A Preferred Shares”), and (2) a ten-year warrant to purchase up to 459,459 shares of the Company's common stock at an exercise price of $5.55 per share (the “Warrant”), for an aggregate purchase price of $17.0 million. The Certificate of Designations by which the Series A Preferred Shares were created (the “Certificate of Designations”) provided, among other things, that the Series A Preferred Shares were redeemable at the liquidation amount of $1,000 per share plus accrued but unpaid dividends. The Certificate of Designations also provided for a dividend rate of 5% per annum for the first five years from the date of issuance which increased to 9% per annum thereafter. The Series A Preferred Shares qualified as Tier 1 capital.

On June 13, 2012, with regulatory approval, the Company redeemed 5,000 Series A Preferred Shares for $5 million plus accrued and unpaid dividends of $19,444, leaving 12,000 Series A Preferred Shares remaining outstanding and owned by Treasury.

The Company entered into a Placement Agency Agreement with the Treasury on April 15, 2013 in connection with a private auction by the Treasury of all of its remaining 12,000 Series A Preferred Shares which was conducted immediately thereafter (the “Private Auction”). On April 29, 2013, the Treasury settled the sale of such Series A Preferred Shares to the winning bidders in the Private Auction, consisting of six parties unrelated to the Company.

Shortly thereafter, the Company repurchased the Warrant from Treasury pursuant to the terms thereof for the aggregate purchase price of $2,003,250 in cash. As a result of the Warrant repurchase, the Company’s participation in the CPP was completed.

On April 3, 2014, the Company received approval from the Board of Governors of the Federal Reserve System to redeem the Company’s remaining 12,000 Series A Preferred Shares from the parties who had purchased them from Treasury or their affiliates, for the liquidation amount of $12 million plus accrued but unpaid dividends of $19.50 per Series A Preferred Share. At the time of the redemption, the Series A Preferred Shares carried a coupon rate of 9.0% per annum. The Company provided the holders of the Series A Preferred Stock with a formal notice of redemption and thirty days thereafter redeemed the Series A Preferred Stock on May 7, 2014, plus all accrued and unpaid dividends.

NOTE 15:  COMMON STOCK OFFERING

On March 7, 2014, the Company closed an underwritten offering of its common stock. The Company raised approximately $17.2 million in gross proceeds by selling 1,499,999 shares of its Treasury Stock, which includes the full exercise of the over-allotment option granted to the underwriters of 195,652 shares, at a price to the public of $11.50 per share.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

Net proceeds from the sale of the shares after underwriting discounts and estimated offering expenses were approximately $15.8 million. The Company used the net proceeds from the offering to redeem the remaining 12,000 shares of the Company’s Series A Preferred Stock on May 7, 2014 and intends to use the remaining net proceeds for working capital and for general corporate purposes, including potential future acquisitions.

NOTE 16:             OTHER EXPENSES

Other expenses for the years ended December 31, 2014, 2013 and 2012 were as follows:

	December 31,	December 31,	December 31,
	2014	2013	2012
Directors compensation	$215,465	$243,410	$235,478
Outside services	96,660	111,332	62,675
Legal expense	246,545	431,519	471,363
Deposit expense	67,710	84,942	219,778
Office supplies	77,909	74,516	81,814
Telephone	118,268	116,661	114,182
Postage	149,379	153,753	157,986
Insurance	106,139	87,758	87,436
Supervisory exam	57,359	55,234	57,109
Accounting	217,280	223,517	256,850
Organization dues	146,845	124,454	118,653
Loan expense	269,016	310,853	239,701
Mortgage buyback	-	-	147,119
Contributions	50,004	40,000	40,000
ATM expense	253,457	228,547	231,893
Federal and state tax credits amortization	885,478	885,478	885,478
Other operating	709,984	489,484	400,527

	$3,667,498	$3,661,458	$3,808,042

NOTE 17:             RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to executive officers and directors and their affiliates. Annual activity consisted of the following:

	Year ended December 31,
	2014	2013	2012

Balance, beginning of year	$6,483,503	$6,095,008	$5,794,896
New Loans	394,269	782,681	464,400
Repayments	(2,468,128)	(394,186)	(164,288)

Balance, end of year	$4,409,644	$6,483,503	$6,095,008

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

As of December 31, 2014 and 2013, the Bank had outstanding commitments to originate fixed-rate mortgage loans of approximately $2,483,000 and $3,545,000, respectively. The commitments extend over varying periods of time with the majority being disbursed within a thirty-day period.

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

The Bank had total outstanding standby letters of credit amounting to $15,965,000 and $12,649,000 as of December 31, 2014 and 2013, respectively, with terms ranging from 1 year to 5 years.

The Bank has confirming letters of credit from the FHLB issued for collateral on public deposits and to enhance Bank issued letters of credit granted to various customers for industrial revenue bond issues.  As of December 31, 2014 and 2013, these letters of credit aggregated approximately $23,884,000 and $10,601,000.

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

As of December 31, 2014 and 2013, unused lines of credit to borrowers aggregated approximately $47,599,000 and $42,518,000, respectively, for commercial lines and $13,859,000 and $14,517,000, respectively, for open-end consumer lines.

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

NOTE 19:             CONDENSED PARENT COMPANY STATEMENTS

The condensed balance sheets as of December 31, 2014 and 2013, and statements of income and cash flows for the years ended December 31, 2014, 2013 and 2012 for the parent company, Guaranty Federal Bancshares, Inc., are as follows:

Condensed Balance Sheets	December 31,
	2014	2013
Assets
Cash	$3,882,370	$822,196
Available-for-sale securities	105,024	99,306
Investment in subsidiary	71,626,420	62,905,512
Investment in Capital Trust I & II	465,000	465,000
Prepaid expenses and other assets	15,954	173,698
Refundable income taxes	1,216,032	1,542,319
Deferred income taxes	7,947	-
	$77,318,747	$66,008,031
Liabilities
Subordinated debentures	$15,465,000	$15,465,000
Accrued expenses and other liabilities	370,000	172,986
Due to subsidiary	6,900	6,900
Deferred income taxes	-	7,912

Stockholders' equity
Series A preferred stock	-	11,983,790
Common stock	682,320	678,360
Additional paid-in capital	50,366,546	57,655,031
Retained earnings	48,549,691	43,769,485
Unrealized loss on available-for-sale securities, net	(448,421)	(2,506,248)
Treasury stock	(37,673,289)	(61,225,185)
	$77,318,747	$66,008,031

Condensed Statements of Income	Years ended December 31,
	2014	2013	2012

Income
Dividends from subsidiary bank	$-	$4,003,250	$6,500,000
Interest income:
Related party	-	-	8,471
Other	16,069	16,152	19,510
	16,069	4,019,402	6,527,981
Expense
Interest expense:
Related party	533,207	537,178	556,159
Other	765,848	815,865	878,305
	1,299,055	1,353,043	1,434,464
Income (loss) before income taxes and equity in undistributed income (loss) of subsidiaries	(1,282,986)	2,666,359	5,093,517
Credit for income taxes	(399,000)	(412,000)	(435,000)
Income (loss) before equity in undistributed earnings of subsidiaries	(883,986)	3,078,359	5,528,517
Equity in undistributed income (distribution in excess of income) of subsidiaries	6,666,682	2,161,348	(3,584,658)
Net income	$5,782,696	$5,239,707	$1,943,859

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

Condensed Statements of Cash Flows	Years ended December 31,
	2014	2013	2012

Cash Flows From Operating Activities

Net income	$5,782,696	$5,239,707	$1,943,859
Items not requiring (providing) cash:
(Equity in undistributed income) distributions in excess of income of subsidiaries	(6,666,682)	(2,161,349)	3,584,658
Deferred income taxes	(17,976)	-	-
Release of ESOP shares	-	-	153,848
Stock award plan expense	242,189	254,508	253,017
Changes in:
Prepaid expenses and other assets	157,745	(138,119)	147,929
Income taxes payable/refundable	326,287	(390,000)	(435,000)
Accrued expenses	55,519	8,723	9,058
Net cash provided by (used in) operating activities	(120,222)	2,813,470	5,657,369

Cash Flows From Financing Activities
Proceeds from issuance of common stock	15,814,312	-	-
Stock options exercised	210,870	9,408	12,388
Cash dividends paid on common and preferred stock	(844,786)	(600,000)	(744,444)
Treasury stock purchased	-	(106,636)	(25,736)
Repayment of advances from subsidiary	-	27,695	500
Repurchase of stock warrants	-	(2,003,250)	-
Redemption of preferred stock	(12,000,000)	-	(5,000,000)
Net cash provided by (used in) financing activities	3,180,396	(2,672,783)	(5,757,292)

Increase (Decrease) in cash	3,060,174	140,687	(99,923)

Cash, beginning of year	822,196	681,509	781,432

Cash, end of year	$3,882,370	$822,196	$681,509

Guaranty Federal Bancshares, Inc.

Notes to Consolidated Financial Statements

Statements of Comprehensive Income	Years ended December 31,
	2014	2013	2012
NET INCOME	$5,782,696	$5,239,707	$1,943,859
OTHER ITEMS OF COMPREHENSIVE INCOME (LOSS):
Change in unrealized gain (loss) on investment securities available-for-sale, before income taxes	5,718	28,392	8,652
Income tax expense related to other items of comprehensive income	2,117	10,505	3,200
Other comprehensive income	3,601	17,887	5,452
Comprehensive income (loss) of Bank	2,054,226	(3,324,961)	4,089
TOTAL COMPREHENSIVE INCOME	$7,840,523	$1,932,633	$1,953,400

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

Guaranty Federal Bancshares, Inc.

Springfield, Missouri

We have audited the accompanying consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Federal Bancshares, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/BKD, LLP

Springfield, Missouri

March 27, 2015

Guaranty Federal Bancshares, Inc.

2014 Annual Report

Board of Directors	Executive Officers
Guaranty Federal Bancshares, Inc.	Guaranty Federal Bancshares, Inc.
and Guaranty Bank	and Guaranty Bank

Don M. Gibson	Shaun A. Burke
Chairman of the Board	President,
Guaranty Federal Bancshares and	Chief Executive Officer
Guaranty Bank
Carter M. Peters
Shaun A. Burke	Executive Vice President,
President and CEO	Chief Financial Officer
Guaranty Federal Bancshares and
Guaranty Bank	H. Michael Mattson
Executive Vice President,
James R. Batten, CPA	Chief Lending Officer
Management Consultant
Sheri Biser
Kurt D. Hellweg	Executive Vice President,
Chairman and CEO	Chief Credit Officer
International Dehydrated Foods, Inc. and
American Dehydrated Foods, Inc.	Robin Robeson
Executive Vice President,
David T. Moore	Chief Operating Officer
President and CEO
Paul Mueller Company	Vicki Lindsay
Corporate Secretary
Tim Rosenbury, AIA
Executive Vice President and Chairman
Butler, Rosenbury and Partners, Inc.

James L. Sivils, III, JD
CEO, Environmental Works, Inc.

John F. Griesemer
Executive Vice President and COO
Springfield Underground, Inc.